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As filed with the Securities and Exchange Commission on May 16, 2005

Registration No. 333-122704

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
 Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Exelon Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code Number)	23-2990190 (I.R.S. Employer Identification Number)

10 South Dearborn Street
37th Floor
Chicago, Illinois 60680-5379
(312) 394-7398
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Randall E. Mehrberg, Esq.
Exelon Corporation
10 South Dearborn Street
37th Floor
Chicago, Illinois 60680-5379
(312) 394-7398
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Thomas A. Cole, Esq. Carol M. Lind, Esq. Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	R. Edwin Selover, Esq. Public Service Enterprise Group Incorporated 80 Park Plaza P.O. Box 1171 Newark, New Jersey 07101-1171 (973) 430-7000	David P. Falck, Esq. Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, New York 10036 (212) 858-1000

        Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective and after the conditions to the completion of the proposed transaction described in the joint proxy statement/prospectus have been satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED MAY 16, 2005

MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

        On behalf of the boards of directors and management of both Exelon Corporation and Public Service Enterprise Group Incorporated, we are pleased to deliver our joint proxy statement/prospectus for the merger involving Exelon and PSEG. We believe this merger will create a strong combined company that will deliver important benefits to our shareholders, to our customers and to the communities we serve.

        If the merger is completed, PSEG shareholders will receive 1.225 shares of Exelon common stock for each share of PSEG common stock held. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger. Based on the closing price of Exelon common stock on the New York Stock Exchange on December 15, 2004, the last full trading day prior to a significant increase in trading volume from the average trading volume of Exelon and PSEG common stock and inquiries from The Wall Street Journal regarding whether Exelon and PSEG were in advanced merger discussions, the exchange ratio represented approximately $53.14 in value for each share of PSEG common stock. Based on the closing price of Exelon common stock on the New York Stock Exchange on December 16, 2004, the last full trading day prior to the publication of news articles reporting that Exelon and PSEG were in advanced merger discussions, the exchange ratio represented approximately $52.19 in value for each share of PSEG common stock. Based on the closing price of Exelon common stock on the New York Stock Exchange on December 17, 2004, the last full trading day prior to our public announcement of the merger, the exchange ratio represented approximately $51.28 in value for each share of PSEG common stock. Based on the closing price of Exelon common stock on the New York Stock Exchange on [    •    ], 2005, of $[    •    ], the exchange ratio represented approximately $[    •    ] in value for each share of PSEG common stock. The value of the consideration to be received by PSEG shareholders will fluctuate with changes in the price of Exelon common stock. We urge you to obtain current market quotations for Exelon and PSEG common stock.

        Exelon shareholders will continue to own their existing Exelon shares. We estimate that Exelon may issue up to approximately [    •    ] million shares of Exelon common stock to PSEG shareholders as contemplated by the merger agreement, which includes approximately [    •    ] million shares of Exelon common stock issuable pursuant to PSEG stock options to be assumed by Exelon and substituted with options to purchase Exelon common stock. Upon completion of the merger, Exelon's shareholders immediately prior to the merger will own approximately [    •    ]% of Exelon's outstanding common stock on a fully diluted basis and former PSEG shareholders will own approximately [    •    ]% of Exelon's outstanding common stock on a fully diluted basis. Upon completion of the merger, Exelon will change its name from Exelon Corporation to Exelon Electric & Gas Corporation. Exelon common stock will continue to be listed on the New York Stock Exchange.

        For a discussion of the United States federal income tax consequences of the merger, see "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page [    •    ] of this joint proxy statement/prospectus.

        We urge you to read this joint proxy statement/prospectus, which includes important information about the merger and our annual meetings. In particular, see the section titled "Risk Factors" on pages 21 through 34 of this joint proxy statement/prospectus which contains a description of the risks that you should consider in evaluating the merger.

        Exelon asks that, in addition to the other matters to be considered at the Exelon annual meeting, Exelon shareholders approve the issuance of shares of Exelon common stock as contemplated by the merger agreement. Exelon's annual meeting will be held at the following time and place:

        [    •    ], 2005
[    •    ] local time
[Location TBD]

        Exelon's board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger, including the issuance of shares of Exelon common stock as contemplated by the merger agreement, is advisable, fair to and in the best interests of Exelon and its shareholders and unanimously recommends that Exelon shareholders vote FOR the proposal to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement.

        PSEG asks that, in addition to the other matters to be considered at the PSEG annual meeting, PSEG shareholders approve the merger agreement and thereby approve the merger. PSEG's annual meeting will be held at the following time and place:

        [    •    ], 2005
[    •    ] local time
[Location TBD]

        PSEG's board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger is advisable, fair to and in the best interests of PSEG and its shareholders and unanimously recommends that PSEG shareholders vote FOR the proposal to approve the merger agreement and thereby approve the merger.

        We cannot complete the merger unless the Exelon shareholders approve the issuance of shares of Exelon common stock as contemplated by the merger agreement and the PSEG shareholders approve the merger agreement. Your vote is important.

John W. Rowe Chairman of the Board, President and Chief Executive Officer Exelon Corporation	E. James Ferland Chairman of the Board, President and Chief Executive Officer Public Service Enterprise Group Incorporated

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated [    •    ], 2005 and is first being mailed to Exelon and PSEG shareholders on or about [    •    ], 2005.

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Exelon and PSEG from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of the documents incorporated by reference into this joint proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

• if you are an Exelon shareholder:	• if you are a PSEG shareholder:
Exelon Corporation Exelon Shareholder Services 10 South Dearborn Street, Chicago, IL 60603 (312) 394-2345	Public Service Enterprise Group Incorporated PSEG Investor Relations 80 Park Plaza, 6th Floor Newark, NJ 07101 (973) 430-6565

         If you would like to request documents from PSEG, please do so by [    •    ], 2005, in order to receive them before the PSEG annual meeting. If you would like to request documents from Exelon, please do so by [    •    ], 2005, in order to receive them before the Exelon annual meeting.

        See "Where You Can Find More Information" beginning on page [    •    ] of this joint proxy statement/prospectus.

VOTING BY TELEPHONE, BY THE INTERNET OR BY MAIL

        Exelon shareholders of record may submit their proxies:

  •
  by telephone, by calling the toll-free number (877) 779-8683 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions;

  •
  by accessing the Internet website at www.eproxyvote.com/exc and following the instructions on the website; or

  •
  by mail, by indicating your voting preference on the proposals on each proxy card you receive, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

        PSEG shareholders of record may submit their proxies:

  •
  by telephone, by calling the toll-free number (866) 242-0618 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions;

  •
  by accessing the Internet website at www.proxyvotenow.com/pseg and following the instructions on the website; or

  •
  by mail, by indicating your voting preference on the proposals on each proxy card you receive, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

        If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other recordholder to see which options are available to you.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF EXELON CORPORATION

TO THE SHAREHOLDERS OF EXELON CORPORATION:

        Exelon will hold the annual meeting of Exelon shareholders on [    •    ], 2005, at [    •    ] local time, at [    •    ].

        The purpose of the annual meeting is to consider and take action on the following:

        1.     A proposal to approve the issuance of shares of Exelon common stock as contemplated by the Agreement and Plan of Merger, dated as of December 20, 2004, between Exelon Corporation and Public Service Enterprise Group Incorporated. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. In the merger, each share of PSEG common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 1.225 shares of Exelon common stock.

        2.     The election of five Class II directors: Edward A. Brennan, Bruce DeMars, Nelson A. Diaz, John W. Rowe and Ronald Rubin, each for a term of three years.

        3.     A proposal to approve an amendment to Exelon's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Exelon common stock from 1,200,000,000 to 2,000,000,000.

        4.     A proposal to ratify PricewaterhouseCoopers LLP as Exelon's independent accountants for the year 2005.

        5.     A proposal to approve the Exelon Corporation 2006 Long-Term Incentive Plan.

        6.     A proposal to approve the Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries.

        7.     Any proposal of the Exelon board of directors to adjourn or postpone the annual meeting.

        8.     Any other business that properly comes before the annual meeting and any adjournment or postponement thereof.

        Shareholders of record of Exelon common stock at the close of business on [    •    ], 2005 will be entitled to vote at the annual meeting and any adjournment or postponement of that meeting. As of the record date, there were [    •    ] shares of Exelon common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

        You are cordially invited to attend the meeting; however, whether or not you expect to attend in person, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope.

        If you plan on attending the annual meeting, please bring your admission ticket and a photo ID along with you. The portion of your proxy card marked "Admission Ticket" or voting instruction form will serve as your admission ticket.

        Your board of directors unanimously recommends that you vote for the proposal to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement, which is described in detail in the joint proxy statement/prospectus accompanying this notice, and for proposals two through seven in this notice.

By Order of the Board of Directors

Katherine K. Combs
Vice President, Corporate Secretary
and Deputy General Counsel

  YOUR VOTE IS IMPORTANT

          WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (877) 779-8683, (2) ACCESSING THE INTERNET WEBSITE AT www.eproxyvote.com/exc OR (3) COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

Public Service Enterprise Group Incorporated
80 Park Plaza, P.O. Box 1171
Newark, New Jersey 07101-1171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

TO THE SHAREHOLDERS OF PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED:

        PSEG will hold the annual meeting of PSEG shareholders on [    •    ], 2005, at [    •    ] local time, at [    •    ].

        The purpose of the annual meeting is to consider and take action on the following:

        1.     A proposal to approve the Agreement and Plan of Merger, dated as of December 20, 2004, between Exelon Corporation and Public Service Enterprise Group Incorporated. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. In the merger, each share of PSEG common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 1.225 shares of Exelon common stock.

        2.     To elect three members of Class III of the PSEG board of directors: Conrad K. Harper, Shirley Ann Jackson and Thomas A. Renyi.

        3.     To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as PSEG's independent auditor for the year 2005.

        4.     To consider and act upon any proposal by the PSEG board of directors to adjourn or postpone the PSEG annual meeting.

        5.     To consider and act upon a shareholder proposal related to executive compensation, if presented at the meeting.

        6.     Any other business that properly comes before the annual meeting and any adjournment or postponement thereof.

        Shareholders of record of PSEG common stock at the close of business on [    •    ], 2005 will be entitled to vote at the annual meeting and any adjournment or postponement of that meeting. As of the record date, there were [    •    ] shares of PSEG common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting, except for the proposal relating to the election of directors, on which PSEG shareholders are entitled to cumulative voting.

        You are cordially invited to attend the meeting; however, whether or not you expect to attend in person, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope.

        If you plan on attending the annual meeting, please bring your admission ticket and a photo ID along with you. The portion of your proxy card marked "Admission Ticket" or voting instruction form will serve as your admission ticket.

        Your board of directors unanimously recommends that you vote for the proposal to approve the merger agreement and thereby approve the merger, which is described in detail in the joint proxy statement/prospectus accompanying this notice, and for proposals two through four in this notice and against proposal five in this notice.

By Order of the Board of Directors EDWARD J. BIGGINS, JR. Secretary

  YOUR VOTE IS IMPORTANT

          WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (866) 242-0618, (2) ACCESSING THE INTERNET WEBSITE AT www.proxyvotenow.com/pseg OR (3) COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

          PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

i

CHAPTER THREE—EXELON PROPOSAL 1 AND PSEG PROPOSAL 1: THE MERGER	49
General	49
Exelon's Proposal	49
PSEG's Proposal	49
Background of the Merger	49
Recommendation of Exelon Board; Exelon's Reasons for the Merger	57
Recommendation of PSEG Board; PSEG's Reasons for the Merger	62
Opinions of Financial Advisors	66
Forward-Looking Financial Information	91
Estimated Potential Synergies Attributable to the Merger	96
Board of Directors and Management Following Completion of the Merger	97
Interests of PSEG's Directors and Executive Officers in the Merger	99
Certain Relationships Between Exelon and PSEG; Operating Services Contract	108
Accounting Treatment	109
Material United States Federal Income Tax Consequences of the Merger	109
Regulatory Matters Relating to the Merger	111
Corporate Restructuring	116
Appraisal Rights	116
Federal Securities Laws Consequences; Stock Transfer Restriction Agreements	116
Listing on the New York Stock Exchange; Delisting and Deregistration of PSEG Common Stock	117
THE MERGER AGREEMENT	118
General	118
Closing Matters	118
Consideration to be Received Pursuant to the Merger; Treatment of Stock Options and PSEG Equity-Based Awards	118
Exchange of Certificates Pursuant to the Merger	119
Fractional Shares	120
Listing of Exelon Stock	120
Covenants	120
Other Covenants and Agreements	129
Representations and Warranties	131
Conditions	133
Termination of Merger Agreement	135
Amendments, Extensions and Waivers	138
PRO FORMA FINANCIAL INFORMATION	139
Exelon Unaudited Pro Forma Condensed Consolidated Financial Statements	139
Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements	145
COMPARISON OF EXELON/PSEG SHAREHOLDER RIGHTS	157
DESCRIPTION OF EXELON CAPITAL STOCK	171
Authorized Capital Stock	171
Exelon Common Stock	171

ii

Exelon Preferred Stock	171
Transfer Agent and Registrar	171
CHAPTER FOUR—OTHER MATTERS TO BE CONSIDERED AT THE EXELON ANNUAL MEETING	172
EXELON PROPOSAL 2: ELECTION OF DIRECTORS	172
EXELON PROPOSAL 3: AMENDMENT TO EXELON CORPORATION'S AMENDED AND RESTATED ARTICLES OF INCORPORATION	202
EXELON PROPOSAL 4: RATIFICATION OF PRICEWATERHOUSECOOPERS AS EXELON'S INDEPENDENT ACCOUNTANTS FOR 2005	203
EXELON PROPOSAL 5: APPROVAL OF EXELON CORPORATION 2006 LONG-TERM INCENTIVE PLAN	205
EXELON PROPOSAL 6: APPROVAL OF EXELON CORPORATION EMPLOYEE STOCK PURCHASE PLAN FOR UNINCORPORATED SUBSIDIARIES	212
CHAPTER FIVE—OTHER MATTERS TO BE CONSIDERED AT THE PSEG ANNUAL MEETING	215
PSEG PROPOSAL 2: ELECTION OF DIRECTORS	215
PSEG PROPOSAL 3: RATIFICATION OF DELOITTE & TOUCHE LLP	236
PSEG PROPOSAL 4: SHAREHOLDER PROPOSAL	237
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS	240
Exelon	240
PSEG	240
LEGAL MATTERS	241
EXPERTS	241
WHERE YOU CAN FIND MORE INFORMATION	242
Annex A—Agreement and Plan of Merger
Annex B—Opinion of J.P. Morgan Securities Inc.
Annex C—Opinion of Lehman Brothers Inc.
Annex D—Opinion of Morgan Stanley & Co. Incorporated
Annex E—Form of Amendment to Exelon Corporation's Amended and Restated Articles of Incorporation
Annex F—Form of Exelon Corporation's Amended and Restated By-laws
Annex G—Exelon Corporation Audit Committee Charter
Annex H—Exelon Corporation 2006 Long-Term Incentive Plan
Annex I—Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries

iii

CHAPTER ONE
THE INTRODUCTION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETINGS

Q:
Why am I receiving this document?

A:
We are delivering this document to you because it is serving as both a joint proxy statement of Exelon and PSEG and a prospectus of Exelon. It is a joint proxy statement because it is being used by our boards of directors to solicit proxies of our shareholders. It is a prospectus because Exelon is offering shares of its common stock in exchange for shares of PSEG common stock if the merger is completed.

Q:
What do I need to do now?

A:
After you carefully read this joint proxy statement/prospectus, please respond by submitting your proxy by telephone or the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope, as soon as possible, so that your shares may be represented at your annual meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card even if you currently plan to attend your annual meeting in person.

Q:
Why is my vote important?

A:
Exelon shareholders are being asked to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement and to take action on the other proposals in the Exelon notice. PSEG shareholders are being asked to approve the merger agreement and thereby approve the merger and to take action on the other proposals in the PSEG notice. If you do not submit your proxy by telephone or the Internet, or return your signed proxy card(s) by mail or vote in person at your annual meeting, it will be more difficult for Exelon and PSEG to obtain the necessary quorum to hold their respective annual meetings.

Q:
How will my proxy be voted?

A:
If you vote by telephone or by the Internet or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions.

  If you are an Exelon shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the proposal to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement, FOR the proposal to elect the directors named in the director proposal, FOR the proposal to approve the amendment to Exelon's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Exelon common stock, FOR the proposal to ratify PricewaterhouseCoopers LLP as Exelon's independent accountants, FOR the proposal to approve the Exelon Corporation 2006 Long-Term Incentive Plan, FOR the proposal to approve the Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries and FOR any proposal by the Exelon board of directors to adjourn or postpone the annual meeting, if necessary.

  If you are a PSEG shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the proposal to approve the merger agreement, FOR the proposal to elect the directors named in the director proposal, FOR the proposal to ratify Deloitte & Touche LLP as PSEG's independent auditor, FOR any proposal by the PSEG board of directors to adjourn or postpone the annual meeting, if necessary, and AGAINST the shareholder proposal.

Q:
May I vote in person?

A:
Yes. If you are a shareholder of record of Exelon common stock as of [    •    ], 2005 or of PSEG common stock as of [    •    ], 2005, you may attend your annual meeting and vote your shares in person, instead of submitting your proxy by telephone or by the Internet or returning your signed proxy card(s).

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
If you are an Exelon shareholder whose shares are held in "street name" by your broker, you must provide your broker with instructions on how to vote your shares; otherwise, your broker will not vote your shares on the proposal to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement, the proposal to approve the Exelon Corporation 2006 Long-Term Incentive Plan or the proposal to approve the Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries.

  If you are a PSEG shareholder whose shares are held in "street name" by your broker, you must provide your broker with instructions on how to vote your shares; otherwise, your broker will not vote your shares on the proposal to approve the merger agreement or the shareholder proposal.

  You should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:
What if I fail to instruct my broker?

A:
If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker "non-vote" will, in the circumstances described under "Chapter Two—Information About the Annual Meetings and Voting," be counted toward a quorum at your annual meeting but will not be counted in determining the number of votes cast with respect to a proposal.

Q:
Who will count the vote?

A:
For the Exelon proposals, representatives of Equiserve Trust Company, N.A. and Exelon's Office of the Corporate Secretary will count the votes and serve as judges of election.

  For the PSEG proposals, representatives of Corporate Election Services, Inc. will count the vote and serve as inspectors of election.

Q:
What does it mean if I receive more than one set of materials?

A:
This means you own shares of both Exelon and PSEG or you own shares of Exelon or PSEG that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q:
Can I revoke my proxy and change my vote?

A:
Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at your annual meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•
by entering a new vote by telephone or the Internet;

•
by delivering a written revocation to your company's secretary that is received prior to your annual meeting;

•
by submitting another valid proxy bearing a later date that is received prior to your annual meeting; or

•
by attending your annual meeting and voting your shares in person.

  However, if your shares are held in "street name" through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Q:
When and where are the annual meetings?

A:
The Exelon annual meeting will take place on [    •    ], 2005, at [    •    ] local time, at [    •    ].

  The PSEG annual meeting will take place on [    •    ], 2005, at [    •    ] local time, at [    •    ].

Q:
What must I bring to attend the annual meetings?

A:
Admittance to the annual meetings is limited to shareholders of Exelon or PSEG, as the case may be, who are eligible to vote or their authorized representatives. If you wish to attend your meeting, bring the portion of your proxy which is marked as your "Admission Ticket" or your voting instruction form. Also, be sure to bring a photo ID. Seating is limited.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, Exelon will send PSEG shareholders written instructions for exchanging their PSEG stock certificates for Exelon stock certificates. Exelon shareholders will keep their existing stock certificates.

Q:
Are there risks I, as an Exelon shareholder, should consider in deciding to vote on the issuance of shares of Exelon common stock as contemplated by the merger agreement or, as a PSEG shareholder, should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the issuance of shares of Exelon common stock as contemplated by the merger agreement, or the merger agreement and the merger, you should carefully read this joint proxy statement/prospectus, including the factors discussed in the section titled "Risk Factors" beginning on page [    •    ] of this joint proxy statement/prospectus.

Q:
Who can answer any questions I may have about the annual meetings or the merger?

A:
Exelon shareholders may call Georgeson Shareholder Communications Inc. at [    •    ].

PSEG shareholders may call Morrow & Co., Inc. at [    •    ].

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus related to the merger and may not contain all of the information that is important to you. To understand the merger and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire joint proxy statement/prospectus and the documents to which this joint proxy statement/prospectus refers you. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page [    •    ] of this joint proxy statement/prospectus.

The Companies Involved in the Merger (see page [    •    ])

Exelon Corporation
10 South Dearborn Street—37th Floor
P.O. Box 805379
Chicago, Illinois 60680-5379
(312) 394-7398
Internet address: www.exeloncorp.com

        Exelon Corporation, a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, through its subsidiaries, operates in two business segments—Energy Delivery and Generation as of January 1, 2005. Prior to January 1, 2005, Exelon operated in a third business segment, Enterprises. In addition to Exelon's two business segments, Exelon Business Services Company, a subsidiary of Exelon, provides Exelon and its subsidiaries with financial, human resource, legal, information technology, supply management and corporate governance services. Exelon was incorporated in Pennsylvania in February 1999.

Public Service Enterprise Group Incorporated
80 Park Plaza
P.O. Box 1171
Newark, New Jersey 07101-1171
(973) 430-7000
Internet address: www.pseg.com

        Public Service Enterprise Group Incorporated is an exempt public utility holding company under PUHCA. PSEG has three principal direct wholly-owned subsidiaries engaged in the transmission and distribution of electric energy and gas in New Jersey; wholesale supply; and power production and distribution in selected domestic and international markets. In addition, PSEG Services provides management and administrative services to PSEG and its subsidiaries. PSEG was incorporated under the laws of the State of New Jersey in 1985.

The Merger (see page [    •    ])

        Under the terms of the merger, PSEG will merge with and into Exelon with Exelon continuing as the surviving corporation. Upon completion of the merger, Exelon will change its name to Exelon Electric & Gas Corporation.

        The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and fully to understand the rights and obligations of Exelon and PSEG under the merger agreement, as it is the legal document that governs the merger.

PSEG Shareholders Will Receive 1.225 Shares of Exelon Common Stock for Each Share of PSEG Common Stock (see page [    •    ])

        Subject to the terms and conditions of the merger agreement, upon completion of the merger, PSEG shareholders will receive 1.225 shares of Exelon common stock for each share of PSEG common stock they hold. Exelon will not issue fractional shares pursuant to the merger. As a result, the total number of shares of Exelon common stock that each PSEG shareholder would otherwise receive pursuant to the merger will be rounded down to the nearest whole number, and each PSEG shareholder will receive such whole number of shares of Exelon common stock and a cash payment for the remaining fraction of a share of Exelon common stock that such shareholder would otherwise receive, if any, based on the last reported sale price per share of Exelon common stock at the close of business on the closing date of the merger, rounded down to the nearest cent.

        Example: If you own 137 shares of PSEG common stock when the merger is completed, you will be entitled to receive 167 shares of Exelon common stock and a check for the market value of 0.83 shares of Exelon common stock at the close of business on the closing date of the merger.

Each Outstanding Option to Purchase PSEG Common Stock and Each PSEG Equity-Based Award Will be Substituted with an Option to Purchase Shares of Exelon Common Stock or an Exelon Equity-Based Award at the Exchange Ratio and All Restrictions on PSEG Equity-Based Awards Will Be Assigned to Exelon (see page [    •    ])

        Upon completion of the merger, each outstanding option to purchase shares of PSEG common stock will be assumed by Exelon and substituted with an option to purchase shares of Exelon common stock, exercisable on generally the same terms and conditions that applied before the merger. The number of shares of Exelon common stock subject to the substitute Exelon stock option will equal the number of shares of PSEG common stock subject to the PSEG stock option immediately prior to completion of the merger, multiplied by the exchange ratio, rounded down to the nearest whole share. The per share exercise price of each substitute Exelon stock option will equal the exercise price of the PSEG stock option immediately prior to completion of the merger divided by the exchange ratio, rounded up to the nearest whole cent. In addition, upon completion of the merger, Exelon will assume all PSEG equity-based awards and substitute them with equity-based awards with respect to shares of Exelon common stock on generally the same terms and conditions that applied before completion of the merger. The number of shares of Exelon common stock issuable under those awards, and the exercise prices for those awards, will be adjusted to take into account the exchange ratio.

        Upon completion of the merger, all restrictions on PSEG equity-based awards immediately prior to completion of the merger, including all repurchase and forfeiture rights, will be assigned to Exelon, and, subject to any acceleration, lapse or other vesting occurring by operation of the merger, those PSEG equity-based awards will continue to be unvested and subject to the same restrictions which applied immediately prior to completion of the merger.

The Exchange Ratio is Fixed and Will Not Be Adjusted in Response to Changes in Our Stock Prices (see page [    •    ])

        The exchange ratio is fixed in the merger agreement and neither Exelon nor PSEG has the right to terminate the merger agreement based solely on changes in either party's stock price. The market value of the Exelon common stock that PSEG shareholders receive in the merger may fluctuate significantly from its current value.

        The table below shows the closing prices of Exelon and PSEG common stock, which are listed on the New York Stock Exchange under the trading symbols "EXC" and "PEG," respectively, and the pro forma "equivalent stock price" at the close of the regular trading session on:

  •
  December 15, 2004, the last full trading day prior to a significant increase in trading volume from the average trading volume of Exelon and PSEG common stock and inquiries from The Wall Street Journal regarding whether Exelon and PSEG were in advanced merger discussions;

  •
  December 16, 2004, the last full trading day prior to the publication of news articles reporting that Exelon and PSEG were in advanced merger discussions;

  •
  December 17, 2004, the last full trading day prior to our public announcement of the merger; and

  •
  [    •    ], 2005, the most recent trading day for which that information was available prior to the mailing of this joint proxy statement/prospectus.

        The "equivalent stock price" of shares of PSEG common stock represents the closing price per share of Exelon common stock on the New York Stock Exchange as of the applicable date, multiplied by the exchange ratio of 1.225.

	Exelon Common Stock Closing Price		PSEG Common Stock Closing Price		PSEG Equivalent Stock Price
December 15, 2004		$43.38		$44.58		$53.14
December 16, 2004		$42.60		$45.61		$52.19
December 17, 2004		$41.86		$47.27		$51.28
[ • ], 2005	$	[ • ]	$	[ • ]	$	[ • ]

        The value of the consideration to be received by PSEG shareholders will fluctuate with changes in the price of Exelon common stock. You are urged to obtain current market quotations for shares of both companies.

Exelon and PSEG Expect to Continue Their Respective Stated Dividend Policies Until Completion of the Merger; Exelon has Agreed, Subject to Specified Limitations, to Increase its Dividend Following Completion of the Merger to Equal PSEG's Dividend on an Exchange Ratio Adjusted Basis

        The merger agreement permits each of us to continue to pay regular dividends to our respective shareholders in accordance with our previously announced dividend policies. Exelon has previously indicated it expects to maintain a dividend payout policy of 50% to 60% of earnings. On April 27, 2005, Exelon declared a second quarter dividend for 2005 of $0.40 per share. On January 18, 2005, PSEG increased its first quarter dividend for 2005 to $0.56 per share from $0.55 per share, for an indicated annual dividend increase of $0.04 per share for the year 2005. On April 19, 2005, PSEG declared a second quarter dividend for 2005 of $0.56 per share. For the year 2006, PSEG will continue to evaluate its dividend payment and consider modest increases.

        We have agreed to coordinate dividend declarations and the related record dates and payment dates so that our shareholders will not receive two dividends, or fail to receive one dividend, for any single calendar quarter. Accordingly, prior to completion of the merger, we may coordinate and amend our record dates and payment dates in order to effect this policy.

        In addition, the merger agreement provides that, subject to applicable law and the fiduciary duties of its board of directors, Exelon will increase its first quarterly dividend paid after completion of the merger to an amount equal, on an exchange ratio adjusted basis, to the dividend PSEG shareholders received in the quarter immediately prior to completion of the merger, up to a maximum of $0.47 per share of Exelon common stock. The lesser of $0.47 and the amount required to equal PSEG's dividend on an exchange ratio adjusted basis is referred to in this joint proxy statement/prospectus as the "threshold amount." If the first quarterly dividend to be paid by Exelon after completion of the merger will be less than the threshold amount, PSEG may make a one time special cash dividend to its shareholders equal to the amount of the difference between the dividend Exelon has informed PSEG it will pay and the threshold amount, on an exchange ratio adjusted basis.

PSEG Shareholders Generally Will Not Recognize Any Gain or Loss for United States Federal Income Tax Purposes Upon the Exchange of Their Shares of PSEG Common Stock for Shares of Exelon Common Stock in the Merger, Except that Gain or Loss Will Be Recognized on the Receipt of Cash in Lieu of a Fractional Share of Exelon Common Stock (see page [    •    ])

        A holder of shares of PSEG common stock generally will not recognize any gain or loss upon the exchange of the holder's shares of PSEG common stock for shares of Exelon common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of Exelon common stock. You should read carefully the discussion under the heading "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page [    •    ] of this joint proxy statement/prospectus.

        Holders of shares of PSEG common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in light of their particular circumstances.

Exelon's Financial Advisors Delivered their Opinions to the Exelon Board of Directors to the Effect that, as of December 20, 2004, the Exchange Ratio in the Merger Was Fair, from a Financial Point of View, to Exelon (see page [    •    ])

        Each of Exelon's financial advisors, J.P. Morgan Securities Inc. and Lehman Brothers Inc., has delivered its opinion dated as of December 20, 2004 to the Exelon board of directors that, as of that date, based upon and subject to the assumptions, qualifications and limitations set forth in their respective opinions, the exchange ratio in the merger was fair, from a financial point of view, to Exelon. The full text of the opinions of JPMorgan and Lehman Brothers are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus. Exelon urges its shareholders to read the opinions in their entirety. Each of JPMorgan and Lehman Brothers has provided its opinion for the information and assistance of the Exelon board of directors in connection with its consideration of the merger agreement, the issuance of shares of Exelon common stock as contemplated by the merger agreement and the merger, and the opinions do not constitute a recommendation as to how any holder of Exelon common stock should vote with respect to the issuance of shares of Exelon common stock as contemplated by the merger agreement.

        The opinion of each of JPMorgan and Lehman Brothers will not reflect any developments that may occur or may have occurred after the date of the opinions and prior to completion of the merger.

        Pursuant to an engagement letter dated October 26, 2004, Exelon has agreed to pay JPMorgan a fee of $15 million in consideration for its services as financial advisor, $5 million of which was paid following the public announcement of the execution of the merger agreement, $5 million of which is payable upon approval of the issuance of shares of Exelon common stock as contemplated by the merger agreement by Exelon shareholders and $5 million of which is payable upon completion of the merger. Pursuant to an engagement letter dated November 5, 2004, Exelon has agreed to pay Lehman Brothers a fee of $15 million in consideration for its services as financial advisor, $5 million of which was paid following the public announcement of the execution of the merger agreement, $5 million of which is payable upon approval of the issuance of shares of Exelon common stock as contemplated by the merger agreement by Exelon shareholders and $5 million of which is payable upon completion of the merger.

PSEG's Financial Advisor Delivered its Opinion to the PSEG Board of Directors to the Effect that, as of December 20, 2004, the Exchange Ratio Under the Merger Agreement Was Fair, from a Financial Point of View, to the Holders of PSEG Common Stock (see page [    •    ])

        PSEG's financial advisor, Morgan Stanley & Co. Incorporated, has delivered its opinion dated as of December 20, 2004 to the PSEG board of directors that, as of that date, based upon and subject to the assumptions, qualifications and limitations discussed in its opinion, the exchange ratio under the merger agreement was fair, from a financial point of view, to the holders of PSEG common stock. The full text of Morgan Stanley's opinion is attached as Annex D to this joint proxy statement/prospectus. PSEG urges its shareholders to read that opinion in its entirety. Morgan Stanley provided its opinion for the information and assistance of the PSEG board of directors in connection with its consideration of the merger agreement and the merger, and the opinion does not constitute a recommendation as to how any holder of PSEG common stock should vote with respect to the merger agreement.

        The opinion of Morgan Stanley will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to completion of the merger.

        Pursuant to an engagement letter dated November 8, 2004, PSEG has agreed to pay Morgan Stanley a fee of $20 million in consideration for its services as financial advisor, $5 million of which was paid following the public announcement of the execution of the merger agreement, $5 million of which is payable upon PSEG shareholder approval of the merger agreement and $10 million of which is payable upon completion of the merger.

Both Exelon and PSEG Shareholder Approvals Will Be Required to Complete the Merger (see page [    •    ])

For Exelon Shareholders:

        Approval of the proposal to issue shares of Exelon common stock as contemplated by the merger agreement requires the affirmative vote of at least a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote on the issuance of shares of Exelon common stock as contemplated by the merger agreement as long as a quorum, which is the presence of holders of shares of Exelon common stock outstanding and entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the matter, is present in person or by proxy and the total votes cast on the proposal represents at least a majority of the shares of Exelon common stock entitled to vote. Approval of the proposal to issue shares of Exelon common stock as contemplated by the merger agreement is a condition to completion of the merger.

        Because the holders of Exelon common stock immediately prior to completion of the merger will own a majority of the shares of Exelon common stock outstanding immediately following completion of the merger, a separate vote by the holders of Exelon common stock on the merger agreement or the merger itself is not required under Pennsylvania law.

        On [    •    ], 2005, which is the record date for determining those Exelon shareholders who are entitled to vote at the Exelon annual meeting, directors and executive officers of Exelon and their affiliates beneficially owned and had the right to vote [    •    ] shares of Exelon common stock, representing approximately [    •    ]% of the shares of Exelon common stock outstanding on the record date. To Exelon's knowledge, directors and executive officers of Exelon and their affiliates intend to vote their shares of common stock in favor of the proposal to issue shares of Exelon common stock as contemplated by the merger agreement, although none of them has entered into any agreement requiring them to do so.

For PSEG Shareholders:

        Approval of the merger agreement requires the affirmative vote of at least a majority of the votes cast by holders of shares of PSEG common stock present in person or by proxy and entitled to vote on the approval of the merger agreement as long as a quorum, which is a majority of the shares of PSEG common stock outstanding, is present in person or by proxy.

        On [    •    ], 2005, which is the record date for determining those PSEG shareholders who are entitled to vote at the PSEG annual meeting, directors and executive officers of PSEG and their affiliates beneficially owned and had the right to vote [    •    ] shares of PSEG common stock, or approximately [    •    ]% of the outstanding shares of PSEG common stock outstanding on the record date. To PSEG's knowledge, directors and executive officers of PSEG and their affiliates intend to vote their shares of common stock in favor of the approval of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Recommendations of Exelon and PSEG to Shareholders (see pages [    •    ] and [    •    ])

To Exelon Shareholders:

        The Exelon board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger, including the issuance of shares of Exelon common stock as contemplated by the merger agreement, is advisable, fair to and in the best interests of Exelon and its shareholders and unanimously recommends that Exelon shareholders vote FOR the proposal to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement.

To PSEG Shareholders:

        The PSEG board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger is advisable, fair to and in the best interests of PSEG and its shareholders and unanimously recommends that PSEG shareholders vote FOR the proposal to approve the merger agreement and thereby approve the merger.

Completion of the Merger is Subject to Regulatory Clearance (see page [    •    ])

        To complete the merger, we must receive approval from and/or make filings with various federal and state regulatory authorities. At the federal level, these approvals include the approval of the Securities and Exchange Commission under PUHCA, the Federal Energy Regulatory Commission under the Federal Power Act and the Nuclear Regulatory Commission under the Atomic Energy Act. In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger cannot be completed until we have made required notifications and given certain information and materials to the Antitrust Division of the United States Department of Justice and until specified waiting period requirements have expired. At the state level, among other required approvals, the New Jersey Board of Public Utilities and the Pennsylvania Public Utility Commission must review and approve the merger and the New York Public Service Commission must approve the indirect transfer of the ownership interest of a subsidiary of PSEG Power that has generation assets located in the State of New York. The Illinois Commerce Commission has been notified of the merger and it has informed Exelon and PSEG that it does not have jurisdiction over the merger and thus its approval is not required. See "The Merger—Regulatory Matters Relating to the Merger" beginning on page [    •    ] of this joint proxy statement/prospectus for a discussion of the status of the regulatory approval process.

Exelon's Amended and Restated By-Laws Will Be Amended and Restated Following Completion of the Merger to, Among Other Things, Provide for Certain Governance Arrangements During a Transition Period Beginning Upon Completion of the Merger and Ending Three Years Following Completion of the Merger (see page [    •    ])

        Exelon has agreed to amend and restate its Amended and Restated By-laws to, among other things, provide for certain arrangements relating to its board of directors and management during a transition period beginning upon completion of the merger and ending three years following completion of the merger, including the following:

  •
  upon completion of the merger, the Exelon board of directors will consist of 18 members, 12 of whom will be continuing Exelon directors and six of whom will be former PSEG directors;

  •
  Mr. E. James Ferland, the current Chairman, President and Chief Executive Officer of PSEG, will serve as non-executive Chairman of the Exelon board of directors until the earlier of (1) March 31, 2007, his announced date of retirement, and (2) the date on which Mr. Ferland no longer serves as a director of Exelon, at which time the Chief Executive Officer of Exelon will be appointed as Chairman of the Exelon board of directors and continue in such role for the duration of the transition period and thereafter as determined by the Exelon board of directors; and

  •
  for at least the transition period, Mr. John W. Rowe, the current Chairman, President and Chief Executive Officer of Exelon, will continue to serve as the President and Chief Executive Officer of Exelon in charge of general supervision over the business and operations of Exelon.

        A copy of the form of Amended and Restated By-laws of Exelon is attached as Annex F to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

PSEG Executive Officers and Directors Have Interests in the Merger that May Be Different from, or in Addition to, the Interests of the PSEG shareholders (see page [    •    ])

        When PSEG shareholders consider their board of directors' recommendation that they vote in favor of the approval of the merger agreement, PSEG shareholders should be aware that PSEG executive officers and directors may have interests in the merger that are different from, or in addition to, PSEG shareholders' interests. Those interests include, among other things, the accelerated vesting of PSEG equity-based awards, increased severance benefits under specified circumstances and the appointment of six of the PSEG directors to the Exelon board of directors.

        As a result, the directors and officers of PSEG may be more likely to recommend the approval of the merger agreement than if they did not have these interests.

Completion of the Merger is Subject to the Satisfaction of a Number of Conditions (see page [    •    ])

        Completion of the merger depends upon the satisfaction of a number of conditions, including the following:

  •
  approval of the merger agreement by the PSEG shareholders and approval by the Exelon shareholders of the issuance of shares of Exelon common stock as contemplated by the merger agreement;

  •
  authorization for listing by the New York Stock Exchange of the shares of Exelon common stock issuable pursuant to the merger agreement, subject to official notice of issuance;

  •
  expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  receipt of "final orders" for the "required statutory approvals" and the absence from such orders of any "burdensome order," which term includes, among other things, any order requiring either party to divest any nuclear assets (see "The Merger Agreement—Covenants" beginning on page [    •    ] of this joint proxy statement/prospectus for a discussion of these terms);

  •
  receipt of all other required government and regulatory consents, registrations, approvals and permits and authorizations, except for those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on PSEG or on Exelon (assuming the merger had taken place);

  •
  receipt of all required consents or approvals from third parties, except for those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on PSEG or on Exelon (assuming the merger had taken place);

  •
  absence of any law, judgment, injunction or other order by a governmental authority prohibiting completion of the merger;

  •
  compliance in all material respects by the parties with their respective obligations under the merger agreement;

  •
  absence of material breaches of the representations and warranties in the merger agreement;

  •
  receipt of opinions of counsel to Exelon and PSEG to the effect that the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  absence of a material adverse effect having occurred to the other party since the date of the merger agreement.

        Other than the conditions to obtain the regulatory approvals required by law and the shareholder approvals, each of Exelon and PSEG may waive any conditions relating to its obligations to complete the merger. However, the parties do not intend to waive the condition relating to the receipt of tax opinions referred to above. If it were determined that the merger would not qualify as a tax-free reorganization and Exelon and PSEG were to waive the condition relating to the receipt of the tax opinions described above, Exelon and PSEG would re-solicit their shareholders' vote on the issuance of the shares of Exelon common stock as contemplated by the merger agreement and approval of the merger agreement, respectively.

How the Merger Agreement May Be Terminated by Exelon and PSEG (see page [    •    ])

        Exelon and PSEG may mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after the PSEG shareholders have approved the merger agreement and the Exelon shareholders have approved the issuance of shares of Exelon common stock as contemplated by the merger agreement.

        In addition, either party could decide, without the consent of the other, to terminate the merger agreement in a number of situations, including:

  •
  if the merger is not completed by June 20, 2006 (which date may be extended by six months by either party if all conditions to closing have been satisfied other than the receipt of approval by the FERC under Section 203 of the Federal Power Act, by the SEC under PUHCA or by any of the New Jersey, New York or Pennsylvania public utility commissions if Exelon and PSEG are reasonably satisfied such state commission is waiting for such FERC or SEC approval to be obtained prior to ruling and such ruling is required for completion of the merger);

  •
  if the required approval of the Exelon or PSEG shareholders is not obtained at the respective shareholder meetings;

  •
  if a nonappealable order has been entered prohibiting the merger or, in connection with the required statutory approvals, an order has been entered that is a burdensome order that is a nonappealable final order;

  •
  if the board of directors of the other party withdraws, qualifies or modifies its declaration, approval or recommendation in a manner adverse to the other party; or

  •
  if the other party breaches its representations, warranties or covenants in the merger agreement, which breach results in a failure of one of the conditions to completion of the merger being satisfied and is not curable or cured.

        The merger agreement may be terminated by PSEG prior to completion of the merger if, prior to the PSEG annual meeting:

  •
  the PSEG board of directors authorizes PSEG, subject to complying with the terms of the merger agreement, to enter into a definitive agreement with a third party concerning a transaction that constitutes a "superior proposal" (see "The Merger Agreement—Covenants—No Solicitation" beginning on page [    •    ] of this joint proxy statement/prospectus for a discussion of this term) and PSEG notifies Exelon in writing that it intends to enter into the agreement;

  •
  Exelon does not make, within five business days of receipt of PSEG's written notification of its intention to enter into a definitive agreement for a superior proposal, an offer that the PSEG board of directors determines, in its reasonable good faith judgment after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of PSEG; and

  •
  prior to or concurrently with the termination of the merger agreement, PSEG pays to Exelon a termination fee of $400 million and Exelon's out-of-pocket expenses up to a maximum of $40 million.

        The merger agreement may also be terminated by PSEG prior to the PSEG annual meeting if Exelon enters into a definitive agreement with respect to a "parent acquisition transaction" (see "The Merger Agreement—Termination of Merger Agreement" beginning on page [    •    ] of this joint proxy statement/prospectus for a discussion of this term) or consummates such a transaction and PSEG notifies Exelon in writing that it is terminating the merger agreement within 10 business days of the earlier to occur of such parent acquisition transaction and the public announcement of the entry into such definitive agreement. If the merger agreement is terminated under this provision, Exelon will be required to pay PSEG a termination fee of $400 million and up to $40 million of PSEG's out-of-pocket expenses.

        The merger agreement may be terminated by Exelon prior to completion of the merger if:

  •
  PSEG's board of directors or a committee thereof recommends to PSEG shareholders a takeover proposal other than the merger;

  •
  a tender offer or exchange offer for 20% or more of the outstanding shares of PSEG capital stock is commenced and PSEG's board of directors fails to recommend against acceptance of such offer within 10 business days after such commencement;

  •
  PSEG breaches in any material respect its obligations under the no-solicitation provisions of the merger agreement; or

  •
  prior to Exelon's annual meeting, Exelon enters into a definitive agreement with respect to a parent acquisition transaction or consummates such a transaction and notifies PSEG in writing that it is terminating the merger agreement within 10 business days from the earlier to occur of such parent acquisition transaction and the public announcement of the entry into such definitive agreement.

Termination Fees and Expenses May Be Payable Under Some Circumstances (see page [    •    ])

        Generally, if the merger agreement is terminated by Exelon in specified circumstances where the PSEG board of directors has withdrawn, qualified or modified its declaration with respect to or its approval or recommendation of the merger agreement and the merger with Exelon in a manner adverse to Exelon, by either party in specified circumstances involving the acquisition of PSEG by another person, or by Exelon upon a material breach by PSEG of the no-solicitation provisions of the merger agreement, PSEG will be required to pay Exelon a termination fee of $400 million and up to $40 million of Exelon's out-of-pocket expenses.

        Generally, if the merger agreement is terminated by PSEG where the Exelon board of directors has withdrawn, qualified or modified its declaration with respect to or its approval or recommendation of the merger agreement, the issuance of shares of Exelon common stock as contemplated by the merger agreement and the merger in a manner adverse to PSEG, Exelon will be required to pay up to $40 million of PSEG's out-of-pocket expenses. If the merger agreement is terminated by PSEG or Exelon where Exelon enters into a definitive agreement with respect to a parent acquisition transaction or consummates such a transaction, Exelon will be required to pay PSEG a termination fee of $400 million and up to $40 million of PSEG's out-of-pocket expenses.

Neither Exelon nor PSEG Shareholders Will Have Appraisal Rights in Connection with the Merger (see page [    •    ])

        Neither Exelon nor PSEG shareholders are entitled to dissenters' appraisal rights in connection with the merger.

Exelon Common Stock Will Be Listed on the New York Stock Exchange (see page [    •    ])

        The shares of Exelon common stock to be issued pursuant to the merger will be listed on the New York Stock Exchange. In addition, Exelon currently intends to list the shares of Exelon common stock issued in the merger on the Chicago Stock Exchange and the Philadelphia Stock Exchange.

The Merger Will Be Accounted for Using the Purchase Method of Accounting (see page [    •    ])

        Exelon will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of PSEG will be recorded, as of completion of the merger, at their respective fair values and added to those of Exelon.

PSEG Shareholders Will Hold Approximately [    •    ]% of the Outstanding Shares of Exelon Common Stock Following Completion of the Merger (see page [    •    ])

        Upon completion of the merger, Exelon will issue up to approximately [    •    ] million shares of Exelon common stock to PSEG shareholders as contemplated by the merger agreement. In addition, approximately [    •    ] million shares of Exelon common stock will be issuable pursuant to PSEG stock options and PSEG equity-based awards to be assumed by Exelon, approximately [    •    ] million of which will vest upon completion of the merger. Immediately following completion of the merger, it is expected that there will be approximately [    •    ] million shares of Exelon common stock issued and outstanding on a fully diluted basis. The shares of Exelon common stock to be issued to PSEG shareholders will represent approximately [    •    ]% of the outstanding Exelon common stock after the merger on a fully diluted basis. This information is based on the number of Exelon and PSEG shares and PSEG equity-based awards and securities convertible into shares of PSEG common stock (PSEG's Participating Units) outstanding on [    •    ], 2005.

Due to Variances Between the State Business Corporation Law of Pennsylvania and New Jersey and Between the Charters and Other Corporate Documents of Exelon and PSEG, Differences Exist Between the Rights of Exelon Shareholders and PSEG Shareholders (see page [    •    ])

        The rights of Exelon and PSEG shareholders under the business corporation law of Pennsylvania and New Jersey, respectively, are different. There are additional differences in the rights of Exelon shareholders and PSEG shareholders as a result of the provisions of the charters, by-laws and other corporate documents of each company. See "Comparison of Exelon/PSEG Shareholder Rights" beginning on page [    •    ] of this joint proxy statement/prospectus.

The Merger and the Performance of the Combined Company are Subject to a Number of Risks (see page [    •    ])

        There are a number of risks relating to the merger and to the businesses of Exelon, PSEG and the combined company following the merger. See "Risk Factors" beginning on page [    •    ] of this joint proxy statement/prospectus for a discussion of these and other risks and see also the documents that we have filed with the SEC and which we have incorporated by reference into this joint proxy statement/prospectus.

Selected Historical Financial Information

        The following selected historical financial information is being provided to assist you in your analysis of the financial aspects of the merger. The Exelon annual historical information is derived from the audited consolidated financial statements of Exelon as of and for each of the years in the five-year period ended December 31, 2004. The PSEG annual historical information is derived from the audited consolidated financial statements of PSEG as of and for each of the years in the five-year period ended December 31, 2004. The information as of and for the three months ended March 31, 2005 and 2004 has been derived from unaudited interim financial statements of Exelon and PSEG, respectively, and, in the opinion of such company's management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period of such company. The information is only a summary and should be read in conjunction with each company's historical consolidated financial statements and related notes contained in the Exelon and PSEG annual reports on Form 10-K for the year ended December 31, 2004 and the quarterly reports on Form 10-Q for the period ended March 31, 2005 and the report on Form 8-K filed by Exelon on May 13, 2005, in which Items 6, 7 and 8 of Exelon's annual report on Form 10-K for the year ended December 31, 2004 were recast, which have been incorporated by reference into this joint proxy statement/prospectus, as well as other information that has been filed with the SEC. See "Where You Can Find More Information" beginning on page [    •    ] of this joint proxy statement/prospectus for information on where you can obtain copies of this information. The historical results included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of Exelon, PSEG or the combined company.

Exelon Selected Historical Financial Information

	As of and for the
	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003(2)	2002	2001	2000(1)
	(unaudited)		(in millions, except per share data)
Statement of Operations Information:
Operating revenues	$3,561	$3,635	$14,133	$15,148	$14,060	$13,978	$7,060
Operating income	931	771	3,499	2,409	3,280	3,406	1,562
Income from continuing operations	507	397	1,870	892	1,690	1,448	606
Income (loss) from discontinued operations	14	(17)	(29)	(99)	(20)	(32)	(44)
Income before cumulative effect of changes in accounting principles	521	380	1,841	793	1,670	1,416	562
Cumulative effect of changes in accounting principles (net of income taxes)	—	32	23	112	(230)	12	24
Net income	521	412	1,864	905	1,440	1,428	586
Income from continuing operations per share of common stock:(4)
Basic	$0.76	$0.60	$2.83	$1.37	$2.62	$2.26	$1.50
Diluted	0.75	0.59	2.79	1.36	2.60	2.24	1.49
Discontinued operations:(4)
Basic	$0.02	$(0.02)	$(0.04)	$(0.15)	$(0.03)	$(0.05)	$(0.11)
Diluted	0.02	(0.02)	(0.04)	(0.15)	(0.03)	(0.05)	(0.11)
Income before cumulative effect of changes in accounting principles per share of common stock:(4)
Basic	$0.78	$0.58	$2.79	$1.22	$2.59	$2.21	$1.40
Diluted	0.77	0.57	2.75	1.21	2.57	2.19	1.38
Net income per share of common stock:(4)
Basic	$0.78	$0.63	$2.82	$1.39	$2.23	$2.23	$1.46
Diluted	0.77	0.62	2.78	1.38	2.22	2.21	1.44
Dividends per common share	0.40	0.275	1.26	0.96	0.88	0.91	0.46
Balance Sheet Information:
Total assets	$42,408		$42,770	$41,936	$37,869	$34,969	$36,674
Long-term debt	10,997		12,148	13,489	13,127	12,879	12,958
Preferred securities of subsidiaries(3)	87		87	87	595	613	630
Shareholders' equity	9,713		9,423	8,503	7,742	8,102	7,215

(1)
Reflects the effects of the merger of Exelon, Unicom Corporation and PECO on October 20, 2000 (the "Unicom Merger"). The Unicom Merger was accounted for using the purchase method of accounting with PECO as the acquiring company. Accordingly, financial results for 2000 consist of PECO's results for 2000 and Unicom results after October 20, 2000.

(2)
2003 results include a pre-tax charge of $945 million ($573 million after-tax) related to the impairment of Exelon's investment in Boston Generating, LLC and a pre-tax charge of $255 million ($166 million after-tax) related to the impairment of Exelon's investment in Sithe Energies, Inc.

(3)
Upon adoption of Financial Accounting Standards Board Interpretation ("FIN") No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN No. 46-R") in 2003, the mandatory redeemable preferred securities of ComEd and PECO were reclassified as long-term debt to financing trusts as of December 31, 2003.

(4)
Per share information for 2000 through 2004 has been adjusted to reflect the 2-for-1 stock split that was distributed to Exelon shareholders on May 5, 2004.

PSEG Selected Historical Financial Information

	As of and for the
	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002(1)		2001	2000
	(unaudited)		(in millions, except per share data)
Statement of Operations Information:
Operating revenues	$3,310	$3,225	$10,996	$11,139	$8,220		$6,883	$6,521
Income from continuing operations	285	271	721	852	405	(1)	766	782
Net income	285	271	726	1,160	235	(1)	764	770
Income from continuing operations per share of common stock:
Basic	$1.20	$1.15	$3.04	$3.73	$1.94	(1)	$3.68	$3.64
Diluted	1.18	1.14	3.03	3.72	1.94	(1)	3.68	3.64
Net income per share of common stock:
Basic	$1.20	$1.15	$3.06	$5.08	$1.13	(1)	$3.67	$3.58
Diluted	1.18	1.14	3.05	5.07	1.13	(1)	3.67	3.58
Dividends per common share	0.56	0.55	2.20	2.16	2.16		2.16	2.16
Balance Sheet Information:
Total assets	$28,885		$29,237	$28,131	$26,147		$25,568	$21,531
Long-term debt obligations(2)(3)	12,775		12,975	12,995	12,291		10,814	5,869
Preferred stock with mandatory redemption	—		—	—	—		—	75
Shareholders' equity	5,736		5,739	5,529	3,885		4,068	3,946

(1)
2002 results include after-tax charges of $368 million, or $1.76 per share, related to losses from PSEG Energy Holdings L.L.C.'s Argentine investments.

(2)
Includes capital lease obligations. The increase between 2000 and 2001 is related to the $2.5 billion securitization transaction in 2001.

(3)
Amounts include debt obligations between PSEG and PSE&G and their respective capital trusts due to the implementation of FIN No. 46-R which required the deconsolidation of such trusts. This implementation resulted in the removal of the preferred securities issued by the trusts from the PSEG consolidated financial statements and the addition of long-term debt between PSEG and PSE&G and their respective trusts equal to the amount of preferred securities issued by the trusts and the common equity investment contributed to the trusts.

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information

        The merger will be accounted for under the purchase method of accounting, which means the assets and liabilities of PSEG will be recorded, as of completion of the merger, at their respective fair values and added to those of Exelon. For a more detailed description of purchase accounting, see "The Merger—Accounting Treatment" beginning on page [    •    ] of this joint proxy statement/prospectus.

        We have presented below selected unaudited pro forma condensed combined consolidated financial information that reflects the purchase method of accounting and gives effect to the merger, in the case of the statement of operations information, as though the merger had occurred as of January 1, 2004 and, in the case of the balance sheet information, as though the merger had occurred as of March 31, 2005.

        The unaudited pro forma condensed combined consolidated financial information has been prepared giving effect to the issuance of 1.225 shares of Exelon common stock in exchange for each outstanding share of PSEG common stock.

        The unaudited pro forma condensed combined consolidated financial information may have been different had the companies actually been combined as of January 1, 2004 or March 31, 2005. The selected unaudited pro forma condensed combined consolidated financial information does not reflect the effect of asset dispositions, if any, or synergies that may result from the merger. You should not rely on the selected unaudited pro forma condensed combined consolidated financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after completion of the merger. The following selected unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and related notes beginning on page [    •    ] of this joint proxy statement/prospectus.

	As of and for the
Unaudited Pro Forma Condensed Combined Consolidated	Three Months Ended March 31, 2005	Year Ended December 31, 2004
	(in millions, except per share data)
Statement of Operations Information:
Operating revenues	$6,984	$25,544
Operating income	1,641	6,101
Income from continuing operations	820	2,867
Earnings per share from continuing operations:
Basic	$0.86	$3.01
Diluted	0.84	2.98
Weighted average number of shares and share equivalents:
Basic	958	952
Diluted	973	963
Balance Sheet Information (as of March 31, 2005):
Cash and cash equivalents	$683
Total assets	79,716
Long-term debt	24,407
Total liabilities	57,003
Shareholders' equity	22,545
Shareholders' equity per share	23.53

Comparative Historical and Unaudited Pro Forma Per Share Information

        The following table sets forth selected pro forma and historical per share information of Exelon and PSEG, respectively, and unaudited pro forma condensed combined consolidated per share information reflecting the merger between Exelon and PSEG, under the purchase method of accounting, and the issuance of 1.225 shares of Exelon common stock in exchange for each outstanding share of PSEG common stock. You should read this information in conjunction with the selected historical financial information, included elsewhere in this joint proxy statement/prospectus, the historical financial statements of Exelon and PSEG and related notes contained in the Exelon and PSEG annual reports on Form 10-K for the year ended December 31, 2004, the Exelon and PSEG quarterly reports on Form 10-Q for the period ended March 31, 2005 and the report on Form 8-K filed by Exelon on May 13, 2005, in which Items 6, 7 and 8 of Exelon's annual report on Form 10-K for the year ended December 31, 2004 were recast, which have been incorporated by reference into this joint proxy statement/prospectus and the Exelon Unaudited Pro Forma Condensed Consolidated Financial Statements beginning on page [    •    ] of this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated per share information is derived from, and should be read in conjunction with, the Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and related notes beginning on page [    •    ] of this joint proxy statement/prospectus. The historical per share information is derived from the audited financial statements of Exelon, as adjusted for discontinued operations, and the audited financial statements of PSEG as of and for the year ended December 31, 2004 and the unaudited financial statements of Exelon and PSEG for the three months ended March 31, 2005. The unaudited pro forma PSEG per share equivalents are calculated by multiplying the unaudited Exelon pro forma combined per share amounts by the exchange ratio of 1.225.

        The unaudited pro forma condensed combined consolidated per share information does not purport to represent what the actual results of operations of Exelon and PSEG would have been had the companies been combined during the periods presented or to project Exelon's and PSEG's results of operations that may be achieved after completion of the merger.

	As of and for the
	Three Months Ended March 31, 2005	Year Ended December 31, 2004
Unaudited Pro Forma Combined
Income from continuing operations per share:
Basic	$0.86	$3.01
Diluted	0.84	2.98
Shareholders' equity per share	23.53
Exelon—Historical (as adjusted for discontinued operations)
Income from continuing operations per share:
Basic	$0.76	$2.83
Diluted	0.75	2.79
Dividends declared per common share	0.40	1.26
Shareholders' equity per share	14.58	14.29
PSEG—Historical
Income from continuing operations per share:
Basic	$1.20	$3.04
Diluted	1.18	3.03
Dividends declared per common share	0.56	2.20
Shareholders' equity per share	24.07	24.22
Unaudited Pro Forma PSEG Equivalents Combined
Income from continuing operations per share:
Basic	$1.47	$3.72
Diluted	1.45	3.71
Shareholders' equity per share	29.48

Comparative Per Share Market Price and Dividend Information

        Exelon common stock and PSEG common stock are each listed on the New York Stock Exchange. Exelon's and PSEG's trading symbols are "EXC" and "PEG," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Exelon and PSEG common stock as reported on the New York Stock Exchange Composite Transaction Tape and (2) the cash dividends paid per share of Exelon and PSEG common stock. The sales prices and dividends with respect to Exelon common stock noted below have been retroactively restated for all periods to reflect the 2 for 1 stock split that was distributed to the Exelon shareholders on May 5, 2004.

	Exelon Common Stock			PSEG Common Stock
	High	Low	Dividends	High	Low	Dividends
2003
First Quarter	$27.60	$23.04	$0.23	$37.25	$32.09	$0.54
Second Quarter	30.46	24.83	0.23	44.50	36.45	0.54
Third Quarter	31.98	27.09	0.25	43.78	39.77	0.54
Fourth Quarter	33.31	30.48	0.25	44.20	39.40	0.54
2004
First Quarter	34.44	32.18	0.275	47.71	42.85	0.55
Second Quarter	34.90	30.92	0.275	47.70	39.66	0.55
Third Quarter	37.90	32.69	0.305	42.60	38.10	0.55
Fourth Quarter	44.70	37.16	0.40	52.64	40.55	0.55
2005
First Quarter	47.18	41.77	0.40	56.09	49.67	0.56
Second Quarter (through [•], 2005)	[•]	[•]	[•]	[•]	[•]	[•]

RISK FACTORS

        Exelon and PSEG will operate as a combined company in a market environment that involves significant risks, many of which will be beyond the combined company's control. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. This section does not describe risks that are generally applicable to participants in the utility and generation industries. We believe we have described all other material risks relating to the merger and the combined company; however, additional risks and uncertainties not presently known to Exelon and PSEG or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Exelon and PSEG as a combined company.

Risks Relating to the Merger

The value of Exelon shares to be received by PSEG shareholders will fluctuate.

        Upon completion of the merger, each outstanding share of PSEG common stock will be converted into the right to receive 1.225 shares of Exelon common stock. The number of shares of Exelon common stock to be issued pursuant to the merger for each share of PSEG common stock is fixed. The market price of Exelon common stock when the merger is completed may differ significantly from its market price at the date of this joint proxy statement/prospectus and at the date of the annual meetings of Exelon and PSEG. For example, during the 12-month period ended on [    •    ], 2005, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, Exelon common stock traded in a range from a low of $[    •    ] to a high of $[    •    ] and ended that period at $[    •    ]. See "Summary—Comparative Per Share Market Price and Dividend Information" beginning on page [    •    ] of this joint proxy statement/prospectus for more detailed share price information.

        Because of the number of regulatory approvals necessary to complete the merger, there may be a significant period of time between the date of the Exelon and PSEG annual meetings and the closing date of the merger, which under the merger agreement must occur no later than December 20, 2006 unless that date is extended by Exelon and PSEG. At the time of their respective annual meetings, Exelon and PSEG shareholders will not know the exact market value of the Exelon common stock that will be issued in connection with the merger. The value of the merger consideration to be received by PSEG shareholders will fluctuate with changes in the price of Exelon's common stock. Shareholders of Exelon and PSEG are urged to obtain current market quotations for Exelon and PSEG common stock.

The anticipated benefits of combining PSEG and Exelon may not be realized.

        Exelon and PSEG entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies. Although we expect to achieve the anticipated benefits of the merger, achieving them, including the synergies, is subject to a number of uncertainties, including:

  •
  whether FERC, the NJBPU and the other regulatory authorities whose approval is required to complete the merger impose conditions on the merger that may have a material adverse effect on the combined company;

  •
  the extent to which the NJBPU, PPUC and other state regulatory authorities whose approval is required to complete the merger require the combined company to share a portion of the expected synergies of the merger with customers; and

  •
  general competitive factors in the market place.

        Although the companies' plans for integration and operation of the combined company and its subsidiaries and divisions are focused on minimizing uncertainties in order to achieve these anticipated benefits, no assurance can be given that these benefits will be achieved. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on the combined company's business, financial condition, operating results and prospects.

Exelon and PSEG may be unable to successfully integrate their operations.

        The merger involves the integration of two companies that previously operated independently. The difficulties of combining each company's operations include:

  •
  the necessity of coordinating geographically separated organizations, systems and facilities; and

  •
  integrating personnel with diverse business backgrounds.

In addition, the integration of some of Exelon's and PSEG's operations will require regulatory approval.

        Exelon and PSEG recognize that the process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses, and we intend to address these issues. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, financial condition, operating results and prospects of the combined company after the merger, and could impair the combined company's ability to realize the anticipated benefits of the merger.

The application of the purchase method of accounting will result in approximately $8.1 billion of additional goodwill which could become impaired and adversely affect the market value of the combined company's common stock following completion of the merger.

        Under the purchase method of accounting, the total purchase price paid by Exelon in the merger will be allocated to PSEG's tangible assets and liabilities and identifiable intangible assets, if any are identified, based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. We expect that the merger will result in the creation of approximately $8.1 billion in goodwill based upon the application of purchase accounting. As a result, upon completion of the merger, the combined company will have approximately $13.4 billion in goodwill. To the extent the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company's operating results.

The combined company may be unable to obtain permission from the NJBPU to recover PSE&G's pension and other post-retirement benefit expenses, which could have an adverse effect on its cash flow and results of operation.

        PSE&G is permitted by its current NJBPU rate order to recover through its rates the amortized portion of its pension expenses and other post-retirement benefit expenses associated with its pension and post-retirement obligations. As a result of the application of the purchase method of accounting to these costs, the recognition of certain unrecognized pension and OPEB expenses will be accelerated and, as a result, will no longer be reflected in the calculation of pension and OPEB expenses that PSE&G's current rate order permits it to recover. PSE&G estimates that it could have as much as $1.2 billion in unrecognized pension and OPEB expenses that PSE&G may be unable to recover following completion of the merger unless it obtains approval from the NJBPU to permit continued recovery of those expenses in the manner the current rate order permits. Exelon and PSEG have made it a condition to completion of the merger that PSE&G receive an order from the NJBPU permitting

PSE&G to continue to recover the pension expenses as it did prior to completion of the merger. The NJBPU has issued similar orders in other merger proceedings and such an order would not be expected to increase rates above current levels; however, Exelon and PSEG cannot assure you that PSE&G will receive such an order from the NJBPU or that if it does receive such an order, it will be permitted in future rate proceedings to continue to recover these expenses. Failure to obtain or maintain the right to recover the pension and OPEB expenses would have an adverse effect on the combined company's cash flow and results of operations.

Exelon and PSEG will incur significant transaction and merger-related integration costs in connection with the merger.

        Exelon and PSEG expect to incur costs associated with consummating the merger and integrating the operations of the two companies, as well as approximately $41 million in transaction fees in the case of Exelon and $29 million in the case of PSEG. The estimated $41 million of transaction costs incurred by Exelon will be included as a component of the purchase price for purposes of purchase accounting. The amount of transaction fees expected to be incurred is a preliminary estimate and subject to change. Exelon currently estimates integration costs associated with the merger to be approximately $700 million over a period of four years, with approximately $450 million being incurred in the first full year of operations following completion of the merger. Exelon is in the early stages of assessing the magnitude of these costs and, therefore, these estimates may change, and additional unanticipated costs may be incurred in the integration of the businesses of Exelon and PSEG. Although Exelon and PSEG believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, we cannot assure you that this net benefit will be achieved in the near term, or at all.

Exelon and PSEG will be subject to business uncertainties and contractual restrictions while the merger is pending which could adversely affect their businesses.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Exelon and PSEG and, consequently, on the combined company. Although Exelon and PSEG intend to take steps to reduce any adverse effects, these uncertainties may impair Exelon's and PSEG's ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers, suppliers and others that deal with Exelon and PSEG to seek to change existing business relationships with Exelon and PSEG. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with the combined company. If, despite Exelon's and PSEG's retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company's business could be seriously harmed. In addition, the merger agreement restricts Exelon and PSEG from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Exelon and PSEG from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the merger or termination of the merger agreement. Please see the section titled "The Merger Agreement—Covenants" beginning on page [    •    ] of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to PSEG and Exelon.

The combined company may be subject to adverse regulatory conditions following completion of the merger.

        Before the merger may be completed, various approvals or consents must be obtained from FERC, the SEC, the NRC and various utility regulatory, antitrust and other authorities in the United States and in foreign jurisdictions. The governmental authorities from which these approvals are required may impose conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have a material adverse effect on the combined company following completion of the merger.

        Exelon and PSEG have filed or will file applications for the required statutory approvals with the governmental authorities described above, including a market concentration mitigation plan with FERC. The market concentration mitigation plan included with the companies' filings with FERC contemplates (1) the divestiture of fossil fuel generating facilities with 2,900 MW of generating capacity and (2) the transfer of control of 2,600 MW of baseload nuclear capacity through either long-term firm baseload energy sales contracts or an annual auction. In response to certain objections and concerns raised by intervenors, the companies filed a supplement to the market concentration mitigation plan, which proposed the divestiture of at least 1,100 MW of additional fossil fuel generating capacity, for a total of 6,600 MW of capacity proposed for mitigation, if FERC approves the merger without an evidentiary hearing. Exelon and PSEG have not offered to divest any nuclear generating facilities and do not anticipate doing so. FERC could, however, condition its approval of the merger on the parties agreeing to divest or transfer control of a greater amount of capacity and/or to divest additional generation assets. If that were to occur, it could have the effects described in the previous paragraph. See "The Merger—Regulatory Matters Relating to the Merger" beginning on page [    •    ] of this joint proxy statement/prospectus for a discussion of the required statutory approvals and the filings by Exelon and PSEG.

Some of the directors and executive officers of PSEG and Exelon have interests and arrangements that could have affected their decision to support or approve the merger.

        The interests of some of the directors and executive officers of PSEG in the merger are different from, and may be in addition to, those of PSEG shareholders generally and could have affected their decision to support or approve the merger. These interests include those described under "The Merger—Interests of PSEG's Directors and Executive Officers in the Merger" beginning on page [    •    ] of this joint proxy statement/prospectus. As a result, the directors and officers of PSEG may be more likely to recommend to PSEG's shareholders the approval of the merger agreement than if they did not have these interests.

        The interests of some of the executive officers of Exelon in the merger are different from, and may be in addition to, those of Exelon shareholders generally and could have affected their decision to support the merger. The Amended and Restated By-laws of Exelon to be adopted upon completion of the merger provide that for at least the three-year transition period following completion of the merger, Mr. Rowe will be the Chief Executive Officer of Exelon and that when Mr. Ferland ceases to serve as the non-executive Chairman of the Exelon board of directors, the Chief Executive Officer of Exelon will be appointed Chairman of the Exelon board of directors. In addition, the merger agreement permits Exelon to amend its severance agreements and plans to treat the merger as a change in control under those agreements and plans. The Exelon compensation committee has recently considered changes to the senior management severance plan that would provide certain benefits to participating executives whose employment terminates in connection with the merger, including the accelerated vesting of outstanding stock options and restricted stock awards. No such changes have been formally adopted to date, but it is currently anticipated that such changes will be adopted on or before the closing of the merger. As a result, the officers of Exelon may be more likely to recommend to Exelon's shareholders the approval of the issuance of shares of Exelon common stock as contemplated by the merger agreement.

Risks Relating to the Business of the Combined Company

Under the combined company's holding company structure, the payment of dividends to shareholders will be subject to the ability of its subsidiaries to pay dividends.

        Each of Exelon and PSEG is, and the combined company will be, a holding company with no material assets other than the stock of its subsidiaries. Accordingly, all of the combined company's operations will be conducted by its subsidiaries. The combined company's ability to pay dividends on its common stock will depend on the payment to it of dividends by its operating subsidiaries. These subsidiaries' payments of dividends to the combined company in turn will depend on their results of operations and cash flows and other other items impacting retained earnings. Under applicable federal law, Exelon, ComEd, PECO, and Exelon Generation can pay dividends only from retained, undistributed or current earnings. Following completion of the merger, PSE&G will be subject to the same restrictions. Following completion of the merger, a significant loss recorded at ComEd, PECO, PSE&G or Exelon Generation may limit the dividends that these companies can distribute to Exelon. Under Illinois law, ComEd may not pay any dividend on its stock unless, among other things, its earnings and earned surplus are sufficient to declare and pay a dividend after provision is made for reasonable and proper reserves, or unless ComEd has specific authorization from the Illinois Commerce Commission. As a condition to approval of other utility mergers, the NJBPU has imposed dividend restrictions. We can give no assurance that a similar restriction will not be imposed on PSE&G. In addition, PSEG Energy Holdings and its subsidiaries are parties to debt agreements that restrict their ability to pay dividends, make cash distributions or otherwise transfer funds to PSEG, or after completion of the merger, the combined company.

Exelon's and PSEG's businesses are, and the combined company's business will be, subject to extensive regulation that will affect their operations and costs.

        Exelon and PSEG are, and the combined company will be, subject to regulation by the SEC under PUHCA, by FERC and the NRC, by federal, state and local authorities under environmental laws and by state public utility commissions under laws regulating Exelon's and PSEG's distribution businesses, among others. Regulation will affect almost every aspect of the combined company's businesses, from its fundamental business management actions to its ability to:

  •
  determine the terms and rates of its transmission and distribution businesses' services;

  •
  make acquisitions;

  •
  issue equity or debt securities;

  •
  engage in transactions between its utilities and other subsidiaries and affiliates; and

  •
  pay dividends.

        Changes in regulation can cause delays in or affect business planning and transactions and can increase the combined company's costs. As part of retail electric restructuring initiatives in Illinois and Pennsylvania and other regulatory proceedings, ComEd's and PECO's rates are currently subject to limitations, including:

  •
  a freeze on ComEd's bundled rates through 2006;

  •
  a limitation on ComEd's return on equity through 2006;

  •
  a cap on PECO's electric transmission and distribution rates through 2006;

  •
  a cap on PECO's generation rates through 2010; and

  •
  scheduled recovery of PECO's electric stranded costs that will increase amortization expenses through 2010.

        These rate provisions limit the ability of ComEd and PECO to recover cost increases or the costs of new investments. As a result, ComEd and PECO must effectively manage their costs to maintain their current profitability.

        In addition, the end of the transition periods in Illinois and Pennsylvania include uncertainties, including the source and pricing of generation services to be provided by PECO and methodology for wholesale supply procurement in Illinois and Pennsylvania and recovery of supply costs from retail customers. The end of the transition periods in Illinois and Pennsylvania also presents uncertainty for Exelon Generation, which sells a significant portion of its output to ComEd and PECO under long-term purchased power agreements. The agreement with ComEd, which expires at the end of 2006, may not be replaced with a similar arrangement. If the agreement is not replaced, Exelon Generation will need to sell more power at market-based prices, which may include an auction-based model, or enter into new contractual arrangements with third parties, which may have shorter durations and lower volume sales. Increased market sales and new contractual arrangements may adversely affect Exelon Generation's credit risk, due to an increase in the number of customers and the loss of a highly predictable revenue source, and may increase the variability of Exelon's earnings.

        PSE&G's New Jersey base rates for electric and gas distribution are subject to regulation by the NJBPU and are effective until a new base rate case is filed and concluded. In addition, limited categories of costs are recovered through adjustment charges that are periodically reset to reflect current costs. Inability to recover material costs not included in base rates or adjustment clauses could have an adverse effect on cash flow and financial position of the combined company.

        PSEG Global's electric and gas distribution facilities located in various foreign jurisdictions are rate-regulated enterprises. Governmental authorities establish rates charged to customers. While these rates are designed to cover all operating costs and provide a return, considerable fiscal and cash uncertainties in certain countries due to local regulation or economic, political and social crisis could have an adverse impact. In addition, future rates may not be adequate to provide cash flow to pay principal and interest on the debt of PSEG Global's subsidiaries and affiliates or to enable its subsidiaries and affiliates to comply with the terms of debt agreements.

The combined company's financial performance will be affected by the amortization and eventual completion of stranded cost recovery for ComEd and PECO.

        ComEd's and PECO's current retail electric rates include charges to recover stranded costs that might not otherwise be recoverable in a fully competitive market. The amount of stranded cost recovery by ComEd varies annually depending on wholesale market prices and other factors, with stranded cost recovery ending at the end of 2006. Stranded cost recovery by PECO continues through 2010. Although the annual amount of stranded cost recovery is scheduled to increase during that period, annual increases in amortization of PECO's stranded cost recovery and the corresponding reductions in the return on the unamortized portion of stranded cost recovery will adversely affect PECO's results through 2010. Further, the termination of stranded cost recovery at the end of 2006 for ComEd and at the end of 2010 for PECO could significantly adversely affect their future results of operation.

The combined company's energy delivery business will be obligated as the provider-of-last-resort to provide energy to all retail customers in its service territories, which makes it difficult to predict and plan for load requirements.

        PECO, ComEd and PSE&G serve as the provider-of-last-resort, referred to in this proxy statement/prospectus as a "POLR," for energy for all retail customers in their respective electric and gas service territories in Illinois, Pennsylvania, and New Jersey. As POLR suppliers, PECO, ComEd and PSE&G could be required to secure load requirements sufficient to serve all customers in their respective service territories in the event that customers do not choose alternate suppliers or a third party supplier is unable to satisfy its obligations. As a result, planning has a higher level of uncertainty than that traditionally experienced due to weather and the economy, and it is more difficult to predict and plan for the number of customers and their associated energy demand.

The combined company's energy generation business will have contractual obligations to certain energy delivery businesses to provide full requirements service to satisfy POLR requirements, which makes it difficult to predict and plan for load requirements and may result in increased operating costs to the business.

        The combined companies' generation business will have contractual obligations to certain energy delivery businesses to supply requirements service to such companies to satisfy all or a portion of such companies' POLR obligations. The uncertainty regarding the amount of load that the combined company's generation business must prepare for will likely increase the operating cost of the combined company's generation business. A significant under-estimation of load requirements could result in the combined company's generation business not having enough power to cover its load obligation, in which case it would be required to buy power from third parties at prevailing market prices. Those prices may not be as favorable or as manageable as the long-term supply costs of the combined company's generation business and thus could increase its operating costs. The divestiture of generation assets or capacity in order to obtain the required regulatory approvals to complete the merger, increases the likelihood of the combined company's generation business not having enough power to cover its load obligation.

The combined company's generation business may incur substantial costs and liabilities due to its ownership and operation of nuclear generating facilities.

        Following completion of the merger, it is expected that, prior to giving effect to any divestitures required by governmental authorities to complete the merger and prior to implementing the combined company's anticipated strategy of divesting assets that do not meet the strategic objectives of the combined company, approximately 46% of the combined company's owned generation capacity will be nuclear and the combined company will own approximately 20% of the nuclear generation capacity in the United States. Accordingly, the combined company will have greater exposure to risks that adversely affect the nuclear generation industry compared to other companies in the utility industry.

        The ownership and operation of nuclear generating facilities involve risks, including:

  •
  mechanical or structural problems;

  •
  inadequacy or lapses in maintenance protocols;

  •
  impairment of reactor operation and safety systems due to human error;

  •
  costs of storage, handling and disposal of nuclear materials, including the availability or unavailability of a permanent repository for spent nuclear fuel;

  •
  limitations on the amounts and types of insurance coverage commercially available;

  •
  uncertainties regarding both technological and financial aspects of decommissioning nuclear generating facilities; and

  •
  environmental regulatory risks associated with regulatory change.

        The material risks known or currently anticipated by Exelon and PSEG that could affect the ability of the combined company's nuclear generation business to achieve desired levels of profitability are:

        Capacity Factors.    The combined company's nuclear fleet must operate at consistently high capacity factors in order for it to produce efficient, low-cost energy and sustain the current profitability levels of Exelon and PSEG.

        NRC License Extensions.    Exelon Generation's nuclear generating facilities are currently operating under 40-year NRC licenses. Exelon Generation has received 20-year extensions for the operating licenses for Peach Bottom units 2 and 3, Dresden units 2 and 3 and Quad Cities nuclear generating facilities. In December 2004, the NRC issued an order that will permit Oyster Creek to operate beyond its license expiration in April 2009 if the NRC has not completed reviewing the application for extension. The application for Oyster Creek's license renewal is expected to be filed by August 2005 to comply with this agreement. Exelon Generation is currently evaluating other nuclear facilities for possible license extension. PSEG Power's nuclear generating facilities are currently operating under NRC licenses that expire in 2016, 2020 and 2026. The operating license extension process takes approximately four to five years from the commencement of the project until completion of NRC review. Exelon Generation and PSEG Power cannot be sure that they will receive the requested extensions or be able to operate the facilities for all or any portion of any extended license.

        Regulatory Risk.    The NRC may modify, suspend or revoke licenses, shut down a nuclear facility and impose civil penalties for failure to comply with the Atomic Energy Act, related regulations or the terms of the licenses for nuclear generating facilities. A change in the Atomic Energy Act or the applicable regulations or licenses may require a substantial increase in capital expenditures or may result in increased operating or decommissioning costs.

        Operational Risk.    Operations at any of the combined company's nuclear generation plants could degrade to the point where the combined company has to shut down the plant or operate at less than full capacity. If this were to happen, identifying and correcting the causes may require significant time and expense. The combined company may choose to close a plant rather than incur the expense of restarting it or returning it to full capacity. In either event, the combined company may lose revenue and incur increased fuel and purchased power expense to meet its supply commitments.

        Nuclear Accident Risk.    Accidents and other unforeseen problems have occurred both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting financial impact from a nuclear accident may exceed the combined company's resources, including insurance coverages.

        Nuclear Fuel Quality May Affect Costs.    The quality of nuclear fuel utilized by the combined company's generation business can affect the efficiency and costs of its operations. Certain Exelon Generation nuclear generating facilities have recently identified a limited number of fuel performance issues. Remediation actions have resulted in increased costs due to accelerated fuel amortization and/or increased outage costs and could continue to do so. It is difficult to predict the total cost of these remediation procedures.

The combined company's generation business may incur substantial costs and liabilities and be exposed to volatility as a result of its participation in the wholesale energy markets.

        The material risks associated with the wholesale energy markets known or currently anticipated by Exelon and PSEG that could adversely affect the combined company's operations are:

        Price Fluctuations.    Exelon Generation sells electricity in both the wholesale bilateral markets and spot markets. These sales expose it to the risks of rising and falling prices in those markets, and its cash flows may vary accordingly. To the extent it does not supply power to serve the needs of ComEd and PECO at fixed rates mandated by state regulatory commissions, its cash flows will largely be determined by wholesale prices of electricity and its ability to market successfully energy, capacity and ancillary services. At any given time, the wholesale spot-market price of electricity for each hour is generally determined by the cost of supplying the next unit of electricity to the market during that hour. In many cases, the next unit of electricity supplied would be supplied from generating stations fueled by fossil fuels, primarily coal and natural gas. Consequently, the open market wholesale price of electricity may reflect the cost of coal and natural gas plus the cost to convert the fuel to electricity, commonly known as the spark spread. Therefore, changes in the supply and cost of coal and natural gas may impact the open market wholesale price of electricity.

        PSEG Power expects to meet its supply obligations through a combination of generation and energy purchases managed by PSEG ER&T. PSEG Power also enters into trading positions related to its generation assets and supply obligations. To the extent PSEG Power does not hedge its costs, PSEG Power will be subject to the risk of price fluctuations that could affect its future results including variability in costs, such as changes in the expected price of energy and capacity that PSEG Power sells into the market, increases in the price of energy purchased to meet its supply obligations or the amount of excess energy sold into the market, the cost of fuel to generate electricity and the cost of emission credits and congestion credits that are used by PSEG Power to transmit electricity.

        Third Party Credit Risk.    In the bilateral markets, Exelon Generation and PSEG Power are exposed to the risk that counterparties that owe them money or energy as a result of market transactions will not perform their obligations. For example, energy supplied by third-party generators under long-term agreements represents a significant portion of Exelon Generation's overall capacity and may provide a significant portion of PSEG's NJBPU auction load requirements. These generators face operational risks, such as those that Exelon Generation and PSEG Power face, and their ability to perform depends on their financial condition. If the counterparties to these arrangements fail to perform, Exelon Generation and PSEG Power might be forced to honor the underlying commitment at then-current market prices and incur additional losses, to the extent of amounts, if any, already paid to the counterparties, and increased cost of energy or capacity to the extent the market price exceeds the contract price. In the spot markets, Exelon Generation and PSEG Power are exposed to the risks of whatever default mechanisms exist in that market, some of which attempt to spread the risk across all participants, which may not be an effective way of lessening the severity of the risk and the amounts at stake.

        Risk of Credit Downgrades.    Exelon Generation's and PSEG Power's trading businesses are, and the trading business of the combined company will be, required to meet credit quality standards. If either of Exelon Generation or PSEG Power, or the generation business of the combined company after the merger, were to lose its investment grade credit rating, it would be required under trading agreements to provide collateral in the form of letters of credit or cash, which may materially adversely affect the liquidity of Exelon or PSEG, or after completion of the merger, the combined company. If Exelon Generation had lost its investment grade credit rating as of March 31, 2005, it would have been required to provide approximately $920 million in collateral. If PSEG Power had lost its investment grade credit rating as of March 31, 2005, it would have been required to provide approximately $869 million in collateral.

Impairment of ComEd's goodwill could adversely affect the combined company's results of operation and could restrict ComEd's ability to pay dividends to the combined company.

        At March 31, 2005, ComEd had recorded goodwill of approximately $4.7 billion. This goodwill was recognized and recorded in connection with the merger of Unicom Corporation and PECO. Under generally accepted accounting principles, the goodwill will remain at its recorded amount unless it is determined to be impaired, based upon an annual (or more often as circumstances dictate) analysis of ComEd's expected future cash flows. If an impairment of goodwill is determined at ComEd, the amount of the impaired goodwill will be written off and expensed at ComEd. ComEd's cash flows include competitive transition charges, which will cease at the end of 2006, unless there is a legislative or regulatory change, and collections from traditional bundled customers at tariffed rates. ComEd's cash flows will be affected by other factors, including the restructuring of the power purchase agreement, referred to in this joint proxy statement/prospectus as a "PPA," with Exelon Generation. Absent another source of revenues to replace the loss of competitive transition charge revenue or changes in its cost structure, there is a reasonable possibility that goodwill will be impaired at ComEd, and possibly Exelon, in 2005 or later periods. Under current regulations, a significant goodwill impairment may restrict ComEd's ability to pay dividends to the combined company with the result that the combined company's dividends would depend upon the receipt of dividends from other subsidiaries. For a discussion of potential impairment charges in connection with accounting for the merger under the purchase method of accounting, see "—Risks Relating to the Merger—The application of the purchase method of accounting will result in approximately $8.1 billion of additional goodwill which could become impaired and adversely affect the market value of the combined company's common stock following completion of the merger" on page [    •    ] of this joint proxy statement/prospectus.

The Internal Revenue Service might successfully challenge certain leveraged lease transactions entered into by PSEG, which could have a material adverse impact on the combined company's operating results.

        In 1996 through 2002, PSEG, through its subsidiary PSEG Resources, entered into a number of leveraged leasing transactions in the ordinary course of PSEG Resources' business. The IRS is likely to argue that certain of those transactions are of a type that it has announced its intention to challenge, and PSEG and Exelon understand that similar transactions entered into by other companies have been the subject of review and challenge by the IRS. As of March 31, 2005, the total gross investment by PSEG Resources in such transactions was approximately $1.4 billion.

        The IRS is presently reviewing the tax returns of PSEG and its subsidiaries for tax years 1997 through 2000, years when PSEG Resources entered into these transactions. The IRS is aware of these lease transactions and has requested information and documents associated with them. To date, the IRS has not proposed to disallow any deductions claimed relative to these transactions, but may propose such disallowances in the future. If the tax benefits associated with the lease transactions were successfully challenged by the IRS, PSEG or, following completion of the merger, the combined company would be assessed interest and possibly penalties in addition to any underpayments of tax. During the time period of 1997 through 2000, these transactions reduced current tax liabilities of PSEG by approximately $240 million and during the subsequent time period of 2001 though 2004, these and similar transactions reduced the current tax liabilities of PSEG by approximately $301 million. Interest that would be assessed on these potential deficiencies, if associated deductions were disallowed, would be approximately $140 million through March 31, 2005.

        It is presently unclear the extent to which the IRS will seek to disallow deductions associated with lease transactions, if at all, and, if it were to do so, the extent to which any such challenge would be successful. If deductions associated with these transactions entered into by PSEG were successfully challenged by the IRS, it could have a material adverse impact on the combined company's operating results and could impact future returns on these transactions.

        The Financial Accounting Standards Board, referred to in this joint proxy statement/prospectus as "FASB," is currently considering a modification to the Generally Accepted Accounting Principles, referred to in this joint proxy statement/prospectus as "GAAP," for leveraged leases. Under present GAAP, a tax settlement with the IRS that results merely in a change in the timing of tax liabilities would not require an accounting repricing of the lease investment. As such, income from the lease would continue to accrue at the original economic yield computed for the lease and there would be no writedown of the lease investment.

        A modification currently being considered by the FASB could require a lease to be repriced if a change in the timing of tax liabilities has a significant impact on the economic yield of the lease and to be retested to determine if it qualifies for leveraged lease accounting. If this or a similar modification were to be adopted by the FASB, a successful challenge by the IRS to the tax treatment of the leases referred to above (or a settlement with the IRS), could trigger a lease repricing. If a repricing were to occur, there could be a material adverse impact on the combined company's operating results. Further, such a successful challenge or settlement may cause the lease to fail to qualify for leveraged lease accounting. Failure to so qualify would require that the non-recourse debt associated with the lease be brought onto the balance sheet of the combined company, which also could have a material adverse impact on the combined company's operating results. It is presently unclear what modifications, if any, will be adopted by the FASB, the timing of any such modification and the effect of any such modification on the operating results of PSEG or the combined company.

The IRS might successfully challenge certain tax positions taken by Exelon in connection with certain sale transactions, which could have a material adverse impact on the combined company's operating results.

        Exelon, through its ComEd subsidiary, has taken certain tax positions, which have been disclosed to the IRS, to defer the tax gain on a 1999 sale of its fossil generating assets. As of March 31, 2005, deferred tax liabilities related to the fossil plant sale are reflected in Exelon's consolidated balance sheets, with the majority allocated to the consolidated balance sheets of ComEd and the remainder to the consolidated balance sheets of Exelon Generation. The 1999 income tax liability deferred as a result of these transactions was approximately $1.1 billion. Exelon's ability to defer a portion of this liability depends on whether its characterization of a portion of the sales proceeds as having been received in connection with an "involuntary conversion" is proper. Exelon's ability to defer the remainder of this liability may depend in part on whether its tax characterization of a lease transaction it entered into in connection with the sale is proper. The IRS might argue that the lease transaction is of a type it has announced its intention to challenge, and Exelon understands that somewhat similar transactions entered into by other companies have been the subject of review and challenge by the IRS. Changes in IRS interpretations of existing primary tax authority or challenges to Exelon's tax positions could have the impact of accelerating future income tax payments and increasing interest expense related to the deferred tax gain that becomes current. Any required payments could be significant to the cash flows of Exelon. Exelon's management believes Exelon's reserve for interest, which has been established in the event that such positions are not sustained, has been appropriately recorded in accordance with SFAS No. 5, "Accounting for Contingencies." However, the ultimate outcome of such matters could result in additional unfavorable adjustments to the results of operations, and such adjustments could be material. Federal tax returns covering the period of the 1999 sale are currently under IRS audit. Final resolution of this matter is not anticipated for several years.

        It is presently unclear the extent to which the IRS will seek to disallow the deferral of tax liability resulting from the 1999 sale of fossil generating assets, if at all, and if it were to do so, the extent to which any such challenge would be successful. If the deferral were successfully challenged by the IRS, it could have a material adverse impact on the combined company's operating results.

Because a portion of the combined company's business will be conducted outside the United States, adverse international developments could negatively impact its business.

        Following completion of the merger and prior to implementing the combined company's anticipated strategy of divesting assets that do not meet the strategic objectives of the combined company, it is expected that approximately 5% of its assets will be outside the United States and 3% of its revenue will be generated from sources outside the United States, most of which will be held by and generated from PSEG Global.

        The economic and political conditions in certain countries where PSEG Global has interests present risks that may be different from, or more extensive than, those found in the United States including:

  •
  foreign currency fluctuations;

  •
  risks of war;

  •
  expropriation;

  •
  nationalization;

  •
  renegotiation or nullification of existing contracts; and

  •
  changes in law or tax policy.

        Changes in the legal environment in foreign countries in which PSEG Global has investments could make it more difficult to obtain non-recourse project refinancing on suitable terms and could impair PSEG Global's ability to enforce its rights under agreements relating to such projects. In addition, such changes could make it more difficult for the combined company to pursue an accelerated strategy of selling certain of PSEG Global's investments that no longer meet strategic objectives of the combined company.

        Operations in foreign countries also present risks associated with currency exchange and convertibility, inflation and repatriation of earnings. In countries in which PSEG Global operates in the future, economic and monetary conditions and other factors could affect PSEG Global's ability to convert its cash distributions to United States dollars or other freely convertible currencies, or to move funds offshore from these countries. Furthermore, the central bank of any of these countries may have the authority to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors. Although PSEG Global generally seeks to structure power purchase contracts and other project revenue agreements to provide for payments to be made in, or indexed to, United States dollars or a currency freely convertible into United States dollars, its ability to do so in all cases may be limited.

Market performance will affect the combined company's decommissioning trust funds and benefit plan asset values.

        The performance of the capital markets will affect the value of the assets that are held in trust to satisfy the combined company's future obligations under its pension and post-retirement benefit plans and to decommission nuclear generating plants. A decline in the market value of those assets, as was experienced from 2000 to 2002, may increase the combined company's funding requirements for these obligations.

The combined company's results of operations and cash flows may be affected by its ability to divest unprofitable or under-performing businesses.

        The combined company will pursue opportunities to sell businesses and assets that either do not meet the strategic objectives of the combined company or are unprofitable. The combined company may incur significant expenses in divesting these businesses. The combined company also may be unable to implement successfully this strategy for a number of reasons, including an inability to locate appropriate buyers or to negotiate acceptable terms for the transactions. In addition, the amounts that the combined company may realize from a divestiture are subject to fluctuating market conditions that may contribute to pricing and other terms that are materially different than expected and could result in a loss on the sale. Timing of any divestitures may positively or negatively affect the combined company's results of operations and cash flows.

War and acts and threats of terrorism may adversely affect the combined company's results of operations, the combined company's ability to raise capital and its future growth.

        Exelon and PSEG do not fully know the impact that any future terrorist attacks may have on the industry in general and on the combined company in particular. In addition, any retaliatory military strikes or sustained military campaign may affect the combined company's operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets, particularly oil. The possibility alone that infrastructure facilities, such as electric generation, electric and gas transmission and distribution facilities, would be direct targets of, or indirect casualties of, an act of terror may affect the combined company's operations. Additionally, the continuing military activity in Iraq and other wars may have an adverse effect on the economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect the combined company's revenues or restrict its future growth. Instability in the financial markets as a result of terrorism or war may affect the combined company's stock price and its ability to raise capital.

The combined company may incur substantial costs to fulfill its obligations related to environmental matters.

        Subsidiaries of Exelon and PSEG are subject to extensive environmental regulation by local, state and federal authorities. These laws and regulations affect the manner in which Exelon and PSEG and their subsidiaries conduct their operations and make capital expenditures. Further, such laws and regulations are subject to future changes that may result in increased compliance costs. For example, on March 10, 2005 the United States Environmental Protection Agency finalized more stringent nitrogen oxide ("NOx") and sulfur dioxide ("SO2") regulation for the eastern United States that will take effect in two phases, Phase I in 2010 and Phase II in 2015. Similarly, on March 15, 2005 the EPA also finalized "cap-and-trade" based mercury regulations that must be implemented in two phases on roughly the same timeline. Subsidiaries of Exelon and PSEG are subject to liability under environmental laws for the costs of remediating environmental contamination of property now or formerly owned by them and of property contaminated by hazardous substances they generated. Remediation activities associated with manufactured gas plant operations for subsidiaries of Exelon and PSEG will be one source of such costs. Also, subsidiaries of Exelon and PSEG are currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future. In addition, most of PSEG's generating facilities are located in the State of New Jersey. In particular, New Jersey's environmental programs are generally considered to be more stringent in comparison to similar programs in other states. Therefore, there may be instances where the facilities located in New Jersey are subject to more stringent and, therefore, more costly pollution control requirements than competitive facilities in other states. The Salem nuclear generating facility has a permit from the New Jersey Department of Environment Protection allowing for the continued operation of the Salem facility with its existing cooling water system. That permit expires in July 2006. The NJDEP, in anticipation of PSEG's application to renew the permit for Salem, has advised PSEG that it strongly recommends that cooling water intake flow at the Salem facility be reduced commensurate with closed cycle cooling. The application of Federal Water Pollution Control Act Section 316(b) regulations published in 2004 could, as one option, require the installation of structures at the Salem facility to reduce cooling water intake commensurate with closed cycle cooling, which would result in material costs of compliance for the combined company. The regulations under Section 316(b) of the FWPCA could also result in material costs of compliance at other generating facilities of the combined company.

Exelon and PSEG retain contingent liabilities in connection with asset sales.

        Exelon and PSEG have each divested assets or businesses for aggregate consideration (purchase price plus debt assumed) in the amount of approximately $2.6 billion and approximately $1.5 billion, respectively, over the last three years. We have entered into a number of agreements for the sale of assets that include provisions whereby we are required to:

  •
  retain specified preexisting liabilities such as for taxes and pensions;

  •
  indemnify the buyers against specified risks, including the inaccuracy of representations and warranties we made; and

  •
  require payments to the buyers depending on the outcome of post-closing adjustments, audits or other reviews.

        Many of these contingent liabilities can remain open for extended periods of time after the sales are closed. Depending on the extent to which the buyers may ultimately seek to enforce their rights under these contractual provisions, and the resolution of any disputes we may have concerning them, these liabilities could have a material adverse effect on our financial condition, liquidity, cash flow and results of operations.

        Each of Exelon and PSEG has established reserves with respect to the obligations under the agreements described above; however, we cannot assure you that such reserves would be sufficient to cover any payments required under the agreements described above.

FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this joint proxy statement/prospectus, including in the documents that are incorporated by reference into this joint proxy statement/prospectus, that are subject to risks and uncertainties. These statements are based on the current expectations of each company's management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Exelon, PSEG and the combined company. Forward-looking statements include the information in this joint proxy statement/prospectus regarding:

  •
  management forecasts, projections and estimates;

  •
  liquidity and the ability to access the capital and credit markets;

  •
  regulatory matters;

  •
  efficiencies/cost avoidance;

  •
  cost savings;

  •
  income and margins;

  •
  earnings per share;

  •
  economies of scale;

  •
  combined operations;

  •
  the economy;

  •
  future economic performance;

  •
  conditions to, and the timetable for, completing the merger;

  •
  future acquisitions and dispositions;

  •
  litigation;

  •
  potential and contingent liabilities;

  •
  management's plans;

  •
  business portfolios;

  •
  taxes; and

  •
  merger and integration-related expenses.

        These statements may be preceded by, followed by or include the words "may," "will," "should," "could," "would," "potential," "possible," "believes," "expects," "anticipates," "intends," "plans," "estimates," "hopes" or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

        Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in "Risk Factors" above and elsewhere in this joint proxy statement/prospectus, and in the documents which are incorporated by reference into this joint proxy statement/prospectus, could affect the future results of Exelon and PSEG, and of the combined company after completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

  •
  Exelon and PSEG may be unable to obtain shareholder approvals required for completion of the merger;

  •
  Exelon and PSEG may be unable to obtain regulatory approvals required for completion of the merger, or required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the merger;

  •
  problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected;

  •
  the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies;

  •
  the merger may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Exelon's and PSEG's expectations;

  •
  the credit ratings of the combined company or its subsidiaries may be different from what Exelon and PSEG expect;

  •
  the businesses of Exelon and PSEG may suffer as a result of uncertainty surrounding the merger;

  •
  Exelon and PSEG may experience more difficulties than expected in achieving operating improvements at jointly owned nuclear generating facilities;

  •
  Exelon and PSEG may not realize the values expected to be obtained for properties expected or required to be divested;

  •
  the industry may be subject to future regulatory or legislative actions that could further limit revenues or cost recoveries or impose additional costs or otherwise adversely affect Exelon, PSEG or the combined company;

  •
  Exelon and PSEG may be adversely affected by other economic, business and competitive factors and volatility of energy and commodities markets;

  •
  changes in accounting policies, practices or their interpretations; and

  •
  the factors described in Exelon's and PSEG's reports filed with the SEC.

        Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Exelon or PSEG or any person acting on either company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Exelon nor PSEG undertakes any obligation to publicly release any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE COMPANIES

Exelon Corporation
10 South Dearborn Street—37th Floor
P.O. Box 805379
Chicago, Illinois 60680-5379
(312) 394-7398
Internet address: www.exeloncorp.com

        Exelon Corporation, a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, through its subsidiaries, operates in two business segments—Energy Delivery and Generation as of January 1, 2005—as described below. Prior to January 1, 2005, Exelon operated in a third business segment, Enterprises. In addition to Exelon's two business segments, Exelon Business Services Company, a subsidiary of Exelon, provides Exelon and its subsidiaries with financial, human resource, legal, information technology, supply management and corporate governance services. Exelon was incorporated in Pennsylvania in February 1999.

        Energy Delivery.    Exelon's energy delivery business consists of the purchase and sale of electricity and distribution and transmission services by Commonwealth Edison Company in northern Illinois and by PECO Energy Company in southeastern Pennsylvania and the purchase and sale of natural gas and distribution services by PECO in the Pennsylvania counties surrounding the City of Philadelphia. ComEd's retail service territory has an area of approximately 11,300 square miles and an estimated population of 8 million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 3 million. ComEd has approximately 3.76 million customers. PECO's retail service territory has an area of approximately 2,100 square miles and an estimated population of 3.8 million. PECO provides electric delivery service in an area of approximately 2,000 square miles, with a population of approximately 3.7 million, including 1.5 million in the City of Philadelphia. Natural gas service is supplied in an area of approximately 1,900 square miles in southeastern Pennsylvania adjacent to the city of Philadelphia, with a population of approximately 2.3 million. PECO delivers electricity to approximately 1.5 million customers and natural gas to approximately 460,000 customers.

        Generation.    Exelon's generation business consists of the owned and contracted for electric generating facilities and energy marketing operations of Exelon Generation Company, a 49.5% interest in two power stations in Mexico and the competitive retail sales business of Exelon Energy Company.

          Generating Facilities. At December 31, 2004, Exelon Generation owned generation assets in the Midwest, Mid-Atlantic, Southern and Northeast regions and the state of Texas with a net capacity of 26,756 MWs, including 16,751 MWs of nuclear capacity. Exelon Generation controls another 8,701 MWs of capacity in the Midwest, Southeast regions and South Central regions of the state of Texas through long-term contracts.

          Energy Marketing Operations. Exelon Generation's wholesale marketing unit, Power Team, a major wholesale marketer of energy, uses Exelon Generation's energy generation portfolio, transmission rights and expertise to ensure delivery of energy to Exelon Generation's wholesale customers under long-term and short-term contracts, including the load requirements of ComEd and PECO. In addition, Power Team markets energy in the wholesale bilateral and spot markets.

          Retail Sale. Exelon Energy Company became part of Exelon Generation effective as of January 1, 2004. Exelon Energy provides retail electric and gas services as an unregulated retail energy supplier in Illinois, Michigan, Ohio, Pennsylvania and Kentucky.

        Enterprises.    Exelon's enterprise business was comprised of infrastructure and electrical contracting services of Exelon Enterprises Company, LLC and other investments weighted towards the communications and energy services industries. During 2004 and 2003, Enterprises exited a significant number of businesses and investments. Exelon plans to divest or wind-down the remaining assets of Enterprises during 2005.

Public Service Enterprise Group Incorporated
80 Park Plaza
P.O. Box 1171
Newark, New Jersey 07101-1171
(973) 430-7000
Internet address: www.pseg.com

        Public Service Enterprise Group Incorporated is an exempt public utility holding company under PUHCA. PSEG has four principal direct wholly-owned subsidiaries: Public Service Electric and Gas Company, PSEG Power LLC, PSEG Energy Holdings L.L.C. and PSEG Services Corporation. PSEG was incorporated under the laws of the State of New Jersey in 1985.

        PSE&G.    PSE&G is an operating public utility company engaged principally in the transmission and distribution of electric energy and gas service in New Jersey. PSE&G provides electric and gas service in areas of New Jersey in which approximately 5.5 million people, about 70% of the State's population, reside. PSE&G's electric and gas service area is a corridor of approximately 2,600 square miles running diagonally across New Jersey from Bergen County in the northeast to an area below the city of Camden in the southwest. The greater portion of this area is served with both electricity and gas, but some parts are served with electricity only and other parts with gas only. This heavily populated, commercialized and industrialized territory encompasses most of New Jersey's largest municipalities, including its six largest cities—Newark, Jersey City, Paterson, Elizabeth, Trenton and Camden—in addition to approximately 300 suburban and rural communities. This service territory contains a diversified mix of commerce and industry, including major facilities of many nationally prominent corporations. PSE&G's load requirements are almost evenly split among residential, commercial and industrial customers.

        PSEG Power.    PSEG Power is a multi-regional, wholesale energy supply company that integrates its generating asset operations with its wholesale energy, fuel supply, energy trading and marketing and risk management function through three principal direct wholly-owned subsidiaries: PSEG Nuclear LLC, PSEG Fossil LLC and PSEG Energy Resources & Trade LLC.

          PSEG Fossil. PSEG Fossil has a direct ownership interest in twelve generating stations in New Jersey, two in Pennsylvania, one in New York, two in Connecticut, one in Ohio and one in Indiana. PSEG Fossil also has an ownership interest in one hydroelectric pumped storage facility in New Jersey. PSEG Fossil uses coal, natural gas and oil for electric generation. These fuels are purchased through various contracts and in the spot market and represent a significant portion of PSEG Power's working capital requirements. Changes in the prices of these fuel sources can impact PSEG Power's costs and working capital requirements. The majority of PSEG Power's fossil generating stations obtain their fuel supply from within the United States.

          PSEG Nuclear. PSEG Nuclear has an ownership interest in five nuclear generating units and operates three of them: the Salem Nuclear Generating Station, Units 1 and 2, each owned 57.41% by Nuclear and 42.59% by Exelon Generation, and the Hope Creek Nuclear Generating Station, which is 100% owned by PSEG Nuclear. Exelon Generation operates the Peach Bottom Atomic Power Station Units 2 and 3, each of which is 50% owned by PSEG Nuclear.

          PSEG ER&T. PSEG ER&T purchases virtually all of the capacity and energy produced by PSEG Fossil and PSEG Nuclear. In conjunction with these purchases, PSEG ER&T uses commodity and financial instruments designed to cover estimated commitments for the New Jersey Basic Generation Service auction and other bilateral contract agreements. PSEG ER&T also markets electricity, capacity, ancillary services and natural gas products on a wholesale basis. PSEG ER&T is a fully integrated wholesale energy marketing and trading organization that is active in the long-term and spot wholesale energy markets.

        PSEG Energy Holdings.    PSEG Energy Holdings is a New Jersey limited liability company and is the successor to PSEG Energy Holdings Inc., which was originally incorporated in 1989. PSEG Energy Holdings has two principal direct wholly-owned subsidiaries, PSEG Global L.L.C. and PSEG Resources L.L.C. PSEG Global has pursued investment opportunities in electric generation, transmission and distribution facilities and is engaged in power production and distribution in selected domestic and international markets. PSEG Resources invests in energy-related financial transactions and manages a diversified portfolio of assets. Upon completion of the merger, the combined company intends to pursue opportunities to sell certain of PSEG Global's investments that do not meet the strategic objectives of the combined company.

        PSEG Services.    PSEG Services provides management and administrative services to PSEG and its subsidiaries. These include accounting, legal, communications, human resources, information technology, treasury and financial, investor relations, shareholder services, real estate, insurance, risk management, tax, library and information services, security, corporate secretarial and certain planning, budgeting and forecasting services. PSEG Services charges PSEG and its subsidiaries for the cost of work performed and services provided pursuant to the terms and conditions of intercompany service agreements.

CHAPTER TWO
INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING

THE EXELON ANNUAL MEETING

        The Exelon board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Exelon common stock for use at the annual meeting of Exelon's shareholders. Exelon is first mailing this joint proxy statement/prospectus and accompanying proxy card to Exelon shareholders on or about [    •    ], 2005.

Date, Time and Place of Annual Meeting

        The Exelon annual meeting of shareholders will be held on [    •    ], 2005 at [    •    ], local time at [    •    ].

Purpose of the Annual Meeting

        The purpose of the annual meeting is to take action upon the following:

  •
  a proposal to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement;

  •
  the election of five Class II directors: Edward A. Brennan, Bruce DeMars, Nelson A. Diaz, John W. Rowe and Ronald Rubin, each for a three year term;

  •
  a proposal to approve the amendment to Exelon's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Exelon common stock from 1,200,000,000 to 2,000,000,000;

  •
  a proposal to ratify PricewaterhouseCoopers LLP as Exelon's independent accountants for the year 2005;

  •
  a proposal to approve the Exelon Corporation 2006 Long-Term Incentive Plan;

  •
  a proposal to approve the Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries;

  •
  any proposal of the Exelon board of directors to adjourn or postpone the Exelon annual meeting; and

  •
  any other business that properly comes before the annual meeting and any adjournment or postponement thereof.

Record Date for the Annual Meeting

        The Exelon board of directors has fixed the close of business on [    •    ], 2005 as the record date for determination of shareholders entitled to notice of and to vote at the Exelon annual meeting.

Outstanding Shares

        As of [    •    ], 2005, the record date for the Exelon annual meeting, there were approximately [    •    ] shares of Exelon common stock outstanding.

Shares Entitled to Vote

        Shares entitled to vote at the Exelon annual meeting are shares of Exelon common stock held as of the close of business on the record date, [    •    ], 2005. Each shareholder is entitled to one vote at the Exelon annual meeting for each share of Exelon common stock held by that shareholder at the close of business on the record date. Shares of Exelon common stock held by Exelon in its treasury are not voted.

Quorum, Abstentions and Broker Non-Votes

        A quorum of Exelon shareholders is necessary to permit a particular matter to be considered and acted upon at the meeting. The presence in person or by proxy at the annual meeting of holders of issued and outstanding shares of Exelon common stock entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter constitutes a quorum. Shares held by Exelon in its treasury do not count towards a quorum. Broker non-votes (so long as such shares are voted on the director proposal or proposal to ratify Exelon's independent accountants) and abstentions count as present for establishing a quorum. A broker non-vote occurs on an item when the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares of Exelon common stock and the beneficial owner gives no instruction as to voting of the shares. Under New York Stock Exchange rules, your broker or bank does not have discretionary authority to vote your shares on the proposal to issue shares of Exelon common stock as contemplated by the merger agreement, the proposal to approve the Exelon Corporation 2006 Long-Term Incentive Plan or the proposal to approve the Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries. Without your voting instructions on those items, a broker non-vote will occur.

Vote Required

        The proposals require different percentages of votes in order to approve them:

  •
  approval of the proposal to issue shares of Exelon common stock as contemplated by the merger agreement requires the affirmative vote of at least a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote so long as the total vote cast on the proposal represents at least a majority of the shares of Exelon common stock entitled to vote on the proposal, assuming a quorum is present;

  •
  directors are elected by a plurality vote, with the five nominees who receive the most votes elected, assuming a quorum is present;

  •
  approval of the proposal to amend Exelon's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Exelon common stock from 1,200,000,000 to 2,000,000,000 requires the affirmative vote of at least a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote, assuming a quorum is present;

  •
  approval of the proposal to approve the Exelon Corporation 2006 Long-Term Incentive Plan and the Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries requires the affirmative vote of at least a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote so long as the total vote cast on the proposal represents at least a majority of the shares of Exelon common stock entitled to vote on the proposal, assuming a quorum is present;

  •
  approval of a proposal by the Exelon board of directors to adjourn or postpone the meeting requires the affirmative vote a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy at the meeting, whether or not a quorum is present; and

  •
  approval of all other proposals requires the affirmative vote of a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote, assuming a quorum is present.

        Abstentions and broker non-votes are not counted as votes cast on a proposal.

Shares Beneficially Owned by Exelon Directors and Officers

        Exelon directors and officers beneficially owned [    •    ] shares of Exelon common stock on [    •    ], 2005 the record date for the Exelon annual meeting. These shares represent in total [    •    ]% of the total voting power of Exelon's voting securities outstanding and entitled to vote as of [    •    ], 2005. Exelon currently expects that Exelon's directors and officers will vote their shares in favor of the share issuance proposal, although none of them has entered into any agreements obligating them to do so.

Voting at the Annual Meeting

        If you are a shareholder of record, you may vote in person by ballot at the Exelon annual meeting or by submitting a proxy. Exelon recommends you submit your proxy even if you plan to attend the annual meeting. If you attend the annual meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

        Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Exelon in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Vote by Proxy

        By Telephone or Internet.    If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card (877) 779-8683 or by Internet by accessing the website identified on your proxy card www.eproxyvote.com/exc. Telephone and Internet voting are available 24 hours a day and will be accessible until [    •    ] p.m. on [    •    ], 2005. Exelon's telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers. If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or the voting instruction form provided by your bank, broker, custodian or other recordholder for information on telephone or Internet voting. If you submit your proxy by telephone or Internet, please do not mail your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions with respect to voting by telephone.

        By Mail.    If you are a shareholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card. If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or the voting instruction form provided to you by your bank, broker, custodian or other recordholder.

Proxies without Instruction

        If you are a shareholder of record and submit your proxy but do not make specific choices, your proxy will follow the Exelon board of directors' recommendations and your shares will be voted:

  •
  "FOR" the proposal to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement;

  •
  "FOR" the proposal to elect the directors named in the director proposal;

  •
  "FOR" the proposal to approve the amendment to Exelon's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Exelon common stock;

  •
  "FOR" the proposal to ratify PricewaterhouseCoopers LLP as Exelon's independent accountants for the year 2005;

  •
  "FOR" the proposal to approve the Exelon Corporation 2006 Long-Term Incentive Plan;

  •
  "FOR" the proposal to approve the Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries; and

  •
  "FOR" any proposal by the Exelon board of directors to adjourn or postpone the Exelon annual meeting.

        If you hold your shares through a bank, broker, custodian or other recordholder, failure to instruct such recordholder how to vote your shares will have the effect described under "—Quorum, Abstentions and Broker Non-Votes."

Revocation of Proxies

        You may revoke your proxy at any time prior to the time your shares are voted. If you are a shareholder of record, your proxy can be revoked in several ways:

  •
  by entering a new vote by telephone or the Internet;

  •
  by delivering a written revocation to Exelon's secretary that is received prior to the Exelon annual meeting;

  •
  by submitting another valid proxy bearing a later date that is received prior to the Exelon annual meeting; or

  •
  by attending the Exelon annual meeting and voting your shares in person.

        However, if your shares are held in "street name" through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Proxy Solicitation

        Exelon will pay the costs of soliciting proxies from Exelon shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of Exelon in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Exelon has retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Exelon will pay Georgeson Shareholder Communications Inc. a fee of $16,500, plus reasonable expenses, for these services.

        The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by telephone, by the Internet or by mail. Exelon also reimburses brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

        Exelon is not currently aware of any other business to be acted upon at the Exelon annual meeting. If, however, other matters are properly brought before the annual meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the affirmative vote of a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy at the Exelon annual meeting, whether or not a quorum is present, without further notice other than by an announcement at the meeting. Exelon does not currently intend to seek an adjournment of its annual meeting.

Exelon Shareholder Account Maintenance

        Exelon's transfer agent is Equiserve Trust Company, N.A. All communications concerning accounts of Exelon shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling the Exelon Shareholder Services department at (312) 394-2345, or by calling Equiserve, toll-free at (800) 626-8792. For other information about Exelon, Exelon shareholders can visit Exelon's web site at www.exeloncorp.com.

THE PSEG ANNUAL MEETING

        The PSEG board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of PSEG common stock for use at the annual meeting of PSEG's shareholders. PSEG is first mailing this joint proxy statement/prospectus and accompanying proxy card to PSEG shareholders on or about [    •    ], 2005.

Date, Time and Place of Annual Meeting

        The PSEG annual meeting of shareholders will be held on [    •    ], 2005 at [    •    ], local time at [    •    ].

Purpose of the Annual Meeting

        The purpose of the PSEG annual meeting is to take action upon the following:

  •
  a proposal to approve the merger agreement and thereby approve of the merger;

  •
  the election of three Class III directors: Conrad K. Harper, Shirley Ann Jackson and Thomas A. Renyi, each for a three year term;

  •
  a proposal to ratify Deloitte & Touche LLP as PSEG's independent auditor for the year 2005;

  •
  any proposal of the PSEG board of directors to adjourn or postpone the PSEG annual meeting;

  •
  a shareholder proposal related to executive compensation, if presented; and

  •
  any other business that properly comes before the annual meeting and any adjournment or postponement thereof.

Record Date for the Annual Meeting

        The PSEG board of directors has fixed the close of business on [    •    ], 2005 as the record date for determination of shareholders entitled to notice of and to vote at the PSEG annual meeting.

Outstanding Shares

        As of [    •    ], 2005, the record date for the PSEG annual meeting, there were approximately [    •    ] shares of PSEG common stock outstanding.

Shares Entitled to Vote

        Shares entitled to vote at the PSEG annual meeting are shares of PSEG common stock held as of the close of business on the record date, [    •    ], 2005. Each shareholder is entitled to one vote at the PSEG annual meeting for each share of PSEG common stock held by that shareholder at the close of business on the record date, except for the proposal relating to the election of directors, on which PSEG shareholders are entitled to cumulative voting. Shares of PSEG common stock held by PSEG in its treasury are not voted.

Quorum, Abstentions and Broker Non-Votes

        A quorum of PSEG shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the annual meeting of holders of a majority of the issued and outstanding shares of PSEG common stock entitled to vote at the meeting is a quorum. Shares held by PSEG in its treasury do not count towards a quorum. Abstentions and broker non-votes count as present for establishing a quorum. A broker non-vote occurs on an item when the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares of PSEG common stock and the beneficial owner gives no instruction as to voting of the shares. Under New York Stock Exchange rules, your broker or bank does not have discretionary authority to vote your shares on the proposal to approve the merger agreement or on the shareholder proposal. Without your voting instructions on those items, a broker non-vote will occur.

Vote Required

        The proposals require different percentages of votes in order to approve them:

  •
  approval of the merger agreement requires the affirmative vote of at least a majority of the votes cast by holders of shares of PSEG common stock present in person or by proxy and entitled to vote on the approval of the merger agreement, assuming a quorum is present;

  •
  directors are elected by a plurality vote, assuming a quorum is present, with shareholders entitled to cast the number of votes equal to the number of shares held multiplied by the number of directors to be elected;

  •
  approval of a proposal by the PSEG board of directors to adjourn or postpone the meeting requires the affirmative vote of a majority of the votes cast by holders of shares of PSEG common stock person or by proxy at the meeting, whether or not a quorum is present; and

  •
  approval of all other proposals requires the affirmative vote of a majority of the votes cast by holders of shares of PSEG common stock present in person or by proxy and entitled to vote, assuming a quorum is present.

        Abstentions and broker non-votes are not counted as votes cast on a proposal.

Shares Beneficially Owned by PSEG Directors and Officers

        PSEG directors and officers beneficially owned [    •    ] shares of PSEG common stock on [    •    ], the record date for the PSEG annual meeting. These shares represent in total [    •    ]% of the total voting power of PSEG's voting securities outstanding and entitled to vote as of [    •    ], 2005. PSEG currently expects that PSEG's directors and officers will vote their shares in favor of the share issuance proposal, although none of them has entered into any agreements obligating them to do so.

Voting at the Annual Meeting

        If you are a shareholder of record, you may vote in person by ballot at the PSEG annual meeting or by submitting a proxy. PSEG recommends you submit your proxy even if you plan to attend the PSEG annual meeting. If you attend the annual meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

        Voting instructions are included on your proxy card. If you properly give your proxy and submit it to PSEG in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Vote by Proxy

        By Telephone or Internet.    If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card (866) 242-0618 or by Internet by accessing the website identified on your proxy card www.proxyvotenow.com/pseg. Telephone and Internet voting are available 24 hours a day and will be accessible until [    •    ] p.m. on [    •    ], 2005. PSEG's telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers. If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or the voting instruction form provided by your bank, broker, custodian or other recordholder for information on telephone or Internet voting. If you submit your proxy by telephone or Internet, please do not mail your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions with respect to voting by telephone.

        By Mail.    If you are a shareholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card. If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or the voting instruction form provided to you by your bank, broker, custodian or other recordholder.

Proxies without Instruction

        If you are a shareholder of record and submit your proxy but do not make specific choices, your proxy will follow the PSEG board of directors' recommendations and your shares will be voted:

  •
  "FOR" the proposal to approve the merger agreement;

  •
  "FOR" the proposal to elect the directors named in the director proposal;

  •
  "FOR" the proposal to ratify Deloitte & Touche LLP as PSEG's independent auditor for the year 2005;

  •
  "FOR" any proposal by the PSEG board of directors to adjourn or postpone the PSEG annual meeting; and

  •
  "AGAINST" the shareholder proposal.

        If you hold your shares through a bank, broker, custodian or other recordholder, failure to instruct such recordholder how to vote your shares will have the effect described under "—Quorum, Abstensions and Broker Non-Votes."

Revocation of Proxies

        You may revoke your proxy at any time prior to the time your shares are voted. If you are a shareholder of record, your proxy can be revoked in several ways:

  •
  by entering a new vote by telephone or the Internet;

  •
  by delivering a written revocation to PSEG's secretary that is received prior to the PSEG annual meeting;

  •
  by submitting another valid proxy bearing a later date that is received prior to the PSEG annual meeting; or

  •
  by attending the PSEG annual meeting and voting your shares in person.

        However, if your shares are held in "street name" through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Proxy Solicitation

        PSEG will pay the costs of soliciting proxies from PSEG shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of PSEG in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. PSEG has retained Morrow & Co., Inc. to assist in the distribution and solicitation of proxies. PSEG will pay Morrow & Co., Inc. a fee of $[    •    ] plus reasonable expenses, for these services.

        The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by telephone, by the Internet or by mail. PSEG also reimburses brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

        PSEG is not currently aware of any other business to be acted upon at the PSEG annual meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the affirmative vote of a majority of the votes cast by holders of shares of PSEG common stock present in person or by proxy at the meeting, whether or not a quorum is present, without further notice other than by an announcement made at the meeting. PSEG does not currently intend to seek an adjournment of its annual meeting.

PSEG Shareholder Account Maintenance

        PSEG acts as its own transfer agent. All communications concerning accounts of PSEG shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling the PSEG Shareholder Services department, toll-free, at (800) 242-0813, or by visiting PSEG's web site at www.pseg.com.

        Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for PSEG common stock to former PSEG shareholders as soon as practicable after completion of the merger.

Enterprise Direct (Dividend Reinvestment and Stock Purchase Plan) and Employee Stock Purchase Plan, PSEG Thrift and Tax-Deferred Savings Plan and PSEG Employee Savings Plan

        Participants in PSEG's Enterprise Direct Plan and Employee Stock Purchase Plan will receive one proxy card for all shares of PSEG common stock beneficially held in each such plan. Your proxy card will serve as voting instructions to the administrator of the plan. If you fail to complete, sign and return your proxy card for the Enterprise Direct Plan, the administrator of the plan will vote your shares of PSEG common stock in accordance with the recommendation of the PSEG board of directors. If you fail to complete, sign and return your proxy card for the Employee Stock Purchase Plan, your shares will not be voted.

        Participants in the PSEG Thrift and Tax-Deferred Savings Plan or the PSEG Employee Savings Plan will receive a separate direction card from the respective plan's trustee for shares of PSEG common stock that have been allocated to their accounts under the PSEG Common Stock Fund and their ESOP Accounts. The trustee will vote the shares of PSEG common stock beneficially owned by the participant under the respective plan in accordance with such participant's instructions. If you do not instruct the trustee how to vote your shares of PSEG common stock, your shares will not be voted.

CHAPTER THREE
EXELON PROPOSAL 1 AND PSEG PROPOSAL 1: THE MERGER

General

        The Exelon board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Exelon common stock for use at the Exelon annual meeting. The PSEG board of directors also is using this joint proxy statement/prospectus to solicit proxies from the holders of PSEG common stock for use at the PSEG annual meeting.

Exelon's Proposal

        At the Exelon annual meeting, holders of shares of Exelon common stock will be asked to vote on the issuance of shares of Exelon common stock as contemplated by the merger agreement.

        The merger will not be completed unless Exelon's shareholders approve the issuance of shares of Exelon common stock as contemplated by the merger agreement.

        Because the holders of Exelon common stock immediately prior to completion of the merger will own a majority of the shares of Exelon common stock outstanding immediately following completion of the merger, a separate vote by the holders of Exelon common stock on the merger agreement or the merger itself is not required under Pennsylvania law.

PSEG's Proposal

        At the PSEG annual meeting, holders of shares of PSEG common stock will be asked to vote on the approval of the merger agreement and thereby approve the merger.

        The merger will not be completed unless PSEG's shareholders approve the merger agreement and thereby approve the merger.

Background of the Merger

        As participants in the energy industry, the management of Exelon and of PSEG are each generally familiar with the business and operations of the other company, and management personnel meet from time to time at industry conferences and similar events. John W. Rowe, Chairman, President and Chief Executive Officer of Exelon, and E. James Ferland, Chairman, President and Chief Executive Officer of PSEG, have each served as a chief executive officer in the electric utility industry for a period of approximately 20 years, and Messrs. Rowe and Ferland have met from time to time to discuss industry issues, personal experiences and philosophies relating to the management of utilities. In addition, as Exelon and PSEG have been joint owners of certain nuclear generating facilities for over 30 years, management of Exelon and PSEG meet from time to time to discuss operations at jointly owned facilities. Further, PSE&G and PECO have conducted utility operations in adjacent territories for over 75 years. As a consequence of these business relationships, Exelon and PSEG each is generally familiar with the other's business and operations.

        On an ongoing basis, each of Exelon and PSEG evaluates options for achieving its long-term strategic goals and enhancing shareholder value. For several years, the Exelon board of directors and management have been engaged in a strategic planning process designed to position Exelon to take advantage of growth opportunities in its industry. As part of this process, Exelon periodically has evaluated a variety of possible business combinations in light of its evolving acquisition criteria and opportunities presented by various potential transactions. As part of its regular strategic planning process, management of PSEG periodically made presentations to the PSEG board of directors that included review of potential opportunities for business combinations or acquisitions within the utility industry.

        On May 12, 2004, Mr. Robert S. Shapard, the then Executive Vice President and Chief Financial Officer of Exelon, telephoned Mr. Thomas M. O'Flynn, Executive Vice President and Chief Financial Officer of PSEG, in order to arrange a meeting to discuss the general business environment, the strategic direction of their companies and operations at jointly-owned nuclear generating facilities, including, among other options, the possibility of Exelon providing operations assistance to PSEG with respect to the Salem nuclear generating facility, one of the companies' jointly-owned nuclear generating facilities. Messrs. Shapard and O'Flynn met to discuss these matters and other strategic opportunities regarding the companies' generation businesses on May 20, 2004.

        On May 25, 2004, at a regularly scheduled meeting of the Exelon board of directors and as part of Exelon's ongoing strategic planning process described above, members of Exelon management mentioned several potential candidates for an acquisition or business combination, including PSEG. The Exelon board of directors gave informal authorization to management to make contact with some of the companies discussed in order to assess the possibility of a business combination or other strategic transaction. Management of Exelon was engaged in an evaluation of the feasibility of transactions with several companies, including PSEG, and management had begun working on financial models as part of these feasibility studies.

        On June 11, 2004, Randall E. Mehrberg, Executive Vice President, Corporate Strategy, Mergers & Acquisitions, and General Counsel of Exelon, and Mr. O'Flynn attended the annual meeting of Nuclear Electric Insurance Limited, or "NEIL," in Bermuda. Messrs. Mehrberg and O'Flynn, both NEIL board members, met briefly at that time to discuss further the matters that Mr. O'Flynn had previously discussed with Mr. Shapard at their May 20, 2004 meeting.

        On June 14, 2004, Mr. Rowe contacted Mr. Ferland and scheduled a meeting to discuss strategic alternatives for Exelon and PSEG, in particular with respect to Exelon's and PSEG's jointly-owned nuclear generating facilities.

        On June 15, 2004, the PSEG board of directors held a regularly scheduled meeting at which the conversations between Messrs. Mehrberg, Shapard and O'Flynn and the proposed meeting between Mr. Ferland and Mr. Rowe were discussed.

        On June 23, 2004, Mr. Rowe met with Mr. Ferland in Boston, Massachusetts. Mr. Rowe and Mr. Ferland discussed possible arrangements for improving operations at jointly-owned nuclear generating facilities, including the suggestion made by Exelon that Exelon provide operational assistance with respect to the Salem nuclear generating facility jointly-owned by Exelon and PSEG and operated by PSEG. They also discussed other alternatives, including a possible exchange of ownership of jointly-owned nuclear generating facilities. Messrs. Rowe and Ferland also discussed general considerations relating to a possible business combination between Exelon and PSEG.

        Exelon held a previously scheduled strategy retreat of its board of directors on June 27 through June 29, 2004. At the retreat and as part of the ongoing strategic planning process, management presented to the Exelon board of directors an analysis of the mergers and acquisition strategy of Exelon and an evaluation of a number of possible transactions, including a possible business combination with PSEG or one of several other companies.

        On July 1, 2004, Mr. Mehrberg and Mr. O'Flynn attended a meeting of the strategic planning committee of the board of NEIL held at PSEG's offices in Newark, New Jersey. After the NEIL meeting, Messrs. Mehrberg and O'Flynn met to discuss further strategic options relating to nuclear generating facilities and to discuss strategic alternatives for their companies, including a possible business combination.

        On July 16, 2004, Mr. Mehrberg phoned Mr. O'Flynn to discuss the possibility of exploring a business combination to be structured as a stock-for-stock merger with a fixed exchange ratio representing a pricing premium in the range of 10-20%, subject to, among other things, the results of due diligence, the input of financial advisors and the outcome of further discussions. Mr. Mehrberg also expressed Exelon's interest in putting in place an operating services contract with respect to PSEG's and Exelon's jointly-owned nuclear generation facilities. Mr. Mehrberg indicated that Mr. Rowe would contact Mr. Ferland to discuss the matter further.

        Mr. Rowe and Mr. Ferland had a telephone discussion on July 19, 2004. Mr. Rowe and Mr. Ferland discussed the possibility of an operating services contract for PSEG's and Exelon's jointly-owned nuclear generating facilities. They also discussed the possibility of exploring a business combination to be structured as a stock-for-stock merger with a pricing premium in the range of 10 to 20%, subject to a number of different factors, including results of due diligence, input of financial advisors, satisfactory regulatory assessments, governance issues, the outcome of further discussions and approval of each company's board of directors.

        On July 20, 2004, the PSEG board of directors held a regularly scheduled board meeting at which Mr. Ferland reviewed with the directors his discussions with Mr. Rowe. The PSEG board of directors directed Mr. O'Flynn to request certain information from Exelon, including information about Exelon's operating experience with respect to its nuclear generating facilities. Mr. O'Flynn phoned Mr. Mehrberg that day to request that information.

        On July 21, 2004, Mr. Mehrberg and Mr. Shapard participated in a conference call with Mr. O'Flynn and R. Edwin Selover, Senior Vice President and General Counsel of PSEG. They discussed the possibility of further discussions with respect to a possible business combination and the provision by Exelon of nuclear operating services. They concluded that, given the early stage of the discussions, they would not retain investment banking firms at that time to act as financial advisors in connection with a possible business combination. That same day, Mr. Selover provided a form of mutual confidentiality agreement to Mr. Mehrberg.

        On July 26, 2004, Mr. Mehrberg and Mr. Shapard participated in a call with Mr. O'Flynn to discuss PSEG's interest in continuing discussions concerning a possible business combination. During this conversation, Messers Mehrberg, Shapard and O'Flynn confirmed the mutual interest of Exelon and PSEG in continuing discussions about a possible nuclear operating services contract and a possible business combination structured as a stock-for-stock merger.

        On July 27, 2004, Exelon held a regularly scheduled meeting of its board of directors, at which Exelon management discussed contacts made with companies in the industry with respect to the possibility of a business combination and the results of management's further analysis of potential transactions with two of those companies. At this meeting, Exelon management reported on the status of the preliminary investigation of potential business combination transactions, including a potential transaction with PSEG. The results of the preliminary investigation presented to the Exelon board of directors included analysis of various factors that would affect the value of potential transactions to Exelon, including, but not limited to, earnings per share accretion/dilution, synergies and scalability, consistency of state regulatory models, regional diversity, opportunities for diversification, opportunities to serve markets with generation fleet, social issues, international and non-core assets, size of transaction, and credit considerations. The Exelon board of directors also discussed the continuing conversations with PSEG with respect to the general terms of a possible business combination and the terms of the proposed operating services contract. After considering the factors relevant to the evaluation of alternatives, the feasibility of the alternatives and the nature of discussions with PSEG, the Exelon board of directors accepted management's recommendation that Exelon pursue a possible business combination with PSEG. The Exelon board of directors instructed management to proceed with discussions with PSEG on the basis of the conversations held to date and to begin due diligence efforts.

        On July 29, 2004, Mr. Mehrberg and Mr. Shapard spoke again with Mr. O'Flynn regarding Exelon's perspective with respect to a possible business combination. They also identified various financial advisors that each company might consider retaining.

        Considering the size, complexity and geographic diversity of the proposed merger with PSEG, Exelon determined to retain two internationally recognized financial advisors with complementary strengths and substantial experience in similar transactions involving complex financial analysis, international operations and nuclear electric generation. On August 5, 2004, Mr. Rowe met with representatives of J.P. Morgan Securities Inc. to discuss the retention of JPMorgan as a financial advisor with respect to a possible business combination with PSEG. Exelon retained JPMorgan on August 9, 2004. On August 7, 2004, Messrs. Mehrberg and Shapard contacted representatives of Lehman Brothers Inc. to discuss the potential retention of Lehman Brothers as a financial advisor with respect to a possible transaction. Exelon retained Lehman Brothers as one of its financial advisors shortly thereafter.

        On August 9, 2004, Mr. O'Flynn contacted representatives of Morgan Stanley & Co. Incorporated to discuss the possible retention of Morgan Stanley by PSEG as its financial advisor with respect to PSEG's strategic discussions with Exelon, including the fact that Morgan Stanley was then acting as Exelon's financial advisor with respect to its possible disposition of Sithe Energies, Inc.

        On August 12, 2004, Exelon and PSEG entered into the mutual confidentiality agreement and a joint defense and common interest agreement. Mr. Mehrberg and Mr. O'Flynn attended a meeting of the strategic planning committee of the board of NEIL held at Exelon's offices in Philadelphia, Pennsylvania. That day Mr. Mehrberg and Mr. O'Flynn spoke again about the possibility of a strategic combination of Exelon and PSEG and the possible terms of such a transaction, as well as the due diligence and other steps that would be necessary to determine whether an agreement could be reached. During the course of later discussions on August 12, Messrs. Mehrberg, Shapard and O'Flynn talked generally about a possible business combination with an exchange ratio representing a pricing premium in the range of 13 to 17%, subject to, among other things, the results of due diligence, the input of financial advisors, satisfactory regulatory assessments, the outcome of further discussions and approval of each company's board of directors. Later that evening, Messrs. Mehrberg, Shapard, O'Flynn and Selover and Mr. Frank Cassidy, President and Chief Operating Officer of PSEG Power, met in Washington, D.C., to discuss various aspects of the possible strategic combination, including financial matters and nuclear operations.

        On August 13, 2004, representatives of Exelon and PSEG, including Messrs. Mehrberg, Shapard, O'Flynn, Selover and Cassidy and Ms. Elizabeth A. Moler, Executive Vice President, Governmental & Environmental Affairs and Policy of Exelon, along with representatives of Skadden, Arps, Slate, Meagher & Flom LLP, Exelon's federal regulatory counsel, and representatives of Steptoe & Johnson LLP, PSEG's federal regulatory counsel, and representatives of other advisors of Exelon and PSEG, met in Washington, DC to discuss the federal regulatory aspects relating to a possible business combination and arrangements relating to the operation of PSEG's nuclear generating facilities.

        On August 18, 2004, Mr. Mehrberg and Mr. Shapard discussed with Mr. O'Flynn PSEG's possible retention of Morgan Stanley as its financial advisor with respect to a possible business combination. The parties discussed the scope of Morgan Stanley's proposed engagement and the fact that Morgan Stanley was then acting as Exelon's financial advisor with respect to its possible disposition of Sithe. The parties confirmed that Morgan Stanley's work on this assignment would not pose an impediment to PSEG's engagement of Morgan Stanley as its financial advisor. Management of PSEG continued to discuss internally its selection of a financial advisor.

        On August 24, 2004, PSEG retained Morgan Stanley as its financial advisor. On that day, Mr. O'Flynn and other representatives of PSEG met with representatives of Morgan Stanley in order to discuss PSEG's strategic alternatives, including a possible business combination with Exelon.

        On August 30, 2004, at the request of the PSEG board of directors, Mr. Rowe met with members of the PSEG board of directors in Short Hills, New Jersey in order to discuss his strategic rationale for a possible business combination and his long-range plans for a combined company.

        On September 2, 2004, the PSEG board of directors held a previously scheduled strategy conference. Members of PSEG management, including Mr. O'Flynn and Mr. Selover, also participated in the conference. At the conference, the PSEG board of directors discussed industry trends and strategic issues and alternatives for PSEG, including a possible business combination with Exelon.

        Also on September 2, 2004 senior officers of Exelon, including Mr. Mehrberg and Mr. Shapard, representatives of Sidley Austin Brown & Wood LLP, Exelon's mergers and acquisitions counsel, Skadden, JPMorgan and Lehman Brothers and other advisors held an organizational meeting in Chicago, Illinois, at the offices of Sidley Austin Brown & Wood LLP in order to formally begin due diligence efforts with respect to a possible business combination with PSEG.

        During the period of September to mid-November 2004, PSEG consulted regularly with Pillsbury Winthrop LLP (now Pillsbury Winthrop Shaw Pittman LLP), outside counsel to PSEG, and Morgan Stanley concerning legal and financial issues that would arise in the course of consideration of a potential business combination with Exelon.

        During the period of September 9 through November 17, 2004, the parties and certain of their financial, legal, accounting and other advisors held numerous and extensive meetings by telephone or in person to exchange information in the course of the due diligence process, to consider possible synergies and other opportunities presented by a business combination and to discuss regulatory requirements and strategies. Additional document due diligence was conducted during this same period. During this time Exelon and PSEG reviewed a broad range of business, financial, accounting, legal and operational issues, with a particular emphasis on financial and related accounting matters and on Exelon's understanding of the business of PSEG Energy Holdings. The parties were also in regular contact, as appropriate, concerning the outcome of meetings of their respective boards of directors at which the possible business combination was discussed. In addition, representatives of Exelon and PSEG met during this period to discuss an operating services contract in order to improve operations at PSEG's nuclear generating facilities.

        On September 21, 2004, the PSEG board of directors held a regularly scheduled meeting during which regulatory considerations relating to a possible business combination with Exelon were discussed.

        On October 1, 2004, Messrs. Mehrberg, Shapard, O'Flynn and Selover, together with other representatives of Exelon and PSEG, JPMorgan, Lehman Brothers and Morgan Stanley, met at Lehman Brothers' offices in New York City in order to discuss the status of due diligence and related matters.

        On October 4, 2004, representatives of Exelon and PSEG, including Messrs. Mehrberg, Shapard, O'Flynn and Selover spoke regarding alternatives for a nuclear operating services contract.

        On October 18, 2004, Mr. Mehrberg and Mr. O'Flynn spoke by telephone with respect to the status of the due diligence efforts of the parties and the progress of discussions with respect to the terms of possible business combination. The discussion covered various subjects that the parties had been evaluating as part of the due diligence effort and how those subjects might become relevant to the possible terms of a business combination.

        On October 19, 2004, the PSEG board of directors held a previously scheduled regular meeting at which the directors discussed the status of the evaluation of a possible business combination with Exelon and Exelon's performance with respect to nuclear generation.

        On October 26, 2004, the Exelon board of directors held a previously scheduled regular meeting at which representatives of Sidley Austin, JPMorgan and Lehman Brothers were present and at which management provided an update to the Exelon board of directors as to the ongoing discussions with PSEG and the progress to date with respect to due diligence and Exelon's preliminary financial analysis of PSEG. The update also included a discussion of the general terms of an operating services contract relating to PSEG's nuclear generating facilities. At this meeting, representatives of Sidley Austin reviewed with the directors their fiduciary duties in connection with considering a possible business combination.

        On October 29, 2004, Messrs. Mehrberg, Shapard, O'Flynn and Selover spoke with respect to the status of due diligence and the progress of discussions with respect to the possible business combination, as well as the status and scope of the proposed operating services contract.

        On the evening of November 7 and morning of November 8, 2004, Mr. Mehrberg and Mr. Shapard met with Mr. Selover and Mr. O'Flynn in Chicago, Illinois, to discuss in more detail the terms of a possible business combination. Exelon proposed, subject to the results of due diligence and approval by the Exelon board of directors, a stock-for-stock merger with a fixed exchange ratio representing a pricing premium of approximately 15%. In addition, there was a discussion of regulatory, nuclear, governance, headquarters and related issues.

        On November 10, 2004, Mr. John Young, Executive Vice President of Exelon and President of Exelon Generation, and Mr. Christopher M. Crane, Senior Vice President of Exelon, President & Chief Nuclear Officer of Exelon Nuclear and President and Chief Executive Officer of Amergen, met with Mr. Ferland and Mr. Cassidy in order to discuss Exelon's management process with respect to the operation of nuclear generating facilities.

        Also on November 10, 2004, Messrs. Mehrberg, Shapard, O'Flynn and Selover spoke with respect to the regulatory aspects of a possible business combination.

        On November 11, 2004, Messrs. Mehrberg, Shapard, O'Flynn and Selover met in Elizabeth, New Jersey, in order to discuss in more detail the terms of a possible business combination, including possible exchange ratios. Messrs. Mehrberg and Shapard initially proposed a fixed exchange ratio of 1.20 shares of Exelon stock for each share of PSEG common stock. Mr. O'Flynn proposed a premium of 17%, which was roughly equivalent to a 1.25 exchange ratio based on then current prices. The parties did not reach any agreement on the exchange ratio for a possible business combination during the course of these discussions. The parties also discussed the proposed agreement for nuclear operating services, issues associated with regulatory approvals for a business combination, governance issues, the location of headquarters of business units and related matters.

        On November 12, 2004, Messrs. Mehrberg, Shapard, O'Flynn and Selover spoke again with respect to the terms of a possible business combination and, in particular, the exchange ratio for such a transaction. In these discussions, the parties had further discussion about a possible exchange ratio in the range of between 1.22 and 1.24 shares of Exelon common stock for each share of PSEG common stock. That same day Mr. Rowe and Mr. Ferland met in Washington, DC to discuss the proposed terms of a possible business combination. Mr. Rowe proposed, subject to approval by the Exelon board of directors, the completion of due diligence and both companies near-term stock performance, a business combination with a fixed exchange ratio of 1.225 shares of Exelon common stock for each share of PSEG common stock. They also discussed a proposed commitment by Exelon to raise its dividend over time after the execution of a merger agreement such that the first dividend received by PSEG shareholders after completion of the merger would match the dividend received by them prior to completion of the merger on an exchange ratio adjusted basis.

        On November 13, 2004, Messrs. Rowe and Ferland had a telephone conference in which Mr. Ferland indicated that he would present the proposed terms to the PSEG board of directors, including the 1.225 fixed exchange ratio proposed by Mr. Rowe, and recommend proceeding with full due diligence and negotiation of the terms of a merger agreement.

        On November 15, 2004, the Exelon board of directors met in person, along with representatives of Sidley Austin, JPMorgan and Lehman Brothers, in order to discuss the results of Exelon's due diligence efforts to date, including the proposed regulatory strategy and preliminary analysis of the financial prospects of PSEG and a combined company, and the proposed terms of the business combination. In addition, the Exelon board of directors reviewed the terms of the proposed operating services contract and the general terms of a proposed business combination, including the general terms of a draft merger agreement. After a discussion, the Exelon board of directors authorized management to go forward with further due diligence and to present a draft of a proposed merger agreement to PSEG. Later the same day Mr. Rowe spoke with Mr. Ferland by phone to report the decision of the Exelon board of directors.

        On November 16, 2004, the PSEG board of directors held a regularly scheduled meeting, also attended by representatives of Pillsbury Winthrop and Morgan Stanley, in order to discuss the status of the possible business combination, including the proposed terms thereof. Pillsbury Winthrop reviewed with the PSEG board of directors the legal and fiduciary responsibilities of directors when contemplating potential business combination transactions. After a discussion, the PSEG board of directors authorized management to go forward with further due diligence, including the formation of an expanded internal and external due diligence team, and to begin negotiation of a merger agreement. Later that day Mr. Ferland phoned Mr. Rowe in order to discuss the outcome of the meeting and to discuss a time schedule for conducting further due diligence and negotiations regarding a possible business combination. Mr. Ferland also requested that Mr. Crane and Mr. Young meet with the nuclear committee of the PSEG board of directors to discuss Exelon's management process with respect to the operation of nuclear generating facilities.

        During the period from November 17, 2004 through December 19, 2004, the parties conducted further due diligence with respect to each other, including document review and in person and telephonic meetings among the parties and their legal, financial, accounting and other advisors. This review included an examination of business and financial outlooks, litigation, environmental, accounting, financial reporting, tax, treasury, power trading, human resources, employee benefits, executive compensation, information technology and general legal matters.

        On November 18, 2004, Sidley Austin delivered a draft of the merger agreement to PSEG and Pillsbury Winthrop. On November 30, 2004, Pillsbury Winthrop delivered PSEG's comments to the draft merger agreement.

        On November 30, December 1 and December 3, 2004, the generation oversight, energy delivery oversight and enterprises oversight committees of the Exelon board of directors, respectively, met to discuss with members of management certain aspects of Exelon's due diligence efforts. In addition, on November 30, 2004, Exelon and PSEG made a joint presentation to each of Standard and Poor's and Moody's in order to inform the rating agencies of a possible merger of PSEG with Exelon and present the financial outlook for the combined company.

        On December 6, 2004, Messrs. Mehrberg and Shapard and other representatives of Exelon, along with representatives of Sidley Austin and Lehman Brothers, met with Messrs. O'Flynn and Selover, along with representatives of Pillsbury Winthrop and Morgan Stanley, in Chicago, Illinois, to discuss the draft merger agreement and related transaction issues. On December 7, 2004, Sidley Austin delivered a revised draft of the merger agreement to PSEG and Pillsbury Winthrop.

        On December 7, 2004, the Exelon board of directors held a previously scheduled regular meeting, which meeting was attended by representatives of Sidley Austin, JPMorgan and Lehman Brothers. The Exelon board of directors discussed the status of due diligence and the financial analysis of PSEG, the course of negotiations to date and various other matters relating to the proposed business combination. Exelon management reviewed with the Exelon board of directors the proposed terms of the operating services contract. That same day Messrs. Mehrberg, Shapard, O'Flynn and Selover spoke regarding the outcome of the meeting of the Exelon board of directors and the course of negotiations.

        On December 8, 2004, the parties reached substantial agreement in principle on the terms of the operating services contract, subject to board approval and satisfactory resolution of related regulatory matters.

        On December 10, 2004, Mr. Shapard and other representatives of Exelon, along with representatives of Sidley Austin and Lehman Brothers, met in New York, New York, at the offices of Sidley Austin with Messrs. O'Flynn and Selover, along with representatives of Pillsbury Winthrop and Morgan Stanley, to discuss the revised draft of the merger agreement. On December 11, 2004, Sidley Austin sent a revised draft of the merger agreement to PSEG and Pillsbury Winthrop.

        On December 11, 2004, Mr. Rowe met over dinner with directors of PSEG in Bernardsville, New Jersey to discuss his strategic vision for a combined company.

        On December 12, 2004, the nuclear committee of the PSEG board of directors, and certain other PSEG directors, met with Messrs. Rowe, Young and Crane and with representatives of PSEG to review Exelon's management process with respect to the operation of nuclear generating facilities. Also on December 12, the PSEG board of directors held a special meeting, also attended by representatives of Pillsbury Winthrop, Steptoe & Johnson, Morgan Stanley and other advisors, to discuss the results of PSEG's due diligence and the discussions to date with respect to the merger agreement. Pillsbury Winthrop led the PSEG board of directors through a discussion of the terms of the draft merger agreement and discussed the PSEG board of directors' duties in the context of considering the proposed business combination. Morgan Stanley reviewed the status of certain preliminary financial analyses of the proposed business combination with the PSEG board of directors. That evening, Mr. O'Flynn spoke to Mr. Mehrberg with respect to various matters raised by the PSEG board of directors on the merger agreement and related items.

        On December 13, 2004, Messrs. Mehrberg and Shapard and other representatives of Exelon, along with representatives of Sidley Austin and Lehman Brothers, met with Messrs. O'Flynn and Selover and representatives of Pillsbury Winthrop and Morgan Stanley by teleconference to discuss the revised draft of the merger agreement. On December 14, 2004, Sidley Austin distributed a revised draft of the merger agreement to PSEG and Pillsbury Winthrop.

        On December 15, 2004, Messrs. Mehrberg and Shapard and other representatives of Exelon, along with representatives of Sidley Austin and Lehman Brothers, and Messrs. O'Flynn and Selover, along with representatives of Pillsbury Winthrop and Morgan Stanley, met by teleconference to discuss the revised draft of the merger agreement. Later that day, Sidley Austin distributed a revised draft of the merger agreement to PSEG and Pillsbury Winthrop and to the Exelon board of directors. On December 16, 2004, PSEG distributed the revised draft of the merger agreement to the PSEG board of directors.

        On December 17, 2004, at a special meeting, the Exelon board of directors met in person and by video conference in Chicago, Illinois and Philadelphia, Pennsylvania, to discuss the merger agreement and the proposed terms and conditions of the merger. The Exelon board of directors also reviewed the business, regulatory, financial and operational aspects of the proposed merger. At the meeting, representatives of Sidley Austin led the Exelon board of directors through a detailed review of the merger agreement. Representatives of Sidley Austin also reviewed with the members of the Exelon board of directors their fiduciary duties in connection with considering a business combination. The Exelon board of directors also reviewed the due diligence findings and management's financial analysis of the transaction. In addition, representatives of JPMorgan and Lehman Brothers presented their analysis of the transaction and each stated that they were prepared to render an opinion to the Exelon board of directors that, based upon and subject to the assumptions, qualifications and limitations described by them and to be set forth in their written opinions, the proposed 1.225 exchange ratio in the merger was fair, from a financial point of view, to Exelon.

        On December 17, 2004, Sidley Austin distributed a revised draft of the merger agreement to PSEG and Pillsbury Winthrop in response to comments on the previous draft communicated by representatives of Pillsbury Winthrop. On December 18, 2004, representatives of Sidley Austin held further discussions with representatives of Pillsbury Winthrop with respect to the draft merger agreement. On December 18, 2004, Sidley Austin distributed a revised draft of the merger agreement to PSEG and Pillsbury Winthrop and to the Exelon board of directors. PSEG distributed this revised draft of the merger agreement to its board of directors that same day.

        On December 19, 2004, the organization and compensation committee of the PSEG board of directors held a special meeting in person and by telephone attended, for a portion of the meeting, by Hewitt Associates LLC and by Messrs. Ferland and Selover, to consider the proposed severance and retention plans, an amendment to Mr. Ferland's employment agreement, to avoid triggering the severance benefit that would otherwise result from the merger and the change in his responsibilities, and certain employment agreements. The committee approved the proposed arrangements and resolved to recommend their adoption to the PSEG board of directors.

        On the morning of December 20, 2004, the PSEG board of directors held a special meeting, in person and by teleconference, with representatives of PSEG, Pillsbury Winthrop, Steptoe & Johnson and Morgan Stanley to discuss the merger agreement and the proposed terms and conditions of the transaction, the operating services agreement, severance and retention plans, the amendment to Mr. Ferland's employment agreement and other employment agreements. Pillsbury Winthrop reviewed the merger agreement with the PSEG board of directors. Morgan Stanley delivered its oral opinion (subsequently confirmed in writing) that, as of December 20, 2004 and based upon and subject to the considerations, assumptions and limitations discussed in the opinion, the exchange ratio under the merger agreement was fair, from a financial point of view, to the holders of PSEG common stock.

        The PSEG board of directors, by unanimous vote, approved the merger agreement and the merger and the operating services contract.

        The Exelon board of directors held a special meeting by telephone on the morning of December 20, 2004. At this meeting the Exelon board of directors reviewed the final merger agreement and the factors that it considered in connection with the proposed merger, and representatives of each of JPMorgan and Lehman Brothers delivered their firm's respective written opinions that, based upon and subject to the assumptions, qualifications and limitations described in such opinion, the 1.225 exchange ratio in the merger was fair, from a financial point of view, to Exelon.

        Also on the morning of December 20, 2004, the Exelon board of directors, by unanimous vote, approved the merger agreement and the merger, including the issuance of shares of Exelon common stock as contemplated by the merger agreement, and the operating services contract. Thereafter Exelon and PSEG executed the merger agreement and the operating services contract and issued a joint press release announcing execution of the merger agreement.

Recommendation of Exelon Board; Exelon's Reasons for the Merger

        The Exelon board of directors has unanimously approved the merger agreement, has unanimously determined that the merger, including the issuance of shares of Exelon common stock as contemplated by the merger agreement, is advisable, fair to and in the best interests of Exelon and its shareholders and unanimously recommends a vote FOR the proposal to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement.

        In reaching its decision to recommend the issuance of shares of Exelon common stock as contemplated by the merger agreement, the Exelon board of directors consulted with Exelon management, as well as J.P. Morgan Securities Inc. and Lehman Brothers Inc., Exelon's financial advisors, Sidley Austin Brown & Wood LLP, Exelon's outside mergers and acquisitions counsel, and, with respect to federal regulatory matters, Skadden, Arps, Slate, Meagher & Flom LLP, Exelon's outside federal regulatory counsel, and considered various material factors, which are described below. The following discussion of the information and factors considered by the Exelon board of directors is not exhaustive, but includes all material factors considered by the Exelon board of directors. In view of the wide variety of factors considered by the Exelon board of directors in connection with its evaluation of the merger, the Exelon board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Exelon board of directors may have given different weight to different factors. The Exelon board of directors considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Exelon board of directors were the following:

        Strategic Considerations.    The Exelon board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

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  Increased Scale and Scope; Diversification.  The merger will create a combined company with increased scale and scope in both energy delivery and generation. In addition, the combined company will have greater diversification and balance in its energy delivery business and generation portfolio. This increased scale, scope and diversification should allow for improved service and reliability with greater earnings predictability. In the energy delivery business, the combined company will have three urban utility-based franchises with service areas encompassing more than 18 million people. The combined company will also have a large gas distribution portfolio to complement its electric distribution business. In the generation business, the combined company is expected to have approximately 52,000 megawatts of domestic capacity in multiple states prior to giving effect to any divestitures or other measures that may be required by governmental authorities, including approximately 20,000 megawatts of low-cost nuclear generation. This generation portfolio diversification should create a more balanced portfolio in terms of geography, fuel mix, dispatch and load-servicing capacity.

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  Anticipated Financial Strength and Flexibility.  The increased scale and scope is ultimately expected to strengthen the balance sheet of the combined company. In addition, the diversification of the energy delivery and generation portfolios of the combined company should result in a more stable cash flow, with approximately half of the combined company's earnings and cash flow coming from the three utilities and approximately half coming from the generation and other non-utility businesses.

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  Expanded and Improved Nuclear Operations.  The combined company will have expanded nuclear operations and should be able to capitalize on Exelon's nuclear operating and cost structure improvements, as well as the sharing of best practices across organizations.

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  Combined Expertise in Competitive Markets.  The Exelon board of directors believes the merger will combine companies with complementary areas of expertise: Exelon's expertise in generation operations and PSEG's expertise in transmission and distribution operations. In addition, PSEG's knowledge of the New Jersey auction process for procurement of power for utility customers will be valuable for ComEd as Illinois transitions to a competitive market with an expected similar auction process. The combined company is expected to be able to draw upon the intellectual capital, technical expertise and experience of a deeper and more diverse workforce. The combined company should also be better able to invest in and deploy new technologies to improve service.

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  Common Regulatory Framework.  New Jersey, Pennsylvania and Illinois have all passed legislation bringing competition to the electric industry, and are in varying phases of the transition to full competition.

        Synergies.    The Exelon board of directors considered that, although no assurance can be given that any particular level of cost savings and other synergies will be achieved, Exelon management had identified estimated synergies of approximately $400 million in the first full year of operations following completion of the merger and approximately $500 million in the second full year of operations following completion of the merger, prior to out-of-pocket expenses and transaction costs. The Exelon board of directors also considered the probability that the net present value of the estimated synergies over a ten-year period, plus terminal value, would exceed the premium to be paid in the merger under a range of assumptions. The Exelon board of directors took note of the fact that the synergy numbers were estimates, that they may change and that achieving the synergies is subject to a number of uncertainties. See "Risk Factors—Risks Relating to the Merger—The anticipated benefits of combining PSEG and Exelon may not be realized."

        Comparable Business Approach.    The Exelon board of directors considered the comparable corporate cultures of the two companies, including their shared commitment to supporting and participating in competitive energy markets and the competitive strategies of the companies.

        Impact of the Merger on Customers, Employees, Suppliers.    The Exelon board of directors evaluated the expected impact of the merger on Exelon's customers, employees and suppliers. Specifically, the merger should benefit customers by enhancing operations and strengthening reliability and provide more opportunities for employees in a larger, more competitive company.

        Impact of the Merger on Communities.    The Exelon board of directors evaluated the expected impact of the merger on the communities in which Exelon and PSEG are located and which they serve. In particular, the Exelon board of directors believes the merger will benefit the municipalities served by the combined company by creating a strong combined company able to provide more reliable service with operating headquarters in Newark, New Jersey, Chicago, Illinois, and Philadelphia, Pennsylvania. In addition, the companies expect to maintain their substantial presence in the cities and communities they serve, including significant charitable contributions.

        Benefits of Operating Services Contract.    The Exelon board of directors evaluated the expected benefits to Exelon and the expected increase in the value of PSEG resulting from the nuclear operating services contract entered into by Exelon Generation and PSEG Nuclear. See "The Merger—Certain Relationships Between Exelon and PSEG; Operating Services Contract" for a description of the contract.

        Share Prices.    The Exelon board of directors took note of the historic stock prices of Exelon and PSEG, including that the exchange ratio represented a 14.6% premium over the closing price of PSEG's common stock on December 16, 2004 and a 18.7% premium over the 30-day average closing price of PSEG's common stock as of December 16, 2004.

        Financial Considerations.    The Exelon board of directors considered the expected financial impact of the merger on Exelon in light of Exelon's acquisition criteria, including that the merger is expected to be accretive to shareholders of both companies. In particular, the Exelon board of directors considered the quantitative analysis of the merger on the combined company's earnings per share and the financial prospects of Exelon and PSEG, including the financial projections and extensions thereof prepared by the management of Exelon and the financial projections prepared by the management of PSEG, as adjusted by the management of Exelon. The Exelon board of directors also considered the historic financial condition, operating results and businesses of Exelon and PSEG, including information with respect to their respective earnings history.

        Opinions of Financial Advisors.    The Exelon board of directors considered the opinions of each of JPMorgan and Lehman Brothers to the Exelon board of directors that, as of December 20, 2004 and subject to and based upon the assumptions, qualifications and limitations discussed in each opinion, the exchange ratio in the merger was fair, from a financial point of view, to Exelon. See "The Merger—Opinions of Financial Advisors—Opinions of Exelon's Financial Advisors."

        Strategic Alternatives.    The Exelon board of directors considered the trends and competitive developments in the industry and the range of strategic alternatives available to Exelon, including the possibility of business combinations with other participants in the industry or continuing to operate as a stand-alone entity.

        Recommendation of Management.    The Exelon board of directors took into account management's recommendation in favor of the merger.

        Terms of the Merger Agreement.    The Exelon board of directors reviewed the terms of the merger agreement, including that the exchange ratio is fixed, the restrictions on Exelon's interim operations, the covenant for Exelon, subject to the Exelon board of directors' fiduciary duties and applicable laws, to increase its dividend to equal PSEG's on an exchange ratio adjusted basis, the ability of PSEG in specified circumstances to issue up to $350 million in equity or equity equivalents prior to completion of the merger, the conditions to each party's obligation to complete the merger, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances. See "The Merger Agreement" for a detailed discussion of the terms and conditions of the merger agreement. The Exelon board of directors also considered the course of negotiations of the merger agreement.

        Severance and Retention Arrangements.    The Exelon board of directors considered the severance and retention arrangements of PSEG in place prior to the execution of the merger agreement and those adopted in contemplation of execution of the merger agreement and the impact of such arrangements on the retention of key management of PSEG.

        Due Diligence.    The Exelon board of directors considered the scope of the due diligence investigation conducted by management and Exelon's outside advisors, including due diligence with respect to PSEG's international operations and evaluated the results thereof, including the information contained in PSEG's disclosure letter relating to the merger agreement. The Exelon board of directors also took note of the reports of the committees of the Exelon board of directors evaluating the results of the due diligence investigations and the coverage of identified risk areas in the representations and warranties in the merger agreement.

        Likelihood of Completion of the Merger.    The Exelon board of directors considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions. The Exelon board of directors took note of the closing condition in the merger agreement that neither Exelon nor PSEG is required to complete the merger if any governmental authority has entered a "burdensome order" in connection with the required statutory approvals. (See "The Merger Agreement—Covenants" for a description of this term). The Exelon board of directors also took note of Exelon's history of completing on a timely basis a transaction with similar regulatory approval requirements.

        The Exelon board of directors also considered the potential risks of the merger, including the following:

        Regulatory Approvals.    The Exelon board of directors considered the extensive regulatory approvals required to complete the merger and the risk that the governmental authorities and third parties may seek to impose unfavorable terms or conditions on the required approvals or that such approvals would not be obtained at all. The Exelon board of directors also considered the potential length of the regulatory approval process and that the merger agreement provides that it may not be terminated until June 20, 2006, which may be extended to December 20, 2006 under specified circumstances.

        Restrictions on Interim Operations.    The Exelon board of directors considered the provisions of the merger agreement placing restrictions on Exelon's operations until completion of the merger.

        Diversion of Management.    The Exelon board of directors considered the possible diversion of management resulting from the substantial time and effort necessary to complete the merger and integrate the operations of Exelon and PSEG following completion of the merger.

        Integration.    The Exelon board of directors evaluated the challenges inherent in the combination of two business enterprises of the size and scope of Exelon and PSEG, including the possibility of not achieving the anticipated synergies and other benefits sought from the merger.

        Impact on Credit Rating.    The Exelon board of directors considered the likelihood that the merger could result in a lower investment grade credit rating for the combined company and certain of its subsidiaries for a period of time from that of Exelon and its subsidiaries prior to the merger and the implications of such lower credit rating.

        Increased Regulation.    The Exelon board of directors considered the additional regulation to which the combined company would be subject.

        PSEG Nuclear Generating Facilities.    The Exelon board of directors considered the state of the nuclear generating facilities operated by PSEG and the impact on the combined company if the shutdown of the Hope Creek generating facility that was then in effect was extended beyond its expected timeframe or one or more of the nuclear generating facilities were unexpectedly shut down by the NRC or otherwise for an extended period of time. The Exelon board of directors took note of the ameliorative efforts of Exelon and PSEG on this matter, including under the operating services contract.

        Rate Recovery.    The Exelon board of directors considered the fact that as a result of purchase method accounting, certain of PSE&G's pension expenses currently recoverable under its current rate order from the NJBPU would be accelerated and may no longer be recoverable under that rate order. The Exelon board of directors took note of the fact that it is a condition to completion of the merger that PSE&G obtain an order from the NJBPU that permits PSE&G to recover such costs.

        The Exelon board of directors also considered the corporate governance provisions of the merger agreement and the Amended and Restated By-laws to be adopted upon completion of the merger, including that, upon completion of the merger, the Exelon board of directors will be comprised of twelve legacy Exelon directors and six legacy PSEG directors and that following completion of the merger until March 31, 2007, Mr. E. James Ferland, the current Chairman, President and Chief Executive Officer of PSEG, will serve as the non-executive Chairman of the Exelon board of directors.

        The Exelon board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of the Exelon board of directors' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements."

Recommendation of PSEG Board; PSEG's Reasons for the Merger

        The PSEG board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of PSEG and the holders of PSEG common stock, and unanimously recommends that PSEG shareholders vote FOR the proposal to approve the merger agreement and thereby approve the merger.

        In reaching its determination to recommend the approval of the merger agreement and the merger, the PSEG board of directors consulted with management, as well as Morgan Stanley & Co. Incorporated, PSEG's financial advisor, Pillsbury Winthrop Shaw Pittman LLP, PSEG's outside legal counsel, and, with respect to federal regulatory matters, Steptoe & Johnson LLP, PSEG's outside federal regulatory counsel, and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the PSEG board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the merger, the PSEG board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the PSEG board of directors may have given different weight to different factors. The PSEG board of directors considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the PSEG board of directors were the following:

        Strategic Considerations.    The PSEG board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

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  Common View of the Future of the Utility Industry.  The PSEG board of directors considered that the two companies share a common outlook on the preferred business model in the evolving utility industry and the characteristics necessary to assure long-term success in the industry, including supporting and participating in competitive energy markets.

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  Increased Scale and Scope, Diversification of Risk.  The PSEG board of directors considered that the merger will create a combined company with increased scale and scope in both energy delivery and electricity generation. The combined company will have greater diversification of markets and regulatory regimes. After merging, the combined company will maintain its proportion of business in regulated operations while reducing the proportion in international operations. By extending its operations across several states, the merger will diversify PSEG's regulatory risk by subjecting the combined company's utility operations to the jurisdictions of multiple state regulators rather than solely New Jersey. The generation portfolio will have a greater balance in terms of geography, dispatch, and load-servicing capabilities.

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  Anticipated Financial Strength and Flexibility.  The PSEG board of directors considered that the increased scale and diversification of the generation portfolio and utility operations are expected to provide improved earnings and cash flows, hence financial stability, for the combined company. The PSEG board of directors considered the anticipated improved credit rating of the combined company and certain of its subsidiaries. Additionally, the PSEG board of directors considered that certain of the combined company's assets, including international investments, would represent a smaller proportion of the combined company, and that opportunities to monetize selected assets would increase.

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  Improved Nuclear Operations.  The PSEG board of directors considered that the merger will give PSEG the opportunity to accelerate and sustain improvements at the Salem and Hope Creek nuclear generating facilities through access to Exelon's management model for nuclear operations, as well as Exelon's management employees, creating the ability to share best practices and improve both operating and cost performance. Additionally, the combined company will have 20 nuclear generating facilities at 12 sites, reducing PSEG's operating risk at any one unit.

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  Combined Expertise.  The PSEG board of directors considered that the merger will combine complementary areas of expertise: PSEG's expertise in electric and gas transmission and distribution operations and Exelon's expertise in nuclear generation operations. The combined company is expected to be able to draw upon the intellectual capital, technical expertise, and experience of a deeper, more diverse workforce.

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  Common Regulatory Framework.  The PSEG board of directors considered that Illinois, New Jersey, and Pennsylvania have all passed legislation bringing competition to the electric industry, and are in the varying phases of transition to full competition, with New Jersey being the most advanced. Both PSEG and Exelon have experience operating within the complexities of markets which have both regulated and unregulated aspects.

        Cost Savings and Synergies.    The PSEG board of directors considered that, although no assurance can be given that any particular level of cost synergies will be achieved, management had identified estimated annual pre-tax cost savings and synergies of $300 million in the first full year following completion of the merger increasing to approximately $400 million by the third year (without deduction for out-of-pocket expenses and transaction costs). These cost savings and synergies would occur in general and administrative operations, trading operations, fossil and nuclear operations and other operations, as well as opportunities to improve its meter reading and customer service efficiency, but did not include expected improvements in the operating performance of nuclear generating units to the extent those improvements were already reflected in PSEG's forward-looking financial information for 2005-2009. The PSEG board of directors believes that particular synergy opportunities exist in the areas of corporate staffing, operations and support staffing, corporate programs, information technology, the supply chain and plant optimization. The PSEG board of directors took note of the fact that the cost synergy numbers were estimates, that they may change and that achieving the cost synergies is subject to a number of uncertainties. See "Risk Factors—Risks Relating to the Merger—The anticipated benefits of combining PSEG and Exelon may not be realized."

        Impact of the Merger on Communities.    The PSEG board of directors evaluated the expected impact of the merger on the communities in which PSEG is located and which it serves. The PSEG board of directors believes the merger will benefit the municipalities served by the combined company by creating a strong combined company with operating headquarters in Newark, New Jersey, Chicago, Illinois and Philadelphia, Pennsylvania. The PSEG board of directors considered that, although the corporate headquarters of the combined company will be located in Chicago, Illinois, Exelon has agreed that it will maintain the combined company's generation headquarters in Newark, New Jersey. In addition, the companies expect to maintain their substantial presence in the cities and communities they serve, including through ongoing and significant charitable contributions. In particular, the PSEG board of directors considered the provision of the merger agreement to the effect that, during the four-year period immediately following the merger, the combined company will provide charitable contributions and traditional local community support within the service areas of PSEG and its subsidiary utilities at levels substantially comparable to and no less than the levels of charitable contributions and community support provided within their service areas within the two-year period immediately prior to completion of the merger.

        Benefits of Nuclear Operating Services Contract.    The PSEG board of directors considered the expected benefits to PSEG resulting from the nuclear operating services contract entered into by PSEG Nuclear and Exelon Generation. See "The Merger—Certain Relationships Between Exelon and PSEG; Operating Services Contract" for a description of the contract.

        Share Prices and Tax-Free Exchange.    The PSEG board of directors took note of the historic stock prices of PSEG and Exelon, including that the exchange ratio represented a 19.2% premium over the closing price of PSEG's common stock on December 15, 2004 and a 17.2% premium over the 30 day average closing price of PSEG's common stock as of December 15, 2004. The PSEG board of directors considered the potential for appreciation in value of Exelon's common stock and the opportunity for PSEG shareholders receiving Exelon shares in the merger to participate in this appreciation. The PSEG board of directors also took into account the fact that the merger is designed to be tax-free to the holders of PSEG common stock.

        Financial Considerations.    The PSEG board of directors considered the expected financial impact of the merger on PSEG, including that the merger is expected to be accretive to PSEG shareholders in the estimated amount of 13% in the first year following the merger. In particular, the PSEG board of directors considered the quantitative analysis of the merger on the combined company's earnings per share and the financial prospects of PSEG and Exelon. The PSEG board of directors also considered the historic financial condition, operating results and businesses of PSEG and Exelon, including information with respect to their respective earnings history.

        Opinion of Financial Advisor.    The PSEG board of directors considered the opinion of Morgan Stanley delivered to it that, as of December 20, 2004 and subject to and based on the considerations, assumptions and limitations discussed in that opinion, the exchange ratio under the merger agreement was fair, from a financial point of view, to the holders of PSEG's common stock. See "The Merger—Opinions of Financial Advisors—Opinion of PSEG's Financial Advisor."

        Recommendation of Management.    The PSEG board of directors considered management's recommendation in support of the merger.

        Stand-Alone Strategy.    The PSEG board of directors considered the prospects inherent in PSEG's stand-alone business plan, including among other strategies the potential monetization of certain of its assets and the plans for improvement in its nuclear operations. The PSEG board of directors considered that the benefits of the merger are likely to be achieved on a more accelerated basis and with less uncertainty of execution than the stand-alone business plan.

        Terms of the Merger Agreement.    The PSEG board of directors reviewed the terms of the merger agreement, including Exelon's undertaking, subject to the Exelon board of directors' fiduciary duties and applicable law, to increase its dividend to equal PSEG's on an exchange ratio adjusted basis, the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the conditions to each party's obligation to complete the merger, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances. See "The Merger Agreement" for a detailed discussion of the terms and conditions of the merger agreement.

        Due Diligence.    The PSEG board of directors considered the scope of the due diligence investigation conducted by management and PSEG's outside advisors and evaluated the results thereof, including the information contained in Exelon's disclosure letter relating to the merger agreement.

        Likelihood of Completion of the Merger.    The PSEG board of directors considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions. The PSEG board of directors took note of the closing condition in the merger agreement that neither PSEG nor Exelon is required to complete the merger if any governmental authority has entered a "burdensome order" in connection with the required statutory approvals. (See "The Merger Agreement—Covenants" for a description of this term.)

        Employee Matters.    The PSEG board of directors considered that Exelon has agreed that the combined company will give fair and equitable consideration to workforce reductions and job opportunities in the combined company. Exelon also has agreed in the merger agreement that the combined company will honor and perform PSEG's collective bargaining agreements and benefit plans, including continuing to provide benefits which, in the aggregate, are no less favorable than those provided to employees of Exelon in comparable positions and providing benefit plan credit for pre-merger service under PSEG's benefit plans.

        The PSEG board of directors also considered the potential risks of the merger, including the following:

        Regulatory Uncertainty in Illinois and Pennsylvania.    The PSEG board of directors considered the uncertainty surrounding the completion of electric restructuring initiatives in both Illinois and Pennsylvania. While New Jersey completed its transition period in August 2003, the Illinois transition period concludes at the end of 2006 and the Pennsylvania transition period concludes in 2010. In both states, the full details of the transition to fully competitive markets remain to be decided. The PSEG board of directors considered the effects of the completion of restructuring of the Illinois power markets in 2006, including the uncertainties and effects of a new and developing competitive generation market and the need for ComEd to file a rate case for its distribution business and place new rates in effect by January 1, 2006.

        Regulatory Approvals.    The PSEG board of directors considered the extensive regulatory approvals required to complete the merger and the risk that the governmental authorities and third parties may seek to impose unfavorable terms or conditions on the required approvals or that such approvals would not be obtained at all. The PSEG board of directors also considered the potential length of the regulatory approval process and that the merger agreement provides that it may not be terminated until June 20, 2006, which may be extended to December 20, 2006 under specified circumstances.

        Concentration in Nuclear Generation.    The PSEG board of directors considered the combined company's predominant focus on nuclear generation and attendant risks. The PSEG board of directors considered the fact that the combined entity will be the largest owner and operator of nuclear generation in the country with 20 reactors.

        Fixed Exchange Ratio.    The PSEG board of directors considered that the exchange ratio is fixed and there is a possibility that the value of the Exelon common stock could be more or less at closing than at the time of announcement of the merger.

        Goodwill.    The PSEG board of directors considered the fact that Exelon had $4.7 billion of goodwill on its balance sheet related to the PECO/Unicom merger in 2000, and that some or all of that goodwill may be impaired at some time in the future.

        Restrictions on Interim Operations.    The PSEG board of directors considered the provisions of the merger agreement placing restrictions on PSEG's operations until completion of the merger, and the extent of those restrictions as negotiated between the parties.

        Integration.    The PSEG board of directors evaluated the challenges inherent in the combination of two business enterprises of the size and scope of PSEG and Exelon, including the possibility of not achieving the anticipated synergies and other benefits sought to be obtained from the merger.

        Shareholders.    The PSEG board of directors considered the fact that PSEG shareholders will hold approximately 32% of the common stock of the combined company after completion of the merger and will therefore not control the combined company.

        Personnel.    The PSEG board of directors considered the adverse impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed. The PSEG board of directors also considered the level and impact of job reductions as a result of merger related synergies. Further, the PSEG board of directors considered the increased complexity of industrial relations resulting from the merger.

        The PSEG board of directors also considered the corporate governance provisions of the merger agreement and the Amended and Restated By-laws to be adopted by Exelon upon completion of the merger, including that upon completion of the merger and for a fixed period of time thereafter, the Exelon board of directors will be comprised of six legacy PSEG directors and twelve legacy Exelon directors.

        The PSEG board of directors believed that, overall, the potential benefits of the merger to PSEG and PSEG's shareholders outweighed the risks which are mentioned above.

        The PSEG board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the PSEG board of directors' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements."

Opinions of Financial Advisors

Opinions of Exelon's Financial Advisors

        At the meeting of the Exelon board of directors on December 17, 2004, JPMorgan and Lehman Brothers jointly presented materials combining both firms' respective analyses of the exchange ratio in the merger. JPMorgan and Lehman Brothers informed the Exelon board of directors that each firm had independently performed its analysis, and had applied different methodologies to the underlying data. The jointly presented materials reflected the full range of analyses of both advisors.

        As described below, on December 20, 2004 at the Exelon board of directors meeting each of JPMorgan and Lehman Brothers delivered its opinion to the Exelon board of directors that, based upon and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio in the merger was fair, from a financial point of view, to Exelon.

Opinion of JPMorgan

        The full text of the opinion of JPMorgan dated December 20, 2004, which sets forth, among other things, the assumptions made, the procedures followed, matters considered, and qualifications and limitations of the review undertaken by JPMorgan in rendering its opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The summary of the JPMorgan fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Exelon shareholders should read the opinion carefully and in its entirety. JPMorgan provided its opinion for the information and assistance of the Exelon board of directors in connection with its consideration of the proposed merger. The JPMorgan opinion is not a recommendation to any Exelon shareholder as to how any shareholder should vote with respect to the issuance of shares of Exelon common stock as contemplated by the merger agreement or any other matter and should not be relied upon by any Exelon shareholder as such.

        In arriving at its opinion, JPMorgan, among other things:

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  reviewed the terms of the merger agreement;

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  reviewed certain publicly available business and financial information concerning Exelon and PSEG and the industries in which they operate;

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  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

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  compared the financial and operating performance of Exelon and PSEG with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the then current and historical market prices of the PSEG common stock and Exelon common stock and certain publicly traded securities of such other companies;

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  reviewed certain internal financial analyses, projections and, in the case of Exelon, extensions of those projections, in each case prepared by the managements of PSEG and Exelon relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses, synergies and other strategic benefits expected to result from the merger; and

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  performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

        In addition, JPMorgan held discussions with certain members of the management of PSEG and Exelon with respect to certain aspects of the merger, and the past and current business operations of PSEG and Exelon, the financial condition and future prospects and operations of PSEG and Exelon, the effects of the merger, including the estimated cost savings and related expenses, synergies and other strategic benefits expected to result from the merger, on the financial condition and future prospects of Exelon, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

        JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan by Exelon and PSEG or otherwise reviewed by JPMorgan, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to JPMorgan. In relying on financial analyses and projections (and extensions thereof) provided to JPMorgan, including the estimated cost savings and related expenses, synergies and other strategic benefits expected to result from the merger, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best then currently available estimates and judgments by management as to the expected future results of operations and financial condition of PSEG and Exelon to which such analyses or projections relate. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes and that the transactions contemplated by the merger agreement will be consummated as described in the merger agreement, without material waiver, modification or amendment. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of its counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained within the constraints contemplated by the merger agreement and without any material adverse effect on the contemplated benefits of the merger, and that all other conditions to the merger will be satisfied in all material respects.

        JPMorgan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of the opinion. It should be understood that subsequent developments may affect the opinion and that JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, to Exelon of the exchange ratio in the proposed merger and JPMorgan expresses no opinion as to the underlying decision by Exelon to engage in the merger. JPMorgan is expressing no opinion as to the price at which Exelon common stock or PSEG common stock will trade at any future time.

        In connection with rendering its opinion to the Exelon board of directors, JPMorgan performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

        Accordingly, JPMorgan believes that the analyses it performed and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by JPMorgan in connection with its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness to Exelon of the exchange ratio in the proposed merger from a financial point of view.

        In performing its analysis, JPMorgan considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Exelon and PSEG. The analyses performed by JPMorgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of JPMorgan's analysis of the fairness of the exchange ratio in the proposed merger, from a financial point of view, to Exelon. Additionally, the analyses performed by JPMorgan relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired or sold.

        JPMorgan's opinion and financial analyses were only one of many factors considered by the Exelon board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Exelon board of directors or management with respect to the merger or the exchange ratio.

        The following is a summary of the material financial analyses performed by JPMorgan in connection with providing its opinion to the Exelon board of directors on December 20, 2004. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Comparable Publicly Traded Companies Analysis

        Using publicly available information, JPMorgan compared selected financial data of Exelon and PSEG with similar data for selected publicly traded companies engaged in businesses that JPMorgan judged to be reasonably comparable to Exelon and PSEG, based upon its experience with companies in the power and utility industry and their relative similarity in size and business mix to that of Exelon and PSEG, in order to assess how the public market values shares of similar publicly traded companies and to provide an implied range of relative values for shares of Exelon and PSEG common stock by reference to these companies, which could then be used to determine implied exchange ratio ranges. In evaluating companies identified by JPMorgan as reasonably comparable to Exelon and PSEG, JPMorgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Exelon or PSEG.

        JPMorgan reviewed the trading and operating statistics of the following selected publicly traded companies in the power and utility industry:

  •
  American Electric Power Company, Inc.

  •
  Constellation Energy Group, Inc.

  •
  Cinergy Corp.

  •
  Dominion Resources, Inc.

  •
  Entergy Corporation

  •
  FPL Group, Inc.

  •
  PPL Corporation

        Based on the above companies' closing stock prices on December 16, 2004, JPMorgan calculated the ratio of firm value (calculated as equity value, plus debt, less cash and cash equivalents) to 2005 estimated earnings before interest, taxes, depreciation and amortization, referred to in this joint proxy statement/prospectus as "EBITDA," and the ratio of stock price to 2005 estimated earnings per share, referred to in this joint proxy statement/prospectus as "EPS." Estimated financial performance for the comparable companies, for Exelon and for PSEG were based on publicly available information, financial projections for Exelon provided by Exelon's management and financial projections for PSEG prepared by PSEG's management, as adjusted by Exelon's management and provided to JPMorgan by Exelon's management, respectively. This analysis indicated the following firm value and share price multiples:

Company	Firm value as a multiple of 2005 Estimated EBITDA	Price as a multiple of 2005 Estimated EPS
American Electric Power	6.9x	14.5x
Constellation Energy	7.6x	12.6x
Cinergy	8.7x	14.5x
Dominion Resources	7.9x	13.4x
Entergy	7.5x	14.1x
FPL Group	7.6x	14.5x
PPL Corp.	7.6x	12.9x

Median	7.6x	14.1x
Mean	7.7x	13.8x
Exelon	8.6x	14.1x
PSEG	8.8x	15.2x

        Based on the current trading multiples of the comparable companies, JPMorgan applied a range of multiples of estimated 2005 EBITDA and 2005 earnings to the corresponding financial data regarding Exelon and PSEG provided to JPMorgan by Exelon's management as discussed above, without giving effect to potential transaction-related synergies, to derive an implied range of values for shares of Exelon and PSEG common stock. Based on these value ranges, JPMorgan determined implied exchange ratio ranges of 0.747 to 1.238 and 0.863 to 1.149 Exelon shares of common stock per PSEG share of common stock based on EBITDA multiples and price to earnings multiples, respectively, as compared to the proposed merger exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock in the proposed merger. Accordingly, JPMorgan determined that the proposed merger exchange ratio fell within or reasonably close to these calculated values.

        JPMorgan noted that none of the selected comparable companies is either identical or directly comparable to Exelon or PSEG and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Discounted Cash Flow Analysis

        JPMorgan performed discounted cash flow analyses of PSEG and Exelon for the purpose of determining the implied fully diluted equity value for each share of the companies' respective common stocks, based on the expected future cash flows to be generated by each company, as described below. Utilizing these implied values, JPMorgan then calculated implied exchange ratio ranges.

        Exelon:    JPMorgan conducted a discounted cash flow analysis to determine a range of estimated equity values per diluted share for Exelon common stock. JPMorgan calculated the present value of the Exelon cash flow streams from 2005 through 2009, assuming it continued to operate as a stand-alone entity, based on financial projections for 2005 through 2007 and extensions of those projections from 2008 through 2009 (also referred to in this joint proxy statement/prospectus as Exelon forward-looking financial information for 2005 through 2007 and extensions of that forward-looking financial information for 2008 through 2009), in each case provided by Exelon's management. JPMorgan also calculated an implied range of terminal values for Exelon at the end of 2009 by applying a range of multiples of 8.0x to 9.0x to Exelon's 2009 EBITDA assumption. The cash flow streams and the range of terminal values were then discounted to present values using a range of discount rates from 5.25% to 5.75%, which was based on Exelon's estimated weighted average cost of capital, to determine a discounted cash flow value range. The value of Exelon's common stock was derived from the discounted cash flow value range by subtracting Exelon's debt and adding Exelon's cash and cash equivalents outstanding as of December 31, 2004, in each case based on Exelon's management estimates.

        PSEG:    JPMorgan conducted a discounted cash flow analysis to determine a range of estimated equity values per diluted share for PSEG common stock. JPMorgan calculated the present value of the PSEG cash flow streams from 2005 through 2009, with and without giving effect to potential transaction-related synergies, based on financial projections prepared by PSEG's management (also referred to in this joint proxy statement/prospectus as PSEG forward-looking financial information), as adjusted by Exelon's management and provided to JPMorgan by Exelon's management. JPMorgan also calculated an implied range of terminal values for PSEG at the end of 2009 by applying a range of multiples of 8.0x to 9.0x to PSEG's 2009 estimated EBITDA. The cash flow streams and the range of terminal values were then discounted to present values using a range of discount rates from 5.25% to 5.75%, which was based on PSEG's weighted average cost of capital, to determine a discounted cash flow value range. The value of PSEG's common stock was derived from the discounted cash flow value range by subtracting PSEG's debt and adding PSEG's cash and cash equivalents outstanding as of December 31, 2004, in each case based on estimates provided by PSEG's management.

        Using the range of implied equity values for Exelon and PSEG described above, JPMorgan then calculated a range of implied exchange ratios. The high and the low implied exchange ratio were calculated by dividing the highest per share value for PSEG with the lowest per share value for Exelon and the lowest per share value for PSEG with the highest per share value for Exelon, respectively. This analysis indicated the following implied exchange ratio reference ranges both with and without synergies attributed to PSEG, as compared to the proposed merger exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock in the proposed merger. As set forth in the table below, JPMorgan determined that the proposed merger exchange ratio fell within or reasonably close to these calculated values.

Implied Exchange Ratio with Synergies	Implied Exchange Ratio without Synergies
1.263x - 1.862x	1.021x - 1.506x

Historical Exchange Ratio Analysis

        JPMorgan reviewed the historical average exchange ratio between PSEG and Exelon common stocks as of December 16, 2004 and for the four-week, three-month, six-month, one-year and two-year periods ending December 16, 2004. These historical exchange ratios were reviewed in order to provide background information and perspective with respect to the relative historical share prices of Exelon and PSEG common stock. The historical average exchange ratios were calculated by dividing the daily closing price per share of PSEG common stock by the daily closing price per share of Exelon common stock for each day in the indicated periods and then calculating the average for such period. JPMorgan also reviewed the high and the low historical exchange ratio for the two-year period ending December 16, 2004. This review indicated implied exchange ratios set out in the table below, as compared to the proposed merger exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock in the proposed merger. As set forth in the table below, JPMorgan determined that the proposed merger exchange ratio fell within the values calculated for the exchange ratio range as part of the historical exchange ratio analysis.

Period Ended December 16, 2004	Exchange Ratio
One-day	1.071x
Four-week average	1.044x
Three-month average	1.084x
Six-month average	1.117x
One-year average	1.219x
Two-year average	1.291x

Premium Paid Analysis

        In order to assess the premium to be paid by Exelon to PSEG shareholders, JPMorgan reviewed the premiums paid to one-day, one-week and four-weeks prior closing target stock prices in transactions involving United States publicly traded target companies for transactions valued at greater than $1 billion announced between January 1, 1998 and November 30, 2004. Additionally, JPMorgan also reviewed the premiums paid to one-day, one-week and four-weeks prior closing target stock prices in seven precedent transactions in the power and utility sector, including the proposed acquisition of UniSource Energy Corporation by Saguaro Acquisition Corp., a corporation whose indirect owners include investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P., J.P. Morgan Partners, LLC and Wachovia Capital Partners; Energy East Corporation's acquisition of RGS Energy Group, Inc.; Potomac Electric Power Company's acquisition of Conectiv; FirstEnergy Corp.'s acquisition of GPU, Inc.; PECO Energy Company's merger with Unicom Corporation; Northern States Power Company's acquisition of New Century Energies, Inc.; and American Electric Power's acquisition of Central and South West Corporation.

        JPMorgan compared the premiums implied in the above group of transactions with the premiums in the proposed merger based on the merger consideration implied by the exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock and Exelon's closing stock price on December 16, 2004, and the closing price for PSEG stock on December 16, 2004, one-week prior to December 16, 2004, and four-weeks prior to December 16, 2004. This analysis indicated the following implied premiums for the selected transactions, as compared to the premiums implied in the proposed merger:

	One-Day	One-Week	Four-Weeks
All deals	29.7%	34.4%	39.3%
Comparable power and utility deals	18.1%	22.1%	25.4%
Implied premium in the merger	14.4%	21.1%	18.4%

        As set forth in the table above, JPMorgan determined that the premiums implied in the proposed merger for the one-day, one-week and four-week periods described above were in each case below the average premiums paid in similar precedent transactions.

        JPMorgan noted that none of these transactions is either identical or directly comparable to the merger and that any analysis of selected transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the premiums paid in transactions.

Relative Contribution Analysis

        JPMorgan reviewed selected Exelon forward-looking financial information and extensions of that forward-looking financial information provided by Exelon's management and selected PSEG forward-looking financial information prepared by PSEG's management, as adjusted by Exelon's management and provided to JPMorgan by Exelon's management, to determine the companies' relative contribution to the combined business, which is one measure of whether shareholders of Exelon and PSEG, respectively, are receiving an appropriate portion of the equity ownership of the combined company. JPMorgan analyzed Exelon's and PSEG's relative contributions to EBITDA and net income for the year 2005, making an adjustment for PSEG's financial leverage.

        Based on the relative contributions of Exelon and PSEG, prior to consideration of the impact of any potential transaction-related synergies, JPMorgan determined a range of implied exchange ratios from 0.996 to 1.051 shares of Exelon common stock per share of PSEG common stock as compared to the proposed merger exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock.

Financial Contribution Measure	Implied Exchange Ratio
2005E EBITDA	1.051x
2005E Net income	0.996x

Analysis of Merger Impact on Earnings

        JPMorgan analyzed the expected impact of the proposed merger on Exelon's estimated earnings per common share for years 2006 and 2007, after giving effect for potential transaction-related synergies. Based on the terms of the proposed merger and using Exelon forward-looking financial information for 2005 through 2007 provided by Exelon's management, PSEG forward-looking financial information prepared by PSEG's management, as adjusted by Exelon's management and provided to JPMorgan by Exelon's management, and estimates of potential synergies provided by Exelon's management, JPMorgan's analysis indicated that the proposed merger can be expected to be accretive to Exelon's earnings per share in each year analyzed. JPMorgan noted that actual results may vary from projected results and the variations may be material.

Miscellaneous

        JPMorgan has acted as financial advisor to Exelon with respect to the proposed merger, and will receive a fee of $15 million from Exelon for its services, which is payable in three equal installments. The first installment was paid following announcement of the execution of the merger agreement, the second one will be due upon Exelon's shareholder approval of the issuance of shares of Exelon common stock as contemplated by the merger agreement, and the third installment will be due upon consummation of the proposed merger. JPMorgan and its affiliates have performed in the past, and may perform in the future, a variety of investment banking and commercial banking services for each of Exelon and the PSEG. Specifically, JPMorgan's commercial bank affiliate is an agent bank and lender under credit facilities of each of Exelon and PSEG. During the past two years, JPMorgan and its affiliates have received fees of approximately $6.2 million from Exelon and its affiliates for advisory, underwriting, loan syndication, and other investment banking assignments, exclusive of any fees received in connection with the merger, and approximately $8.7 million from PSEG and its affiliates. In the ordinary course of business, JPMorgan and its affiliates may participate in loans and actively trade the debt and equity securities of Exelon or PSEG for their own accounts or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Opinion of Lehman Brothers

        The full text of Lehman Brothers' written opinion, dated as of December 20, 2004 is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You are urged to read Lehman Brothers' opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers' opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Exelon board of directors in connection with its consideration of the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any Exelon shareholders as to how such shareholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not address, Exelon's underlying business decision to proceed with or effect the merger.

        In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

  •
  the merger agreement and the specific terms of the merger;

  •
  publicly available information concerning Exelon and PSEG that Lehman Brothers believed to be relevant to its analysis, including each of their respective latest Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other relevant filings with the SEC;

  •
  financial and operating information with respect to the business, operations and prospects of Exelon furnished to Lehman Brothers by Exelon, including financial projections of Exelon and extensions of such financial projections, in each case, prepared by Exelon's management;

  •
  financial and operating information with respect to the business, operations and prospects of PSEG furnished to Lehman Brothers by PSEG, including financial projections of PSEG prepared by PSEG's management, as adjusted by the management of Exelon;

  •
  trading histories of Exelon common stock for the last two years and of PSEG common stock for the last two years, and a comparison of each of their trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

  •
  a comparison of the historical financial results and then present financial condition of Exelon and PSEG with each other and with those of other companies that Lehman Brothers deemed relevant;

  •
  a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

  •
  estimates prepared by the management of Exelon of the cost savings and operating synergies expected to result from the combination of the businesses of Exelon and PSEG;

  •
  the pro forma contribution of earnings before interest, taxes, depreciation and amortization, net income and cash flow from operations that each company would contribute to the combined company following the consummation of the merger; and

  •
  the pro forma impact of the merger on the future financial performance of Exelon, PSEG and the combined company.

        In addition, Lehman Brothers had discussions with the managements of Exelon and PSEG concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the strategic benefits of the merger, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information provided to Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Exelon and PSEG that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Exelon and PSEG, including the associated cost savings and operating synergies estimated to result from the merger, upon advice of Exelon, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of Exelon as to the respective future financial performance of Exelon and PSEG and that Exelon and PSEG would perform substantially in accordance with such projections. With respect to the extensions of Exelon's financial projections for any periods after December 31, 2007, upon advice of Exelon, in arriving at its opinion, Lehman Brothers used and relied on extensions of the financial projections of Exelon for the calendar years ended December 31, 2008 and 2009 which were prepared by the management of Exelon using similar assumptions as those used by the management of Exelon in preparing its financial projections for the periods up to December 31, 2007 and such projection extensions were reviewed and determined to be reasonable by Exelon's management. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Exelon or PSEG and did not make or obtain any evaluations or appraisals of the assets or liabilities of Exelon or PSEG. Upon the advice of Exelon and its legal and accounting advisors, Lehman Brothers assumed that (1) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the shareholders of Exelon and (2) the merger will be treated as a purchase of interests for accounting purposes and that certain purchase accounting adjustments provided to Lehman Brothers by Exelon's management represented Exelon's management's best estimates of the likely accounting for the merger. Lehman Brothers further assumed, upon advice of Exelon, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the merger will be obtained within the constraints contemplated by the merger agreement. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date Lehman Brothers' rendered its opinion to the Exelon board of directors.

        In addition, Lehman Brothers expressed no opinion as to the prices at which shares of Exelon common stock would trade at any time following the announcement of the merger or the consummation of the merger.

        In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses described below. Lehman Brothers also relied on these analyses in preparing the joint presentation with JPMorgan made to the Exelon board of directors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Exelon or PSEG but rather made its determination as to the fairness, from a financial point of view, to Exelon of the exchange ratio to be paid by Exelon in the merger, on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Exelon and PSEG. Any estimates contained in Lehman Brothers' analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Exelon board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary.

Comparable Public Companies Analysis

        In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Exelon and PSEG common stock by reference to these companies, which could then be used to calculate implied exchange ratio ranges, Lehman Brothers reviewed and compared certain financial information, ratios and public market multiples relating to Exelon and PSEG to corresponding financial data for comparable publicly traded power and utility companies. Lehman Brothers selected these companies based upon its views as to the comparability of the financial and operating characteristics of these companies to Exelon and PSEG.

        The companies included in the comparable companies analysis for both Exelon and PSEG were:

  •
  American Electric Power Company, Inc.

  •
  Constellation Energy Group, Inc.

  •
  Cinergy Corp.

  •
  Dominion Resources, Inc.

  •
  Entergy Corporation

  •
  FPL Group, Inc.

  •
  PPL Corporation

        Lehman Brothers then reviewed publicly available research analysts' estimates to compare financial information and multiples of market value of these companies to Exelon's and PSEG's:

  •
  stock price to 2004 estimated EPS;

  •
  stock price to 2005 estimated EPS;

  •
  firm value to 2004 estimated EBITDA, where firm value means market equity value as of December 16, 2004 plus the following balance sheet items as of September 30, 2004: debt, minority interest, nonconvertible preferred stock and all out-of-money convertible securities less cash; and

  •
  firm value to 2005 estimated EBITDA.

        Multiples were based on closing stock prices on December 16, 2004. The following table reflects the results of the analysis, as compared to the multiples for Exelon and PSEG:

	Firm Value to EBITDA		Stock Price to EPS
	2004E	2005E	2004E	2005E
Comparable Companies: Selected
Range	7.7x - 8.7x	7.2x - 8.2x	14.2x - 16.2x	12.8x - 14.8x
Exelon	8.7x	8.3x	15.6x	14.5x
PSEG	8.8x	8.7x	14.8x	15.2x

        Applying a range of multiples derived from the comparable public companies analysis to corresponding financial data on Exelon and PSEG provided to Lehman Brothers by Exelon and PSEG as discussed below, including attributing 100% of the expected transaction synergies from the merger (net of any estimated costs to achieve such synergies) to PSEG's estimated earnings and EBITDA, Lehman Brothers calculated a range of implied equity values per share of Exelon and PSEG common stock which were then used to calculate a range of implied exchange ratios, with and without transaction synergies. The following table reflects the results of this analysis:

	Firm Value to EBITDA	Stock Price to EPS
Implied Exchange Ratio: No Synergies	0.721x - 1.206x	0.934x - 1.231x
Implied Exchange Ratio: With Synergies	0.979x - 1.559x	1.225x - 1.614x

        As illustrated by the table above, Lehman Brothers noted that the transaction's proposed exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock was in line with the exchange ratio ranges resulting from the comparable public companies analysis.

        No company utilized in the comparable public companies analysis was identical to Exelon or PSEG. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Exelon and PSEG and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Lehman Brothers made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Exelon or PSEG, such as the impact of competition on Exelon or PSEG and the industry generally, industry growth and the absence of any material adverse change in the financial conditions and prospects of Exelon or PSEG or the industry or in the financial markets in general.

Discounted Cash Flow Analysis

        In order to estimate the respective present values for Exelon common stock and PSEG common stock, a measure designed to provide insight into the value of a company based upon its expected future cash flows, Lehman Brothers performed discounted cash flow analyses on Exelon and PSEG using financial projections for Exelon provided by Exelon's management for the period from January 1, 2005 through December 31, 2007, extensions of the projections of Exelon provided by Exelon's management for the period from January 1, 2008 through December 31, 2009 (also referred to in this joint proxy statement/prospectus as Exelon forward-looking financial information for 2005 through 2007 and extensions of that forward-looking financial information for 2008 through 2009) and financial projections for PSEG prepared by the management of PSEG (also referred to in this joint proxy statement/prospectus as PSEG forward-looking financial information), as adjusted by the management of Exelon and provided to Lehman Brothers by Exelon's management, for the period from January 1, 2005 through December 31, 2009.

        For the Exelon discounted cash flow analysis, Lehman Brothers calculated terminal values by applying a range of terminal multiples to assumed 2009 EBITDA of 7.72x to 8.72x. This range was based on the firm value to 2004 estimated EBITDA multiple range derived in the comparable companies analysis. The cash flow streams and terminal values were discounted to present values using a range of discount rates of 5.43% to 6.43%. From this analysis, Lehman Brothers calculated a range of implied equity values per share of Exelon common stock.

        For the PSEG discounted cash flow analysis, Lehman Brothers performed separate analyses assuming (1) no transaction synergies and (2) that 100% of the transaction synergies (net of any estimated costs to achieve such synergies) would be attributed to PSEG. In both cases, Lehman Brothers calculated terminal values by applying the same range of terminal multiples of 7.72x to 8.72x as applied in the discounted cash flow analysis of Exelon to PSEG's 2009 estimated EBITDA. The cash flow streams and terminal values were discounted to present values using the same range of discount rates of 5.43% to 6.43% as applied to the discounted cash flow analysis of Exelon. From these analyses, Lehman Brothers calculated a range of implied equity values per share of PSEG common stock.

        Based on the range of values calculated in the Exelon and PSEG discounted cash flow analyses with and without transaction synergies (net of any estimated costs to achieve such synergies) attributed to PSEG, Lehman Brothers calculated a range of implied exchange ratios for PSEG common stock to Exelon common stock. The following table reflects the results of this analysis:

Discounted Cash Flow Analysis
Implied Exchange Ratio: No Synergies	0.979x - 1.558x
Implied Exchange Ratio: With Synergies	1.211x - 1.872x

        Lehman Brothers noted that the transaction's proposed exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock fell within the exchange ratio ranges resulting from the discounted cash flow analysis as summarized above.

Historical Trading Analysis

        Lehman Brothers reviewed the ratio of daily closing share prices of PSEG common stock to Exelon common stock for the two-year, one-year, six-month, three-month and four-week periods ended December 16, 2004. This historical trading data was reviewed to provide background information and perspective with respect to the relative historical share prices of PSEG and Exelon common stock. The following table reflects the results of the analysis:

Historical Period	Daily Average Trading Ratios
Two-year historical period	1.291x
One-year historical period	1.219x
Six-month historical period	1.117x
Three-month historical period	1.084x
Four-week historical period	1.044x
December 16, 2004	1.071x

        Lehman Brothers noted that the transaction's proposed exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock fell within the exchange ratio range resulting from the selected historical trading analysis as illustrated above.

Premiums Paid Analysis

        To assess the premium to be paid by Exelon to PSEG shareholders, Lehman Brothers reviewed selected historical transactions for the premiums paid to shareholders in such transactions. Lehman Brothers selected transactions with an equity value greater than $1 billion for (1) all industries announced from 1998 to December 16, 2004 (507 transactions in total), and (2) comparable transactions in the power and utility sector. The selected comparable historical transactions in the power and utility sector were the following:

  •
  Proposed acquisition of UniSource Energy Corporation by Saguaro Acquisition Corp., a corporation whose indirect owners include investment funds affiliated with J.P. Morgan Partners, LLC, Kohlberg, Kravis, Roberts & Co., L.P., and Wachovia Capital Partners (announced November 2003)

  •
  Energy East Corporation's acquisition of RGS Energy Group, Inc. (announced February 2001)

  •
  Potomac Electric Power Company's merger with Conectiv (announced February 2001)

  •
  FirstEnergy Corp.'s acquisition of GPU, Inc. (announced August 2000)

  •
  PECO Energy Company's merger with Unicom Corporation (announced September 1999)

  •
  Northern States Power Company's merger with New Century Energies, Inc. (announced March 1999)

  •
  American Electric Power Company, Inc.'s merger with Central and South West Corporation (announced December 1997)

        The premiums were calculated over the share price one-day prior, one-week prior and four-weeks prior to the selected historical transactions' respective announcement date. These premiums were then compared to the implied premium to be paid to PSEG shareholders over the price one-day prior to, one-week prior to, and for the four-weeks prior to December 16, 2004. The following table reflects the results of the analysis:

	Premium to Price Prior to Announcement
	1 Day	1 Week	4 Weeks
Selected Historical Transactions: All Industries	29.7%	34.4%	39.3%
Selected Historical Transactions: Power and Utility Sector	18.1%	22.1%	25.4%
Implied Premium to PSEG Shareholders (as of December 16, 2004)	14.4%	21.1%	18.4%

        The implied premium paid to PSEG shareholders over the share price one-day prior, one-week prior and four-weeks prior to the transaction's announcement were derived from the transaction's proposed exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock. As illustrated by the table above, Lehman Brothers noted that the implied premium to be paid to PSEG shareholders over the share price one-day prior, one-week prior and four-weeks prior to the transaction's announcement was below the average premiums paid in similar historical transactions.

Contribution Analysis

        Lehman Brothers reviewed selected historical and estimated future financial information for Exelon and PSEG to determine Exelon's and PSEG's relative contribution to the combined company after the merger, which is one measure of whether the shareholders of Exelon and PSEG, respectively, are receiving an appropriate portion of the equity ownership of the combined company. Lehman Brothers analyzed Exelon's and PSEG's relative contribution to estimated EBITDA, net income and cash flow from operations for the years 2004 and 2005. Lehman Brothers analyzed estimated EBITDA and net income and cash flow from operations based on:

  •
  Exelon forward-looking financial information provided by Exelon's management;

  •
  PSEG forward-looking financial information prepared by PSEG's management, as adjusted by the management of Exelon and provided to Lehman Brothers by Exelon's management; and

  •
  PSEG forward-looking financial information adjusted to include the benefits of estimated transaction synergies.

        Based on the relative contributions of Exelon and PSEG to the combined company calculated in the contribution analysis, Lehman Brothers determined a range of implied exchange ratios for PSEG common stock to Exelon common stock.

        The following table reflects the results of the analysis:

Implied Exchange Ratio Based on Contributions to the Combined Company
	No Synergies	With Synergies
2004E EBITDA	1.002x	1.312x
2005E EBITDA	0.890x	1.185x
2004E Net Income	1.135x	1.484x
2005E Net Income	1.020x	1.342x
2004E Cash Flow from Operations	1.347x	1.564x
2005E Cash Flow from Operations	1.308x	1.511x

High	1.347x	1.564x
Low	0.890x	1.185x

        Lehman Brothers noted that the transaction's proposed exchange ratio of 1.225 shares of Exelon common stock per share of PSEG common stock fell within the exchange ratio range resulting from the contribution analysis as summarized in the table above.

Purchase Price Multiples Analysis

        In order to assess how the public market values comparable publicly traded companies and companies that have been involved in comparable transactions and to provide a basis for comparing these companies to Exelon and PSEG, Lehman Brothers performed a purchase price multiples analysis of the merger. This analysis compared the market multiples of selected comparable companies and the multiples of selected announced comparable historical transactions in the power and utility sector to the following multiples of the transaction:

  •
  stock price to 2004 estimated EPS;

  •
  stock price to 2005 estimated EPS;

  •
  firm value to 2004 estimated EBITDA; and

  •
  firm value to 2005 estimated EBITDA.

        For this analysis, Lehman Brothers used the publicly available financial and market information of the following announced comparable historical transactions in the power and utility sector:

  •
  PNM Resources, Inc.'s acquisition of TNP Enterprises, Inc. (announced July 2004)

  •
  Ameren Corporation's acquisition of Illinois Power Company (announced February 2004)

  •
  Proposed acquisition of UniSource Energy Corporation by Saguaro Acquisition Corp., a corporation whose indirect owners include investment funds affiliated with J.P. Morgan Partners, LLC, Kohlberg, Kravis, Roberts & Co., L.P., and Wachovia Capital Partners (announced November 2003)

  •
  Texas Pacific Group's proposed acquisition of Portland General Electric Company (announced November 2003)

  •
  Energy East Corporation's acquisition of RGS Energy Group, Inc. (announced February 2001)

  •
  Potomac Electric Power Company's merger with Conectiv (announced February 2001)

  •
  FirstEnergy Corp.'s acquisition of GPU, Inc. (announced August 2000)

  •
  PECO Energy Company's merger with Unicom Corporation (announced September 1999)

  •
  Northern States Power Company's merger with New Century Energies, Inc. (announced March 1999)

  •
  American Electric Power Company, Inc.'s merger with Central and South West Corporation (announced December 1997)

  •
  Ameren Corporation's acquisition of CILCORP, Inc. (announced April 2002)

        From these selected announced comparable historical transactions, Lehman Brothers employed the following ratios in the purchase price multiples analysis:

  •
  price paid to projected EPS for the first fiscal year after announcement;

  •
  price paid to the last twelve months EPS before announcement;

  •
  aggregate value paid to projected EBITDA for the first fiscal year after announcement; and

  •
  aggregate value paid to last twelve months EBITDA before announcement.

        As part of the purchase price multiples analysis, Lehman Brothers also reviewed and compared certain financial information, ratios and public market multiples relating to Exelon and PSEG to corresponding financial data for comparable publicly traded power and utility companies and calculated various financial multiples as set forth above under the comparable public companies analysis. To reflect a merger premium paid, Lehman Brothers increased the comparable companies market equity value by a 15% premium and calculated the same financial multiples as it did under the comparable public companies analysis.

        The following table reflects the results of the purchase price multiples analysis:

	Firm Value to EBITDA		Stock Price to EPS
	2004E	2005E	2004E	2005E
Comparable Announced Transactions (Last Twelve Months and 1 Year Forward)	7.5x	7.0x	16.3x	15.8x
Comparable Companies	8.2x	7.7x	15.2x	13.8x
Comparable Companies Adjusted for 15% Premium	9.5x	8.9x	17.5x	15.9x
Exelon and PSEG Merger	9.4x	9.2x	16.9x	17.4x

        Lehman Brothers noted that the purchase price multiples resulting from the proposed transaction were in line with the multiples from the comparable companies when adjusted for a merger premium.

Accretion/Dilution Analysis

        Lehman Brothers analyzed and considered the impact of the merger on the estimated EPS and dividends per share of Exelon for the years 2006, 2007, 2008 and 2009, assuming the merger is completed at the exchange ratio of 1.225x, using the Exelon forward-looking financial information for 2005 through 2007 and extensions of that forward-looking financial information for 2008 through 2009 provided by Exelon's management and PSEG forward-looking financial information prepared by the management of PSEG, as adjusted by the management of Exelon and provided to Lehman Brothers by Exelon's management and including estimates of transaction synergies, for the period from January 1, 2006 through December 31, 2009.

        Lehman Brothers assumed that, among other things:

  •
  Exelon would be the acquirer for purchase accounting purposes;

  •
  the estimated transaction synergies applicable to the combined company's businesses would be as provided by management of Exelon;

  •
  the combined company's pro forma dividend would be such that PSEG shareholders would have the same projected dividend taking into account of the proposed exchange ratio;

  •
  the merger would be tax-free to both Exelon and PSEG shareholders except to the extent of any additional cash received by PSEG shareholders for fractional shares or for any increase in projected dividends; and

  •
  the merger would close on January 1, 2006.

        Based on this analysis, the proposed transaction is expected to result in an increase in EPS when compared to Exelon's EPS on a stand-alone basis in the years 2006, 2007, 2008 and 2009. In addition, based on this analysis, the proposed transaction is also expected to result in an increase in dividends per share paid to Exelon shareholders of common stock, when compared to the dividends per share paid to Exelon shareholders of common stock on a stand-alone basis, in the years 2006, 2007, 2008 and 2009.

        Lehman Brothers also analyzed and considered the impact of the merger on the estimated EPS of Exelon for the years 2006 and 2007, assuming the merger is completed at the exchange ratio of 1.225x. Estimated EPS for Exelon and PSEG for 2006 were based on consensus EPS of the Institutional Brokers Estimate System, referred to in this joint proxy statement prospectus as "I/B/E/S," and for 2007 were based on I/B/E/S consensus EPS for 2006 grown at the I/B/E/S long-term earnings per share growth estimates. The analysis took into account estimates of transaction synergies provided to Lehman Brothers by the management of Exelon. Based on this analysis, the proposed merger is expected to result in an increase in EPS when compared to Exelon's EPS on a stand-alone basis in the years 2006 and 2007.

        Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Exelon board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Exelon, PSEG and the utility industry generally and because its investment banking professionals have substantial expertise in transactions comparable to the merger.

        As compensation for its services in connection with the merger, Exelon has agreed to pay Lehman Brothers a transaction fee of $15 million, which is payable in three equal installments. The first installment was paid following the announcement of the execution of the merger agreement, the second one will be due upon Exelon's shareholder approval of the issuance of shares of Exelon common stock as contemplated by the merger agreement, and the third installment will be due upon completion of the merger. Exelon has also agreed to reimburse Lehman Brothers for certain expenses incurred by Lehman Brothers, including fees of outside legal counsel, and to indemnify Lehman Brothers and related parties against liabilities arising out of Lehman Brothers' engagement and the rendering of its opinion. Lehman Brothers in the past has rendered investment banking services to Exelon, PSEG and their affiliates and received customary fees for such services. During the past two years, Lehman Brothers and its affiliates have received fees of approximately $3.4 million from Exelon and its affiliates for advisory, underwriting and other investment banking assignments exclusive of any fees received in connection with the merger, and approximately $7.8 million from PSEG and its affiliates.

        In the ordinary course of its business, Lehman Brothers may participate in loans and actively trade in the debt or equity securities of Exelon and PSEG for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Opinion of PSEG's Financial Advisor

        Pursuant to a letter agreement dated November 8, 2004, PSEG formally retained Morgan Stanley to provide it with certain financial advisory services in connection with the merger. At the meeting of the PSEG board of directors on December 20, 2004, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of December 20, 2004, and based upon and subject to the assumptions, qualifications and limitations discussed in its opinion, the exchange ratio under the merger agreement was fair, from a financial point of view, to holders of PSEG common stock.

        The full text of Morgan Stanley's opinion, dated December 20, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The summary of Morgan Stanley's fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of PSEG, addresses only the fairness from a financial point of the merger consideration to be received by holders of PSEG common stock pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley's opinion does not constitute a recommendation to any shareholder of PSEG as to how such shareholder should vote with respect to the merger agreement.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly-available financial statements and other information of PSEG and Exelon;

  •
  reviewed certain internal financial statements and other financial and operating data concerning PSEG and Exelon, prepared by the managements of PSEG and Exelon, respectively;

  •
  reviewed certain financial projections of PSEG and Exelon and, in the case of Exelon, extensions thereof, prepared by the managements of PSEG and Exelon, respectively;

  •
  discussed the past and then current operations and financial condition and the prospects of PSEG and Exelon with senior executives of PSEG and Exelon, respectively;

  •
  reviewed the pro forma impact of the merger on various Exelon financial metrics;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the managements of PSEG and Exelon with senior executives of PSEG and Exelon, respectively;

  •
  discussed the strategic rationale for the merger with senior executives of PSEG and Exelon;

  •
  reviewed the reported prices and trading activity for the PSEG common stock and the Exelon common stock;

  •
  compared the financial performance of PSEG and Exelon and the prices and trading activity of the PSEG common stock and the Exelon common stock with that of certain other comparable publicly-traded companies and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in discussions and negotiations among representatives of PSEG and Exelon and their financial and legal advisors;

  •
  reviewed the merger agreement, the operating services contract between Exelon Generation Company, LLC and PSEG Nuclear, LLC and certain related documents; and

  •
  considered such other factors and performed such other analyses as it deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections and extensions thereof, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the future financial performance of PSEG and Exelon. Morgan Stanley also relied on the assessments of senior management of PSEG and Exelon of the strategic rationale for the merger. In addition, Morgan Stanley assumed that the merger and the other transactions contemplated in the merger agreement would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that in connection with the receipt of all necessary regulatory approvals for the proposed merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of PSEG or of Exelon, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley is not a legal, regulatory or tax expert and relied on the assessments made by advisors to PSEG with respect to such issues. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of December 20, 2004.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of PSEG or any of its assets.

        The following is a summary of the financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion, dated December 20, 2004. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

        In connection with its analysis, Morgan Stanley calculated the implied consideration to be paid for each share of PSEG common stock by multiplying the merger exchange ratio of 1.225 times the closing price of a share of Exelon common stock of $43.38 as of December 15, 2004 for a per share implied consideration of $53.14.

        Historical Trading and Exchange Ratio Analysis.    Morgan Stanley reviewed the historical trading ranges of PSEG and Exelon for various periods ending on December 15, 2004 and the resulting implied exchange ratios to provide it with background and perspective for how each company's stock has historically traded on a standalone basis and relative to each other.

        Morgan Stanley noted that for the 52-week period ending December 15, 2004, the range of closing prices for PSEG common shares was $38.10 to $47.72. Morgan Stanley also noted that for the 52-week period ending December 15, 2004, the range of closing prices for Exelon common shares was $30.92 to $43.40. Morgan Stanley also observed the following:

Period Ending December 15, 2004	Average PSEG Price Per Share	Average Exelon Price Per Share	Historical Trading Ratio	Implied Premium at Merger Exchange Ratio
5 Trading Days Prior	$43.82	$42.56	1.03x	19.0%
10 Trading Days Prior	$43.57	$42.14	1.03x	18.5%
One Month Prior	$43.96	$42.06	1.05x	17.2%
Two Months Prior	$43.44	$40.99	1.06x	15.6%

        Morgan Stanley noted that the implied consideration to be paid for each share of PSEG common stock was $53.14 as of December 15, 2004, which was greater than the average prices per share for PSEG common stock listed above.

        Comparable Public Companies Analysis.    Morgan Stanley performed a comparable company analysis on PSEG and Exelon, which attempted to provide an implied value for PSEG and Exelon by comparing them to similar companies. For purposes of its analysis, Morgan Stanley reviewed and compared certain public and internal PSEG and Exelon financial information, ratios and available public market multiples relating to PSEG and Exelon to corresponding financial data for selected publicly-traded utility companies. Morgan Stanley selected these companies for its comparable company analysis of PSEG and Exelon based on its experience with companies in the utility industry and their relative similarity in size and business mix to that of PSEG and Exelon, respectively.

        PSEG.    The companies included in the PSEG comparable companies analysis were:

  •
  Constellation Energy Group, Inc.

  •
  Entergy Corporation

  •
  Exelon Corporation

  •
  FirstEnergy

  •
  PPL Corporation

        Morgan Stanley then reviewed both public and internal PSEG financial information to compare financial metrics of these companies to the following PSEG metrics:

  •
  stock price to 2005 estimated EPS;

  •
  stock price to 2006 estimated EPS; and

  •
  Aggregate Value (defined as equity value plus estimated non-convertible debt, minority interest, capital lease obligations and preferred stock less cash and cash equivalents as of December 31, 2004) to the estimated 2006 EBITDA.

        The following table reflects the results of the analysis and the corresponding multiples for PSEG based on representative ranges of median earnings and EBITDA estimates for these companies obtained from I/B/E/S, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors:

	Price to EPS		Aggregate Value to EBITDA
	2005E	2006E	2006E
Range derived from PSEG comparables	12.5x - 13.5x	11.5x - 12.5x	6.75x - 7.25x
PSEG multiples	13.5x	12.2x	7.6x

        Applying a representative range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per share of PSEG with respect to PSEG's:

  •
  stock price to 2005 estimated EPS;

  •
  stock price to 2006 estimated EPS; and

  •
  Aggregate Value to 2006 estimated EBITDA.

        Based on this analysis, Morgan Stanley derived a range of implied equity values per share of PSEG common stock of $40.00 to $48.68. Morgan Stanley noted that the implied consideration to be paid for each share of PSEG common stock was $53.14 as of December 15, 2004, which was greater than the range implied by the analysis.

        Exelon.    The companies included in the Exelon comparable companies analysis were:

  •
  Constellation Energy Group, Inc.

  •
  Entergy Corporation

  •
  FirstEnergy

  •
  PPL Corporation

  •
  Public Service Enterprise Group Incorporated

        Morgan Stanley then reviewed public financial information to compare financial metrics of market value of these companies to Exelon's public and internal financial metrics:

  •
  stock price to 2005 estimated EPS;

  •
  stock price to 2006 estimated EPS;

  •
  Aggregate Value to 2005 estimated EBITDA; and

  •
  Aggregate Value to 2006 estimated EBITDA.

        The following table reflects the results of the analysis and the corresponding multiples for Exelon based on representative ranges of median I/B/E/S earnings and EBITDA forecasts:

	Price to EPS		Aggregate Value to EBITDA
	2005E	2006E	2005E	2006E
Ranges derived from Exelon comparables	13.0x - 14.0x	12.0x - 13.0x	7.5x - 8.0x	7.25x - 7.75x
Exelon multiples	14.5x	13.4x	8.0x	7.7x

        Applying a range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per share of Exelon with respect to Exelon's and based on public and internal Exelon financial information:

  •
  stock price to 2005 estimated EPS;

  •
  stock price to 2006 estimated EPS;

  •
  Aggregate Value to 2005 estimated EBITDA; and

  •
  Aggregate Value to 2006 estimated EBITDA.

        Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Exelon common stock of $38.48 to $45.51. Morgan Stanley noted that the closing price of Exelon common stock on December 15, 2004 was $43.38, which was within the range implied by this analysis.

        No company utilized in the comparable public companies analysis is identical to PSEG or Exelon. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PSEG and Exelon and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PSEG or Exelon, such as the impact of competition on PSEG or Exelon and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of PSEG or Exelon or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using comparable company data.

        Sum-of-the-Parts Discounted Cash Flow Analyses.    Given the different nature of businesses in which PSEG and Exelon participate, Morgan Stanley also analyzed each company as the sum of its constituent businesses, or as the "sum of its parts" and performed a discounted cash flow analysis on each of its constituent businesses. A discounted cash flow analysis is designed to provide insight into the value of a company as a function of its future cash flows and terminal value. Morgan Stanley's discounted cash flow analysis was based on:

  •
  subsidiary and consolidated financial projections provided by management of PSEG for the period from January 1, 2005 through December 31, 2009 (also referred to in this joint proxy statement/prospectus as the PSEG forward-looking financial information);

  •
  subsidiary consolidated financial projections provided by management of Exelon for the period from January 1, 2005 through December 31, 2007 (also referred to in this joint proxy statement/prospectus as the Exelon forward-looking financial information for 2005 through 2007); and

  •
  extensions of the projections of Exelon provided by Exelon's management for the period from January 1, 2008 through December 31, 2009 (also referred to in this joint proxy statement/prospectus as extensions of the Exelon forward-looking financial information for 2008 through 2009).

        Unlevered free cash flows were calculated as net income available to common shareholders plus the aggregate of preferred stock dividends, depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense less the sum of capital expenditures and investment in noncash working capital for each operating subsidiary. The free cash flows and range of terminal values were then discounted to present values using a range of discount rates which were chosen by Morgan Stanley based upon an analysis of market discount rates applicable to comparable companies in the electric utility sector.

        PSEG.    For the PSEG discounted cash flow analysis, Morgan Stanley performed discounted cash flow analysis on the following business units with the noted assumptions and considerations.

  •
  PSE&G: For PSEG's regulated utility subsidiary, Morgan Stanley calculated a range of terminal values at the end of the projection period by applying a multiple to PSE&G's projected 2009 earnings and then adding back the projected debt and preferred stock amounts in 2009. The price to earnings multiple range used was 14.0x to 15.0x and the weighted average cost of capital was 5.5% to 6.0%.

  •
  PSEG Power: Morgan Stanley calculated a range of terminal values at the end of the projection period by applying an Aggregate Value/EBITDA multiple to PSEG Power's projected 2009 EBITDA. The Aggregate Value to EBITDA multiple range used was 7.5x to 8.5x and the weighted average cost of capital range was 8.0% to 8.5%.

  •
  PSEG Global: Morgan Stanley discounted the cash flows to equity holders by the equity cost of capital for each business owned by PSEG Global based on the risk profiles. Morgan Stanley determined the terminal value applicable for each business based on the valuation metrics associated with that business and the business's standalone prospects.

  •
  PSEG Resources: Morgan Stanley performed a discounted cash flow analysis covering the entire period during which PSEG Resources' assets were projected to provide cash flow, with a terminal value based on the residual asset value at the end of the period. Morgan Stanley used a cost of capital for each lease owned by PSEG Resources based on the risk profile of each lease.

        From this analysis, Morgan Stanley calculated a range of equity value per share of PSEG common stock of $40.53 to $45.49. Morgan Stanley noted that the implied consideration to be paid for each share of PSEG common stock was $53.14 as of December 15, 2004, which was greater than the range implied by this analysis.

        Exelon.    For the Exelon discounted cash flow analysis, Morgan Stanley performed discounted cash flow analysis on the following business units with the noted assumptions and considerations.

  •
  ComEd and PECO: For Exelon's utility subsidiaries, Morgan Stanley calculated a range of terminal values at the end of the projection and extension period by applying a price to earnings multiple to ComEd's and PECO's estimated ongoing 2009 earnings based on the extensions of the Exelon forward-looking financial information for 2008 through 2009 provided by Exelon's management. The price to earnings multiple range used was 14.0x to 15.0x for ComEd and PECO and the weighted average cost of capital was 5.5% to 6.0%.

  •
  Exelon Generation: Morgan Stanley calculated a range of aggregate terminal values at the end of the projection and extension period by applying an Aggregate Value to EBITDA multiple to Exelon Generation's 2009 estimated EBITDA based on the extensions of the Exelon forward-looking financial information for 2008 through 2009 provided by Exelon's management. The 2009 estimated EBITDA Morgan Stanley used to calculate the terminal Aggregate Value of Exelon Generation was increased based upon an estimate made with respect to the potential increase in EBITDA Exelon Generation would receive for its generation output currently used to satisfy its Provider of Last Resort, referred to in this joint proxy statement/prospectus as a "POLR," service obligations to PECO; this estimate was based on an assessment of the potential amount by which market prices for POLR service in the PECO service territory would have exceeded the current POLR pricing charged by Exelon Generation to PECO through the period covered under Exelon Generation's POLR service agreement with PECO, which runs through December 31, 2010. The Aggregate Value to EBITDA multiple range used was 8.0x to 9.0x and the weighted average cost of capital was 7.5% to 8.0% for cash flows through the period ended December 31, 2009 and 7.75% to 8.25% for the terminal value.

  •
  Synthetic fuel assets: Morgan Stanley conducted a discounted cash flow analysis covering the entire period during which Exelon's synthetic fuel assets were projected to provide cash flow; therefore, a terminal value approach was not used for this business. The cost of equity range used in the discounting of Exelon Generation's synthetic fuel assets' cash flow to equity holders was 6.5% to 7.5%.

        From this analysis, Morgan Stanley calculated a range of equity value per share of Exelon common stock of $40.32 to $44.45. Morgan Stanley noted that the closing price of Exelon common stock on December 15, 2004 was $43.38, which was within the range implied by this analysis.

        The sum-of-the-parts discounted cash flow analyses does not imply the value at which the individual PSEG or Exelon businesses could be sold. Morgan Stanley did not consider the effect of transaction costs, including taxes that could be payable, associated with a disposition of any of the PSEG or Exelon businesses.

        Sum-of-Parts Comparable Public Companies Analysis.    Morgan Stanley also used a comparable companies analysis as described earlier to analyze each of PSEG's and Exelon's constituent businesses. Using management estimates, Morgan Stanley compared certain financial measures of selected comparable companies to those of the relevant businesses within PSEG and Exelon. Morgan Stanley selected these comparable companies based upon its views as to the comparability of the financial and operating characteristics of these companies to the relevant PSEG and Exelon businesses. Morgan Stanley calculated reference value ranges for the PSEG and Exelon businesses by applying various multiples derived from these comparable companies to selected financial measures of the relevant PSEG and Exelon businesses based on information provided by each company's management. Based on this analysis, Morgan Stanley calculated per share values for PSEG common stock ranging from $38.66 to $41.51. Morgan Stanley noted that the implied consideration to be paid for each share of PSEG common stock was $53.14 as of December 15, 2004, which was greater than the range implied by this analysis. In addition, based on this analysis, Morgan Stanley calculated per share value for Exelon common stock ranging from $41.16 to $45.97 and noted that the closing price of Exelon common stock on December 15, 2004 was $43.38, which was within the range implied by this analysis.

        Dividend Discount Analysis.    Morgan Stanley also analyzed the implied values of PSEG and Exelon as a function of the present value of their respective dividend payments. Morgan Stanley performed these analyses of PSEG and Exelon based on the following information:

  •
  PSEG forward-looking financial information for 2005 through 2009 provided by management of PSEG;

  •
  Exelon forward-looking financial information for 2005 through 2007 provided by management of Exelon; and

  •
  extensions of the Exelon forward-looking financial information for 2008 through 2009 provided by Exelon's management.

        Morgan Stanley calculated terminal values by applying a range of multiples to the estimated EPS in fiscal year 2009 and the dividend streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the cost of equity for each of PSEG and Exelon. Based on this analysis, Morgan Stanley calculated per share values for PSEG ranging from $42.75 to $47.10. Morgan Stanley noted that the implied consideration to be paid for each share of PSEG common stock was $53.14 as of December 15, 2004, which was greater than the range implied by this analysis. In addition, based on this analysis, Morgan Stanley calculated per share values for Exelon ranging from $38.15 to $42.01 and noted that the closing price of Exelon common stock on December 15, 2004 was $43.38, which was greater than the range implied by this analysis.

        Analysis of Selected Precedent Transactions.    Morgan Stanley also performed an analysis of selected precedent transactions, which attempted to provide an implied value for PSEG by comparing it to other companies involved in business combinations. Using publicly available information, Morgan Stanley considered three sets of announced or completed transactions:

  •
  United States mergers (excluding transactions in the technology sector), referred to in this joint proxy statement/prospectus as "Large United States All-Stock Mergers," announced since

    January 2001 involving 100% stock-for-stock exchanges, in which the smaller company involved had an equity market capitalization of at least $5 billion;

  •
  Utility sector merger-of-equal transactions, referred to in this joint proxy statement/prospectus as "Utility MOEs," since January 1998; and

  •
  Utility sector corporate acquisition transactions since January 1999, referred to in this joint proxy statement/prospectus as "Utility Acquisitions."

        Morgan Stanley compared certain financial and market statistics of the three sets of selected precedent transactions. Based on an assessment of the Large United States All-Stock Mergers, Morgan Stanley applied a premium to unaffected market price ranging from 10% to 20%. Based on the analysis of Large United States All-Stock Mergers, Morgan Stanley calculated per share values for PSEG common stock ranging from $49.04 to $53.50.

        Based on an assessment of the Utility MOEs, Morgan Stanley applied a premium to unaffected market price ranging from 0% to 10% and the 1-year forward I/B/E/S price to earnings multiple ranging from 12.0x to 14.0x. Based on the analysis of Utility MOEs, Morgan Stanley calculated per share values for PSEG common stock ranging from $38.40 to $49.04.

        Based on an assessment of the Utility Acquisitions, Morgan Stanley applied a premium to unaffected market price ranging from 20% to 40%. Based on the analysis of Utility Acquisitions, Morgan Stanley calculated per share values for PSEG common stock ranging from $53.50 to $62.41.

        Morgan Stanley noted that the implied consideration to be paid for each share of PSEG common stock was $53.14 as of December 15, 2004, which was within the range implied by the large United States All-Stock Mergers, greater than the range implied by the Utility MOEs, and less than the range implied by the Utility Acquisitions. Morgan Stanley also noted that the Utility Acquisitions involved much smaller transactions in terms of the size (of the target), and very few of these transactions occurred in 2003 or 2004. Of the 24 transactions comprising the Utility Acquisitions group, the target company median size was $2 billion, and only four of these transactions were announced since the end of 2002. Morgan Stanley further noted that no Utility MOEs have been announced since 2000.

        No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the merger in both business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PSEG and other factors that would affect the value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of PSEG, such as the impact of competition on PSEG and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of PSEG or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

        Pro Forma Transaction Analysis.    Using financial projections provided by PSEG's and Exelon's managements and publicly available I/B/E/S earnings estimates and taking into account certain management estimates of synergies provided to Morgan Stanley by PSEG management, Morgan Stanley reviewed the pro forma impact of the merger on PSEG's and Exelon's estimated EPS for the years 2006-2009. For purposes of this analysis, Morgan Stanley assumed the transaction closed on January 1, 2006.

        The pro forma impact on Recurring Earnings Per Share (defined as earnings based on all projected merger-related adjustments to EPS except for impacts relating to costs to achieve synergies and certain short-term purchase accounting adjustments) was found to be accretive to earnings from 2006 to 2009 to both PSEG and Exelon using each company's forward-looking financial information, and extension thereof in the case of Exelon, as the basis of comparison for both companies. The pro forma impact on Reported Earnings Per Share (defined as earnings per share taking into account all projected merger-related adjustments and any extraordinary items) was found to be accretive to earnings from 2006 to 2009 to PSEG and accretive to earnings from 2007 to 2009 to Exelon using each company's forward-looking financial information and, extension thereof in the case of Exelon, as the basis of comparison for both companies. Assuming no merger-related adjustments to earnings per share and based on I/B/E/S earnings estimates, the pro forma impact on EPS was found to be accretive to earnings from 2006 to 2009 to both PSEG and Exelon using I/B/E/S projections as the basis for comparison for both companies.

        Contribution Analysis.    Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of each of PSEG and Exelon to the combined entity and implied contributions based on other financial metrics. Morgan Stanley reviewed the pro forma effect of the merger and computed the implied equity contribution of PSEG and Exelon for the years ended December 31, 2004, December 31, 2005 and December 31, 2006. Such financial results included EBITDA and net income. The computation showed, among other things, that PSEG's implied equity contribution based on 2004, 2005 and 2006 projected EBITDA was 27%, 28% and 30%, respectively; based on 2004, 2005 and 2006 projected net income, PSEG's implied equity contribution was 28%, 28% and 30%, respectively. In addition, Morgan Stanley calculated the implied equity contribution of PSEG and Exelon based on the results of the Sum-of-Parts Discounted Cash Flow, Sum-of-Parts Comparable Public Companies, and Dividend Discount analyses; the computation showed, among other things, that PSEG's implied equity contribution based on these three analyses was 27%, 25% and 29%, respectively. Morgan Stanley noted that the 1.225x exchange ratio of Exelon common shares to PSEG common shares would result in pro forma ownership of the combined company for holders of PSEG common stock equal to approximately 31%.

        In connection with the review of the transaction with the PSEG board of directors, Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley's analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of PSEG or Exelon common stock.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PSEG or Exelon. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. The analyses performed were performed solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of PSEG common stock and were conducted in connection with the delivery of Morgan Stanley's opinion to the PSEG board of directors. The analyses do not purport to be appraisals or to reflect the prices at which PSEG common stock or Exelon common stock might actually trade. The exchange ratio applicable to each share of PSEG common stock under the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between PSEG and Exelon and approved by the PSEG board of directors. The written opinion of Morgan Stanley dated December 20, 2004, was one of a number of factors taken into consideration by PSEG's board of directors in making its decision to approve the merger agreement and the transactions contemplated by the merger agreement. Consequently, Morgan Stanley's analyses described above should not be viewed as determinative of the opinion of the PSEG board of directors with respect to the value of PSEG or Exelon. See "—Recommendation of PSEG Board; PSEG's Reasons for the Merger."

        Morgan Stanley, as part of its investment banking businesses, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. PSEG selected Morgan Stanley as its financial advisor based upon the firm's qualifications, experience and expertise and because it is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. In the ordinary course of its trading and brokerage activities, Morgan Stanley and its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for their own accounts or for the accounts of customers, in the equity or debt securities or senior loans of PSEG or Exelon.

        Pursuant to the terms of its engagement, PSEG agreed to pay Morgan Stanley a transaction fee of $20 million. The fee is payable as follows: $5 million of which was due upon the public announcement of the execution of the merger agreement, $5 million of which is payable upon PSEG's shareholder approval and $10 million of which is payable upon completion of the merger. PSEG has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, PSEG has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. During the past two years, Morgan Stanley and its affiliates have provided financial advisory, underwriting, loan syndication and other investment banking services for PSEG and Exelon and have received fees of approximately $4 million, exclusive of any fees for the merger, and $3 million, respectively, for the rendering of these services. The fees received from Exelon relate primarily to financial advice Morgan Stanley provided to Exelon in connection with the sale of the outstanding common stock of ExRes SHC Inc., the parent company of Sithe Energies and Sithe Independent L.P., to Dynegy, Inc. Exelon Generation enters into various energy related derivative transactions for hedging and speculative purposes with Morgan Stanley. These transactions, include, but are not limited to, power forwards, power swaps, natural gas swaps, natural gas options, oil swaps and oil options. Morgan Stanley also may or may in the future seek to provide financial advice or financing services to PSEG and Exelon and may receive fees for such services.

Forward-Looking Financial Information

Exelon Forward-Looking Financial Information

        Exelon does not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition. However, in the course of its discussions with PSEG, Exelon provided PSEG with some business and financial information which Exelon and PSEG believe was not publicly available. The information provided to PSEG included forward-looking financial information for years 2005 through 2007 based upon projections developed by Exelon through a regular internal planning and forecasting process that includes input from Exelon's business units and a corporate level review. As described below, those projections were adjusted to reflect market price assumptions that Exelon and PSEG agreed to use for the purpose of providing to each other comparable information. The following table is a summary of the forward-looking financial information Exelon provided to PSEG for years 2005 through 2007.

Exelon Corporation
Forward-Looking Income and Cash Flow Statement Data
(in millions, except per share data)

	For the Year Ending December 31,
	2005	2006	2007
Net Income Available for Common Shareholders(1)	$2,080	$2,210	$2,303
Exelon Earnings Per Share(2)	$3.11	$3.30	$3.44
Total Common Dividends(3)	$(1,135)	$(1,204)	$(1,245)

(1)
Net income amounts include $64, $64 and $65 for 2005, 2006 and 2007, respectively, reflecting the impact of investments in synthetic fuel.

(2)
Earnings per share amounts include $0.10, $0.10 and $0.10 per share for 2005, 2006 and 2007, respectively, reflecting the impact of investments in synthetic fuel.

(3)
Reflects cash disbursement for common dividends.

PSEG also requested forward-looking financial information for years 2008 and 2009. In response to PSEG's request, Exelon created forward-looking financial information for years 2008 and 2009 through a process of extension of the forward-looking financial information for years 2005 through 2007 described above, but only with a corporate level review not involving the same planning processes, analysis and input from Exelon's business units that were used in the preparation of Exelon's projections for years 2005 through 2007. The following table is a summary of the extended forward-looking financial information Exelon provided to PSEG for years 2008 and 2009.

Exelon Corporation
Extension of Forward-Looking Income and Cash Flow Statement Data
(in millions, except per share data)

	For the Year Ending December 31,
	2008	2009
Net Income Available for Common Shareholders(1)	$2,302	$2,349
Exelon Earnings Per Share(2)	$3.43	$3.49
Total Common Dividends(3)	$(1,281)	$(1,315)

(1)
Net income amounts include $16 and $0 for 2008 and 2009, respectively, reflecting the impact of investments in synthetic fuel.

(2)
Earnings per share amounts include $0.02 and $0.00 for 2008 and 2009, respectively, reflecting the impact of investments in synthetic fuel.

(3)
Reflects cash disbursement for common dividends.

        The Exelon forward-looking financial information was based upon various assumptions, including the following principal assumptions:

  •
  In order to provide each other with comparable information, Exelon and PSEG developed common assumptions about energy and gas prices through 2009, based in large part on market data that was extended through the forecast period. The common assumptions are similar to, but not necessarily the same as, Exelon's forecasts of energy and gas prices for internal planning purposes. Based on this data, the forward-looking financial information that Exelon provided to PSEG assumed that ComEd around-the-clock ("ATC") energy prices would decline slightly but remain relatively flat over the forecast period and that PJM ATC prices would decrease from approximately $47.50 per MWh in 2005 to approximately $41.00 per MWh in 2009 due to a forecast of declining gas prices.

  •
  Market data for capacity is relatively limited. Exelon assumed the capacity markets would tighten over time, thereby resulting in higher capacity prices. For purposes of the forward-looking financial information provided to PSEG, Exelon assumed that ComEd region capacity prices would increase by approximately 23% per year over the period from 2005 through 2009 and that prices in the PJM region would be approximately $11.00 per kW per year in 2005 and increase by approximately 29% per year through 2009. These assumptions are similar to, but not necessarily the same as, Exelon's forecasts of capacity prices for internal planning purposes.

  •
  Exelon assumed the Exelon nuclear fleet and the PSEG nuclear fleet co-owned with Exelon would perform at levels consistent with its recent historical performance.

  •
  Exelon assumed that ComEd's rates would be reset in 2007 based on full cost recovery for the Exelon energy delivery business with a pass through of energy rates based on a descending clock energy auction process similar to the process used in New Jersey. Exelon assumed that PECO's rates would remain consistent with current scheduled rates through 2009.

  •
  The estimated operating and maintenance expense and capital expenditures for years 2005 through 2007 were based upon Exelon's internal forecast and assessment of expenditures required to meet reliability goals. For the forward-looking financial information for years 2008 and 2009, Exelon assumed total operating and maintenance expense and capital expenditures would grow at a rate of 1% per year.

        The estimates and assumptions underlying the forward-looking financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Exelon and PSEG. Accordingly, there can be no assurance that the prospective results thereof would be realized or that actual results would not differ materially from those presented in the forward-looking financial information.

        See cautionary statements regarding forward-looking information under "Forward-Looking Statements."

        Although all of the forward-looking financial information Exelon provided to PSEG was prepared in good faith by Exelon management, the information provided for years 2008 and 2009 was not prepared with the same degree of analysis as the information provided for years 2005 through 2007. In addition, no assurance can be made regarding future events. As a result, prospective financial information such as that provided for years 2005 through 2009 above cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such. The information provided to PSEG and summarized above was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the SEC regarding forward-looking statements, or United States generally accepted accounting principles. In the view of Exelon management, the information was prepared on a reasonable basis and reflects reasonable estimates and judgments. However, this information should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place reliance on this information.

        The forward-looking financial information included in the previous two tables has been prepared by, and is the responsibility of, Exelon management. Neither PricewaterhouseCoopers LLP nor Deloitte & Touche LLP has examined or compiled the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor Deloitte & Touche LLP expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included in this joint proxy statement/prospectus relate to Exelon's historical financial information. They do not extend to the prospective financial information and should not be read to do so.

        The Exelon forward-looking financial information for years 2005 through 2007 and the extensions of that forward-looking financial information for years 2008 through 2009 were prepared for Exelon on a stand-alone basis and the PSEG forward-looking financial information was prepared for PSEG on a stand-alone basis. The combination of the Exelon and PSEG forward-looking financial information does not represent the results the combined company will achieve if the merger is completed nor does it represent forward-looking financial information for the combined company.

        The information concerning forward-looking financial information provided by Exelon is not included in this joint proxy statement/prospectus in order to induce any shareholder to vote in favor of the merger agreement or to acquire securities of Exelon.

        Exelon does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Exelon does not intend to update or revise the forward-looking financial information to reflect changes in general economic or industry conditions.

PSEG Forward-Looking Financial Information

        PSEG does not as a matter of course make public projections as to future sales, earnings, or other financial results. However, in the course of its discussions with Exelon the management of PSEG provided to Exelon certain prospective financial information which PSEG and Exelon believe is not publicly available. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of PSEG management, was prepared on a reasonable basis and reflects reasonable estimates and judgments. However, this information should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place reliance on the prospective financial information.

        Neither PSEG's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        The following table is a summary of the forward-looking financial information PSEG provided to Exelon for years 2005 through 2009.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Forward-Looking Income and Cash Flow Statement Data
(in millions, except per share data)

	For the Year Ending December 31,
	2005	2006	2007(1)	2008	2009
Net Income Available for Common Shareholders	$771	$910	$1,002	$1,068	$1,067
Adjusted PSEG Earnings Per Share	$3.20	$3.58	$3.82	$4.11	$4.22
Total Common Dividends(2)	$(543)	$(583)	$(608)	$(619)	$(630)

(1)
Reflects exclusion of after-tax loss on a forecasted sale of a plant.

(2)
Reflects cash disbursement for common dividends.

        The PSEG forward-looking financial information was based upon various assumptions, including the following principal assumptions:

  •
  In order to provide comparable information, PSEG and Exelon developed common assumptions about electric energy and natural gas prices though 2009, based largely on market data that was extended through the forecast period. The common assumptions are similar to, but not necessarily the same as, PSEG's forecasts of electric energy and natural gas prices used for internal planning purposes. Based on this data, the forward-looking financial information that PSEG provided to Exelon assumed that PJM ATC energy prices would decrease from approximately $47.50 per MWh in 2005 to approximately $41.00 per MWh in 2009 due to declining natural gas price prices and moderating coal prices.

  •
  Market data for capacity pricing is limited. PSEG assumed that continuing demand growth in the region would create conditions resulting in higher capacity prices over the planning period. For the forward-looking financial information provided to Exelon, PSEG assumed that capacity prices in the PJM region would be approximately $11.00 per kW-year in 2005 and increase by approximately 29% per year through 2009. These capacity price assumptions are similar to, but not necessarily the same as, those used for PSEG's internal planning purposes.

  •
  PSEG assumed that the performance of the nuclear units that it operates will return to levels consistent with the period prior to 2004. PSEG also assumed that the nuclear fleet co-owned with and operated by Exelon would continue to operate at levels consistent with recent historical performance.

  •
  PSEG assumed that its New Jersey-based electric and gas utility, PSE&G, would continue to receive fair rate treatment and reasonable allowed returns on equity from the NJBPU. PSEG further assumed that the NJBPU would continue to employ a competitive auction process to procure energy for customers of the State's Basic Generation Service.

  •
  Consistent with PSEG's publicly stated strategy, PSEG's forward-looking financial information reflects no new investment in PSEG Energy Holdings.

  •
  PSEG estimated its operating and maintenance expense and capital expenditures for the period from 2005 to 2009 based on both historical practice, and in the case of capital, known project investments. The forward-looking financial information reflects growth in total operating and maintenance expenditures of approximately 2% per year.

        The estimates and assumptions on which the forward-looking financial information is based involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of PSEG and Exelon. Accordingly, there can be no assurance that the prospective results thereof would be realized or that actual results would not differ materially from those presented in the forward-looking financial information.

        See cautionary statements regarding forward-looking information under "Forward-Looking Statements."

        The PSEG forward-looking financial information for years 2005 through 2009 was prepared for PSEG on a stand-alone basis and the Exelon forward-looking financial information for years 2005 through 2007 and the extensions of that forward-looking financial information for 2008 through 2009 were prepared for Exelon on a stand-alone basis. The combination of the PSEG and Exelon forward-looking financial information does not represent the results the combined company will achieve if the merger is completed nor does it represent forward-looking financial information for the combined company.

        The information concerning forward-looking financial information provided by PSEG is not included in this joint proxy statement/prospectus in order to induce any shareholder to vote in favor of the merger agreement or to acquire securities of PSEG.

        PSEG does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, PSEG does not intend to update or revise the forward-looking financial information to reflect changes in general economic or industry conditions.

Estimated Potential Synergies Attributable to the Merger

        The companies have estimated potential reductions and avoidances in costs and other synergies, collectively referred to as synergies, that may be attributable to the merger. Recognition has also been given to those out-of-pocket costs that are expected to be incurred to successfully complete the merger and to integrate operations. These estimated potential cost savings are directly attributable to the merger and do not include estimated potential savings from other initiatives that were already underway or planned by either company independent of the merger or that could be achieved in the absence of the merger.

        Total potential cost savings and other synergies identified by the management of Exelon have been estimated at approximately $400 million in the first full year of operations following completion of the merger and approximately $500 million in the second full year of operations following completion of the merger. The management of PSEG estimated similar levels of synergies, giving effect to all expected improvements in the operating performance of nuclear generating units, including improvements reflected in PSEG's forward-looking financial information for 2005-2009. Related costs-to-achieve these synergies are currently estimated at approximately $450 million in the first full year of operations following completion of the merger and approximately $700 million over a period of four years following the merger. Identified plans for stand-alone cost reduction initiatives have also been recognized and deducted from the estimated potential cost savings in the amount of $5 million in the first full year of operations and $9 million in the second full year of operations. The impact of these planned initiatives will continue into the future and reduce identified merger synergies each year.

        The principal components of the anticipated synergies identified by the companies are set forth below.

  •
  Staffing:    The combined company should be able to integrate certain overlapping or duplicative functions for the corporate, shared services, utility and, generation business units. These functions relate to business unit management and back-office support functions for each business unit and to reduced plant staffing in nuclear operations. Such estimated cost savings amount to approximately 43% of the total estimated level of synergies in the second full year of operations. The identified reductions will not affect field related functions and should not create any adverse impacts on service quality, reliability or safety.

  •
  Corporate and Administrative Programs:    In addition to the staffing costs related to the functions referred to above, non-labor costs in support of these functions will be reduced through the combination of the companies. Of the total estimated synergies in the second full year of operations, approximately 15% are attributable to this category. These estimated cost reductions will relate to expenditures in the areas of miscellaneous administrative and general expense, benefits administration, facilities, insurance, professional services and, shareholder services, among others. These reductions relate to redundant costs that can be avoided and to economies of scale that can be achieved with respect to sourcing of certain of these expenditures.

  •
  Information Technology:    Estimated cost savings in the information technology area are approximately 9% of total estimated synergies in the second full year of operations. It is expected the combined company will integrate the stand-alone information technology functions including data centers, network operations, workstation support, applications and, telecommunications, where applicable. In addition, certain projects planned on a stand-alone basis by each company can be avoided with the integration of the respective system architectures and underlying operating systems.

  •
  Supply:    The merger is expected to enable the consolidation of supply chain management and operations. The common management of this function should enable the integrated sourcing of both materials and supplies and contract services and is expected to produce economies of scale and lower unit costs of acquisition. Estimated cost savings in the supply area are approximately 16% of total estimated synergies in the second full year of operations.

  •
  Nuclear Production Improvements:    In the nuclear business unit, additional revenues are expected to be available from improvement in the generating plan operating performance of PSEG's nuclear fleet. These opportunities are expected to arise from higher capacity factors as a result of the implementation of the Exelon Nuclear Management Model and the potential for increased market sales of this additional output and amount to approximately 14% of total estimated synergies in the second full year of operations.

  •
  Nuclear Outage Costs:    Improvements in the execution of plant outages are also expected with durations for the PSEG plants to be reduced to a length consistent with that existing within the Exelon nuclear fleet. These estimated savings amount to approximately 3% of the total estimated synergies level in the second full year of operations.

        Potential synergies were analyzed across an extended time period and continued into perpetuity in order to determine the net present value of estimated synergies. This calculation reflects the ongoing nature of the estimated synergies and was used to develop a basis for determining the present value of the future stream of estimated synergies.

        These estimated synergies were grown at an escalation rate over time with a terminal value used to value the stream of estimated synergies in future years. A conservative synergies sharing assumption was made to reflect the net retainable level of total synergies. This total stream of synergies was converted to an after-tax value and discounted back to the present at a 6% discount rate.

        This analysis indicated that the identified level of estimated annual synergies over a 10 year period, plus a terminal value at the end of that period for the estimated synergies in subsequent years, would result in approximately $8 to 9 billion of estimated retained synergies on a net present value basis.

        The Exelon analysis of estimated expected and growing synergies under a conservative synergies retention assumption indicated that the merger is expected to be accretive to earnings of the combined company in the second full year of operations by approximately 3 to 4%.

        The estimates and assumptions underlying the identification of potential synergies and estimated accretion involve judgments with respect to, among other things, the extent to which the regulatory authorities require the combined company to share synergies with its customers, future economic, competitive, regulatory and market conditions and future business decisions which may not be realized and are inherently subject to uncertainties. For this reason, synergies are difficult to predict and there can be no assurance that the estimated synergies referred to in the preceding paragraphs will be achieved and in the amounts and time periods estimated by the managements of the companies. See "Risk Factors—Risks Relating to the Merger—The anticipated benefits of combining PSEG and Exelon may not be realized."

Board of Directors and Management Following Completion of the Merger

        Exelon has agreed to amend and restate its Amended and Restated By-laws upon completion of the merger to provide for certain arrangements relating to the Exelon board of directors and management during a transition period lasting for three years following completion of the merger. Generally, these new provisions of the Amended and Restated By-laws to be adopted will not be able to be changed by the board of directors without the approval of at least 80% of the whole Exelon board of directors. These provisions and the provisions of the merger agreement related to the governance of Exelon following completion of the merger are described below.

Board of Directors

        Pursuant to the merger agreement and the Amended and Restated By-laws, upon completion of the merger, Exelon will increase the number of directors on its board of directors to 18 and appoint six former PSEG directors designated by the Chief Executive Officer of PSEG to fill six directors seats, subject to applicable laws and regulations. Such former PSEG directors will be allocated evenly among Classes I, II and III of the Exelon board of directors.

        Pursuant to Exelon's Amended and Restated By-laws to be adopted upon completion of the merger, with respect to the first and second elections of directors during the transition period, the Exelon board of directors is required, subject to its fiduciary duties and applicable laws and regulations, to nominate for election the legacy PSEG directors (or their successors) whose class is standing for election and to nominate the legacy Exelon directors (or their successors) whose class is standing for election. In addition, during the transition period, the Exelon board of directors is required to, subject to its fiduciary duties and applicable laws and regulations, take any action necessary to ensure that any vacancy of a position on the Exelon board of directors previously held by a legacy PSEG director will be filled by a person nominated by the Exelon board of directors and approved by a majority of the legacy PSEG directors remaining on the Exelon board of directors, and that any vacancy of a position on the Exelon board of directors previously held by a legacy Exelon director will be filled by a person nominated by the Exelon board of directors and approved by a majority of the legacy Exelon directors remaining on the Exelon board of directors.

        In addition, pursuant to Exelon's Amended and Restated By-laws to be adopted upon completion of the merger, during the transition period, a legacy PSEG director will be the chairman of at least one committee of the board of directors as determined by the Exelon corporate governance committee.

        To help assure continuity before and for a period of time following completion of the merger, the Exelon board of directors has deferred, until after completion of the merger, the retirement of three directors who otherwise would have retired at the end of 2004. In addition, the Exelon board of directors suspended its director retirement policy so that directors who reach the retirement age of 72 within three years following completion of the merger will not be required to retire until the end of that three-year period.

Chairman of the Board; Chief Executive Officer; President

        Pursuant to Exelon's Amended and Restated By-laws to be adopted, upon completion of the merger, Mr. Ferland will become the non-executive Chairman of the Exelon board of directors. Mr. Ferland will serve as non-executive Chairman of the Exelon board of directors until the earlier of (1) March 31, 2007, his announced date of retirement, and (2) the date on which Mr. Ferland no longer serves as a member of the Exelon board of directors. At such time, the Chief Executive Officer of Exelon will be appointed as Chairman of the Exelon board of directors and continue in such role for the duration of the transition period and thereafter as determined by the Exelon board of directors.

        As the non-executive Chairman, Mr. Ferland will preside at all meetings of the Exelon board of directors and will, in consultation with the Chief Executive Officer of Exelon, establish the agenda for meetings of the Exelon board of directors. Mr. Ferland will have such other duties as non-executive Chairman of the Exelon board of directors as may from time to time be requested by the Chief Executive Officer of Exelon.

        For at least the transition period, Mr. Rowe will continue to serve as the President and Chief Executive Officer of Exelon in charge of general supervision over the business and operations of Exelon.

Senior Officers

        The merger agreement provides that the officers of Exelon following the merger will continue as the officers of Exelon with such substitutions, additions and deletions as shall be determined by Mr. Rowe in consultation with the Chief Executive Officer of PSEG and approved by the Exelon board of directors.

Corporate Offices

        Pursuant to the Amended and Restated By-laws to be adopted upon completion of the merger, the corporate headquarters of Exelon will continue to be in Chicago, Illinois. The headquarters of Exelon's power trading business will be in southeastern Pennsylvania and the headquarters of Exelon's generation business will be in Newark, New Jersey, with headquarters of Exelon's nuclear generating business in southeastern Pennsylvania. ComEd will maintain its headquarters in Chicago, Illinois, PECO will maintain its headquarters in southeastern Pennsylvania and PSE&G will maintain its headquarters in Newark, New Jersey. Following completion of the merger, the Exelon board of directors may amend the provisions of the Amended and Restated By-laws setting Chicago, Illinois, as the corporate headquarters by the approval of at least 80% of the whole Exelon board of directors. Following completion of the merger, the Exelon board of directors may amend the provisions of the Amended and Restated By-laws setting the headquarters of the subsidiaries and divisions of the combined company by the approval of a majority of the directors present and voting at a meeting, so long as a quorum is present.

        The proposed arrangement described above relating to the headquarters of subsidiaries and divisions of the combined company could be changed by agreement of Exelon and PSEG prior to the completion of the merger, if approved by the companies' boards of directors. However, the headquarters of PSE&G, PECO and ComEd will remain, respectively, in Newark, Philadelphia and Chicago. In addition, the parties expect that the headquarters of another significant business unit of the combined company will be located in Newark and the headquarters of another significant business unit will be located in southeastern Pennsylvania.

Interests of PSEG's Directors and Executive Officers in the Merger

Appointment of Directors and Executive Officers

        When the merger is completed, six current members of the PSEG board of directors as designated by the Chief Executive Officer of PSEG, including Mr. Ferland, will be appointed to the Exelon board of directors. The Exelon board of directors will have the authority to fix the compensation of the directors for their services as such and a director may be a salaried officer of Exelon.

        Pursuant to the second amendment to his employment agreement and Exelon's Amended and Restated By-laws to be adopted upon completion of the merger, Mr. Ferland will serve as the Chairman of the Exelon board of directors until the earlier of March 31, 2007 and the date on which he ceases to be a director of Exelon. After the merger becomes effective, pursuant to the second amendment to his employment agreement, which amendment does not change the compensation provisions of his employment agreement, Mr. Ferland will continue to receive:

  •
  an annual base salary no less than the annual base salary he received prior to completion of the merger which may, after completion of the merger, be increased but may not be subsequently decreased; as of March 15, 2005, Mr. Ferland's annual base salary was $1,080,000;

  •
  a target annual incentive bonus under the Management Incentive Compensation Plan equal to no less than 100% of his annual base salary (the target award for which Mr. Ferland was eligible immediately prior to completion of the merger); and

  •
  a target long-term incentive bonus under the long-term incentive plans equal to no less than 300% of his annual base salary (the target award for which Mr. Ferland was eligible immediately prior to completion of the merger).

        Under the second amendment, Mr. Ferland agreed to waive his right to resign for "good reason" and to be paid any severance as a result of the merger and the change in his responsibilities and agreed that the change in his responsibilities following completion of the merger will not constitute "good reason" or the termination of his employment without "cause." The second amendment further provides that Mr. Ferland will voluntarily retire as an employee of Exelon and as a member of the Exelon board of directors no later than March 31, 2007.

        In addition, the merger agreement provides that the officers of Exelon immediately prior to completion of the merger will continue as the officers of Exelon following completion of the merger with such substitutions, additions and deletions as will be determined by the Chief Executive Officer of Exelon, in consultation with the Chief Executive Officer of PSEG, and approved by the Exelon board of directors.

PSEG Director and Executive Officer Stock Options and Equity-Based Awards

Substitution of Current PSEG Stock Options and Equity-Based Awards

        Upon completion of the merger, each PSEG stock option which is outstanding pursuant to the PSEG 1989, 2001 and 2004 Long-Term Incentive Plans will be assumed by Exelon and substituted with an option to purchase the number of shares of Exelon common stock determined by multiplying (1) the number of shares of PSEG common stock subject to such PSEG stock option immediately prior to completion of the merger by (2) the exchange ratio of 1.225, at an exercise price per share of Exelon common stock equal to the exercise price per share of PSEG common stock under such PSEG stock option immediately prior to completion of the merger divided by the exchange ratio. Thereafter, except as provided in this paragraph and the accelerated vesting of certain stock options as described below, each substituted Exelon stock option will be exercisable on the same terms and conditions that applied before the merger.

        Upon completion of the merger, all PSEG equity-based awards will be assumed by Exelon and substituted with a right or award with respect to shares of Exelon common stock on the same terms and conditions as were applicable under the PSEG equity-based award, including all repurchase and forfeiture rights held by PSEG. The number of shares of Exelon common stock issuable under those equity-based awards will be adjusted to take into account the exchange ratio.

        The table below shows the number of PSEG stock options and equity-based awards held by the directors and executive officers of PSEG as of March 15, 2005 and the total number of substitute Exelon stock options and substitute Exelon equity-based awards the directors and executive officers of

PSEG will receive in substitution for such PSEG stock options and equity-based awards upon completion of the merger.

SUBSTITUTE STOCK OPTIONS AND SUBSTITUTE EQUITY-BASED AWARDS
	PSEG Stock Options Pre-Merger	Exelon Stock Options Post-Merger	PSEG Restricted Shares Pre-Merger		Exelon Restricted Shares Post-Merger
Executive Officer
E. James Ferland	1,600,000	1,960,000	179,800	(1)	220,255
Thomas M. O'Flynn	593,000	726,425	17,167		21,029
Ralph Izzo	351,000	429,975	19,667		24,092
Frank Cassidy	743,000	910,175	17,167		21,029
Robert J. Dougherty	668,000	818,300	17,167		21,029
R. Edwin Selover	272,000	333,200	11,300		13,842
Patricia A. Rado	64,266	78,726	3,933		4,817
Robert E. Busch	390,000	447,750	9,500		11,637

Total:	4,681,266	5,734,551	275,701		337,735

(1)
Includes 100,000 shares of restricted stock awarded to Mr. Ferland under Mr. Ferland's employment agreement.

        As of March 15, 2005, there were 6,099,746 shares of PSEG common stock subject to PSEG stock options with a weighted average exercise price of $40.25, of which options with respect to 4,400,613 shares of PSEG common stock were vested as of that date. Of the remaining 1,699,133 unvested PSEG stock options, options with respect to 951,596 shares of PSEG common stock, with a weighted average exercise price of $37.06, are scheduled to vest in accordance with their terms prior to December 31, 2005. Of the 747,537 balance of unvested PSEG stock options, options with respect to 435,429 shares of PSEG common stock, with a weighted average exercise price of $42.79, will vest as a result of the approval by PSEG shareholders of the merger agreement or the completion of the merger.

Lapse of Restrictions on Director Restricted Shares

        If following consummation of the merger, any member of the PSEG board of directors (other than Mr. Ferland) ceases to be a director of PSEG, or Exelon as its successor, all restrictions on such member's restricted shares will immediately lapse and be of no effect. As of January 1, 2005, the members of the PSEG board of directors (other than Mr. Ferland) collectively held 28,800 shares of restricted PSEG common stock.

Acceleration of Executive Officer PSEG Stock Options Granted Pursuant to Employment Agreements

        Employment agreements with certain executive officers of PSEG, other than Mr. Ferland, provide for accelerated vesting of their PSEG stock options granted pursuant to the employment agreements in certain circumstances. If, during the term of the employment agreement, there occurs a change in control of PSEG or the PSEG shareholders approve an agreement to effect a change in control of PSEG, the executive officer's right to his PSEG stock options granted pursuant to the agreement will vest and become exercisable as of the date of such change in control or approval. Accordingly if the PSEG shareholders approve the merger agreement, whether or not the merger is completed, the outstanding PSEG stock options subject to these employment agreements (other than Mr. Ferland's whose options will vest as described elsewhere in this section and Mr. Izzo's whose options will vest upon completion of the merger) will vest.

        As of March 15, 2005, PSEG executive officers with employment agreements held options with accelerated vesting provisions to acquire an aggregate of 500,000 shares of PSEG common stock at a weighted average exercise price of $43.537. The following chart sets forth as of March 15, 2005 the aggregate number of stock options granted pursuant to these employment agreements held by executive officers of PSEG that will become exercisable upon approval of the merger agreement by PSEG shareholders (or in the case of Mr. Izzo, upon completion of the merger) and the weighted average exercise price of those stock options. Each executive officer may hold additional PSEG stock options that are already exercisable or which were not granted pursuant to his employment agreement and with respect to which vesting will not accelerate upon approval of the merger by PSEG shareholders. Such PSEG stock options are not reflected in this chart.

STOCK OPTIONS SUBJECT TO ACCELERATION UNDER EMPLOYMENT AGREEMENTS
Executive Officer	Number of Stock Options to Become Exercisable	Weighted Average Exercise Price
Thomas M. O'Flynn	100,000	$45.85
Ralph Izzo	200,000	$40.77
Frank Cassidy	50,000	$44.0625
Robert J. Dougherty	50,000	$44.0625
Robert E. Busch	100,000	$46.23

Total:	500,000	$43.537

Acceleration of PSEG Stock Options and Equity-Based Awards Under Long-Term Incentive Plans

        Certain executive officers of PSEG have received grants of PSEG stock options, dividend equivalents and performance units under PSEG's 2001 Long-Term Incentive Plan and 2004 Long-Term Incentive Plan, the vesting of which may accelerate following completion of the merger under the circumstances described below.

        2001 and 2004 Long-Term Incentive Plans.    Under the terms of the 2001 LTIP, if after a change in control occurs, the officer's employment is terminated, all outstanding options, dividend equivalents and performance shares granted thereunder will immediately vest and become fully exercisable. Under the terms of the 2004 LTIP, if an officer is terminated within 18 months following a change in control, other than a termination for "cause," his or her equity-based awards (other than stock options, stock appreciation rights and performance units, the treatment of which is described below) will vest. The merger constitutes a change in control under the LTIPs. Accordingly, if following completion of the merger any officer of PSEG is terminated at any time, in the case of the 2001 LTIP, or within 18 months after completion of the merger, in the case of the 2004 LTIP (and only if not for cause), his or her options, dividend equivalents and performance units under the 2001 LTIP will vest and his or her other equity-based awards under the 2004 LTIP will vest. The following chart sets forth as of

March 15, 2005, the number of stock options granted to executive officers of PSEG under the 2001 LTIP, the vesting of which will accelerate if such executive is terminated as described above.

2001 LTIP STOCK OPTIONS SUBJECT TO ACCELERATION UPON TERMINATION
Executive Officer	PSEG Stock Options
E. James Ferland	116,667
Thomas M. O'Flynn	43,333
Ralph Izzo	11,667
Frank Cassidy	93,333
Robert J. Dougherty	43,333
R. Edwin Selover	26,667
Patricia A. Rado	8,333
Robert E. Busch	21,667

Total:	365,000

        The 2004 LTIP also provides for the granting of other equity-based awards as described above. As of March 15, 2005, however, no such awards have been granted other than performance units, the treatment of which is described below under "—2004 Long-Term Incentive Plan Performance Units."

        2004 Long-Term Incentive Plan Stock Options and Stock Appreciation Rights.    Under the terms of the 2004 LTIP, upon a change in control, all outstanding PSEG stock options and stock appreciation rights granted under the 2004 LTIP will immediately vest and become fully exercisable. The merger constitutes a change in control under the 2004 LTIP. The following chart sets forth as of March 15, 2005, the number of PSEG stock options granted to executive officers of PSEG under the 2004 LTIP, the vesting of which will accelerate upon completion of the merger. As of March 15, 2005, no SARs have been granted.

2004 LTIP STOCK OPTIONS SUBJECT TO ACCELERATION
Executive Officer	PSEG Stock Options
E. James Ferland	90,000
Thomas M. O'Flynn	22,000
Ralph Izzo	22,000
Frank Cassidy	22,000
Robert J. Dougherty	22,000
R. Edwin Selover	14,667
Patricia A. Rado	5,067
Robert E. Busch	13,333

Total:	211,067

        2004 Long-Term Incentive Plan Performance Units.    Under the terms of the 2004 LTIP, if a change in control occurs after performance units have been granted but before completion of the performance period, a pro rata portion of such performance award will become payable as of the date of the change in control to the extent otherwise earned on the basis of achievement of the pro rata portion of the performance goals relating to the portion of the performance period completed as of the date of the change in control. As of March 15, 2005, all performance units granted under the 2004 LTIP are subject to a three-year performance period that expires December 31, 2006. Based upon the assumptions described in the following paragraph, PSEG currently estimates that the aggregate value of the payments to executive officers of PSEG following completion of the merger in connection with the acceleration of vesting of outstanding performance shares under the 2004 LTIP will be approximately $2.9 million.

        The following chart sets forth the amounts of the estimated value of the payments to be made to each executive officer of PSEG following completion of the merger in connection with the acceleration of vesting of outstanding performance units, assuming that the merger is completed at the beginning of the second quarter of 2006 and assuming that each PSEG performance unit has a value of $51.28 when the merger is completed (based on the $41.86 per share closing price of Exelon common stock on the last trading day preceding the announcement of the merger multiplied by the exchange ratio). If the merger is completed after such time, the value of the payments may be greater since the calculation under the plan factors in the length of time in the performance period that has elapsed prior to completion of the merger. The value may also be higher or lower than these estimates depending upon the market value of Exelon common stock when the merger is completed.

2004 LTIP PERFORMANCE UNITS
Executive Officer	Estimated Value of Aggregate Payment(1)
E. James Ferland	$1,245,878
Thomas M. O'Flynn	308,664
Ralph Izzo	308,664
Frank Cassidy	308,664
Robert J. Dougherty	308,664
R. Edwin Selover	185,198
Patricia A. Rado	70,151
Robert E. Busch	168,362

Total:	$2,904,244

(1)
Assumes performance is at 100% of goal.

Severance Agreements with Executive Officers

        Pursuant to the second amendment to his employment agreement with PSEG, if Mr. Ferland retires at the expiration of his employment period, March 31, 2007, he will be paid the following in a lump sum of cash within 30 days of the date of such retirement:

  •
  his annual base salary through the date of retirement;

  •
  a pro rata portion of his target annual bonus; and

  •
  any accrued vacation pay.

In addition, all outstanding stock options and equity-based awards (including stock options and equity-based awards granted following completion of the merger) will immediately vest and become fully exercisable.

        The employment agreements of Messrs. Ferland, O'Flynn, Cassidy, Dougherty, Izzo and Busch and the PSEG Key Executive Severance Plan, which covers 30 officers including Ms. Patricia A. Rado, and one executive officer, Mr. R. Edwin Selover, who do not currently have individual employment agreements, provide severance benefits for a termination by PSEG without "cause" or by the executive officer for "good reason" that occurs at any time after a change in control (or in the case of Mr. Izzo's employment agreement and the severance plan, within two years after a change in control). The merger will constitute a change in control under the agreements and the severance plan.

        Specifically, if a covered executive officer's employment were terminated following completion of the merger without cause or the executive resigned for good reason, the executive officer would be entitled to:

  •
  three times the sum of his or her annual salary and target bonus;

  •
  continuation of welfare benefits for the longer of three years or the duration provided by the terms of the applicable plan, unless sooner reemployed;

  •
  a lump sum payment equal to the difference of the actuarial equivalent of the officer's benefits under all of PSEG's defined benefit retirement plans in which the officer participates calculated as though the officer remained employed for three years beyond the date his or her employment terminates over the actuarial equivalent of such benefits on the date his or her employment terminates; and

  •
  a gross-up for excise taxes on any termination payments due under the Internal Revenue Code.

        In addition, under the severance plan, the executive officer would be entitled to a pro rata portion of his or her annual salary and target bonus, accelerated vesting of his or her PSEG stock options and other equity-based awards, vesting of any compensation previously deferred and a year of outplacement services. These benefits are also provided for under the employment agreements upon a termination without cause or the resignation of the executive officer for good reason; however, under the employment agreements they are available whether or not a change in control has occurred.

        The other officers covered under the severance plan, including Ms. Rado, will receive the same benefits described above except the amounts under the three bullets will be two times and two years rather than three times and three years and they are not entitled to the excise tax gross-up.

        The following chart sets forth, as of March 15, 2005, the estimated termination payments that would be payable to each executive if, following completion of the merger, the executive's employment were terminated without cause or the executive resigned for good reason within the applicable time frames. The salary, bonus and incentive awards for an executive may be increased from time to time subsequent to March 15, 2005 (including following completion of the merger), which would in turn increase the aggregate termination payments.

SEVERANCE PAYMENTS UPON TERMINATION FOLLOWING THE MERGER
Executive Officer	3 X (Base Salary + Target Bonus)	Lump Sum Retirement Plan Payment	Aggregate Termination Payments
E. James Ferland(1)	$6,480,000	$0	$6,480,000
Thomas M. O'Flynn(2)	2,568,000	1,848,000	4,416,000
Ralph Izzo	2,400,000	242,000	2,642,000
Frank Cassidy	2,520,000	0	2,520,000
Robert J. Dougherty	2,808,000	0	2,808,000
R. Edwin Selover	2,070,000	0	2,070,000
Patricia A. Rado(3)	742,500	0	742,500
Robert E. Busch	1,777,500	33,000	1,810,500

(1)
Under the second amendment to his employment agreement, Mr. Ferland agreed to waive his right to resign for "good reason" and to be paid any severance as a result of the merger and the change in his responsibilities and agreed that the change in his responsibilities following completion of the merger will not constitute "good reason" or the termination of his employment without "cause."

(2)
Mr. O'Flynn's employment agreement provides that, upon completion of five years of service with PSEG (July 1, 2006), Mr. O'Flynn will be granted 15 years of pension credit in respect of his prior service.

(3)
Ms. Rado's severance payments are 2x (Base Salary + Target Bonus).

        Under the second amendment to Mr. Ferland's employment agreement, "cause" is defined as any of the following:

  •
  the willful and continued failure by Mr. Ferland to substantially perform his duties under the agreement;

  •
  the willful engaging by Mr. Ferland in gross misconduct which is materially and demonstrably injurious to PSEG; or

  •
  the conviction of Mr. Ferland of a felony,

and following a change in control, "good reason" is defined as any of the following:

  •
  any reduction in his annual base salary, target annual bonus, target long-term incentive, or retirement benefit;

  •
  the failure of the PSEG board of directors (or Exelon board of directors following completion of the merger) to nominate Mr. Ferland for reelection to the PSEG board of directors (or the Exelon board of directors following completion of the merger) at any annual meeting during the term of his employment agreement at which his term is scheduled to expire, and if elected a director, to elect Mr. Ferland as Chairman of the PSEG board of directors (or the Exelon board of directors following completion of the merger);

  •
  any requirement that Mr. Ferland's service be rendered primarily at a location or locations other than in New Jersey;

  •
  any purported termination of Mr. Ferland's employment for a reason or in a manner not expressly permitted by his employment agreement;

  •
  any failure by PSEG to require a successor to expressly assume and agree to perform under the employment agreement; or

  •
  any other material breach of the employment agreement by PSEG that either is not taken in good faith or, even if taken in good faith, is not remedied by PSEG promptly after receipt of notice thereof from Mr. Ferland.

        Under Mr. O'Flynn's employment agreement, "cause" is defined as any of the following:

  •
  the willful and continued failure by Mr. O'Flynn to substantially perform his duties under the agreement;

  •
  the willful engaging by Mr. O'Flynn in gross misconduct which is materially and demonstrably injurious to PSEG; or

  •
  the conviction of Mr. O'Flynn of a felony,

and "good reason" is defined as any of the following:

  •
  any reduction in his annual base salary, target annual incentive, target long-term incentive, or retirement benefit;

  •
  any adverse change in his title, authority, duties, responsibilities and reporting lines or the assignment to him of any duties or responsibilities inconsistent in any respect with those customarily associated with the position of the chief financial officer;

  •
  any requirement that he move his principal place of employment more than 50 miles from Newark, New Jersey;

  •
  termination of his employment agreement at the expiration of its term as a result of PSEG not renewing the employment agreement;

  •
  any purported termination of his employment by PSEG for a reason or in a manner not expressly permitted by his employment agreement;

  •
  any failure by PSEG to require a successor to expressly assume and agree to perform under the employment agreement; or

  •
  any other material breach of the employment agreement by PSEG that either is not taken in good faith or, even if taken in good faith, is not remedied by PSEG promptly after receipt of notice thereof from him.

        "Cause" under the other employment agreements and under the severance plan is defined as:

  •
  the willful and continued failure by the executive officer to substantially perform his duties under the agreement;

  •
  the willful engaging by the executive officer in gross misconduct which is materially and demonstrably injurious to PSEG; or

  •
  the conviction of the executive officer of a felony.

In addition, under Mr. Izzo's employment agreement and the severance plan, "cause" further includes the willful conduct by the executive officer in violation of PSEG's Standards of Integrity.

        "Good reason" under the other employment agreements and the severance plan is defined as:

  •
  any reduction in the executive officer's annual base salary, target annual incentive, target long-term incentive below the market norm, or retirement benefit (except, in the case of Mr. Izzo, any reduction in the target annual incentive or target long-term incentive that applies to all similarly situated executives);

  •
  any adverse change in the executive officer's title, authority, duties, responsibilities and reporting lines or the assignment to him or her of any duties or responsibilities inconsistent with those customarily associated with the position of such officer;

  •
  any failure by PSEG to require a successor to expressly assume and agree to perform under the employment agreement or the plan; or

  •
  any other material breach of the employment agreement or the plan by PSEG that either is not taken in good faith or, even if taken in good faith, is not remedied by PSEG promptly after receipt of notice thereof from the executive officer.

In addition under the employment agreements, "good reason" includes any purported termination of the executive officer's employment by PSEG for a reason or in a manner not expressly permitted by his employment agreement.

Retention Program

        In connection with the execution of the merger agreement, PSEG adopted a Retention Program for Key Employees of Public Service Enterprise Group Incorporated. The program provides for payments to be made to certain officers and key employees of PSEG who remain employed from the date of the merger agreement through the date that is 90 days after completion of the merger, subject to an aggregate limit of $10 million. Under the program, the organization and compensation committee of the PSEG board of directors will select any officers that may receive retention payments under the program. The committee will determine the amount of each officer's retention payment. The amount of an officer's retention payment may not be less than 40% or more than 150% of his or her annual base salary. PSEG currently does not intend to grant awards to any officers under the program.

Directors and Executive Officers Indemnification and Insurance

        Indemnification and Insurance.    Subject to applicable laws, Exelon has agreed that after completion of the merger:

  •
  all rights of current or former directors, officers, employees, agents or fiduciaries under benefit plans currently indemnified by PSEG or its subsidiaries will survive;

  •
  any such person who becomes a director, officer, employee or fiduciary under a benefit plan of Exelon will be entitled to the indemnity rights and protections afforded to Exelon's directors, officers, employees and fiduciaries under benefit plans;

  •
  it will advance expenses so long as such person has provided an undertaking to repay such advances if it is ultimately determined that such expenses cannot be reimbursed; and

  •
  for a period of six years following consummation of the merger, it will maintain officers' and directors' liability insurance at least as favorable as PSEG's existing insurance so long as the annual premium for the insurance does not exceed 200% of the last annual premium that PSEG paid prior to the date of the merger agreement. If the annual premium of PSEG's existing insurance policy exceeds the 200% limitation, Exelon will maintain the maximum amount of coverage under a policy having the same deductible as is available for such 200% of PSEG's current annual premium.

Certain Relationships Between Exelon and PSEG; Operating Services Contract

        PSEG Nuclear and Exelon Generation jointly own the Salem and Peach Bottom nuclear generation stations. Under the Salem co-owners agreement dated November 24, 1971, as amended, Exelon Generation owns 42.59% and PSEG Nuclear owns 57.41% of Salem Units 1, 2 and 3. PSEG Nuclear is responsible for operation of the Salem Units. Exelon Generation and PSEG Nuclear each own 50% of the Peach Bottom Units. Exelon Generation is responsible for operation of the Peach Bottom Units.

        Concurrently with the execution of the merger agreement by Exelon and PSEG, Exelon Generation and PSEG Nuclear entered into an operating services contract relating to the provision of operating services by Exelon Generation in respect of PSEG Nuclear's Salem and Hope Creek nuclear generating facilities. The operating services contract provides that Exelon Generation will provide a chief nuclear officer and other key personnel to oversee daily plant operations at the Hope Creek and Salem nuclear generating facilities and to implement the Exelon Nuclear Management Model, which defines practices that Exelon has used to manage its own nuclear performance improvement program. Until completion of the merger, PSEG Nuclear will continue as the license holder with exclusive legal authority to operate and maintain the facilities, will retain responsibility for management oversight and will have full authority with respect to the marketing of its share of the output from the nuclear generating facilities. Exelon Generation will be entitled to receive reimbursement of its costs in discharging its obligations, an annual operating services fee and incentive fees based on attainment of goals relating to safety, capacity factors of the plants and operation and maintenance expenses. The operating services contract has a term of two years, subject to earlier termination in certain events upon prior notice, including any termination of the merger agreement. In the event of termination, Exelon Generation will continue to provide services under the operating services contract for a transition period of at least 180 days and up to two years at the election of PSEG Nuclear. This period may be further extended by PSEG Nuclear for up to an additional 12 months if PSEG Nuclear determines that additional time is necessary to complete required activities during the transition period.

        The foregoing description of the operating services contract is qualified in its entirety by reference to the full text of the operating services contract which is filed as an exhibit to Exelon's Current Report on Form 8-K filed with the SEC on December 21, 2004.

Accounting Treatment

        The merger will be accounted for as a purchase by Exelon under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of PSEG will be recorded, as of completion of the merger, at their respective fair values and added to those of Exelon. The reported financial condition and results of operations of Exelon issued after completion of the merger will reflect PSEG's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of PSEG. Following completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets.

Material United States Federal Income Tax Consequences of the Merger

        General.    The following discussion addresses the material United States federal income tax consequences of the exchange of shares of PSEG common stock for shares of Exelon common stock pursuant to the merger. This discussion, insofar as it relates to United States federal income tax law and legal conclusions with respect thereto, represents the opinion of each of Sidley Austin Brown & Wood LLP, legal counsel to Exelon, and Pillsbury Winthrop Shaw Pittman LLP, legal counsel to PSEG. The opinions of counsel are based, in part, upon customary written factual representations received from Exelon and PSEG, which factual representations counsel has assumed to be true and correct.

        The following discussion is not binding on the IRS. It is based on the Internal Revenue Code, applicable United States Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. The tax consequences under foreign laws, United States state and local laws and United States federal laws other than United States federal income tax laws are not addressed.

        This discussion addresses only those holders of shares of PSEG common stock that hold their shares as capital assets and does not address all aspects of United States federal income taxation that might be relevant to a holder of shares of PSEG common stock in light of that shareholder's particular circumstances or to a shareholder subject to special rules, such as:

  •
  a shareholder that is not a citizen or resident of the United States for United States federal income tax purposes and otherwise not a "United States person" for United States federal income tax purposes;

  •
  a financial institution or insurance company;

  •
  a mutual fund;

  •
  a tax-exempt organization;

  •
  a broker or dealer in securities or foreign currencies;

  •
  a trader in securities that elects to apply a mark-to-market method of accounting;

  •
  a shareholder that holds its PSEG common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

  •
  a shareholder that acquired its PSEG common stock pursuant to the exercise of options or otherwise as compensation.

        If a partnership holds shares of PSEG common stock, the United States federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership that holds shares of PSEG common stock should consult their tax advisors.

        Holders of shares of PSEG common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in light of their particular circumstances.

        United States Federal Income Tax Consequences of the Merger.    Each of Sidley Austin Brown & Wood LLP, legal counsel to Exelon, and Pillsbury Winthrop Shaw Pittman LLP, legal counsel to PSEG, has delivered its opinion which provides that the merger will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that each of Exelon and PSEG will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Assuming that the foregoing opinions are correct, the following are the material United States federal income tax consequences of the exchange of shares of PSEG common stock pursuant to the merger:

  •
  a holder of shares of PSEG common stock will not recognize any gain or loss upon the exchange of the holder's shares of PSEG common stock for shares of Exelon common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of Exelon common stock;

  •
  a holder of shares of PSEG common stock will have a tax basis in the shares of Exelon common stock received pursuant to the merger equal to the tax basis of the shares of PSEG common stock surrendered by the shareholder pursuant to the merger, reduced by any tax basis of the shares of PSEG common stock surrendered pursuant to the merger that is allocable to a fractional share of Exelon common stock for which cash is received;

  •
  the holding period for shares of Exelon common stock received in exchange for shares of PSEG common stock pursuant to the merger will include the holding period for the shares of PSEG common stock surrendered in exchange for shares of Exelon common stock; and

  •
  to the extent that a holder of shares of PSEG common stock receives cash in lieu of a fractional share of Exelon common stock, the shareholder will be required to recognize gain or loss equal to the difference between (1) the amount of cash received and (2) the tax basis of the shares of PSEG common stock surrendered pursuant to the merger that is allocable to the fractional share of Exelon common stock for which cash is received. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the PSEG common stock exchanged for the fractional share of Exelon common stock is more than one year at the completion of the merger.

        It is a condition to the obligation of each of Exelon and PSEG to complete the merger that, at the closing of the merger, it receive a separate opinion of Sidley Austin Brown & Wood LLP, legal counsel to Exelon, and Pillsbury Winthrop Shaw Pittman LLP, legal counsel to PSEG, respectively (or, in either case, another law firm of national standing), substantially to the same effect as the opinions described above. Neither Exelon nor PSEG intends to waive this condition.

        Each of the opinions described above is or will be based, in part, on customary assumptions and representations that have been or will be received from Exelon and PSEG, including those contained in the merger agreement and in certificates of officers of Exelon and PSEG, each of which must be accurate as of the effective time of the merger. If any of those assumptions or representations is inaccurate as of the effective time of the merger, the tax consequences of the merger could differ materially from those described in this joint proxy statement/prospectus.

        Opinions of counsel neither bind the IRS or any court, nor preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the tax consequences of the merger, and no assurance can be given that the IRS will not take, or that a court will not sustain, a position contrary to any of the tax consequences set forth above.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we urge each holder of shares of PSEG common stock to consult the holder's tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to that shareholder.

Regulatory Matters Relating to the Merger

General

        To complete the merger, we need to obtain approvals or consents from, or make filings with a number of United States federal and state public utility, antitrust and other regulatory authorities as well as authorities in various foreign jurisdictions. The material United States federal and state approvals, consents and filings are described below. Additional approvals, including the approval of various foreign governmental authorities which may be required in connection with the indirect transfer of PSEG Global, may be required to complete the merger. We have also made it a condition to each party's obligation to complete the merger that certain orders or approvals not required by law are obtained. These approvals are collectively referred to in this joint proxy statement/prospectus as the "required statutory approvals."

        It is a condition to consummation of the merger that "final orders" are obtained for these approvals and that such orders do not constitute "burdensome orders" (see "The Merger Agreement—Covenants" for a description of these terms). The merger agreement provides for a regulatory approval team to formulate the approach with respect to obtaining these approvals. The composition and authority of the regulatory approval team is described in greater detail under "The Merger Agreement—Covenants."

        While we believe that we will receive the required statutory approvals and other clearances for the merger, there can be no assurance as to the timing of these approvals and clearances or our ability to obtain these approvals and clearances on satisfactory terms or otherwise. There can be no assurance that any of these approvals will be obtained or, if obtained, will not contain terms or conditions that could reasonably be expected to have a material adverse effect on the combined company following completion of the merger. Based on the current status of the regulatory approval process, the parties expect that, assuming all other conditions to completion of the merger are satisfied, the merger should be completed in the first quarter of 2006 if the regulatory proceedings before the New Jersey Board of Public Utilities and the Pennsylvania Public Utility Commission are settled and approved before the dates on which those state authorities are expected to rule on the merger in the absence of settlement, as discussed below. If early settlements are not reached and approved, then the parties expect that, assuming all other conditions are satisfied, the merger should be completed in the second quarter of 2006. If FERC were to hold a hearing on the application relating to the merger, the anticipated closing would be extended into mid-2006 or perhaps later.

State Approvals

        New Jersey Board of Public Utilities.    As a utility in the State of New Jersey, PSE&G is subject to the jurisdiction of the New Jersey Board of Public Utilities. Under Section 48:2-51.1 of New Jersey's public utility law, the NJBPU's approval is required in connection with the indirect transfer of the capital stock of PSE&G resulting from the merger. In considering the merger, the NJBPU is required to evaluate the impact of the merger in four areas:

  •
  competition;

  •
  the rates of ratepayers affected by the merger;

  •
  the employees of the affected public utility; and

  •
  the provision of safe and adequate utility service at just and reasonable rates.

        On February 4, 2005, Exelon and PSE&G made the initial filing of their joint application with the NJBPU for approval of the indirect transfer of the capital stock of PSE&G resulting from the merger. On April 5, 2005, the administrative law judge in the proceeding before the NJBPU issued a prehearing order establishing a timetable for the regulatory approval process in New Jersey. The order provides for the administrative law judge to issue an initial decision by February 26, 2006. Thereafter, pursuant to the provision of the New Jersey Administrative Procedure Act, a decision of the full NJBPU can be expected by approximately March 23, 2006. The procedural schedule resulted from an agreement among Exelon, PSEG, the NJBPU staff, and the New Jersey Ratepayer Advocate pertaining to the procedural schedule to be followed during the course of the administrative process before the NJBPU.

        In addition, while not required by law to complete the merger, Exelon and PSEG have made it a condition to the merger that PSE&G receive an order from the NJBPU allowing PSE&G to defer certain pension and other post-retirement benefit expenses that will be recognized in connection with the purchase accounting treatment of the merger, and that provides that PSE&G's rate recovery of pension and other post-retirement benefits will be calculated consistently with recovery of such amounts in the absence of the merger. For a description of this matter, see "Risk Factors—Risks Relating to the Merger—The combined company may be unable to obtain permission from the NJBPU to recover PSE&G's pension and other post-retirement benefit expenses, which could have an adverse effect on its cash flow and results of operations." On February 4, 2005, Exelon and PSE&G made the initial filing of their joint application with the NJBPU to obtain the order. The schedule for receiving this order is the same as that for the NJBPU's ruling on the merger.

        New Jersey Department of Environmental Protection.    Subsidiaries of PSEG own properties in New Jersey that may be subject to the New Jersey Industrial Site Recovery Act. The indirect transfer of those properties in connection with the merger may require approval by the NJDEP under ISRA. It is a condition to the completion of the merger that it be determined ISRA does not apply to the transfers or that the parties otherwise comply with the requirements of ISRA. The parties filed their application for a letter of non-applicability on March 31, 2005.

        New York Public Service Commission.    As an owner of generation facilities in the State of New York, a subsidiary of PSEG Power is subject to the jurisdiction of the New York Public Service Commission. Under Section 70 of the New York Public Service Law, the NYPSC's written consent is required in connection with the indirect transfer of ownership interests in such subsidiary of PSEG Power in connection with the merger. Under Section 70 of the New York Public Service Law, the NYPSC must determine whether the merger is in the public interest. The parties filed their application for approval with the NYPSC on March 16, 2005.

        Pennsylvania Public Utility Commission.    PECO and PSE&G are subject to the jurisdiction of the Pennsylvania Public Utility Commission. The issuance to each of PECO and PSE&G of a certificate of public convenience and necessity by the PPUC may be required as a result of the indirect transfer of the capital stock of PSE&G in connection with the merger under Chapters 11, 22 and 28 of the Public Utility Code of Pennsylvania. The standard for approval is whether the transaction is necessary and proper for the service, accommodation, convenience or safety of the public. This standard has been applied by the PPUC to require that applicants demonstrate that the transaction will affirmatively promote the service, accommodation, convenience or safety of the public in some substantial way. In addition, under provisions enacted as part of Pennsylvania's electric and natural gas restructuring legislation, the PPUC must consider:

  •
  whether a proposed transaction is likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power, which would prevent retail electric or natural gas customers in Pennsylvania from obtaining the benefits of a properly functioning and workable competitive retail electric or natural gas market; and

  •
  the effect of the proposed transaction on the natural gas distribution company employees and any authorized collective bargaining agent.

        On February 4, 2005, PECO and PSE&G made the initial filing of their joint application for approval by the PPUC under the Public Utility Code of Pennsylvania or a determination that Chapters 11, 22 and 28 are not applicable to the merger. On March 30, 2005, the administrative law judge in the proceeding before the PPUC issued a prehearing order establishing a timetable for the regulatory approval process in Pennsylvania, which provides for the administrative law judge to issue an initial decision on November 7, 2005. Thereafter, a decision of the full PPUC can be expected in December 2005 or January 2006. The procedural schedule resulted from an agreement among Exelon, PSEG, and numerous parties in the case, including the PPUC Office of Trial Staff and the Pennsylvania Office of Consumer Advocate.

        Illinois Commerce Commission.    ComEd has filed a notice with respect to the merger with the Illinois Commerce Commission. On February 23, 2005, at a meeting of its Electricity Policy Committee, the ICC's General Counsel confirmed that it does not have jurisdiction over the matter and its approval is not required for the merger.

        Connecticut.    As the owner of generation stations in the State of Connecticut, PSEG Power Connecticut LLC, an indirect subsidiary of PSEG Power, is subject to the jurisdiction of the Connecticut Siting Council under Connecticut public utility laws and the Connecticut Department of Environmental Protection under Connecticut environmental law. The indirect transfer of the ownership interests in these entities may require the approval of the Connecticut Department of Environmental Protection under Connecticut environmental law and will require the approval of the Connecticut Siting Council under Connecticut public utility laws. The parties received approval on March 16, 2005 from the CSC.

Public Utility Holding Company Act

        Exelon is a registered holding company under PUHCA subject to the jurisdiction of the SEC thereunder. Exelon's acquisition of 100% of the common stock of PSEG will require approval by the SEC under Sections 9 and 10 of PUHCA.

        Under the applicable standards of PUHCA, the SEC is directed to approve the merger unless it finds that:

  •
  the merger would tend towards interlocking relations or a concentration of control detrimental to the public interest or the interest of investors or consumers;

  •
  the consideration to be paid in connection with the merger is not reasonable; or

  •
  the merger would unduly complicate the capital structure of Exelon's holding company system or would be detrimental to the public interest, the interest of investors or consumers or the proper functioning of Exelon's holding company system.

        To approve the merger, the SEC must also find that the merger complies with state law, tends towards the economic and efficient development of an integrated public utility system and otherwise conforms to PUHCA's integration and corporate simplification standards. The parties filed their application with the SEC on March 16, 2005.

        In addition, SEC approval may be required under PUHCA in order for Exelon to own certain assets of PSEG Energy Holdings following completion of the merger.

Nuclear Regulatory Commission

        PSEG Power holds a NRC operating license for its Salem and Hope Creek nuclear generating facilities. This license authorizes PSEG Power to own and/or operate its nuclear generating facilities. The Atomic Energy Act provides that a license may not be transferred or, in any manner disposed of, directly or indirectly, through transfer of control of any license unless the NRC finds that the transfer complies with the Atomic Energy Act and consents to the transfer. Therefore, the consent of the NRC is required for the transfer of control pursuant to the merger of the license held by PSEG Power. The NRC will consent to the transfer if it determines that:

  •
  the proposed transferee is qualified to be the holder of the license; and

  •
  the transfer of the license is otherwise consistent with applicable provisions of laws, regulations and orders of the NRC.

        The parties filed their application with the NRC on March 8, 2005.

Federal Energy Regulatory Commission

        Each of Exelon and PSEG has public utility subsidiaries subject to the jurisdictions of FERC under the Federal Power Act. Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its facilities with those of any other person, or acquire any security of any other public utility, without first having obtained authorization from FERC.

        FERC has stated in its 1996 utility merger policy statement that, in analyzing a merger under Section 203, it will evaluate the following criteria:

  •
  the effect of the merger on competition in wholesale electric power markets, utilizing an initial screening approach derived from the Department of Justice/Federal Trade Commission-Initial Merger Guidelines to determine if a merger will result in an increase in an applicant's market power;

  •
  the effect of the merger on the applicants' FERC jurisdictional ratepayers; and

  •
  the effect of the merger on state and federal regulation of the applicants.

        On February 4, 2005 Exelon and PSEG made the initial filing of their application for approval with FERC. Included in the filing was the parties' market concentration mitigation plan. The market concentration mitigation plan submitted on February 4 contemplated (1) the divestiture of fossil fuel generating facilities with 2,900 MW of generating capacity and (2) the transfer of control of 2,600 MW of baseload nuclear capacity through either long-term firm baseload energy sales contracts or an annual auction referred to in this joint proxy statement/prospectus as a virtual divestiture. Approximately 50 intervenors, including governmental, consumer, industry and policy groups, intervened in the proceedings before FERC, approximately 20 of the intervenors filed protests, and several of those parties requested that FERC hold hearings on the proposed merger. On May 9, 2005, Exelon and PSEG filed a supplement to their February 4 filing with FERC, responding to objections and concerns raised by the intervenors. In the supplementary filing on May 9, Exelon and PSEG proposed that if FERC approved the merger without an evidentiary hearing, Exelon and PSEG would divest at least 1,100 MW of additional fossil fuel generation capacity. Exelon and PSEG also proposed to invest approximately $25 million in new transmission projects over five years if the merger is approved by FERC without a hearing. Exelon and PSEG also proposed to eliminate restrictions on which entities may purchase divested generation and reduce the proposed period of time allowed for divestiture following the closing of the merger, and proposed an independent market monitor for the virtual divestitures. The divestitures of generation proposed in the May 9 filing with FERC, in combination with the 2,900 MW of fossil capacity divestiture and the 2,600 MW of baseload nuclear capacity virtual divestiture proposed in the February 4 filing, results in a total of 6,600 MW of capacity proposed for mitigation. Exelon and PSEG have not offered to divest any nuclear generating facilities and do not anticipate doing so.

        Exelon and PSEG currently expect that the FERC schedule relating to approval under Section 203 will not impact the anticipated timing of closing of the merger. However, as indicated above, several intervenors in the FERC proceeding, including the NJBPU, have requested that FERC hold hearings on the application relating to the merger. If FERC were to hold hearings with respect to the merger the approval process would extend the anticipated closing into mid-2006 or perhaps later.

        In addition, while not required by the Federal Power Act, Exelon and PSEG have made it a condition to completion of the merger that FERC approve under Section 205 of the Federal Power Act the sale by the public utility subsidiaries of the combined company of wholesale power and related services at market-based rates.

Antitrust

        Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger cannot be completed until both Exelon and PSEG file a notification of the proposed transaction with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the specified waiting periods have expired or been terminated. The parties filed the required notification on March 4, 2005. The parties have been informed that the Antitrust Division of the DOJ will review the case and FTC will not. On March 23, Exelon and PSEG received a letter from the Antitrust Division of the DOJ requesting additional information pertaining to the merger. Exelon and PSEG are in the process of responding to the request for additional information. The formal request for additional, specific information supplements information already provided in the original HSR filing. The DOJ request extends the waiting period under HSR, and the period of DOJ review of the proposed merger, for a period of 30 days after Exelon and PSEG provide the information requested by DOJ. The extension of the HSR waiting period is not expected to impact the anticipated closing date of the merger.

        At any time before the merger is completed, either the Antitrust Division, or the FTC could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition promoting agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Based upon an examination of information available relating to the businesses in which the companies are engaged, Exelon and PSEG believe, with the market concentration mitigation plan they have proposed, that completion of the merger will not violate United States or applicable foreign antitrust laws. However, Exelon and PSEG cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Exelon and PSEG will prevail.

        The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

        There can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all or without restrictions or conditions that would have a material adverse effect on the combined company if the merger were completed. These restrictions and conditions could include mandatory licenses, sales or other dispositions of assets, divestitures, or the holding separate of assets, businesses or PSEG capital stock.

IRS Private Letter Ruling Regarding Nuclear Decommissioning Trust Funds

        United States Treasury regulations generally provide for the nonrecognition of gain or loss for United States federal income tax purposes with respect to the transfer of certain decommissioning trust funds maintained by nuclear power plant owners in connection with the transfer of an interest in a nuclear power plant. The precise application of these Treasury Regulations in the context of the merger, however, is not free from doubt. Therefore, Exelon and PSEG have agreed to seek a ruling from the IRS confirming that no gain or loss will be recognized for United States federal income tax purposes with respect to the transfer of PSEG's decommissioning trust funds as a result of the merger.

Corporate Restructuring

        Subject to receipt of necessary regulatory approvals, Exelon and PSEG intend to pursue a restructuring of their corporate organizations after completion of the merger. In general, this restructuring will involve:

  •
  PSE&G becoming a direct subsidiary of Exelon Energy Delivery, LLC; thereafter, PECO, ComEd and PSE&G will be separate indirect subsidiaries of Exelon and will continue to be regulated public utilities;

  •
  Combining PSEG Power and Exelon Generation into one entity and combining certain of PSEG Power's subsidiaries with that combined entity; and

  •
  PSEG Services selling its assets to Exelon Services, with Exelon Services providing central services to the combined company and its subsidiaries.

        By virtue of the merger, PSEG Energy Holdings will become a direct subsidiary of the combined company.

        The companies may modify these restructuring plans to adapt to changing regulatory and competitive conditions. Completion of the merger is not conditioned on the consummation of, or receipt of regulatory approval for, any portion of these corporate restructuring plans.

Appraisal Rights

        Neither Exelon nor PSEG shareholders are entitled to appraisal rights in connection with the merger under the Pennsylvania Business Corporation Law or the New Jersey Business Corporation Act, respectively.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

        All shares of Exelon common stock received by PSEG shareholders pursuant to the merger will be freely transferable, except that shares of Exelon common stock received by persons who are deemed to be "affiliates" of PSEG under the Securities Act of 1933, as amended, at the time of the PSEG annual meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of PSEG for such purposes generally include individuals or entities that control, are controlled by or are under common control with, PSEG, as the case may be, and include directors and certain executive officers of PSEG. The merger agreement requires that PSEG use reasonable best efforts to cause each affiliate to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Exelon common stock issued to them pursuant to the merger in violation of the Securities Act of 1933, as amended, or the related SEC rules and regulations promulgated thereunder.

        The registration statement of which this joint proxy statement/prospectus is a part does not cover any resales of the Exelon common stock to be received by the shareholders of PSEG upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

Listing on the New York Stock Exchange; Delisting and Deregistration of PSEG Common Stock

        It is a condition to the merger that the shares of Exelon common stock issuable pursuant to the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Although not a condition to completion of the merger, Exelon currently intends to list the shares of Exelon common stock issued pursuant to the merger on the Chicago Stock Exchange and the Philadelphia Stock Exchange. If the merger is completed, PSEG common stock will cease to be listed on the New York Stock Exchange and its shares will be deregistered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. All shareholders of Exelon and PSEG are urged to read the merger agreement carefully and in its entirety to understand the rights and obligations of Exelon and PSEG under the merger agreement.

        The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Exelon and PSEG made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

        The merger agreement provides for the merger of PSEG with and into Exelon, with Exelon continuing as the surviving corporation.

Closing Matters

        Closing.    Unless the parties agree otherwise, the closing of the merger will take place not later than the second business day after all closing conditions have been satisfied or waived. See "—Conditions" below for a more complete description of the conditions that must be satisfied or waived prior to closing.

        Completion of the Merger.    As soon as practicable after the satisfaction or waiver of the conditions to the merger, Exelon and PSEG will file articles of merger with the Department of State of Pennsylvania in accordance with the relevant provisions of the Pennsylvania Business Corporation Law and a certificate of merger with the Department of Treasury of New Jersey in accordance with the relevant provisions of New Jersey Business Corporation Act. The merger will become effective when the articles of merger and certificate of merger are filed or at such later time as Exelon and PSEG agree and specify in the articles of merger and the certificate of merger. The articles of merger and the certificate of merger will provide that Exelon's articles of incorporation will be amended upon completion of the merger so that its name is Exelon Electric & Gas Corporation.

        We currently expect that the merger will be completed in either the first or second quarter of 2006 depending on whether the parties are able to reach early settlements in the NJBPU and PPUC proceedings. However, we cannot predict the actual timing. See "The Merger—Regulatory Matters Relating to the Merger—General."

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options and PSEG Equity-Based Awards

        The merger agreement provides that, upon completion of the merger:

  •
  Each share of PSEG common stock issued and outstanding immediately prior to completion of the merger, but excluding shares of PSEG common stock owned by Exelon, PSEG or any of their respective subsidiaries, will be converted into the right to receive 1.225 shares of Exelon common stock.

  •
  Each outstanding option to purchase shares of PSEG common stock granted under the PSEG 2004 Long-Term Incentive Plan, the PSEG 2001 Long-Term Incentive Plan or the PSEG 1989

    Long-Term Incentive Plan, will be assumed by Exelon and substituted with an option to purchase shares of Exelon common stock. The number of shares of Exelon common stock subject to a substitute Exelon stock option will equal the number of shares of PSEG common stock subject to the PSEG stock option immediately prior to completion of the merger, multiplied by the exchange ratio, rounded down to the nearest whole share. The per share exercise price for the substitute Exelon stock option will equal the exercise price of the PSEG stock option immediately prior to completion of the merger divided by the exchange ratio, rounded up to the nearest whole cent. Substitute Exelon stock options will be exercisable on the same terms and conditions that applied immediately prior to completion of the merger, after giving effect to any acceleration of exercisability that occurs as a result of the merger.

  •
  All other PSEG equity-based awards, including performance units, performance shares, restricted shares, restricted stock units and phantom stock will be assumed by Exelon and substituted with Exelon equity-based awards. The number of shares issuable upon exercise of those awards, and the exercise price of those awards, will be adjusted to give effect to the exchange ratio.

  •
  All restrictions on shares of PSEG common stock and PSEG equity-based awards held by employees of PSEG or its subsidiaries immediately prior to completion of the merger, including all repurchase and forfeiture rights, will be assigned to Exelon, and the shares of Exelon common stock issued and such assumed PSEG equity-based awards will continue to be unvested and subject to the same restrictions which applied immediately prior to completion of the merger, after giving effect to any acceleration, lapse or other vesting occurring by operation of the merger.

        As of March 15, 2005, there were 6,099,746 shares of PSEG common stock subject to outstanding PSEG stock options, with a weighted average exercise price of $40.25, of which stock options with respect to 4,400,613 shares of PSEG common stock were vested as of that date. Of the remaining 1,699,133 unvested PSEG stock options, options with respect to 951,596 shares of PSEG common stock, with a weighted average exercise price of $37.06, are scheduled to vest in accordance with their terms prior to December 31, 2005. Of the 747,537 balance of unvested PSEG stock options, options with respect to 435,429 shares of PSEG common stock, with a weighted average exercise price of $42.79, will vest as a result of the approval by PSEG shareholders of the merger agreement or the completion of the merger.

Exchange of Certificates Pursuant to the Merger

        Before completion of the merger, Exelon will appoint Equiserve, or another entity selected by Exelon and reasonably satisfactory to PSEG, as exchange agent to handle the exchange of PSEG stock certificates for the certificates representing shares of Exelon common stock and all cash and property to which PSEG shareholders may be entitled relating to dividends and distributions or cash in lieu of fractional shares. As soon as practicable after completion of the merger, the exchange agent will send a letter of transmittal to each former PSEG shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering PSEG stock certificates. You should not return stock certificates with the enclosed proxy card.

        PSEG shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive a certificate representing that number of shares of Exelon common stock into which their shares of PSEG common stock were converted pursuant to the merger.

        After completion of the merger, each certificate that previously represented shares of PSEG common stock will only represent the right to receive:

  •
  the certificates representing the shares of Exelon common stock into which those shares of PSEG common stock have been converted;

  •
  cash in lieu of any fractional share of Exelon common stock; and

  •
  dividends or other distributions, if any, of Exelon common stock to which PSEG shareholders are entitled under the terms of the merger agreement.

        Exelon will not pay dividends declared with a record date on or after completion of the merger to any holder of any PSEG stock certificates until the holder surrenders PSEG stock certificates. However, once those certificates are surrendered, Exelon will pay to the holder, without interest, upon the earlier of such surrender and the payment date with respect to such dividends, any dividends that have been declared and paid after the closing date of the merger on the shares into which those PSEG shares have been converted.

Fractional Shares

        No fractional shares of Exelon common stock will be issued pursuant to the merger. Instead, the exchange agent will pay each of those PSEG shareholders who would otherwise have been entitled to a fractional share of Exelon common stock an amount in cash determined by multiplying the last reported sale price per share of Exelon common stock on the New York Stock Exchange on the date of completion of the merger by the fractional interest of a share of Exelon common stock to which such holder would otherwise be entitled.

Listing of Exelon Stock

        Approval for listing on the New York Stock Exchange of the shares of Exelon common stock issuable to PSEG shareholders pursuant to the merger, subject only to official notice of issuance, is a condition to the obligations of Exelon and PSEG to complete the merger.

Covenants

        We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses from the date the merger agreement was signed until the earlier of the date of completion of the merger and the date of the termination of the merger agreement. The following summarizes the more significant of these covenants:

        No Solicitation.    PSEG has agreed that it will not and will not permit its subsidiaries or its or any of its subsidiaries respective officers, directors, employees, advisors, representatives or agents to:

  •
  solicit, initiate or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquires regarding or the making of any proposal which constitutes or that may reasonably be expected to lead to any "takeover proposal" of the type described below;

  •
  enter into any letter of intent or agreement with respect to a takeover proposal;

  •
  participate in any discussions or negotiations regarding a takeover proposal; or

  •
  take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any takeover proposal.

        Under the merger agreement, PSEG agreed to cease all existing activities, discussions or negotiations as of the date of the merger agreement with any third parties with respect to any takeover proposal. PSEG also agreed to notify Exelon as promptly as practicable and in any event within 18 hours after it receives a takeover proposal or any information is sought with respect to a takeover proposal and to inform Exelon of the proposed material terms and conditions of any such proposal and the identity of the party making such proposal. PSEG has further agreed to keep Exelon informed on a current basis of the status and details of any takeover proposal or inquiry. PSEG has also agreed to provide Exelon with copies of all written materials delivered to PSEG by the party making the takeover proposal. PSEG also agreed to enforce all standstill agreements to which it or any of its subsidiaries is a party.

        However, prior to the PSEG annual meeting, PSEG is permitted to participate in negotiations with, and furnish information (including non-public information) with respect to PSEG to, a third party making an unsolicited bona fide written takeover proposal, if:

  •
  in the reasonable good faith judgment of the PSEG board of directors the takeover proposal constitutes a "superior proposal" of the type described below;

  •
  the PSEG board of directors determines in its reasonable good faith judgment, after consultation with its outside counsel, that it is required by its fiduciary duties to participate in such negotiations or furnish such information;

  •
  prior to PSEG furnishing any information (including non-public information) to a third party making such a superior proposal, the third party first signs a confidentiality agreement with PSEG containing confidentiality provisions no more favorable to the third party than those in the confidentiality agreement between Exelon and PSEG;

  •
  prior to PSEG furnishing any such information to such third party or entering into negotiations with such a third party, PSEG gives Exelon at least three business days advance written notice of the identity of the third party and the proposed terms and conditions of such superior proposal;

  •
  PSEG has provided Exelon with a copy of all written materials delivered to the third party making the superior proposal and a copy of all written materials delivered by such third party to PSEG; and

  •
  PSEG has fully complied with the requirements described above under the heading "—No-Solicitation."

        Additionally, the provision described above does not restrict PSEG from complying with Rules 14d-9 or 14e-2 under the Exchange Act. However, compliance with such rules will not limit or modify the effect that any action taken pursuant to such rules has under the merger agreement.

        A "takeover proposal" means any inquiry, offer or proposal by any third party (other than Exelon and its affiliates) relating to any:

  •
  acquisition or purchase from PSEG by any third party of 20% or more of the total outstanding voting securities of PSEG or any of its significant subsidiaries;

  •
  tender offer or exchange offer that if consummated would result in any third party beneficially owning 20% or more of the total outstanding voting securities of PSEG or any of its significant subsidiaries;

  •
  merger, consolidation, business combination, liquidation, recapitalization, dissolution or similar transaction involving PSEG or any of its significant subsidiaries; or

  •
  direct or indirect acquisition or purchase of 20% or more of the assets of PSEG and its significant subsidiaries.

        A "superior proposal" means any unsolicited bona fide written offer to acquire, directly or indirectly, for consideration consisting of cash and/or securities:

  •
  more than 50% of the outstanding voting securities of PSEG; or

  •
  all or substantially all the assets of PSEG,

and otherwise on terms the PSEG board of directors determines in its reasonable good faith judgment, after consultation with PSEG's financial advisors, to be more favorable to PSEG's shareholders from a financial point of view than the transactions contemplated by the merger agreement (including any proposal to amend the merger agreement) which is not conditioned on any financing and is reasonably likely to receive all required governmental approvals in the form of final orders by June 20, 2006 (as may be extended) and is otherwise reasonably capable of being completed on the terms proposed (taking into account the ability to deliver any consideration to be paid in such transaction).

        Board of Directors' Covenant to Recommend.    PSEG has agreed that its board of directors will recommend the approval of the merger agreement to PSEG shareholders and neither such board of directors nor a committee thereof will:

  •
  withdraw, qualify or modify in a manner adverse to Exelon such recommendation, its approval of the merger agreement and the merger or the PSEG board of directors' declaration that the merger agreement and the merger are advisable, fair to and in the best interests of PSEG and its shareholders;

  •
  take any other action or make any other statement in connection with the PSEG annual meeting inconsistent with such declaration, approval or recommendation;

  •
  approve or recommend, or propose to approve or recommend, any takeover proposal; or

  •
  authorize PSEG or any of its subsidiaries to enter into an agreement with respect to a takeover proposal,

except pursuant to its right to terminate the merger agreement as described under the heading "—Termination of Merger Agreement."

        Similarly, Exelon has agreed that its board of directors will recommend the issuance of shares of Exelon common stock as contemplated by the merger agreement and such board of directors will not withdraw, qualify or modify in a manner adverse to PSEG, such recommendation or its approval of the share issuance; the merger agreement and the merger or the Exelon board of directors' declaration that the merger agreement and the merger are advisable, fair to and in the best interests of Exelon and its shareholders, except to the extent that, in the reasonable good faith judgment of Exelon's board of directors failure to so withdraw, qualify or modify its recommendation would violate the fiduciary duties of Exelon's board of directors under applicable law provided that such board of directors may not withdraw, qualify or modify its recommendation after the Exelon annual meeting.

        Operations of Exelon and PSEG Pending Closing.    As explained below, we have each undertaken a separate covenant that places restrictions on ourselves and our respective subsidiaries until either completion of the merger or the termination of the merger agreement.

        Restrictions on Exelon's Business Pending Closing.    In general, until either the closing of the merger or the termination of the merger agreement, Exelon and its subsidiaries are required to carry on their businesses in all material respects in the ordinary course as currently conducted and to use reasonable best efforts to preserve their business organization intact, maintain their material permits, and preserve their relations and goodwill with governmental authorities and with their employees, customers, suppliers, distributors, creditors, lessors, licensors, licensees and others having ongoing business relationships with them to the end that their goodwill and ongoing businesses be unimpaired at the effective time of the merger. Exelon also has agreed that (subject to specified exceptions and except as expressly contemplated by the merger agreement), without the prior written consent of PSEG (which consent will not be unreasonably withheld or delayed), it will not and will not permit any of its subsidiaries to:

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock of Exelon or its subsidiaries, other than (1) dividends and distributions made by a direct or indirect subsidiary of Exelon to such subsidiary's parent, (2) regular quarterly cash dividends and distributions in accordance with Exelon's stated dividend policy and with record dates and payment dates consistent with Exelon's past dividend practice and (3) regular cash dividends and distributions with respect to preferred stock of Exelon or its subsidiaries in accordance with the terms thereof as of December 20, 2004;

  •
  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock;

  •
  purchase, redeem or otherwise acquire any shares of capital stock of Exelon or any subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities (other than the purchase of shares of Exelon common stock in the open market pursuant to the Exelon Employee Stock Purchase Plan and Exelon Dividend Reinvestment Plan);

  •
  issue, deliver, pledge, encumber, sell, dispose of or grant any shares of capital stock of Exelon or its subsidiaries, any other voting securities or equity equivalent or any securities convertible into or options, warrants or rights to acquire, any such shares, voting securities, equity equivalent or convertible securities, or any stock appreciation rights other than (1) the issuance of shares of Exelon common stock upon the exercise of Exelon stock options and Exelon equity-based awards outstanding as of December 20, 2004 or upon exercise of Exelon stock options and Exelon equity-based awards granted in accordance with the merger agreement or pursuant to the terms of any compensation agreement, (2) the award of specified amounts of Exelon stock options and Exelon equity-based awards, (3) the issuance of shares of Exelon common stock pursuant to Exelon's Employee Stock Purchase Plan and Dividend Reinvestment Plan in accordance with such plans' respective terms, (4) issuances or transfers of shares of any subsidiary of Exelon to such subsidiary's parent and (5) the issuance of Exelon phantom shares;

  •
  amend Exelon's Amended and Restated Articles of Incorporation other than to increase its authorized capital stock;

  •
  amend Exelon's Amended and Restated By-laws or the charter, by-laws or other comparable organizational documents of any subsidiary of Exelon other than in a manner that is not adverse to the merger and not inconsistent with any of Exelon's obligations under the merger agreement;

  •
  acquire any assets other than in the ordinary course of business consistent with past practice or pursuant to capital expenditures permitted under the merger agreement or acquire or agree to acquire a substantial portion of the assets of or equity in any entity or make investments in any entity other than acquisitions and investments that do not exceed $10 million individually or $50 million in the aggregate (including the value of indebtedness assumed) in any consecutive 12 month period and would not reasonably be expected to prevent or materially delay the ability of Exelon or PSEG to obtain the required statutory approvals;

  •
  except to the extent required by applicable law or any benefit plan or collective bargaining agreement, with respect to any current or former employee, officer or director (1) grant any increase in compensation other than in the ordinary course of business, consistent with past practice, (2) grant any increase in severance or termination pay other than increases that are consistent with past practice and do not in the aggregate result in a material increase in benefits or compensation expenses, (3) enter into or amend any compensation agreement, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plan (other than as required to obtain a determination from the IRS that such plan is a Qualified Plan or a renewal on substantially similar terms) or (5) take any action to accelerate any rights or benefits under any collective bargaining agreement, benefit plan or compensation agreement;

  •
  make any material change in accounting methods, principles or practices except as required by generally accepted accounting principles or by Exelon's independent auditors;

  •
  sell, lease (as lessor), license or otherwise dispose of or subject to any lien (other than liens created in connection with the refinancing of Exelon's debt that are no less favorable to Exelon and its subsidiaries than those liens that were created in connection with the Exelon debt being refinanced) any of its properties or assets that are material, individually or in the aggregate, to

    Exelon and its subsidiaries, taken as a whole, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice and except to the extent necessary to obtain any required statutory approval;

  •
  except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any individual or entity other than (1) in connection with a refinancing on commercially reasonable terms and borrowings under revolving credit agreements or similar credit facilities in effect as of December 20, 2004, (2) indebtedness incurred by any subsidiary of Exelon under a loan to Exelon or any subsidiary of Exelon and (3) the assumption of indebtedness in connection with an acquisition or investment made in accordance with the merger agreement;

  •
  other than pursuant to Exelon's capital expenditure budget or as required by any governmental authority to be in compliance with any material permit, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $15 million or, in the aggregate, are in excess of $300 million in any consecutive 12 month period;

  •
  engage in any activities which would cause a change in Exelon's status under PUHCA;

  •
  enter into any power agreement other than any power agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale of energy commitments of $300 million, (2) a fixed notional value of purchase and/or sale of capacity of $25 million, (3) a notional value for the underlying sale of options of $100 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $50 million unless Exelon consults with, and obtains the prior written consent of, PSEG regarding such power agreement;

  •
  amend or modify Exelon's trading guidelines rendering them less restrictive than those in effect as of December 20, 2004, or terminate Exelon's trading guidelines unless Exelon adopts new trading guidelines that are at least as restrictive as those in effect as of December 20, 2004;

  •
  violate its trading guidelines or permit its net trading positions to be outside such guidelines' risk parameters;

  •
  take any action that would, individually or in the aggregate, reasonably be expected to make Exelon New England Holdings, LLC's obligations recourse to Exelon or any of its other subsidiaries or would reasonably be expected to make it necessary for Exelon to contribute any cash, other assets or services to facilitate the operation of Exelon New England Holdings or its subsidiaries;

  •
  adopt a plan of complete or partial liquidation or dissolution of Exelon or any of its significant subsidiaries; or

  •
  commit or agree to take any of the foregoing actions.

        Restrictions on PSEG's Business Pending Closing.    In general, until either the closing of the merger or the termination of the merger agreement, PSEG and its subsidiaries are required to carry on their businesses in all material respects in the ordinary course as currently conducted and to use reasonable best efforts to preserve their business organization intact, maintain their material permits, and preserve their relations and goodwill with governmental authorities and with their employees, customers, suppliers, distributors, creditors, lessors, licensors, licensees and others having ongoing business relationships with them to the end that their goodwill and ongoing businesses be unimpaired at the effective time of the merger. PSEG also has agreed that (subject to specified exceptions and except as expressly contemplated by the merger agreement), without the prior written consent of Exelon (which consent will not be unreasonably withheld or delayed), it will not and will not permit any of its subsidiaries to:

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock of PSEG or its subsidiaries, other than (1) dividends and distributions made by a direct or indirect subsidiary of PSEG to such subsidiary's parent, (2) regular quarterly cash dividends and distributions in accordance with PSEG's stated dividend policy with record dates and payment dates consistent with PSEG's past dividend practice and (3) regular cash dividends and distributions with respect to preferred stock of PSEG or its subsidiaries in accordance with the terms thereof as of December 20, 2004;

  •
  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock;

  •
  purchase, redeem or otherwise acquire any shares of capital stock of PSEG or any subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

  •
  issue, deliver, pledge, encumber, sell, dispose of or grant any shares of capital stock of PSEG or its subsidiaries, any other voting securities or equity equivalent or any securities convertible into or options, warrants or rights to acquire, any such shares, voting securities, equity equivalent or convertible securities, or any stock appreciation rights other than (1) the issuance of shares of PSEG common stock upon the exercise of PSEG stock options and PSEG equity-based awards outstanding as of December 20, 2004 or upon exercise of PSEG stock options or PSEG equity-based awards granted in accordance with the merger agreement or pursuant to the terms of any compensation agreement, (2) the award of specified amounts of PSEG stock options and PSEG equity-based awards, (3) issuances by a direct or indirect subsidiary of PSEG to its parent, (4) the issuance of shares upon settlement of forward purchase contracts forming a part of PSEG equity units pursuant to the terms thereof as existing on December 20, 2004, (5) the issuance of shares of common stock pursuant to PSEG's stock purchase plans in accordance with such plans' respective terms and (6) the issuance of PSEG phantom shares and dividend equivalents which are payable in cash in the ordinary course of business consistent with past practice;

  •
  amend PSEG's Certificate of Incorporation;

  •
  amend PSEG's By-laws or the charter, by-laws or other comparable organizational documents of any subsidiary of PSEG other than in a manner that is not adverse to the merger and not inconsistent with any of Exelon's obligations under the merger agreement;

  •
  acquire any assets other than in the ordinary course of business consistent with past practice or pursuant to capital expenditures permitted under the merger agreement or acquire or agree to acquire a substantial portion of the assets of or equity in any entity or make investments in any entity other than acquisitions and investments in assets and entities located and operating solely in the United States that do not exceed $5 million individually or $25 million in the aggregate (including the value of indebtedness assumed) in any consecutive 12 month period and would not reasonably be expected to prevent or materially delay the ability of PSEG or Exelon to obtain the required statutory approvals;

  •
  except to the extent required by applicable law or any benefit plan or collective bargaining agreement, with respect to any current or former employee, officer or director (1) grant any increase in compensation other than in the ordinary course of business consistent with past practice, (2) grant any increase in severance or termination pay other than increases that are consistent with past practice and do not in the aggregate result in a material increase in benefits or compensation expenses, (3) enter into or amend any compensation agreement, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plan (other than as required to obtain a determination from the IRS that such plan is a Qualified Plan or a renewal on substantially similar terms) or (5) take any action to accelerate any rights or benefits under any collective bargaining agreement, benefit plan or compensation agreement;

  •
  make any material change in accounting methods, principles or practices except as required by generally accepted accounting principles or by PSEG's independent auditors;

  •
  sell, lease (as lessor), license or otherwise dispose of or subject to any lien (other than liens created in connection with the refinancing of PSEG's debt that are no less favorable to PSEG and its subsidiaries than those liens that were created in connection with the PSEG debt being refinanced) any of its properties or assets other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice, sales of assets by PSEG Energy Holdings, PSEG Power or any of their subsidiaries, and certain other specified assets of PSEG on commercially reasonable terms, after having given Exelon five business days' prior notice;

  •
  except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any individual or entity other than (1) in connection with a refinancing on commercially reasonable terms and borrowings under revolving credit agreements or similar credit facilities in effect as of December 20, 2004, (2) indebtedness incurred by any subsidiary of PSEG under a loan to PSEG or any subsidiary of PSEG and (3) the assumption of indebtedness in connection with an acquisition or investment permitted by the merger agreement (except that neither Energy Holdings nor any of its subsidiaries may take any such action);

  •
  other than pursuant to PSEG's capital expenditure budget or as required by any governmental authority to be in compliance with any material permit, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10 million or, in the aggregate, are in excess of $150 million in any consecutive 12 month period;

  •
  engage in any activities not engaged in on the date hereof which would cause a change in PSEG's status as an exempt holding company under PUHCA;

  •
  other than participation in the New Jersey Basic Generation Service auction in a manner consistent with past practice, enter into any power agreement other than any power agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale of energy commitments of $150 million, (2) a fixed notional value of purchase and/or sale of capacity of $25 million, (3) a notional value for the underlying sale of options of $75 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $25 million unless PSEG consults with, and obtains the prior written consent of, Exelon regarding such power agreement;

  •
  pay, discharge, settle, compromise or satisfy any material claims, liabilities, litigation or other obligations, other than the satisfaction of liabilities reflected in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of PSEG, or incurred in the ordinary and usual course of business consistent with past practice, or waive, release or assign any such material rights or claims;

  •
  enter into, or, other than in the ordinary course of business consistent with past practice, modify or amend the terms of, any leveraged lease or financing contract with respect to any leveraged lease;

  •
  take any action that would, individually or in the aggregate, reasonably be expected to make PSEG Energy Holdings' obligations recourse to PSEG or any of its other subsidiaries or that would reasonably be expected to make it necessary for PSEG or Exelon (after giving effect to the merger) to contribute any cash, property or services to the operations of PSEG Energy Holdings or its subsidiaries;

  •
  amend or modify PSEG's trading guidelines rendering them less restrictive than those in effect as of December 20, 2004, or terminate PSEG's trading guidelines without adopting new trading guidelines that are at least as restrictive as those in effect as of December 20, 2004;

  •
  violate its trading guidelines or permit its net trading positions to be outside such guidelines' risk parameters;

  •
  adopt a plan of complete or partial liquidation or dissolution of PSEG or any of its subsidiaries;

  •
  retire, commit to retire or otherwise indicate an intention to retire any generation facility of PSEG or any of its subsidiaries; or

  •
  commit or agree to take any of the foregoing actions.

        Reasonable Best Efforts Covenant.    We have agreed to cooperate with each other and to use our (and cause our respective subsidiaries to use) reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable, including obtaining as promptly as practicable all required statutory approvals in such a form as they would not constitute a "burdensome order" as such term is described below.

        However, neither Exelon nor PSEG nor any of their affiliates will be required to divest or hold separate or otherwise take any action or commit to take any action that limits its freedom with respect to its business or the business of Exelon after giving effect to the merger, unless such action would not constitute a burdensome action.

        A "burdensome action" is any action that:

  •
  would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Exelon after giving effect to the merger; or

  •
  involves:

  •
  divesting or holding separate any nuclear generation assets of Exelon, PSEG or any of their respective subsidiaries or affiliates unless otherwise agreed by the Chief Executive Officers of each of Exelon and PSEG;

  •
  implementing any auction or other process to transfer control over an amount of nuclear baseload capacity materially in excess of that amount of nuclear baseload capacity that is proposed by the parties' mutually agreed upon analysis of the mitigation sufficient to address the increased market concentration resulting from the merger as set forth in the "Appendix A" analysis filed at FERC for baseload capacity; or

  •
  divesting or holding separate an amount of peaking or mid-merit generation assets or capacity of Exelon or PSEG or any of their respective subsidiaries or affiliates materially in excess of that amount of peaking and mid-merit assets or capacity that is proposed by the parties' mutually agreed upon analysis of the mitigation sufficient to address the increased market concentration resulting from the merger as set forth in the "Appendix A" analysis filed at FERC for peaking and mid-merit capacity.

        Exelon and PSEG submitted their market concentration mitigation plan, including the "Appendix A" analyses for baseload capacity and peaking and mid-merit capacity, on February 4, 2005. On May 9, 2005, Exelon and PSEG filed a supplement to their February 4 filing, responding to objections and concerns raised by intervenors. In the supplementary filing Exelon and PSEG proposed an increase in the generation capacity that they are willing to divest if FERC approves the merger without a hearing. See "The Merger—Regulatory Matters Relating to the Merger" for a description of this filing.

        A "burdensome order" is any order that requires Exelon or PSEG to take or agree to take a burdensome action or an order that otherwise constitutes a burdensome action.

        A "final order" is any action by the relevant governmental authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

        Pursuant to the merger agreement, Exelon and PSEG have formed a regulatory approval team to formulate the approach to be taken with respect to obtaining the required statutory approvals. The team's chair is Exelon's Executive Vice President, Governmental & Environmental Affairs and Policy and its vice chair is PSEG's Senior Vice President and General Counsel. The regulatory approval team has three committees: an Illinois committee, a Pennsylvania committee and a New Jersey committee. The committees have primary responsibility for formulating the approach to be taken with respect to obtaining the required statutory approvals in their respective jurisdictions. The entire regulatory approval team, and not a committee thereof, will have primary responsibility for formulating the approach to be taken with respect to obtaining the other state and all federal required statutory approvals.

        Neither Exelon nor PSEG will commit to make any concessions, agreements or undertakings with any governmental authority or third party in connection with obtaining the required statutory approvals unless such concession, agreement or undertaking has been approved by the regulatory approval team. If the chair and the vice-chair of the regulatory approval team do not agree on an action to be taken, they will refer the matter to the Chief Executive Officers of Exelon and PSEG. If the Chief Executive Officers do not agree, the committee or team with primary responsibility for obtaining such approval will decide which of the actions presented to the Chief Executive Officers will be taken so long as such action is otherwise consistent with the terms of the merger agreement.

        Employee Matters.    In the merger agreement, Exelon has agreed that, following the merger, it will:

  •
  honor all PSEG benefit plans and all employment, severance, collective bargaining and change in control agreements entered into by PSEG prior to the date of the merger agreement;

  •
  continue to provide individuals employed by PSEG or its subsidiaries prior to completion of the merger who remain employed by Exelon or its subsidiaries after completion of the merger employee benefits pursuant to the terms of the benefit plans maintained by PSEG prior to completion of the merger or pursuant to benefit plans maintained by Exelon providing for coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Exelon in positions comparable to such former PSEG employees;

  •
  cause credits and debits to be transferred to any cafeteria benefit plan of Exelon in which any former PSEG employee becomes eligible to participate from any cafeteria plan PSEG maintained prior to completion of the merger for the applicable plan year;

  •
  recognize prior service of employees with PSEG and its subsidiaries as service with Exelon and its subsidiaries for purposes of eligibility and vesting under any Exelon benefit plan that is a pension plan; and

  •
  to the extent any employee of PSEG becomes eligible to participate in a Exelon benefit plan that is a "welfare plan," waive certain pre-existing conditions and waiting periods applicable to such employee under such Exelon benefit plan and provide such employee with credit for amounts paid toward out-of-pocket expenses and deductibles under an analogous PSEG benefit plan.

        Indemnification and Insurance.    Subject to applicable law, Exelon has agreed that after completion of the merger:

  •
  all rights of current or former directors, officers, employees, agents or fiduciaries under benefit plans currently indemnified by PSEG or its subsidiaries will survive;

  •
  any such person who becomes a director, officer, employee or fiduciary under a benefit plan of Exelon will be entitled to the indemnity rights and protections afforded to Exelon's directors, officers, employees and fiduciaries under benefit plans;

  •
  advance expenses so long as such person has provided an undertaking to repay such advances if it is ultimately determined that such expenses cannot be reimbursed; and

  •
  for a period of six years following consummation of the merger, maintain officers' and directors' liability insurance at least as favorable as PSEG's existing insurance so long as the annual premium for the insurance does not exceed 200% of the last annual premium that PSEG paid prior to the date of the merger agreement. If the annual premium of PSEG's existing insurance policy exceeds the 200% limitation, Exelon will maintain the maximum amount of coverage under a policy having the same deductible as is available for such 200% of PSEG's current annual premium.

Other Covenants and Agreements

        Expenses.    We have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement, with the exception that we will each pay 50% of any expenses incurred in connection with the parties' filing under the Hart-Scott-Rodino Act, the fees of Booz Allen Hamilton Inc. and printing and filing with the SEC the registration statement of which this joint proxy statement/prospectus forms a part.

        Election to Exelon Board of Directors.    Exelon has agreed that immediately after completion of the merger, it will increase the total number of members on the Exelon board of directors to 18 and appoint to its board of directors six directors of PSEG as designated by the Chief Executive Officer of PSEG to be allocated evenly among Class I, Class II and Class III of the Exelon board of directors. These appointments will be subject to applicable laws and regulations, including the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange.

        Adoption of Amended and Restated By-laws.    Exelon has agreed that effective upon completion of the merger, it will adopt Amended and Restated By-laws to provide for certain matters relating to the Exelon board of directors, the Chief Executive Officer and headquarters for the three years following completion of the merger, referred to in this joint proxy statement/prospectus as the "transition period," including the following:

  •
  upon completion of the merger, the Exelon board of directors will consist of 18 members, 12 of whom will be continuing Exelon directors and six of whom will be former PSEG directors;

  •
  with respect to the first and second elections of directors during the transition period, the Exelon board of directors is required, subject to its fiduciary duties and applicable laws and regulations, to nominate for election the legacy PSEG directors (or their successors) whose class is standing for election and the legacy Exelon directors (or their successors) whose class is standing for election;

  •
  during the transition period, the Exelon board of directors will, subject to its fiduciary duties and applicable laws and regulations, take any action necessary to ensure that any vacancy of a position on the Exelon board of directors previously held by a legacy PSEG director will be filled by a person nominated by the Exelon board of directors and approved by a majority of the legacy PSEG directors remaining on the Exelon board of directors, and that any vacancy of a position on the Exelon board of directors previously held by a legacy Exelon director be filled by a person nominated by the Exelon board of directors and approved by a majority of the legacy Exelon directors remaining on the Exelon board of directors;

  •
  upon completion of the merger, Mr. Ferland will become the non-executive Chairman of the Exelon board of directors;

  •
  Mr. Ferland will serve as non-executive Chairman of the Exelon board of directors until the earlier of (1) March 31, 2007, his announced date of retirement, and (2) the date on which Mr. Ferland no longer serves as a director of Exelon;

  •
  as non-executive Chairman of the Exelon board of directors, Mr. Ferland will preside at all meetings of the Exelon board of directors and will, in consultation with the Chief Executive Officer of Exelon, establish the agenda for board meetings and will have such other duties as may from time to time be requested by the Chief Executive Officer of Exelon;

  •
  when Mr. Ferland ceases to serve as the non-executive Chairman of the Exelon board of directors, the Chief Executive Officer of Exelon will be appointed as Chairman of the Exelon board of directors and continue in such role for the duration of the transition period and thereafter as determined by the Exelon board of directors;

  •
  for at least the transition period, Mr. Rowe will continue to serve as the President and Chief Executive Officer of Exelon in charge of general supervision over the business and operations of Exelon;

  •
  the corporate headquarters of Exelon will continue to be in Chicago, Illinois;

  •
  the headquarters of Exelon's power trading business will be in southeastern Pennsylvania and the headquarters of Exelon's generation business will be in Newark, New Jersey with headquarters of Exelon's nuclear generating business in southeastern Pennsylvania; and

  •
  ComEd will maintain its headquarters in Chicago, Illinois, PECO Energy will maintain its headquarters in southeastern Pennsylvania and PSE&G will maintain its headquarters in Newark, New Jersey.

        The proposed arrangement described above relating to the headquarters of subsidiaries and divisions of the combined company could be changed by agreement of Exelon and PSEG prior to the completion of the merger, if approved by the companies' boards of directors. However, the headquarters of PSE&G, PECO and ComEd will remain, respectively, in Newark, Philadelphia and Chicago. In addition, the parties expect that the headquarters of another significant business unit of the combined company will be located in Newark and the headquarters of another significant business unit will be located in southeastern Pennsylvania.

        Agreement to Increase Dividend.    The merger agreement permits each of us to continue to pay regular dividends to our respective shareholders in accordance with our previously announced dividend policies. Exelon has previously indicated it expects to maintain a dividend payout policy of 50% to 60% of earnings. On April 27, 2005, Exelon declared a second quarter dividend for 2005 of $0.40 per share. On January 18, 2005, PSEG increased its first quarter dividend for 2005 to $0.56 per share from $0.55 per share, for an indicated annual dividend increase of $0.04 per share for the year 2005. On April 19, 2005, PSEG declared a second quarter dividend for 2005 of $0.56 per share. For the year 2006, PSEG will continue to evaluate its dividend payment and consider modest increases.

        We have agreed to coordinate dividend declarations and the related record dates and payment dates so that our shareholders will not receive two dividends, or fail to receive one dividend, for any single calendar quarter. Accordingly, prior to completion of the merger, we may coordinate and amend our record dates and payment dates in order to effect this policy.

        In addition, the merger agreement provides that, subject to applicable law and its board of directors fiduciary duties, Exelon will increase its quarterly dividend so that the first dividend paid after completion of the merger is equal, on an exchange ratio adjusted basis, to the dividend PSEG shareholders received in the quarter immediately prior to completion of the merger, up to a maximum of $0.47 per share of Exelon common stock. In addition, Exelon has agreed that as close to 30 days prior to the closing date of the merger as reasonably practicable it will inform PSEG of the amount of the dividend it intends to pay in the first quarter following completion of the merger. If this amount is less than the amount described above, PSEG is permitted under the merger agreement to make a one time cash dividend to its shareholders equal to the amount of shortfall, on an exchange ratio adjusted basis.

        PSEG Equity Issuance.    The merger agreement permits PSEG to issue in a public offering shares of PSEG common stock, or securities convertible into or exchangeable for shares of PSEG common stock, with an aggregate initial offering amount to the public of up to $350 million if:

  •
  such issuance is necessary for PSEG Power to maintain a credit rating of at least BBB from Standard & Poor's and Baa2 from Moody's;

  •
  PSEG has consulted with Exelon as to alternative means by which to maintain such rating; and

  •
  PSEG has given Exelon an opportunity to discuss with Standard & Poor's or Moody's, as applicable, the credit rating of PSEG Power and alternative proposals for maintaining that rating.

        Other Covenants.    The merger agreement contains certain other covenants, including covenants relating to public announcements and employee communications, access to information, state takeover laws and tax matters.

Representations and Warranties

        The merger agreement contains customary representations and warranties, generally qualified by material adverse effect, made by each of us to the other. The representations and warranties relate to:

  •
  corporate existence, qualification to conduct business and corporate standing and power;

  •
  ownership of subsidiaries;

  •
  capital structure;

  •
  corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

  •
  absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

  •
  required statutory approvals;

  •
  filings with the SEC and other regulatory bodies;

  •
  absence of certain changes or events;

  •
  information supplied for use in this joint proxy statement/prospectus;

  •
  compliance with laws;

  •
  tax matters;

  •
  litigation;

  •
  employee benefit plans;

  •
  labor matters;

  •
  environmental matters;

  •
  regulation as a utility;

  •
  operations of nuclear power plants;

  •
  regulatory proceedings;

  •
  trading guidelines;

  •
  intellectual property;

  •
  required shareholder votes;

  •
  inapplicability of anti-takeover statutes;

  •
  payment of fees to finders or brokers in connection with the merger agreement;

  •
  opinions of financial advisors;

  •
  title to properties;

  •
  material contracts; and

  •
  the non-recourse nature of obligations of PSEG Energy Holdings and of Exelon New England Holdings.

        As used in the merger agreement, the term "material adverse effect" or "material adverse change" means with respect to either Exelon or PSEG, as applicable, any event, effect, change or development (including, in the case of PSEG, with respect to its joint ventures) that, individually or when taken together with all other events, effects, changes or developments, is or would reasonably be expected to be, materially adverse to the financial condition, business, assets, liabilities, operations or results of operations of such company and its subsidiaries, taken as a whole, or has a material adverse effect on its ability to perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement by June 20, 2006 (as may be extended). However, to the extent any event, effect, change or development is caused by or results from any of the following, it will not be taken into account in determining whether there has been (or would reasonably be expected to be) a "material adverse effect" or "material adverse change":

  •
  factors affecting the economy or financial markets as a whole;

  •
  factors affecting the electric energy market as a whole, except to the extent either party and its subsidiaries, taken as a whole, are materially and adversely affected in a disproportionate manner as compared to comparable participants in the electric energy market;

  •
  the announcement of the execution of the merger agreement;

  •
  any failure by Exelon or PSEG to meet any revenue or earnings predictions prepared by Exelon or PSEG, as the case may be, or revenue or earnings predictions of equity analysts or the receipt by Exelon or PSEG, or any of their respective subsidiaries of any credit ratings downgrade (it being understood that the facts or occurrences giving rise or contributing to any such effect, event, change or development which affect or otherwise relate to or result from the failure to meet revenue or earnings predictions prepared by the PSEG or Exelon, as the case may be, or revenue or earnings predictions of equity analysts or to the receipt of any credit ratings downgrade may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse change or material adverse effect);

  •
  changes in laws, rules or regulations of any governmental authority affecting the electric energy market as a whole except to the extent that PSEG and its subsidiaries, taken as a whole, or Exelon and its subsidiaries, taken as a whole, as the case may be, are materially and adversely affected in a disproportionate manner as compared to comparable participants in the electric energy market;

  •
  any loss, in and of itself, resulting from the sale of assets of PSEG Holdings or PSEG Power in accordance with the terms of the merger agreement or impairment charge, in and of itself, taken in relation to the assets of such entities identified for sale;

  •
  any sale or disposition of assets that may be ordered by the SEC, as part of its review of the merger under PUHCA;

  •
  any change in generally accepted accounting principles by the Financial Accounting Standards Board, the SEC or any other regulatory body; or

  •
  any event, effect, change or development resulting from a breach by Exelon Generation of the operating services contract.

In addition, Exelon and PSEG have agreed that the tax and accounting treatment of certain transactions undertaken by Exelon and PSEG will not be considered to have had a material adverse effect, including those described in "Risk Factors—Risks Relating to the Business of the Combined Company—The Internal Revenue Service might successfully challenge certain leveraged lease transactions entered into by PSEG, which could have a material adverse impact on the combined company's operating results" and "Risk Factors—Risk Relating to the Business of the Combined Company—The IRS might successfully challenge certain tax positions taken by Exelon in connection with certain sale transactions, which could have a material adverse impact on the combined company's operating results."

Conditions

        Our respective obligations to complete the merger are subject to the satisfaction of the following conditions:

  •
  the approval of the merger agreement by PSEG shareholders and the approval by the Exelon shareholders of the issuance of shares of Exelon common stock as contemplated by the merger agreement;

  •
  the approval for listing by the New York Stock Exchange of the Exelon common stock to be issued pursuant to the merger, subject to official notice of issuance;

  •
  the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act;

  •
  the absence of any law, judgment, injunction or other order by a governmental authority that is in effect prohibiting completion of the merger and the absence of any proceeding by any governmental authority seeking such an order;

  •
  the SEC having declared effective the Exelon registration statement, of which this joint proxy statement/prospectus forms a part, and the absence of a stop order issued by the SEC or initiated or threatened by the SEC seeking to suspend the effectiveness of the Exelon registration statement;

  •
  the making of all necessary blue sky securities filings;

  •
  the receipt of final orders for the required statutory approvals and the absence from such orders of any burdensome order; and

  •
  the receipt of all other required governmental and regulatory consents, registrations, approvals, permits, except for those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on PSEG or on Exelon (assuming the merger had taken place).

        In addition, individually, our respective obligations to effect the merger are subject to the satisfaction of the following additional conditions:

  •
  the other party having performed in all material respects all agreements required to be performed by it under the merger agreement;

  •
  the representations and warranties of the other party with respect to anti-takeover laws, brokers, capital structure and authority, the registration statement and this joint proxy statement/prospectus, the party's shareholders required vote, and, in the case of Exelon, the non-recourse nature of obligations of Exelon New England Holdings, and, in the case of PSEG, the non-recourse nature of PSEG Energy Holdings, contained in the merger agreement being true and correct in all material respects, as of the date of the merger agreement and as of the closing date of the merger as if they were made as of that date, except to the extent that the representation or warranty speaks as of another date;

  •
  the representations and warranties of the other party (other than the representations and warranties specifically enumerated in the preceding bullet point) being true and correct unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or exceptions) in respect of those representations and warranties, taking all the inaccuracies in respect of those representations and warranties together in their entirety, do not result in a material adverse effect on the other party, as of the date of the merger agreement and as of the closing date of the merger as if they were made on that date, except to the extent that the representation or warranty speaks as of another date;

  •
  the receipt of an opinion of the party's counsel to the effect that, for United States federal income tax purposes, (1) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (2) PSEG and Exelon will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  •
  the receipt by the other party of all required consents or approvals from third parties, except for those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on PSEG or on Exelon (assuming the merger had taken place); and

  •
  the absence of any material adverse effect having occurred to the other party since the date of the merger agreement.

        Other than the conditions to obtain the regulatory approvals required by law and the shareholder approvals, each of Exelon and PSEG may waive any conditions relating to its obligations to complete the merger. However, the parties do not intend to waive the condition relating to the receipt of the tax opinions referred to above. If it were determined that the merger would not qualify as a tax-free reorganization and Exelon and PSEG were to waive the condition relating to the receipt of the tax opinions described above, Exelon and PSEG would re-solicit their shareholders' vote on the issuance of the shares of Exelon common stock as contemplated by the merger agreement and approval of the merger agreement, respectively.

Termination of Merger Agreement

        Right to Terminate.    The merger agreement may be terminated at any time prior to completion of the merger in any of the following ways:

  •
  by our mutual written consent;

  •
  by either one of us:

  —
  if the merger is not completed by June 20, 2006 (which date may be extended by six months by either party if all conditions to closing have been satisfied other than the receipt of approval by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act, by the SEC under PUHCA or by any of the New Jersey, New York, Illinois or Pennsylvania public utility commissions if Exelon and PSEG are reasonably satisfied such state commission is waiting for FERC or PUHCA approval to be obtained prior to ruling and such ruling is required for completion of the merger); except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party's failure to fulfill its obligations under the merger agreement;

    —
    if a governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and the order, decree or ruling or other action has become final and nonappealable;

    —
    if a burdensome order that is a nonappealable final order has been entered; or

    —
    if either Exelon's shareholders fail to approve the issuance of shares of Exelon common stock as contemplated by the merger agreement or PSEG's shareholders fail to approve the merger agreement and the merger.

  •
  by Exelon:

  —
  if:

  •
  PSEG's board of directors either fails to recommend the adoption of the merger agreement to its shareholders or the board or any committee of the board withdraws, qualifies, amends or modifies its recommendation or approval of or declaration that the merger agreement and the merger are advisable, fair to and in the best interests of PSEG and its shareholders in any manner adverse to Exelon or takes any other action or makes any statement inconsistent with such recommendation or declaration or resolves or proposes to do any of the foregoing;

  •
  PSEG breaches the no-solicitation provisions of the merger agreement in a material respect;

  •
  PSEG's board of directors or any committee of the board recommends to PSEG shareholders a takeover proposal; or

  •
  a tender offer or exchange offer for 20% or more of the outstanding shares of PSEG capital stock is commenced and PSEG's board of directors fails to recommend against acceptance of such offer within 10 business days of such commencement (including taking no position with respect to such offer); or

  —
  if there has been a breach of any representation, warranty, covenant or other agreement made by PSEG in the merger agreement, or if any such representation and warranty becomes untrue after the date of the merger agreement and, in either case, the breach or failure to be true:

  •
  would result in the applicable closing condition to the merger not being satisfied; and

  •
  is not curable or, if curable, is not cured within 30 days after written notice is given by Exelon to PSEG; or

  —
  a "parent acquisition transaction" occurs or Exelon or any of its subsidiaries enters into a definitive agreement with respect to a parent acquisition transaction; provided, however, that Exelon is only entitled to terminate the merger agreement under such provision for a period of ten business days from the earlier to occur of such a parent acquisition transaction and the public announcement of the entry into such a definitive agreement with respect to such parent acquisition transaction; provided, further that Exelon is only entitled to terminate the merger agreement under such provision prior to the Exelon annual meeting;

  •
  by PSEG:

  —
  if the Exelon board of directors either fails to recommend to its shareholders the issuance of shares of Exelon common stock as contemplated by the merger agreement or the board withdraws, qualifies or modifies its recommendation or approval of or declaration that the merger agreement and the merger are advisable, fair to and in the best interests of Exelon and its shareholders in any manner adverse to PSEG or takes any other action or makes any statement inconsistent with such recommendation or declaration or resolves or proposes to do any of the foregoing;

  —
  if there has been a breach of any representation, warranty, covenant or other agreement made by Exelon in the merger agreement, or if any such representation and warranty becomes untrue after the date of the merger agreement and, in either case, the breach or failure to be true:

  •
  would result in the applicable closing condition to the merger not being satisfied; and

  •
  is not curable or, if curable, is not cured within 30 days after written notice is given by PSEG to Exelon;

  —
  if (1) PSEG's board of directors authorizes PSEG, subject to complying with the terms of the merger agreement, to enter into a definitive agreement concerning a transaction that constitutes a "superior proposal" (see "—Covenants—No Solicitation" for a discussion of this term) and PSEG notifies Exelon in writing that it intends to enter into the agreement, (2) Exelon does not make, within five business days of receipt of PSEG's written notification of its intention to enter into a definitive agreement for a superior proposal, an offer that PSEG's board of directors determines, in its reasonable good faith judgment after consultation with its financial advisors, is at least as favorable, from a financial point of view to PSEG's shareholders as the superior proposal and (3) prior to or concurrently with the termination of the merger agreement PSEG pays to Exelon in immediately available funds the termination fee and expenses described in "—Termination Fees Payable by PSEG" below; PSEG also agreed (A) that it will not enter into a definitive agreement referred to in clause (1) until at least the sixth business day after it has provided the requisite notice to Exelon and (B) to notify Exelon promptly in writing if its intention to enter into the definitive agreement referred to in its notification changes at any time after giving the notification; or

  —
  if a "parent acquisition transaction" occurs or Exelon or any of its subsidiaries enters into definitive agreement with respect to a parent acquisition transaction; provided, however, that PSEG is only entitled to terminate the merger agreement under such provision for a period of ten business days from the earlier to occur of such a parent acquisition transaction and the public announcement of the entry into such a definitive agreement with respect to such parent acquisition transaction; provided, further, that PSEG is only entitled to terminate the merger agreement under such provision prior to the PSEG annual meeting.

        "Parent acquisition transaction" means any transaction or series of transactions involving the acquisition by any third party, directly or indirectly, of more than 50% of the voting power of the outstanding shares of capital stock of Exelon or all or substantially all of the assets of Exelon.

        Termination Fees Payable by PSEG.    PSEG has agreed to pay Exelon a termination fee of $400 million and Exelon's out-of-pocket expenses incurred with respect to the merger agreement and the merger up to $40 million if the merger agreement is terminated under one of the following circumstances:

  •
  the merger agreement is terminated by Exelon because (1) PSEG's board of directors or any committee of the board approves or recommends any takeover proposal or resolve or proposes to take such an action, (2) a tender offer or exchange offer for 20% or more of the outstanding shares of PSEG capital stock is commenced and PSEG's board of directors fails to recommend against acceptance of such offer within ten business days of such commencement (including taking no position with respect to such offer), (3) PSEG's board of directors either fails to recommend the merger with Exelon to its shareholders or the board or any committee of the board withdraws, qualifies or modifies its recommendation, approval or declaration in any manner adverse to Exelon or takes any action or makes any statement adverse to such recommendation or declaration or resolves or proposes to do any of the actions in this clause (3) or (4) PSEG breaches in any material respect the no-solicitation provisions of the merger agreement;

  •
  the merger agreement is terminated by PSEG because it enters into a definitive agreement for a superior proposal pursuant to the provision described in the third hash mark above concerning PSEG's termination rights; or

  •
  (1) after the date of the merger agreement a takeover proposal existed or any person made known to PSEG and/or publicly disclosed or made known generally to PSEG's shareholders that if the merger agreement were terminated, it would make a takeover proposal, (2) the merger agreement is subsequently terminated by PSEG or Exelon because PSEG's shareholders fail to approve the merger agreement or by PSEG or Exelon pursuant to the first hash mark under the second bullet point under the heading "—Right to Terminate" relating to failure to complete the merger by June 20, 2006, (unless extended) after which either party is permitted to terminate the merger agreement and (3) concurrently with the termination or within 12 months of the termination, PSEG enters into a definitive agreement with respect to a takeover proposal or a takeover proposal occurs.

        The termination fee and expenses are required to be paid by PSEG at different times, depending on what provision is used to terminate the merger agreement. If the termination fee becomes payable pursuant to the first or second bullet point above, the fee and expenses are required to be paid to Exelon on the date of the termination of the merger agreement. If the termination fee and expenses become payable pursuant to the third bullet point above, the fee and expenses are required to be paid to Exelon upon the earlier to occur of such acquisition transaction and the entry into such definitive agreement.

        Termination Fees Payable by Exelon.    Exelon has agreed to pay PSEG a fee of $400 million and PSEG's out-of-pocket expenses incurred with respect to the merger agreement and the merger up to $40 million if the merger agreement is terminated by PSEG or Exelon as a result of Exelon entering into a definitive agreement with respect to a parent acquisition transaction or the occurrence of any parent acquisition transaction.

        Exelon has also agreed to pay up to $40 million of PSEG's out-of-pocket expenses incurred with respect to the merger agreement and the merger because the merger agreement is terminated by PSEG pursuant to the first hash mark under the description of PSEG's rights to terminate the merger agreement relating to a change or withdrawal of Exelon's board of directors' recommendation.

        The termination fee and/or expenses are required to be paid by Exelon to PSEG on the date of termination of the merger agreement.

Amendments, Extensions and Waivers

        Amendments.    The merger agreement may be amended by the parties at any time prior to completion of the merger, except that any amendment after a shareholders' meeting which requires approval by shareholders may not be made without such approval. All amendments to the merger agreement must be in writing signed by each party.

        Extensions and Waivers.    At any time prior to completion of the merger, either party to the merger agreement may:

  •
  extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance by any other party with any of the agreements or conditions contained in the merger agreement.

        All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

PRO FORMA FINANCIAL INFORMATION

Exelon
Unaudited Pro Forma Condensed
Consolidated Financial Statements

        The following Exelon Unaudited Pro Forma Condensed Consolidated Financial Statements are based on the historical consolidated financial statements of Exelon after giving effect to and presenting as discontinued operations:

  •
  Exelon's 2005 disposition of Sithe Energies, Inc. ("Sithe"), an equity method investment of Exelon Generation Company, LLC previously consolidated on March 31, 2004 pursuant to Financial Accounting Standards Board ("FASB") Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities";

  •
  Exelon's disposition of various businesses of Exelon Enterprises Company, LLC, an indirect wholly owned subsidiary of Exelon, during 2002, 2003 and 2004; and

  •
  Exelon's disposition and wind down of the operations of AllEnergy, an indirect wholly owned subsidiary of Exelon Generation Company LLC.

        The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004, gives effect to the disposition of Sithe and presents as discontinued operations the results of operations of Sithe for the period from April 1, 2004 through December 31, 2004, and gives effect to the dispositions of qualifying Enterprises' businesses and AllEnergy and presents as discontinued operations the results of operations and gains or losses on dispositions for each of the years ended December 31, 2002, 2003 and 2004.

        The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2004, gives effect to the January 2005 disposition of Sithe.

        The historical financial information of Exelon as of and for the years ended December 31, 2002, 2003 and 2004 is derived from the audited financial statements of Exelon, but does not include all disclosures required by accounting principles generally accepted in the United States ("GAAP").

Exelon
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2002
(in millions, except per share data)

	Exelon Historical	Pro Forma Adjustments for Discontinued Operations	Exelon Adjusted for Discontinued Operations
OPERATING REVENUES	$14,955	$(895)	$14,060

OPERATING EXPENSES
Purchased power and fuel	5,262	(172)	5,090
Operating and maintenance	4,345	(690)	3,655
Depreciation and amortization	1,340	(10)	1,330
Taxes other than income taxes	709	(4)	705

TOTAL OPERATING EXPENSES	11,656	(876)	10,780

OPERATING INCOME	3,299	(19)	3,280

Other income and deductions:
Interest expense	(966)	11	(955)
Distributions on preferred securities of subsidiaries	(45)	—	(45)
Equity in earnings of unconsolidated affiliates	80	6	86
Other, net	304	23	327

TOTAL OTHER INCOME AND DEDUCTIONS	(627)	40	(587)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	2,672	21	2,693
Income tax provision	998	2	1,000
Minority interest income (expense), net of tax	(4)	1	(3)

INCOME FROM CONTINUING OPERATIONS	$1,670	$20	$1,690

Weighted average shares of common stock outstanding:
Basic	645		645
Diluted	649		649
Income per share from continuing operations:
Basic	$2.59		$2.62
Diluted	2.57		2.60

Exelon
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2003
(in millions, except per share data)

	Exelon Historical	Pro Forma Adjustments for Discontinued Operations	Exelon Adjusted for Discontinued Operations
OPERATING REVENUES	$15,812	$(664)	$15,148

OPERATING EXPENSES
Purchased power and fuel	6,375	(181)	6,194
Impairment of Boston Generating, LLC long-lived assets	945	—	945
Operating and maintenance	4,508	(593)	3,915
Depreciation and amortization	1,126	(11)	1,115
Taxes other than income taxes	581	(11)	570

TOTAL OPERATING EXPENSES	13,535	(796)	12,739

OPERATING INCOME	2,277	132	2,409

Other income and deductions:
Interest expense	(881)	8	(873)
Distributions on preferred securities of subsidiaries	(39)	—	(39)
Equity in earnings of unconsolidated affiliates	33	—	33
Other, net	(261)	17	(244)

TOTAL OTHER INCOME AND DEDUCTIONS	(1,148)	25	(1,123)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	1,129	157	1,286
Income tax provision	331	58	389
Minority interest expense, net of tax	(5)	—	(5)

INCOME FROM CONTINUING OPERATIONS	$793	$99	$892

Weighted average shares of common stock outstanding:
Basic	651		651
Diluted	657		657
Income per share from continuing operations:
Basic	$1.22		$1.37
Diluted	1.21		1.36

Exelon
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004
(in millions, except per share data)

	Exelon Historical	Pro Forma Adjustments for Discontinued Operations	Exelon Adjusted for Discontinued Operations
OPERATING REVENUES	$14,515	$(382)	$14,133

OPERATING EXPENSES
Purchased power and fuel	5,082	(153)	4,929
Operating and maintenance	3,976	(276)	3,700
Depreciation and amortization	1,305	(10)	1,295
Taxes other than income taxes	719	(9)	710

TOTAL OPERATING EXPENSES	11,082	(448)	10,634

OPERATING INCOME	3,433	66	3,499

Other income and deductions:
Interest expense	(905)	77	(828)
Distributions on preferred securities of subsidiaries	(3)	—	(3)
Equity in losses of unconsolidated affiliates	(153)	(1)	(154)
Other, net	140	(77)	63

TOTAL OTHER INCOME AND DEDUCTIONS	(921)	(1)	(922)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	2,512	65	2,577
Income tax provision	692	21	713
Minority interest income (expense), net of tax	21	(15)	6

INCOME FROM CONTINUING OPERATIONS	$1,841	$29	$1,870

Weighted average shares of common stock outstanding:
Basic	661		661
Diluted	669		669
Income per share from continuing operations:
Basic	$2.79		$2.83
Diluted	2.75		2.79

Exelon
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2004
(in millions)

	Exelon Historical	Pro Forma Adjustments for Discontinued Operations	Exelon Adjusted for Discontinued Operations
ASSETS
Cash and cash equivalents	$499	$(43)	$456
Restricted cash and investments	60	(19)	41
Accounts receivable, net	2,058	(33)	2,025
Mark-to-market derivative assets	403	(18)	385
Inventories	542	—	542
Deferred income taxes	68	59	127
Other	296	(3)	293

TOTAL CURRENT ASSETS	3,926	(57)	3,869
Property, plant and equipment, net	21,482	(270)	21,212
Regulatory assets	4,790	—	4,790
Nuclear decommissioning trust funds	5,262	—	5,262
Investments	804	—	804
Goodwill	4,705	—	4,705
Mark-to-market derivative assets	383	(85)	298
Deferred debits and other assets	1,418	(530)	888

TOTAL ASSETS	$42,770	$(942)	$41,828

Exelon
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2004
(in millions)

	Exelon Historical	Pro Forma Adjustments for Discontinued Operations	Exelon Adjusted for Discontinued Operations
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper	$490	$—	$490
Long-term debt due within one year	913	(34)	879
Accounts payable	1,255	(19)	1,236
Mark-to-market derivative liabilities	598	—	598
Accrued expenses	1,143	(34)	1,109
Other	483	(19)	464

TOTAL CURRENT LIABILITIES	4,882	(106)	4,776
Long-term debt	12,148	(785)	11,363
Deferred credits and other liabilities:
Deferred income taxes	4,488	(24)	4,464
Unamortized investment tax credits	275	—	275
Asset retirement obligations	3,981	(3)	3,978
Pension and postretirement benefit obligations	3,058	—	3,058
Spent nuclear fuel obligation	878	—	878
Regulatory liabilities	2,204	—	2,204
Mark-to-market derivative liabilities	323	—	323
Other	981	(13)	968

TOTAL DEFERRED CREDITS AND OTHER LIABILITIES	16,188	(40)	16,148

Minority interest of consolidated subsidiaries	42	(36)	6
Preferred securities of subsidiaries	87	—	87
SHAREHOLDERS' EQUITY
Common stock	7,598	—	7,598
Treasury stock, at cost	(82)	—	(82)
Retained earnings	3,353	25	3,378
Accumulated other comprehensive loss	(1,446)	—	(1,446)

TOTAL SHAREHOLDERS' EQUITY	9,423	25	9,448

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$42,770	$(942)	$41,828

Exelon and PSEG
Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements

        The following Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are based on the historical consolidated financial statements of Exelon, as adjusted for discontinued operations (see pages [    •    ] through [    •    ]), and the historical consolidated financial statements of PSEG after giving effect to:

  •
  the merger using the purchase method of accounting with Exelon treated as the acquirer; and

  •
  Exelon's 2004 disposition of Boston Generating, LLC, a previously indirect wholly-owned subsidiary.

        As described in the accompanying notes, Exelon's cost to acquire PSEG will be allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the merger. The completion of the merger is currently expected to occur in either the first or second quarter of 2006 depending on whether the parties are able to reach early settlements in the NJBPU and PPUC proceedings described under "The Merger—Regulatory Matters Relating to the Merger—General," although we cannot predict the actual timing. The excess of purchase price, including estimated fees and expenses related to the merger incurred by Exelon, over the preliminary estimated fair values of the net assets acquired and liabilities assumed is classified as goodwill in the accompanying Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet. Exelon may record some additional level of amortizable intangible assets not yet identified or recorded in these pro forma financial statements. The amortization of these assets may adversely impact future earnings of the combined company. The purchase method of accounting applied to the merger is based on current accounting literature, which may be amended prior to the completion of the merger and, if amended, could materially impact the allocation of purchase price.

        The Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations give effect to the merger as though it occurred on January 1, 2004. The Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet gives effect to the merger as though it occurred on March 31, 2005.

        The Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements include estimates of potential adjustments for events that are:

  •
  directly attributable to the merger;

  •
  factually supportable; and

  •
  with respect to the statements of operations, expected to have a continuing impact on the combined company's results.

        These preliminary adjustments are based on Exelon's and PSEG's managements' current estimates and are subject to change pending additional information that may come to their knowledge and as decisions are made with respect to the corporate restructuring described under "The Merger—Corporate Restructuring." The actual adjustments recorded in purchase accounting will be based on final valuations as determined by management and independent third parties and may differ materially from the preliminary amounts recorded in the Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements. If the final valuation indicates that the fair value of the assets of PSEG is higher than managements' current estimates, the percentage of the purchase price allocated to these assets would be greater than that currently allocated to them in the pro forma financial statements. The greater level of amortizable assets would result in additional amortization, which may adversely impact the future earnings of the combined company.

        The historical financial information of Exelon and PSEG as of and for the three months ended March 31, 2005 is unaudited. The historical financial information of Exelon and PSEG for the year ended December 31, 2004 is derived from the audited financial statements of Exelon and PSEG, respectively, but does not include all disclosures required by GAAP.

        You should read the Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements in conjunction with the:

  •
  accompanying Notes to the Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

  •
  separate unaudited historical financial statements of Exelon and PSEG as of and for the three months ended March 31, 2005, included in Exelon's and PSEG's respective quarterly reports on Form 10-Q for the three months ended March 31, 2005, which are incorporated by reference into this joint proxy statement/prospectus;

  •
  separate historical financial statements of Exelon and PSEG as of and for the year ended December 31, 2004, included in Exelon's and PSEG's respective annual reports on Form 10-K for the year ended December 31, 2004, which are incorporated by reference into this joint proxy statement/prospectus;

  •
  Current Report on Form 8-K filed by Exelon on May 13, 2005, in which Item 6, Item 7 and Item 8 of Exelon's annual report on Form 10-K for the year ended December 31, 2004 were recast, which is incorporated by reference into this joint proxy statement/prospectus; and

  •
  the Exelon Unaudited Pro Forma Condensed Consolidated Financial Statements on pages [    •    ] through [    •    ] of this joint proxy statement/prospectus.

        The Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are presented for illustrative purposes only and are not necessarily indicative of what the combined company's financial position or operating results actually would have been had the merger been completed on the dates indicated. In addition, the Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements do not purport to project the future financial position or operating results of the combined company.

Exelon and PSEG
Unaudited Pro Forma Condensed Combined Consolidated
Statement of Operations
For the Three Months Ended March 31, 2005
(in millions, except per share data)

	Exelon Historical	(a) PSEG Historical	Pro Forma Adjustments		Exelon Pro Forma
	(unaudited)	(unaudited)
OPERATING REVENUES	$3,561	$3,310	$72 (4 42 3	(c) )(c) (h) (i)	$6,984

OPERATING EXPENSES
Purchased power and fuel	1,190	1,874	(18 (1	)(c) )(i)	3,045
Operating and maintenance	949	598	6	(d)	1,553
Depreciation and amortization	319	190	21	(e)	530
Taxes other than income taxes	172	43	—		215

TOTAL OPERATING EXPENSES	2,630	2,705	8		5,343

OPERATING INCOME	931	605	105		1,641

Other income and deductions:
Interest expense	(190)	(215)	23 (20	(f) )(f)	(402)
Distributions on preferred securities of subsidiaries	(1)	(1)	—		(2)
Equity in earnings of unconsolidated affiliates	(36)	37	(2	)(g)	(1)
Other, net	30	27	1	(g)	58

TOTAL OTHER INCOME AND DEDUCTIONS	(197)	(152)	2		(347)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	734	453	107		1,294
Income tax provision	227	168	53 26	(h) (j)	474

INCOME FROM CONTINUING OPERATIONS	$507	$285	$28		$820

Weighted average shares of common stock outstanding:
Basic	666	238			958 (k)
Diluted	675	242			973 (k)
Income per share from continuing operations:
Basic	$0.76	$1.20			$0.86
Diluted	0.75	1.18			0.84

See accompanying Notes to Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations, which are an integral part of these statements.

Exelon and PSEG
Unaudited Pro Forma Condensed Combined Consolidated
Statement of Operations
For the Year Ended December 31, 2004
(in millions, except per share data)

	Exelon Pro Forma Adjusted for Discontinued Operations	(b) Pro Forma Adjustment for Boston Generating	Exelon as Adjusted	(a) PSEG Historical	Pro Forma Adjustments		Exelon Pro Forma
OPERATING REVENUES	$14,133	$(248)	$13,885	$10,996	$505 (14 189 (17	(c) )(c) (h) )(i)	$25,544

OPERATING EXPENSES
Purchased power and fuel	4,929	(222)	4,707	6,057	(178 (4	)(c) )(i)	10,582
Operating and maintenance	3,700	(62)	3,638	2,260	27	(d)	5,925
Depreciation and amortization	1,295	(4)	1,291	719	86	(e)	2,096
Taxes other than income taxes	710	(9)	701	139	—		840

TOTAL OPERATING EXPENSES	10,634	(297)	10,337	9,175	(69)		19,443

OPERATING INCOME	3,499	49	3,548	1,821	732		6,101

Other income and deductions:
Interest expense	(828)	5	(823)	(859)	95 (61	(f) )(f)	(1,648)
Distributions on preferred securities of subsidiaries	(3)	—	(3)	(4)	—		(7)
Equity in earnings of unconsolidated affiliates	(154)	—	(154)	126	(8	)(g)	(36)
Other, net	63	(90)	(27)	83	2	(g)	58

TOTAL OTHER INCOME AND DEDUCTIONS	(922)	(85)	(1,007)	(654)	28		(1,633)

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	2,577	(36)	2,541	1,167	760		4,468
Income tax provision (benefit)	713	(15)	698	446	235 228	(h) (j)	1,607
Minority interest income, net of tax	6	—	6	—	—		6

INCOME (LOSS) FROM CONTINUING OPERATIONS	$1,870	$(21)	$1,849	$721	$297		$2,867

Weighted average shares of common stock outstanding:
Basic	661			237			952 (k)
Diluted	669			238			963 (k)
Income per share from continuing operations:
Basic	$2.83			$3.04			$3.01
Diluted	2.79			3.03			2.98

See accompanying Notes to Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations, which are an integral part of these statements.

Exelon and PSEG
Notes to Unaudited Pro Forma Condensed
Combined Consolidated Statement of Operations

(a)
PSEG Historical Presentation—Certain adjustments have been made to PSEG's historical presentation in order to conform to Exelon's historical presentation. These adjustments had no impact on the historical income from continuing operations reported by PSEG.

(b)
Boston Generating, LLC—Amounts represent the pro forma adjustments required to eliminate the historical results of operations of Boston Generating, LLC, a previously indirect wholly-owned subsidiary, from Exelon's historical results of operations, as adjusted for discontinued operations. The disposition of this business met the significance test under SEC Regulation S-X, Article 3, Rule 3-05; accordingly, Boston Generating, LLC's results of operations have been excluded from the Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(c)
Operating Revenues and Purchased Power and Fuel—Represents the pro forma adjustments required to reflect the net incremental operating revenue and net reduction in fuel expense resulting from the amortization of the fair valuation adjustment related to PSEG's power supply and fuel contracts (see balance sheet note (j)), as well as the reduction in operating revenue related to increased amortization of power supply contracts associated with PSEG Global.

(d)
Operating and Maintenance Expense—Represents the pro forma adjustment required to reflect additional accretion expense arising from the fair valuation of PSEG's asset retirement obligations related to its nuclear generating facilities (see balance sheet note (h)).

(e)
Depreciation and Amortization Expense—Represents the pro forma adjustment required to reflect the net incremental depreciation and amortization expense resulting from the fair valuation of power generating assets, nuclear fuel and consolidated PSEG Global generating assets, detailed as follows ($ in millions):

Description	Adjustment for the Three Months Ended March 31, 2005	Adjustment for the Year Ended December 31, 2004
Power generating assets (see balance sheet note (c))	$21	$82
Nuclear fuel and related intangible (see balance sheet note (d))	5	20
Consolidated PSEG Global generating assets (see balance sheet note (e))	(5)	(16)

Total	$21	$86

(f)
Interest Expense—Represents the pro forma adjustment to interest expense of $23 million and $95 million resulting from the fair valuation of PSEG's third-party debt for the periods ended March 31, 2005 and December 31, 2004, respectively (see balance sheet note (g)). Additionally, pro forma adjustments to interest expense of ($20) million and ($61) million for the periods ended March 31, 2005 and December 31, 2004, respectively, result from amortizing the discount on the trust preferred securities within the Participating Units (see balance sheet note (g)). The increase in the fair value of the debt and the associated adjustment to the regulatory asset at PSE&G will be amortized over the same period and in the same amounts through interest expense with no impact to the income statement at PSE&G. The final fair value determination of the debt will be based on prevailing market interest rates at the completion of the merger and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

(g)
Equity in Earnings of Unconsolidated Affiliates and Other, net—Represents the pro forma adjustment required to reflect a net decrease in equity in earnings of unconsolidated investments and a net increase in other, net resulting from the fair value adjustment of the basis of PSEG Global's equity investments in domestic and foreign entities, joint ventures and partnerships (see balance sheet note (e)) and the related decrease in equity earnings that would have been recorded by PSEG had the basis difference in the investment been amortized.

(h)
Operating Revenues and Income Tax Provision—Represents the pro forma adjustment required to increase operating revenues resulting from the fair valuation of PSEG's investments in leveraged leases (see balance sheet note (f)). Adjustment also reflects a related increase in the provision for income taxes. The amounts determined in this adjustment were based on the provisions of FASB Financial Interpretation No. 21, "Accounting for Leases in a Business Combination."

(i)
Intercompany Transactions—Represents the pro forma adjustments required to eliminate transactions between Exelon and PSEG included in each company's historical financial statements. The underlying amounts in these adjustments relate primarily to purchases and sales of energy between the companies.

(j)
Income Tax Provision—Represents the pro forma tax effect of the above adjustments, exclusive of the tax effect described in note (h), determined based on an estimated prospective statutory tax rate of 40% for the combined company. This estimate could change based on changes in the applicable tax rates and finalization of the combined company's tax position.

(k)
Shares Outstanding—The pro forma weighted average number of basic shares outstanding is calculated by adding Exelon's weighted average number of basic shares of common stock outstanding for the three months ended March 31, 2005 or the year ended December 31, 2004, as applicable, and PSEG's weighted average number of basic shares of common stock outstanding for those same periods multiplied by the exchange ratio of 1.225. The pro forma weighted average number of diluted shares outstanding is calculated by adding Exelon's weighted average number of diluted shares of common stock outstanding for the three months ended March 31, 2005 or the year ended December 31, 2004, as applicable, and PSEG's weighted average number of diluted shares of common stock outstanding for those same periods as well as the estimated number of outstanding PSEG stock options expected to be exercised immediately following completion of the merger, using the treasury stock method, as of the close of the merger, multiplied by the exchange ratio of 1.225. The following table illustrates these computations (in millions):

Description	For the Three Months Ended March 31, 2005	For the Year Ended December 31, 2004
Basic:
Exelon weighted average common shares	666.3	661.2

PSEG weighted average common shares	238.3	237.0
Exchange ratio	1.225	1.225

	291.9	290.3

Pro forma weighted average common shares	958.2	951.5

Diluted:
Exelon weighted average common shares	674.8	669.4

PSEG weighted average common shares	242.2	238.3
Estimated exercise of PSEG stock options	1.0	1.0
Exchange ratio	1.225	1.225

	297.9	293.1

Pro forma weighted average diluted shares	972.7	962.5

Exelon and PSEG
Unaudited Pro Forma Condensed
Combined Consolidated Balance Sheet
As of March 31, 2005
(in millions)

	Exelon Historical	(a) PSEG Historical	Pro Forma Adjustments		Exelon Pro Forma
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$360	$332	$(9	)(l)	$683
Restricted cash and investments	78	56	—		134
Accounts receivable, net	2,285	1,896	(53	)(l)	4,128
Mark-to-market derivative assets	579	293	(56	)(l)	816
Inventories	468	490	13	(l)	971
Deferred income taxes	99	21	28	(k)	148
Other	473	247	(40	)(l)	680

TOTAL CURRENT ASSETS	4,342	3,335	(117)		7,560
Property, plant and equipment, net	21,413	13,797	1,783 44 (564	(c) (d) )(e)	36,473
Regulatory assets	4,702	5,008	270	(g)	9,980
Nuclear decommissioning trust funds	5,207	1,077	—		6,284
Investments	808	4,309	(63 (1,463	)(e) )(f)	3,591
Goodwill	4,696	512	8,147	(b)	13,355
Intangible assets	363	114	280	(e)	1,323
			88	(d)
			490	(j)
			(12	)(i)
Mark-to-market derivative assets	359	44	(8	)(l)	395
Deferred debits and other assets	518	247	(10	)(l)	755

TOTAL ASSETS	$42,408	$28,443	$8,865		$79,716

See accompanying Notes to Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet, which are an integral part of these statements.

Exelon and PSEG
Unaudited Pro Forma Condensed
Combined Consolidated Balance Sheet
As of March 31, 2005
(in millions)

	Exelon Historical	(a) PSEG Historical	Pro Forma Adjustments		Exelon Pro Forma
	(unaudited)	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper	$2,326	$370	$—		$2,696
Long-term debt due within one year	1,011	528	8 17	(g) (g)	1,564
Accounts payable	1,235	882	(83	)(l)	2,034
Mark-to-market derivative liabilities	865	419	(57	)(l)	1,227
Accrued expenses	907	506	46	(b)	1,459
Other	496	575	(8	)(l)	1,063

TOTAL CURRENT LIABILITIES	6,840	3,280	(77)		10,043
Long-term debt	10,997	12,775	262 555 (182	(g) (g) )(g)	24,407
Deferred credits and other liabilities:
Deferred income taxes	4,971	4,217	(1,606 (769	)(f) )(k)	6,813
Unamortized investment tax credits	272	62	—		334
Asset retirement obligations	4,039	317	617	(h)	4,973
Pension and postretirement benefit obligations	1,096	215	1,022 738	(i) (i)	3,071
Spent nuclear fuel obligation	884	—	—		884
Regulatory liabilities	2,167	630	638	(j)	3,435
Mark-to-market derivative liabilities	411	281	(8	)(l)	684
Other	930	850	588 (9	(j) )(l)	2,359

TOTAL DEFERRED CREDITS AND OTHER LIABILITIES	14,770	6,572	1,211		22,553

Minority interest of consolidated subsidiaries	1	—	—		1
Preferred securities of subsidiaries	87	80	—		167
SHAREHOLDERS' EQUITY
Common stock	7,757	4,564	(4,564 12,813	)(m) (b)	20,570
Treasury stock, at cost	(90)	(969)	969	(m)	(90)
Retained earnings	3,607	2,576	(2,576 (3	)(m) )(l)	3,604
Accumulated other comprehensive loss	(1,561)	(435)	435 22	(m) (l)	(1,539)

TOTAL SHAREHOLDERS' EQUITY	9,713	5,736	7,096		22,545

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$42,408	$28,443	$8,865		$79,716

See accompanying Notes to Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet, which are an integral part of these statements.

Exelon and PSEG
Notes to Unaudited Pro Forma Condensed
Combined Consolidated Balance Sheet

(a)
PSEG Historical Presentation—Certain adjustments have been made to PSEG's historical presentation in order to conform to Exelon's historical presentation.

(b)
Goodwill—The estimated total purchase price of the merger, based on the average per share price of Exelon common stock during the two trading days before and the two trading days after December 20, 2004, the date Exelon and PSEG announced the merger, and the excess of purchase price over the book values of the assets acquired and liabilities assumed is as follows ($ in millions):

Value of Exelon common stock issued	$12,569
Value of PSEG stock options assumed	62
Value of PSEG stock purchase contract (see note (g))	182

Total estimated purchase price	12,813
Less: Book value of PSEG assets acquired and liabilities assumed	(5,736)

Excess of purchase price over net book value of assets acquired	$7,077

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, is allocated to PSEG's net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of March 31, 2005. The fair value of these assets and liabilities is preliminary and is subject to change pending additional information that may come to our knowledge and restructuring decisions made upon completion of the merger. Additionally, the purchase method of accounting applied to the merger is based on current accounting literature, which may be amended prior to the completion of the merger and, if amended, could materially impact the allocation of purchase price. The preliminary adjustments to the assets acquired and liabilities assumed are as follows ($ in millions):

Excess of purchase price over net book value of assets acquired	$7,077

Adjustments to goodwill related to:
Property, plant and equipment, net	(1,263)
Intangible assets	(846)
Investments	1,526
Regulatory assets	(270)
Deferred tax assets	(28)
Other assets and liabilities	17
Accrued expenses (transaction costs directly related to the merger)	46
Pension and postretirement benefit obligations	1,760
Long-term debt	660
Asset retirement obligation	617
Regulatory liability	638
Power supply contracts	588
Deferred tax liabilities	(2,375)

Total adjustments	1,070

Total adjustment to goodwill	$8,147

Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," goodwill is not amortized; rather, impairment tests are performed at least annually, or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the merger will be subject to an impairment test at least annually. Additionally, this goodwill will be allocated and "pushed down" to the underlying subsidiaries whose underlying assets and liabilities give rise to the fair value adjustments.

(c)
Power Generating Assets—Represents the pro forma adjustment required to record PSEG's power generating assets at estimated fair market value, comprised of a $2.9 billion write-up of PSEG's nuclear generating facilities and a ($1.1) billion write-down of PSEG's fossil and other facilities. These adjustments were determined based on Exelon's and PSEG's managements' estimates of fair value based on estimates of cost per kilowatt of power.

The preliminary analyses indicated fair value estimates of PSEG's nuclear generating facilities ranging from approximately $2.1 billion to $3.4 billion. These analyses are significantly affected by assumptions regarding nuclear plant capacity factors, NRC license extensions for each of the nuclear facilities, operating costs and the expected market price for electricity. The $2.9 billion adjustment reflects the difference between the highpoint of the range and the $525.7 million book value of the nuclear stations as of March 31, 2005, as Exelon management believes this to be an appropriate estimate of the fair value of the underlying assets.

The preliminary analyses indicated fair value estimates of PSEG's fossil and other facilities ranging from approximately $2.4 billion to $4.2 billion. The ($1.1) billion adjustment reflects the difference between the midpoint of the range and the $4.3 billion book value of the facilities as of March 31, 2005, as Exelon management believes this to be an appropriate estimate of the fair value of the underlying assets.

These adjustments will be depreciated over the estimated remaining useful lives of the underlying assets.

These adjustments could be materially affected by changes in estimates of future capacity factors, operating costs, changes in NRC license extension assumptions and the expected market price for electricity at closing of the merger. Independent appraisals are expected to be completed subsequent to the closing of the merger.

(d)
Nuclear Fuel—Represents the pro forma adjustment required to record PSEG's nuclear fuel supply at estimated fair market value. The adjustment was determined based on nuclear fuel supply contracts previously entered into by PSEG with terms favorable to current market prices. The adjustment includes fair value adjustments to the nuclear fuel physically contained in the nuclear reactors as well as to nuclear fuel supply contracts. Accordingly, $44 million of this adjustment was recorded as an increase to property, plant and equipment, net for fuel in the reactors and $88 million was recorded as an intangible asset within other non-current assets for nuclear fuel supply contracts. The intangible asset will be amortized on a straight-line basis over the terms of the underlying contracts.

(e)
PSEG Global Business—Represents the pro forma adjustment of ($347) million required to record at fair value PSEG's consolidated plant and non-consolidated equity investments in domestic and foreign entities, joint ventures and partnerships. The adjustment was determined based on an assessment of recent market comparable purchase and sale transactions for similar investments in the same region or, in the absence of sufficient recent comparable transactions, Exelon's and PSEG's managements' assessment of the fair value of the investment after considering all available information that would provide an indicator of fair value. Additionally, this adjustment considers the anticipated strategy of the combined company to divest in an orderly fashion all or a portion of these investments that do not meet the strategic objectives of the combined company after the close of the merger (see related discussion in "Risk Factors—Risks Relating to the Business of the Combined Company—Because a portion of the combined company's business will be conducted outside the United States, adverse international developments could negatively impact its business").

The range of potential adjustment, using both recent market comparable purchase and sale transactions for similar investments in the same region and discounted cash flow models, was an approximate write-up of $500 million to an approximate write-down of $1.1 billion. The range of potential adjustment based only on recent market comparable transactions was an approximate write-down of $300 million to $800 million. Until independent third-party valuations are received on each of the underlying investments, Exelon and PSEG have determined the mid-point of the range of recent market comparable transactions to be a reasonable fair value for purposes of these pro forma financial statements, unless Exelon and PSEG management concluded that the discounted cash flow models were a more appropriate indicator of fair value. Of the total adjustment of ($347) million, a ($564) million write-down was recorded to property, plant and equipment, net (related to property, plant and equipment within these entities that has historically been consolidated by PSEG), a $280 million write-up was recorded to power sale contracts related to consolidated property, plant and equipment, net and a net ($63) million write-down was recorded to investments (related to equity investments in the PSEG Global entities).

These adjustments could be materially affected by changes in the economies and political and regulatory structures of the countries in which these investments reside, as well as by changes in interest rates, commodity prices and third-party appraisals.

(f)
Investments in Leveraged Leases—Represents the pro forma adjustments required to record PSEG's leveraged lease portfolio at estimated fair market value. Accordingly, $1,463 million of these adjustments was recorded to reduce PSEG's investment in leveraged leases and $1,606 million was recorded to write off the deferred tax liability related to the leveraged leases. These adjustments were derived using a fair valuation methodology that considered the present value of the estimated future after-tax cash flows of these investments from January 1, 2005 onward as a reasonable proxy for the estimated future after-tax cash flows from April 1, 2005 onward. The present value of the cash flows was determined using interest rates ranging from 5% to 9% based on the credit quality, lease structure and expected return on individual leases.

These adjustments could be materially affected by changes in interest rates and actual future cash flows generated by these leases. The fair valuation of the lease portfolio does not reflect the potential exposure related to the uncertainty of the tax deductibility of rents paid under the lease agreements. See related discussion in "Risk Factors—Risks Relating to the Business of the Combined Company—The Internal Revenue Service might successfully challenge certain leveraged lease transactions entered into by PSEG, which could have a material adverse impact on the combined company's operating results."

(g)
Debt—Represents the pro forma adjustment totaling $842 million required to record PSEG's third-party debt, including transitional trust notes, at estimated fair market value. Based on the nature of the underlying debt instruments, $270 million of this adjustment (related to debt at PSE&G, including securitized debt) was offset by an increase to regulatory assets and $572 million of this adjustment (related to non-PSE&G debt) was recorded as an increase to goodwill. The increase in the fair value of the debt and the associated adjustment to the regulatory asset at PSE&G will be amortized over the same period and in the same amounts through interest expense with no impact to the income statement at PSE&G. Additionally, in connection with a detachable stock purchase contract embedded within PSEG's Participating Units, an adjustment of $182 million was recorded as additional purchase price consideration with a corresponding reduction to the book value of the trust preferred securities within the Participating Units in the form of a discount. The discount will be amortized as additional interest expense through the maturity date of the trust preferred securities. The final fair value determination will be based on prevailing market interest rates at the completion of the merger and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues. Additionally, this adjustment could be materially affected by the rate structure of the PSE&G utility upon completion of the merger.

(h)
Asset Retirement Obligations—Represents the pro forma adjustment required to record PSEG's asset retirement obligations related to its nuclear generating facilities at estimated fair market value. The adjustment was determined based on differences between the discount rate and other assumptions used by Exelon and PSEG. This adjustment could be materially affected by changes in interest rates, updated nuclear decommissioning cost studies, the timing and amount of actual cash flows, and changes in management's assumptions related to nuclear decommissioning.

(i)
Pension and Postretirement Benefit Obligations—Represents the pro forma adjustments of $1,022 million, $738 million and $12 million required to record at fair value PSEG's pension obligation, postretirement benefit obligation and intangible asset, respectively, to reflect the elimination of previously deferred gains and losses, prior service cost, transition obligations and intangible assets; and further adjusted for changes to PSEG's discount rate, attribution period for certain employee benefits, removal of a cap on retiree medical subsidies and other assumptions.

The final fair value determination of the pension and postretirement benefit obligations may differ materially, largely due to potential changes in discount rates, return on plan assets up to the date of completion of the merger and the conforming of certain Exelon and PSEG assumptions surrounding the determination of these obligations. Additionally, this adjustment could be materially affected by the rate structure of the PSE&G utility upon completion of the merger.

(j)
Power Supply and Fuel Contracts—Represents the pro forma adjustments required to record at estimated fair market value PSEG Power's power supply and fuel contracts, and PSE&G's power purchase contracts which are accounted for as "normal purchase, normal sale" transactions under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," or other contractual commitments. These adjustments were recorded as an increase to goodwill and regulatory liabilities at PSEG Power and PSE&G, respectively.

These adjustments will be accreted to earnings based on the remaining lives of the underlying contracts.

These adjustments were determined based on market information, if available, as well as Exelon's and PSEG's managements' view of the forward market curves for energy prices. This adjustment could be materially affected by changes in market prices of power, the forward price curves for the underlying commodities and changes in contract terms.

(k)
Deferred Income Taxes—The current deferred tax asset represents the estimated impact on the allocation of purchase price to current liabilities. The non-current deferred tax liability represents the estimated impact on the allocation of purchase price to non-current assets. These estimates are based on the estimated prospective statutory tax rate of 40% for the combined company and could change based on changes in the applicable tax rates and finalization of the combined company's tax position.

(l)
Intercompany Transactions—Represents the pro forma adjustment required to eliminate cash advances, accounts receivable and payable, inventories and other current and non-current assets and liabilities between Exelon and PSEG recorded at March 31, 2005 in each company's historical financial statements. These amounts relate primarily to purchases and sales of energy between the companies, as well as billings for services provided by one company to the other in connection with the operation of jointly-owned nuclear generating facilities.

(m)
Shareholders' Equity / Accumulated Other Comprehensive Loss—Represents pro forma adjustments to eliminate the historical shareholders' equity of PSEG and the issuance of additional Exelon equity in connection with the merger.

COMPARISON OF EXELON/PSEG SHAREHOLDER RIGHTS

        The rights of PSEG shareholders under the New Jersey Business Corporation Act, the PSEG Amended Certificate of Incorporation and the PSEG By-laws prior to completion of the merger are, in many instances, different from the rights that they will have as Exelon shareholders following completion of the merger under the Pennsylvania Business Corporation Law of 1998, as amended, the Exelon Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of Exelon to be adopted upon completion of the merger. Below we have summarized the material differences between the current rights of PSEG shareholders and the rights those shareholders will have as Exelon shareholders following the merger. However, the transaction does contemplate changes to Exelon's Amended and Restated By-laws, with such changes reflected in the comparison below.

        Copies of the PSEG Amended Certificate of Incorporation, the PSEG By-laws, the Exelon Amended and Restated Articles of Incorporation and the Exelon Amended and Restated By-laws to be adopted upon completion of the merger are incorporated by reference and will be sent to holders of shares of PSEG common stock upon request. See "Where You Can Find More Information." The summary in the following chart is not complete and it does not identify all differences that may, under given situations, be material to shareholders and is subject in all respects, and is qualified by reference to the NJBCA, the PBCL, the PSEG Amended Certificate of Incorporation, the PSEG By-laws, the Exelon Amended and Restated Articles of Incorporation and the Exelon Amended and Restated By-laws.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF
PSEG SHAREHOLDERS AND RIGHTS THOSE SHAREHOLDERS WILL HAVE AS
EXELON SHAREHOLDERS FOLLOWING THE MERGER

	Exelon Shareholder Rights	PSEG Shareholder Rights
Corporate Governance:
	Upon completion of the merger, the rights of Exelon and former PSEG shareholders will be governed by the PBCL, Exelon's Amended and Restated Articles of Incorporation and Exelon's Amended and Restated By-laws. The Amended and Restated Articles of Incorporation of Exelon after the merger will be identical in all respects to those of Exelon prior to the merger other than the change in Exelon's name and, if approved, the increase in the number of authorized shares of Exelon common stock.	The rights of PSEG shareholders are currently governed by the NJBCA, PSEG's Amended Certificate of Incorporation and PSEG's By-laws.
Authorized Capital Stock:	The authorized capital stock of Exelon is set forth under "Description of Exelon Capital Stock—Authorized Capital Stock."
The authorized capital stock of PSEG consists of:

•    500 million shares of common stock, without par value, [   •   ] of which are issued and outstanding as of [   •   ], 2005; and

• 50 million shares of preferred stock without par value, none of which are issued and outstanding.

Preemptive Rights:	None.
Under PSEG's Amended Certificate of Incorporation, shareholders have no preemptive rights other than for issuances for cash by PSEG of shares of PSEG common stock or securities convertible into PSEG common stock that is issued other than in a public offering by competitive bidding or through underwriters or investment bankers or by a plan for the benefit of employees of PSEG or its subsidiaries.
Rights of Preferred Shareholders:	Exelon has not issued any of its authorized preferred stock.	PSEG has not issued any of its authorized preferred stock.
Dividends:
Exelon's Amended and Restated Articles of Incorporation provide that dividends may be declared and paid out of legally available funds so long as any dividends or distributions due to preferred shareholders have been paid or set aside.

Under Pennsylvania law, a dividend may not be made if, after giving effect to such dividend, either:

•    the corporation would be unable to pay its debts as they become due in the usual course of its business; or

•    the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its articles of incorporation) the amount that would be needed, were the corporation to be dissolved at the time the dividend is measured, to satisfy the preferential rights of shareholders with superior rights to those receiving the dividend.

The board of directors may base its determination that a dividend is not prohibited under the second bullet point on one or more of the following:

•    the book values of the assets and liabilities of the corporation;

•    a valuation that takes into consideration unrealized appreciation and depreciation or other changes in value of the assets and liabilities of the corporation;

• the current value of the assets and liabilities of the corporation, either valued separately or in segments or as an entirety as a going concern; or
PSEG's Amended Certificate of Incorporation provides that dividends may only be paid out of earned surplus.

New Jersey law generally provides that a corporation may make distributions to its shareholders unless, after giving effect to such distribution, the corporation would be unable to pay its debts as they become due in the usual course of its business or the corporation's total assets would be less than its total liabilities. A determination of whether the total assets would be less than the total liabilities may be based on:

•    financial statements prepared in accordance with generally accepted accounting principles;

•    financial statements prepared on the basis of other accounting practices and principles that are reasonable in the circumstances; or

• a fair valuation or other method that is reasonable in the circumstances.

• any other method that is reasonable in the circumstances.
Inspection Rights:
Pennsylvania law provides that every shareholder has a statutory right to inspect the share register, books and records of accounts of a corporation and to make copies therefrom for a proper purpose during the usual hours for business upon submitting a written verified demand stating such purpose. If a corporation refuses to permit inspection or does not reply to the demand within five business days of receiving a demand, the shareholder may apply to the court for an order to enforce his or her demand. A proper purpose is any purpose reasonably related to the person's interest as a shareholder of a corporation.
Under New Jersey law, a shareholder who has been a shareholder for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least five days' prior written notice, to inspect during usual business hours, in person or by agent or attorney, the minutes of the proceedings of the corporation's shareholders and its record of shareholders. Irrespective of the period such shareholder has held his or her stock or the amount of stock such shareholder holds, a court may, upon proof of proper purpose, compel production for examination by the shareholder a corporation's books and records of account, minutes and record of shareholders.
Number of Directors:
The Exelon board of directors currently consists of fifteen directors. The directors are divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors, subject to the rights of any preferred shareholders. Directors are elected for three-year terms, with one class of directors up for election each year. Upon completion of the merger, the Exelon board of directors will be expanded to consist of eighteen directors, twelve of whom will be continuing Exelon directors and six of whom will be selected by the Chief Executive Officer of PSEG. The number of continuing Exelon directors in each class will be equal and the number of directors selected by the Chief Executive Officer of PSEG in each class shall be equal. The Exelon board of directors may not, without approval of 80% of the full Exelon board of directors, alter the number of directors until three years after completion of the merger. After the expiration of this three year period, Exelon's Amended and Restated By-laws provide that the directors may determine the size of the Exelon board of directors by resolution approved by a majority of the full Exelon board of directors.
The PSEG board of directors currently consists of nine directors. The directors are divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors, subject to the rights of any preferred shareholders. Directors are elected for three-year terms, with one class of directors up for election each year. Under PSEG's By-laws, the number of directors may not be less than three nor more than sixteen, with the exact number to be fixed by resolution of the PSEG board of directors.
Nomination of Directors for Election:	Exelon's Amended and Restated By-laws provide that nominations for directors may be made at meetings by the Exelon board of directors or by a shareholder who complies	PSEG's By-laws provide that, except as provided in the terms of preferred stock having a preference over common shares, nominations for the election of directors may with the notice procedures in Exelon's Amended and Restated By-laws. During the three-year transition period following completion of the merger, Exelon's Amended and Restated By-laws provide that, subject to their fiduciary duties and applicable laws and regulations, with respect to the first and second elections of directors during the transition period, the Exelon board of directors will nominate for election the legacy Exelon directors whose class is standing for election and the legacy PSEG directors whose class is standing for election.

A shareholder who nominates a director must be entitled to vote on the election of directors and be present, in person or by proxy, at the annual meeting.

The notice procedure in Exelon's Amended and Restated By-laws requires that a shareholder's notice must be given timely and in proper written form to Exelon's Secretary. In order to be timely, the notice must be delivered to or mailed and received at Exelon's principal executive offices:

•    not less than 120 days prior to the date the proxy statement was first mailed to shareholders in connection with the prior year's annual meeting; or

•    not later than the close of business on the tenth day following public announcement of the date of the annual meeting if public announcement of the annual meeting is not made at least 75 days prior to the annual meeting date.

To be in proper written form, the notice must include, among other things, information on the nominating shareholder, information regarding the nominee required by the proxy rules of the SEC and a representation that the nominee meets the criteria for "independence" under applicable New York Stock Exchange listing standards or other corporate governance principles approved by the board of directors. The notice also must be accompanied by a signed consent of the proposed nominee to serve as a director if elected and a description of all arrangements or understandings between the nominee and the nominating shareholder.	be made by the PSEG board of directors or a committee of the board or by any shareholder entitled to vote in the election of directors who complies with the notice procedures in PSEG's By-laws.

The notice procedure in PSEG's By-laws requires that a shareholder's notice must be given timely and in proper written from to PSEG's Secretary. In order to be timely, the notice must be given by personal delivery or mail to PSEG:

•    with respect to an election at an annual meeting, at least 90 days in advance of such annual meeting; or

•    with respect to an election at a special meeting of shareholders for the election of directors, by the close of business on the seventh day following the date on which notice of such meeting was first given to shareholders.

To be in proper written form, the notice must include, among other things, information on the nominating shareholder, a representation that the nominating shareholder is a holder of record, entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, a description of all arrangements between the nominating shareholder and each nominee and information regarding the nominee required by the proxy rules of the SEC. The notice also must be accompanied by a written consent of the proposed nominee to serve as a director if elected and a description of all arrangements or understandings between the nominee and the nominating shareholder.

Election of Directors:	Exelon's Amended and Restated By-laws provide that, except as required by the terms of any preferred stock, directors are elected	PSEG's Amended Certificate of Incorporation provides that, except as provided in the terms of preferred stock by a plurality vote of the shares present or represented by proxy at the meeting and entitled to vote in the election, with those directors receiving the highest number of votes, considering each class of directors separately, elected up to the total number of directors to be elected at such meeting.

	Holders of shares of Exelon common stock are entitled to cast one vote for each share of common stock held.	having a preference over common shares, directors are elected by a plurality vote of the shares present or represented by proxy at the meeting and entitled to vote in the election. Shareholders are entitled to the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and may cast votes for a single director or distribute votes among the directors to be elected.
Vacancies on the Board of Directors:
Exelon's Amended and Restated By-laws provide that, except as provided in the terms of the preferred stock, vacancies of the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum. If the board of directors fills any vacancy, the new director's term expires at the next election for such director's class and until such director's successor has been elected and qualified.

Notwithstanding the foregoing, Exelon's Amended and Restated By-laws provide that for three years after the effective time of the merger, any vacancy resulting from (1) a position that was held by a director initially appointed by PSEG or to replace an initial PSEG director shall be filled by a person nominated by the board of directors and approved by a majority of the PSEG directors remaining on the Exelon board and (2) a position that was held by a continuing Exelon director or a director appointed to replace a continuing Exelon director shall be filled by a person nominated by the board of directors and approved by a majority of the Exelon directors remaining on the board.
PSEG's By-laws provide that, except as provided in the terms of preferred stock having a preference over common shares, vacancies and newly created directorships of the board of directors will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. If the board of directors fills a vacancy, the director so elected shall serve until the next annual meeting of shareholders and until such director's successor has been elected and qualified.
Removal of Directors:
Exelon's Amended and Restated By-laws state that the entire board, any class, or any individual director may be removed from office by the majority vote of shareholders then entitled to vote at an election of directors and only for cause.

Exelon's Amended and Restated By-laws also provide that a director may be removed from office by the board of directors if such director has been judicially declared of unsound mind or who has been convicted of
PSEG's By-laws state that, except as provided in the terms of preferred stock having a preference over common shares, any director may be removed without cause only by the affirmative vote of holders of 80% of the shares then entitled to vote at an election of directors, voting together as a single class.

PSEG's Amended Certificate of Incorporation also provides for the removal of a director or directors by the affirmative

	an offense punishable by imprisonment for a term of more than one year or if, within 60 days after notice of such director's selection to the board, the director does not accept the office either in writing or by attending a meeting of the board of directors.	vote of a majority of the directors then in office for cause, where in the judgment of such majority, the continuation of the director or directors would be harmful to PSEG and the directors may suspend such director or directors for a reasonable period pending final determination that cause for such removal exists.
Notice of Meetings of Shareholders:
Exelon's Amended and Restated By-laws provide that written notice of the place, time and purpose of every meeting of shareholders be given to each shareholder of record and entitled to vote not less than five nor more than 90 calendar days prior to the date of the meeting, either personally, by mail, telegram, facsimile or telegraph.
New Jersey law and the PSEG by-laws provide that written notice of the time, place and purpose or purposes of every meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at the meeting.
Record Date for Determining Rights of Shareholders:
Exelon's by-laws provide that the board of directors may fix in advance a date, not more than 90 calendar days prior to the date of such meeting, as a record date for determining the shareholders entitled to notice of, and to vote at, any meeting of shareholders.
PSEG's By-laws provide that the board of directors may fix in advance a date, not more than 60 days nor less than 10 business days before the date of such meeting, as a record date for determining the shareholders entitled to notice of, and to vote at, any meeting of shareholders.
Quorum of Shareholders:
Exelon's Amended and Restated By-laws provide that, except as otherwise provided in the terms of the preferred stock, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter at the meeting constitutes a quorum. Shares owned by Exelon, directly or indirectly, are not counted in determining the total number of shares outstanding for quorum purposes.
PSEG's By-laws provide that the holders of stock entitled to cast a majority of the votes at the meeting, present in person or represented by proxy, constitutes a quorum, except as otherwise provided by law.
Call of Special Meeting of Directors:
Exelon's Amended and Restated By-laws allow the chief executive officer or any two directors to call a special meeting with notice (1) by mail five days in advance, (2) by telephone, fax or electronic transmission 24 hours in advance or (3) by telegraph, courier service or express mail 48 hours in advance.
PSEG's By-laws allow the chairman of the PSEG board of directors, the president (if he be the chief executive officer) or the secretary (upon the written request of a majority of the PSEG board of directors) to call a special meeting of the board of directors with at least two days' prior notice of such special meeting, unless waived in writing or by telegraph before or after the meeting.

A meeting may be held at any time without notice if all directors are present.
Indemnification of Directors:
Exelon's Amended and Restated By-laws include indemnification provisions under which Exelon is required to indemnify, to the fullest extent permitted under Pennsylvania law, each person made, threatened to be made or otherwise involved in, any claim,
PSEG's Amended Certificate of Incorporation includes an indemnification provision under which PSEG is required to indemnify, to the fullest extent permitted under New Jersey law, any person made, or threatened to be made, a party to any action, suit or proceeding as a result of being or having been a director or officer, of Exelon, or serving or having served as a director, officer, employee or agent to another entity at Exelon's request, so long as such proceeding was authorized by the Exelon board of directors.

Exelon is required to pay, in advance, any expenses a person entitled to indemnification incurs in defending any such claim, action or proceeding; provided that if the PBCL so requires, Exelon obtains an undertaking by such person to repay all amounts so advanced if it is ultimately determined by final judicial decision that such person is not entitled to indemnification.

These indemnity provisions survive repeal or amendment for claims arising out of periods in which the provisions were effective.

Exelon's Amended and Restated Articles of Incorporation and Amended and Restated By-laws include a provision eliminating the personal liability of directors to the fullest extent permitted by the PBCL. Under the PBCL, personal liability is not eliminated for breaches of fiduciary duties that constitute self-dealing, willful misconduct or recklessness, pursuant to any criminal statute or for the payment of any taxes under federal, state or local law.	pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, proceeding or inquiry or investigation that could lead to such action, suit or proceeding and any appeal thereof by reason of being or having been a director, officer or employee of PSEG or serves or served any other enterprise as a director, officer or employee at PSEG's request. Under New Jersey law, the director, officer, employee or corporate agent must have acted in good faith, in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal proceedings, with no reasonable cause to believe his or her conduct was unlawful.

PSEG is required to promptly pay, in advance of the final disposition of such action, suit or proceeding, any expenses a person entitled to indemnification incurs in defending such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

As permitted by New Jersey law, PSEG's Amended Certificate of Incorporation provides that directors and officers are not personally liable for damages for breach of any duty to the fullest extent permitted by law. Under New Jersey law, directors and officers are not personally liable for breaches of duties, other than in a proceeding by or in the right of the corporation, if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.
Call of Special Meetings of Shareholders:
Exelon's Amended and Restated By-laws provide that a special meeting of Exelon's shareholders may be called at any time by resolution of the Exelon board of directors or as provided in the terms of its preferred stock. The date fixed for the special meeting of shareholders must not be more than 60 days after the board resolution calling the special meeting.

Written notice must be given to each shareholder of record entitled to vote not
PSEG's By-laws provides that a special meeting of shareholders may be called at any time by the board of directors, the chief executive officer, or upon the written request of shareholders holding capital stock entitled to cast a majority of votes at such special meeting.

Written notice, stating the time, place and purpose of the special meeting, must be given to each shareholder of record entitled to vote at such meeting, either personally or less than five nor more than 90 days before the date of the special meeting and shall specify the general nature of the business to be transacted.

Exelon's Amended and Restated Articles of Incorporation eliminate the right of shareholders to call a special meeting.	by mail at such shareholder's last post office address appearing on PSEG's books, not less than ten nor more than 60 days before the date of the special meeting.

In addition, New Jersey law provides that holders of not less than 10% of all shares entitled to vote at a meeting may apply to the New Jersey Superior Court to request that a special meeting of the shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy will constitute a quorum for the transaction of business described in such order.
Shareholders Proposals:
Exelon's Amended and Restated By-laws provide that a shareholder may bring business before an annual meeting, provided timely written notice of such shareholder's intention to make a proposal is given and is in proper form.

To be timely, the notice must be received by Exelon at its principal executive offices:

•    not less than 120 days prior to the date the proxy statement was released to shareholders in connection with the preceding year's annual meeting; or

•    not later than the close of business on the tenth day following public announcement of the date of the annual meeting if public notice of the annual meeting is not made at least 75 days prior to the annual meeting date.

To be in proper form, the notice must set forth:

•    a description in reasonable detail of the business desired to be brought and the reasons for conducting such business;

•    the name and record address of the shareholder proposing the business;

•    the class and number of shares owned by the shareholder; and

•    any material interest of the shareholder in such proposal.

Additionally, the shareholder must comply with the applicable requirements of the Securities Exchange Act of 1934.
PSEG's By-laws do not provide that a shareholder may bring business before an annual or a special meeting. However, under the SEC's proxy rules, shareholders are permitted to submit proposals at an annual or special meeting if the shareholder gives PSEG notice of the proposal that is timely and in proper form. To be timely, the notice must be received by PSEG at least 90 days in advance of an annual meeting. If the notice is being submitted in connection with a special meeting, it will be considered timely if it is received by PSEG by the close of business on the seventh day following the date on which notice of such meeting was first given to shareholders.

Shareholder Action by Written Consent:
Exelon's Amended and Restated By-laws provide that, except as otherwise provided in the terms of any preferred stock, or when shareholders act by unanimous consent to remove a director or directors, the shareholders may only act at a duly organized meeting.
PSEG's By-laws and Amended Certificate of Incorporation do not address shareholder action by written consent.

Under New Jersey law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting; provided, however, that in case of an annual meeting of shareholders for the election of directors, any consent in writing must be unanimous. However, a shareholder vote on a plan of merger, consolidation or sale or disposition of all or substantially all of a corporation's assets may only be effected with either the unanimous written consent of all shareholders or, if prior notice is provided to all shareholders, the minimum number of votes necessary to authorize the action at a meeting, is required.
Appointment and Removal of Officers:
Exelon's Amended and Restated By-laws provide that the officers be chosen by the board of directors. Officers will hold their offices at the discretion of the Exelon board of directors until death, resignation or removal with or without cause and will have authority and perform such duties as provided by resolutions or orders of the Exelon board of directors, or in the absence of controlling provisions in the resolutions or orders, as set forth in Exelon's Amended and Restated By-laws. Any vacancy occurring in any office will be filled by the Exelon board of directors or by the officer or committee to which power to fill such office has been delegated.

For at least the three year period after the effective time, John W. Rowe shall be the President and Chief Executive Officer of Exelon.
PSEG's By-laws provide that the officers will be elected by the board of directors. Each officer will hold office until the election or appointment of a successor or for such other term as provided in the resolution of election, subject to early termination by removal or resignation. Officers will exercise such powers and perform such duties as will be determined from time to time by the board of directors, the executive committee of the board of directors or by the chief executive officer. Any vacancy occurring in any office will be filled by the PSEG board of directors.
Dissenters' Rights
Under Pennsylvania law, a shareholder may dissent from, and receive payment of the fair value of its shares in the event of certain mergers, consolidations, share exchanges, asset transfers and corporate divisions. However, no dissenters' rights are available (1) with respect to shares which, at the applicable record date, were either listed on
Under the NJBCA, in certain situations, dissenters' rights may be available in connection with a merger or consolidation. Dissenters' rights are not available under the NJBCA to the shareholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its shareholders is required to approve the

a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held beneficially or of record by more than 2,000 shareholders, unless the shares are of a preferred or special class and the terms of transaction do not require for the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of such class or series or (2) if the plan relating to the transaction contains a provision for the special treatment of shares of a class or series of shares held by particular shareholders or groups and the plan does not provide for a class vote for each class or series which is to receive the same special treatment.	merger.

In addition, no dissenters' rights are available under the NJBCA to holders of shares of any class or series of stock (1) which is either listed on a national securities exchange or held of record by more than 1,000 shareholders or (2) in connection with a merger or consolidation in which shareholders receive (a) cash, (b) shares of stock of another corporation, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or (c) are held of record by more than 1,000 shareholders or cash and such securities.
Business Combination and Fair Price Provisions:
Under Pennsylvania law, Exelon is prohibited from engaging in a "business combination" with an interested shareholder (a person owning at least 20% of the voting power of a corporation) for five years after such shareholder becomes an interested shareholder, unless:

•    the Exelon board of directors approved the business combination prior to the time such shareholder became an interested shareholder;

•    the Exelon board of directors approved the transaction in which the interested shareholder became an interested shareholder prior to the time of such transaction;

•    the holders of all the outstanding shares of common stock approve the business combination; or

•    the business combination is approved by the affirmative vote of a majority of the shares held by disinterested shareholders, at a meeting called for such purpose no earlier than three months after the date the interested shareholder became an 80% shareholder if the price paid to all shareholders meets the fair price criteria established by the statutory provisions.

Upon the expiration of the five year period, the corporation may engage in the business combination if it is approved by a majority of shares held by disinterested shareholders at a meeting called for the purpose of approving such combination or by a majority of shares
Under New Jersey law, PSEG is generally prohibited from engaging in a "business combination" with an interested shareholder (a person owning at least 10% of the voting power of a corporation) for a period of five years unless (a) the corporation's board of directors approved the transaction prior to the shareholder becoming an interested shareholder, (b) the transaction is approved by the holders of 2/3 of the corporation's voting stock not owned by the interested person or (c) the transaction satisfies certain conditions relating primarily to the value of the consideration to be received by the corporation's shareholders.

PSEG's Amended Certificate of Incorporation provides that the affirmative vote of holders of 80% of the shares of capital stock entitled to vote in the election of directors, voting together as a single class, is required to approve any of the following:

•    any merger or consolidation of PSEG or any subsidiary with an "interested shareholder" or any other corporation which is, or after such merger or consolidation would be an affiliate;

•    any sale or transfer to or with any "interested shareholder" or any affiliate of an interested shareholder of assets having a fair market value of $25 million or more;

held by all shareholders if the fair price criteria are met.	• the issuance of any securities to any interested shareholder or affiliate of an interested shareholder in exchange for consideration having a fair market value of $25 million or more; or

•    the adoption of a plan of liquidation or dissolution proposed by an interested shareholder or an affiliate of an interested shareholder;

provided that an 80% vote is not required if such transaction is approved by a majority of disinterested directors and other criteria are met.

"Interested shareholder" is defined to mean any person who (1) is the owner of 10% or more of the votes of then outstanding voting stock, (2) is an affiliate of PSEG and at any time within the two year period immediately prior to the date of in question was the owner of shares having 10% or more of the votes of then outstanding voting stock or (3) is an assignee of or has otherwise succeeded to any shares of voting stock which were within the two year period immediately prior to the date in question owned by any interested shareholder, if such assignment occurred in a transaction not involving a public offering within the meaning of the Securities Act of 1933, as amended.
Control Transactions and Share Acquisitions:
Under Pennsylvania law, Exelon's shareholders may demand that any person or group that acquires at least 20% of the outstanding voting stock of Exelon purchase such demanding shareholder's stock at its fair value. Fair value is defined as a value not less than the highest price paid per share by the controlling person at any time during the 90-day period ending on the date the person acquired 20% of the voting stock, plus an increment representing any value that may not be reflected in such price.

	Under Pennsylvania law, shares of Exelon stock acquired in a "control share acquisition" have no voting rights unless their voting rights are restored by the affirmative vote of a majority of (1) all shares held by disinterested shareholders and (2) all the voting shares of the corporation at a special meeting called for such purpose within 50 days from the delivery of an information statement from the acquiring person to the corporation, or at an annual	None.

meeting of the shareholders. A "control share acquisition" is defined as an acquisition by a person of shares of a corporation that would, when added to all voting power of the person, result in such person acquiring for the first time voting control over 20%, 33 1/3% or 50% or more of the outstanding shares of the corporation. Where such control-share approval has been obtained, Pennsylvania law (1) mandates severance compensation for eligible employees who are terminated more than 90 days before the control-share approval if such termination was pursuant to an agreement with the acquiring person or within 24 months after the control-share approval period and (2) requires the continuation of certain labor contracts relating to business operations owned by a registered corporation at the time of the control-share approval.
Anti-Green Mail:
	Pennsylvania law permits a corporation to recover any profit realized by any interested shareholder (a person or group that acquires voting control of at least 20% of the corporation) pursuant to a disposition of stock within 18 months after the person became an interested shareholder if the stock was acquired within two years prior to or 18 months subsequent to the time such person became an interested shareholder.	None.
Transactions With Interested Shareholders:
	Pennsylvania law requires certain transactions (including mergers) with "interested shareholders" to be approved by a majority of the disinterested shareholders, unless the transaction is (1) approved by a majority of the disinterested directors, (2) one in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring the interested shareholder's shares or (3) a merger where a party to the merger owns 80% or more of the stock of another party to the merger and is effected by the board of directors without shareholder approval as permitted under the PBCL. "Interested shareholder" is defined as a shareholder who is a party to the transaction or who is treated differently from other shareholders and any person or group of persons that is acting jointly or in concert with the interested shareholder.	See discussion of New Jersey business combination and fair price provisions on page [•] of this joint proxy statement/prospectus.
Amendment to Charter and By-laws:	Under Pennsylvania law, Exelon's Amended and Restated Articles of Incorporation may be amended by the majority vote of the votes cast by all shareholders entitled to vote and,	Under New Jersey law, a proposed amendment to a corporation's certificate of incorporation requires approval by its board of directors and an affirmative vote of a if any class or series is entitled to vote as a class, the majority vote of the votes cast in each such class. Under certain circumstances, Exelon's Amended and Restated Articles of Incorporation may be amended by the board of directors without shareholder approval, such as where (1) the amendment is restricted to changing the corporate name or (2) the corporation has only one class of voting shares outstanding, does not have any class of shares outstanding that is convertible into those voting shares and the sole purpose of the amendment is to increase the number of authorized shares to effectuate a stock dividend or stock split.

Exelon's Amended and Restated By-laws may be amended or repealed by the board of directors, other than provisions that the PBCL specifies may only be adopted by shareholders or provisions adopted by shareholders that provide that such provisions may not be amended or repealed by the board of directors. Certain provisions of the by-laws, including the corporate headquarters, personal liability of directors, the number and term of directors, the Chairman and Vice Chairman of the board and board vacancies may only be altered or repealed by the affirmative vote of at least 80% of the whole Exelon board of directors.
majority of the votes cast by the holders of shares entitled to vote on the amendment, unless a specific provision of New Jersey law or the corporation's certificate of incorporation provides otherwise. PSEG's Amended Certificate of Incorporation provides that the affirmative vote of holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding voting stock, voting together as a single class, is required to amend, modify, repeal or adopt any provision inconsistent with Article Nine or Ten of the Amended Certificate of Incorporation which relate to business combinations with related parties and the board of directors, respectively.

Under New Jersey law, PSEG's Amended Certificate of Incorporation and PSEG's by-laws, the PSEG by-laws may generally be amended or repealed by the affirmative vote of a majority of the shares represented and entitled to vote at any regular meeting of the shareholders or, except to the extent the by-laws adopted by shareholders otherwise provide, by the affirmative vote of a majority of the board of directors present at a meeting of the board of directors at which a quorum is present. Notwithstanding the foregoing, provisions of the by-laws regarding directors, nomination of directors and amendments to the by-laws may not be altered, amended or repealed without the affirmative vote of holders of at least 80% of the voting power of all shares of PSEG entitled to vote in the election of directors, voting together as a single class.
Shareholder Rights Plan:	None.	None.
Constituencies Statutes:
Pennsylvania law provides that boards of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider to the extent they deem appropriate:

•    the effects of any action on any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;

New Jersey law provides that boards of directors may, in determining the best interests of the corporation, in addition to considering the effects of any action on shareholders' consider:

•    the effects of the action on the corporation's employees, suppliers, and customers;

•    the effects of the action on the community in which the corporation operates; and

•    the short-term and long-term interests of the corporation, including the benefits that the corporation may enjoy from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

•    the resources, intent and conduct, past, stated and potential, of any person seeking to acquire control of the corporation; and

•    all other pertinent factors.

Pennsylvania law also provides that, in considering the best interests of the corporation, the board of directors, committee of the board of directors and individual directors are not required to regard any corporate or other interest as dominant or controlling.	• the long term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be served by the continued independence of the corporation.

DESCRIPTION OF EXELON CAPITAL STOCK

        The following summary of the terms of the capital stock of Exelon before and after the merger is not meant to be complete and is qualified by reference to Exelon's Amended and Restated Articles of Incorporation and all applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended. Copies of Exelon's Amended and Restated Articles of Incorporation are incorporated by reference and will be sent to shareholders of Exelon and PSEG upon request. See "Where You Can Find More Information."

Authorized Capital Stock

        The total authorized shares of capital stock of Exelon consist of (1) 1,200,000,000 shares of common stock, no par value and (2) 100,000,000 shares of preferred stock, no par value. At the close of business on [    •    ], 2005, [    •    ] shares of Exelon common stock were issued and outstanding, and no shares of Exelon preferred stock were issued and outstanding. Exelon is proposing to increase its number of authorized shares of common stock to 2,000,000,000.

Exelon Common Stock

        Exelon Common Stock Outstanding.    The outstanding shares of Exelon common stock are, and the shares of Exelon common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Exelon common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Exelon preferred stock which Exelon may designate and issue in the future. Shares of Exelon common stock may be certificated or uncertificated, as provided by the Business Corporation Law of the Commonwealth of Pennsylvania.

        Voting Rights.    Each holder of Exelon common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders of Exelon and does not have cumulative voting rights. Accordingly, holders of a majority of the shares of Exelon common stock entitled to vote in any election of directors of Exelon may elect all of the directors standing for election.

        Dividend Rights.    The holders of Exelon common stock are entitled to receive dividends, if any, as may be declared by the Exelon board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of outstanding Exelon preferred stock and certain requirements of Pennsylvania law. Upon the liquidation, dissolution or winding up of Exelon, the holders of Exelon common stock are entitled to share pro rata in the net assets of Exelon available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Exelon preferred stock.

        Preemptive Rights.    Under its amended and restated certificate of incorporation, the holders of Exelon common stock have no preemptive, subscription, redemption or conversion rights.

Exelon Preferred Stock

        Exelon Preferred Stock Outstanding.    As of the date of this joint proxy statement/prospectus, no shares of Exelon preferred stock were issued and outstanding.

        Blank Check Preferred Stock.    Under its Amended and Restated Articles of Incorporation, the Exelon board of directors has the full authority permitted by Pennsylvania law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.

Transfer Agent and Registrar

        Equiserve Trust Company, N.A., is the transfer agent and registrar for the Exelon common stock.

CHAPTER FOUR
OTHER MATTERS TO BE CONSIDERED AT THE EXELON ANNUAL MEETING

EXELON PROPOSAL 2: ELECTION OF DIRECTORS

General

        The Exelon board of directors consists of 15 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The terms of the Class II directors will expire at the 2005 annual meeting. Terms of Class III directors expire at the 2006 annual meeting, and terms of Class I directors expire at the 2007 annual meeting.

        The Exelon corporate governance committee has recommended, and the Exelon board of directors nominates, the following Class II directors for election: Edward A. Brennan, Bruce De Mars, Nelson A. Diaz, John W. Rowe and Ronald Rubin. Each has consented to serve for a three-year term, except that Mr. Rubin will retire upon the merger closing under the Exelon board of directors' mandatory retirement policy, which was suspended by the Exelon board of directors until the completion of the merger.

        If any Class II director is unable to stand for re-election, the board may reduce the number of Class II directors, or designate a substitute. In that case, shares represented by proxies may be voted for a substitute Class II director. Exelon does not expect that any nominee will be unavailable or unable to serve.

Vote Required

        Directors are elected by a plurality, and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors.

        The corporate governance committee and the Exelon board of directors recommend a vote FOR these directors.

Biographical Information of Exelon Directors

  Board of Directors—Class II Directors

Edward A. Brennan
Mr. Brennan, age 71. Director of Exelon Corporation since October 20, 2000. Retired Chairman and CEO of Sears, Roebuck and Co. (retail merchandiser). Executive Chairman of AMR Corporation and American Airlines from April 2003 through May 2004. Other directorships: Allstate Corporation, AMR Corporation, 3M Company, McDonald's Corporation and Morgan Stanley.

Bruce DeMars
Admiral DeMars, age 69. Director of Exelon Corporation since October 20, 2000. Partner, RSD, LLC (introduces new products and services to industry and government) since January 2001. Partner, Trident Merchant Group, May 1998 through December 2000. Retired Admiral, United States Navy, and former Director of the Naval Nuclear Propulsion Program. Other directorships: Duratek, Inc., McDermott International Inc. and Oceanworks International, Inc.

Nelson A. Diaz
Judge Diaz, age 57. Director of Exelon Corporation since January 27, 2004. Partner, Blank Rome LLP (legal services) since March 2004. Former City Solicitor, City of Philadelphia from November 2001 to January 2004; Judge, Court of Common Pleas, First Judicial District of Pennsylvania, 1981 to 1993. Former Partner, Blank Rome Comisky & McCauley (legal services), February 1997 to November 2001; Former General Counsel, United States Department of Housing and Urban Affairs 1993 to 1997.

John W. Rowe
Mr. Rowe, age 59. Chairman, President and Chief Executive Officer of Exelon Corporation since November 2004; Chairman and Chief Executive Officer since April 2002, serving as President through May 2003; President and co-Chief Executive Officer from October 20, 2000 through April 2002. Former Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company. Former President and Chief Executive Officer of the New England Electric System. Other directorships: UnumProvident Corporation, Sunoco, Inc. and The Northern Trust Company.

Ronald Rubin
Mr. Rubin, age 73. Director of Exelon Corporation since October 20, 2000. Chairman and Chief Executive Officer of the Pennsylvania Real Estate Investment Trust (a real estate management and development company) since October 2001; CEO since September 1997.
Board of Directors—Class I Directors

Nicholas DeBenedictis
Mr. DeBenedictis, age 59. Director of Exelon Corporation since April 23, 2002. Chairman and Chief Executive Officer of Aqua America Inc. (water utility with operations in 12 states). Other directorships: Met-Pro Corporation and Glatfelter Co.

Sue L. Gin
Ms. Gin, age 63. Director of Exelon Corporation since October 20, 2000. Founder, Owner, Chairman and Chief Executive Officer of Flying Food Group, LLC. (in-flight catering company). Other directorships: Briazz, Inc.; Centerplate, Inc.; and Miavita, LLC.

Edgar D. Jannotta
Mr. Jannotta, age 73. Director of Exelon Corporation since October 20, 2000. Chairman of William Blair & Company, L.L.C. (investment banking and brokerage company) since March 2001; Senior Director from 1996 through February 2001. Other directorships: Aon Corporation, Bandag, Incorporated and Molex Incorporated.

William C. Richardson, Ph.D.
Dr. Richardson, age 64. Director of Exelon Corporation since March 1, 2005. President and CEO of the W.K. Kellogg Foundation. President Emeritus of Johns Hopkins University, 1991 through 1995. Other directorships: Kellogg Company, The Bank of New York Company, Inc. and CSX Corporation.
Picture to Come
Thomas J. Ridge
Mr. Ridge, age 59. Director of Exelon Corporation since May 2, 2005. Secretary of the United States Department of Homeland Security from January 2003 through January 2005. Special Assistant to the President for Homeland Security, an Executive Office created by President Bush in October 2001, from October 2001 through December 2002. Governor of the Commonwealth of Pennsylvania from 1994 through October 2001. Other directorships: Home Depot Corporation and Savi Technology.
Board of Directors—Class III Directors

M. Walter D'Alessio
Mr. D'Alessio, age 71. Director of Exelon Corporation since October 20, 2000. Vice Chairman of NorthMarq Capital (real estate investment banking) President of NorthMarq Advisors (real estate consulting) since July 2003. Chairman and CEO of Legg Mason Real Estate Services Inc. (commercial mortgage, banking and pension fund advisor) from 1982 through July 2003; non-executive chairman and director from July 2003 through April 2005. Other directorships: Independence Blue Cross; Brandywine Real Estate Investment Trust and Point Five Technologies.

Rosemarie B. Greco
Ms. Greco, age 58. Director of Exelon Corporation since October 20, 2000. Director of the Office of Health Care Reform, Commonwealth of Pennsylvania, since January 2003. Principal of GRECOventures Ltd. (business investment and consulting partnership). Former President of CoreStates Financial Corporation and former Director, President and CEO of CoreStates Bank, N.A. Other directorships: Sunoco, Inc., and Pennsylvania Real Estate Investment Trust. Trustee of SEI I Mutual Funds of SEI Investments.

John M. Palms, Ph.D.
Dr. Palms, age 69. Director of Exelon Corporation since October 20, 2000. Distinguished President Emeritus of the University of South Carolina and Distinguished University Professor of Physics since July 2002; President from 1991 through June 2002. Former President of Georgia State University; former Vice-President for Academic Affairs and the Charles Howard Chandler Professor of Physics at Emory University. Chairman and director of Assurant Inc. (formerly Fortis, Inc. (United States)). Other directorships: SIMCOM International Holdings, Inc., and Computer Task Group, Inc. Also Chairman of the Board of Trustees of the Institute for Defense Analyses, and formerly a member of the National Nuclear Accreditation board and the Advisory Council for the Institute of Nuclear Power Operations.

John W. Rogers, Jr.
Mr. Rogers, age 46. Director of Exelon Corporation since October 20, 2000. Founder, Chairman and CEO of Ariel Capital Management, LLC (an institutional money management firm). Trustee of Ariel Investment Trust. Other directorships: Aon Corporation, McDonald's Corporation and Bally Total Fitness Holding Corporation.

Richard L. Thomas
Mr. Thomas, age 74. Director of Exelon Corporation since October 20, 2000. Retired Chairman of First Chicago NBD Corporation (banking and financial services) and the First National Bank of Chicago. Other directorships: The PMI Group, Inc., Sabre Holdings Corporation, and Sara Lee Corporation.

About the Exelon Board of Directors and its Committees

The Exelon Board of Directors

        The Exelon board of directors consists of 15 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The Exelon board of directors met 12 times in 2004.

        Of the 15 directors, all but two are considered "independent" as defined by the New York Stock Exchange Listing Standards and standards adopted by the Exelon board of directors. The Exelon board of directors has adopted Corporate Governance Principles that, among other things, establish standards for determining whether a director is independent. Under the Corporate Governance Principles, an "independent director" is one who has no direct or indirect material relationship with Exelon. The Corporate Governance Principles employ the categorical independence and materiality standards set forth in rules of the New York Stock Exchange. In addition, for relationships not covered by specific New York Stock Exchange rules adopted by Exelon, the Corporate Governance Principles state that a relationship will be "material"—and the director will not to be "independent"—if the aggregate payments made or received by Exelon in the most recent year exceed the greater of $200,000 or 5% of the recipient's consolidated gross revenues reported in its last completed fiscal year. Because John W. Rowe is employed as the Chief Executive Officer, he is not considered "independent" under the NYSE standards. Mr. DeBenedictis is not considered independent because he is the Chairman and Chief Executive Officer of Aqua America Inc., which purchased electricity in 2001 and 2002 in amounts exceeding 2% of Aqua America Inc.'s consolidated gross revenues in those years. Considering these materiality and independence criteria and all other factors the board of directors considered relevant to its assessment of the independence of directors, the Exelon board of directors has determined that all directors, other than Messrs. Rowe and DeBenedictis, are "independent." In addition, all members of the audit, compensation, and corporate governance committees are independent directors.

        Exelon's Corporate Governance Principles are available on the Exelon web site at www.exeloncorp.com. From the home page, select the Investor Relations tab and the Corporate Governance tab.

        The Exelon board of directors has six committees: the Exelon audit, compensation, corporate governance, generation oversight, energy delivery oversight and risk oversight committee. In December 2004, the Exelon board of directors determined to terminate the Exelon enterprises oversight committee.

        During 2004 each director attended at least 90% of the meetings of the Exelon board of directors and the meetings of the committees of which he or she was a member. Although Exelon does not have a formal policy regarding director attendance at the annual meeting, directors are expected to attend the annual meeting. All directors attended the annual meeting in 2004.

        Following completion of the merger, the Exelon board of directors will be comprised as set forth under "The Merger—Board of Directors and Management Following Completion of the Merger." To help assure continuity pending completion of the merger and for a period of time following completion of the merger, the Exelon board of directors has deferred the retirement of Messrs. Thomas, Janotta and Rubin, who would otherwise have retired at the end of 2004, until the merger is effective. In addition, the Exelon board of directors suspended its director retirement policy so that directors who reach the retirement age of 72 within three years after completion of the merger will not be required to retire until the end of that three-year period.

Committees of the Exelon Board of Directors

        The Exelon board of directors approved the charter for each committee and subsequent amendments. Each committee reviews its own charter and conducts an assessment of its own performance. The corporate governance committee reviews each of the individual committee assessments, assesses the performance of the Exelon board of directors as a whole, and presents its findings to the full Exelon board of directors. The charter for each committee is available on the Exelon web site at www.exeloncorp.com. From the home page, select the Investor Relations tab and the Corporate Governance tab.

        Exelon Audit Committee.    The Exelon audit committee consists of John M. Palms, Ph.D., its Chair, M. Walter D'Alessio, Sue L. Gin, William C. Richardson and Richard L. Thomas. The audit committee met 11 times in 2004.

        The Exelon audit committee reviews financial reporting and accounting practices and internal control functions. The Exelon audit committee selects the independent accountants and approves the scope of the annual audit by the independent accountants and internal auditors. The Exelon audit committee has sole authority to retain and determine the compensation of the independent accountants. The Exelon audit committee also reviews and makes recommendations to the full Exelon board of directors regarding risk management policy, officers' and directors' expenses, compliance with appropriate policies and Exelon's code of business conduct. The Exelon audit committee oversees the process for receipt and investigation of concerns related to potential violation of the Code of Business Conduct. The Exelon audit committee meets outside the presence of management for portions of its meetings, separately, with the independent accountants, the internal auditors and the general counsel.

        All members of the Exelon audit committee are independent directors, are financially literate, have accounting or related financial management expertise, and are "audit committee financial experts" under applicable SEC rules. Each of the members of the Exelon audit committee obtained these attributes through the business experience and directorships described on pages [    •    ] and [    •    ] of this joint proxy statement/prospectus, and through service on audit committees of various public companies including the audit committees of Exelon's predecessor companies, PECO Energy Company and Unicom Corporation.

        The Exelon audit committee members are not employees of Exelon and are not accountants or auditors by profession. Accordingly, the Exelon audit committee must rely, without independent verification, on Exelon management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent accountants included in their report on Exelon's financial statements. The Exelon audit committee's oversight does not provide it with an independent basis to determine that Exelon management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Exelon audit committee's considerations and discussions with Exelon management and the independent accountants do not assure that Exelon's financial statements are presented in accordance with generally accepted accounting principles, that the audit of Exelon's financial statements has been carried out in accordance with generally accepted auditing standards or that Exelon's independent accountants are in fact "independent."

        Exelon Compensation Committee.    The Exelon compensation committee consists of Edward A. Brennan, its Chair, M. Walter D'Alessio, Rosemarie B. Greco, Ronald Rubin and Richard L. Thomas. The Exelon compensation committee met three times in 2004.

        The Exelon compensation committee reviews executive compensation and administers and oversees the employee benefit plans and programs. The Exelon compensation committee makes recommendations to the independent directors for approval of compensation for the positions of chairman, president and chief executive officer, and to the full Exelon board of directors for the positions of executive vice presidents. The Exelon compensation committee also oversees executive and management development programs. When appropriate, the Exelon compensation committee uses the services of an independent compensation consultant who reports directly to the committee. All members of the Exelon compensation committee are independent directors.

        Exelon Corporate Governance Committee.    The Exelon corporate governance committee consists of M. Walter D'Alessio, its Chair, Edward A. Brennan, Edgar D. Jannotta, John W. Rogers, Jr. and Richard L. Thomas. The Exelon corporate governance committee met seven times in 2004.

        The Exelon corporate governance committee reviews and makes recommendations on Exelon board and committee organization, membership, functions, compensation and effectiveness. The Exelon corporate governance committee monitors corporate governance trends and makes recommendations to the Exelon board of directors regarding the corporate governance principles. The Exelon corporate governance committee coordinates the annual evaluations of the performance of each committee and the Exelon board of directors as a whole. The Exelon corporate governance committee also evaluates the performance of individual directors as the term of each class expires and the members are considered for re-election. The Exelon corporate governance committee performs the functions of a nominating committee and, among other things, coordinates the nominating process for directors. All members of the Exelon corporate governance committee are independent directors.

        The Exelon corporate governance committee believes that a director must possess many different qualities and skills in order to be an effective director. The corporate governance principles adopted by the Exelon board of directors list the following qualifications for membership on the Exelon board of directors:

  •
  highest personal and professional ethics, integrity and values;

  •
  an inquiring and independent mind;

  •
  practical wisdom and mature judgment;

  •
  broad training and experience at the policy making level in business, government, education or technology;

  •
  expertise useful to Exelon and complementary to the background and experience of other Exelon board of director members;

  •
  willingness to devote the required amount of time to the duties and responsibilities of board membership;

  •
  a commitment to serve over a period of years to develop knowledge about Exelon; and

  •
  involvement only in activities or interests that do not create a conflict with responsibilities to Exelon and its shareholders.

        When the Exelon corporate governance committee finds it necessary to identify candidates for election to the Exelon board of directors, the committee normally attempts first to identify qualified candidates through personal knowledge and contacts of the committee and the other directors. The Exelon corporate governance committee sometimes uses search firms to help identify candidates, although the committee did not use a search firm during 2004.

        The Exelon corporate governance committee also considers candidates recommended by shareholders. A shareholder who wishes to recommend a candidate for nomination as director should write to Mr. M. Walter D'Alessio, Chairman of the Corporate Governance Committee, c/o Katherine K. Combs, Vice President, Corporate Secretary, and Deputy General Counsel Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398.

        The Exelon corporate governance committee uses the same processes and standards for evaluating all candidates identified as possible nominees for director. The nominees for election as Class II directors are currently serving as directors. Their re-election to the Exelon board of directors was recommended by the Exelon corporate governance committee.

        The Exelon corporate governance committee coordinates the role of the Exelon board of directors in establishing performance criteria for the Exelon Chief Executive Officer and evaluating the Chief Executive Officer's performance, and also monitors succession planning and executive leadership development. The Exelon corporate governance committee also oversees the directors' orientation and continuing education program and Exelon's efforts to promote diversity among its directors, officers, employees and contractors. The Exelon corporate governance committee utilizes an independent compensation consultant to assist it in evaluating directors' compensation. The Exelon corporate governance committee acts on behalf of the full Exelon board of directors when the Exelon board of directors is not in session.

        The chair of the Exelon corporate governance committee serves as the lead director of the Exelon board of directors.

        Exelon Generation Oversight Committee.    The Exelon generation oversight committee consists of Bruce DeMars, its Chair, Nicholas DeBenedictis, Nelson A. Diaz and John M. Palms, Ph.D. The Exelon generation oversight committee met seven times in 2004.

        The Exelon generation oversight committee advises and assists the full Exelon board of directors in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by Exelon, or its subsidiaries, including those in which Exelon has significant equity or operational interests. The Exelon generation oversight committee also assists the full Exelon board of directors in fulfilling its fiduciary responsibilities towards facilities in which Exelon has non-operational or minority ownership interests. The Exelon generation oversight committee reviews potential acquisitions and divestitures, major investments and changes in strategy regarding the generating facilities and power marketing activities. The committee also reviews the budget and business plans of Exelon Generation and monitors its operating and financial performance.

        Exelon Energy Delivery Oversight Committee.    The Exelon energy delivery oversight committee consists of Rosemarie B. Greco, its Chair, Nicholas DeBenedictis, Bruce DeMars, William C. Richardson and John W. Rogers, Jr. The Exelon energy delivery oversight committee met six times in 2004.

        The Exelon energy delivery oversight committee advises and assists the full Exelon board of directors in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy and related differentiated products and services to consumers. The Exelon energy delivery oversight committee reviews the regulatory and public policy strategies and practices of the Energy Delivery business and its relations with regulators, public officials, consumers and other stakeholders. The Exelon energy delivery oversight committee also reviews the budget and business plans of Exelon Energy Delivery Company and monitors its operating and financial performance.

        Exelon Enterprises Oversight Committee.    The Exelon board of directors determined to terminate the Exelon enterprise oversight committee in December 2004. During 2004, the Exelon enterprises oversight committee consisted of Sue L. Gin, its Chair, Nelson A. Diaz, G. Fred DiBona, Jr. (now deceased) and Ronald Rubin. The Exelon enterprises oversight committee met seven times in 2004.

        The Exelon enterprises oversight committee advised and assisted the full Exelon board of directors in fulfilling its responsibilities to oversee the performance of its unregulated businesses. The Exelon enterprises oversight committee reviewed any significant investments, acquisitions, divestitures, major initiatives or changes in the enterprises strategy. The Exelon enterprises oversight committee also reviewed the enterprises budget and business plans and monitors its operating and financial performance. The Exelon enterprises oversight committee reviewed the enterprises risk management strategy, policies and procedures.

        Exelon Risk Oversight Committee.    The Exelon board of directors established the Exelon risk oversight committee in January 2005. The Exelon risk oversight committee consists of Sue L. Gin, its Chair, Nelson A. Diaz, Edgar D. Jannotta and Ronald Rubin. The Exelon risk oversight committee held its first meeting in January 2005.

        The Exelon risk oversight committee is responsible for the oversight and review of the performance and management of investment of assets in Exelon's nuclear decommissioning trust funds and the appointment and removal of the parties overseeing the performance and management of investment of assets in Exelon's employee benefit trusts. The Exelon risk oversight committee also reviews and makes recommendations to the Exelon audit committee and the full Exelon board of directors regarding risk management policy, including financial risks, legal and regulatory risks, power marketing, power trading risk management strategy and performance and the hedged condition of the generation portfolio. The responsibilities of the Exelon risk oversight committee were formerly spread among the Exelon audit committee, corporate governance committee and generation oversight committee.

Communications with the Exelon Board of Directors

        Exelon shareholders can communicate with the chairman of the Exelon corporate governance committee or with the independent directors as a group by writing to them, c/o Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. The Exelon Corporate Secretary may initially review communications with directors and transmit a summary to the directors, but has discretion to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints (although all communications are available to the directors upon request). The Exelon Corporate Secretary will forward to the directors any communications raising substantial issues.

Exelon Board of Directors Compensation

        In December 2004, based upon a review conducted by a leading independent compensation consultant, the Exelon board of directors approved an increase in directors' compensation, effective January 1, 2005, to bring Exelon's program in line with its peer group, which is composed of other utilities and general industrial companies. The increase also recognizes the increased time commitment required of the directors. With the approved increases, Exelon's total compensation program for directors is between the median and the mean of its peer group. Directors are paid in cash and deferred stock units as set forth below and are reimbursed for expenses, if any, for attending meetings.

  •
  $35,000 annual board retainer;

  •
  $1,500 meeting fee or per diem fee;

  •
  $5,000 annual retainer for committee chairs;

  •
  $5,000 annual retainer for members of the audit and Exelon generation oversight committees; and

  •
  $60,000 annual grant of deferred stock units (dollar value).

        Directors are required to own at least 6,000 shares of Exelon common stock or deferred stock units within three years after their election to the Exelon board of directors.

        Directors can elect to defer receiving their cash compensation until age 65 or until retirement from the Exelon board of directors. Deferred compensation is put into an unfunded account and credited with interest, equal to the amount that would have been earned had the compensation been invested in a variety of mutual funds, including one fund composed exclusively of shares of Exelon common stock. The deferred amounts and accrued interest are unfunded obligations of Exelon.

Report of the Exelon Compensation Committee

        Compensation Philosophy.    Exelon's executive compensation program is designed to motivate and reward senior management for achieving high levels of business performance and outstanding financial results. In 2004, Exelon continued to reward executives on the basis of compensation that is benchmarked with the best practices of high performing energy services companies and general industry firms. This philosophy reflects a commitment to attracting and retaining key executives to ensure continued focus on achieving long-term growth in shareholder value.

        The Exelon compensation committee (the "Committee"), composed entirely of independent directors, is responsible for administering executive compensation programs, policies and practices. Exelon's executive compensation program comprises three elements:

  •
  base salary;

  •
  annual incentives; and

  •
  long-term incentives.

        These components balance short-term and longer range business objectives and align executive financial rewards with those of Exelon's shareholders.

        Factors Considered in Determining Overall Compensation.    The Committee commissioned a study of compensation programs in the fall of 2004. This analysis was conducted by a leading independent management compensation consulting firm and included an assessment of business plans, strategic goals, peer companies and competitive compensation levels benchmarked with the external market.

        The study results indicated that the mix of compensation components (i.e., salary, annual and long-term incentives) is effectively aligned with the best practices of the external market. Exelon's pay-for-performance philosophy places an emphasis on pay-at-risk. Pay will exceed market levels when excellent performance is achieved. Failure to achieve target goals will result in below market pay.

        How Base Salary is Determined.    Base salaries for Exelon's executives are determined based on individual performance with reference to the salaries of executives in similar positions in general industry, and where appropriate, the energy services sector. Executive salaries are targeted to approximate the median (50th percentile) salary levels of the companies identified and surveyed.

        Mr. Rowe's 2004 Base Salary.    The independent directors of the Exelon board of directors, on the recommendations of the Committee and the Exelon corporate governance committee, determined Mr. Rowe's base salary for serving as the Chief Executive Officer by considering:

  •
  a review of benchmark levels of base pay, which were provided by independent consulting firms;

  •
  performance achieved against financial and operational goals; and

  •
  the implementation of Exelon's strategic plans.

        Mr. Rowe's annualized base salary was increased to $1,250,000 effective March 1, 2004.

        Other Named Executives' 2004 Base Salaries.    The base salaries of the other named executive officers listed in the Summary Compensation Table under "—Executive Compensation" were determined based upon individual performance and by considering comparable compensation data from the industry surveys referred to above.

        How 2004 Annual Incentives are Determined.    Exelon establishes corporate and business unit measures each year which are based on factors necessary to achieve strategic business objectives. These measures are incorporated into financial, customer and internal indicators designed to measure corporate and business unit performance.

        The annual incentive awards paid to Exelon executives for 2004 were determined in accordance with the Exelon incentive programs. Generally, annual incentives were paid to executives based on a combination of the achievement of pre-determined corporate and business unit-specific measures and individual performance. The incentive plan was designed to tie executive annual incentives to the achievement of key goals of Exelon and, as applicable, the executive's particular business unit.

        For 2004, the annual incentive payments to Mr. Rowe and each of nine other senior executives was funded from a hypothetical incentive pool established by the Exelon board of directors under a shareholder-approved plan which is intended to comply with Section 162(m) of the Internal Revenue Code. The incentive pool was funded with 1.5% of Exelon's operating income. The Exelon board of directors determined a lesser award based on the achievement of earnings per share for Mr. Rowe in the amount of $1,675,000.

        Mr. Rowe's 2004 Annual Incentive.    The Committee and the Exelon board of directors exercised negative discretion to approve an annual incentive of $1,675,000 for Mr. Rowe consistent with the methodology used to determine the awards payable to other employees based on Exelon's earnings per share.

        In evaluating Mr. Rowe's performance, the directors also considered the leadership demonstrated in positioning Exelon for the future.

        Other Named Executive Officers' 2004 Annual Incentives.    The final 2004 incentive plan payouts as approved by the Committee for the other named executive officers listed in the Summary Compensation Table under "—Executive Compensation" also reflect the Committee's exercise of negative discretion and were determined consistent with the methodology used to determine the awards payable to other employees based on Exelon's earnings per share and also reflect each individual's performance.

        How Compensation is Used to Focus Management in Long-Term Value Creation.    Exelon established a long-term incentive program that includes a combination of non-qualified stock options (60%) and performance shares (40%). Exelon granted long-term incentives in the form of stock options to key management employees, including the named executive officers, effective January 26, 2004. The purpose of stock options is to align compensation directly to increases in shareholder value. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. Options typically vest over a four-year period and have a term of ten years.

        Stock Option Awards.    Mr. Rowe received a grant of 400,000 non-qualified stock options on January 26, 2004. Other senior executives received grants on January 26, 2004 to motivate them to achieve stock appreciation in support of shareholder value.

        Exelon Performance Share Awards.    Long-term incentives were awarded in the form of restricted stock to retain key executives engaged in positioning Exelon. Awards were determined based upon the successful completion of strategic goals designed to achieve long-term business success and increased shareholder value. Depending on Exelon's performance each year, the Committee could award performance shares with prohibitions on sale or transfer until the restrictions lapse.

        Performance shares are paid in shares of Exelon common stock: 33% vest upon the award date, 33% vest the following year and 33% vest the year after that.

        The 2004 Long-Term Performance Share Program was based on Total Shareholder Return ("TSR"), comparing Exelon to companies listed on the Dow Jones Utility Index and the Standard and Poor's 500 Index using a three-year TSR compounded monthly. The other component in determining the award was 2004 cash savings from The Exelon Way initiative.

        The Exelon board of directors approved Mr. Rowe's Performance Share Award of 116,662 shares. Beginning in 2004, executives were permitted to receive earned awards in stock and cash if they achieved 125% of their stock ownership requirement. Mr. Rowe exceeded the 125% of stock ownership (five times base salary) and opted for the payment in stock and cash. All other executives named also received Performance Share Awards in a similar manner.

        Senior management recommended and the Exelon board of directors approved a modest reduction to the 2004 Long-Term Performance Share Award Program of 10% for the Chairman and Chief Executive Officer and 5% for all other participants. This award reduction partially offset the expense associated with a one-time payment made to non-executive employees to assist them with the cost of medical plan charges in 2005.

        Executive Perquisites.    Exelon provides a package of perquisites designed to attract and retain executive officers to the company. All perquisites are intended to serve a specific business need for the benefit of the company; however, it is understood that some may be used for personal reasons as well. When perquisites are utilized for purely personal reasons, the cost is imputed to the officer as income and the officer is responsible for all applicable taxes; however, in certain cases, the personal benefit is closely associated with the business purpose and the company reimburses the officer for the taxes due on the imputed income. The perquisite program was benchmarked against large energy and general industry companies and found to be appropriate. Specific perquisites include the following: an annual allowance toward a company provided vehicle including all related costs such as gas, maintenance, insurance, and parking where applicable; memberships to certain dining, health, and airline clubs; access to financial, estate, and tax planning services; reimbursement for spousal travel to company or industry events at which it is customary to bring spouses or guests; and one comprehensive physical examination per year. Mr. Rowe, as part of his relocation package negotiated separately with Unicom Corporation, is reimbursed for storage costs for certain personal items. Both the CEO and president were also entitled to limited personal use of a company chauffeur for commuting as well as limited personal use of the corporate jet aircraft.

        Ability to Deduct Executive Compensation.    Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a chief executive officer or other person among the four other highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and applicable regulations remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee's policy has been to seek to cause executive incentive compensation to qualify as "performance-based" in order to preserve its deductibility for federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs.

        For 2004, the Committee approved an annual incentive award plan design that provided for the final awards paid to named executive officers to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

April 26, 2005
 Exelon Compensation Committee
Edward A. Brennan, Chair
M. Walter D'Alessio
Rosemarie B. Greco
Ronald Rubin
Richard L. Thomas

Stock Performance Graph

        The performance graph below illustrates a five-year comparison of cumulative total returns based on an initial investment of $100 in PECO Energy Company common stock that was exchanged for Exelon Corporation common stock in the share exchange on October 20, 2000 as compared with the S&P 500 Stock Index and the S&P Utility Average for the period 1999 through 2004.

        This performance chart assumes:

  •
  $100 invested on December 31, 1999 in PECO Energy Company common stock in the S&P 500 Stock Index and in the S&P Utility Index;

  •
  all dividends are reinvested; and

  •
  PECO Energy common stock exchanged for Exelon Corporation common stock on a 1:1 basis on October 20, 2000.

Comparison of Five-Year Cumulative Return

Executive Compensation

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation (See Note 1) ($)	Restricted Stock Award (See Notes 2 and 3) ($)	Number of Options (See Note 4) (#)	Payouts (See Notes 2 and 5) ($)	All Other Compensation (See Notes 2 and 6) ($)
John W. Rowe Chairman, President & Chief Executive Officer, Exelon Corp.	2004 2003 2002	1,241,346 1,185,289 1,104,000	1,675,000 1,400,000 1,550,000	357,431 342,341 185,121	1,480,279 2,733,360 1,909,985	400,000 350,000 400,000	1,666,322 — —	2,153,432 191,851 184,189
Robert S. Shapard Executive Vice President & Chief Financial Officer, Exelon Corp.	2004 2003 2002	531,538 512,404 96,154	501,830 411,362 83,609	2,268 2,727 72,344	404,218 634,530 837,742	80,000 72,000 40,000	426,400 — —	513,859 64,319 5,148
John L. Skolds Executive Vice President, Exelon Corp.	2004 2003 2002	571,154 530,673 492,423	462,239 393,837 499,800	3,472 2,762 121,510	739,118 634,530 416,724	80,000 80,000 90,000	426,400	514,883 64,276 62,363
Pamela B. Strobel Executive Vice President, Exelon Corp.	2004 2003 2002	521,538 500,673 474,923	492,450 403,374 470,400	7,563 7,349 6,811	404,218 634,530 520,905	80,000 72,000 120,000	426,400 — —	503,632 54,006 52,718
Randall E. Mehrberg Executive Vice President & General Counsel, Exelon Corp.	2004 2003 2002	494,807 466,538 435,288	469,000 375,418 389,639	6,159 6,248 6,218	404,218 634,530 418,740	80,000 72,000 90,000	426,400 — —	499,737 49,741 48,582
Oliver D. Kingsley, Jr. President & Chief Operating Officer, Exelon Corp. through 10/31/2004	2004 2003 2002	768,269 824,038 728,634	1,139,000 969,924 823,680	218,497 185,294 102,387	— 1,164,737 2,373,140	140,000 120,000 160,000	2,238,570 — —	12,105,852 180,591 175,821	(6)

Notes to Summary Compensation Table

1.
The amounts shown under the column labeled "Other Annual Compensation" include perquisites and other personal benefits if the aggregate amount exceeds $50,000, and/or amounts reimbursed for the payment of taxes. Executive officers receive certain perquisites commensurate with their position. These include an allowance for a company provided automobile and parking, memberships in certain dining, health, and airline clubs, access to financial, estate, and tax planning services, reimbursement for spousal travel to company or industry events at which it is customary to bring spouses or guests, and one comprehensive physical examination per year. Mr. Rowe, through his initial relocation agreement negotiated separately with Unicom Corporation is also entitled to company provided storage costs for certain personal items. Mr. Rowe and Mr. Kingsley were also entitled to limited use of a company chauffer for commuting and limited personal use of corporate jet aircraft. For Mr. Rowe, the amount shown for 2004 includes $266,877 for personal use of corporate jet aircraft, and $26,040 for the reimbursement of taxes. For Mr. Kingsley, the amount shown for 2004 includes $149,631 for personal use of corporate jet aircraft and $15,408 for the reimbursement of taxes. For Messrs. Shapard, Skolds, Mehrberg and Ms. Strobel, the value of all perquisites received does not exceed $50,000, and the amounts shown represent payments for the reimbursement of taxes.

2.
Exelon has a performance share award program under its Long-Term Incentive Plan. Awards made prior to January 2005 were settled in restricted stock that vested one-third upon the grant date and one-third upon each of the first and second anniversaries of the grant date. Beginning with awards made in January 2005 and for amounts vesting in 2005, if the participant has achieved 125% of the participant's stock ownership requirement, the performance shares are settled approximately one-half in cash and one-half in stock, with the same vesting schedule as before. For the 3 year performance period ended December 31, 2004, Mr. Rowe was granted 116,662 shares, Messrs. Shapard, Skolds and Mehrberg and Ms. Strobel were each granted 29,853 shares, and Mr. Kingsley was granted 52,242 shares. These shares were valued at $42.85 per share. The amount of these grants that vested immediately is shown in the column headed "Long Term Compensation—Payouts," while the amount that will be settled in stock and will vest on the first and second anniversaries of the award is shown in the column headed "Restricted Stock Awards" and the amount that may be settled in stock or cash (depending on the participant's stock ownership on the first and second anniversaries of the grant) is shown in the column headed "All Other Compensation."

3.
This column reports the value of the restricted stock portion of performance share awards as well as other restricted awards granted to individuals during the preceding year by the Exelon compensation committee and the Exelon board of directors in recognition of specific accomplishments and/or significant increases in job responsibilities. Mr. Skolds received a grant of 10,000 shares on February 1, 2004, valued at $33.49 per share, which will all vest on February 1, 2009. During that time Mr. Skolds will receive the dividends payable on these shares. The number of shares and the share price has been adjusted to reflect the 2 for 1 stock split on May 5, 2004.

The named executive officers held the amounts of restricted shares, including unvested performance shares granted with respect to the 3-year performance periods ending December 31, 2003 and December 31, 2002, as shown in the following table. Unvested restricted and performance shares continue to receive dividends. The value of restricted shares and unvested performance shares shown below in columns [A] and [B] is based on the December 31, 2004 closing price of Exelon common stock, $44.07, except for Mr. Kingsley's shares of Exelon common stock, which are valued at $39.62 as of October 31, 2004, the last day of his employment.

Columns [C], [D] and [E] in the following table include the amounts and value of restricted and unvested performance shares after the grant and vesting of performance shares on January 24, 2005. Column [C] shows the number of restricted shares and unvested performance shares that will be settled in stock, column [D] shows the number of performance shares that may be settled in cash or stock, depending on the participant's stock ownership at the date of vesting, and column [E] shows the total value of the restricted shares and performance shares shown in columns [C] and [D] as of January 24, 2005, when the closing price of Exelon common stock was $42.85.

	[A] Number of Restricted and Unvested Performance Shares as of 12/31/2004 (#)	[B] Value of Restricted and Unvested Performance Shares as of 12/31/2004 ($)	[C] Number of Shares That Will Be Settled In Stock (#)	[D] Number of Shares That May Be Settled in Cash or Stock (#)	[E] Total Value of Shares in Columns [C] +[D] as of 1/24/05 ($)
John W. Rowe	85,380	3,762,699	49,029	57,712	4,573,825
Robert S. Shapard	44,925	1,979,840	42,795	13,831	2,426,432
John L. Skolds	47,947	2,113,031	41,305	13,831	2,362,585
Pamela B. Strobel	20,934	922,577	12,795	13,831	1,140,932
Randall E. Mehrberg	19,437	856,595	12,795	13,831	1,140,932
Oliver D. Kingsley, Jr.	76,339	3,024,571	—	—	—
4.
Options granted prior to May 5, 2004 reflect the effect of a 2 for 1 stock split as of that date.

5.
The amounts shown under the column labeled "Long Term Compensation—Payouts" represent the value of the one third of the total performance share award, granted with respect to a three year performance period ending December 31, 2004, which vested immediately on the date of grant. Officers who have reached 125% of their stock ownership requirement will receive a portion of their vested shares in cash. Mr. Kingsley's entire award vested upon grant because of his retirement. The amount of cash and the value of the vested shares of stock are as follows:

	Cash Payout ($)	Value of Vested Shares ($)
John W. Rowe	927,060	739,262
Robert S. Shapard	—	426,400
John L. Skolds	224,277	202,123
Pamela B. Strobel	224,277	202,123
Randall E. Mehrberg	—	426,400
Oliver D. Kingsley, Jr.	1,177,518	1,061,052
6.
The amounts shown under the column labeled "All Other Compensation" include Exelon-paid matching contributions to qualified and non-qualified savings plans, the amounts paid as premiums for term life insurance policies for certain executives (for Mr. Rowe, a term life policy and a whole life policy), and the value of the unvested two-thirds of the performance share award granted with respect to the three-year performance period ending December 31, 2004 which will be paid out in cash or stock at the time of vesting in 2006 and 2007, depending upon the participants' stock ownership at that time.

	Value of Company Contributions to Savings Plans ($)	Value of Unvested Performance Shares From Current Grant ($)	Company Paid Term Life Insurance Premiums ($)	Other Items ($)
John W. Rowe	62,067	1,852,366	238,999	—
Robert S. Shapard	26,577	448,583	38,699
John L. Skolds	28,558	448,583	37,742
Pamela B. Strobel	26,077	448,583	28,972
Randall E. Mehrberg	24,740	448,583	26,414
Oliver D. Kingsley, Jr.	35,962	0	139,389	11,930,501

Pursuant to Mr. Kingsley's employment agreement, he was entitled to an enhanced supplemental retirement benefit calculated as if he had 32 years of service. He received a lump sum distribution of $10,430,500.67 in accordance with his previous election. This distribution is included in the above table. In January 2005, Exelon paid on Mr. Kingsley's behalf $151,242.26 in FICA taxes due on the distribution and $119,481.39 for income taxes payable by Mr. Kingsley by reason of the payment of FICA taxes on his behalf. These additional amounts were treated as income to Mr. Kingsley in 2004 but are not included in the above table.

Also, Exelon will reimburse Mr. Kingsley up to $100,000 in any year for his daughter's medical care expenses not otherwise covered by insurance for a 15 year period which commenced on the date of his retirement. The estimated value of this benefit is $1,500,000.

Pursuant to Mr. Kingsley's employment agreement, his outstanding restricted shares and outstanding performance shares vested upon his retirement. Mr. Kingsley and Exelon entered into a share repurchase agreement through which Exelon purchased from Mr. Kingsley a total of 360,000 shares in two transactions at the weighted average market price over a ten-day period prior to the repurchase date. Exelon paid Mr. Kingsley $7,032,387 for 172,765 shares repurchased on November 17, 2004. Exelon also paid Mr. Kingsley $8,297,933 for 187,235 shares of Exelon common stock repurchased on February 9, 2005. The amounts paid to Mr. Kingsley for repurchase of his shares of Exelon common stock are not included in the above table.

Option Grants for 2004

	Individual Grants (See Note 1)
	Number of Securities Underlying Options Granted (See Note 1) (#)	Percentage of Total Options Granted to Employees in 2004 (%)	Exercise or Base Price (See Note 1) ($ / Share)	Options Expiration Date	Grant Date Present Value (See Note 2) ($)
John W. Rowe	400,000	5.72%	32.54	01/15/2014	2,228,000
Robert S. Shapard	80,000	1.14%	32.54	01/15/2014	445,600
John L. Skolds	80,000	1.14%	32.54	01/15/2014	445,600
Pamela B. Strobel	80,000	1.14%	32.54	01/15/2014	445,600
Randall E. Mehrberg	80,000	1.14%	32.54	01/15/2014	445,600
Oliver D. Kingsley, Jr.	140,000	2.00%	32.54	01/15/2014	779,800

1.
The number of options granted and the exercise or base price have been adjusted to reflect the 2 for 1 stock split which was effective on May 5, 2004.

2.
The "grant date present values" indicated in the Option Grants Table above are estimates based on the Black Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price of the option on the date that the options are exercised. There is no certainty that the value realized will be at or near the value estimated by the Black Scholes option pricing model.

The assumptions used for the Black Scholes model are as of the date of grants, January 26, 2004, and are as follows: Risk free interest rate: 3.26%; Volatility: 22.84%; Dividend Yield: 3.30%; and time of exercise: 5 years.

Option Exercises & Year End Value

	As of December 31, 2004 (See Note 1)
			Number of Securities Underlying Remaining Options		Dollar Value of In-the-Money Options
	Number of Shares Acquired by Exercise (#)	Dollar Value Realized From Exercise ($)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
John W. Rowe (See Note 2)	206,256	3,853,893	1,894,111	795,833	33,102,690	12,417,056
Robert S. Shapard	—	—	44,668	147,332	868,663	2,223,617
John L. Skolds	—	—	240,000	170,000	3,913,100	2,696,600
Pamela B. Strobel	40,000	501,460	302,500	174,000	5,195,370	2,787,110
Randall E. Mehrberg	78,000	755,010	126,000	164,000	1,489,320	2,581,010
Oliver D. Kingsley, Jr. (See Note 3)	218,500	3,066,112	724,000	-0-	11,576,280	-0-

1.
This table shows the number and value of exercisable and unexercisable stock options for the named executive officers during 2004. The value is determined using the closing market price of Exelon common stock on December 31, 2004, which was $44.07, less the exercise price of the options. All options whose exercise price exceeds the market price at the day of determination are valued at zero. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

2.
All options exercised by Mr. Rowe during 2004 were done in accordance with a Rule 10b5-1 Trading Plan, which was entered into on February 3, 2004 when Mr. Rowe was unaware of any material adverse information in regard to current and prospective operations of Exelon which had not been publicly disclosed. The dates of the sales were set at the time the trading plan was established.

3.
All of Mr. Kingsley's non-vested stock options became vested upon his retirement.

Long-Term Incentive Plans—Awards in Last Fiscal Year

	Number of Shares, Units or Other Rights (See Note 1) (#)		Estimated Future Payouts Under Non-Stock Price-Based Plans (See Note 2)
		Performance Period until Maturation or Payout
			Threshold (#)	Target (#)	Maximum (#)
John W. Rowe	N/A	3 years	33,000	66,000	132,000
Robert S. Shapard	N/A	3 years	8,000	16,000	32,000
John L. Skolds	N/A	3 years	8,000	16,000	32,000
Pamela B. Strobel	N/A	3 years	8,000	16,000	32,000
Randall E. Mehrberg	N/A	3 years	8,000	16,000	32,000
Oliver D. Kingsley, Jr.	N/A	3 years	14,000	28,000	56,000

1.
Exelon's Long-Term Performance Share Award program under the Long-Term Incentive Plan provides incentives to key executives in the form of restricted stock and cash. Awards are determined upon the successful completion of strategic goals designed to achieve long term business success and increased shareholder value. These goals include Exelon's TSR over the previous three years relative to established benchmarks including a peer group of companies listed on the Dow Jones Utility Index and the Standard & Poor's 500 Index and a quantifiable cash savings goal aligned with The Exelon Way initiative. Grants under the Long-Term Performance Share Award Program for 2004 are reflected in the Summary Compensation Table under "—Executive Compensation." See Note 2 to that table.

2.
A target number of performance shares is established for each participant which is commensurate with the participant's base salary. Based on measured performance as described above, participants may earn up to 200% of their target and may earn nothing if thresholds are not met. Shares listed under the Threshold, Target and Maximum columns have been adjusted to reflect the 2 for 1 stock split effective on May 5, 2004.

Retirement Plans

        The following tables show the estimated annual retirement benefits payable on a straight-life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under Exelon's non-contributory retirement plans. The amounts shown in the table are not subject to any reductions for social security or other offset amounts.

        Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans which cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to transfer to a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

        Covered compensation under the plans generally includes salary and bonus which is disclosed in the Summary Compensation Table under "—Executive Compensation" for the named executive officers. The calculation of retirement benefits under the Exelon Corporation Retirement Program is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Benefit Formula and for the highest four-year period (three-year for certain represented employees) under the ComEd Service Annuity Benefit Formula.

        The Internal Revenue Code limits the individual annual compensation that may be taken into account under tax-qualified retirement plan to $205,000 as of January 1, 2004 and the amount that an individual may accrue in one year under such a defined benefit plan to $165,000 as of January 1, 2004. As permitted by the Employee Retirement Income Security Act of 1974, as amended, Exelon sponsors supplemental pension plans which allow the payment to certain individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits.

PECO Energy Service Annuity Formula Table

	Annual Normal Retirement Benefits Based on Specified Years of Service & Earnings
Highest 5-Year Average Earnings
	10 years	15 years	20 years	25 years	30 years	35 years	40 years
$100,000	$18,960	$25,940	$32,921	$39,901	$46,881	$53,861	$60,841
200,000	39,460	54,190	68,921	83,651	98,381	113,111	127,841
300,000	59,960	82,440	104,921	127,401	149,881	172,361	194,841
400,000	80,460	110,690	140,921	171,151	201,381	231,611	261,841
500,000	100,960	138,940	176,921	214,901	252,881	290,861	328,841
600,000	121,460	167,190	212,921	258,651	304,381	350,111	395,841
700,000	141,960	195,440	248,921	302,401	355,881	409,361	462,841
800,000	162,460	223,690	284,921	346,151	407,381	468,611	529,841
900,000	182,960	251,940	320,921	389,901	458,881	527,861	596,841
1,000,000	203,460	280,190	356,921	433,651	510,381	587,111	663,841

Commonwealth Edison Service Annuity Formula Table

	Annual Normal Retirement Benefits Based on Specified Years of Service & Earnings
Highest 4-Year Average Earnings
	10 years	15 years	20 years	25 years	30 years	35 years	40 years
$100,000	$16,914	$28,699	$39,599	$49,808	$59,490	$68,776	$77,761
200,000	33,978	58,237	80,680	101,694	121,601	140,652	159,043
300,000	51,041	87,775	121,760	153,580	183,711	212,528	240,324
400,000	68,103	117,312	162,841	205,466	245,822	284,404	321,604
500,000	85,169	146,849	203,921	257,352	307,933	356,281	402,886
600,000	102,233	176,387	245,002	309,238	370,043	428,157	484,167
700,000	119,296	205,924	286,082	361,124	432,153	500,034	565,447
800,000	136,360	235,462	327,163	413,011	494,263	571,910	646,728
900,000	153,424	264,999	368,243	464,897	556,374	643,786	728,009
1,000,000	170,488	294,537	409,324	516,783	618,484	715,662	809,290

        Credited Years of Service.    The executive officers who are named in the Summary Compensation Table under "—Executive Compensation" have the following credited years of service for qualified and/or supplemental pension plan purposes as of December 31, 2004, (October 31, 2004 for Mr. Kingsley). (partial years are not included):

John W. Rowe	26 years
John L. Skolds	4 years
Pamela B. Strobel	20 years
Randall E. Mehrberg	4 years
Oliver D. Kingsley, Jr.	32 years

        In addition, Mr. Mehrberg will receive an additional 10 years of service under the supplemental pension plan upon his 5th anniversary of employment, provided he does not earlier resign his employment. Mr. Skolds will receive an additional 7 1/2 years of service under the supplemental pension plan upon his 5th anniversary of employment and 7 1/2 years of service upon his 10th anniversary, provided he does not earlier resign his employment.

        As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under change in control agreements first entered into after such date. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successor agreements or arrangements) are not affected by this policy.

        Cash Balance Pension Plan.    Mr. Shapard participates in the Exelon Corporation Cash Balance Pension Plan. Under that plan, a notional account is established for each participant. For each participant, the account balance grows as a result of annual benefit credits during the participant's period of employment and annual investment credits.

        Currently, the benefit credit under the plan is 5.75% of base pay and annual incentive award (subject to applicable Internal Revenue Code limit). The annual investment credit is the greater of 4% or the average for the year of the S&P 500 Index and the applicable interest rate used under Section 417(e) of the Internal Revenue Code to determine lump sums, determined as of November of such year.

        Benefits are vested and nonforfeitable after completion of at least five years of service, and are payable following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the Cash Balance Pension Plan.

        As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the non-qualified pension plan that supplements the Exelon Corporation Cash Balance Pension Plan for any period in which services are not actually performed, except that (1) service credits may be granted to a newly-hired executive to make the executive whole for the loss of pension benefits from the executive's prior employer, (2) performance-based service credits may be granted under the supplemental plan and (3) up to two years of service credits may be provided under change in control agreements first entered into after such date. Exelon will publicly disclose the methods used to determine any grants described under clauses (1) or (2) of the preceeding sentence. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successor agreements or arrangements) are not affected by this policy.

Employment Agreements

        Employment Agreement with Mr. Rowe.    Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe has been serving as Chief Executive Officer of Exelon, Chairman of the Board and a member of the Exelon board of directors since the 2002 annual meeting of shareholders.

        Under the employment agreement, which continues in effect until Mr. Rowe's termination, Mr. Rowe's annual base salary is determined by Exelon's compensation committee. He is eligible to participate in the annual incentive award program, long-term incentive plan and all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon on the same basis as other senior executives of Exelon. His life insurance coverage will be at least three times his base salary.

        In addition, Mr. Rowe is entitled to receive a special supplemental executive retirement plan, the "SERP," benefit upon termination of employment for any reason other than for cause. The special

SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe's SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if:

  •
  he had attained age 60 (or his actual age, if greater);

  •
  he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary after that date and prior to termination; and

  •
  his annual incentive awards for each of 1998 and 1999 had been $300,000 greater than the annual incentive awards he actually received for those years.

        On February 19, 1999, Mr. Rowe was granted a right to receive, on termination of employment, 24,688 shares of Exelon common stock, increased by the number of shares that could have been acquired with dividends on such number of shares after that date and subject to adjustment for events such as recapitalization, merger, or stock splits.

        Except as provided below, if Exelon terminates Mr. Rowe's employment for reasons other than cause, death or disability or if he terminates employment for good reason, he would be entitled to the following benefits:

  •
  a lump sum payment of Mr. Rowe's accrued but unpaid base salary and annual incentive, and a prorated annual bonus for the year in which his employment terminates;

  •
  for a two-year severance period following the termination of employment, continued payment of base salary and continued payment of an annual incentive equal to either the annual incentive for the last year ending prior to termination or the average of the annual incentives payable with respect to Mr. Rowe's last three full years of employment, whichever is greater;

  •
  for the two-year severance period, continuation of life, disability, accident, health and other welfare benefits for him and his family, plus post-retirement health care coverage for him and his wife for the remainder of their respective lives;

  •
  all exercisable options remain exercisable until the applicable option expiration date;

  •
  unvested options continue to become exercisable during the two-year severance period and thereafter remain exercisable until the applicable option expiration date; and

  •
  unvested performance shares become vested and no longer subject to restrictions, with any performance shares for the year in which the termination occurs becoming vested as if the target award for such year were met.

        The term "good reason" means any material breach of the employment agreement by Exelon, including:

  •
  a failure to provide compensation and benefits required under the employment agreement;

  •
  causing Mr. Rowe to report to someone other than the Exelon board of directors;

  •
  any material adverse change in Mr. Rowe's status, responsibilities or perquisites; or

  •
  any announcement by the Exelon board of directors without Mr. Rowe's consent that Exelon is seeking a replacement for Mr. Rowe.

        The term "cause" means any of the following:

  •
  conviction of a felony or a misdemeanor involving moral turpitude, fraud or dishonesty;

  •
  willful misconduct in the performance of duties intended to personally benefit the executive; or

  •
  material breach of the agreement (other than as a result of incapacity due to physical or mental illness), unless cured within the time specified in the agreement.

        In connection with Exelon's entry into the merger agreement, Mr. Rowe's employment agreement was amended to provide that Mr. Ferland's service as non-executive Chairman of the Exelon board of directors for the periods described in the Amended and Restated By-laws of Exelon to be adopted upon completion of the merger will not constitute "good reason." Therefore, Mr. Rowe is not entitled to any severance payments as a result of the merger with PSEG.

        Mr. Rowe would receive the termination benefits described under "—Other Change in Control Employment Agreements and Severance Plan" below rather than the benefits described in the previous paragraph, if Exelon terminates Mr. Rowe without cause or he terminates with good reason, and

  •
  the termination occurs within 24 months after a change in control of Exelon or within 18 months after a Significant Acquisition (as each is described under "—Other Change in Control Employment Agreements and Severance Plan"); or

  •
  Mr. Rowe resigns before normal retirement because of the failure to be appointed or elected as the sole Chief Executive Officer and Chairman of the Board and as a member of the Exelon board of directors, except that:

  •
  instead of receiving the target annual incentive for the year in which termination occurs, Mr. Rowe will receive an annual incentive award for the year in which termination occurs, based on the higher of the prior year's annual incentive payment or the average annual incentives paid over the prior three years;

  •
  in determining the severance payment for Mr. Rowe, the average incentive awards for three years preceding the termination will be used rather than a two year average;

  •
  following the three-year period during which welfare benefits are continued, Mr. Rowe and his wife will be eligible to receive post-retirement health care coverage; and

  •
  change in control benefits are not provided to Mr. Rowe for a termination of employment in the event of a Disaggregation (see "—Other Change in Control Employment Agreements and Severance Plan" for a discussion of this term).

        With respect to a termination of employment during the change in control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason:

  •
  a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority;

  •
  the failure of any successor to assume his employment agreement;

  •
  a relocation of Exelon's office by more than 50 miles; or

  •
  a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

        Mr. Rowe is subject to confidentiality restrictions and to non-competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment.

        Employment Agreement and Share Purchase Agreement with Mr. Oliver D. Kingsley.    Mr. Kingsley retired on November 1, 2004 as President and Chief Operating Officer of Exelon.

        The terms of Mr. Kingsley's employment agreement with Exelon prior to his retirement are described below.

        Exelon and Exelon Generation entered into an amended employment agreement with Mr. Kingsley as of September 5, 2002, which restated his employment agreement with Commonwealth Edison Company in effect at the time of the merger forming Exelon and under which Mr. Kingsley agreed to serve as senior executive vice president of Exelon. Mr. Kingsley's employment agreement was further amended as of April 28, 2003, at which time he agreed to serve as President and Chief Operating Officer of Exelon.

        Under the amended employment agreement, Mr. Kingsley's annual base salary was $850,000, and his target performance award under the annual incentive plan was 85% of his base salary, with a maximum payout of 170% of his base salary. Mr. Kingsley was eligible to participate in long-term incentive, stock option, and other equity incentive plans, savings and retirement plans and welfare plans, and to receive fringe benefits on the same basis as peer executives of Exelon. Mr. Kingsley was also entitled to 30 days of paid vacation per year.

        In addition, Exelon will reimburse Mr. Kingsley for his daughter's medical care expenses for a 15-year period (up to $100,000 in any year) that commenced upon his retirement.

        Mr. Kingsley received a grant of 35,000 shares of restricted stock on September 5, 2002, which accelerated upon his retirement on October 31, 2004.

        Mr. Kingsley became eligible to elect retiree health coverage on the same terms as peer employees eligible for early retirement benefits at the time of his retirement. All restricted stock and all his stock options fully vested at the time of his retirement. Options remain exercisable until (1) the option expiration date for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his retirement or the option's expiration date, for options granted after that date.

        Mr. Kingsley's amended employment agreement provides for an enhanced supplemental retirement benefit determined by treating him under the SERP as if he had 30 years of service as of October 31, 2002, plus (1) one additional year each October 31 during his employment and (2) an additional year for each year during the severance period described below. Severance payments will be included in compensation under the SERP. The enhanced SERP benefits were paid to Mr. Kingsley upon his retirement.

        Mr. Kingsley's amended employment agreement contains confidentiality requirements and also non-competition, non-solicitation and non-disparagement provisions, which are effective for two years following his retirement.

        On November 8, 2004, Exelon entered into a share repurchase agreement with Mr. Kingsley with respect to certain shares of Exelon common stock that Mr. Kingsley held or had the right to acquire. Under the agreement, Exelon repurchased 172,765 shares of Exelon common stock held by Mr. Kingsley on November 17, 2004 for $7,032,387 and 187,235 shares of Exelon common stock held by Mr. Kingsley on February 9, 2005 for $8,297,933.

        Mr. Kingsley has agreed that he will not transfer any of his remaining shares of Exelon common stock prior to May 1, 2005, that he may transfer up to 360,000 shares of Exelon common stock between May 1, 2005 and December 31, 2005, and may freely transfer any other shares after January 1, 2006. During the transfer restriction periods, the agreement does permit transfers of shares to two specified Kingsley family trusts, which would be bound by the provisions of the agreement following any such transfer.

        Other Change in Control Employment Agreements and Severance Plan.    Exelon has entered into change in control employment agreements with the named executive officers other than Mr. Rowe, which generally protect such executives' position and compensation levels for two years after a change in control of Exelon. Those agreements were restated and generally became effective May 1, 2004 for a period of two years, subject to an annual extension each subsequent May 1 if there has not been a change in control. Under the restated change in control employment agreements, the circumstances under which an executive can terminate employment for "good reason" are narrower and the circumstances under which Exelon can terminate the executive's employment for "cause" are broader than under the prior agreements. However, the definition of a change in control was not changed and the level of severance benefits was not reduced under the restated agreements.

        During the 24-month period following a change in control (or during the 18-month period following another significant corporate transaction affecting the executive's business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a "Significant Acquisition")) if a named executive officer resigns for good reason or if the executive's employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

  •
  the executive's target annual incentive for the year in which termination occurs;

  •
  severance payments equal to three times the sum of (1) the executive's base salary plus (2) the higher of the executive's target annual incentive for the year of termination or the executive's average annual incentive award payments for the two years preceding the termination;

  •
  a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had three additional years of age and years of service (two years for executives who entered into such agreements after 2003) and (3) the severance pay constituted covered compensation for purposes of the SERP;

  •
  a cash payment equal to the actuarial equivalent present value of the unvested portion of the executive's accrued benefits under Exelon's defined benefit retirement plan;

  •
  all options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option's expiration date, for options granted after that date;

  •
  life, disability, accident, health and other welfare benefit coverage continues for three years, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

  •
  outplacement services for at least twelve months.

        The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive's business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a "Disaggregation").

        A change in control generally occurs:

  •
  when any person acquires 20% of Exelon's voting securities;

  •
  when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

  •
  upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon's operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

  •
  upon shareholder approval of a plan of complete liquidation or dissolution.

        "Good reason," under the change in control employment agreements generally includes any of the following occurring within 2 years after a change in control or Disaggregation or within 18 months after a Significant Acquisition:

  •
  a material adverse reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

  •
  failure of a successor to assume the agreement;

  •
  a material breach of the agreement by Exelon; or

  •
  any of the following, but only after a change in control or Disaggregation: (1) a material adverse reduction in the executive's position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

        "Cause" under the change in control employment agreements generally includes any of the following:

  •
  refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive's duties and responsibilities;

  •
  willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

  •
  commission of a felony or any crime involving dishonesty or moral turpitude;

  •
  material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

  •
  any breach of the executive's restrictive covenants.

        The mere occurrence of a Disaggregation is not "good reason."

        Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on "excess parachute payments" or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the "safe harbor" amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

        If a named executive officer other than Mr. Rowe resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not covered by an individual change in control employment agreement, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

  •
  pro-rated payment of the executive's target annual incentive for the year in which termination occurs;

  •
  for a two-year severance period, continued payment of base salary and continued payment of annual incentive equal to the executive's target incentive for the year in which the termination occurs;

  •
  a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

  •
  for the two-year severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

  •
  outplacement services for at least six months.

Payments are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" or under similar state or local law.

        Consummation of the merger is not a change in control and is not expected to be a Significant Acquisition under the change in control employment agreements or the Exelon Corporation Senior Management Severance Plan. However, the Exelon compensation committee recently considered changes to the Senior Management Severance Plan that would provide the following benefits to participating executives whose employment terminates in connection with the merger: (1) the executive's target annual incentive, rather than a pro-rated target annual incentive, for the year in which termination occurs, (2) use of the higher of the executive's target annual incentive in the year of termination or the executive's average annual incentives for the two years preceding termination, for purposes of determining the amount of continued annual incentive during the severance period, and (3) accelerated vesting of outstanding stock options and restricted stock awards. No such changes have been formally adopted to date, but it is currently anticipated that such changes may be adopted on or before the closing of the merger.

        "Good reason" is defined under the Senior Management Severance Plan as either of the following:

  •
  a material reduction of the executive's salary, incentive compensation opportunity or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

  •
  a material adverse reduction in the executive's position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the business unit that employs the executive, but excluding any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the business unit that employs the executive or (2) that generally places the executive in substantially the same level of responsibility.

        The definition of "cause" under the Senior Management Severance Plan is the same as the definition of such term under the restated individual change in control employment agreements.

        Exelon may also offer retention incentives to other selected employees whose continued services during the period prior to the closing are considered essential.

Report of the Exelon Audit Committee

        In fulfilling its responsibilities, the Exelon audit committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on SEC Form 10-K with Exelon Corporation's management and the independent accountants. The Exelon audit committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Exelon audit committee has discussed with the independent accountants the accountants' independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

        In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

        The committee has a charter that has been approved by the Exelon board of directors. A copy of the Exelon audit committee charter is attached to this joint proxy statement/prospectus as Annex G.

February 22, 2005
 Audit Committee
John M. Palms, Chair
M. Walter D'Alessio
Sue L. Gin
Richard L. Thomas

Transactions with Management and Others

        Pamela B. Strobel is an Executive Vice President of Exelon, and until April 2003 was the Vice Chair and Chief Executive Officer of Exelon Energy Delivery Company, the Chairman of Commonwealth Edison Company and PECO Energy Company, all of which are subsidiaries of Exelon. Ms. Strobel's husband, Russ M. Strobel, was elected President of Nicor Inc. in October 2002 and Chief Executive Officer of Nicor Gas, a subsidiary of Nicor, in November 2003, and was elected Chief Executive Officer of Nicor and appointed to the board of directors of Nicor and Nicor Gas in January 2004. Since January 1, 2004, Nicor Gas and ComEd have been parties to the following transactions, proposed transactions or business dealings:

  •
  Nicor Gas and ComEd are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are split evenly between Nicor Gas and ComEd, except that if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For the year 2004, Nicor Gas billed ComEd $1,511,794.13 and ComEd billed Nicor Gas $13,730,040.63. For year 2005, ComEd estimates that Nicor Gas will bill ComEd approximately $3,570,000 and that ComEd will bill Nicor Gas approximately $8,520,000.

  •
  Nicor Gas and Exelon Power Team are parties to an agreement entered into in May 2000 and expiring in May 2005, pursuant to which Nicor Gas transports gas to an electric generating station in Rockford, Illinois. In 2004, Exelon Power Team made $2,052,394 in payments under this agreement, and estimates that it will make payments of approximately $2,046,298 to Nicor Gas in 2005.

        Blank Rome LLP provided legal services to Exelon during 2004 and 2003. The firm has also provided legal and other related services to Exelon during 2005. Mr. Diaz, a member of the Exelon board of directors, became a partner of Blank Rome LLP in March 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon signed affirmations received from directors and officers, as well as administrative review of company plans and accounts administered by private brokers on behalf of directors and officers which have been disclosed to Exelon by the individual directors and officers, Exelon believes that its directors and officers made all required filings on a timely basis during 2004. However, in conducting a thorough review of the holdings of directors through brokers, Exelon discovered one filing that was not made on a timely basis. On June 1, 2004, Mr. G. Fred DiBona Jr.'s broker liquidated Mr. DiBona's Keogh account to transfer the account to another broker. Mr. DiBona was unaware that the account was being liquidated or that the account included a small amount of Exelon stock. The broker apparently overlooked his prior agreement to obtain approval before trading Exelon stock on behalf of Mr. DiBona. When the failure to report was discovered, Exelon immediately reviewed the details of the transaction with the reporting individual and made the necessary filing.

Beneficial Ownership

        The following table shows the ownership of Exelon Corporation common stock as of March 1, 2005 by (1) any person or entity that has publicly disclosed ownership of more than 5% of Exelon's outstanding stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all directors and executive officers as a group.

Beneficial Ownership Table

	Beneficially Owned Shares (See Note 1) [A] (#)	Shares Held in Company Plans (See Note 2) [B] (#)	Total Shares Held [C] = [A] + [B] (#)	Share Equivalents to be Settled in Cash or Stock (See Note 3) [D] (#)	Total Share Interest [E] = [C] + [D] (#)
5% Owners (see Note 5)
Wellington Management Company, LLP	42,937,621		42,937,621		42,937,621
Barclays Global Investors,NA	47,021,765		47,021,765		47,021,765
Capital Research and Management Company	37,541,800		37,541,800		37,541,800
Directors
Edward A. Brennan	7,999	11,308	19,307	9,909	29,216
M. Walter D'Alessio(6)	10,634	29,742	40,376	—	40,376
Nicholas DeBenedictis(7)	1,000	4,740	5,470	—	5,470
Bruce DeMars	9,146	8,799	17,945	—	17,945
Nelson A. Diaz	500	1,291	1,791	422	2,213
G. Fred DiBona, Jr.	1,600	15,260	16,860	—	16,860
Sue L. Gin	25,895	10,296	36,191	5,488	41,679
Rosemarie B. Greco	2,000	13,006	15,006	4,631	19,637
Edgar D. Jannotta	13,240	19,830	33,070	7,632	40,702
John M. Palms	2,603	24,454	27,057	—	27,057
William C. Richardson(8)	—	—	—	—	—
Thomas J. Ridge(9)	—	—	—	—	—
John W. Rogers, Jr.	11,374	10,732	22,106	5,276	27,382
Ronald Rubin	14,726	29,630	44,356	737	45,093
Richard L. Thomas	21,256	15,858	37,114	9,095	46,209
Named Officers
John W. Rowe	2,260,708	313,646	2,574,354	86,942	2,661,296
Robert S. Shapard(10)	0	26,907	26,907	982	27,889
John L. Skolds	327,160	94,252	421,412	20,399	441,741
Pamela B. Strobel	391,112	92,713	483,825	17,911	501,736
Randall E. Mehrberg	194,000	63,437	257,437	15,397	272,834
Oliver D. Kingsley, Jr.(11)	554,450	—	554,450	6,499	560,948
Total
Directors & Executive Officers as a group, 25 people (See Note 4)	4,945,356	1,007,998	5,953,354	220,994	6,174,348

1.
The shares listed above under Beneficially Owned Shares, Column [A], include shares that may be acquired from non-qualified stock options that are fully vested or that vest within 60 days after March 1, 2005.

2.
The shares listed above under Shares Held in Company Plans, Column [B], include restricted shares, deferred shares, and that portion of unvested performance shares that will be distributed as stock upon vesting.

3.
The shares listed above under Equivalent Shares to be Settled in Cash or Stock, Column [D], include the unvested portion of performance shares which may be settled in either cash or stock depending on whether the officer has achieved 125% of his or her stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

4.
Beneficial ownership, shown in Column [A], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock.

5.
In a Schedule 13G filed with the SEC on February 14, 2005, an investment adviser, Wellington Management Company, LLP, 75 State Street, Boston, MA 02109, disclosed that as of December 31, 2004, it was the beneficial owner of 42,937,621 shares or approximately 6.481% of Exelon's issued and outstanding shares. Wellington disclosed that it shared power to vote 24,094,410 shares and shared power to dispose of 42,937,621 shares.

In a Schedule 13G filed with the SEC on February 14, 2005, a bank, Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105, and its affiliates, including banks, investment advisers and broker/dealers, disclosed that as of December 31, 2004, they were the beneficial owners of an aggregate of 47,021,765 shares, or approximately 7.09% of Exelon's issued and outstanding shares. Barclays disclosed that it had the sole power to vote 41,789,460 shares and sole power to dispose of 47,021,765 shares.

In a Schedule 13G filed with the SEC on February 11, 2005, an investment adviser, Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071, disclosed that as of December 31, 2004, it is deemed to be the beneficial owner of 37,541,800 shares, or approximately 5.7% of Exelon's issued and outstanding shares, although it disclaimed beneficial ownership pursuant to Rule 13d-4. Capital Research disclosed that it had sole dispositive power of 37,541,800 shares.

6.
On February 23, 2005, Mr. D'Alessio exercised 6,000 stock options in which he swapped 1,931 previously owned shares and retained the 6,000 shares from the option exercise.

7.
On February 23, 2005, Mr. DeBenedictis purchased 1,000 shares in an open market transaction.

8.
On March 1, 2005, William C. Richardson became a director of Exelon. He currently owns no Exelon shares.

9.
On May 2, 2005, Thomas J. Ridge became a director of Exelon. He currently owns no Exelon shares.

10.
On February 28, 2005, Mr. Shapard resigned his position. Effective March 1, 2005 he forfeited all restricted shares, unvested performance shares, and unvested stock options. He subsequently exercised all vested stock options.

11.
On February 9, 2005, Exelon purchased 187,235 shares from Mr. Kingsley pursuant to a share repurchase agreement.

EXELON PROPOSAL 3:
AMENDMENT TO EXELON CORPORATION'S
AMENDED AND RESTATED ARTICLES OF INCORPORATION

General

        The Exelon board of directors has adopted, subject to shareholder approval, an amendment to Exelon's Amended and Restated Articles of Incorporation to provide for an increase in the number of authorized shares of Exelon common stock from 1,200,000,000 to 2,000,000,000 as set forth in Annex E. In the event this proposal is adopted by Exelon shareholders, but the merger agreement is terminated (without the merger being completed) prior to the filing of articles of amendment with the Secretary of State of the State of Pennsylvania giving effect to the amendment, Exelon will still file the articles of amendment.

        As of [    •    ], 2005, Exelon had approximately [    •    ] shares of Exelon common stock issued and outstanding. As of [    •    ], 2005, there were [    •    ] shares of Exelon common stock reserved for issuance pursuant to outstanding Exelon stock options and other equity-based awards. Based on the number of shares PSEG common stock outstanding and assuming the issuance of additional shares of PSEG common stock to raise up to $350 million of capital, as permitted by the merger agreement, at an assumed price of $[    •    ] per share as of [    •    ], 2005, if the merger is completed, Exelon will issue approximately [    •    ] additional shares of Exelon common stock to the PSEG shareholders. Based on the number of outstanding PSEG stock options and equity-based awards, if the merger is completed, Exelon will reserve for issuance approximately [    •    ] additional shares of Exelon common stock. Based on these numbers, as of [    •    ], 2005, if the merger is completed, Exelon will have only approximately [    •    ] shares of Exelon common stock authorized that are not outstanding and not reserved for issuance.

        Although Exelon's management currently has no definitive plans for the issuance of any additional authorized shares of Exelon common stock, the authorization of additional shares of Exelon common stock would permit the issuance for future stock dividends, possible acquisitions, stock option plans, and other appropriate corporate purposes. The additional shares of Exelon common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.

        The Exelon board of directors recommends a vote "FOR" the proposal to amend Exelon's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Exelon common stock from 1,200,000,000 to 2,000,000,000.

Vote Required

        Approval of the proposal to amend Exelon's Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote on the proposal, assuming a quorum is present.

EXELON PROPOSAL 4: RATIFICATION OF PRICEWATERHOUSECOOPERS
AS EXELON'S INDEPENDENT ACCOUNTANTS FOR 2005

General

        The Exelon board of directors selected PricewaterhouseCoopers LLP to be the independent accountants for Exelon Corporation and its subsidiaries in 2000 through a formal bidding process, and the shareholders voted to retain them for 2001, 2002, 2003 and 2004. The Exelon audit committee and the Exelon board of directors believe that PricewaterhouseCoopers' knowledge of Exelon is invaluable, especially as Exelon moves to greater competition in the energy market. Representatives of PricewaterhouseCoopers working on Exelon matters are periodically changed, providing Exelon with new expertise and experience. Representatives of PricewaterhouseCoopers have direct access to members of the Exelon audit committee and regularly attend their meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions and make a statement if they desire.

        In 2004, the Exelon audit committee reviewed the PricewaterhouseCoopers audit plan for 2005 and proposed fees and concluded that the scope of the audit was appropriate and the proposed fees were reasonable.

Fees

        Audit Fees.    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for the fiscal years ended December 31, 2004 and 2003 for the audit of Exelon's annual financial statements included in the Annual Report on Form 10-K, and for the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q or services that are normally provided by the independent accountants in connection with statutory and regulatory filing or engagements were $6,976,011 for 2004 and $3,968,729 for 2003.

        Audit-Related Fees.    The aggregate fees for assurance and related services reasonably related to the performance of the audit of Exelon's annual financial statements for the fiscal years ended December 31, 2004 and 2003 or reviews of the financial statements included in the Quarterly Reports on Form 10-Q and not included in the preceding paragraph were $2,127,923 for 2004 and $2,393,698 for 2003. These services included services traditionally performed by the independent accountants such as accounting assistance and due diligence in connection with proposed acquisitions or sales, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards.

        Tax Fees.    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2004 and 2003 were $593,903 for 2004 and $421,327 for 2003. These services included tax compliance and preparation services, including the preparation of original and amended tax returns, claims for refunds, and tax payment planning, costing $580,148 in 2004 and $398,269 in 2003, and tax advice and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities, costing $13,755 in 2004 and $23,118 in 2003.

        All Other Fees.    The aggregate fees billed for services rendered by PricewaterhouseCoopers, other than for the services covered in the three preceding paragraphs, for the fiscal years ended December 31, 2004, and 2003 were $45,387 for 2004 and $60,630 for 2003. In 2004 and 2003 these services included corporate executive programs.

        In July 2002 the Exelon audit committee adopted a policy for pre-approval of services to be performed by the independent accountants. The Exelon audit committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the Exelon audit committee will consider include services that do not impair the accountant's independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relation to financings, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the Exelon audit committee delegated authority to the committee's chairman to pre-approve such services. All other services must be pre-approved by the Exelon audit committee. The Exelon audit committee receives quarterly reports on all fees paid to the independent accountants. None of the services provided by the independent accountants was provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC's rules.

        The Exelon audit committee and the Exelon board of directors recommend a vote FOR the proposal to ratify PricewaterhouseCoopers LLP as Exelon's independent accountants for 2005.

Vote Required

        Approval of the proposal to ratify PricewaterhouseCoopers LLP as Exelon's independent accountants for 2005 requires the affirmative vote of a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote on the proposal, assuming a quorum is present.

EXELON PROPOSAL 5: APPROVAL OF EXELON CORPORATION
2006 LONG-TERM INCENTIVE PLAN

General

        The Exelon board of directors is proposing for shareholder approval the Exelon Corporation 2006 Long-Term Incentive Plan (the "2006 Plan"). The purposes of the 2006 Plan are:

  •
  to align the interests of Exelon shareholders and recipients of awards under the 2006 Plan by increasing the proprietary interest of such recipients in Exelon's growth and success;

  •
  to advance the interests of Exelon by attracting and retaining officers and other key management employees; and

  •
  to motivate such persons to act in the long-term best interests of Exelon and its shareholders.

        Under the 2006 Plan, Exelon may grant:

  •
  non-qualified stock options;

  •
  "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code);

  •
  stock appreciation rights ("SARs");

  •
  restricted stock and restricted stock units, including performance share awards ("Stock Awards"); and

  •
  performance units.

        As of [    •    ], 2005, approximately [    •    ] employees would be eligible to participate in the 2006 Plan.

Plan Highlights

        Some of the key features of the 2006 Plan include:

  •
  the 2006 Plan will be administered by a committee of the Exelon board of directors that is comprised entirely of independent directors;

  •
  options or SARs granted under the 2006 Plan may not be repriced without shareholder approval;

  •
  the number of shares initially authorized for grants under the 2006 Plan is limited to 24,000,000 (increased by the number of shares remaining available for future grants under Exelon's current Long-Term Incentive Plan, and subject to adjustment as described below);

  •
  the number of shares initially authorized for grants of Stock Awards and performance units under the 2006 Plan is limited to 8,000,000 (increased by the number of shares remaining available for future grants under Exelon's current Long-Term Incentive Plan, and subject to adjustment as described below); and

  •
  the purchase price of options and the base price for SARs granted under the 2006 Plan may not be less than the fair market value of Exelon common stock on the date of grant.

Description of the 2006 Plan

        The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Annex H and incorporated into this joint proxy statement/prospectus by reference.

        Administration.    The 2006 Plan will be administered by a committee of the Exelon board of directors (the "Plan Committee"). Each member of the Plan Committee will be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, will be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code and "independent" within the meaning of the rules of the New York Stock Exchange.

        Subject to the express provisions of the 2006 Plan, the Plan Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by a written agreement containing such provisions not inconsistent with the 2006 Plan as the Plan Committee will approve. The Plan Committee will also have authority to establish rules and regulations for administering the 2006 Plan and to decide questions of interpretation or application of any provision of the 2006 Plan. The Plan Committee may, subject to Section 162(m) of the Internal Revenue Code, take any action such that (1) any outstanding options and SARs become exercisable in part or in full, (2) all or any portion of a restricted period on any restricted stock or restricted stock units lapse, (3) all or a portion of any performance period applicable to any performance shares or performance units lapse and (4) any performance measures applicable to any outstanding award be deemed satisfied at the target level or any other level.

        Except with respect to (1) grants to officers of Exelon who are subject to Section 16 of the Exchange Act or whose title with Exelon is "executive vice president" or higher or decisions concerning the timing, pricing or amount of an award to such officer or other person and (2) grants to a person whose compensation is likely to be subject to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, the Plan Committee may delegate some or all of its power and authority to administer the 2006 Plan to the Chief Executive Officer or other executive officer of Exelon.

        Available Shares.    Under the 2006 Plan, the maximum number of shares of Exelon common stock available for awards is 24,000,000, increased by the number of shares of Exelon common stock available for future awards at the effective date of the 2006 Plan under the current long-term incentive plan, the Exelon Long-Term Incentive Plan, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. The number of available shares will be reduced by the sum of the aggregate number of shares of Exelon common stock which become subject to outstanding options, free-standing SARs and Stock Awards (including performance share awards). To the extent that shares of Exelon common stock subject to an outstanding option, free-standing SAR, stock award or performance share award granted under either the 2006 Plan or Exelon's current long-term incentive plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award (excluding shares of Exelon common stock subject to an option cancelled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option) or by reason of settlement of such award in cash, then such shares of Exelon common stock will again be available under the 2006 Plan. Upon the completion of the merger of Exelon and PSEG, the number of available shares of Exelon common stock will be increased by multiplying the number of shares of Exelon common stock then available under the 2006 Plan by the fraction, the numerator of which is the number of shares of Exelon common stock issued and outstanding immediately following the completion of the merger and the denominator of which is the number of shares of Exelon common stock issued and outstanding immediately prior to the completion of the merger (the "Merger Adjustment").

        The maximum number of shares of Exelon common stock available under the 2006 Plan for Stock Awards and performance unit awards is 8,000,000 (subject to the Merger Adjustment), increased by the number of shares of Exelon common stock available for award under the current long-term incentive plan, the Exelon Long-Term Incentive Plan, at the effective date of the 2006 Plan.

        No 2006 Plan participant may be granted awards under the 2006 Plan during any calendar year that, in the aggregate, may be settled by delivery of more than 2,000,000 shares of Exelon common stock. With respect to awards that are valued on the basis of the fair market value of Exelon common stock and that may be settled in cash (in whole or part), no individual may be paid in any calendar year cash amounts exceeding the greater of the fair market value of the number of shares of Exelon common stock set forth in the preceding sentence either at the date of grant or at the date of settlement. With respect to awards that are not valued on the basis of the fair market value of the Exelon common stock, the compensation payable in any calendar year (in cash or shares) may not have an aggregate fair market value in excess of $5,000,000. Subject to the Merger Adjustment, the maximum number of shares of Exelon common stock subject to options and SARs that may be granted by Exelon's Chief Executive Officer in any single year may not exceed 1,200,000 in the aggregate or 40,000 with respect to any individual participant. Subject to the Merger Adjustment, the maximum number of shares of Exelon common stock subject to Stock Awards and performance unit awards that may be granted by Exelon's Chief Executive Officer in any single year may not exceed 600,000 in the aggregate or 20,000 with respect to any individual participant.

        Corporate Transactions.    In the event of any merger, reorganization, consolidation or sale of 50% or more of Exelon's operating assets, the Exelon board of directors may, in its discretion, (1) accelerate the vesting or exercisability of some or all outstanding awards, (2) require that shares of stock of the corporation resulting from such transaction, or the parent thereof, be substituted for some or all of the shares of Exelon common stock subject to outstanding awards as determined by the Exelon board of directors, and/or (3) require outstanding awards to be surrendered to Exelon in exchange for a payment of cash, shares of common stock in the company resulting from the transaction, or the parent thereof, or a combination of cash and shares.

        Effective Date, Termination and Amendment.    If approved by shareholders, the 2006 Plan will become effective as of January 1, 2006 and will terminate five years thereafter, unless terminated earlier by the Plan Committee. The Plan Committee may amend the 2006 Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Internal Revenue Code, and provided that no amendment may be made that impairs the rights of a holder of an outstanding award without the consent of such holder. As of the effective date of the 2006 Plan, no additional awards will be granted under the Exelon Long-Term Incentive Plan.

        Stock Options and SARs.    The Plan Committee will determine the conditions to the exercisability of each option and SAR.

        The period for the exercise of a non-qualified stock option or SAR will be determined by the Plan Committee provided that no option may be exercised later than ten years after its date of grant. The exercise price of a non-qualified stock option and the base price of an SAR will not be less than 100% of the fair market value of a share of Exelon common stock on the date of grant, provided that the base price of an SAR granted in tandem with an option (a "tandem SAR") will be the exercise price of the related option. An SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of Exelon common stock (which may be restricted stock), cash or a combination thereof with a value equal to the difference between the fair market value of the Exelon common stock on the exercise date and the base price of the SAR.

        Each incentive stock option will be exercisable for no more than ten years after its date of grant, unless the optionee owns greater than ten percent of the voting power of all shares of capital stock of Exelon (a "ten percent holder"), in which case the option will be exercisable for no more than five years after its date of grant. The exercise price of an incentive stock option will not be less than the fair market value of a share of Exelon common stock on its date of grant, unless the optionee is a ten percent holder, in which case the option exercise price will be the price required by the Internal Revenue Code, currently 110% of fair market value.

        Upon exercise, the option exercise price may be paid in cash, by the delivery of previously owned shares of Exelon common stock or, subject to certain legal and accounting restrictions, through a cashless exercise arrangement.

        The stock options and SARs are exercisable for the following periods following the termination of employment of a participant:

  •
  In the event of termination of employment or service by reason of retirement or disability, each stock option and SAR will be fully exercisable until the earlier of five years after such termination and the date set forth in the award agreement.

  •
  In the event of a termination of employment by reason of death, each stock option and SAR will be fully exercisable until the earlier of three years after the date of death and the date set forth in the award agreement.

  •
  In the event of a termination of employment by Exelon for cause, each option and SAR held by such employee will be cancelled and Exelon may recover from the employee any amounts received in connection with the exercise of the option or SAR after the employee engaged in conduct giving rise to the termination for cause.

  •
  In the event of a termination of employment for any reason other than retirement, disability or death or termination for cause, each stock option and SAR will be exercisable only to the extent exercisable on the date of termination until and including the earlier of 90 days after such termination and the date set forth in the award agreement.

  •
  Unless otherwise specified in an agreement relating to an option or SAR, if an optionee dies during the 90-day exercise period following a termination of employment described in the previous bullet point, each stock option and SAR will be exercisable only to the extent exercisable on the date of death until the earlier of one year after the date of death and the date set forth in the award agreement.

  •
  Unless otherwise specified in, and subject to all conditions specified in, an agreement relating to an option or SAR, a severance plan or a change in control agreement, if within 24 months following a change in control, Exelon ceases to employ the holder of an option or SAR due to termination of employment by Exelon other than for cause or, with respect to certain levels of employees, by such holder for good reason, such holder's options will immediately vest and be exercisable until the earlier to occur of five years after the date of termination and the date set forth in the award agreement.

  •
  If the holder of a stock option or SAR breaches his or her obligations to Exelon under a noncompetition, nonsolicitation, confidentiality, intellectual property or other similar agreement, the option or SAR will be immediately cancelled as of the date of such breach, and Exelon may recover from the holder any amounts received in connection with the exercise of the option or SAR after such cancellation date.

        Stock Awards.    The 2006 Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award either as a restricted stock award or a restricted stock unit award and, in either case, the Plan Committee may determine that such award shall be granted as a performance share award that is subject to the attainment of performance measures over an established performance period. Stock Awards will be non-transferable and subject to forfeiture if the holder does not remain continuously in the employment of Exelon during the restriction period or, in the case of a performance share award, if applicable performance measures are not attained. All of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a Stock Award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

        The agreement awarding restricted stock units will specify (1) whether such award may be settled in shares of Exelon common stock, cash or a combination thereof and (2) whether the holder will be entitled to receive on a current or deferred basis, dividend equivalents, with respect to such award. Prior to settlement of a restricted stock unit, the holder of a restricted stock unit will have no rights as a shareholder of Exelon.

        Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock award will have rights as a shareholder of Exelon, including the right to vote and receive dividends with respect to the shares of restricted stock, provided, however that distributions other than regular cash dividends will be deposited by Exelon and will be subject to the same restrictions as the restricted stock.

        Performance Unit Awards.    The 2006 Plan also provides for the grant of performance unit awards. Each performance unit is a right, contingent upon the attainment of performance measures within a specified performance period and the expiration of any restricted period, to receive a specified cash amount or shares of Exelon common stock, which may be restricted stock, having a fair market value equal to such cash amount. Prior to the settlement of a performance unit award in shares of Exelon common stock, the holder of such award will have no rights as a shareholder of Exelon with respect to such shares. Performance units will be non-transferable and subject to forfeiture if the specified performance measures are not attained during the specified performance period. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance unit award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

        Under the 2006 Plan, the vesting or payment of performance share awards and performance unit awards will be subject to the satisfaction of certain performance goals. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. To the extent an award is intended to qualify for the performance-based exemption from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, as described below, the performance goals will be one or more of the following, each of which may be based on absolute standards or peer industry group comparatives and may be applied at various organizational levels (e.g., corporate, business unit, or division): (1) cumulative shareholder value added, (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share of Exelon common stock, (5) net income, (6) total shareholder return, (7) earnings before interest taxes, (8) cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital, or any combination thereof, (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) completion of key projects, (31) dividend payout as percentage of net income, (32) earnings before interest, taxes, depreciation and amortization or (33) any individual performance objective which is measured solely in terms of quantitative targets related to Exelon, any subsidiary or Exelon's or subsidiary's business. Such individual performance measures related to Exelon, a subsidiary or their respective businesses may include: (A) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (B) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (C) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (D) relative performance against other similar companies in targeted areas. The measures may be weighted differently for holders of awards based on their management level and the extent to which their responsibilities are primarily corporate or business unit-related, and may be based in whole or in part on the performance of Exelon, a subsidiary, division and/or other operational unit under one or more of such measures.

Federal Income Tax Consequences

        The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2006 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2006 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2006 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant's particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any of the following awards.

        Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer. However, "qualified performance-based compensation" is not subject to the $1 million deduction limit. To qualify as performance-based compensation, the following requirements must be satisfied: (1) the performance goals are determined by a committee consisting solely of two or more "outside directors," (2) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation's shareholders and (3) if applicable, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. As noted above, the Plan Committee currently consists solely of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. As a result, certain compensation under the 2006 Plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 2006 Plan, such as any Stock Award which is not a performance share award, would be subject to such limit.

        Stock Options.    A participant will not recognize taxable income at the time an option is granted and Exelon will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and Exelon will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and Exelon will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and Exelon will be entitled to a corresponding deduction.

        SARs.    A participant will not recognize taxable income at the time SARs are granted and Exelon will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by Exelon. This amount is deductible by Exelon as compensation expense.

        Stock Awards.    A participant will not recognize taxable income at the time restricted stock is granted and Exelon will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by Exelon as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and Exelon will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

        A participant will not recognize taxable income at the time a restricted stock unit is granted and Exelon will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by Exelon. The amount of ordinary income recognized is deductible by Exelon as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

        Performance Unit Awards.    A participant will not recognize taxable income at the time performance units are granted and Exelon will not be entitled to a tax deduction at that time. Upon the settlement of performance units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by Exelon. This amount is deductible by Exelon as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

        The Exelon board of directors recommends a vote FOR the proposal to approve the 2006 Plan.

Vote Required

        Approval of the 2006 Plan requires the affirmative vote of a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote on the proposal so long as the total vote cast on the proposal represents at least a majority of the shares of Exelon common stock entitled to vote on the proposal, assuming a quorum is present.

EXELON PROPOSAL 6: APPROVAL OF EXELON CORPORATION
EMPLOYEE STOCK PURCHASE PLAN FOR UNINCORPORATED SUBSIDIARIES

General

        The Exelon board of directors is proposing for shareholder approval the Employee Stock Purchase Plan for Unincorporated Subsidiaries (the "Purchase Plan"). The purposes of the Purchase Plan are to provide employees of participating subsidiaries added incentive to remain employed and promote Exelon's bests interests by permitting these employees to purchase shares of Exelon common stock at below-market prices through payroll deductions on substantially the same basis as employees who participate in Exelon's qualified employee stock purchase plan.

        The Purchase Plan is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, and will be offered only to employees of subsidiaries that are not eligible due to their tax status under the Internal Revenue Code to offer Exelon's qualified employee stock purchase plan to their employees. Other than with respect to eligibility, the terms of the Purchase Plan are intended to be substantially the same as the terms of Exelon's qualified employee stock purchase plan approved by Exelon's shareholders on April 23, 2002. Each share of Exelon common stock issued under the Purchase Plan will reduce by one share the number of remaining shares currently authorized for issuance under Exelon's qualified employee stock purchase plan.

Description of the Purchase Plan

        The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Annex I and incorporated herein by reference.

        Eligibility.    Only subsidiaries that are not eligible under the Internal Revenue Code to offer Exelon's qualified employee stock purchase plan to their employees can adopt the Purchase Plan. An employee of such a subsidiary is eligible to participate in the Purchase Plan if the employee has been continuously employed for at least three consecutive months and the employee's customary employment is for 20 or more hours per week. As of [    •    ], 2005, approximately [    •    ] employees would be eligible to participate in the Purchase Plan.

        Participation and Payroll Deductions.    The Purchase Plan establishes four purchase periods beginning on January 1, April 1, July 1 and October 1 of each year. Eligible employees may authorize their employers to withhold up to 10% of their regular base pay during each purchase period and to use those amounts to purchase shares of Exelon common stock. A participant's payroll deductions are accumulated and used to purchase shares of Exelon common stock as soon as practicable after the end of each purchase period. The purchase price per share for any purchase period is equal to 90% (subject to change consistent with Exelon's qualified employee stock purchase plan) of the lesser of the closing price on the New York Stock Exchange of a share of Exelon common stock on the first day of the purchase period or the last day of the purchase period. If the NYSE is not open on either such date, the closing price on the next preceding date will be used. Dividends on shares purchased under the Purchase Plan will be paid in cash unless the participant elects to have the dividends reinvested to purchase additional shares of Exelon common stock. Shares of Exelon common stock purchased with reinvested dividends will be purchased at fair market value with no discount. In addition to the 10% limit on payroll deductions, a participant in the Purchase Plan may not purchase more than 155 shares of Exelon common stock in any purchase period (as may be adjusted by the administrator) or more than $25,000 in fair market value of Exelon common stock in any calendar year. An individual's purchases under the Purchase Plan also will be limited if they would cause the employee to own 5% or more of the total combined voting power or value of all classes of stock of Exelon or any of its subsidiaries. Shares of Exelon common stock purchased by a participant are held in book entry form, but available in certificated form upon request of the participant.

        Transferability of Purchase Rights.    A participant's rights under the Purchase Plan are not transferable by the participant during his or her lifetime.

        Termination of Employment.    When a participant terminates employment for any reason, payroll deductions under the Purchase Plan will cease and the amount credited to the participant's account for the current purchase period will be refunded.

        Available Shares.    The maximum number of shares of Exelon common stock available for purchase under the Purchase Plan will be 500,000, subject to adjustment in the event of certain changes to Exelon's capital structure as described in the Purchase Plan. Shares of Exelon common stock purchased under the Purchase Plan may be any combination of authorized and newly issued shares, shares purchased by Exelon on the open market or other shares of Exelon common stock held by Exelon as treasury shares.

        Administration.    The Purchase Plan will be administered by the Treasurer of Exelon. The administrator has the power and authority to interpret and administer the Purchase Plan, to establish rules and regulations relating to the Purchase Plan, to appoint agents as deemed appropriate for the proper administration of the Purchase Plan and to designate which subsidiaries may participate in the Purchase Plan.

        Amendment and Termination.    The Exelon board of directors or the Treasurer may suspend or amend the Purchase Plan from time to time, but no amendment will (1) materially adversely affect any purchase rights outstanding during the purchase period in which the amendment is adopted, (2) increase the maximum number of shares of Exelon common stock which may be purchased under the Purchase Plan or (3) decrease the purchase price of a share of Exelon common stock for any purchase period below the lesser of 85% of the fair market value of a share on the first day of the purchase period and 85% of the fair market value of a share on the last day of the purchase period. The Exelon board of directors or the Treasurer may terminate the Purchase Plan at any time. The Purchase Plan will terminate automatically when the maximum number of shares that may be purchased under the Purchase Plan has been purchased or in the event of a change in control of Exelon.

        Modifications for Non-United States Employees.    To the extent the Purchase Plan is offered to employees of a subsidiary who reside outside the United States, the administrator may modify the Purchase Plan or adopt procedures or subplans as necessary to comply with the laws of the jurisdictions in which such employees reside.

United States Federal Income Tax Consequences

        The following discussion summarizes general principles of United States federal income tax law, as of the date hereof, which are expected to apply to the Purchase Plan and the shares of Exelon common stock acquired under the Purchase Plan.

        Payroll deductions made under the Purchase Plan are reported as part of a participant's income for the year in which these amounts otherwise would have been paid to the participant. Accordingly, contributions to the Purchase Plan are made on an after-tax basis.

        As of each purchase date, each participant will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares of Exelon common stock purchased over the purchase price for such shares. Exelon is entitled to a deduction for United States federal income tax purposes in the same amount. Exelon is required to withhold United States federal income and employment taxes on the amount of compensation that a participant recognizes with respect to the purchase of shares.

        A participant will recognize gain or loss when the participant sells shares purchased under the Purchase Plan. The amount of gain or loss will be the difference between the amount the participant receives on the sale of the shares and the participant's cost basis in the shares. The cost basis in the shares generally will be equal to the fair market value of the shares on the date they are purchased under the Purchase Plan. The gain or loss will be long-term or short-term depending upon whether the shares have been held for more than one year.

        The foregoing discussion does not address the possible tax consequences under local, state or foreign tax laws or guidance that may be issued in the future by the United States Treasury under Section 409A or other sections of the Internal Revenue Code, and is not intended to provide tax advice to participants in the Purchase Plan. The discussion is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to participants in the Purchase Plan.

New Plan Benefits

        The benefits that might be received by employees under the Purchase Plan cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of Exelon common stock in future offering periods.

        The Exelon board of directors recommends a vote FOR the proposal to approve the Purchase Plan.

Vote Required

        Approval of the Purchase Plan requires the affirmative vote of a majority of the votes cast by holders of shares of Exelon common stock present in person or by proxy and entitled to vote on the proposal so long as the total vote cast on the proposal represents at least a majority of the shares of Exelon common stock entitled to vote on the proposal, assuming a quorum is present.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table sets forth the aggregate number of shares of Exelon common stock authorized for issuance under equity compensation plans as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (See Note 2)
Equity compensation plans approved by security holders	24,759,308	$26.94	14,777,078
Equity compensation plans not approved by security holders (See Note 1)	660,808	$20.56	—
Total	25,420,116	$26.78	14,777,078

(1)
Amount shown represents options issued under a broad based incentive plan available to all employees of PECO Energy Company. Options were issued beginning in November 1998 and no further grants were made after October 20, 2000.

(2)
Excludes equities to be issued upon exercise of outstanding options.

CHAPTER FIVE
OTHER MATTERS TO BE CONSIDERED AT THE PSEG ANNUAL MEETING

PSEG PROPOSAL 2: ELECTION OF DIRECTORS

Corporate Governance

        Management of PSEG is under the general direction of the PSEG board of directors. The PSEG board of directors has adopted and operates under the PSEG corporate governance principles which reflect PSEG's current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the New York Stock Exchange, Inc. ("NYSE"). The PSEG corporate governance principles are posted on PSEG's website, www.pseg.com/investor/governance. A copy is available upon request made to the PSEG address under "Where You Can Find More Information."

        Under the PSEG corporate governance principles and the requirements of the NYSE, the PSEG board of directors must consist of a majority of independent directors. The PSEG board of directors has established standards for director independence, which are set forth in the PSEG corporate governance principles. These standards require that to be independent, a director may not be an employee and no member of the director's immediate family may be an executive officer of PSEG or its subsidiaries, or any company where any executive of PSEG or its subsidiaries serves on the compensation committee, or that makes payments to or receives payments from PSEG or its subsidiaries in any year more than the greater of $1 million or 2% of such company's consolidated gross revenue, nor may any of them receive more than $50,000 in direct compensation (other than fees and compensation provided to directors generally) or be affiliated or employed by PSEG's independent auditor. In addition, to be independent, a director may not be an executive officer of a charity if contributions by PSEG and its subsidiaries exceed the greater of $1 million or 2% of the charity's consolidated gross revenue. These limitations apply for three years after the end of the applicable affiliation or arrangement. As determined by the PSEG board of directors, all of the current directors, with the exception of E. James Ferland, the Chairman of the Board, President and Chief Executive Officer, are independent under the PSEG corporate governance principles and the requirements of the NYSE. This determination was based upon a review of the questionnaires submitted by each of the PSEG directors, relevant business records of PSEG and the applicable SEC and NYSE requirements.

        PSEG has adopted a code of ethics titled PSEG Standards of Integrity applicable to it and all its subsidiaries. The PSEG Standards of Integrity are an integral part of PSEG's business conduct compliance program and embody the commitment of PSEG and its subsidiary companies to conduct operations in accordance with the highest legal and ethical standards. The PSEG Standards of Integrity apply to all PSEG directors, employees, contractors and consultants, worldwide. Each is responsible for understanding and complying with the PSEG Standards of Integrity. The PSEG Standards of Integrity are posted on PSEG's website, www.pseg.com/investor/governance. A copy is available upon request made to the PSEG address under "Where You Can Find More Information."

        The PSEG board of directors has had for a number of years an audit committee, a corporate governance committee and an organization and compensation committee, each consisting solely of independent directors. As discussed more fully below, each of these committees has a charter that defines its roles and responsibilities. The charters are posted on PSEG's website, www.pseg.com/investor/governance. A copy is available upon request made to the PSEG address under "Where You Can Find More Information."

        During 2004, the PSEG board of directors and these committees continued to assess PSEG's governance practices in light of new statutory requirements, including the Sarbanes-Oxley Act of 2002, the regulations of the SEC and the rules of the NYSE. As a result, the PSEG corporate governance principles and existing committee charters were assessed to assure that they continue to reflect current practices and new requirements.

        The PSEG board of directors holds regular monthly meetings, except in February, May and August, and meets on other occasions when circumstances require. The PSEG board of directors met

11 times in 2004, and, on average, the meetings lasted approximately three hours. Directors spend additional time preparing for board of directors and committee meetings they attend and they are called upon for counsel between meetings. In addition, during 2004, Caroline Dorsa, E. James Ferland, Albert R. Gamper, Jr. and Conrad K. Harper served on the board of directors of PSE&G. Mr. Ferland also served on the boards of directors of PSEG Energy Holdings, PSEG Power and PSEG Services. The PSE&G board of directors met eight times in 2004. Committee membership and membership on the PSE&G board of directors is shown in the biographies below.

        The PSEG corporate governance principles adopted by the PSEG board of directors provide that the PSEG board of directors will meet periodically on a regular basis at least twice each year in executive session without management in attendance. In such cases, the PSEG board of directors designates a non-management director to chair the meeting who is the independent Committee Chair most closely associated with the business at hand. The independent directors will meet in executive session at least once a year with only independent directors present. During 2004, four executive sessions were held with only independent directors present. In addition, the PSEG audit committee, corporate governance committee and organization and compensation committee each meet periodically with only independent directors present.

        Under the PSEG corporate governance principles, each director is expected to attend all PSEG board of directors meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Shareholders. Meeting materials are provided to PSEG board of directors and committee members prior to meetings, and members are expected to review such materials prior to each meeting.

        Under the retirement policy for directors, directors who have never been employees of the PSEG group of companies and directors who are former chief executive officers of PSEG may not serve as directors beyond the Annual Meeting of Shareholders following their 70th birthday. Directors who are former employees, other than chief executive officers, may not serve as directors beyond the Annual Meeting of Shareholders following termination of active employment with the PSEG group of companies. In addition, directors must submit a letter of resignation upon a change in primary employment.

        As set forth in the PSEG corporate governance principles, shareholders and other interested parties may communicate directly with the PSEG board of directors, including the independent directors of PSEG, by writing to Edward J. Biggins, Jr., Secretary, at Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and indicating who should receive the communication. Unless the context otherwise requires, the Corporate Secretary will provide the communication to the independent Chair of the Board Committee most closely associated with the nature of the request.

Committees of the Board

        The committees of the PSEG board of directors and their principal functions are as follows:

  Audit Committee

        Assists the PSEG board of directors in fulfilling its responsibility for oversight of the integrity of PSEG's financial statements, and the quality and integrity of the accounting, auditing and financial reporting practices of PSEG, with open and free access to all information of PSEG and its subsidiaries. Solely responsible for the appointment, termination, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the PSEG audit committee. Reviews independence of independent auditor, the services provided by them, their fees and peer review reports of their performance. Pre-approves the services provided and fees paid to the independent auditor for all services provided to PSEG and its subsidiaries. Reviews with the independent auditor, management and PSEG's internal auditors the annual audited and quarterly financial statements and evaluates the acceptability and quality of such financial statements and PSEG's accounting, reporting and auditing practices. Generally discusses earnings press releases, financial information and earnings guidance provided to analysts and rating agencies as well as policies with respect to risk assessment and risk management. Recommends to the PSEG board of directors the inclusion of the audited financial statements in PSEG's Annual Report on Form 10-K. Resolves any disagreements which may arise between management and the independent auditor regarding financial reporting.

        Annually reviews and assesses the PSEG audit committee charter. Provides oversight of the internal audit and environmental, health and safety audit functions of PSEG. Reviews annual audit reports of both independent and internal auditors, as well as environmental health and safety auditors. Reviews planned scope of future audits. Ascertains implementation of auditors' recommendations. Reviews internal auditing procedures and internal accounting controls. Reviews adequacy and implementation of policies and practices relating to accounting, financial reporting, internal auditing, operating controls, business conduct compliance program (including environmental health and safety compliance) and business ethics. Meets privately with representatives of the independent auditor, internal auditors and environmental auditors. Reviews the status of pending material litigation, and legal and business conduct compliance. Reviews compliance with legal and regulatory requirements.

        The PSEG audit committee is comprised of three or more independent directors, as defined by the PSEG board of directors, who are generally knowledgeable in financial matters, including at least one member with accounting or financial management expertise. In addition to meeting the requirements for being an independent director, members may receive no direct or indirect compensation from PSEG or its subsidiaries, other than as a director or committee member, and may not be affiliated with PSEG or its subsidiaries, in accordance with applicable legal requirements.

        The PSEG board of directors determines annually, and upon a change in audit committee composition, the independence, financial literacy and financial expertise of the PSEG audit committee members and makes written affirmation to the NYSE in accordance with its rules. In accordance with the rules of the SEC and the NYSE, PSEG maintains an audit committee consisting solely of directors who are independent of management. Also, in accordance with the NYSE rules, the PSEG board of directors has determined that all members of the PSEG audit committee are financially literate and, in addition, that each member of the PSEG audit committee possesses financial expertise, as defined in the NYSE rules. The PSEG board of directors further has determined that each of Albert R. Gamper, Jr., Caroline Dorsa, William V. Hickey, Shirley Ann Jackson, Thomas A. Renyi and Richard J. Swift, the members of the PSEG audit committee, is an "audit committee financial expert" as defined under the Sarbanes-Oxley Act of 2002 and the rules of the SEC.

        PSEG and the PSEG board of directors believe that the current composition of the PSEG audit committee provides that committee with the requisite expertise and experience to recommend to the PSEG board of directors the inclusion of PSEG's financial statements in the Annual Report on Form 10-K. The PSEG board of directors will consider this matter annually as a part of its ongoing governance review. The PSEG audit committee will also continue its assessment and enhancement of governance practices, including assurance that there exist adequate independent procedures for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

        The PSEG audit committee meets at least four times per year, and in executive session without management present at least three times per year. The PSEG audit committee held eight meetings in 2004. The PSEG audit committee report appears below on page [    •    ]. The PSEG audit committee charter is posted on PSEG's website, www.pseg.com/investor/governance. A copy is available upon request made to the PSEG address under "Where You Can Find More Information."

  Corporate Governance Committee

        Monitors the composition of the PSEG board of directors to assure a reasonable balance of professional interests, business experience, financial expertise and independence. Considers qualifications of PSEG board of directors members and evaluates prospective nominees identified by the PSEG corporate governance committee or by other PSEG board of directors members, management, shareholders or other sources. The PSEG corporate governance committee retains for a fee third-party executive search firms to assist it in identifying and recruiting potential nominees for consideration for election to the PSEG board of directors. Recommends to the PSEG board of directors membership changes and nominees to maintain requisite balance. Also considers the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of businesses and charitable institutions, and the contribution by directors to the ongoing business of PSEG. Further evaluates the continuity current directors bring to service on the PSEG board of directors versus the benefit from new ideas and perspectives that new members bring to the PSEG board of directors. The PSEG corporate governance committee does not believe it is appropriate to set limits on outside board memberships or the length a director's term, but monitors the above factors to attempt to assure that the PSEG board of directors contains an effective mix of people to best further PSEG's long-term business interests. The PSEG corporate governance committee utilizes the same criteria to evaluate all potential nominees, including those recommended by shareholders or from other sources.

        Periodically evaluates performance of the PSEG board of directors and its committees, including a review of the size, structure and composition of the PSEG board of directors and its committees and their governance practices and makes recommendations to the PSEG board of directors. Makes recommendations to the PSEG board of directors to improve effectiveness of the PSEG board of directors and its committees. Recommends to the PSEG board of directors the chairs and members of several committees of the PSEG board of directors.

        Membership consists of three or more independent directors. Meetings are held at least two times per year, and in executive session without management present at least once per year. The PSEG corporate governance committee met four times in 2004. The PSEG corporate governance committee charter is posted on PSEG's website, www.pseg.com/investor/governance. A copy is available upon request made to the PSEG address under "Where You Can Find More Information."

        The PSEG corporate governance committee will consider shareholders' recommendations for nominees for election to the PSEG board of directors. Such recommendations must be submitted in writing to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. In addition, the By-Laws of PSEG require that shareholder nominations must be submitted at least 90 days in advance of an Annual Meeting of Shareholders.

        The PSEG corporate governance committee seeks candidates for the PSEG board of directors with an attained position of leadership in their field of endeavor, breadth of experience and sound business judgment. It is the policy of the PSEG board of directors that a person who is not an employee of PSEG shall not be recommended initially to the shareholders for election as a director unless it appears that, consistent with the retirement policy for directors referred to above, such person would be available to serve as a director for at least five years.

  Executive Committee

        Except as otherwise provided by law, the PSEG executive committee has and may exercise all the authority of the PSEG board of directors when the PSEG board of directors is not in session.

Membership consists of the Chairman of the PSEG board of directors and at least one independent director. This PSEG executive committee meets only if it is impracticable to convene the full PSEG board of directors. It did not meet during 2004.

  Finance Committee

        Considers financial policies, or changes therein, before presentation to the PSEG board of directors. Periodically reviews and makes recommendation to the PSEG board of directors regarding PSEG's financial planning and significant financial decisions. Makes recommendations to the PSEG board of directors regarding the issuance and sale of securities and project investment and cash investment guidelines. Oversees the investment of the trust funds of the pension plans and nuclear decommissioning trust fund of PSEG and its subsidiaries. Consists of three or more members, the majority of whom are independent directors. Meets at least three times per year. The PSEG finance committee held three meetings in 2004.

  Nuclear Committee

        Provides an independent basis for evaluating the safety and effectiveness of PSEG's nuclear operations. Specific attention is provided to evaluation of overall management attention to nuclear safety, regulatory issues, other evaluations of nuclear operations and to improvement in operations. Consists of three or more independent directors and meets at least three times per year. The PSEG nuclear committee held six meetings in 2004.

  Organization and Compensation Committee

        Reviews, approves and modifies, as necessary, PSEG's executive compensation policy. Studies and makes recommendations to the PSEG board of directors concerning corporate organization in general and compensation for directors and certain executives. Administers the compensation program for executive officers and key employees. Makes comparative studies and reports to the PSEG board of directors with respect to compensation for directors who are not officers. Reviews and makes recommendations to the PSEG board of directors with respect to certain incentive compensation programs for officers and other key employees and certain benefit plans for directors and officers. Reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer's performance in light of those goals and objectives and, with the independent board members, determines and approves the Chief Executive Officer's compensation level based on this evaluation. Administers certain benefit plans for directors and officers. Annually reviews management succession and development plans and performance reviews for the Chief Executive Officer and certain other key members of management. Retains independent compensation consultants to assist it in designing compensation programs that are consistent with comparable industry practices.

        Consists of three or more independent directors who meet at least two times per year and in executive session at least two times per year, without management present. The PSEG organization and compensation committee held four meetings in 2004. The PSEG organization and compensation committee report on executive compensation appears below on page [    •    ]. The PSEG organization and compensation committee charter is posted on PSEG's website, www.pseg.com/investor/governance. A copy is available upon request made to the PSEG address under "Where You Can Find More Information."

        The PSEG board of directors is divided into three classes of as nearly equal numbers of directors as possible. As a result of this classification of directors, one class of directors is elected each year for a three-year term. Directors whose terms expire are eligible for renomination and will be considered by the PSEG corporate governance committee in accordance with its policies, which are described above under "Corporate Governance—Committees of the Board," and subject to the retirement policy for directors mentioned above.

        The present terms of the three directors included in Class III of the PSEG board of directors, Conrad K. Harper, Shirley Ann Jackson and Thomas A. Renyi, expire at the 2005 Annual Meeting of Shareholders. Each has been nominated to serve as a director in Class III for a three-year term, which will expire at the 2008 Annual Meeting of Shareholders. As indicated above, if the merger with Exelon is completed, six PSEG directors will be designated initially to serve on the Exelon board of directors.

        At this year's meeting, directors will be elected to fill three positions in Class III to serve until the 2008 Annual Meeting of Shareholders, in each case until their respective successors are elected and qualified. All nominees were elected to their present terms by the shareholders. The present term of Class I of the PSEG board of directors expires at the 2006 Annual Meeting of Shareholders and the present term of Class II expires at the 2007 Annual Meeting of Shareholders. Directors in Class I and Class II will not be elected at the 2005 Annual Meeting of Shareholders.

        The By-Laws of PSEG currently provide that the PSEG board of directors shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the PSEG board of directors. The number of directors is currently set at nine.

        The nominees listed below were selected by the PSEG board of directors upon the recommendation of the PSEG corporate governance committee.

        If at the time of the meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full PSEG board of directors is reduced.

        There is shown as to each nominee, and as to each director whose term of office will continue after the 2005 Annual Meeting of Shareholders, the period of service as a director of PSEG, age as of the date of the Annual Meeting, present committee memberships, business experience during at least the last five years and other present directorships. Beneficial ownership of PSEG Common Stock is shown under "—Security Ownership of Directors, Management and Certain Beneficial Owners." During 2004, each nominee and each other director attended more than 75% of the aggregate number of board meetings and committee meetings on which he or she served. Each nominee and each other director attended the 2004 Annual Meeting of Shareholders.

Nominees For Election As Director

Class III—Nominees for Terms Expiring in 2008

CONRAD K. HARPER has been a director since May 1997. Age 64. Chair of Finance Committee and member of Nuclear Committee and Organization and Compensation Committee. Director of PSE&G. Of counsel to the law firm of Simpson Thacher & Bartlett LLP, New York, New York since January 2003. Was a partner from October 1996 to December 2002 and from October 1974 to May 1993. Was Legal Adviser, United States Department of State from May 1993 to June 1996. Director of New York Life Insurance Company.

SHIRLEY ANN JACKSON has been a director since June 2001. Age 58. Chair of Organization and Compensation Committee and member of Audit Committee and Finance Committee. Has been President of Rensselaer Polytechnic Institute since July 1999. Was previously a director of PSEG from 1987 to 1995. Was Chair, United States Nuclear Regulatory Commission, from July 1995 to July 1999. Was Professor of Theoretical Physics, Rutgers University and a consultant in semiconductor theory to AT&T Bell Laboratories from 1991 to 1995. Director of AT&T Corporation, FedEx Corporation, Marathon Oil Corporation, Medtronic, Inc., United States Steel Corporation and the New York Stock Exchange, Inc.

THOMAS A. RENYI has been a director since February 2003. Age 59. Member of Audit Committee, Corporate Governance Committee, Finance Committee and Organization and Compensation Committee. Has been Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc., New York, New York and The Bank of New York, New York, New York (provider of banking and other financial services to corporations and individuals) since February 1998. Was President and Chief Executive Officer of The Bank of New York Company, Inc. from July 1997 to January 1998 and President of The Bank of New York from March 1992 to June 1997. Was President and Chief Executive Officer of The Bank of New York from January 1996 to January 1998 and President and Chief Operating Officer from December 1994 to December 1995. Director of The Bank of New York Company, Inc. and The Bank of New York.

Directors Whose Terms Continue Beyond the 2005 Annual Meeting
and Who Are Not Subject To Election This Year

Class I—Directors Whose Terms Expire in 2006

ALBERT R. GAMPER, JR. has been a director since December 2000. Age 62. Chair of Audit Committee and member of Executive Committee, Finance Committee and Nuclear Committee. Director of PSE&G. Until retirement, was Chairman of the Board of The CIT Group, Inc. of Livingston, New Jersey (a commercial finance company) from July 2004 until December 2004. Was Chairman of the Board and Chief Executive Officer of The CIT Group, Inc. from September 2003 to July 2004. Was Chairman of the Board, President and Chief Executive Officer of The CIT Group, Inc. from June 2002 to September 2003. Was President and Chief Executive Officer of The CIT Group, Inc. from February 2002 to June 2002. Was President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002. Was Chairman of the Board, President and Chief Executive Officer of The CIT Group, Inc. from January 2000 to June 2001, and President and Chief Executive Officer of The CIT Group, Inc. from December 1989 to December 1999.

CAROLINE DORSA has been a director since February 2003. Age 45. Member of Audit Committee, Corporate Governance Committee and Finance Committee. Director of PSE&G. Has been Vice President and Treasurer of Merck & Co., Inc., Whitehouse Station, New Jersey (discovers, develops, manufactures and markets human and animal health products) since December 1996. Was Treasurer from January 1994 to November 1996 and Executive Director of the U. S. Human Health Marketing subsidiary of Merck & Co., Inc. from June 1992 to January 1994.

E. JAMES FERLAND has been a director since July 1986. Age 63. Chair of Executive Committee. Has been Chairman of the Board, President and Chief Executive Officer of PSEG and Chairman of the Board and Chief Executive Officer of PSE&G since July 1986, Chairman of the Board and Chief Executive Officer of PSEG Energy Holdings since June 1989, Chairman of the Board and Chief Executive Officer of PSEG Power since June 1999 and Chairman of the Board and Chief Executive Officer of PSEG Services since November 1999.

Directors Whose Terms Continue Beyond the 2005 Annual Meeting
and Who Are Not Subject To Election This Year

Class II—Directors Whose Terms Expire in 2007

ERNEST H. DREW has been a director since January 1993. Age 68. Chair of Corporate Governance Committee and member of Executive Committee, Nuclear Committee and Organization and Compensation Committee. Until retirement, was Chief Executive Officer of Industries and Technology Group—Westinghouse Electric Corporation, from July 1997 to December 1997. Was a Member, Board of Management, Hoechst AG, Frankfurt, Germany (manufactures pharmaceuticals, chemicals, fibers, film, specialties and advanced materials) from January 1995 to June 1997. Was Chairman of the Board and Chief Executive Officer of Hoechst Celanese Corporation, Somerville, New Jersey from May 1994 until January 1995, and President and Chief Executive Officer from January 1988 until May 1994. Director of Thomas & Betts Corporation, Ashland Inc. and UQM Technologies, Inc.

WILLIAM V. HICKEY has been a director since October 2001. Age 60. Member of Audit Committee, Finance Committee and Organization and Compensation Committee. Has been President and Chief Executive Officer of Sealed Air Corporation, Saddle Brook, New Jersey (manufactures food and specialty protective packaging materials and systems), since March 2000. Was President and Chief Operating Officer from December 1996 to February 2000 and, prior to that, Executive Vice President from 1994 to December 1996. Director of Sealed Air Corporation and Sensient Technologies Corporation.

RICHARD J. SWIFT has been a director since December 1994. Age 60. Chair of Nuclear Committee and member of Audit Committee and Corporate Governance Committee. Has been Chairman of the Financial Accounting Standards Advisory Council since January 2002. Was Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., Clinton, New Jersey (provides design, engineering, construction, manufacturing, management, plant operations and environmental services) from April 1994 until October 2001. Was President and Chief Operating Officer of Foster Wheeler Ltd. from December 1992 to April 1994. Director of Hubbell Incorporated, Ingersoll-Rand Limited and Kaman Corporation.

Security Ownership of Directors, Management and Certain Beneficial Owners

Directors and Management

        The following table sets forth, as of [    •    ], 2005, the record date for the PSEG Annual Meeting of Shareholders, beneficial ownership of PSEG common stock, including options, by the directors and executive officers named in the table appearing under "—Executive Compensation." None of these amounts exceeds 1% of the common stock outstanding, except for the amount for all directors and executive officers as a group, which constitutes approximately [    •    ]%.

Name	Amount and Nature of Beneficial Ownership
Frank Cassidy	723,091	(1)
Caroline Dorsa	3,873	(2)
Robert J. Dougherty, Jr.	666,937	(3)
Ernest H. Drew	11,247	(4)
E. James Ferland	1,978,040	(5)
Albert R. Gamper, Jr.	6,134	(6)
Conrad K. Harper	7,817	(7)
William V. Hickey	5,194	(8)
Ralph Izzo	388,182	(9)
Shirley Ann Jackson	4,285	(10)
Thomas M. O'Flynn	608,221	(11)
Thomas A. Renyi	3,373	(12)
Richard J. Swift	11,035	(13)
All directors and executive officers as a group (16 persons)	4,216,681	(14)

(1)
Includes the equivalent of 2,058 shares held under the Thrift Plan. Includes 17,167 shares of restricted stock awarded pursuant to the 2004 LTIP. Includes options to purchase 743,000 shares, 627,667 of which are currently exercisable.

(2)
Includes 2,400 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors. Includes 500 shares jointly owned with her husband.

(3)
Includes the equivalent of 1,140 shares held under the Thrift Plan. Includes 17,167 shares of restricted stock awarded pursuant to the 2004 LTIP. Includes options to purchase 618,000 shares, 502,667 of which are currently exercisable. Includes 6,670 shares jointly owned with his wife.

(4)
Includes 5,800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors.

(5)
Includes the equivalent of 15,710 shares held under the Thrift Plan. Includes 109,800 shares of restricted stock awarded pursuant to the 2004 LTIP. Includes options to purchase 1,566,000 shares, 1,359,333 of which are currently exercisable. Includes 30,000 shares of restricted stock, which vest as described below under "—Employment Contracts and Arrangements." Includes 180,000 shares held in a trust. Includes 76,601 shares jointly held with his wife.

(6)
Includes 2,800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors.

(7)
Includes 4,600 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors.

(8)
Includes 2,800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors.

(9)
Includes the equivalent of 327 shares held under the Thrift Plan. Includes 19,667 shares of restricted stock awarded pursuant to the 2004 LTIP. Includes options to purchase 354,667 shares, 121,000 of which are currently exercisable.

(10)
Includes 2,800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors.

(11)
Includes the equivalent of 15 shares held under the Thrift Plan. Includes 17,167 shares of restricted stock awarded pursuant to the 2004 LTIP. Includes options to purchase 506,333 shares, 341,000 of which are currently exercisable. Includes 45,000 shares held in a trust.

(12)
Includes 2,400 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors.

(13)
Includes 5,200 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors.

(14)
Includes the equivalent of 19,179 shares held under the Thrift Plan. Includes options to purchase 3,738,000 shares, 2,901,667, of which are currently exercisable. Includes 304,502 shares of restricted stock. Includes 155,000 shares held in trusts.

Certain Beneficial Owners

        The following table sets forth, as of [    •    ], 2005, beneficial ownership by any person or group known to PSEG to be the beneficial owner of more than five percent of PSEG common stock. According to the Schedules 13G filed by these owners with the SEC, these securities were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of PSEG and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Name and Address	Amount and Nature of Beneficial Ownership		Percent
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	21,196,300	(1)	8.9	%(1)

(1)
As reported on Schedule 13G filed February 14, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

        During 2004, no director or executive officer of PSEG was late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with regard to transactions involving PSEG common stock.

Performance Graph

        The graph below shows a comparison of the five-year cumulative return assuming $100 invested on December 31, 1999 in PSEG common stock, the S&P Composite Stock Price Index, the Dow Jones Utilities Index and the S&P Electric Utilities Index.

5-Year Cumulative Total Comparative Returns—as of December 31, 2004

	1999	2000	2001	2002	2003	2004
PSEG	100.00	147.81	134.66	108.61	156.16	193.78
S&P 500	100.00	90.89	80.14	62.47	80.35	89.07
DJ Utilities	100.00	150.96	111.51	85.50	110.36	143.54
S&P Electrics	100.00	153.62	127.97	108.68	134.59	170.12

Executive Compensation

        The following table sets forth compensation paid or awarded to the Chief Executive Officer ("CEO") and the four most highly compensated executive officers of PSEG as of December 31, 2004 for all services rendered to PSEG and its subsidiaries and affiliates during each year indicated.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Awards
Bonus/Annual Incentive Awards(1) ($)
Name and Principal Position	Year	Salary ($)		Restricted Stock(2) ($)	Options(3) (#)	All Other Compensation(4) ($)
E. James Ferland Chairman of the Board President and CEO of PSEG	2004 2003 2002	1,081,138 1,006,227 971,358	753,200 1,440,000 713,800	949,050 0 0	135,000 0 350,000	6,152 6,002 6,002
Robert J. Dougherty, Jr. President and Chief Operating Officer of Energy Holdings	2004 2003 2002	584,539 547,945 537,982	342,400 460,400 40,800	235,125 0 0	33,000 0 130,000	6,002 5,001 5,002
Thomas M. O'Flynn Executive Vice President and Chief Financial Officer of PSEG	2004 2003 2002	532,809 488,170 468,243	316,100 441,000 232,900	235,125 0 0	33,000 0 130,000	8,202 8,005 8,002
Ralph Izzo President and Chief Operating Officer of PSE&G(5)	2004 2003 2002	465,562 304,051 273,973	350,500 282,800 79,800	235,125 0 0	33,000 250,000 35,000	8,204 8,003 5,500
Frank Cassidy President and Chief Operating Officer of Power	2004 2003 2002	532,809 488,170 468,243	131,300 306,100 235,900	235,125 0 0	33,000 0 130,000	5,127 5,002 5,003

(1)
Amounts awarded were earned under the Restated and Amended Management Incentive Compensation Plan and determined and paid in the following year.

(2)
Value as of original award date, based on the closing price of $42.75 on the NYSE on May 3, 2004, with one-third of the shares vesting on each of December 31, 2004, December 31, 2005 and December 31, 2006. Dividends on the shares awarded are paid in cash from the date of the award. The fair market value of the PSEG common stock at the time of vesting of the first one-third of the shares was $52.31.

(3)
All grants of options to purchase shares of PSEG Common Stock were non-qualified options.

(4)
Represents employer contribution to the Thrift and Tax-Deferred Savings Plan.

(5)
Mr. Izzo was elected to his current position effective October 18, 2003.

Option Grants in Last Fiscal Year (2004)

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
E. James Ferland	135,000	15.6	42.75	5/3/14	900,450
Robert J. Dougherty, Jr	33,000	3.8	42.75	5/3/14	220,110
Thomas M. O'Flynn	33,000	3.8	42.75	5/3/14	220,110
Ralph Izzo	33,000	3.8	42.75	5/3/14	220,110
Frank Cassidy	33,000	3.8	42.75	5/3/14	220,110

(1)
Granted under 2004 LTIP with exercisability commencing January 1, 2005, January 1, 2006 and January 1, 2007, respectively, with respect to one-third of the options at each such date.

(2)
Determined using the Black-Scholes model, incorporating the following material assumptions and adjustments: (a) exercise price of $42.75, equal to the fair market value of the underlying PSEG common stock on the date of grant; (b) an option term of ten years on all grants; (c) interest rate of 4.72% that represent the interest rate on United States Treasury securities on the date of grant with a maturity date corresponding to that of the option terms; (d) volatility of 26.91% calculated using daily PSEG common stock prices for the one-year period prior to the grant date; (e) dividend yield of 5.15% and (f) reductions of approximately 7.79% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 10.24% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration dates. Actual values which may be realized, if any, upon any exercise of such options, will be based on the market price of PSEG common stock at the time of any such exercise and thus are dependent upon future performance of PSEG common stock. There is no assurance that any such value realized will be at or near the value estimated by the Black-Scholes model utilized.

Aggregated Option Exercises in Last Fiscal Year (2004) and
Fiscal Year-End Option Values (December 31, 2004)

			Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
	Shares Acquired On Exercise (#)(1)
Name		Value Realized ($)	Exercisable (#)(1)	Unexercisable (#)(1)	Exercisable ($)(2)	Unexercisable ($)(2)
E. James Ferland	None	0	1,348,333	251,667	18,402,793	3,590,707
Robert J. Dougherty, Jr.	None	0	591,667	126,333	6,238,069	1,564,428
Thomas M. O'Flynn	None	0	416,667	176,333	4,375,507	1,771,053
Ralph Izzo	None	0	156,333	244,667	1,931,266	2,734,967
Frank Cassidy	None	0	666,667	126,333	7,937,382	1,564,428

(1)
Reflects options granted and/or exercised through December 31, 2004.

(2)
Represents difference at December 31, 2004 between market price of PSEG common stock ($52.31) and the respective exercise prices of the options. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of PSEG common stock at the time of any such exercise and thus are dependent upon future performance of PSEG common stock.

Employment Contracts and Arrangements

        PSEG entered into an employment agreement dated as of June 16, 1998 and amended as of November 20, 2001 with Mr. Ferland (together, the "Original Ferland Employment Agreement"), and further as amended on December 20, 2004 (the "Second Amendment") covering his employment as Chief Executive Officer through March 31, 2007. The Original Ferland Employment Agreement provides that Mr. Ferland will be renominated for election as a director during his employment under the Original Ferland Employment Agreement. The Original Ferland Employment Agreement also provides that Mr. Ferland's base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices for CEOs of similar companies and that his annual salary will not be reduced during its term. The Original Ferland Employment Agreement also provides for an award to him of 150,000 shares of restricted PSEG Common Stock as of June 16, 1998 and 60,000 shares of restricted PSEG common stock as of November 20, 2001, with 60,000 shares vesting in 2002; 20,000 shares vesting in 2003; 30,000 shares vesting in 2004; 40,000 shares vesting in 2005; 30,000 shares vesting in 2006; and 30,000 shares vesting in 2007. The Original Ferland Employment Agreement provides for the granting of 22 years of pension credit for Mr. Ferland's prior service, which was awarded at the time of his initial employment.

        The Second Amendment provides that, as of completion of the merger, Mr. Ferland will serve as the Chairman of the Exelon board of directors. Mr. Ferland will not have any executive duties after completion of the merger. Mr. Ferland's term of employment continues through March 31, 2007, at which time he has agreed to retire. During the term of employment, Mr. Ferland's annual salary, target annual incentive bonus and target long-term incentive bonus will be set by the Exelon board of directors, but will not be less than the amounts paid to him or the targets set for him immediately prior to completion of the merger. Under the Second Amendment, Mr. Ferland waived his right to resign his employment for "good reason" as a result of the merger because: (1) of the changes to his title, authority, duties, responsibilities and reporting lines; (2) he is not appointed to the position of Chief Executive Officer of Exelon; and (3) another individual is appointed to the position of Chief Executive Officer of Exelon. Further, under the Second Amendment, Mr. Ferland acknowledged that the changes in his title, authority, duties, responsibilities and reporting lines do not constitute a termination of his employment without "cause." As a result, Mr. Ferland will not be entitled to any severance payment as a result of consummation of the merger with Exelon. Otherwise, the provisions of the Original Ferland Employment Agreement, as amended, providing for severance payments on the termination of his employment without "cause" or on the resignation of his employment for "good reason," remain in effect.

        Under the Second Amendment, when Mr. Ferland retires at the end of his term of employment on March 31, 2007, he will be fully vested in any outstanding shares of restricted stock and any other equity awards he received as a long-term incentive award, and he will be paid any previously deferred compensation. He will not receive any special severance payments on retirement.

        The Second Amendment only becomes effective if the merger is completed.

        PSEG entered into an employment agreement dated as of April 18, 2001 and amended as of December 21, 2001 with Mr. O'Flynn (the "O'Flynn Employment Agreement") covering his employment as Executive Vice President and Chief Financial Officer through July 1, 2006. The O'Flynn Employment Agreement provides that Mr. O'Flynn's base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices of similar companies and that his annual salary will not be reduced during its term. The O'Flynn Employment Agreement also provided for an award to him of 100,000 shares of restricted PSEG common stock all of which have fully vested. The O'Flynn Employment Agreement awarded Mr. O'Flynn 250,000 options of PSEG common stock, of which 50,000 vest on each July 1 from 2002 through 2006, and expire on July 1, 2011, provided he has remained continuously employed by PSEG through such vesting dates. The

O'Flynn Employment Agreement also awarded 50,000 options, all of which have fully vested. The O'Flynn Employment Agreement provides for the granting, upon the completion of five years of service with PSEG, of 15 years of pension credit for Mr. O'Flynn's prior service.

        PSEG has entered into employment agreements with each of Messrs. Cassidy, Dougherty and Izzo dated, respectively, as of October 17, 2000, October 17, 2000 and October 18, 2003, covering the respective employment of each in the position listed in the Summary Compensation Table through October 16, 2005 for Messrs. Cassidy and Dougherty and October 18, 2008 for Mr. Izzo. The agreements are essentially identical and provide that the base salary, target annual incentive bonus and long-term incentive bonus of each will be determined based on compensation practices of similar companies and that annual salary will not be reduced during its term, and awarded to each of them 250,000 options of PSEG common stock, 50,000 of which vest on each October 17 from 2001 through 2005 for Messrs. Cassidy and Dougherty and October 18 from 2004 through 2008 for Mr. Izzo, and expire on October 17, 2010 for Messrs. Cassidy and Dougherty and 2013 for Mr. Izzo, provided the individual has remained continuously employed by PSEG through each such vesting date.

        Each of the agreements discussed above further provides that if the individual is terminated without "cause" or resigns for "good reason" (as those terms are defined in each agreement) during the term of such agreement, the respective entire restricted stock award and/or entire option award becomes vested, the individual will be paid a benefit of two times base salary and target bonus, and his welfare benefits will be continued for two years unless he is sooner employed. In the event such a termination occurs after a "change in control" (also as defined in each agreement), the payment to the individual becomes three times the sum of salary and target bonus, continuation of welfare benefits for three years unless sooner reemployed, payment of the net present value of providing three years additional service under PSEG's retirement plans and a gross-up for excise taxes due under the Internal Revenue Code on any termination payments. Each of the agreements provides that the individual is prohibited for one year (two years for Mr. Ferland) from competing with and for two years from recruiting employees from, PSEG or its subsidiaries or affiliates, after termination of employment. Violation of these provisions requires a forfeiture of the respective restricted stock and option grants and certain benefits.

        Under the merger agreement, PSEG has reserved the right to renew these agreements (except for Mr. Ferland's) for a term not to exceed two years following the closing of the merger.

Compensation Committee Interlocks and Insider Participation

        During 2004, each of the following individuals served as a member of the PSEG organization and compensation committee: Shirley Ann Jackson, Chair, Ernest H. Drew, Conrad K. Harper, William V. Hickey and Thomas A. Renyi. During 2004, no member of the PSEG organization and compensation committee was an officer or employee or a former officer or employee of any PSEG company. No officer of PSEG served on the compensation committee of any of the companies for which any of these individuals served as an officer.

Compensation of Directors and Certain Business Relationships

        During 2004, each director who was not an officer of PSEG or its subsidiaries and affiliates was paid an annual retainer of $40,000 and a fee of $1,500 for attendance at any PSEG board of directors or committee meeting, inspection trip, conference or other similar activity relating to PSEG or PSE&G. On January 18, 2005, the annual retainer was increased to $50,000 for the year 2005. Pursuant to the Compensation Plan for Outside Directors, a certain percentage, currently fifty percent, of the annual retainer is paid in shares of PSEG common stock. No additional retainer is paid for service as a director of PSE&G. Each Committee Chair received an additional annual retainer of $5,000, except for the Chair of the PSEG audit committee, who received $10,000. In addition, each member of the PSEG audit committee received an additional annual retainer of $5,000.

        PSEG also maintains a Stock Plan for Outside Directors pursuant to which directors who are not employees of PSEG or its subsidiaries and affiliates receive shares of restricted stock for each year of service as a director. For 2004, this amount was 800 shares of PSEG common stock (increased to 1,000 shares for 2005). Such shares held by each non-employee director are included in the table above under "—Security Ownership of Directors, Management and Certain Beneficial Owners."

        The restrictions on the shares of PSEG common stock granted under the Stock Plan for Outside Directors provide that the shares are subject to forfeiture if the director leaves service at any time prior to the Annual Meeting of Shareholders following his or her 70th birthday. This restriction would be deemed to have been satisfied if the director's service were terminated after a "change in control" as defined in the plan or if the director were to die in office. PSEG also has the ability to waive these restrictions for good cause shown. Restricted stock may not be sold or otherwise transferred prior to the lapse of the restrictions.

        Dividends on shares of PSEG common stock held subject to restrictions are paid directly to the director and the director has the right to vote the shares of PSEG common stock.

Compensation Pursuant to Pension Plans

        The table below illustrates annual retirement benefits for executive officers expressed in terms of single life annuities based on the average final compensation and service shown and retirement at age 65. A person's annual retirement benefit is based upon a percentage that is equal to years of credited service plus 30, but not more than 75%, times average final compensation at the earlier of retirement, attainment of age 65 or death. These amounts are reduced by Social Security benefits and certain retirement benefits from other employers. Pensions in the form of joint and survivor annuities are also available.

Pension Plan Table
($)

	Length of Service
Average Final Compensation
	30 Years	35 Years	40 Years	45 Years
500,000	300,000	325,000	350,000	375,000
600,000	360,000	390,000	420,000	450,000
700,000	420,000	455,000	490,000	525,000
800,000	480,000	520,000	560,000	600,000
900,000	540,000	585,000	630,000	675,000
1,000,000	600,000	650,000	700,000	750,000
1,100,000	660,000	715,000	770,000	825,000
1,200,000	720,000	780,000	840,000	900,000
1,300,000	780,000	845,000	910,000	975,000
1,400,000	840,000	910,000	980,000	1,050,000
1,500,000	900,000	975,000	1,050,000	1,125,000

        Average final compensation, for purposes of retirement benefits of executive officers, is generally equivalent to the average of the aggregate of the salary and bonus amounts reported in the Summary Compensation Table above under "Annual Compensation" for the five years preceding retirement, not to exceed 150% of the average annual salary for such five year period. Messrs. Ferland, Dougherty, O'Flynn, Cassidy and Izzo will have accrued approximately 48, 48, 44, 48 and 36 years of credited service, respectively, as of age 65.

Organization and Compensation Committee Report on Executive Compensation

        The compensation program for executive officers of PSEG and its subsidiaries is administered by the PSEG organization and compensation committee of the PSEG board of directors. The PSEG organization and compensation committee operates under a written charter adopted by the PSEG board of directors, a copy of which is posted on PSEG's website, www.pseg.com/investor/governance. During 2004, the committee consisted solely of independent directors. Compensation plans developed by the committee are approved by the full PSEG board of directors. Administration of the plans is the responsibility of the PSEG organization and compensation committee.

        The committee's philosophy on executive compensation is to base compensation on the value and level of performance of the executive and to link compensation to shareholder value. To achieve this result, the committee has developed and administers several pay delivery systems designed to focus executive efforts on improving corporate performance. These systems include base salary, an annual incentive compensation plan and a long-term incentive compensation plan. The prior long-term compensation plan permits only the use of stock options. Over the past several years, the committee has shifted the relationship of these elements to place a higher portion on long-term compensation to increase the linkage of executive compensation with long-term shareholder value. In 2004, shareholders approved a new long-term incentive compensation plan, the 2004 Long-Term Incentive Plan, to permit the use of other long-term incentive compensation vehicles, such as performance shares and restricted stock, in addition to stock options. Also included as compensation are a deferred compensation plan, employer contributions to a 401(k) plan and an employee stock purchase plan.

        Base salary levels are reviewed annually using compensation data compiled by outside compensation experts for similar positions and comparable companies. The utilities surveyed include some of, but are not limited to, those included in the Dow Jones Utilities Index. Most of the general industry companies surveyed are included in the S&P 500 Composite Stock Price Index. Each of these indices is shown in the Performance Graph below. For PSE&G positions, market data is reviewed for large electric and gas utilities, as well as for general industry. For PSEG Power, data for energy services and relevant general industry is utilized, while for PSEG Energy Holdings and PSEG Services positions, relevant general industry data is taken into consideration. Individual performance of the executive with respect to corporate performance criteria is determined and taken into account when setting salaries against the competitive market data. Such corporate performance criteria include attainment of business unit plans and financial targets, as well as individual measures for each executive officer related to such person's area of responsibility. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median of the competitive market. Generally, for 2004, base salaries were increased from 2003 levels to reflect general market adjustments for comparable positions.

        For fiscal year 2004, the base salary of E. James Ferland, Chairman of the Board, President and Chief Executive Officer, based on overall performance and consideration of market data, was set at a rate which was approximately the median of comparable size energy companies. Since the incentive compensation plans discussed below have been based in part upon a percentage of salary, these elements of Mr. Ferland's compensation may be affected by increases in salary. In determining base salary for Mr. Ferland, individual performance in relation to corporate performance factors such as achievement of business plans, financial results, safety, human resources management, nuclear operations and civic leadership are considered.

        The Restated and Amended Management Incentive Compensation Plan is designed to motivate and reward executives for both achievement of individual goals and overall company results and operates as an incentive compensation pool plan pursuant to which an award fund is established by the committee each year. The maximum award fund in any year is 2.5% of PSEG's net income. Mr. Ferland's maximum award cannot exceed 10% of the award fund and the maximum award for other participants cannot exceed 90% of the award fund divided by the number of participants, other than Mr. Ferland, for that plan year. The committee has the authority to reduce the award of any participant below the maximum award otherwise payable based upon criteria it deems appropriate. When considering whether to reduce the award of any executive officer below the maximum allowed under the plan for 2004, the committee considered a combination of corporate results, business factors and individual results including financial and business performance, business strategy and planning, customer operations, corporate governance, health and safety, management of corporate support services, cost savings and legal and environmental performance.

        Annual awards are determined within 120 days after the end of the fiscal year. Awards for 2004 performance, including Mr. Ferland's, were determined in January 2005. The committee determined to reduce Mr. Ferland's and the other executive officers' awards below the maximum allowed based on its evaluation of the factors enumerated above and because year-end earnings were below business targets.

        The 2004 Long-Term Incentive Plan is designed to provide a direct linkage between the executive's interests and increases in shareholder value by encouraging certain executives of PSEG and its subsidiaries to increase their ownership of PSEG common stock through the grant of stock options, restricted stock and performance units.

        Grant levels are determined by the committee based upon several factors including the participant's ability to contribute to the overall success of PSEG and its subsidiaries and competitive market data. The level of grants is reviewed annually by the committee. The committee does not consider prior awards of stock options, restricted stock and performance units made to executive officers when determining grants.

        In 2004, Mr. Ferland was granted 135,000 stock options, 22,200 shares of restricted stock and 22,200 performance units. The value of the grant of stock options to Mr. Ferland was below the median of the comparative market data.

        Mr. Ferland has been awarded 210,000 shares of restricted PSEG common stock under the Original Ferland Employment Agreement, which shares vest in stages annually through 2007. The award was designed to align his interests with an increase in shareholder value and to incent him to remain with PSEG as Chief Executive Officer through March 31, 2007.

        Section 162(m) of the Internal Revenue Code generally denies a deduction for United States federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for compensation pursuant to shareholder-approved performance-based plans. Shareholder approval of the 2004 Long-Term Incentive Plan and the Restated and Amended Management Incentive Compensation Plan was received at the 2004 Annual Meeting of Shareholders. As a result, performance-based compensation under these plans is not now subject to the limitation on deductions contained in Section 162(m) of the Internal Revenue Code. In 2004, for purposes of Section 162(m) of the Internal Revenue Code, Messrs. Ferland, Dougherty and O'Flynn had compensation in excess of $1 million. The committee and PSEG will continue to evaluate executive compensation in light of Section 162(m) of the Internal Revenue Code.

        Members of the PSEG Organization and Compensation Committee:

Shirley Ann Jackson, Chair	William V. Hickey
Ernest H. Drew	Thomas A. Renyi
Conrad K. Harper
February 3, 2005

Audit Committee Report

        The PSEG audit committee of the PSEG board of directors is composed solely of independent directors. It operates under a written charter adopted by the PSEG board of directors which is posted on PSEG's website, www.pseg.com/investor/governance. It is annually reviewed and assessed for adequacy by the PSEG audit committee.

        Management is responsible for PSEG's financial statements and internal controls. The independent auditor of PSEG, Deloitte & Touche LLP, reports directly to the PSEG audit committee and is responsible for performing an independent audit of PSEG's annual consolidated financial statements in accordance with generally accepted auditing standards and on management's assessment of internal controls and for issuing reports thereon. The committee's overall responsibility is to assist the PSEG board of directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

        In performance of its responsibilities, the committee has met and held discussions with management, the internal auditors and the independent auditor. The committee periodically meets privately with the internal auditors and with the independent auditor, and also meets in executive session with only Committee members present.

        Management has represented to the committee that PSEG's consolidated financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed the consolidated audited financial statements with management, the internal auditors and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and other requirements, including the following:

  •
  methods used to account for significant transactions;

  •
  the effect of significant accounting policies in emerging areas;

  •
  the process used by management in formulating accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of these estimates;

  •
  any disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements; and

  •
  critical accounting policies.

        The independent auditor also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The committee discussed with the independent auditor the firm's independence with respect to PSEG and its management and discussed the internal controls and an assessment of the audits of Deloitte & Touche LLP by the Public Company Accounting Oversight Board. The committee has also reviewed the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm's independence. The PSEG audit committee requires that all services of Deloitte & Touche LLP be pre-approved by the audit committee or the audit committee chair. The committee has considered whether the independent auditor's provision of non-audit services to PSEG and the audit and non-audit fees paid to the independent auditor, are compatible with maintaining the independent auditor's independence. On the basis of its review, the committee determined that the independent auditor has the requisite independence.

        Based on the committee's discussions with management, the internal auditors and the independent auditor, the committee's review of the audited financial statements, the representations of management regarding the audited financial statements and the report of the independent auditor to the committee, the committee recommended to the PSEG board of directors that the audited financial statements be included in PSEG's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Members of the Audit Committee:

Albert R. Gamper, Jr., Chair	Shirley Ann Jackson
Caroline Dorsa	Thomas A. Renyi
William V. Hickey	Richard J. Swift
February 16, 2005

Fees Billed to PSEG by Deloitte & Touche LLP for 2004 and 2003

        The appointment, termination, compensation and oversight of the work of the independent auditor, Deloitte & Touche LLP, is the direct responsibility of the PSEG audit committee of the PSEG board of directors, which reviews their independence, the services provided and their fees, as well as peer review reports of their performance. All fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte & Touche) for all services, audit and non-audit, provided to PSEG and its subsidiaries are pre-approved by the audit committee or its chair.

Audit Fees

        The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for audit services rendered for the years ended December 31, 2004 and 2003 totaled $7,686,120 and $4,803,285, respectively. The increase in fees in 2004 is largely related to Deloitte & Touche review of PSEG's internal controls, which was conducted for the first time in 2004 as required by Section 404 of the Sarbanes Oxley Act. The fees were incurred for audits of the annual consolidated financial statements of PSEG and its subsidiaries, including the Annual Report on Form l0-K of PSEG and its subsidiaries, reviews of financial statements included in Quarterly Reports on Form 10-Q of PSEG and its subsidiaries and for services rendered in connection with certain financing transactions and fees for accounting consultations related to the application of new accounting standards and rules.

Audit Related Fees

        The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for audit related services rendered for the years ended December 31, 2004 and 2003 totaled $1,083,200 and $434,450, respectively, primarily related to audits of PSEG's employee benefit plans, performing certain attest services and, in 2004, due diligence related to the proposed merger with Exelon.

Tax Fees

        The aggregate fees billed to PSEG and its subsidiaries by Deloitte &Touche for tax compliance, tax planning and tax advice for the years ended December 31, 2004 and 2003 totaled $888,178 and $1,095,477, respectively.

All Other Fees

        The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for services other than the services described above totaled $23,500 for the year ended December 31, 2004, primarily for assistance in certain litigation and $149,150 for the year ended December 31, 2003, primarily for allowed valuation services related to tax restructurings for which Deloitte & Touche was engaged in 2002.

PSEG PROPOSAL 3: RATIFICATION OF DELOITTE & TOUCHE LLP

        The PSEG audit committee of the PSEG board of directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditor to make the annual audit of the books of account and supporting records of PSEG for 2005, subject to the ratification of the shareholders at the Annual Meeting of Shareholders.

        Deloitte & Touche LLP has made the annual audit of the books of PSEG (or prior to PSEG's formation, PSE&G) since 1973. Representatives of Deloitte & Touche will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

  The PSEG board of directors recommends a vote FOR this proposal.

PSEG PROPOSAL 4: SHAREHOLDER PROPOSAL

        The following proposal was submitted on August 15, 2004 in accordance with applicable SEC Rules. The proposal is printed exactly as it was submitted:

        John A. Dal Pan, BSES, MS; 154 Mc Cosh Road, Upper Montclair, NJ 07043, record-holder of more than 6800 shares of Public Service Enterprise Group, Inc. and a additional 1200 shares in a 401K plan: Mrs. Maria S. Dal Pan—Dias, BA, 1815 Badlands Drive, Reno, NV 89521, record-holder of more than 570 shares of Public Service Enterprise Group, Inc.; and/or Mrs. Jean Dal Pan, BSBA, 154 Mc Cosh Road, Upper Montclair, NJ 07043, owner of more then 2500 shares of Public Service Enterprise Group, Inc. held in two brokerage accounts hereby informs the Company that any one of them intends to present the following proposal at the 2005 Annual Stockholder's Meeting:

        "Resolved: The shareholders of Public Service Enterprise Group (PSEG) urge our Board of Directors and its Executive Compensation Committee to take the necessary steps to replace the current system of compensation for senior executives with the following features:

(1)
Salary: The chief executive officer's salary should be targeted at the mean of salaries paid at similar companies, not to exceed $1,000,000.00 annually. No senior executive should receive more than the CEO.

(2)
Annual Bonus: The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonuses should be a percentage of the executive's salary level, capped at 25% of salary. The bases for bonuses should be published for Shareholders' review.

(3)
Long-Term Equity Compensation: Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted shares program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $300,000 on the date of grant.

        The compensation program should be implemented in a manner that does not violate any existing employment agreements or equity compensation plans. Perhaps other perks received by Executives and Senior Management such as insurances not available to general employees, use of company facilities (for parking etc.), car allowances, beneficial values of Company owned tickets to NJPAC, Giant Stadium, Continental Arena, Bears Stadium, etc. and memberships to Country/Golf Clubs should be evaluated and added to the value of their Base compensation."

Supporting statement:

        We believe that the compensation paid to senior executives at many companies, and in particular our Company, is excessive, unjustified, and contrary to the interest of PSEG, its shareholders, and other equity interest.

        It has been more than 5 years since our Company lobbied for and achieved Deregulation. The Company was able to recover sunk cost for existing Generation. The Shareholders were told that it was better for the Company to retain profits for investment so that they could grow the company. Well the Management has consistently and substantially increased their compensation, and the Company has NOT grown to expectations.

        Until last year, the shareholders were without a dividend increase for 14 years, and then they were given a 4-cents increase in annual dividend. That is an increase of less than 2%. During the past 14 years the Senior Executives have not missed a salary increase or bonus. Even the Directors gave themselves a 33% increase in base compensation and a 33% increase in annual restricted stock. This was all done without the Shareholder's approval. It would not have made a difference if the Shareholders were asked for approval. That is, because the majority of the Company stock is controlled by Insiders, Mutual Funds, and Institutions who support Management's decisions.

        The long term small Shareholders who invested in what they hoped was a stable Company that would pay them dividends over the years into their retirement are in jeopardy of losing their investment due to the greed of the Senior Executives and their Board of Directors.

        We urge you to vote FOR this proposal.

The PSEG board of directors of PSEG recommends a vote AGAINST the adoption of this proposal for the following reasons:

        The PSEG board of directors recommends a vote against this proposal because it believes arbitrary caps and restrictions on executive compensation are not in the best interests of PSEG or its shareholders. The PSEG board of directors believes that the PSEG organization and compensation committee should retain the flexibility to design appropriate compensation programs in light of current circumstances, including operations and goals for management, the regulatory environment and competitive practices.

        In accordance with its charter, the PSEG organization and compensation committee, which is composed entirely of independent directors, is responsible for designing and administering the executive compensation program. The committee reviews with the Board the performance and compensation of senior executive officers. The PSEG board of directors and the committee strongly support the concept of performance-based executive compensation arrangements that are designed to align executive compensation with long-term stockholder interests, and are market competitive. For these reasons, the committee has taken into account many of the features described in the stockholder proposal, including targeting the chief executive officer's salary against the median of similar companies, ensuring that annual bonuses are based on well-defined measures that are performance-based, providing for awards of restricted stock that vest over several years to encourage long-term equity-holdings by executives and ensuring detailed disclosure of executive compensation.

        The fundamental difference between the PSEG organization and compensation committee's current executive compensation program and the shareholder proposal is the lack of flexibility provided by the proposal. The PSEG board of directors believes that restricting potential incentive program features and capping compensation levels for executives would unduly restrict the committee's choice among performance based compensation arrangements. In fact, the caps proposed by the proponent are inconsistent with targeting compensation at the median of competitive companies and, if imposed, would make it difficult to attract and retain key executive personnel. Further, the short-term and long-term incentive compensation programs, which do not provide compensation caps as proposed by the shareholder proponent, have been overwhelmingly approved by PSEG shareholders.

        The PSEG board of directors also understands the importance of preserving flexibility in compensation so that the committee can choose incentives that best balance the variety of goals that PSEG seeks to pursue through compensation arrangements. In choosing the appropriate compensation arrangement to use for executives, the committee must consider many factors, such as the goals the PSEG board of directors has established for the company and management, tax, and accounting consequences of various arrangements, competitive practices of comparable companies and prevailing pay rates. The PSEG board of directors believes that limiting the committee's ability to design compensation programs and set competitive compensation levels in line with those of other companies would place PSEG at a significant competitive disadvantage in the recruitment and retention of top executives.

        The proponent's concerns about aligning executive interests with those of stockholders and ensuring appropriate levels of compensation are satisfied by the current compensation program, as discussed in "—Executive Compensation—Organization and Compensation Committee Report on Executive Compensation," in which the Committee discusses its policies and objectives regarding total compensation for executives and the relationship of that compensation to performance. As disclosed in the Committee Report, the program focuses on both short- and long-term performance as measured by financial results and value creation for stockholders. Bonuses are paid based on the achievement of individual and corporate performance objectives.

        The PSEG board of directors believes the proposal would arbitrarily restrict flexibility in executive compensation without reference to the many considerations that the PSEG organization and compensation committee must take into account in attracting and retaining an effective and experienced management team. Accordingly, the PSEG board of directors recommends a vote AGAINST this proposal.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Exelon

        To recommend a candidate for the corporate governance committee's consideration as a board nominee for election at the Exelon 2006 annual meeting, write a letter to Mr. M. Walter D'Alessio, Chairman of the Corporate Governance Committee, c/o Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn St., 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. The Exelon corporate governance committee has the sole discretion to decide whom it will recommend, and the Exelon board of directors has the sole discretion to make the final selection of nominees.

        If you wish to nominate a candidate for director from the floor of the Exelon 2006 annual meeting you must write to Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn, 37th Floor, P.O. Box 805398, Chicago, IL 60680-5398. To be effective, your notice must comply with Exelon's Amended and Restated By-laws, be received no later than [    •    ], 2005 and include the information about the nominee that would be required to be included in a proxy statement under the rules of the SEC, as well as the signed consent of the nominee to serve as a director, if elected.

        In order to be considered for the 2006 annual meeting, shareholder proposals must be submitted in writing to Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. Under the Bylaws, no proposal can be considered at the 2006 annual meeting unless it is received by the Corporate Secretary before the close of business on [    •    ], 2005. The proposal must also meet the other requirements of the Bylaws and the rules of the SEC relating to shareholder proposals.

PSEG

        Shareholder proposals intended for inclusion in PSEG's proxy statement in connection with its 2006 annual meeting of shareholders should be sent to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and must be received by [    •    ], 2005.

        If PSEG is not notified by [    •    ], 2005 of any proposal intended to be presented for consideration at the 2006 annual meeting of shareholders, then the proxies named by PSEG with respect to that meeting will have discretionary voting authority with respect to each proposal if presented at the meeting.

LEGAL MATTERS

        The validity of the Exelon common stock to be issued to PSEG shareholders pursuant to the merger will be passed upon by Sidley Austin Brown & Wood LLP.

        It is a condition to completion of the merger that each of Exelon and PSEG receive an opinion from their respective counsel with respect to the United States federal income tax treatment of the merger.

EXPERTS

        The consolidated financial statements of Exelon Corporation and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated into this joint proxy statement/prospectus by reference to the Exelon Corporation Current Report on Form 8-K filed by Exelon Corporation on May 13, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements, the related consolidated financial statement schedule and management's report on the effectiveness of internal control over financial reporting of PSEG, incorporated into this prospectus by reference from PSEG's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule, and include explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" described in Note 2, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Exelon and PSEG file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

        Exelon has filed a registration statement on Form S-4 to register with the SEC the Exelon common stock to be issued to PSEG shareholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Exelon in addition to being a proxy statement of Exelon and PSEG for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Exelon SEC filings (File No. 000-09692)	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K
Filed on January 28, 2005, February 4, 2005, February 22, 2005, February 25, 2005, March 7, 2005, March 8, 2005, March 30, 2005, April 5, 2005, April 6, 2005, April 25, 2005, April 27, 2005, May 10, 2005 and May 13, 2005
The description of Exelon's common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934	Filed on October 11, 2000, as amended on October 12, 2000

PSEG SEC filings (File No. 001-09120)	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2004, as amended on April 28, 2005 and filed with the SEC on April 28, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	Filed on January 24, 2005, February 3, 2005 (item 8.01 only), February 4, 2005, April 6, 2005, April 22, 2005 and May 4, 2005
The description of PSEG's common stock contained in the registration statement on Form 8-K filed pursuant to Section 12 of the Securities Exchange Act of 1934	Filed on January 17, 1990

        We also are incorporating by reference additional documents that Exelon and PSEG file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the meetings.

        All information contained or incorporated by reference in this joint proxy statement/prospectus relating to Exelon has been supplied by Exelon, and all information about PSEG has been supplied by PSEG.

        The incorporation by reference of documents containing forward-looking statements does not update such forward-looking statements.

        If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Exelon Corporation
Exelon Shareholder Services
10 South Dearborn Street, Chicago, IL 60603
(312) 394-2345

Public Service Enterprise Group Incorporated
PSEG Investor Relations
80 Park Plaza, 6th Floor, Newark, NJ 07101
(973) 430-6565

        If you are an Exelon shareholder and would like to request documents from Exelon, please do so by [    •    ], 2005 to receive them before the Exelon annual meeting. If you are a PSEG shareholder and would like to request documents from PSEG, please do so by [    •    ], 2005 to receive them before the PSEG annual meeting.

        You also can get more information by visiting Exelon's web site at www.exeloncorp.com and PSEG's web site at www.pseg.com. Web site materials are not part of this joint proxy statement/prospectus.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to Exelon's and PSEG's shareholders in connection with the merger, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2005. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of shares of Exelon common stock as contemplated by the merger agreement will create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BETWEEN

EXELON CORPORATION

AND

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

DATED AS OF DECEMBER 20, 2004

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2004 between Exelon Corporation, a Pennsylvania corporation ("Parent"), and Public Service Enterprise Group Incorporated, a New Jersey corporation (the "Company") (Parent and the Company being hereinafter collectively referred to as the "Constituent Corporations"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Parent and the Company have each approved the merger of the Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Common Stock, no par value per share, of the Company ("Company Common Stock," and the shares of Company Common Stock are hereinafter referred to as the "Shares"), other than Shares owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, no par value per share, of Parent (the "Parent Shares");

        WHEREAS, the Board of Directors of the Company has determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and the Company's shareholders, has approved this Agreement and the Merger and has recommended that the Company's shareholders approve this Agreement;

        WHEREAS, the Board of Directors of Parent has determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, Parent and Parent's shareholders, has approved this Agreement and the Merger and has recommended that Parent's shareholders approve the issuance of Parent Shares in the Merger;

        WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

ARTICLE I
INTERPRETATION; DEFINITIONS

        Section 1.1    Interpretation; Definitions.    When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any reference to the Surviving Corporation or to Parent after giving effect to the Merger means Parent as the Surviving Corporation. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

        "Acquisition Agreement" shall have the meaning set forth in Section 6.2(a).

        "Affected Employees" shall have the meaning set forth in Section 7.1(c).

        "Affiliate" shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

        "Agreement" means this Agreement and Plan of Merger between Parent and the Company.

        "Articles of Merger" shall have the meaning set forth in Section 2.3.

        "Assumed Stock-Based Award" shall have the meaning set forth in Section 7.2(b).

        "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended.

        "Benefit Plan" means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental, vision care, life insurance or other plan, program or arrangement providing compensation or benefits to or in respect of any current or former employee, officer or director of the Company or Parent, as the case may be, or any of their respective Subsidiaries.

        "BPU" means the New Jersey Board of Public Utilities.

        "Burdensome Action" means any action that (i) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent after giving effect to the Merger or (ii) involves (A) divesting or holding separate any nuclear generation assets of Parent, the Company or any of their respective Subsidiaries or Affiliates unless otherwise agreed by the Chief Executive Officers of each of Parent and the Company, (B) implementing any auction or other process to transfer control over an amount of nuclear base-load capacity materially in excess of that amount of nuclear base-load capacity that is proposed by the parties' mutually agreed upon analysis of the mitigation sufficient to address the increased market concentration resulting from the Merger as set forth in the "Appendix A" analysis to be filed at FERC for base-load capacity or (C) divesting or holding separate an amount of peaking or mid-merit generation assets or capacity of Parent, the Company or any of their respective Subsidiaries or Affiliates materially in excess of that amount of peaking and mid-merit assets or capacity that is proposed by the parties' mutually agreed upon analysis of the mitigation sufficient to address the increased market concentration resulting from the Merger as set forth in the "Appendix A" analysis to be filed at FERC for peaking and mid-merit capacity.

        "Burdensome Order" shall have the meaning set forth in Section 8.1(f).

        "Capital Stock" means, as applicable any capital stock of a corporation or any other equity interest (including preferred interests) in any Person including any equity interest (including preferred interests) in any partnership, limited liability company or limited liability partnership.

        "Certificate of Merger" shall have the meaning set forth in Section 2.3.

        "Certificates" shall have the meaning set forth in Section 3.3(b).

        "Closing Date" shall have the meaning set forth in Section 2.2.

        "Code" shall have the meaning set forth in the fourth recital provision of this Agreement.

        "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Company Business Personnel" shall have the meaning set forth in Section 4.13(a).

        "Company Cash Award" shall have the meaning set forth in Section 7.2(b).

        "Company Cash Dividend Equivalents" means dividend equivalent awards under the Company Stock Plans that are settled in cash.

        "Company Cash Phantom Shares" means awards under the Company Stock Plans, Company's Deferred Compensation Plan for Directors, the Company's Deferred Compensation Plan for Certain Employees, the Company's Deferred Compensation Plan for Nuclear Representatives to Nuclear Review Board, the Company's Deferred Compensation Plan for Members of Nuclear Oversight Committee and employment contracts, the value of which are determined by the value of the Company Common Stock and which are settled in cash.

        "Company Common Stock" shall have the meaning set forth in the first recital provision of this Agreement.

        "Company DRIP" shall have the meaning set forth in Section 4.3(a).

        "Company Employee Savings Plan" shall have the meaning set forth in Section 4.3(a).

        "Company Equity Units" means the Company's 9,200,000 outstanding Participating Units issued and outstanding as of the date hereof.

        "Company ESPP" shall have the meaning set forth in Section 4.3(a).

        "Company Filed SEC Documents" means the documents (including portions of exhibits containing the audited financial statements of the Company, the notes thereto or Management's Discussion and Analysis of Financial Condition and Results of Operations but excluding all other exhibits or portions thereof) filed with or furnished to the SEC by the Company or any of its Subsidiaries and publicly available on the Electronic Data Gathering, Analysis and Retrieval System since December 31, 2001 and prior to the date of the execution of this Agreement.

        "Company Group" means (a) any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, consists or consisted solely of the Company (or any predecessor), any Subsidiary of the Company (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, has or had the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) as the common parent, and (b) any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and consists or consisted solely of the Company (or any predecessor), any Subsidiary of the Company (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and has or had the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) as the common parent.

        "Company Indebtedness" means (a) indebtedness for borrowed money of the Company and its Subsidiaries, (b) obligations of the Company and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments or by letters of credit agreements, including purchase money obligations or other obligations relating to the deferred purchase price of property and (c) direct or indirect guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of any Person.

        "Company Insiders" shall have the meaning set forth in Section 7.11.

        "Company Joint Venture" means any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of the Company and in which (i) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 2% or less in publicly traded companies) or (ii) the Company or a Subsidiary of the Company is a general partner.

        "Company Letter" means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

        "Company Material Contract" shall have the meaning set forth in Section 4.25.

        "Company Material Taxes" means (a) federal income Taxes imposed on any Company Group, (b) New Jersey Corporation Business Taxes imposed on the Company, any Subsidiary of the Company or any Company Group and (c) material foreign Taxes imposed on the Company, any Subsidiary of the Company or any Company Group (including, in the case of each reference to the Company or any Subsidiary of the Company, any predecessor thereof).

        "Company Non-US Compensation and Benefit Plans" shall have the meaning set forth in Section 4.12(h).

        "Company Nuclear Facilities" shall have the meaning set forth in Section 4.16(a).

        "Company Option Plans" shall have the meaning set forth in Section 4.3(a).

        "Company Performance Shares" shall mean the Performance Shares described under Company Stock Plans.

        "Company Performance Units" shall mean the Performance Units described under the Company Stock Plans.

        "Company Permits" shall have the meaning set forth in Section 4.9(a).

        "Company Preferred Stock" shall have the meaning set forth in Section 4.3(a).

        "Company Regulatory Approval Coordinators" shall have the meaning set forth in Section 7.10(d)(i).

        "Company Reporting Subsidiary" means each Subsidiary of the Company required to file documents with or furnish documents to the SEC pursuant to the Securities Act or the Exchange Act.

        "Company Required Statutory Approvals" shall have the meaning set forth in Section 4.5(b).

        "Company Restricted Shares" shall have the meaning set forth in Section 4.3(a).

        "Company RSUs" shall have the meaning set forth in Section 4.3(a).

        "Company SEC Documents" shall have the meaning set forth in Section 4.6(a).

        "Company Shareholder Approval" shall have the meaning set forth in Section 7.3(a).

        "Company Shareholders Meeting" shall have the meaning set forth in Section 7.3(a).

        "Company Stock-Based Awards" means the Company Restricted Shares, the Company RSUs, the Company Performance Units, the Company Performance Shares, the Company Stock Phantom Shares and the Company Stock Equivalents that are payable in Company Common Stock.

        "Company Stock Dividend Equivalents" means dividend equivalent awards under the Company Stock Plans that are settled in Shares.

        "Company Stock Equivalents" shall have the meaning set forth in Section 4.3(a).

        "Company Stock Options" shall have the meaning set forth in Section 4.3(a).

        "Company Stock Phantom Shares" means awards under the Company Stock Plans the value of which are determined by the value of the Company Common Stock and which may be settled in Shares.

        "Company Stock Plans" shall have the meaning set forth in Section 4.3(a).

        "Company Tax Certificate" means a form of certificate attached to the Company Letter which contains certain representations substantially to the effect of the representations to be made by the Company in connection with the tax opinions contemplated by Sections 8.2(c) and 8.3(d).

        "Company Thrift Plan" shall have the meaning set forth in Section 4.3(a).

        "Company Trading" means any transaction which does not hedge an underlying exposure, is conducted to increase expected margin at increased expected risk and is recorded in Power's Wholesale Power Trading book but shall not include trading activities of Holdings and its Subsidiaries.

        "Company Trading Guidelines" shall have the meaning set forth in Section 4.18.

        "Company Voting Debt" shall have the meaning set forth in Section 4.3(a).

        "Compensation Commitments" shall have the meaning set forth in Section 4.12(a).

        "Confidentiality Agreement" shall have the meaning set forth in Section 7.4(a).

        "Constituent Corporations" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Contract" shall mean any written or oral agreement, undertaking, contract, commitment, lease, license, permit, franchise, concession, deed of trust, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

        "Current Premium" shall have the meaning set forth in Section 7.9(b).

        "Directors' Units" shall have the meaning set forth in Section 5.3(a).

        "Dividend Shortfall" shall have the meaning set forth in Section 7.13(b).

        "Dividend Threshold" shall have the meaning set forth in Section 7.13(b).

        "D&O Insurance" shall have the meaning set forth in Section 7.9(b).

        "Effective Time" shall have the meaning set forth in Section 2.3.

        "End Date" shall have the meaning set forth in Section 9.1(i).

        "ENEH" means Exelon New England Holdings, LLC, a Delaware limited liability company.

        "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or radioactive material or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance or nuclear and radioactive materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

        "ERISA Affiliate" shall have the meaning set forth in Section 4.12(a).

        "ERISA Benefit Plan" means a Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "Exchange Agent" shall have the meaning set forth in Section 3.3(a).

        "Exchange Fund" shall have the meaning set forth in Section 3.3(a).

        "Exchange Ratio" shall have the meaning set forth in Section 3.2(c).

        "Federal Power Act" shall have the meaning set forth in Section 4.2(a).

        "Federal Required Statutory Approvals" shall have the meaning set forth in Section 9.1(i).

        "FERC" means the Federal Energy Regulatory Commission.

        "Final Order" means any action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

        "Financing Contract" means any loan agreement, indenture or other financing Contract to which the Company or any of its Affiliates is a party that was entered into in connection with any Leveraged Lease.

        "Global" means PSEG Global L.L.C., a New Jersey limited liability company.

        "Governmental Entity" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

        "Hazardous Substance" means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls or radioactive material and (iii) any other substance which is regulated by or for which liability or standards of care are imposed by any Environmental Law.

        "Holdings" means PSEG Energy Holdings L.L.C., a New Jersey limited liability company.

        "Holdings Joint Venture" shall have the meaning set forth in Section 4.26(a).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "ICC" means the Illinois Commerce Commission.

        "Indemnified Person" shall have the meaning set forth in Section 7.9(a).

        "Intellectual Property Rights" shall have the meaning set forth in Section 4.19.

        "IRS" means the Internal Revenue Service.

        "J.P. Morgan" shall have the meaning set forth in Section 5.23.

        "Knowledge" shall mean the actual knowledge of the Persons set forth on Item 1.1(a) of the Company Letter, in the case of the Company, and the actual knowledge of the Persons set forth on Item 1.1(a) of the Parent Letter, in the case of Parent.

        "Lehman" shall have the meaning set forth in Section 5.23.

        "Leveraged Lease" means (a) any lease that is collateral for indebtedness through which the lessor financed or acquired an asset and to which the Company, any of its Affiliates or any Company Joint Venture is a party and (b) all Contracts and documents entered into by the Company, any of its Affiliates or any Company Joint Venture with the lessee or an Affiliate of the lessee in connection with the transactions contemplated by such lease.

        "Liens" means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

        "Listed Transaction" means (i) any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has identified (by notice, regulation, other form of published guidance or otherwise) as a "listed transaction" pursuant to Treasury Regulation § 1.6011-4(b)(2), (ii) any transaction or arrangement in which there is an acquisition of a leasehold interest in property and the sublease of such property (including, without limitation, any transaction or arrangement that is similar to that described in IRS Notice 2000-15 or that is referred to as a "lease-in/lease-out" or "LILO") or (iii) any transaction or arrangement in which a lessee of property may arrange for a service Contract, replacement lease, residual value insurance or similar arrangement during or at the end of a lease term (including, without limitation, any transaction or arrangement that is structured with an intent to avoid the application of Section 168(g)(3)(A) of the Code or that is referred to as a "sale-in/lease-out" or "SILO").

        "Material Adverse Change" or "Material Adverse Effect" means, when used with reference to the Company or Parent, as the case may be, any event, effect, change or development that, individually or in the aggregate with other events, effects, changes or developments (including, in the case of the Company, any event, effect, change or development with respect to any Company Joint Venture) (a) is, or would reasonably be expected to be, material and adverse to the financial condition, business, assets, liabilities (contingent or otherwise), operations or results of operations of the Company and its Subsidiaries taken as a whole, in the case of the Company, or Parent and its Subsidiaries taken as a whole, in the case of Parent, (b) with respect to Parent, has a material and adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby by the End Date or (c) with respect to the Company, has a material and adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby by the End Date; provided, however, that to the extent any event, effect, change or development is caused by or results from any of the following, in each case, it shall not be taken into account in determining whether there has been (or would reasonably be expected to be) a "Material Adverse Change" or a "Material Adverse Effect": (i) factors affecting the economy or financial markets as a whole, (ii) factors affecting the electric energy market as a whole, except to the extent the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, are materially and adversely affected in a disproportionate manner as compared to comparable participants in the electric energy market, (iii) the announcement of the execution of this Agreement, (iv) any failure by Parent or the Company to meet any revenue or earnings predictions prepared by the Company or Parent, as the case may be, or revenue or earnings predictions of equity analysts or the receipt by Parent or the Company, or any of their respective Subsidiaries of any credit ratings downgrade (it being understood that the facts or occurrences giving rise or contributing to any such effect, event, change or development which affect or otherwise relate to or result from the failure to meet revenue or earnings predictions prepared by the Company or Parent, as the case may be, or revenue or earnings predictions of equity analysts or to the receipt of any credit ratings downgrade may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Change or Material Adverse Effect), (v) changes in laws, rules or regulations of any Governmental Entity affecting the electric energy market as a whole except to the extent the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, are materially and adversely affected in a disproportionate manner as compared to comparable participants in the electric energy market, (vi) any loss, in and of itself, resulting from the sale of assets in accordance with Section 6.1(a)(viii)(B) or impairment charge, in and of itself, taken in relation to the assets identified on Item 6.1(a)(viii)(B) of the Company Letter, (vii) any sale or disposition of assets that may be ordered by the SEC, as part of its review of the Merger under PUHCA, (viii) any change in generally accepted accounting principles by the Financial Accounting Standards Board, the SEC or any other regulatory body, (ix) any event, effect, change or development resulting from a breach by Exelon Generation Company, LLC of the OSC shall not be deemed to be an event, effect, change or development that would have a

Material Adverse Effect on the Company or (x) any matter to the extent identified on Item 1.1(b) of the Parent Letter or Item 1.1(b) of the Company Letter.

        "Merger" shall have the meaning set forth in the first recital provision of this Agreement.

        "Morgan Stanley" shall have the meaning set forth in Section 4.22.

        "Multiemployer Plan" shall have the meaning set forth in Section 4.12(d).

        "Natural Gas Act" means the Natural Gas Act.

        "Natural Gas Policy Act" means the Natural Gas Policy Act of 1978.

        "Net Company Position" shall have the meaning set forth in Section 4.18.

        "Net Parent Position" shall have the meaning set forth in Section 5.19.

        "NJBCA" shall have the meaning set forth in Section 2.1.

        "NRC" means the Nuclear Regulatory Commission.

        "NYSE" means the New York Stock Exchange, Inc.

        "Order" shall have the meaning set forth in Section 8.1(b).

        "OSC" means the Operating Services Contract, dated as of the date hereof, between Exelon Generation Company, LLC and PSEG Nuclear LLC.

        "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Parent Acquisition Transaction" shall have the meaning set forth in Section 9.1(j).

        "Parent Business Personnel" shall have the meaning set forth in Section 5.14(a).

        "Parent Compensation Commitment" means any material Contract, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee or consultant, including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting Contract or arrangement and any Contracts or arrangements between Parent or any of its Subsidiaries and any current or former employee, officer, director or consultant of Parent or any of its Subsidiaries.

        "Parent Deferred Shares" means Parent Shares the issuance of which has been deferred pursuant to Parent's Deferred Compensation Plan.

        "Parent Directors' Stock Unit Plan" means Parents' Non-Employee Directors Deferred Stock Unit Plan.

        "Parent Dividend Equivalents" means dividend equivalents outstanding under Parent's Retirement Plan for Directors and Parent's Director Fee Plan.

        "Parent DRIP" shall have the meaning set forth in Section 5.3(a).

        "Parent ESPP" shall have the meaning set forth in Section 5.3(a).

        "Parent Filed SEC Documents" means the documents (including portions of exhibits containing the audited financial statements of Parent, the notes thereto or Management's Discussion and Analysis of Financial Condition and Results of Operations but excluding all other exhibits or portions thereof) filed with or furnished to the SEC by Parent or any of its Subsidiaries and publicly available on the Electronic Data Gathering, Analysis and Retrieval System since December 31, 2001 and prior to the date of the execution of this Agreement.

        "Parent Group" means (a) any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, consists or consisted solely of Parent (or any predecessor), any Subsidiary of Parent (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, has or had Parent (or any predecessor) or any Subsidiary of Parent (or any predecessor) as the common parent, and (b) any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and consists or consisted solely of Parent (or any predecessor), any Subsidiary of Parent (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and has or had Parent (or any predecessor) or any Subsidiary of Parent (or any predecessor) as the common parent.

        "Parent Indebtedness" means (a) indebtedness for borrowed money of Parent and its Subsidiaries, (b) obligations of Parent and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments or by letters of credit agreements, including purchase money obligations or other obligations relating to the deferred purchase price of property and (c) direct or indirect guarantees by Parent or any of its Subsidiaries of indebtedness for borrowed money of any Person.

        "Parent Joint Venture" means any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of Parent and in which (i) Parent, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 2% or less in publicly traded companies) or (ii) Parent or a Subsidiary of the Parent is a general partner.

        "Parent Letter" means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.

        "Parent Material Contract" means any Contract to which Parent or one of its Subsidiaries is a party and which is material to Parent and its Subsidiaries, taken as a whole.

        "Parent Material Taxes" means (a) federal income Taxes imposed on any Parent Group, (b) Illinois income Taxes imposed on Parent, any Subsidiary of Parent or any Parent Group, (c) Pennsylvania Corporate Net Income Taxes imposed on Exelon Ventures Company, LLC or PECO Energy Company and (d) material foreign Taxes imposed on Parent, any Subsidiary of Parent or any Parent Group (including, in the case of each reference to Parent or any Subsidiary of Parent, any predecessor thereof).

        "Parent Non-US Compensation and Benefit Plans" shall have the meaning set forth in Section 5.13(h).

        "Parent Nuclear Facilities" shall have the meaning set forth in Section 5.17(a).

        "Parent Performance Shares" shall have the meaning set forth in Section 5.3(a).

        "Parent Permits" shall have the meaning set forth in Section 5.9(a).

        "Parent Phantom Shares" means amounts credited to participants' retirement accounts and matching contribution accounts under Parent's Deferred Compensation Unit Plan and credited as or benchmarked against Parent Shares.

        "Parent Preferred Stock" shall have the meaning set forth in Section 5.3(a).

        "Parent Regulatory Approval Coordinators" shall have the meaning set forth in Section 7.10(d)(i).

        "Parent Reporting Subsidiary" means each Subsidiary of Parent required to file documents with or furnish documents to the SEC pursuant to the Securities Act or the Exchange Act.

        "Parent Required Statutory Approvals" shall have the meaning set forth in Section 5.5(b).

        "Parent Restricted Shares" means Parent Shares subject to forfeiture.

        "Parent SEC Documents" shall have the meaning set forth in Section 5.6(a).

        "Parent Shareholder Approval" shall have the meaning set forth in Section 7.3(a).

        "Parent Shareholders Meeting" shall have the meaning set forth in Section 7.3(a).

        "Parent Share Issuance" means the issuance of the Parent Shares upon conversion of the Shares pursuant to Section 3.2(c).

        "Parent Shares" shall have the meaning set forth in the first recital provision of this Agreement.

        "Parent Stock Equivalents" shall have the meaning set forth in Section 5.3(a).

        "Parent Stock Incentive Plans" shall have the meaning set forth in Section 5.3(a).

        "Parent Stock Options" shall have the meaning set forth in Section 5.3(a).

        "Parent Tax Certificate" means a form of certificate attached to the Parent Letter which contains certain representations substantially to the effect of the representations to be made by Parent in connection with the tax opinions contemplated by Sections 8.2(c) and 8.3(e).

        "Parent Trading" means any transaction which does not hedge an underlying exposure, is conducted to increase expected margin at increased expected risk and is recorded in Parent's Proprietary Trading Book.

        "Parent Trading Guidelines" shall have the meaning set forth in Section 5.19.

        "Parent Voting Debt" shall have the meaning set forth in Section 5.3(a).

        "PBCL" shall have the meaning set forth in Section 2.1.

        "PBGC" shall have the meaning set forth in Section 4.12(d).

        "Person" means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity (including any foreign entity) or any governmental or regulatory authority or body (including any foreign entity).

        "Power" means PSEG Power LLC, a Delaware limited liability company.

        "Power Agreement" shall have the meaning set forth in Section 6.1(a)(xii).

        "Proxy Statement" shall have the meaning set forth in Section 4.8.

        "PUHCA" shall have the meaning set forth in Section 4.2(a).

        "PURPA" shall have the meaning set forth in Section 4.2(a).

        "Qualified Plan" means any Benefit Plan that is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code.

        "Registration Statement" shall have the meaning set forth in Section 4.8.

        "Regulatory Approval Coordinators" shall have the meaning set forth in Section 7.10(d)(i).

        "Regulatory Approval Team" shall have the meaning set forth in Section 7.10(d)(i).

        "Regulatory Approval Team Chairperson" shall have the meaning set forth in Section 7.10(d)(i).

        "Regulatory Approval Team Vice-Chair" shall have the meaning set forth in Section 7.10(d)(i).

        "Resources" means PSEG Resources L.L.C., a New Jersey limited liability company.

        "Sarbanes-Oxley Act" shall have the meaning set forth in Section 4.9(b).

        "SEC" means the Securities and Exchange Commission.

        "Section 16 Information" shall have the meaning set forth in Section 7.11.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        "Shareholders Meetings" shall have the meaning set forth in Section 7.3(a).

        "Shares" shall have the meaning set forth in the first recital provision of this Agreement.

        "Significant Subsidiary" of any Person means a Subsidiary of such Person that would constitute a "significant subsidiary" of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

        "State Committees" shall have the meaning set forth in Section 7.10(d)(ii).

        "Subsidiary" or "subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

        "Substitute Option" shall have the meaning set forth in Section 7.2(a).

        "Superior Proposal" shall have the meaning set forth in Section 6.2(a).

        "Surviving Corporation" shall have the meaning set forth in Section 2.1.

        "Takeover Proposal" shall have the meaning set forth in Section 6.2(a).

        "Tax" and "Taxes" means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value- added, transfer, stamp, or environmental (including taxes under Section 59A of the Code) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity arrangement.

        "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

        "Tax Sharing Arrangement" means any written or unwritten arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return.

        "Transition Chairperson" shall have the meaning set forth in Section 7.4(b).

        "Transition Coordinators" shall have the meaning set forth in Section 7.4(b).

        "Transition Team" shall have the meaning set forth in Section 7.4(b).

        "Transfer Taxes" shall have the meaning set forth in Section 7.7.

        "Unvested Restrictions" shall have the meaning set forth in Section 7.2(b).

ARTICLE II
THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the New Jersey Business Corporation Act (the "NJBCA") and the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") the Company shall be merged with and into Parent at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and Parent in accordance with the PBCL and the NJBCA.

        Section 2.2    Closing.    The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley Austin Brown & Wood LLP, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

        Section 2.3    Effective Time.    The Merger shall become effective when (a) a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the NJBCA, is duly filed with the Department of Treasury of the State of New Jersey and (b) Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the PBCL, are duly filed with the Department of State of the Commonwealth of Pennsylvania, or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger and the Articles of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of (i) the date and time at which the Certificate of Merger is duly filed with the Department of Treasury of the State of New Jersey and the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania and (ii) such later time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger and the Articles of Merger.

        Section 2.4    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the NJBCA and the PBCL.

        Section 2.5    Articles of Incorporation and By-laws; Officers and Directors.    (a) The Amended and Restated Articles of Incorporation, as amended, of Parent, as in effect immediately prior to the Effective Time shall be amended so that Article I reads in its entirety as follows: "The name of the Corporation is Exelon Electric & Gas Corporation (the "Corporation")." The Amended and Restated Articles of Incorporation of Parent, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        (b)   The Amended and Restated By-laws, as amended, of Parent as in effect immediately prior to the Effective Time, shall be amended as set forth on Exhibit A. The Amended and Restated By-laws of Parent, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

        (c)   Subject to Section 7.14(a), the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of shareholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

        (d)   At the Effective Time, the officers of Parent shall be the officers of the Surviving Corporation with such substitutions, additions and deletions as shall be determined by Parent's Chief Executive Officer in consultation with the Company's Chief Executive Officer and approved by the Board of Directors of the Surviving Corporation, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 3.1    Effect on Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, the Company or the holders of any securities of the Constituent Corporations, the capital stock of the Constituent Corporations shall be treated as set forth in this Article III and in accordance with the terms of this Agreement.

        Section 3.2    Conversion.    (a) Capital Stock of Parent. Each issued and outstanding Parent Share shall remain outstanding following the Effective Time as a share of the Surviving Corporation.

        (b)    Treasury Stock and Parent Owned Stock.    Each Share that is owned by the Company or by any Subsidiary of the Company and each Share that is owned by Parent or any Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c)    Conversion of Shares.    Each Share issued and outstanding (other than Shares to be cancelled in accordance with Section 3.2(b)) shall be converted into the right to receive 1.225 of duly authorized, validly issued, fully paid and non-assessable Parent Shares (the "Exchange Ratio"). As of the Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 3.3(c), certificates representing the Parent Shares into which such Shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.3(d).

        Section 3.3    Exchange of Certificates.    (a) Promptly after the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with a banking or other financial institution selected by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III, certificates representing the Parent Shares to be issued in connection with the Merger and, subject to Section 3.3(d), cash in lieu of fractional shares (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.2 and paid pursuant to this Section 3.3 in exchange for outstanding Shares.

        (b)    Exchange Procedure.    Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares, other than Shares referred to in Section 3.2(b) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration contemplated by Section 3.2 and this Section 3.3, including cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to the Parent Shares as provided for in Section 3.3(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, together with a check for the cash to be paid pursuant to this Section 3.3, if applicable, may be issued to such a transferee if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        (c)    Dividends.    Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared with a record date on or after the Effective Time on Parent Shares shall be paid with respect to any Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Shares, less the amount of any withholding Taxes which may be required thereon. The Surviving Corporation will provide or cause to be provided to the Exchange Agent the cash necessary to make the payments contemplated by this Section 3.3(c).

        (d)    No Fractional Securities.    No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fraction of a Parent Share, cash adjustments will be paid to holders in respect of any fraction of a Parent Share that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such shareholder's fraction of a Parent Share that would otherwise be issuable by the closing price per share of Parent Shares on the New York Stock Exchange Composite Transaction Tape on the Closing Date as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

        (e)    No Further Ownership Rights in Shares.    All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to this Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

        (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) which remains undistributed to the holders of Shares for 12 months after the Effective Time may be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Parent Shares, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        (g)    No Liability.    None of Parent, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered or deliverable to a public official pursuant to any applicable abandoned property, escheat or other similar law.

        Section 3.4    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the parties hereto adopt this Agreement as a "plan of reorganization" for such purposes.

        Section 3.5    Adjustment of Exchange Ratio.    In the event that Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio applicable to the Merger and any other calculations based on or relating to Parent Shares shall be appropriately, equitably and proportionately adjusted in light of such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

        Section 3.6    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares, any cash in lieu of fractional shares of Parent Shares to which the holders thereof are entitled pursuant to Section 3.3(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(c).

        Section 3.7    Further Assurances.    If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, (i) other than in the case of Sections 4.1, 4.3(a), 4.4, 4.20, 4.21, 4.22 and 4.23, except as set forth in the Company Letter (with specific reference to the relevant sections of the representations and warranties in Article IV or disclosure in such a way as to make its relevance to the information called for by such representation or warranty readily apparent) or (ii) other than in the case of Sections 4.1, 4.2(a), 4.3, 4.4, 4.10, 4.20, 4.21, 4.22, 4.23 and 4.26, except as disclosed in the Company Filed SEC Documents (it being understood that any matter set forth in the

Company Filed SEC Documents shall be deemed to qualify any representation or warranty in Article IV only to the extent that the description of such matter in the Company Filed SEC Documents is made in such a way as to make its relevance to the information called for by such representation or warranty readily apparent), as follows:

        Section 4.1    Organization.    Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-laws and has delivered to Parent complete and correct copies of the charter and by-laws (or similar organizational documents) of each of its Significant Subsidiaries.

        Section 4.2    Subsidiaries.    (a) Item 4.2(a) of the Company Letter lists each Significant Subsidiary of the Company and its jurisdiction of organization and specifies each of the Subsidiaries of the Company that is (i) a "public-utility company," a "holding company," a "subsidiary company," an "affiliate" of any public-utility company, an "exempt wholesale generator" or a "foreign utility company" within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8), 2(a)(11), 32(a)(1) or 33(a)(3) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), respectively, (ii) a "public utility" within the meaning of Section 201(e) of the Federal Power Act (the "Federal Power Act") or (iii) a "qualifying facility" within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), or that owns such a qualifying facility.

        (b)   All of the outstanding Capital Stock of each Subsidiary of the Company has been validly issued and is fully paid and nonassessable. All of the outstanding Capital Stock of each Subsidiary of the Company is owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company and is free and clear of all Liens. Except for the Capital Stock of its Subsidiaries, the Company does not own, directly or indirectly, any Capital Stock of any corporation, partnership, joint venture, limited liability company or other entity. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including without limitation any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the SEC)). There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of any Subsidiary may vote.

        Section 4.3    Capital Structure.    (a) The authorized capital stock of the Company consists of 500,000,000 Shares and 50,000,000 shares of preferred stock, no par value per share ("Company Preferred Stock"). At the close of business on December 15, 2004, (i) 237,789,891 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and, except as provided in the Certificate of Incorporation, as amended, of the Company, free of preemptive rights, (ii) 26,029,740 Shares were held by the Company in its treasury, (iii) 9,411,565 Shares were reserved for issuance pursuant to outstanding options to purchase Company Common Stock (the "Company Stock

Options") granted under the Company's 2004 Long-Term Incentive Plan, the Company's 2001 Long-Term Incentive Plan and the Company's 1989 Long-Term Incentive Plan (together, and each as amended, the "Company Option Plans"), (iv) 88,850 Shares were reserved for issuance pursuant to outstanding restricted stock units ("Company RSUs") under the Company Stock Plans, (v) 88,850 Shares were reserved for issuance pursuant to outstanding Company Performance Units and Company Performance Shares under the Company Stock Plans, (vi) 10,410,735 Shares were reserved for the grant of additional awards under the Company Stock Plans (exclusive of clauses (vii) through (xii), (vii) 100,000 Shares were reserved for issuance pursuant to the Company's Stock Plan for Outside Directors, (viii) 100,000 Shares were reserved for issuance pursuant to the Company's Compensation Plan for Outside Directors, (ix) 123,048 Shares were reserved for issuance pursuant to the Company's Thrift and Tax Deferred Savings Plan (the "Company Thrift Plan"), (x) 349,313 Shares were reserved for issuance pursuant to the Company's Employee Savings Plan (the "Company Employee Savings Plan"), (xi) 1,044,195 Shares were reserved for issuance pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan ("Company DRIP"), (xii) 1,965,809 Shares were reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Company ESPP" and together with the Company Option Plans, the Company Thrift Plan, the Company Employee Savings Plan, the Company DRIP, the Company's Compensation Plan for Outside Directors and the Company's Stock Plan for Outside Directors, the "Company Stock Plans"), (xiii) 14,200,000 Shares were reserved for issuance pursuant to the purchase contracts forming a part of the 9,200,000 issued and outstanding Company Equity Units and (xiv) 22,000 Shares were reserved for issuance pursuant to outstanding Company Stock Phantom Shares. Between 11,400,000 and 14,200,000 Shares are subject to purchase pursuant to the purchase contracts forming a part of Company Equity Units. 186,850 Shares of the outstanding Shares are restricted Shares still subject to forfeiture ("Company Restricted Shares"). As of the close of business on the date of this Agreement, except as set forth above, no Shares or shares of Company Preferred Stock were issued, reserved for issuance or outstanding, no awards or grants have been made under the Company Stock Plans and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company (other than the Company Cash Phantom Shares and Company Cash Dividend Equivalents) ("Company Stock Equivalents"). There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Each outstanding Share is, and each Share which may be issued pursuant to the Company Stock Plans, the Company ESPP, the Company DRIP, the Company RSUs, the Company Performance Units, the Company Performance Shares or purchase contracts forming part of the Company Equity Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in the Certificate of Incorporation, as amended, of the Company, not subject to preemptive rights. Other than the Company Common Stock and the Company Preferred Stock, there are no other authorized classes of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's shareholders may vote ("Company Voting Debt"). The treatment of Company Stock Options and Company Stock-Based Awards contemplated by Section 7.2 is permitted under the plans and agreements under which they were issued.

        (b)   As of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Capital Stock, Company Stock Options, Company Voting Debt or other securities or Company Stock Equivalents of Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries. There are no outstanding agreements to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any Capital Stock of the Company or any of its Subsidiaries.

        Section 4.4    Authority.    On or prior to the date of this Agreement, the Board of Directors of the Company unanimously approved this Agreement, declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its shareholders, resolved to recommend the approval of this Agreement by the Company's shareholders, directed that this Agreement be submitted to the Company's shareholders for approval and adoption (all in accordance with the NJBCA) and approved the other agreements to be entered into by it as contemplated hereby. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company's shareholders of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the Company's shareholders of this Agreement. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

        Section 4.5    Consents and Approvals; No Violations.    (a) Except for filings, permits, authorizations, consents and approvals contemplated by Section 4.5(b), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company or of the similar organizational documents of any of its Subsidiaries or any Company Joint Venture, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, guaranteed payment, loss of rights, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries or any Company Joint Venture is a party or by which any of them or any of their properties or assets may be bound or any Company Permit, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any Company Joint Venture or any of their properties or assets or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Affiliates (including Parent and its Subsidiaries following the Merger), except in the case of clause (i) (solely with respect to Company Joint Ventures) and clauses (ii) through (iv) for such items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b)   No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent) is required by or with respect to the Company or any of its Subsidiaries or any Company Joint Venture in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey, the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) as may be required by state takeover laws and foreign or supranational laws relating to antitrust and competition clearances disclosed on Item 4.5(b) of the Company Letter, (iv) such filings as may be required in connection with the Taxes described in Section 7.7, (v) as may be required under the Securities Act or the Exchange Act and (vi) such other filings, registrations, authorizations, consents and approvals as set forth on Item 4.5(b) of the Company Letter (collectively, whether or not legally required to be made or obtained, the "Company Required Statutory Approvals"). For purposes of this Agreement, references to "obtained" with respect to Parent Required Statutory Approvals and Company Required Statutory Approvals shall include the making of all filings and registrations and the giving of all applicable notices.

        Section 4.6    SEC Documents and Other Reports.    (a) Each of the Company and its Subsidiaries has timely filed with or furnished to the SEC all documents required to be filed or furnished by it since December 31, 2001 under the Securities Act or the Exchange Act (as such documents have been amended or supplemented prior to the date hereof, the "Company SEC Documents"). As of their respective filing or furnishing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished, and at the time filed with the SEC, none of the Company SEC Documents so filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

        (b)   The financial statements of each of the deconsolidated Subsidiaries of the Company, if any, for each of the last three fiscal years fairly present in all material respects the financial position of such deconsolidated Subsidiary of the Company as at the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

        (c)   Each of the Company and its Subsidiaries has filed with the SEC, FERC, the NRC, or the appropriate state public utilities commission, as the case may be, all material documents required to be filed by it under PUHCA, the Federal Power Act, the Atomic Energy Act, the Natural Gas Act, the Natural Gas Policy Act and applicable state public utility laws and regulations. All such documents complied, as of the date so filed or, if amended, as of the date of the last amendment prior to the date hereof, in all material respects with all applicable requirements of the applicable statute and rules and regulations thereunder.

        Section 4.7    Absence of Material Adverse Change.    Since December 31, 2003 and through the date hereof the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, and there has not been (i) any Material Adverse Change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distributions with respect to its or any of its Subsidiaries' Capital Stock (other than (a) regular quarterly cash dividends paid by the Company on Company Common Stock not in excess of $0.55 per share per quarter with usual record and payment dates and consistent with the Company's past dividend policy, (b) dividends and distributions by a direct or indirect Subsidiary of the Company to its parent or another Subsidiary of the Company, and (c) regular cash dividends and distributions paid by the Subsidiaries of the Company on their preferred stock in accordance with their respective terms), (iii) any split, combination or reclassification of any of its or any of its Subsidiaries' Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its or any of its Subsidiaries' Capital Stock, (iv) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries, (v) any Tax Return relating to Company Material Taxes prepared or filed materially inconsistent with past practice, or with respect to any such Tax Return any position taken, election made or method adopted that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns, (vi) any settlement entered into involving any material claim for Company Material Taxes, (vii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance or (viii) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans of the Company or any of its Subsidiaries other than increases or amendments in the ordinary course.

        Section 4.8    Information Supplied.    None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in Parent's registration statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement"), pursuant to which Parent Shares issuable in the Merger will be registered, or the joint proxy statement/prospectus (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Shareholders Meetings, will, in the case of the Registration Statement, at the time it becomes effective, and, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or Parent and at the time of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or any of its representatives specifically for inclusion or incorporation by reference therein.

        Section 4.9    Compliance with Laws; Permits.    (a) The businesses of the Company and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, rights-of-way, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b)   The Company and each of its Subsidiaries is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company or any of its Subsidiaries.

        (c)   Each of the principal executive officer of the Company and of each Company Reporting Subsidiary and the principal financial officer of the Company and of each Company Reporting Subsidiary (or each former principal executive officer of the Company and of each Company Reporting Subsidiary and each former principal financial officer of the Company and of each Company Reporting Subsidiary, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to Company SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company has delivered to Parent a summary of any disclosure made by management to the Company's auditors and audit committee since January 1, 2002 referred to in such certifications.

        (d)   The Company and each Company Reporting Subsidiary has (i) designed disclosure controls and procedures to ensure that material information relating to it and its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

        (e)   The Company has prepared a plan for the Company and each Company Reporting Subsidiary to comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the date by which they must comply with such requirements. None of the Company or any Company Reporting Subsidiary is aware of any reason the Company or any Company Reporting Subsidiary will not comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the applicable compliance date.

        (f)    Through the date hereof the Company has delivered to Parent copies of any written notifications it has received since December 31, 2001 of a (i) "reportable condition" or (ii) "material weakness" in the Company's internal controls. For purposes of this Agreement, the terms "reportable condition" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

        Section 4.10    Tax Matters.    (a) (i) Each of the Company, each Subsidiary of the Company and each Company Group has timely filed all Tax Returns relating to Company Material Taxes required to be filed, except where the failure to timely file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (ii) all such Tax Returns are complete and accurate and disclose all Company Material Taxes required to be paid by the Company, each Subsidiary of the Company and each Company Group for the periods covered thereby, except where the failure to be complete or accurate or to disclose all Company Material Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (iii) none of the Company, any Subsidiary of the Company or any Company Group is currently the beneficiary of any extension of time within which to file any Tax Return relating to Company Material Taxes, (iv) all Company Material Taxes (whether or not shown on any Tax Return) owed by the Company, any Subsidiary of the Company or any Company Group have been timely paid, except where the failure to timely pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (v) neither the Company nor any Subsidiary of the Company has waived in writing or been requested in writing to waive any statute of limitations in respect of Company Material Taxes which waiver is currently in effect, (vi) the Tax

Returns referred to in clause (i) (without regard to any Material Adverse Effect qualifier) have been examined by the appropriate taxing authority or the period for assessment of the Company Material Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired, (vii) there is no action, suit, inquiry, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed in writing or threatened in writing with respect to Company Material Taxes or other material Taxes of the Company, any Subsidiary of the Company or any Company Group, (viii) all deficiencies asserted or assessments made as a result of any examination of any Tax Returns relating to Company Material Taxes required to be filed by the Company, any Subsidiary of the Company or any Company Group have been paid in full, (ix) there are no Liens for Company Material Taxes upon the assets of the Company or any Subsidiary of the Company except Liens relating to current Taxes not yet due or except to the extent such Liens would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (x) all Taxes which the Company or any Subsidiary of the Company are required by law to withhold or to collect for payment have been duly withheld and collected and have been either paid or accrued, reserved against and entered on the books of the Company, except where the failure to do any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (xi) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has any material liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), (xii) to the extent the Company, any Subsidiary of the Company or any Affiliate thereof has participated in a transaction that is described as a "reportable transaction" within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been adequately disclosed to the IRS on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor Form) or on a written attachment to such Form or predecessor Form, (xiii) the accruals for Taxes reflected in the consolidated financial statements of the Company represent the Company's best estimate of the amounts required to be so reflected as of the dates hereof and (xiv) during the last three years, none of the Company or any Subsidiary of the Company has been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. For purposes of the representations and warranties contained in this Section 4.10(a), references to the Company or any Subsidiary of the Company shall include, except where the context requires otherwise, any predecessor thereof.

        (b)   The Company has delivered to Parent a correct and complete summary (i) by year, of all items of income, gain, loss, deduction and credit of the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) that has been or is expected to be generated by any Listed Transaction, (ii) of any material income or gain of the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) deferred pursuant to Treasury Regulation §§ 1.1502-13 or -14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final and (iii) of any excess loss account (as described in Treasury Regulation §§ 1.1502-19 and 1.1502-32) that exists with respect to the stock of any Subsidiary of the Company.

        (c)   No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement, except such Taxes so imposed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (d)   Neither the Company nor any of its Affiliates has taken or agreed to take any action that, to the Knowledge of the Company, will (or will be reasonably likely to) prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, the representations set forth in the Company Tax Certificate, if made on the date hereof (assuming the Merger were consummated on the date hereof and based on reasonable estimates in the case of certain information not available on the date hereof), would be true and correct in all material respects.

        Section 4.11    Litigation.    There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company threatened against the Company or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Affiliates is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.12    Benefit Plans.    (a) Item 4.12(a) of the Company Letter sets forth a true and complete list of each Benefit Plan (including each ERISA Benefit Plan) maintained by the Company and its Subsidiaries. Except as required by law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Company Filed SEC Documents. As of the date of this Agreement, none of the Company, its Subsidiaries or any trade or business which is treated as a single employer ("ERISA Affiliate") with the Company under Section 414(b), (c), (m) or (o) of the Code contributes to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintains any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement there exists no material Contract, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee or consultant, including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting Contract or arrangement and any Contracts or arrangements associated with a change in control between the Company or any of its Subsidiaries and any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries ("Compensation Commitments"). As of the date of this Agreement, neither the Company nor any of its Subsidiaries maintains or contributes to any Benefit Plans or employs any employees outside of the United States.

        (b)   With respect to each Benefit Plan listed on Item 4.12(a) of the Company Letter, correct and complete copies, where applicable, of the following documents have been made available to Parent: (i) all Benefit Plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter or opinion letter if the Benefit Plan is intended to satisfy the requirements for Tax favored treatment pursuant to Sections 401-417 of the Code, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the three most recently completed plan years, (iv) any discrimination or coverage tests performed during the last two plan years and (v) the current summary plan description. True and complete copies of all written Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Compensation Commitment have been made available to Parent. Item 4.12(b) of the Company Letter contains a true and complete description of all material oral Compensation Commitments.

        (c)   Each Benefit Plan listed on Item 4.12(a) of the Company Letter which is intended to be a Qualified Plan has received a favorable determination letter from the IRS that such plan is so qualified under the Code (or an application for such letter has been or will be submitted to the IRS within the applicable remedial amendment period) or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS, and no circumstance exists which, might cause such plan to cease being so qualified except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Benefit Plan listed on Item 4.12(a) of the Company Letter complies and has been maintained in all respects with its terms and all requirements of law and regulations applicable thereto, and there has been no notice issued by any Governmental Entity questioning or challenging such compliance, except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has taken any action within the 12-month period ending on the date hereof to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Benefit Plan or Compensation Commitment, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect which would qualify for correction under any such program, except for any action, filing or plan defect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no dispute, arbitration, grievance, action, suit or claim (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving such Benefit Plans or the assets of such plans that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has any obligation under any welfare plans or otherwise to provide health or death benefits to or in respect of former employees of the Company or any of its Subsidiaries, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or applicable state law. No plan or arrangement disclosed on Item 4.12(c) of the Company Letter that provides health or death benefits to or in respect of former employees of the Company or any of its Subsidiaries contains provisions that by their terms prohibit the Company or its Subsidiaries from amending or terminating such plan or arrangement at any time without the consent of any other Person and without incurring liability thereunder other than in respect of claims incurred prior to such amendment or termination. Neither the Company nor any of its Subsidiaries has, directly or indirectly, any liability (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (d)   The Company and its Subsidiaries have not, within the 12-month period ending on the date hereof, incurred and do not expect to incur any material withdrawal liability with respect to a "multiemployer plan" (within the meaning of Section 3(3) of ERISA) (a "Multiemployer Plan") (regardless of whether based on contributions of an ERISA Affiliate of the Company). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.66, has been required to be filed for any pension plan or by any ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (e)   All contributions or premiums required to be paid under the terms of any Benefit Plan maintained by the Company or any of its Subsidiaries, collective bargaining agreement or by any applicable laws as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Filed SEC Documents. No Benefit Plan maintained by the Company or any of its Subsidiaries that is subject to Section 412 of the Code or Section 302 of ERISA has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any of its Subsidiaries has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Benefit Plan pursuant to Section 401(a)(29) of the Code.

        (f)    Under each Benefit Plan maintained by the Company or any of its Subsidiaries which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Benefit Plan by more than $400 million as of the date hereof, and there has been no material adverse change in the financial condition of such Benefit Plan since the last day of the most recent plan year.

        (g)   None of the execution and delivery of this Agreement, approval of this Agreement, or consummation of the transactions contemplated by this Agreement will: (i) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or Compensation Commitments, (iii) result in any breach or violation of, or a default under, any of the Benefit Plans or Compensation Commitments, (iv) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans maintained by the Company or any of its Subsidiaries or Compensation Commitments, (v) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (vi) result in payments under any of the Benefit Plans or Compensation Commitments that are not deductible pursuant to Section 162(m) or Section 280G of the Code.

        (h)   All Benefit Plans and Compensation Commitments covering current or former employees employed by the Company and its Subsidiaries outside the United States, or their dependents or beneficiaries ("Company Non-US Compensation and Benefit Plans"), are and have been registered, qualified, invested and administered in all material respects in accordance with applicable local law and the terms of such Company Non-US Compensation and Benefit Plans. The Company and its Subsidiaries have complied with all material obligations under such Company Non-US Compensation and Benefit Plans and there is no proceeding, action, complaint, investigation or claim in respect of any Company Non-US Compensation and Benefit Plan initiated by any Governmental Entity or any other Person (other than routine inquiries and claims for benefits that would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company). Each Company Non-US Compensation and Benefit Plan which is a funded plan is fully funded as of the last actuarial valuation date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor as filed with the applicable regulatory authorities, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. None of the Company Non-US Compensation and Benefit Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependents of retired employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (i)    As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be (or under Section 280G of the Code and the Treasury Regulations thereunder will be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

        Section 4.13    Labor Matters.    (a) Each of the Company and its Subsidiaries has complied with all applicable requirements of law which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding Taxes or penalties for failure to comply with any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor Contract, and to the Knowledge of the Company, there are currently no union organizing activities related to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and neither the Company nor any of its Subsidiaries has received written notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to Company Business Personnel, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b)   There is (i) no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could interfere with the respective business activities of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (ii) no pending or, to the Knowledge of the Company, threatened employee or governmental claim or investigation regarding employment matters, including any charges to the Equal Employment Opportunity Commission or state employment practice agency or investigations regarding Fair Labor Standards Act or similar state law or other wage and hour compliance, or audits by the Office of Federal Contractor Compliance Programs, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.14    Environmental Matters.    Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws and all Company Permits issued pursuant to Environmental Laws, (ii) to the Knowledge of the Company, no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) contains or is contaminated with any Hazardous Substance of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law, (iii) to the Knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries contained or was contaminated with any Hazardous Substance during or prior to such period of ownership or operation of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law, (iv) none of the Company or any of its Subsidiaries is liable for any Hazardous Substance release, disposal or contamination on any third party property, (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is or may be in violation of or subject to liability under any Environmental Law (including claims of exposure, personal injury or property damage), (vi) neither the Company nor any of its Subsidiaries is party to any proceeding, or subject to any order, decree, injunction, indemnity or other agreement with any Governmental Entity or any third party resolving or relating to violations of or liability under any Environmental Law or liability with respect to Hazardous Substances and (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries, or their respective properties or operations, including, to the Knowledge of the Company, any pending Environmental Law, that would reasonably be expected to result in any claim, liability, investigation, increased costs to comply or restriction on the operation, ownership, use, or transfer of any property or operation pursuant to any Environmental Law.

        Section 4.15    Regulation as a Utility.    Public Service Electric and Gas Company is regulated as a public utility by the State of New Jersey and by no other state. Except as set forth above, neither the Company nor any "subsidiary company" or "affiliate" of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. The Company is a public utility holding company as defined by PUHCA, but currently claims exemption from registration under PUHCA pursuant to Rule 2 of the SEC issued under PUHCA.

        Section 4.16    Operations of Nuclear Power Plants.    (a) The operations of the nuclear generation stations currently owned, in whole or part, by the Company or any of its Affiliates (collectively, the "Company Nuclear Facilities") are and have been conducted in compliance with all applicable laws and the Company Permits, except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company Nuclear Facilities maintains, and is in compliance with, (i) emergency plans designed to respond to an unplanned release of a Hazardous Substance therefrom of radioactive materials and (ii) plans for the storage and disposal of spent nuclear fuel, and each such plan enumerated in clauses (i) and (ii) conforms with the requirements of applicable law.

        (b)   The Company has funded to the extent required consistent with NRC regulations the decommissioning costs of each Company Nuclear Facility.

        (c)   Neither the Company nor any of its Subsidiaries has been given written notice of or been charged with actual or potential violation of, or, to the Knowledge of the Company, is the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other NRC action of which the Company or any of its Subsidiaries has received notice under the Atomic Energy Act or the terms and conditions of any license granted to the Company or any of its Subsidiaries regarding the Company Nuclear Facilities that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (d)   The Company makes no representation under Section 4.16(a) or (c) with respect to any Company Nuclear Facility for any periods during which such Company Nuclear Facility was operated by Parent or a Subsidiary of Parent (including any periods during which Parent or any of its Subsidiaries operated such Company Nuclear Facility under the OSC).

        Section 4.17    Regulatory Proceedings.    Other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms, none of the Company nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (a) is a party to any rate proceeding before a Governmental Entity with respect to rates charged by the Company or any of its Subsidiaries other than in the ordinary course consistent with past practice, (b) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court or (c) is a party to any Contract with any Governmental Entity entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of the Company, are as of the date hereof scheduled to go into effect at a later time, except in case of clauses (a) through (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No representation or warranty with respect to the Company Permits is made by this Section 4.17.

        Section 4.18    Trading.    The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Company's Board of Directors (the "Company Trading Guidelines") to restrict the level of risk that the Company and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all Company Trading (the "Net Company Position") and monitors compliance by the Company and its Subsidiaries with such Company Trading Guidelines. The Company has provided a copy of the Company Trading

Guidelines to Parent prior to the date of this Agreement. As of the date of this Agreement, (i) the Net Company Position is within the risk parameters that are set forth in the Company Trading Guidelines and (ii) the exposure of the Company and its Subsidiaries with respect to the Net Company Position resulting from all such transactions is not material to the Company and its Subsidiaries taken as a whole. From December 31, 2003 to the date of this Agreement, the Company and its Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its Company Trading and related operations that would be material to the Company and its Subsidiaries taken as a whole.

        Section 4.19    Intellectual Property.    The Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, "Intellectual Property Rights") used in connection with the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.20    Required Vote of the Company Shareholders.    The affirmative vote of the holders of a majority of the shares of Company Common Stock voting at the Company Shareholders Meeting (provided that at least a majority of the shares of Company Common Stock are represented in person or by proxy at such meeting) approving this Agreement is the only vote of the holders of any class or series of the Company's or any of its Subsidiaries' Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

        Section 4.21    State Takeover Statutes.    Assuming Parent does not beneficially own 10% or more of the Shares on the date hereof, the action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to Parent, the Merger and this Agreement the provisions of Section 14A:10-A4 and Section 14A:10-A5 of the NJBCA, the Corporation Takeover Bid Disclosure Law and Article 9 of the Certificate of Incorporation of the Company. Assuming Parent does not beneficially own 10% or more of the Shares on the date hereof, no New Jersey "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Certificate of Incorporation or By-laws is, or at the Effective Time will be, applicable to the Company, Company Common Stock, Parent, the Merger or the other transactions contemplated by this Agreement.

        Section 4.22    Brokers.    No broker, investment banker, financial advisor or other Person, other than Morgan Stanley and Co. Incorporated ("Morgan Stanley"), the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Morgan Stanley and the Company), complete copies of which have been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        Section 4.23    Opinion of Financial Advisor.    The Company has received the opinion of Morgan Stanley to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

        Section 4.24    Title to Properties.    The Company or its applicable Subsidiary has good and sufficient title in and to each material parcel of real property owned by the Company or any of its

Subsidiaries, subject to no Liens that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or materially impair the Company's or its Subsidiary's rights to or ability to use any such property.

        Section 4.25    Material Contracts.    As of the date hereof, neither the Company nor any of its Subsidiaries nor, with respect to clauses (b) and (c) any Company Joint Venture, is a party to or bound by any Contract that (a) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) as to the Company or any Company Reporting Subsidiary, (b) would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any of its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area or that contains restrictions on pricing (including most favored nation provisions) or exclusivity or non-solicitation provisions with respect to customers, (c) limits or otherwise restricts the ability of the Company, any of its Subsidiaries or any Company Joint Venture to pay dividends or make distributions to its shareholders, (d) provides for the operation or management of any operating assets of the Company or any of its Subsidiaries by any Person other than the Company and its Subsidiaries or (e) is a material guarantee or contains a material guarantee by the Company, any of its Subsidiaries or any Company Joint Venture of any indebtedness or other obligations of any Person. Notwithstanding the foregoing, the representations made in the first sentence of this Section 4.25 shall not be deemed to be not true and correct solely as a result of Items 4.25(c) and (e) of the Company Letter not including a list of Contracts evidencing Company Indebtedness which Contracts were made available to Parent prior to the date hereof. Each Contract of the type described in this Section 4.25, whether or not set forth on Item 4.25 of the Company Letter and whether or not entered into on or prior to the date hereof, is referred to herein as a "Company Material Contract." Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary party thereto enforceable against the Company or its Subsidiary party thereto in accordance with its terms and, to the Company's Knowledge, each other party thereto, and is in full force and effect, and each of the Company and each of its Subsidiaries and each Company Joint Venture which is a party thereto has performed in all material respects all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company's Knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. None of the Company, any of its Subsidiaries or any Company Joint Venture has Knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent.

        Section 4.26    Holdings.    (a) None of Holdings, any of its Subsidiaries or any Company Joint Venture in which Holdings or any of its Subsidiaries has an equity interest (a "Holdings Joint Venture") is a party to any Contract whereunder a failure to satisfy a condition thereunder, a failure to meet a requirement thereof, a breach thereof or a default thereunder would, individually or in the aggregate, reasonably be expected to (i) result in a breach or default under any Company Indebtedness or any Company Material Contract (in each case, other than Company Indebtedness under which Holdings or any of its Subsidiaries is the sole obligor or guarantor or any Company Material Contract to which Holdings, any of its Subsidiaries or any Holdings Joint Venture is a party and none of the Company or any of its other Subsidiaries is a party or guarantor), (ii) require the Company or any of its Subsidiaries or, after giving effect to the Merger, the Surviving Corporation or any of its Subsidiaries (in each case, other than Holdings and its Subsidiaries) to pay cash or provide materials or services or make any capital contributions to Holdings, any of its Subsidiaries, any Holdings Joint Venture or any third Person or (iii) otherwise be recourse to the Company or any of its Subsidiaries or, after giving effect to the Merger, and other than solely as a result of provisions in Contracts to which prior to the Merger Parent or any of its Subsidiaries is a party, the Surviving Corporation or any of its Subsidiaries (in each case, other than Holdings and its Subsidiaries).

        (b)   None of Holdings, any of its Subsidiaries or any Holdings Joint Venture is subject to any law, rule, regulation or order whereunder a failure to satisfy a condition thereunder, a failure to meet a requirement thereof, or a violation thereof would, individually or in the aggregate, reasonably be expected to (i) result in a breach or default under any Company Indebtedness or any Company Material Contract (in each case, other than Company Indebtedness under which Holdings or any of its Subsidiaries is the sole obligor or guarantor or any Company Material Contract to which Holdings, any of its Subsidiaries or any Holdings Joint Venture is a party and none of the Company or any of its other Subsidiaries is a party or guarantor), (ii) require the Company or any of its Subsidiaries or, after giving effect to the Merger, and other than solely as a result of provisions in Contracts to which prior to the Merger Parent or any of its Subsidiaries is a party, the Surviving Corporation or any of its Subsidiaries (in each case, other than Holdings and its Subsidiaries) to pay cash or provide materials or services or make any capital contributions to Holdings, any of its Subsidiaries, any Holdings Joint Venture or any third Person or (iii) otherwise grant Holdings, any of its Subsidiaries, any Holdings Joint Venture or any third Person recourse to the Company or any of its Subsidiaries or, after giving effect to the Merger and, other than solely as a result of provisions in Contracts to which prior to the Merger, Parent or any of its Subsidiaries is a party, the Surviving Corporation or any of its Subsidiaries (in each case, other than Holdings and its Subsidiaries).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, (i) other than in the case of Sections 5.1, 5.3(a), 5.4, 5.21, 5.22, 5.23 and 5.24, except as set forth in the Parent Letter (with specific reference to the relevant sections of the representations and warranties in Article V or disclosure in such a way as to make its relevance to the information called for by such representation or warranty readily apparent) or (ii) other than in the case of Sections 5.1, 5.2(a), 5.3, 5.4 , 5.11, 5.21, 5.22, 5.23 and 5.24, except as disclosed in the Parent Filed SEC Documents (it being understood that any matter set forth in the Parent Filed SEC Documents shall be deemed to qualify any representation or warranty in Article V only to the extent that the description of such matter in the Parent Filed SEC Documents is made in such a way as to make its relevance to the information called for by such representation or warranty readily apparent), as follows:

        Section 5.1    Organization.    Each of Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered to the Company complete and correct copies of its Amended and Restated Articles of Incorporation and Amended and Restated By-laws and has delivered to the Company complete and correct copies of the charter and by-laws (or similar organizational documents) of each of its Significant Subsidiaries.

        Section 5.2    Subsidiaries.    (a) Item 5.2(a) of the Parent Letter lists each Significant Subsidiary of Parent and its jurisdiction of organization and specifies each of the Subsidiaries of Parent that is (i) a "public-utility company," a "holding company," a "subsidiary company," an "affiliate" of any public-

utility company, an "exempt wholesale generator" or a "foreign utility company" within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8), 2(a)(11), 32(a)(1) or 33(a)(3) of PUHCA, respectively, (ii) a "public utility" within the meaning of Section 201(e) of the Federal Power Act or (iii) a "qualifying facility" within the meaning of PURPA, or that owns such a qualifying facility.

        (b)   All of the outstanding Capital Stock of each Subsidiary of Parent has been validly issued and is fully paid and nonassessable. All of the outstanding Capital Stock of each Subsidiary of Parent is owned by Parent, by one or more Subsidiaries of Parent or by Parent and one or more Subsidiaries of Parent and is free and clear of all Liens. Except for the Capital Stock of its Subsidiaries, Parent does not own, directly or indirectly, any Capital Stock of any corporation, partnership, joint venture, limited liability company or other entity. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including without limitation any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the SEC)). There are no outstanding bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of any Subsidiary may vote.

        Section 5.3    Capital Structure.    (a) The authorized capital stock of Parent consists of 1,200,000,000 Parent Shares and 100,000,000 shares of Preferred Stock, no par value per share ("Parent Preferred Stock"). At the close of business on December 17, 2004, (i) 666,526,558 Parent Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 2,499,865 Parent Shares were held by Parent in its treasury, (iii) 25,278,095 Parent Shares were reserved for issuance pursuant to outstanding options to purchase Parent Shares (the "Parent Stock Options") granted under Parent's Long-Term Incentive Plan, Parent's Amended and Restated Long-Term Incentive Plan, as amended, and Parent's 1998 Stock Option Plan (together with Parent's Directors' Stock Unit Plan the "Parent Stock Incentive Plans"), (iv) 14,610,750 Parent Shares were reserved for the grant of additional awards under the Parent Stock Incentive Plans, (v) 7,000,000 Parent Shares were reserved for issuance pursuant to the Parent Dividend Reinvestment and Stock Purchase Plan ("Parent DRIP"), (vi) 1,127,000 Parent Shares were reserved for issuance pursuant to outstanding performance shares ("Parent Performance Shares"), (vii) 216,000 Parent Shares were reserved for issuance pursuant to outstanding units ("Directors' Units") under Parent's Directors' Stock Unit Plan, (viii) 4,548,254 Parent Shares were reserved for issuance under Parent's Employee Stock Purchase Plan (the "Parent ESPP"), (ix) 562,000 Parent Shares were reserved for issuance pursuant to outstanding Parent Restricted Shares and (x) 1,343,000 Parent Shares were reserved for issuance pursuant to outstanding Parent Deferred Shares. As of the close of business on the date of this Agreement, except as set forth above, no Parent Shares or shares of Parent Preferred Stock were issued, reserved for issuance or outstanding, no awards or grants have been made under the Parent Stock Incentive Plans and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Parent (other than the Parent Phantom Shares and Parent Dividend Equivalents) ("Parent Stock Equivalents"). There are no outstanding stock appreciation rights with respect to the capital stock of Parent. Each outstanding Parent Share is, and each Parent Share which may be issued pursuant to Parent Stock Incentive Plans, the Parent DRIP, the Parent Performance Shares or the Parent ESPP will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Parent Shares and the Parent Preferred Stock, there are no other authorized classes of capital stock of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Parent's shareholders may vote ("Parent Voting Debt").

        (b)   As of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Capital Stock, Parent Stock Options, Parent Voting Debt or other securities or Parent Stock Equivalents or of any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Capital Stock of Parent or any of its Subsidiaries. There are no outstanding agreements to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any Capital Stock of Parent or any of its Subsidiaries.

        Section 5.4    Authority.    On or prior to the date of this Agreement, the Board of Directors of Parent unanimously approved this Agreement and the Parent Share Issuance, resolved to recommend the Parent Share Issuance to its shareholders for approval and directed that the Parent Share Issuance be submitted to its shareholders for approval. Parent has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by Parent's shareholders of the issuance of Parent Shares in the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to approval by Parent's shareholders of the issuance of Parent Shares in the Merger. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Parent enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

        Section 5.5    Consents and Approvals; No Violations.    (a) Except for filings, permits, authorizations, consents and approvals contemplated by Section 5.5(b), neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation, as amended, or Amended and Restated By-laws of Parent or of the similar organizational documents of any of Parent's Subsidiaries or any Parent Joint Venture, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, guaranteed payment, loss of rights, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Parent, any of its Subsidiaries or any Parent Joint Venture is a party or by which any of them or any of their properties or assets may be bound or any Parent Permit, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, any Parent Joint Venture or any of their properties or assets or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries except in the case of clause (i) (solely with respect to the Parent Joint Ventures) and clauses (ii) through (iv) for such items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b)   No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent) is required by or with respect to Parent or any of its Subsidiaries or any Parent Joint Venture in connection with the execution and delivery of this Agreement by Parent or is necessary for the consummation by Parent of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey, the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) as may be required by state takeover laws and foreign or supranational laws relating to antitrust and competition clearances disclosed on Item 5.5(b) of the Parent Letter, (iv) such filings as may be required in connection with the Taxes described in Section 7.7, (v) as may be required under the Securities Act or the Exchange Act and (vi) such other filings, registrations, authorizations, consents and approvals as set forth on Item 5.5(b) of the Parent Letter (collectively, whether or not legally required to be made or obtained, the "Parent Required Statutory Approvals").

        Section 5.6    SEC Documents and Other Reports.    (a) Each of Parent and its Subsidiaries has timely filed with or furnished to the SEC all documents required to be filed or furnished by it since December 31, 2001 under the Securities Act or the Exchange Act (as such documents have been amended or supplemented prior to the date hereof, the "Parent SEC Documents"). As of their respective filing or furnishing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished, and at the time filed with the SEC, none of the Parent SEC Documents so filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

        (b)   The financial statements of each of the deconsolidated Subsidiaries of Parent, if any, for each of the last three fiscal years fairly present in all material respects the financial position of such deconsolidated Subsidiary of Parent as at the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

        (c)   Each of Parent and its Subsidiaries has filed with the SEC, FERC, the NRC, or the appropriate state public utilities commission, as the case may be, all material documents required to be filed by it under PUHCA, the Federal Power Act, the Atomic Energy Act, the Natural Gas Act, the Natural Gas Policy Act and applicable state public utility laws and regulations. All such documents complied, as of the date so filed or, if amended, as of the date of the last amendment prior to the date hereof, in all material respects with all applicable requirements of the applicable statute and rules and regulations thereunder.

        Section 5.7    Absence of Material Adverse Change.    Since December 31, 2003 and through the date hereof, Parent and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and there has not been (i) any Material Adverse Change with respect to Parent, (ii) any declaration, setting aside or payment of any dividend or other distributions with respect to its or any of its Subsidiaries' Capital Stock (other than (a) regular quarterly cash dividends paid by Parent on the Parent Shares not in excess of $0.40 per share per quarter with usual record and payment dates and consistent with Parent's past dividend policy, (b) dividends and distributions by a direct or indirect Subsidiary of Parent to its parent or another Subsidiary of Parent and (c) regular cash dividends and distributions paid by the Subsidiaries of Parent on their preferred stock in accordance with their respective terms), (iii) any split, combination or reclassification of any of its or any of its Subsidiaries' Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its or any of its Subsidiaries' Capital Stock, (iv) any change in accounting methods, principles or practices by Parent or any of its Subsidiaries, (v) any Tax Return relating to Parent Material Taxes prepared or filed materially inconsistent with past practice, or with respect to any such Tax Return any position taken, election made or method adopted that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns, (vi) any settlement entered into involving any material claim for Parent Material Taxes, (vii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance or (viii) any increase in the compensation payable or that could become payable by Parent or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans of Parent or any of its Subsidiaries other than increases or amendments in the ordinary course.

        Section 5.8    Information Supplied.    None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement relating to the Shareholders Meetings, will, in the case of the Registration Statement, at the time it becomes effective, and, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or Parent and at the time of the Shareholders Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

        Section 5.9    Compliance with Laws; Permits.    (a) The businesses of Parent and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, rights-of-way, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b)   Parent and each of its Subsidiaries is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent or any of its Subsidiaries.

        (c)   Each of the principal executive officer of Parent and of each Parent Reporting Subsidiary and the principal financial officer of Parent and of each Parent Reporting Subsidiary (or each former principal executive officer of Parent and of each Parent Reporting Subsidiary and each former principal financial officer of Parent and of each Parent Reporting Subsidiary, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent has delivered to the Company a summary of any disclosure made by management to Parent's auditors and audit committee since January 1, 2002 referred to in such certifications.

        (d)   Parent and each Parent Reporting Subsidiary has (i) designed disclosure controls and procedures to ensure that material information relating to it and its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) to the Knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

        (e)   Parent has prepared a plan for Parent and each Parent Reporting Subsidiary to comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the date by which they must comply with such requirements. None of Parent or any Parent Reporting Subsidiary is aware of any reason Parent or any Parent Reporting Subsidiary will not comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the applicable compliance date.

        (f)    Through the date hereof, Parent has delivered to the Company copies of any written notifications it has received since December 31, 2001 of a (i) "reportable condition" or (ii) "material weakness" in Parent's internal controls.

        Section 5.10    Parent Shares.    All of the Parent Shares issuable in exchange for Shares in the Merger in accordance with this Agreement have been duly authorized and will be, when so issued, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance of such Parent Shares will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws.

        Section 5.11    Tax Matters.    (a) (i) Each of Parent, each Subsidiary of Parent and each Parent Group has timely filed all Tax Returns relating to Parent Material Taxes required to be filed, except where the failure to timely file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (ii) all such Tax Returns are complete and accurate and disclose all Parent Material Taxes required to be paid by Parent, each Subsidiary of Parent and each Parent Group for the periods covered thereby, except where the failure to be complete or accurate or to disclose all Parent Material Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (iii) none of Parent, any Subsidiary of Parent or any Parent Group is currently the beneficiary of any extension of time within which to file any Tax Return relating to Parent Material Taxes, (iv) all Parent Material Taxes (whether or not shown on any Tax

Return) owed by Parent, any Subsidiary of Parent or any Parent Group have been timely paid, except where the failure to timely pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (v) neither Parent nor any Subsidiary of Parent has waived in writing or been requested in writing to waive any statute of limitations in respect of Parent Material Taxes which waiver is currently in effect, (vi) the Tax Returns referred to in clause (i) (without regard to any Material Adverse Effect qualifier) have been examined by the appropriate taxing authority or the period for assessment of the Parent Material Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired, (vii) there is no action, suit, inquiry, investigation, audit, claim or assessment pending or, to the Knowledge of Parent, proposed in writing or threatened in writing with respect to Parent Material Taxes or other material Taxes of Parent, any Subsidiary of Parent or any Parent Group, (viii) all deficiencies asserted or assessments made as a result of any examination of any Tax Returns relating to Parent Material Taxes required to be filed by Parent, any Subsidiary of Parent or any Parent Group have been paid in full, (ix) there are no Liens for Parent Material Taxes upon the assets of Parent or any Subsidiary of Parent except Liens relating to current Taxes not yet due or except to the extent such Liens would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (x) all Taxes which Parent or any Subsidiary of Parent are required by law to withhold or to collect for payment have been duly withheld and collected and have been either paid or accrued, reserved against and entered on the books of Parent, except where the failure to do any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (xi) to the Knowledge of Parent, neither Parent nor any Subsidiary of Parent has any material liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), (xii) to the extent Parent, any Subsidiary of Parent or any Affiliate thereof has participated in a transaction that is described as a "reportable transaction" within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been adequately disclosed to the IRS on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor Form) or on a written attachment to such Form or predecessor Form and (xiii) the accruals for Taxes reflected in the consolidated financial statements of Parent represent Parent's best estimate of the amounts required to be so reflected as of the dates hereof. For purposes of the representations and warranties contained in this Section 5.11(a), references to Parent or any Subsidiary of Parent shall include, except where the context requires otherwise, any predecessor thereof.

        (b)   Parent has delivered to the Company a correct and complete summary (i) by year, of all items of income, gain, loss, deduction and credit of Parent (or any predecessor) or any Subsidiary of Parent (or any predecessor) that has been or is expected to be generated by any Listed Transaction and (ii) of any material income or gain of Parent (or any predecessor) or any Subsidiary of Parent (or any predecessor) deferred pursuant to Treasury Regulation §§ 1.1502-13 or -14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final.

        (c)   No stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement, except such Taxes so imposed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (d)   Neither Parent nor any of its Affiliates has taken or agreed to take any action that, to the Knowledge of Parent, will (or will be reasonably likely to) prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. To the Knowledge of Parent, the representations set forth in the Parent Tax Certificate, if made on the date hereof (assuming the Merger were consummated on the date hereof and based on reasonable estimates in the case of certain information not available on the date hereof), would be true and correct in all material respects.

        Section 5.12    Litigation.    There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Affiliates is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.13    Parent Benefit Plans.    (a) Item 5.13(a) of the Parent Letter sets forth a true and complete list of each Benefit Plan (including each ERISA Benefit Plan) maintained by Parent and its Subsidiaries. Except as required by law, neither Parent nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Parent Filed SEC Documents. As of the date of this Agreement, none of Parent, its Subsidiaries or any ERISA Affiliate with Parent under Section 414(b), (c), (m) or (o) of the Code contributes to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintains any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement there exists no Parent Compensation Commitments. As of the date of this Agreement, neither Parent nor any of its Subsidiaries maintains or contributes to any Benefit Plans or employs any employees outside of the United States.

        (b)   With respect to each Benefit Plan listed on Item 5.13(a) of the Parent Letter, correct and complete copies, where applicable, of the following documents have been made available to the Company: (i) all Benefit Plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter or opinion letter if the Benefit Plan is intended to satisfy the requirements for Tax favored treatment pursuant to Sections 401-417 of the Code, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the three most recently completed plan years, (iv) any discrimination or coverage tests performed during the last two plan years and (v) the current summary plan description. True and complete copies of all written Parent Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Parent Compensation Commitment have been made available to the Company. Item 5.13(b) of the Parent Letter contains a true and complete description of all material oral Parent Compensation Commitments.

        (c)   Each Benefit Plan listed on Item 5.13(a) of the Parent Letter which is intended to be a Qualified Plan has received a favorable determination letter from the IRS that such plan is so qualified under the Code (or an application for such letter has been or will be submitted to the IRS within the applicable remedial amendment period) or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS, and no circumstance exists which might cause such plan to cease being so qualified except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each Benefit Plan listed on Item 5.13(a) of the Parent Letter complies and has been maintained in all respects with its terms and all requirements of law and regulations applicable thereto, and there has been no notice issued by any Governmental Entity questioning or challenging such compliance, except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has taken any action within the 12-month period ending on the date hereof to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Benefit Plan or Parent Compensation Commitment, and neither Parent nor any of its Subsidiaries has any Knowledge of any plan defect which would qualify for correction under any such program, except for any action, filing or plan defect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. There is no dispute, arbitration, grievance, action, suit or claim (other than routine claims for benefits) pending or, to the Knowledge of Parent, threatened involving such Benefit Plans or the assets of such plans that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has any obligation under any welfare plans or otherwise to provide health or death benefits to or in respect of former employees of Parent or any of its

Subsidiaries, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or applicable state law. No plan or arrangement disclosed on Item 5.13(c) of the Parent Letter that provides health or death benefits to or in respect of former employees of Parent or any of its Subsidiaries contains provisions that by their terms prohibit Parent or its Subsidiaries from amending or terminating such plan or arrangement at any time without the consent of any other Person and without incurring liability thereunder other than in respect of claims incurred prior to such amendment or termination. Neither Parent nor any of its Subsidiaries has, directly or indirectly, any liability (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (d)   Parent and its Subsidiaries have not, within the 12-month period ending on the date hereof, incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan (regardless of whether based on contributions of an ERISA Affiliate of Parent). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any pension plan or by any ERISA Affiliate of Parent within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (e)   All contributions or premiums required to be paid under the terms of any Benefit Plan maintained by Parent or any of its Subsidiaries, collective bargaining agreement or by any applicable laws as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Filed SEC Documents. No Benefit Plan maintained by Parent or any of its Subsidiaries that is subject to Section 412 of the Code or Section 302 of ERISA has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Parent nor any of its Subsidiaries has an outstanding funding waiver. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Benefit Plan pursuant to Section 401(a)(29) of the Code.

        (f)    Under each Benefit Plan maintained by Parent or any of its Subsidiaries which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Benefit Plan by more than $2,400,000,000 as of the date hereof, and there has been no material adverse change in the financial condition of such Benefit Plan since the last day of the most recent plan year.

        (g)   None of the execution and delivery of this Agreement, approval of this Agreement or consummation of the transactions contemplated by this Agreement will: (i) entitle any employees of Parent or its Subsidiaries to severance pay or any increase in severance pay upon termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or Parent Compensation Commitments, (iii) result in any breach or violation of, or a default under, any of the Benefit Plans or Parent Compensation Commitments, (iv) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans maintained by Parent or any of its Subsidiaries or Parent Compensation Commitments, (v) cause Parent or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (vi) result in payments under any of the Benefit Plans or Parent Compensation Commitments that are not deductible pursuant to Section 162(m) or Section 280G of the Code.

        (h)   All Benefit Plans and Parent Compensation Commitments covering current or former employees employed by Parent and its Subsidiaries outside the United States, or their dependents or beneficiaries ("Parent Non-US Compensation and Benefit Plans"), are and have been registered, qualified, invested and administered in all material respects in accordance with applicable local law and the terms of such Parent Non-US Compensation and Benefit Plans. Parent and its Subsidiaries have complied with all material obligations under such Parent Non-US Compensation and Benefit Plans and there is no proceeding, action, complaint, investigation or claim in respect of any Parent Non-US Compensation and Benefit Plan initiated by any Governmental Entity or any other Person (other than routine inquiries and claims for benefits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent). Each Parent Non-US Compensation and Benefit Plan which is a funded plan is fully funded as of the last actuarial valuation date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor as filed with the applicable regulatory authorities. None of the Parent Non-US Compensation and Benefit Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

        (i)    As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be (or under Section 280G of the Code and the Treasury Regulations thereunder will be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

        Section 5.14    Labor Matters.    (a) Each of Parent and its Subsidiaries has complied with all applicable requirements of law which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding Taxes or penalties for failure to comply with any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor Contract, and to the Knowledge of Parent, there are currently no union organizing activities related to Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and neither Parent nor any of its Subsidiaries has received written notice of any unfair labor practice charge or complaint against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b)   There is (i) no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that could interfere with the respective business activities of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (ii) no pending or, to the Knowledge of Parent, threatened employee or governmental claim or investigation regarding employment matters, including any charges to the Equal Employment Opportunity Commission or state employment practice agency or investigations regarding Fair Labor Standards Act or similar state law or other wage and hour compliance, or audits by the Office of Federal Contractor Compliance Programs, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.15    Environmental.    Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent: (i) Parent and its Subsidiaries have complied at all times with all applicable Environmental Laws and all Parent Permits issued pursuant to Environmental Laws, (ii) to the Knowledge of Parent, no property currently owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) contains or is contaminated with any Hazardous Substance of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law, (iii) to the Knowledge of Parent, no property formerly owned or operated by Parent or any of its Subsidiaries contained or was contaminated with any Hazardous Substance during or prior to such period of ownership or operation of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law, (iv) none of Parent or any of its Subsidiaries is liable for any Hazardous Substance release, disposal or contamination on any third party property, (v) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries is or may be in violation of or subject to liability under any Environmental Law (including claims of exposure, personal injury or property damage), (vi) neither Parent nor any of its Subsidiaries is party to any proceeding, or subject to any order, decree, injunction, indemnity or other agreement with any Governmental Entity or any third party resolving or relating to violations of or liability under any Environmental Law or liability with respect to Hazardous Substances and (vii) there are no other circumstances or conditions involving Parent or any of its Subsidiaries, or their respective properties or operations, including, to the Knowledge of Parent, any pending Environmental Law, that would reasonably be expected to result in any claim, liability, investigation, increased costs to comply or restriction on the operation, ownership, use, or transfer of any property or operation pursuant to any Environmental Law.

        Section 5.16    Regulation as a Utility.    Commonwealth Edison Company is regulated as a public utility and an electric utility by the State of Illinois and by no other state. PECO Energy Company is regulated as a public utility by the Commonwealth of Pennsylvania and by no other state. ComEd of Indiana, Inc. is regulated as a public utility by the State of Indiana and by no other State. Except as set forth above, neither Parent nor any "subsidiary company" or "affiliate" of Parent is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Parent is a public utility holding company as defined by PUHCA, and is registered thereunder.

        Section 5.17    Operations of Nuclear Power Plants.    (a) The operations of the nuclear generation stations currently owned, in whole or part, by Parent or any of its Affiliates (collectively, the "Parent Nuclear Facilities") are and have been conducted in compliance with all applicable laws and Parent Permits, except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of the Parent Nuclear Facilities maintains, and is in compliance with, (i) emergency plans designed to respond to an unplanned release of a Hazardous Substance therefrom of radioactive materials and (ii) plans for the storage and disposal of spent nuclear fuel, and each such plan enumerated in clauses (i) and (ii) conforms with the requirements of applicable law.

        (b)   Parent has funded to the extent required consistent with NRC regulations the decommissioning costs of each Parent Nuclear Facility.

        (c)   Neither Parent nor any of its Subsidiaries has been given written notice of or been charged with actual or potential violation of, or, to the Knowledge of Parent, is the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other NRC action of which Parent or any of its Subsidiaries has received notice under the Atomic Energy Act or the terms and conditions of any license granted to Parent or any of its Subsidiaries regarding the Parent Nuclear Facilities that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (d)   Parent makes no representation under Section 5.17(a) or (c) with respect to any Parent Nuclear Facility for any periods during which such Parent Nuclear Facility was operated by the Company or a Subsidiary of the Company.

        Section 5.18    Regulatory Proceedings.    Other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms, none of Parent nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (a) is a party to any rate proceeding before a Governmental Entity with respect to rates charged by Parent or any of its Subsidiaries other than in the ordinary course consistent with past practice, (b) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court or (c) is a party to any Contract with any Governmental Entity entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of Parent, are as of the date hereof scheduled to go into effect at a later time, except, in case of clauses (a) through (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No representation or warranty with respect to the Parent Permits is made by this Section 5.18.

        Section 5.19    Trading.    Parent has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Parent's Board of Directors (the "Parent Trading Guidelines") to restrict the level of risk that Parent and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all Parent Trading (the "Net Parent Position") and monitors compliance by Parent and its Subsidiaries with such Parent Trading Guidelines. Parent has provided a copy of the Parent Trading Guidelines to the Company prior to the date of this Agreement. As of the date of this Agreement, (i) the Net Parent Position is within the risk parameters that are set forth in the Parent Trading Guidelines and (ii) the exposure of Parent and its Subsidiaries with respect to the Net Parent Position resulting from all such transactions is not material to Parent and its Subsidiaries taken as a whole. From December 31, 2003 to the date of this Agreement, Parent and its Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its Parent Trading and related operations that would be material to Parent and its Subsidiaries taken as a whole.

        Section 5.20    Intellectual Property.    Parent and its Subsidiaries own or have a valid right to use all Intellectual Property Rights used in connection with the business of Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to Parent or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.21    Required Vote of Parent Shareholders.    The affirmative vote of the holders of a majority of the votes cast by holders of Parent Shares represented at the Parent Shareholders Meeting (provided that at least a majority of the Parent Shares are represented in person or by proxy at such meeting) approving the issuance of Parent Shares in the Merger is the only vote of the holders of any class or series of Parent's or any of its Subsidiaries' Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

        Section 5.22    State Takeover Statutes.    Assuming the Company does not beneficially own 10% or more of the Parent Shares on the date hereof or at any time prior to the Effective Time, no Pennsylvania "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent's Amended and Restated Articles of

Incorporation or Amended and Restated By-laws is, or at the Effective Time will be, applicable to Parent, the Parent Shares, the Merger or the other transactions contemplated by this Agreement.

        Section 5.23    Brokers.    No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. ("J.P. Morgan") and Lehman Brothers, Inc. ("Lehman"), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        Section 5.24    Opinions of Financial Advisors.    Parent has received the opinion of each of J.P. Morgan and Lehman to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

        Section 5.25    Title to Properties.    Parent or its applicable Subsidiary has good and sufficient title in and to each material parcel of real property owned by Parent or any of its Subsidiaries, subject to no Liens that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or materially impair Parent's or its Subsidiary's rights to or ability to use any such property.

        Section 5.26    Material Contracts.    (a) Each Parent Material Contract is a valid and binding obligation of Parent or its Subsidiary party thereto enforceable against Parent or its Subsidiary party thereto in accordance with its terms and, to the Parent's Knowledge, each other party thereto, and is in full force and effect, and each of the Parent and each of its Subsidiaries which is a party thereto has performed in all material respects all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to the Parent's Knowledge, each other party to each Parent Material Contract has performed in all material respects all obligations required to be performed by it under such Parent Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries has Knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b)   None of ENEH or any of its Subsidiaries is a party to any Contract whereunder a failure to satisfy a condition thereunder, a failure to meet a requirement thereof, a breach thereof or a default thereunder would, individually or in the aggregate, reasonably be expected to (i) result in a breach or default under any Parent Indebtedness or any Parent Material Contract (in each case, other than Parent Indebtedness under which ENEH or any of its Subsidiaries is the sole obligor or guarantor or any Parent Material Contract to which ENEH or any of its Subsidiaries is a party and none of Parent or any of its other Subsidiaries is a party or guarantor), (ii) require Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries) to pay cash or provide materials or services or make any capital contributions to ENEH, any of its Subsidiaries or any third Person or (iii) otherwise be recourse to Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries).

        (c)   None of ENEH or any of its Subsidiaries is subject to any law, rule, regulation or order whereunder a failure to satisfy a condition thereunder, a failure to meet a requirement thereof, or a violation thereof would, individually or in the aggregate, reasonably be expected to (i) result in a breach or default under any Parent Indebtedness or any Parent Material Contract (in each case, other than Parent Indebtedness under which ENEH or any of its Subsidiaries is the sole obligor or guarantor or any Parent Material Contract to which ENEH or any of its Subsidiaries is a party and none of Parent or any of its other Subsidiaries is a party or guarantor), (ii) require Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries) to pay cash or provide materials or services or make any capital contributions to ENEH, any of its Subsidiaries or any third Person or (iii) grant ENEH, any of its Subsidiaries or any third Person recourse to Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries).

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.1    Conduct of Business Pending the Merger.

        (a)    Conduct of Business by the Company Pending the Merger.    During the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement or as set forth on Item 6.1(a) of the Company Letter, the Company shall and shall cause each of its Subsidiaries to carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve its business organization intact, maintain in full force and effect the Company Permits and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, licensors, licensees, employees and business associates to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. To the extent permitted by applicable law and whether or not an action is one specified below, the Company will consult with Parent with respect to any action or failure to take an action that would be considered not to be in the ordinary course of the Company's business as it is currently conducted. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement or as set forth on Item 6.1(a) of the Company Letter, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) take any of the following actions (it being understood that any action allowed by any of clauses (i) through (xix) but otherwise restricted under this Agreement shall be so restricted):

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, other than (1) dividends and distributions by a direct or indirect Subsidiary of the Company to its parent, (2) regular quarterly cash dividends and distributions with respect to the Company Common Stock, in accordance with the Company's dividend policy as set forth on Item 6.1(a)(i)(A)(2) of the Company Letter, with record dates and payment dates consistent with the Company's past dividend practice and (3) regular cash dividends and distributions with respect to preferred stock of the Company or its Subsidiaries in accordance with the terms thereof as existing on the date hereof, (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock or (C) purchase, redeem or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any Capital Stock or other securities thereof;

           (ii)  other than (1) the issuance of Company Common Stock upon the exercise or conversion of Company Stock Options, Company RSUs, Company Performance Units, Company Dividend Equivalents and Company Stock Phantom Shares outstanding on the date of this Agreement and in accordance with their present terms, upon the exercise or conversion of Company Stock Options, Company RSUs, Company Performance Units, Company Stock Dividend Equivalents and Company Stock Phantom Shares awarded in accordance with Section 6.1(a)(ii)(2) or pursuant to the terms of any Compensation Commitment as in effect on the date of this Agreement or as amended in accordance with or as permitted by this Agreement, (2) the issuance, subject to Section 6.1(a)(vi), of additional Company Stock Options, Company RSUs, Company Performance Units, Company Dividend Equivalents, Company Stock Phantom Shares and Company Performance Shares pursuant to the Company Stock Plans as set forth on Item 6.1(a)(ii)(2) of the Company Letter, (3) issuances by a direct or indirect Subsidiary of the Company of its Capital Stock to its parent, (4) the issuance of Shares upon settlement of forward purchase contracts forming a part of Company Equity Units pursuant to the terms thereof as existing on the date hereof, (5) the issuance of Shares in accordance with Item 6.1(a)(ii)(5) of the Company Letter, (6) the issuance of Shares pursuant to the Company ESPP, the Company DRIP, the Company

  Thrift Plan and the Company Employee Savings Plan and (7) the issuance of Company Cash Phantom Shares and Company Cash Dividend Equivalents in the ordinary course of business consistent with past practice, issue, deliver, pledge, encumber, sell, dispose of or grant (A) any of its Capital Stock or any Capital Stock in any of its direct or indirect Subsidiaries or of any Company Joint Venture, (B) any Company Voting Debt, Company Stock Equivalents or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any Capital Stock referred to in clause (A), Company Voting Debt, Company Stock Equivalents, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

          (iii)  amend the Certificate of Incorporation of the Company;

          (iv)  amend the By-laws of the Company or amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of any Subsidiary of the Company, except for such amendments that do not have an adverse effect on the Merger and that are not inconsistent with any of the obligations of the Company hereunder;

           (v)  (A) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (B) acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice or pursuant to capital expenditures made in accordance with Section 6.1(a)(x) or (C) make any investment in the Capital Stock of, or other instrument convertible into or exchangeable for the Capital Stock of, any other Person (other than direct or indirect Subsidiaries of the Company that are direct or indirect Subsidiaries of the Company as of the date hereof and investments by the managers of Benefit Plans and nuclear decommissioning trusts in the ordinary course of business consistent with past practice) other than, (1) in the case of clauses (A) through (C), acquisitions of assets and investments in Persons located and operating solely in the United States of America that are not greater than $5 million individually or $25 million in the aggregate in any consecutive 12 month period (including the value of any indebtedness assumed) or (2) investments in any Person by Holdings or any of its Subsidiaries solely for purposes of effecting the transactions described in Section 6.1(a)(viii)(B) ; provided, however, that the Company shall not be permitted hereunder to acquire or agree to acquire any asset or to make any investment in any Person to the extent such agreement, acquisition or investment would reasonably be expected to have an adverse effect on the ability of Parent or the Company to obtain any Parent Required Statutory Approval or Company Required Statutory Approval, respectively, or to delay by a material period the receipt thereof;

          (vi)  except to the extent required by applicable law or by the terms of any Benefit Plan maintained by the Company, Compensation Commitment or collective bargaining agreement in effect as of the date of this Agreement, (A) grant to any current or former employee, officer or director of the Company or any of its Subsidiaries any increase in compensation or benefits or new incentive compensation grants, except in the ordinary course of business consistent with past practice (including, without limitation, annual salary and compensation increases in respect of any fiscal year regardless of when such increases are approved), (B) grant to any current or former employee, officer or director of the Company or any of its Subsidiaries any increase in severance, pay to stay or termination pay, except to the extent consistent with past practice and that, in the aggregate, does not result in a material increase in benefits or compensation expenses, (C) enter into or amend any Compensation Commitment with any such current or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, except, (1) with respect to any Benefit Plan maintained by the Company that is a Qualified Plan, as may be required to facilitate or obtain a determination from the IRS that such Benefit Plan is a Qualified Plan and (2) with respect to the collective bargaining agreements set forth on Item 6.1(a)(vi)(D)(2) of the Company Letter, renewing such collective bargaining agreements at their expiration on terms substantially similar to their current respective terms or (E) take or permit to be taken any action to accelerate any rights or benefits or the funding thereof, or make or permit to be made any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Benefit Plan or Compensation Commitment; provided, however, that notwithstanding anything in this Section 6.1(a)(vi) to the contrary, the foregoing shall not restrict the Company or its Subsidiaries from entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees;

         (vii)  make any material change in accounting methods, principles or practices except as required by generally accepted accounting principles or by the Company's independent auditors;

        (viii)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than Liens as required by after acquired property covenants in Contracts evidencing Company Indebtedness and Liens created in connection with the refinancing of Company Indebtedness in accordance with Section 6.1(a)(ix) that are no less favorable to the Company and its Subsidiaries than those Liens that were created in connection with the Company Indebtedness that is being refinanced) any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) sales of excess or obsolete assets in the ordinary course of business consistent with past practice and (B) sales of assets by Holdings or any Subsidiary of Holdings described on Item 6.1(a)(viii)(B) of the Company Letter and sales of assets by Power or any Subsidiary of Power described on Item 6.1(a)(viii)(B) of the Company Letter in each case, on commercially reasonable terms, after having given Parent notice of the intent to make any such sale, lease, license or other disposition, and at least five business days' prior notice of the entering into of any agreement with respect thereto, including the material terms of any such agreement and any amendment thereto;

          (ix)  except in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than (1) in connection with a refinancing on commercially reasonable terms and borrowings under revolving credit agreements or similar credit facilities in effect on the date hereof (or under any extensions or replacements thereof) in accordance with their terms, (2) indebtedness incurred by any Subsidiary of the Company under any loan permitted by clause (B), and (3) the assumption of indebtedness in connection with an acquisition or investment made pursuant to Section 6.1(a)(v) or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Subsidiary; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, take any such action with respect to Holdings or any of its Subsidiaries or any Holdings Joint Ventures and the Company shall not permit Holdings or any of its Subsidiaries to take any such action;

           (x)  make or agree to make any new capital expenditure or expenditures, other than (A) expenditures in accordance with Item 6.1(a)(x) of the Company Letter, (B) expenditures that do not exceed $10 million individually or $150 million in the aggregate in any consecutive 12 month period and (C) expenditures to the extent made or agreed to be made in order to ensure compliance with the rules and regulations or an order of the NRC or any other Governmental Entity or to ensure compliance with the terms of any Permit, in which case, to the extent permissible under applicable law, the Company shall consult with Parent prior to making or agreeing to make any such expenditure;

          (xi)  engage in any activities not engaged in on the date hereof which would cause a change in the Company's status as an exempt holding company under PUHCA;

         (xii)  other than participation in the New Jersey Basic Generation Service auction in a manner consistent with past practice, enter into any Contract for the purchase and/or sale of capacity and/or energy ("Power Agreement") other than any Power Agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale energy commitments of $150 million, (2) a fixed notional value of purchase and/or sale of capacity of $25 million, (3) a notional value for the underlying sale of options of $75 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $25 million unless the Company consults with Parent regarding such Power Agreement and the Company has obtained the prior written consent of Parent to such Power Agreement or such Power Agreement is fully compliant with criteria to which Parent has previously given a generic consent, in each case, which consent shall not be unreasonably withheld or delayed, it being understood that in such consultation process Parent and the Company shall comply with all applicable laws and any applicable confidentiality or similar third party agreement;

        (xiii)  pay, discharge, settle, compromise or satisfy any material claims, liabilities, litigation or other obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary and usual course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents, or incurred in the ordinary and usual course of business consistent with past practice, or waive, release or assign any such material rights or claims;

        (xiv)  enter into, or, other than in the ordinary course of business consistent with past practice, modify or amend the terms of, any Leveraged Lease or Financing Contract;

         (xv)  take any action that would, individually or in the aggregate, reasonably be expected to cause the Company Indebtedness or other obligations under which Holdings or any Subsidiary of Holdings is the obligor or any indebtedness for borrowed money or other obligations under which any Company Joint Venture is the obligor or direct or indirect guarantee by any Company Joint Venture of any indebtedness for borrowed money or other obligations of any Person to be recourse to the Company or any of its Subsidiaries other than Holdings and the Subsidiaries of Holdings, or after giving effect to the Merger, the Surviving Corporation or any of its Subsidiaries other than Holdings and the Subsidiaries of Holdings or would reasonably be expected to make it necessary for the Company or any of its Subsidiaries, or after giving effect to the Merger, the Surviving Corporation or any of its Subsidiaries to make any capital contributions or pay cash, or incur a liability or provide property or services, in order to enable Holdings and its Subsidiaries to operate in the ordinary course;

        (xvi)  amend or modify the Company Trading Guidelines in a manner that results in such Company Trading Guidelines being less restrictive than the Company Trading Guidelines in effect on the date hereof or, other than in the ordinary course of business consistent with past practice, terminate the Company Trading Guidelines; provided that, in the case of any such termination, new Company Trading Guidelines are adopted that are at least as restrictive as the Company Trading Guidelines in effect on the date hereof or, take any action that violates the Company Trading Guidelines or cause or permit the Net Company Position to be outside the risk parameters set forth in the Company Trading Guidelines; and if at any time the Net Company Position becomes outside the risk parameters set forth in the Company Trading Guidelines due to a move in market prices then action will be taken to bring the Net Company Position back inside the parameters as is required by the Company Trading Guidelines;

       (xvii)  adopt a plan of complete or partial liquidation or a dissolution or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization other than with respect to Subsidiaries of Global and Resources in connection with the transactions described in Section 6.1(a)(viii)(B);

      (xviii)  retire, commit to retire or otherwise indicate an intention to retire any generation facility of the Company or any of its Subsidiaries; or

        (xix)  commit or agree to take any of, the foregoing actions.

        (b)    Conduct of Business by Parent Pending the Merger.    During the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement or as set forth on Item 6.1(b) of the Parent Letter, Parent shall and shall cause each of its Subsidiaries to, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve its business organization intact, maintain in full force and effect the Parent Permits and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, licensors, licensees, employees and business associates to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. To the extent permitted by applicable law and whether or not an action is one specified below, Parent will consult with the Company with respect to any action or failure to take an action that would be considered not to be in the ordinary course of Parent's business as it is currently conducted. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement or as set forth on Item 6.1(b) of the Parent Letter, during the period from the date of this Agreement to the Effective Time, Parent shall not and shall not permit any of its Subsidiaries to without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) take any of the following actions (it being understood that any action allowed by any of clauses (i) through (xvi) but otherwise restricted under this Agreement shall be so restricted:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, other than (1) dividends and distributions by a direct or indirect Subsidiary of Parent to its parent, (2) regular quarterly cash dividends and distributions with respect to the Parent Shares, in accordance with Parent's dividend policy as set forth on Item 6.1(b)(i)(A)(2) of the Parent Letter, with record dates and payment dates consistent with Parent's past dividend practice, and (3) regular cash dividends and distributions with respect to preferred stock of Parent or its Subsidiaries in accordance with the terms thereof as existing on the date hereof, (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock or (C) purchase, redeem or otherwise acquire any Capital Stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any Capital Stock or other securities thereof other than the purchase of Parent Shares on the open market pursuant to the Parent DRIP and the Parent ESPP;

           (ii)  other than (1) the issuance of Parent Shares upon the exercise or conversion of Parent Stock Options, Parent Performance Shares, Parent Deferred Shares, Parent Restricted Shares, Parent Dividend Equivalents and Directors' Units outstanding on the date of this Agreement and in accordance with their present terms, upon the exercise or conversion of Parent Stock Options, Parent Performance Shares, Parent Deferred Shares, Directors' Units, Parent Dividend Equivalents and Parent Restricted Shares awarded in accordance with Section 6.1(b)(ii)(2) or pursuant to the terms of any Parent Compensation Commitment as in effect on the date of this Agreement or as amended in accordance with or as permitted by this Agreement, (2) the issuance, subject to Section 6.1(b)(vi), of additional Parent Stock Options, Parent Performance Shares, Parent Restricted Shares, Parent Dividend Equivalents, Directors' Units, Parent Deferred Shares and other securities as set forth on Item 6.1(b)(ii)(2) of the Parent Letter, (3) the issuance of Parent Shares pursuant to the Parent ESPP and the Parent DRIP, (4) issuances by a direct or indirect Subsidiary of Parent of its Capital Stock to its parent and (5) the issuance of Parent Phantom Shares, issue, deliver, pledge, encumber, sell, dispose of or grant (A) any of its Capital Stock or any Capital Stock in any of its direct or indirect Subsidiaries, (B) any Parent Voting Debt, Parent Stock Equivalents or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any Capital Stock referred to in clause (A), Parent Voting Debt, Parent Stock Equivalents, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

          (iii)  amend the Amended and Restated Articles of Incorporation of Parent other than to increase Parent's authorized capital stock;

          (iv)  amend the Amended and Restated By-laws of Parent or amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of any Subsidiary of Parent, except for such amendments that do not have an adverse effect on the Merger and that are not inconsistent with any of the obligations of Parent hereunder;

           (v)  (A) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (B) acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice or pursuant to capital expenditures made in accordance with Section 6.1(b)(x) or (C) make any investment in the Capital Stock of, or other instrument convertible into or exchangeable for the Capital Stock of, any other Person (other than direct or indirect Subsidiaries of Parent and investments by the managers of Benefit Plans and nuclear decommissioning trusts in the ordinary course of business consistent with past practice) and other than, in the case of clauses (A) through (C), acquisitions of assets and investments in Persons that are not greater than $10 million individually or $50 million in the aggregate in any consecutive 12 month period (including the value of any indebtedness assumed); provided, however, that Parent shall not be permitted hereunder to acquire or agree to acquire any asset or to make any investment in any Person to the extent such agreement, acquisition or investment would reasonably be expected to have an adverse effect on the ability of Parent or the Company to obtain any Parent Required Statutory Approval or Company Required Statutory Approval, respectively, or to delay by a material period the receipt thereof;

          (vi)  except to the extent required by applicable law or by the terms of any Benefit Plan maintained by Parent, Parent Compensation Commitment or collective bargaining agreement in effect as of the date of this Agreement (A) grant to any current or former employee, officer or director of Parent or any of its Subsidiaries any increase in compensation or benefits or new incentive compensation grants, except in the ordinary course of business consistent with past practice (including, without limitation, annual salary and compensation increases in respect of any fiscal year regardless of when such increases are approved), (B) grant to any current or former employee, officer or director of Parent or any of its Subsidiaries any increase in severance, pay to stay or termination pay, except to the extent consistent with past practice and that, in the aggregate, does not result in a material increase in benefits or compensation expenses, (C) enter into or amend any Parent Compensation Commitment with any such current or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, except, (1) with respect to any Benefit Plan maintained by Parent that is a Qualified Plan, as may be required to facilitate or obtain a determination from the IRS that such Benefit Plan is a Qualified Plan and (2) with respect to the collective bargaining agreements set forth on Item 6.1(b)(vi)(D)(2) of the Parent Letter, renewing such collective bargaining agreements at their expiration on terms substantially similar to their current respective terms or (E) take or permit to be taken any action to accelerate any rights or benefits or the funding thereof, or make or permit to be made any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Benefit Plan or Parent Compensation Commitment; provided, however, that notwithstanding anything in this Section 6.1(b)(vi) to the contrary, the foregoing shall not restrict Parent or its Subsidiaries from entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees;

         (vii)  make any material change in accounting methods, principles or practices except as required by generally accepted accounting principles or by Parent's independent auditors;

        (viii)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than Liens as required by after acquired property covenants in Contracts evidencing Parent Indebtedness and Liens created in connection with the refinancing of Parent Indebtedness in accordance with Section 6.1(b)(ix) that are no less favorable to Parent and its Subsidiaries than those Liens that were created in connection with the Parent Indebtedness that is being refinanced) any properties or assets that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice and except to the extent necessary to obtain the Parent Required Statutory Approvals and the Company Required Statutory Approvals;

          (ix)  except in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than (1) in connection with a refinancing on commercially reasonable terms and borrowings under revolving credit agreements or similar credit facilities in effect on the date hereof (or under any extensions or replacements thereof) in accordance with their terms, (2) indebtedness incurred by any Subsidiary of Parent under any loan permitted by clause (B) and (3) the assumption of indebtedness in connection with an acquisition or investment made pursuant to Section 6.1(b)(v) or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in Parent or any Subsidiary of Parent;

           (x)  make or agree to make any new capital expenditure or expenditures other than (A) expenditures in accordance with Item 6.1(b)(x) of the Parent Letter, (B) expenditures that do not exceed $15 million individually or $300 million in the aggregate in any consecutive 12 month period and (C) expenditures to the extent made or agreed to be made in order to ensure compliance with the rules and regulations or an order of the NRC or any other Governmental Entity or to ensure compliance with the terms of any Permit, in which case, to the extent permissible under applicable law, Parent shall consult with the Company prior to making or agreeing to make any such expenditure;

          (xi)  engage in any activities which would cause a change in Parent's status under PUHCA;

         (xii)  enter into any Power Agreement other than any Power Agreement entered into in the ordinary course of business that does not exceed (1) a notional value of purchase and/or sale energy commitments of $300 million, (2) a fixed notional value of purchase and/or sale of capacity of $25 million, (3) a notional value for the underlying sale of options of $100 million and (4) a notional value for the aggregate premiums paid in a calendar year for the purchase of options of $50 million unless Parent consults with the Company regarding such Power Agreement and Parent has obtained the prior written consent of the Company to such Power Agreement or such Power Agreement is fully compliant with criteria to which the Company has previously given a generic consent, in each case, which consent shall not be unreasonably withheld or delayed, it being understood that in such consultation process the Company and Parent shall comply with all applicable laws and any applicable confidentiality or similar third party agreement;

        (xiii)  amend or modify the Parent Trading Guidelines in a manner that results in such Parent Trading Guidelines being less restrictive than the Parent Trading Guidelines in effect on the date hereof or, other than in the ordinary course of business consistent with past practice, terminate the Parent Trading Guidelines; provided that, in the case of any such termination new Parent Trading Guidelines are adopted that are at least as restrictive as the Parent Trading Guidelines in effect on the date hereof or take any action that violates the Parent Trading Guidelines or cause or permit the Net Parent Position to be outside the risk parameters set forth in the Parent Trading Guidelines; and if at any time the Net Parent Position becomes outside the risk parameters set forth in the Parent Trading Guidelines due to a move in market prices then action will be taken to bring the Net Parent Position back inside the parameters as is required by the Parent Trading Guidelines;

        (xiv)  take any action that would, individually or in the aggregate, (A) reasonably be expected to cause the Parent Indebtedness or other obligations under which ENEH or any Subsidiary of ENEH is the obligor or any indebtedness for borrowed money or other obligations of any Person to be recourse to the Parent or any of its Subsidiaries other than ENEH and the Subsidiaries of ENEH or would reasonably be expected to make it necessary for Parent or any of its Subsidiaries (other than ENEH and its Subsidiaries) to make any capital contributions or pay cash, or incur a liability or provide property or services, in order to enable ENEH and its Subsidiaries to operate in the ordinary course;

         (xv)  adopt a plan of complete or partial liquidation or a dissolution or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

        (xvi)  commit or agree to take any of, the foregoing actions.

        Section 6.2    No Solicitation.    (a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes or that may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any letter of intent or agreement related to any Takeover Proposal (each, an "Acquisition Agreement") or (iii) participate in any discussions or negotiations regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if, at any time after the date hereof and prior to the Company Shareholders Meeting the Company receives an unsolicited bona fide written Takeover Proposal from any third Person that in the reasonable good faith judgment of the Company's Board of Directors constitutes a Superior Proposal and the Board of Directors of the Company determines in its reasonable good faith judgment, after consultation with outside counsel, that it would be required to do so by its fiduciary duties under applicable law, the Company may, in response to such Superior Proposal, (x) furnish information with respect to the Company to any such Person pursuant to a confidentiality agreement no more favorable to such Person than the Confidentiality Agreement is to Parent and (y) participate in negotiations with such Person regarding such Superior Proposal if (A) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such third Person the Company or any of its Subsidiaries provides at least three business days advance written notice to Parent of the identity of the third Person making, and the proposed terms and conditions of, such Superior Proposal and a copy of all written materials delivered by such third Person to the Company or any of its Subsidiaries, (B) the Company shall have provided to Parent a copy of all written materials delivered to the third Person making the Superior Proposal in connection with such Superior Proposal and made available to Parent all materials and information made available to the third Person making the Superior Proposal in connection with such Superior Proposal and (C) the Company shall have fully complied with this Section 6.2. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Significant Subsidiaries or 20% or more of the voting power of the Capital Stock of the Company or the Capital Stock of any of its Significant Subsidiaries then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the voting power of the capital stock of the Company or the Capital Stock of such Subsidiaries then outstanding, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions with Parent contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any unsolicited bona fide written offer made by any Person (other than Parent and its Affiliates) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the capital stock of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its reasonable good faith judgment (after consultation with its financial advisors) to be more favorable, from a financial point of view, to the Company's shareholders than the Merger (and any revised proposal made by Parent), which is not conditioned on any financing and which is reasonably likely to receive all required governmental approvals in the form of Final Orders prior to the End Date and is otherwise reasonably capable of being completed on the terms proposed (taking into account the ability to deliver any consideration to be paid in connection with such transaction).

        (b)   Except as set forth in Section 9.1(e), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent, the approval by such Board of Directors of the Merger and this Agreement or the recommendation by such Board of Directors of this Agreement or such Board of Directors declaration that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its shareholders, or take any other action or make any other statement in connection with the Company Shareholders Meeting inconsistent with such recommendation, approval or declaration, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) authorize or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement.

        (c)   Nothing contained in this Section 6.2 shall prohibit the Company from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to a Takeover Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 9.1(d).

        (d)   The Company agrees that it and its Subsidiaries shall, and the Company shall direct and cause its and its Subsidiaries' respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Takeover Proposal. The Company agrees that it will notify Parent in writing as promptly as practicable (and in any event within 18 hours) after any Takeover Proposal is received by, any information is requested from, or any discussions or negotiations relating to a Takeover Proposal are sought to be initiated or continued with, the Company, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Takeover Proposal or taking such action, the material terms and conditions of any proposals or offers and a copy of all written materials delivered by such Person making the Takeover Proposal to the Company or any of its Subsidiaries, and thereafter the Company shall keep Parent informed, on a current basis, of the status and materials terms of any such proposals or offers and the status of any such discussions or negotiations and provide Parent with copies of all written materials delivered by such Person making the Takeover Proposal to the Company or any of its Subsidiaries. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Takeover Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

        Section 6.3    Third Party Standstill Agreements.    During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill or employee non-solicitation provision of any confidentiality, standstill, employee non-solicitation or similar agreement between the Company and any other Persons which relates to any transaction that could constitute a Takeover Proposal or that has as a counterparty any Person other than Parent. During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including using its reasonable best efforts to obtain injunctions to prevent any threatened or actual breach of such agreements and to enforce specifically the terms and any provision thereof in any court of the United States or any state thereof having jurisdiction.

        Section 6.4    Disclosure of Certain Matters; Delivery of Certain Filings.    (a) The Company shall promptly advise Parent orally and in writing if, to the Knowledge of the Company, there exists a material breach of a representation or warranty made by the Company contained herein or if there occurs, to the Knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation or warranty made by the Company contained herein. Parent shall promptly advise the Company orally and in writing, to the Knowledge of Parent, if there exists a material breach of a representation or warranty made by Parent contained herein or if there occurs, to the Knowledge of Parent, any change or event which results in the executive officers of Parent having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation or warranty made by Parent contained herein. The Company shall provide to Parent, and Parent shall provide to the Company, copies of all filings made by the Company or Parent, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

        (b)   To the extent permitted by applicable law, the Company shall, and shall cause its Subsidiaries to, promptly notify Parent in writing of (i) any written communications with or notice from any taxing authority relating to any Listed Transaction (excluding information document or similar requests from any taxing authority) or (ii) any material change in the appraised value of any property leased pursuant to a Leveraged Lease. To the extent permitted by applicable law, the Company shall not, and shall not permit its Subsidiaries or any of their respective officers, employees or other representatives or agents to participate in any formal discussions or negotiations with any taxing authority related to the foregoing, unless, in each case, it consults with Parent in advance of such discussions or negotiations.

        (c)   To the extent permitted by applicable law, Parent and the Company shall, and shall cause their respective Subsidiaries to, promptly notify the Company or Parent, as the case may be, of any written communication with or notice from any taxing authority relating to any material Tax audit or examination relating to any Parent Material Taxes or Company Material Taxes, as the case may be (excluding information document or similar requests from any taxing authority), any extension of any statute of limitations relating to Parent Material Taxes or Company Material Taxes, as the case may be or any change in method of accounting relating to Parent Material Taxes or Company Material Taxes, as the case may be.

        (d)   To the extent permitted by applicable law, each of the parties shall, and shall cause its Subsidiaries to, consult with the other party with respect to negotiations relating to the renewal of any collective bargaining agreement. No consultation in accordance with this Section 6.4(d) shall be deemed to be a consent by either party to any action proposed by the other party with respect to renewal of a collective bargaining agreement.

        Section 6.5    Reorganization.    During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action which action or failure would, to its Knowledge, jeopardize the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 6.6    Rate Matters.    To the extent permitted by applicable law, the Company and Parent shall, and shall cause each of its Subsidiaries to, deliver to Parent or the Company, as the case may be, a copy of each principal filing or agreement related to its generally applicable rates, charges, standards of service, accounting or regulatory policy which could lead to a material change in any of those areas as soon as practicable and in any event no later than five business days prior to the filing or execution thereof so that Parent or the Company, as the case may be, may comment thereon. Except as set forth on Item 6.6 of the Company Letter or Item 6.6 of the Parent Letter, as the case may be, the Company and Parent shall, and shall cause its Subsidiaries to, make all such filings only in the ordinary course of business consistent with past practice or as required by a Governmental Entity or regulatory agency with appropriate jurisdiction or under existing settlement agreements to which the Company or Parent, as the case may be, is a party.

ARTICLE VII
ADDITIONAL AGREEMENTS

        Section 7.1    Employee Benefits; Workforce Matters.    (a) From and after the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, honor and perform in accordance with their respective terms (as in effect on the date of this Agreement or as amended in accordance with or as permitted by this Agreement), all the collective bargaining agreements to which the Company or one of its Subsidiaries is a party and is set forth on Item 4.13(a) of the Company Letter. Nothing in this Section 7.1(a) shall be interpreted to prevent Parent or any of its Subsidiaries from enforcing such agreements in accordance with their respective terms, including enforcement of any reserved right to amend, modify, suspend, revoke or terminate any such agreement.

        (b)   Subject to applicable law and obligations under each applicable collective bargaining agreement, Compensation Commitments and Benefit Plan, and except as provided in Section 7.2, Parent shall, or shall cause one of its Subsidiaries to, assume, maintain in effect, honor and perform in accordance with their respective terms (as in effect on the date of this Agreement or as amended or established in accordance with or as permitted by this Agreement) each Benefit Plan and Compensation Commitment listed on Item 4.12(a) of the Company Letter and in effect on the date of this Agreement (or established as permitted by this Agreement), with respect to the current and former employees, officers or directors of the Company and its Subsidiaries who are covered by such plans or commitments immediately prior to the Effective Time. Nothing in this Section 7.1(b) shall be interpreted to limit any reserved right contained in any such Benefit Plan or Compensation Commitment to amend, modify, suspend, revoke or terminate any such plan or commitment in accordance with its terms.

        (c)   Following the Effective Time, Parent shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Parent or any of its Subsidiaries after the Effective Time ("Affected Employees"), for so long as such Affected Employees remain employed by Parent or any of its Subsidiaries, employee benefits (i) pursuant to the Benefit Plans maintained by the Company immediately prior to the Effective Time (which are maintained by Parent or one of its Subsidiaries after the Effective Time in accordance with Section 7.1(b)) or (ii) pursuant to Benefit Plans maintained by Parent or any of its Subsidiaries providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Parent in positions comparable to positions held by Affected Employees with Parent or its Subsidiaries from time to time after the Effective Time.

        (d)   Each Affected Employee who becomes eligible to participate in a Benefit Plan maintained by Parent or any of its Subsidiaries shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes or where such crediting would result in a duplication of benefits) under such Benefit Plan for service credited for the corresponding purpose under any Benefit Plan listed on Item 4.12(a) of the Company Letter; provided, however, that such crediting of service shall not operate to cause any such plan to fail to comply with the applicable provisions of the Code or ERISA.

        (e)   Each Benefit Plan maintained by Parent or any of its Subsidiaries which is a welfare benefit plan, and in which Affected Employees become eligible to participate, shall take into account for purposes of determining an Affected Employee's deductibles and out-of-pocket limits thereunder expenses previously incurred by the Affected Employee during the same year while participating in any other such Benefit Plan listed on Item 4.12(a) of the Company Letter and shall waive any waiting periods and restrictions and limitations for pre-existing conditions (or evidence of insurability requirements, in the case of life insurance plans) provided therein for any Affected Employee to the extent not applicable to the participant in any other such Benefit Plan listed on Item 4.12(a) in which the Affected Employee participated immediately prior to participating in the Benefit Plan maintained by Parent or any of its Subsidiaries.

        (f)    Each Benefit Plan maintained by Parent or any of its Subsidiaries which is a cafeteria plan under Section 125 of the Code, and in which any Affected Employee becomes eligible to participate, shall cause credits and debits for a plan year in respect of any such Affected Employee participating in a Benefit Plan listed on Item 4.12(a) of the Company Letter which is a cafeteria plan under Section 125 of the Code to be transferred to and maintained in such Benefit Plan maintained by Parent or any of its Subsidiaries in which such Affected Employee may subsequently participate during the same year. Nothing contained in this Section 7.1(f) shall be deemed to constitute an employment Contract between Parent or any Subsidiary of Parent and any individual, or a waiver of Parent's or any its Subsidiaries' right to discharge any employee at any time, with or without cause.

        (g)   Following the Effective Time, subject to the terms of this Agreement, applicable law and applicable collective bargaining agreements: (i) the Surviving Corporation will, in good faith and consistent with business needs, consider reductions in work force in a fair and equitable manner and in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications and (ii) all employees of the Surviving Corporation shall be entitled to fair and equitable consideration in connection with any job opportunities with the Surviving Corporation and its Subsidiaries, in each case without regard to whether employment prior to the Effective Time was with the Company and its Subsidiaries or Parent and its Subsidiaries.

        (h)   Nothing contained in this Section 7.1 shall be deemed to constitute an employment Contract between Parent or any Subsidiary of Parent and any individual, or a waiver of Parent's or any of its Subsidiaries' right to discharge any employee at any time, with or without cause. Nothing in this Section 7.1 or elsewhere in this Agreement (other than Section 7.9) is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Other than as provided in Section 7.9, nothing herein expressed or implied shall confer upon any employee of the Company or its Subsidiaries or Parent or its Subsidiaries, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment of any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

        Section 7.2    Options.    (a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to Company Stock Option Plans shall become and represent an option to purchase the number of Parent Shares (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per Parent Share (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided in this Section 7.2, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to or at the Effective Time. The Company shall take all necessary action to implement and make effective the provisions of this Section 7.2.

        (b)   Subject to Section 7.2(a), as of the Effective Time, all Company Stock-Based Awards, whether vested or unvested, shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted into a right or award with respect to Parent Shares (an "Assumed Stock-Based Award") on the same terms and conditions as were applicable under the Company-Stock Based Awards, including all repurchase and forfeiture rights held by the Company. The number of Parent Shares subject to each Assumed Stock-Based Award shall be equal to the number of shares of Company Common Stock subject to such Company Stock-Based Award immediately prior to the Effective Time multiplied by the Exchange Ratio (decreased to the nearest full share). All dividend equivalents and Company Cash Awards credited to the account of each holder of a Company Stock-Based Award as of the Effective Time shall remain credited to such holder's account immediately following the Effective Time, subject to adjustment in accordance with the foregoing. All Unvested Restrictions, including all repurchase and forfeiture rights held by the Company, with respect to each Company Stock-Based Award and each Company Cash Award shall be and hereby are assigned as of the Effective Time to Parent, and the Assumed Stock-Based Awards and Company Cash Awards shall continue to be subject to the same Unvested Restrictions which applied to such Company Stock-Based

Award or Company Cash Award immediately prior to the Effective Time, after giving effect to any acceleration, lapse or other vesting occurring by operation of the Merger. The Company shall take all actions necessary to ensure that, from and after the Effective Time, the Surviving Corporation (or its assignee) shall be entitled to exercise the rights held by the Company immediately prior to the Effective Time with respect to all Unvested Restrictions. For purposes of this Agreement, (i) "Company Cash Award" means any award granted under the Company Stock Plans or otherwise other than Company-Stock Based Awards and (ii) "Unvested Restrictions" means all repurchase, cancellation, forfeiture, vesting and other conditions or restrictions applicable to a Company Stock-Based Award or a Company Cash Award.

        (c)   After the Effective Time, the Surviving Corporation shall file a registration statement on Form S-8 under the Securities Act covering the Parent Shares issuable upon the exercise of Substitute Options, and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such Substitute Options.

        (d)   Prior to the Effective Time the Company shall cause the Company ESPP and all rights thereunder to be suspended immediately following the close of the Investment Period (as such term is defined in the Company ESPP) ending immediately prior to the Effective Time, with the effect of such suspension being that no offering period and no Investment Period shall commence or continue under such plan during the period of such suspension. Prior to the Effective Time, the Company shall cause the Company DRIP and all rights thereunder to be suspended immediately following the close of the Investment Period (as defined in the Company DRIP) ending immediately prior to the Effective Time, with the effect of such suspension being that no offering period and no Investment Period shall commence or continue under such plan during the period of such suspension. Prior to the Effective Time, the Company shall cause the Company Thrift Plan and Company Employee Savings Plan to be amended to suspend investments in the Company Common Stock Fund and Non-ESOP Company Common Stock Fund (as defined therein, respectively) effective as of the last business day prior to the Effective Time.

        Section 7.3    Shareholder Approval; Preparation of Proxy Statement; Other Actions.    (a) As soon as practicable following the date of this Agreement, each of the Company and Parent will duly call, give notice of, convene and hold meetings of their respective shareholders (including any adjournments or postponements thereof, the "Company Shareholders Meeting" and the "Parent Shareholders Meeting," respectively, and collectively, the "Shareholders Meetings") for the purpose, in the case of the Company, of the holders of Company Common Stock duly approving this Agreement ("Company Shareholder Approval") and, in the case of Parent, of the holders of Parent Shares duly approving the issuance of Parent Shares in the Merger ("Parent Shareholder Approval"). Parent and the Company will use their reasonable best efforts to hold the Parent Shareholders Meeting and the Company Shareholders Meeting on the same date. The Company shall, through its Board of Directors (but subject to the right of the Company's Board of Directors to terminate this Agreement as set forth in Section 9.1(e)) recommend to its shareholders that the Company Shareholder Approval be given. Subject to the remainder of this Section 7.3(a), Parent shall, through its Board of Directors, recommend to its shareholders that the Parent Shareholder Approval be given. Parent shall not withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to the Company, the approval by such Board of Directors of the Parent Share Issuance, the Merger and this Agreement or the recommendation by such Board of Directors of the Parent Share Issuance or such Board of Directors' declaration that this Agreement and the Merger are advisable and fair to and in the best interest of, Parent and its shareholders except to the extent the Board of Directors of Parent determines in its reasonable good faith judgment that the making of, or the failure to withdraw, qualify or modify such recommendation would violate the fiduciary duties of such Board of Directors of Parent under applicable law. Parent shall not take any of the actions set forth in the preceding sentence at any time after the Parent Shareholders Meeting.

        (b)   The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement which will include the Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall distribute the Proxy Statement to its respective shareholders.

        (c)   No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement (other than filings of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) will be made by Parent or the Company without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates or officers or directors, should be discovered by Parent with respect to Parent or any of its Subsidiaries or any of its Affiliates, officers or directors or the Company with respect to the Company or any of its Subsidiaries or any of its Affiliates, officers or directors which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Parent and the Company.

        (d)   Each of the Company and Parent shall use reasonable best efforts to cause to be delivered a letter of its independent auditors, dated the date two business days prior to the date on which the Registration Statement shall become effective.

        Section 7.4    Access to Information; Transition.    (a) Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated as of August 12, 2004, between the Company and Parent, as the same may be amended, supplemented or modified (the "Confidentiality Agreement") and applicable laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and its respective officers, employees, accountants, counsel and other representatives all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each of the Company and Parent shall (and shall cause each of its respective Subsidiaries to) make available to the other party or its designated advisors (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. After the date hereof, each of the Company or Parent, as the case may be, shall promptly deliver to Parent or the Company, as the case may be, copies of any written notifications it has receives after the date hereof of a (i) "reportable condition" or (ii) "material weakness" in the Company's or Parent's, as the case may be, internal controls.

        (b)   Promptly after the date hereof, Parent and the Company will establish a transition team (the "Transition Team"), the chair of which will be Parent's Executive Vice President and General Counsel (the "Transition Chairperson") or such other person designated by Parent's Chief Executive Officer and the other members of which (the "Transition Coordinators") shall consist of 10 other representatives of Parent and 10 representatives of the Company, or such number as the Chief Executive Officers of Parent and the Company agree, designated by the Transition Chairperson and approved by the Chief Executive Officer (or his designee) of each of Parent and the Company. The Transition Chairperson will assign areas of responsibility to the Transition Coordinators. The parties shall instruct the Transition Coordinators, subject to the terms of the Confidentiality Agreement and applicable laws relating to the exchange of information, to facilitate the collection and exchange of information concerning the business, operations, capital spending and budgets and financial results of Parent and the Company to the extent necessary to identify ways in which the operations of Parent and the Company can be consolidated, coordinated and/or otherwise enhanced following the Effective Time. Prior to the Effective Time, the Transition Team will also coordinate any discussions with lenders or rating agencies in connection with the transactions contemplated by this Agreement or relating to the operations of Parent and the Company following the Effective Time. The Transition Coordinators will provide the Transition Chairperson with periodic reports, subject to applicable laws relating to the exchange of information, on the findings of the Transition Team and will meet periodically in person with the Transition Chairperson to brief the Transition Chairperson on the activities and recommendations of the Transition Team, business developments and pending material business plans and decisions at each of Parent and the Company. If, at any time, after consultation with the Chairperson of the Transition Team, the taking of any action or failure to take an action is not agreed to by at least a majority of the representatives designated by each of Parent and the Company, the Transition Chairperson, together with at least one dissenting Transition Team member, shall consult with the Chief Executive Officer of each of Parent and the Company with respect thereto.

        (c)   No investigation or exchange of information or other action pursuant to this Section 7.4 shall be deemed to modify any representation or warranty made by any party to this Agreement. In the event of a termination of this Agreement for any reason permitted hereby, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the other party or any of its Subsidiaries.

        (d)   In the event of a Parent Acquisition Transaction or the entrance into a definitive agreement providing for a Parent Acquisition Transaction during the period in which the Company is permitted to terminate this Agreement pursuant to Section 9.1(j) Parent shall promptly provide such information to the Company with respect to such Parent Acquisition Transaction or agreement as the Company shall reasonably request in order to evaluate the Parent Acquisition Transaction; provided, however, that the right of the Company to receive such information shall be subject to any confidentiality agreement applicable to the information.

        Section 7.5    Fees and Expenses.    Except as provided in this Section 7.5 and Section 9.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses of Booz Allen Hamilton Inc. and (other than attorneys' and accounting fees and expenses) incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        Section 7.6    Public Announcements; Employee Communications.    Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

        Section 7.7    Transfer Taxes.    The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which are the liability of the Company or Parent under applicable law in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, "Transfer Taxes").

        Section 7.8    State Takeover Laws.    If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

        Section 7.9    Indemnification; Directors and Officers Insurance.    (a) The Surviving Corporation agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees, agents or fiduciaries under benefit plans currently indemnified by the Company and its Subsidiaries (each an "Indemnified Person"), as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, Indemnified Persons who become directors, officers, employees or fiduciaries under benefit plans of the Surviving Corporation will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of the Surviving Corporation. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.9 after the Effective Time, the Surviving Corporation shall promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

        (b)   The Surviving Corporation shall purchase officers' and directors' liability insurance with an insurer substantially comparable to the insurer under the Company's current policy of at least the same coverage and amounts, containing terms and conditions no less favorable to the insured ("D&O Insurance") for a period of no less than six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof under the Company's current policy (the "Current Premium"); provided, however, that if the D&O Insurance is at an annual premium in excess of 200% of the Current Premium, then, unless the Board of Directors of the Surviving Corporation approves a higher amount, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium of 200% (on an annualized basis) of the Current Premium. Item 7.9 of the Company Letter sets forth the Current Premium.

        (c)   The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Surviving Corporation and the Company.

        Section 7.10    Appropriate Actions; Consents; Filings.    (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals in such a form that none of them would constitute a Burdensome Order.

        (b)   Notwithstanding anything to the contrary in Section 7.10(a), (i) except in compliance with Section 7.10(d), neither the Company nor Parent shall nor shall either permit any of its Subsidiaries to, without the prior written consent of the other party, divest or hold separate or otherwise take or commit to take any action that limits its freedom or the freedom of the other party, or after the Merger, the freedom of action of Parent or any of its Affiliates with respect to its Subsidiaries or the Subsidiaries or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates and (ii) neither Parent or any of its Affiliates, nor the Company or any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its Subsidiaries, or the Subsidiaries or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, unless such action or actions would not constitute a Burdensome Action.

        (c)   Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or material written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

        (d)   (i) Promptly after the date hereof, Parent and the Company will establish a regulatory approval team (the "Regulatory Approval Team"), the chair of which will be Parent's Executive Vice President, Government & Environmental Affairs and Public Policy or such other person as may be designated by Parent's Chief Executive Officer (the "Regulatory Approval Team Chairperson"), the vice-chair of which will be the Company's Senior Vice President and General Counsel or such other person as may be designated by the Company's Chief Executive Officer (the "Regulatory Approval Team Vice-Chair") and the other members of which (the "Regulatory Approval Coordinators") shall consist of representatives designated by the Chief Executive Officer of the Company (or his designee) (the "Company Regulatory Approval Coordinators") and representatives designated by the Chief Executive Officer of Parent (or his designee) (the "Parent Regulatory Approval Coordinators"), provided that there shall be one more Parent Regulatory Approval Coordinator than Company Regulatory Approval Coordinator. Subject to Section 7.10(d)(ii), the Regulatory Approval Team Chairperson and the Regulatory Approval Team Vice-Chair will assign areas of responsibility to the Regulatory Approval Coordinators. Subject to the terms and conditions of this Agreement, the Regulatory Approval Team will formulate the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals and coordinate filings for such approvals as set forth below. The primary responsibility for formulating the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals and all other approvals to be obtained from federal and foreign Governmental Entities shall reside with the entire Regulatory Approval Team and not a committee thereof.

           (ii)  The Regulatory Approval Team shall have an Illinois committee, a Pennsylvania committee and a New Jersey committee (collectively, the "State Committees"). The members of each State Committee shall be appointed by the Regulatory Approval Team, with the Illinois and Pennsylvania State Committees and the New Jersey State Committee (i) being chaired by a Parent Regulatory Approval Coordinator and a Company Regulatory Approval Coordinator, respectively, and (ii) consisting of at least a majority of members who are Parent Regulatory Approval Coordinators or Company Regulatory Approval Coordinators, respectively. The Illinois State Committee shall have primary responsibility for formulating the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals from Illinois Governmental Entities. The Pennsylvania State Committee shall have primary responsibility for formulating the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals from Pennsylvania Governmental Entities. The New Jersey State Committee shall have primary responsibility for formulating the approach to be taken with respect to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals from New Jersey Governmental Entities. Each Regulatory Approval Team Committee shall report to, and shall consult on a regular basis, with the full Regulatory Approval Team.

          (iii)  Neither the Company nor Parent, nor any of their respective Subsidiaries nor any committee of the Regulatory Approval Team or any member thereof or of the Regulatory Approval Team shall make or commit to make any concessions, agreements or other undertakings with or to any Governmental Entity or other Person in connection with obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals or otherwise consummating the Merger and the other transactions related to the Merger unless such concession, agreement or undertaking has been approved by the Regulatory Approval Team. If, at any time, the taking of any action or failure to take an action is not agreed to by the Regulatory Approval Team Chairperson and the Regulatory Approval Team Vice-Chair, they shall consult with the Chief Executive Officer of each of Parent and the Company with respect thereto. If the Chief Executive Officers do not agree with respect to any such action, the Regulatory Approval Team, with respect to approvals to be obtained from federal and foreign Governmental Entities or approvals not otherwise the responsibility of a State Committee, and the applicable State Committee, with respect to approvals that are the responsibility of such State Committee, shall determine which of the actions presented to the Chief Executive Officers shall be taken, in any event in compliance with and subject to the terms of this Agreement.

        (e)   The Company and Parent each shall, through the Regulatory Approval Team, keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other material communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any proposed change that is reasonably likely to result in a Material Adverse Effect on the Company or Parent, respectively.

        (f)    Subject to applicable laws relating to the exchange of information, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other material statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

        (g)   No investigation or exchange of information or other action pursuant to this Section 7.10 shall be deemed to modify any representation or warranty made by any party to this Agreement. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the other party or any of its Subsidiaries.

        Section 7.11    Section 16 Matters.    Assuming that the Company delivers to Parent the Section 16 Information reasonably in advance of the Effective Time, the Board of Directors of Parent, shall prior to the Effective Time adopt a resolution providing that the receipt by the Company Insiders of Parent Shares in exchange for shares of Company Common Stock (including Company Restricted Shares), and of options to purchase Parent Shares upon conversion of Company Stock Options or to receive Parent Shares upon conversion of Company Performance Units, Company Performance Shares or Company RSUs, in each case, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. For purposes of this Agreement, (a) "Section 16 Information" shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and the number and description of Company Stock Options, Company Restricted Shares, Company Performance Units, Company Performance Shares and Company RSUs held by each such Company Insider and (b) "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

        Section 7.12    Affiliate Letters.    As promptly as practicable, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an Affiliate Letter in the form attached hereto as Exhibit Bfrom each such Person.

        Section 7.13    Dividends.    (a) After the date of this Agreement, notwithstanding anything to the contrary in this Agreement, each of Parent and the Company, respectively, shall have the right to take any action deemed necessary by such party to ensure that holders of Parent Shares and Shares, respectively, shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Parent Shares and/or Shares or any Parent Shares that any such holder receives in exchange for such Shares in the Merger, and each of Parent and the Company shall cooperate with the other in respect of the payment of dividends with respect to the Parent Shares and the Shares and the record dates and payment dates relating thereto in order to achieve the foregoing.

        (b)   To the extent permitted by applicable law and consistent with the fiduciary duties of the Board of Directors of Parent, Parent shall take all actions necessary so that the first quarterly dividend paid per Parent Share by the Surviving Corporation after the Effective Time multiplied by the Exchange Ratio and rounded to the nearest cent is at least equal to the amount per Share of the most recent quarterly dividend paid by the Company prior to the Effective Time, up to a maximum of $0.47 per Parent Share (the lesser of $0.47 dividend per Parent Share and the last quarterly per Share dividend paid by the Company prior to the Effective Time divided by the Exchange Ratio rounded to the nearest cent being referred to as the "Dividend Threshold"). As close to 30 days prior to the anticipated Effective Time as reasonably practicable, Parent shall notify the Company in writing of what Parent believes will be the amount of the first quarterly dividend per Parent Share paid by the Surviving Corporation after the Effective Time. If such amount per Parent Share is less than the Dividend Threshold (the amount of such shortage is referred to as the "Dividend Shortfall"), then the Company shall be permitted to make prior to the Effective Time a one time special cash dividend to the holders of Company Common Stock in an amount per Share equal to the amount, rounded to the nearest cent, obtained by multiplying (i) the Exchange Ratio by (ii) the Dividend Shortfall.

        Section 7.14    Governance.    (a) At or prior to the Effective Time, Parent shall take all actions necessary to appoint six directors who immediately prior to the Effective Time served as directors of the Company and were designated by the Chief Executive Officer of the Company to the Board of Directors of Parent so that the total number of members of the Board of Directors of the Surviving Corporation is 18. The directors appointed pursuant to this Section 7.14(a) shall be evenly allocated among Class I, Class II and Class III of the Board of Directors of the Surviving Corporation as designated by the Chief Executive Officer of the Company. All appointments made pursuant to this Section 7.14(a) shall be effective as of the Effective Time and shall comply with the applicable listing and corporate governance rules of the NYSE, the applicable provisions of the Exchange Act and all other applicable laws and regulations, in each case, as in effect at the Effective Time.

        (b)   The headquarters of the Surviving Corporation and certain divisions and Subsidiaries thereof will be as set forth in the Amended and Restated By-laws of the Surviving Corporation.

        (c)   The tradename and logo of the Surviving Corporation shall be as set forth on Item 7.14(c) of the Parent Letter.

        (d)   Parent shall cause the Amended and Restated By-laws of Parent to be amended as provided in Exhibit A hereto effective immediately following the Effective Time.

        (e)   During the four-year period immediately following the Effective Time, the Surviving Corporation shall provide, directly or indirectly, charitable contributions and traditional local community support within the service areas of the Company and each of its Subsidiaries that are utilities at levels substantially comparable to and no less than the levels of charitable contributions and community support provided by the Company and such Subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

ARTICLE VIII
CONDITIONS PRECEDENT

        Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a)    Shareholder Approval.    Each of the Parent Shareholder Approval and the Company Shareholder Approval shall have been obtained.

        (b)    No Prohibition.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order"), and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such Order.

        (c)    Stock Exchange Listing.    The Parent Shares issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (d)    Registration Statement; Securities Approval.    The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and all applicable state blue sky securities filings, permits or approvals shall have been made or received in accordance with applicable law. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or any state securities administrator and no proceedings for that purpose shall be pending, or to the Knowledge of Parent or the Company, threatened by the SEC or any state securities administrator.

        (e)    Regulatory Consents.

            (i)  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

           (ii)  The Parent Required Statutory Approvals and the Company Required Statutory Approvals shall have been obtained and shall have become Final Orders.

          (iii)  Other than the filings provided for in Section 2.3, all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company and Parent shall have been made or obtained, as the case may be, except for those the failure to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or the Company or, after giving effect to the Merger, on Parent.

        (f)    No Burdensome Orders.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) in connection with a Company Required Statutory Approval or a Parent Required Statutory Approval that (i) requires Parent or the Company or any of their respective Affiliates to take or commit to take any Burdensome Action or (ii) would otherwise constitute a Burdensome Action (a "Burdensome Order") and is in effect at the time all other conditions in this Article VIII to each party's obligation to effect the Merger have been fulfilled.

        Section 8.2    Conditions to the Obligations of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a)    Accuracy of Representations and Warranties.    The representations and warranties of Parent set forth in Sections 5.3 (Capital Structure), 5.4 (Authority), 5.8 (Information Supplied), 5.21 (Required Vote of Parent Shareholders), 5.22 (State Takeover Statutes), 5.23 (Brokers) and 5.26(b) through (c) (Material Contracts) shall be true and correct with respect to those matters that are qualified by Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all material respects as of such specified date). The representations and warranties of Parent set forth in this Agreement, other than those listed in the preceding sentence, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, do not result in a Material Adverse Effect on Parent or, after giving effect to the Merger, on Parent. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

        (b)    Performance of Obligations.    Parent shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent to be performed and complied with by it under this Agreement.

        (c)    Tax Opinion.    The Company shall have received an opinion dated the Closing Date, in form and substance reasonably satisfactory to the Company, of Pillsbury Winthrop LLP, special counsel to the Company, or other law firm of national standing, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Pillsbury Winthrop LLP (or other law firm of national standing) may rely upon representations contained herein and representations from Parent substantially to the effect of the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially to the effect of the representations in the Company Tax Certificate attached to the Company Letter.

        (d)    Material Adverse Effect.    Since the date hereof, there shall not have been any event, effect, change or development that, individually or in the aggregate with other such events, effects, changes or developments, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

        (e)    Consents Under Agreements.    Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which Parent or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, provided that Parent and the Company agree that the failure to obtain any one of the consents or approvals set forth on Item 8.2(e) of the Parent Letter shall not in and of itself be expected to have a Material Adverse Effect on Parent.

        Section 8.3    Conditions to the Obligations of Parent to Effect the Merger.    The obligation of Parent to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a)    Accuracy of Representations and Warranties.    The representations and warranties of the Company set forth in Sections 4.3 (Capital Structure), 4.4 (Authority), 4.8 (Information Supplied), 4.20 (Required Vote of the Company Shareholders), 4.21 (State Takeover Statutes), 4.22 (Brokers) and 4.26 (Holdings) shall be true and correct with respect to those matters that are qualified by Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all material respects as of such specified date). The representations and warranties of the Company set forth in this Agreement, other than those listed in the preceding sentence, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, do not result in a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

        (b)    Performance of Obligations.    The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement.

        (c)    Consents Under Agreements.    The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent, provided that Parent and the Company agree that the failure to obtain any one of the consents or approvals set forth on Item 8.3(c) of the Company Letter shall not in and of itself be expected to have a Material Adverse Effect on the Company or, after giving effect to the Merger, on Parent.

        (d)    Tax Opinion.    Parent shall have received an opinion or opinions dated the Closing Date, in form and substance reasonably satisfactory to Parent, of Sidley Austin Brown & Wood LLP, special counsel to Parent, or other law firm of national standing, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion referred to in the preceding sentence, Sidley Austin Brown & Wood LLP (or other law firm of national standing) may rely upon representations contained herein and representations from Parent substantially to the effect of the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially to the effect of the representations in the Company Tax Certificate attached to the Company Letter.

        (e)    Material Adverse Effect.    Since the date hereof, there shall not have been any event, effect, change or development that, individually or in the aggregate with other such events, effects, changes or developments, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

ARTICLE IX
TERMINATION AND AMENDMENT

        Section 9.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Shareholder Approval:

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company if (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is a Burdensome Order which is a Final Order and which is not subject to further appeal;

        (c)   by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;

        (d)   by Parent if (i) the Board of Directors of the Company shall not have recommended, or the Board of Directors of the Company (or any committee thereof) shall have withdrawn or shall have qualified or modified in any manner adverse to Parent its recommendation of, this Agreement or its approval of or declaration that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its shareholders or shall have taken any other action or made any other statement in connection with the Company Shareholders Meeting inconsistent with such recommendation, approval or declaration, (ii) the Board of Directors of the Company (or any committee thereof) shall have approved or recommended any Takeover Proposal, (iii) the Board of Directors of the Company (or any committee thereof) shall have proposed or resolved to do any of the foregoing in clauses (i) and (ii), (iv) the Company shall have breached Section 6.2 in any material respect or (v) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

        (e)   by the Company prior to the Company Shareholders Meeting if (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (B) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in its reasonable good faith judgment after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (C) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the amount required by Section 9.2(b). The Company agrees (x) that it will not enter into a definitive agreement referred to in clause (A) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification;

        (f)    by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent;

        (g)   by the Company if (i) the Board of Directors of Parent shall not have recommended, or the Board of Directors of Parent (or any committee thereof) shall have withdrawn or shall have qualified or modified in any manner adverse to the Company its recommendation of, the issuance of Parent Shares in connection with the Merger or its approval of or declaration that this Agreement and the Merger are advisable and fair to, and in the best interests of, Parent and its shareholders or shall have taken any other action or made any other statement in connection with the Parent Shareholders Meeting inconsistent with such recommendation, approval or declaration or (ii) the Board of Directors of Parent or any committee thereof shall have proposed or resolved to do any of the foregoing;

        (h)   by either the Company or Parent if (i) at the Company Shareholders Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained, or (ii) at the Parent Shareholders Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval shall not have been obtained;

        (i)    by either Parent or the Company, if the Merger shall not have been consummated by June 20, 2006 (the "End Date"); provided, however, that if all other conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied on the Closing Date) are satisfied other than the condition of obtaining approval of the Merger by FERC under §203 of the Power Act (or any successor thereto) or approval of the Merger by the SEC under PUHCA (or any successor thereto) (collectively, the "Federal Required Statutory Approvals") or, with respect to one or more of the Parent Required Statutory Approvals listed as Items 5, 8, 9 and 12 on Item 5.5(b) of the Parent Letter and one or more of the Company Required Statutory Approvals listed as Items 5, 6 and 10 on Item 4.5(b) of the Company Letter, each of Parent and the Company are reasonably satisfied that the applicable Governmental Entity will not issue such Parent Required Statutory Approval or Company Required Statutory Approval until one or both of the Federal Required Statutory Approvals which have not been obtained are obtained, either Parent or the Company, by written notice delivered prior to the End Date, may extend such period by six months after the End Date; provided, further, that the right to terminate this Agreement under this Section 9.1(i)shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date; or

        (j)    by either the Company or Parent if a Parent Acquisition Transaction occurs or Parent or any of its Subsidiaries shall enter into a definitive agreement with respect to a Parent Acquisition Transaction; provided, however, that the Company or Parent, as the case may be, shall only be entitled to terminate this Agreement pursuant to this Section 9.1(j) for a period of ten days from the earlier to occur of such a Parent Acquisition Transaction and the public announcement of the entry into such definitive agreement with respect to such Parent Acquisition Transaction; provided, further, that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 9.1(j) after the Company Shareholders Meeting or the Parent Shareholders Meeting, respectively; for purposes of this Section 9.1(j) , "Parent Acquisition Transaction" means the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of more than 50% of the voting power of the capital stock of Parent then outstanding or all or substantially all the assets of Parent.

        Section 9.2    Effect of Termination.    (a) In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors, except with respect to Section 4.22, Section 5.23, Section 7.5, this Section 9.2 and Article X and Section 7.4(c) ; provided, however, that nothing herein shall relieve any party for liability for any willful or knowing breach hereof.

        (b)   In the event that this Agreement is terminated (i) by Parent pursuant to Section 9.1(d) or (ii) by the Company pursuant to Section 9.1(e), then the Company shall, on the date of such termination, pay to Parent, by wire transfer of immediately available funds, the amount of $400 million and all of the fees and out-of-pocket expenses (including financial advisor and attorney fees and expenses) incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $40 million.

        (c)   In the event that between the date hereof and the termination of this Agreement a Takeover Proposal existed or any Person shall have directly or indirectly disclosed to the Company and/or publicly disclosed or made known to the Company's shareholders generally that if the Merger is not consummated such Person or one of its Affiliates will make a Takeover Proposal and thereafter, in each case, this Agreement is terminated by Parent or the Company pursuant to Section 9.1(h)(i) or Section 9.1(i), and if concurrently with such termination or within twelve months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to a Takeover Proposal or consummates a Takeover Proposal, then the Company shall, upon the earlier of entry into a definitive agreement with respect to a Takeover Proposal or consummating a Takeover Proposal, pay to Parent, by wire transfer of immediately available funds, the amount of $400 million and all of the fees and out-of-pocket expenses (including financial advisor and attorney fees and expenses) incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $40 million.

        (d)   In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), then Parent shall, on the date of such termination, pay to the Company by wire transfer of immediately available funds, all of the fees and out-of-pocket expenses (including financial advisor and attorney fees and expenses) incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $40 million.

        (e)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(j), then Parent shall, on the date of such termination, pay to the Company by wire transfer of immediately available funds the amount of $400 million and all of the fees and out-of-pocket expenses (including financial advisor and attorney fees and expenses) incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $40 million.

        (f)    The Company and Parent acknowledge that the agreements contained in Sections 9.2(b) through (e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or the Company, as applicable, would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to promptly pay the amount due pursuant to Section 9.2(b), (c) , (d) or (e), as the case may be, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the Company or Parent, as applicable, for any of the amounts set forth in Section 9.2(b), (c), (d) or (e), as the case may be, the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, its costs and expenses (including attorneys' fees) in connection with such suit. Interest shall accrue on any amounts due under Section 9.2(b), (c), (d) or (e) from and after 30 days of the date such amount is due at the prime rate of J.P. Morgan Chase, N.A. in effect on the date such payment was required to be made.

        Section 9.3    Amendment.    This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Shareholder Approval or the Parent Shareholder Approval, but if (i) the Company Shareholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company's shareholders without obtaining such further approval or (ii) the Parent Shareholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by Parent's shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 9.4    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

        Section 10.1    Non-Survival of Representations and Warranties and Agreements.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

        Section 10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when sent by facsimile (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Parent, to:

    Exelon Corporation
    10 S. Dearborn St.
    Chicago, Illinois 60603
    Attn: General Counsel
    Fax No.: (312) 394-2900

  with a copy to:

    Sidley Austin Brown & Wood LLP
    10 S. Dearborn St.
    Chicago, Illinois 60603
    Attn: Thomas A. Cole
               Carol M. Lind
    Fax No.: (312) 853-7036

        (b)   if to the Company, to:

    Public Service Enterprise Group Incorporated
    80 Park Plaza
    Newark, New Jersey 07102
    Attn: General Counsel
    Fax No.: (973) 622-0271

  with copies to:

    Pillsbury Winthrop LLP
    1540 Broadway
    New York, New York 10036
    Attn: David P. Falck
    Fax No.: (212) 858-1500

        Section 10.3    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 10.4    Entire Agreement; No Third-Party Beneficiaries.    Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 10.5    Governing Law and Venue; Waiver of Jury Trial.    (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THE LAWS OF PENNSYLVANIA OR NEW JERSEY ARE MANDITORILY APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County,

for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Each of the parties further agrees that service of any process, summons, notice or document to such party's respective address listed above in one of the manners set forth in Section 10.2 shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

        Section 10.6    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 10.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

        Section 10.8    Enforcement of this Agreement.    In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached; provided that, notwithstanding the foregoing, if a termination fee or any expenses in connection with the transactions contemplated by this Agreement are payable pursuant to Section 9.2, then, subject to Section 9.2(a), such termination fee or expenses shall be the sole remedy with respect to the failure or failures to perform or other breach or breaches giving rise to such obligation to pay such termination fee or expenses.

        Section 10.9    Obligations of Subsidiaries.    Whenever this Agreement requires any Subsidiary of Parent or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

        IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

EXELON CORPORATION
By:	/s/ JOHN W. ROWE
Name:	John W. Rowe
Title:	Chairman of the Board, Chief Executive Officer and President
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
By:	/s/ E. JAMES FERLAND
Name:	E. James Ferland
Title:	Chairman of the Board, Chief Executive Officer and President

Annex B

[JPMorgan Securities letterhead]

December 20, 2004

The Board of Directors
Exelon Corporation
10 South Dearborn Street
Chicago, IL 60690-3005

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Exelon Corporation (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Public Service Enterprise Group (the "Merger Partner") with the Company. Pursuant to the Agreement and Plan of Merger, dated as of December 20, 2004 (the "Agreement"), between the Company and the Merger Partner, the Merger Partner will merge with and into the Company, and each outstanding share of common stock, no par value per share, of the Merger Partner (the "Merger Partner Common Stock"), other than shares of Merger Partner Common Stock owned by the Company or the Merger Partner or their respective subsidiaries, will be converted into the right to receive 1.225 shares (the "Exchange Ratio") of the Company's common stock, no par value per share (the "Company Common Stock").

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses, projections and, in the case of the Company, extensions of those projections, in each case prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses, synergies and other strategic benefits expected to result from the Merger (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger, including the Synergies, on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and projections (and extensions thereof) provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the

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Merger Partner and the Company to which such analyses or projections relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and that the transactions contemplated by the Agreement will be consummated as described in the Agreement, without material waiver, modification or amendment. We have relied as to all legal matters relevant to rendering our opinion upon the advice of our counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained within the constraints contemplated by the Agreement and without any material adverse effect on the contemplated benefits of the Merger, and that all other conditions to the Merger will be satisfied in all material respects.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger, and will receive a fee from the Company for our services which is contingent, in part, upon the consummation of the proposed Merger. We and our affiliates have performed in the past, and may perform in the future, a variety of investment banking and commercial banking services for each of the Company and the Merger Partner. Specifically, our commercial bank affiliate is an agent bank and lender under credit facilities of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

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Annex C

December 20, 2004

Board of Directors
Exelon Corporation
10 South Dearborn Street
Chicago, IL 60603

Members of the Board:

        We understand that Exelon Corporation, a Pennsylvania corporation (the "Company"), and Public Service Enterprise Group Inc., a New Jersey corporation ("PSEG"), intend to enter into an Agreement and Plan of Merger dated as of December 20, 2004 (the "Agreement") pursuant to which, among other things, PSEG will be merged with and into the Company with the Company surviving the merger (the "Merger" or the "Proposed Transaction"). We further understand that, upon the effectiveness of the Merger, each issued and outstanding share of common stock of PSEG ("PSEG Common Stock"), other than shares of PSEG Common Stock owned by the Company or PSEG or their respective subsidiaries, will be converted into the right to receive 1.225 shares (the "Exchange Ratio") of common stock of the Company ("Company Common Stock"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and PSEG that we believe to be relevant to our analysis, including each of their respective latest Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other relevant filings with the Securities and Exchange Commission; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company and extensions of such financial projections, in each case, prepared by the Company's management; (4) financial and operating information with respect to the business, operations and prospects of PSEG furnished to us by PSEG, including financial projections of PSEG prepared by the managements of PSEG and the Company; (5) trading histories of the Company Common Stock for the last two years and of PSEG Common Stock for the last two years, and a comparison of each of their trading histories with each other and with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company and PSEG with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (8) estimates prepared by the management of the Company of the cost savings and operating synergies expected to result from the combination of the businesses of the Company and PSEG; (9) the pro forma contribution of earnings before interest, taxes, depreciation and amortization, net income and cash flow from operations that each company would contribute to the combined company following the consummation of the Proposed Transaction; and (10) the pro forma impact of the Proposed Transaction on the future financial performance of the Company, PSEG and the combined company. In addition, we have had discussions with the managements of the Company and PSEG concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the strategic benefits of the Proposed Transaction, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and PSEG that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and PSEG, including the associated cost savings and operating synergies estimated to result from the Merger, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and PSEG and that the Company and PSEG will perform substantially in accordance with such projections. With respect to the extensions of the Company's financial projections for any periods after December 31, 2007, upon advice of the Company, in arriving at our opinion, we have used and relied on extensions of the financial projections of the Company for the calendar years ended December 31, 2008 and 2009 which were prepared by the management of the Company using similar assumptions as those used by the management of the Company in preparing their financial projections for the periods up to December 31, 2007 and such projection extensions were reviewed and determined to be reasonable by the Company's management. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or PSEG and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or PSEG. Upon the advice of the Company and its legal and accounting advisors, we have assumed that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company; and (ii) the Merger will be treated as a purchase of interests for accounting purposes and that certain purchase accounting adjustments provided to us by the Company's management represent the Company's management's best estimates of the likely accounting for the Merger. We have further assumed, upon advice of the Company, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Merger will be obtained within the constraints contemplated by the Agreement. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        In addition, we express no opinion as to the prices at which shares of Company Common Stock will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Proposed Transaction is fair to the Company.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and PSEG in the past (including financings and advisory services) and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and PSEG for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours, /s/ James Metcalfe LEHMAN BROTHERS

Annex D

         [Morgan Stanley & Co. Incorporated]

December 20, 2004

Board of Directors
Public Service Enterprise Group Incorporated
80 Park Plaza
Newark, New Jersey 07102

Members of the Board:

        We understand that Public Service Enterprise Group Incorporated ("PSEG" or the "Company") and Exelon Corporation ("Exelon" or "Parent") have entered into an Agreement and Plan of Merger, dated December 20, 2004 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of PSEG with and into Exelon. Pursuant to the Merger, each outstanding share of common stock, no par value per share, of PSEG (the "PSEG Common Stock"), other than shares held in treasury or held by Exelon or PSEG or either of their subsidiaries, shall be converted into the right to receive 1.225 shares (the "Exchange Ratio") of common stock, no par value per share, of Exelon (the "Exelon Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and certain related documents.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of PSEG Common Stock.

        For purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly-available financial statements and other information of the Company and Exelon;

  ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company and Exelon, prepared by the managements of the Company and Exelon, respectively;

  iii)
  reviewed certain financial projections of the Company and Exelon and, in the case of Exelon, extensions thereof, prepared by the managements of the Company and Exelon, respectively;

  iv)
  discussed the past and current operations and financial condition and the prospects of the Company and Exelon with senior executives of the Company and Exelon, respectively;

  v)
  reviewed the pro forma impact of the Merger on various Exelon financial metrics;

  vi)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the managements of the Company and Exelon with senior executives of the Company and Exelon, respectively;

  vii)
  discussed the strategic rationale for the Merger with senior executives of the Company and Exelon;

  viii)
  reviewed the reported prices and trading activity for the PSEG Common Stock and the Exelon Common Stock;

  ix)
  compared the financial performance of the Company and Exelon and the prices and trading activity of the PSEG Common Stock and the Exelon Common Stock with that of certain other comparable publicly-traded companies and their securities;

  x)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  xi)
  participated in discussions and negotiations among representatives of the Company and Exelon and their financial and legal advisors;

  xii)
  reviewed the Merger Agreement, the Operating Services Contract between Exelon Generation Company, LLC and PSEG Nuclear, LLC and certain related documents; and

  xiii)
  considered such other factors and performed such other analyses as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and extensions thereof, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Exelon. We have also relied on the assessments of senior management of PSEG and Exelon of the strategic rationale for the Merger. In addition, we have assumed that the Merger and the other transactions contemplated in the Merger Agreement will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or of Exelon, nor have we been furnished with any such appraisals. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to PSEG with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is subject to the consummation of the Merger. In the ordinary course of our securities trading, investment management or brokerage activities, Morgan Stanley & Co. Incorporated ("Morgan Stanley") or its affiliates may actively trade the securities or loans of PSEG or Exelon, or any currency or commodity related to PSEG or Exelon for our own accounts, for the accounts of investment funds or other accounts under the management of Morgan Stanley or its affiliates and for the accounts of customers, and, accordingly may at any time hold a long or short position in such securities, loans, currencies or commodity. In addition, we are a participant in certain of the credit facilities of PSEG and Exelon. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and Exelon and have received fees for the rendering of these services. In addition, we have provided financial advice to Exelon in connection with the announced sale of the outstanding common stock of ExRes SHC Inc, the parent company of Sithe Energies and Sithe Independent L.P., to Dynegy, Inc. and will receive fees in connection with our services. We also may or may in the future seek to provide financial advice or financing services to PSEG and Exelon and may receive fees for such services.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing required to be made by the Company in respect to the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Exelon Common Stock will trade following consummation of the Merger or at any other time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of PSEG Common Stock.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:
/s/ JEFFREY R. HOLZSCHUH
Jeffrey R. Holzschuh Managing Director

Annex E

        RESOLVED, that the shareholders of the Corporation hereby determine that the number of authorized shares of Common Stock that the Corporation may issue shall be increased from 1,200,000,000 to 2,000,000,000 shares and that the first sentence of Article IV of the Amended and Restated Articles of Incorporation of the Corporation shall be amended and restated to read as follows:

        "The aggregate number of shares which the Corporation shall have authority to issue is 2,100,000,000 shares, divided into 2,000,000,000 shares of Common Stock, without par value (hereinafter called the "Common Stock"), and 100,000,000 shares of Preferred Stock, without par value (hereinafter called the "Preferred Stock")."

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Annex F

EXELON ELECTRIC & GAS CORPORATION
AMENDED AND RESTATED BYLAWS

ARTICLE I
Offices and Fiscal Year

        Section 1.01    Registered Office.    The registered office of the corporation in the Commonwealth of Pennsylvania shall be at 2301 Market Street, Philadelphia, Pennsylvania 19103.

        Section 1.02    Corporate Offices.    The corporation shall maintain (a) in Chicago, Illinois offices serving as its corporate headquarters, (b) in southeastern Pennsylvania offices serving as the headquarters of the nuclear generation and power trading businesses of the corporation and its subsidiaries, (c) in Newark, New Jersey offices serving as the headquarters of the generation business of the corporation and its subsidiaries and (d) offices in Chicago, Illinois, southeastern Pennsylvania and Newark, New Jersey as the headquarters of Commonwealth Edison Company, PECO Energy Company and Public Service Electric and Gas Company, respectively.

        Section 1.03    Other Offices.    The corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or as may be necessary, advisable or appropriate for the business of the corporation.

        Section 1.04    Fiscal Year.    The fiscal year of the corporation shall begin on the first day of January in each year.

ARTICLE II
Notice—Waivers—Meetings Generally

        Section 2.01    Manner of Giving Notice.

          (a)    General Rule.    Whenever written notice is required to be given to any person under the provisions of the Business Corporation Law or by the articles or these bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger services specified) or courier service, charges prepaid, or by facsimile transmission, to the address (or to the facsimile transmission telephone number) of the person appearing on the books of the corporation, or as otherwise permitted by applicable law, or, in the case of directors, supplied by the director to the corporation for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of facsimile transmission, when received. Notwithstanding the foregoing, written notice of any meeting of shareholders may be sent by any class of mail, postage prepaid, so long as such notice is sent at least 20 calendar days prior to the date of the meeting. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the Business Corporation Law, the articles or these bylaws.

          (b)    Adjourned Shareholder Meetings.    When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting or the Business Corporation Law requires notice of the business to be transacted and such notice has not previously been given.

        Section 2.02    Notice of Meetings of the Board of Directors.

        Notice of a regular meeting of the board of directors need not be given. Notice of every special meeting of the board of directors shall be given to each director by telephone or in writing at least 24 hours (in the case of notice by telephone, facsimile or other electronic transmission) or 48 hours (in the case of notice by telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in a notice of the meeting.

        Section 2.03    Notice of Meetings of Shareholders.

          (a)    General Rule.    Written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting not less than five nor more than 90 calendar days prior to the date of the meeting. If the secretary neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted.

          (b)    Notice of Action by Shareholders on Bylaws.    In the case of a meeting of shareholders that has as one of its purposes adoption, amendment or repeal of these bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or a summary of the changes to be effected thereby.

        Section 2.04    Waiver of Notice.

          (a)    Written Waiver.    Whenever any written notice is required to be given under the provisions of the Business Corporation Law, the articles or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting.

          (b)    Waiver by Attendance.    Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

        Section 2.05    Modification of Proposal Contained in Notice.    Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the Business Corporation Law or the articles or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

        Section 2.06    Exception to Requirement of Notice.

          (a)    General Rule.    Whenever any notice or communication is required to be given to any person under the provisions of the Business Corporation Law or by the articles or these bylaws or by the terms of any agreement or other instrument or as a condition precedent to taking any corporate action and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required.

          (b)    Shareholders Without Forwarding Addresses.    Notice or other communications need not be sent to any shareholder with whom the corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the corporation with a current address. Whenever the shareholder provides the corporation with a current address, the corporation shall recommence sending notices and other communications to the shareholder in the manner provided by these bylaws.

        Section 2.07    Use of Conference Telephone and Similar Equipment.    Any director may participate in any meeting of the board of directors or a committee thereof, and the board of directors may provide by resolution with respect to a specific meeting of shareholders or with respect to a class of meetings of shareholders that one or more persons may participate in a meeting of the shareholders of the corporation, by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at the meeting.

ARTICLE III
Shareholders

        Section 3.01    Place of Meeting.    Meetings of the shareholders of the corporation may be held at such place within or without the Commonwealth of Pennsylvania as may be designated by the Board of Directors, or in the absence of a designation by the Board of Directors, by the chief executive officer and stated in the notice of a meeting.

        Section 3.02    Annual Meeting.    The annual meeting of the shareholders for the election of directors and the transaction of other business, if any, shall be held on such date and time as may be fixed by the board and stated in the notice of the meetings. If the board does not fix the date or time for the annual meeting, the secretary may fix the date or time for the annual meeting (or, if the board and the secretary fail to designate a date or time, at 10:30 a.m., Eastern Daylight Time on the fourth Wednesday in April of each year or, if such Wednesday is a legal holiday in the Commonwealth of Pennsylvania or in such other jurisdiction where such meeting may be held, the next succeeding business day). Failure to hold such meeting at the designated time or on the designated date or to elect some or all of the members of the board at such meeting or any adjournment thereof shall not affect otherwise valid corporate acts or work a forfeiture or dissolution of the corporation. If the annual meeting shall not have been called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.

        Section 3.03    Special Meetings.    Special meetings of the shareholders may be called at any time by resolution of the board of directors, which may fix the date, time and place of the meeting, and shall be called as provided in the terms of the Preferred Stock. If the board does not fix the date, time or place of the meeting, it shall be the duty of the secretary to do so. A date fixed by the secretary shall not be more than 60 calendar days after the date of the action calling the special meeting.

        Section 3.04    Quorum and Adjournment.

          (a)    General Rule.    A meeting of the shareholders of the corporation duly called shall not be organized for the transaction of business unless a quorum is present. Except as otherwise provided in the terms of the Preferred Stock, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. Shares of the corporation owned, directly or indirectly, by it shall not be counted in determining the total number of outstanding shares for quorum purposes at any given time.

          (b)    Withdrawal of a Quorum.    The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

          (c)    Adjournments Generally.    Any regular or special meeting of the shareholders, including one at which directors are to be elected and one which cannot be organized because a quorum has not attended, may be adjourned, except as otherwise provided by the Business Corporation Law, for such period and to such place as the shareholders present and entitled to vote shall direct.

          (d)    Electing Directors at Adjourned Meeting.    Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in this Section of these bylaws, shall nevertheless constitute a quorum for the purpose of electing directors.

          (e)    Other Action in Absence of Quorum.    Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least 15 calendar days because of an absence of a quorum, although less than a quorum as fixed in this Section of these bylaws, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

        Section 3.05    Action by Shareholders.

          (a)    General Rule.    Except as otherwise provided in the Business Corporation Law or the articles or these bylaws, whenever any corporate action is to be taken by vote of the shareholders of the corporation, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class, in each case at a duly organized meeting of shareholders. Except as otherwise provided in the terms of the Preferred Stock or when acting by unanimous consent to remove a director or directors, the shareholders of the corporation may act only at a duly organized meeting.

          (b)    Conduct of Business.    Only such business will be conducted at an annual or special meeting of shareholders as shall have been properly brought before the meeting by or at the direction of the board of directors, or with respect to an annual meeting, by any shareholder who complies with the procedures set forth in this Section.

            (1)   For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given to the secretary of the corporation timely written notice of the shareholder's intention to make a proposal, in the manner and form prescribed herein.

                (i)  To be timely, a shareholder's notice with respect to an annual meeting of shareholders must be addressed to the secretary of the corporation at the principal executive offices of the corporation and received by the secretary not less than 120 calendar days in advance of the first anniversary of the date on which the corporation first mailed its proxy materials to shareholders for the prior year's annual meeting of shareholders, and this notice requirement shall not be affected by any adjournment of said meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

               (ii)  A shareholder's notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the corporation's books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

              (iii)  Notwithstanding the foregoing provisions of these bylaws, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder with respect to the matters set forth in this Section. For purposes of this Section, "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Bloomberg Business News, or Reuters Economic Services or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or publicly filed by the corporation with any national securities exchange or quotation service through which the corporation's stock is listed or traded, or furnished by the corporation to its shareholders. Notwithstanding the foregoing, no notice of the date of the annual meeting is required for the advance notice provision of this Section 3.05 (b) to be effective if the annual meeting is held on such date as specified in Section 3.02 of these bylaws. Nothing in this Section will be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

            (2)   At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with Section 2.03 of these bylaws or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors that the corporation would have if there were no vacancies on the board of directors (the "Whole Board").

            (3)   The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Section of these bylaws will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

        Section 3.06    Organization.

          (a)    Presiding Officer and Secretary of Meeting.    At every meeting of the shareholders, the chief executive officer, or such other officer of the corporation designated by a majority of the Whole Board, will call meetings of shareholders to order or, in the case of vacancy in office and absence of action of the Whole Board, one of the following officers present in the order stated: The president, if there be one, the vice presidents in their order of rank and seniority shall act as "presiding officer" of the meeting. The term "presiding officer" means an officer who presides over a meeting of shareholders. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, a person appointed by the presiding officer of the meeting, shall act as secretary of the meeting.

          (b)    Rules of Conduct.    Unless otherwise determined by the board of directors prior to the meeting, the presiding officer of the meeting of shareholders will determine the order of business and have the authority to make such rules or regulations for the conduct of meetings of shareholders as such presiding officer deems necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies, and such other persons as the board of directors or the presiding officer shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comment by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless, and to the extent determined by the board of directors or the presiding officer of the meeting, meetings of shareholders need not be conducted in accordance with rules of parliamentary procedure.

        Section 3.07    Voting Rights of Shareholders.    Unless otherwise provided in the articles, every shareholder of the corporation shall be entitled to one vote for every share standing in the name of the shareholder on the books of the corporation.

        Section 3.08    Voting and other Action by Proxy.

          (a)    General Rule.

            (1)   Every shareholder entitled to vote at a meeting of shareholders may authorize another person to act for the shareholder by proxy.

            (2)   The presence of, or vote or other action at a meeting of shareholders by a proxy of a shareholder shall constitute the presence of, or vote or action by, the shareholder.

            (3)   Where two or more proxies of a shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted, or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

          (b)    Form of Proxy.    Every proxy shall be in a form approved by the secretary of the corporation or as otherwise provided by the Business Corporation Law.

          (c)    Revocation.    A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the secretary of the corporation. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the secretary of the corporation.

          (d)    Expenses.    The corporation shall pay the reasonable expenses of solicitation of votes or proxies of shareholders by or on behalf of the board of directors or its nominees for election to the board, including solicitation by professional proxy solicitors and otherwise.

        Section 3.09    Voting by Fiduciaries and Pledgees.    Shares of the corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this Section shall affect the validity of a proxy given to a pledgee or nominee.

        Section 3.10    Voting by Joint Holders of Shares.

          (a)    General Rule.    Where shares of the corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

            (1)   if only one or more of such persons is present in person or by proxy, all of the shares standing in the names of such persons shall be deemed to be represented for the purpose of determining a quorum and the corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

            (2)   if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

          (b)    Exception.    If there has been filed with the secretary of the corporation a copy, certified by an attorney-at-law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the latest document so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

        Section 3.11    Voting by Corporations.

          (a)    Voting by Corporate Shareholders.    Any domestic or foreign corporation for profit or not-for-profit that is a shareholder of this corporation may vote at meetings of shareholders of this corporation by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the board of directors of the other corporation or a provision of its articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

          (b)    Controlled Shares.    Shares of this corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors of this corporation, as such, shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time.

        Section 3.12    Determination of Shareholders of Record.

          (a)    Fixing Record Date.    The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except as otherwise provided in the articles or in the case of an adjourned meeting, shall be not more than 90 calendar days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided in this Subsection. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose, except that the record date fixed to determine the holders of Preferred Stock entitled to receive dividends thereon shall not precede the respective dividend payment date by more than 40 calendar days. When a determination of shareholders of record has been made as provided in this Section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

          (b)    Determination When Record Date Is Not Fixed.    If a record date is not fixed:

            (1)   The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given.

            (2)   The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

          (c)    Certification by Nominee.    The board of directors may adopt a procedure whereby a shareholder of the corporation may certify in writing to the corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons. Upon receipt by the corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.

        Section 3.13    Voting Lists.

          (a)    General Rule.    The officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof except that, if the corporation has 5,000 or more shareholders, in lieu of the making of the list the corporation may make the information therein available at the meeting by any other means.

          (b)    Effect of List.    Failure to comply with the requirements of this Section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

        Section 3.14    Judges of Election.

          (a)    Appointment.    In advance of any meeting of shareholders of the corporation, the board of directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for an office to be filled at the meeting shall not act as a judge.

          (b)    Vacancies.    In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

          (c)    Duties.    The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

          (d)    Report.    On request of the presiding officer of the meeting or of any shareholder, the judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

        Section 3.15    Minors as Security Holders.    The corporation may treat a minor who holds shares or obligations of the corporation as having capacity to receive and to empower others to receive dividends, interest, principal and other payments or distributions, to vote or express consent or dissent and to make elections and exercise rights relating to such shares or obligations unless, in the case of payments or distributions on shares, the corporate officer responsible for maintaining the list of shareholders or the transfer agent of the corporation or, in the case of payments or distributions on obligations, the treasurer or paying officer or agent has received written notice that the holder is a minor.

ARTICLE IV
Board of Directors

        Section 4.01    Powers.

          (a)    General Rule.    Unless otherwise provided by statute, all powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

          (b)    Personal Liability of Directors.

            (1)   A director shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expenses of any nature, including, without limitation, attorneys' fees and disbursements) for any action taken, or any failure to take any action before, on or after the date of these bylaws, unless:

                (i)  the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Business Corporation Law; and

               (ii)  the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

            (2)   The provisions of paragraph (1) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, State or Federal law.

            (3)   No amendment or repeal of this Section 4.01 shall have any effect on the liability or alleged liability of any director of the corporation for or with respect to any such act on the part of such director occurring prior to the effective date of such amendment or repeal.

          (c)    Directors.    A director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

            (1)   One or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented.

            (2)   Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

            (3)   A committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

        Section 4.02    Qualifications and Selection of Directors.

          (a)    Qualifications.    Each director of the corporation shall be a natural person of full age who need not be a resident of the Commonwealth of Pennsylvania or a shareholder of the corporation, except as may be required under corporate governance principles approved by the board of directors. For purposes of Section 4.06, a director's failure to hold the number of shares as and when required under corporate governance principles approved by the board of directors shall constitute cause for such director's removal.

          (b)    Notice of Certain Nominations Required.    Nominations for election of directors may be made by any shareholder entitled to vote for the election of directors if timely written notice in proper form (the "Notice") of the shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the secretary of the corporation. To be timely, a shareholder's Notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 120 calendar days before the first anniversary of the date on which the corporation first mailed its proxy materials for the prior year's annual meeting of shareholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, Notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. The requirements of this Subsection shall not apply to a nomination for directors made to the shareholders by the board of directors or a committee thereof.

          (c)    Contents of Notice.    To be in proper written form, the Notice shall be in writing and shall contain or be accompanied by:

            (1)   the name and residence address of the nominating shareholder and of the beneficial owner, if any, on whose behalf the nomination is made;

            (2)   a representation that the shareholder giving the Notice is a holder of record of voting stock of the corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice;

            (3)   the class and number of shares of voting stock of the corporation owned beneficially and of record by the shareholder giving the Notice and by the beneficial owner, if any, on whose behalf the nomination is made;

            (4)   such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Securities and Exchange Commission under the Exchange Act (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the management or board of directors of the corporation;

            (5)   a description of all arrangements or understandings between or among any of (A) the shareholder giving the Notice, (B) the beneficial owner on whose behalf the Notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the Notice;

            (6)   a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

            (7)   a representation that each nominee meets the objective criteria for "independence" under applicable New York Stock Exchange listing standards and any additional objective criteria for "independence" under corporate governance principles approved by the board of directors; and

            (8)   the signed consent of each nominee to serve as a director of the corporation if so elected.

          (d)    Determination of Compliance.    The presiding officer of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the procedures of this Section and, in such event, the presiding officer will so declare to the meeting, and the defective nomination shall be disregarded. Any such decision by the presiding officer shall be conclusive and binding upon all shareholders of the corporation for any purpose. Notwithstanding the foregoing provisions of this Section, a shareholder must also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth in this Section or otherwise relating to the nomination of directors by shareholders.

          (e)    Election of Directors.    Except as otherwise provided in these bylaws, directors of the corporation shall be elected by the shareholders only at an annual meeting of shareholders, unless such election of directors is required by the terms of any series of Preferred Stock. In elections for directors, voting need not be by ballot, unless required by vote of the shareholders before the voting for election of directors begins. The candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately up to the number of directors to be elected by the class or group of classes shall be elected. If at any meeting of shareholders, directors of more than one class are to be elected, each class of directors shall be elected in a separate election.

        Section 4.03    Number and Term of Office.

          (a)    Number.    The board of directors shall consist of such number of directors as may be determined from time to time by resolution of a majority of the Whole Board. Notwithstanding the preceding, during the period beginning at the Effective Time, as defined in the Agreement and Plan of Merger dated as of December 20, 2004 between the corporation and Public Service Enterprise Group Incorporated (the "Merger Agreement") and ending on the date that is three (3) years thereafter (the "Transition Period"), the board of directors shall consist of eighteen (18) directors or such other number as shall be unanimously approved by the board of directors. At the Effective Time, twelve (12) directors shall be persons who are directors of the corporation immediately prior to the Effective Time (the "Continuing Exelon Directors") and six (6) directors shall be directors of the corporation appointed pursuant to Section 7.14(a) of the Merger Agreement and in accordance with the fiduciary duties of the directors in the case of approval of any individual and the rules of the New York Stock Exchange, the Exchange Act and the rules and regulations thereunder and any other applicable laws (the "Initial PSEG Directors"). The number of Initial PSEG Directors in each class shall be equal and the number of Continuing Exelon Directors in each class shall be equal.

          (b)    Term of Office.    Each director shall hold office until the expiration of the term for which he or she was selected and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director. With respect to the first and second elections of directors by shareholders during the Transition Period, the board of directors or the applicable committee thereof shall nominate for election (subject to the fiduciary duties of the directors in the case of approval of any individual and the rules of the New York Stock Exchange and the Exchange Act and the rules and regulations thereunder) (a) the Initial PSEG Directors (or any PSEG Director having replaced either such Initial PSEG Director pursuant to Section 4.05(b) of these by-laws) currently serving in the class standing for election and (b) the Continuing Exelon Directors (or any Exelon Director having replaced any such Continuing Exelon Director pursuant to Section 4.05(b) of these by-laws) currently serving in the class standing for election. If any such PSEG Director or Exelon Director declines or is unable to stand for re-election, the board of directors or the applicable committee thereof shall nominate for election (subject to the fiduciary duties of the directors in the case of approval of any individual and the rules of the New York Stock Exchange and the Exchange Act and the rules and regulations thereunder) a person nominated by the board of directors or the applicable committee thereof, and approved by a majority of the remaining PSEG Directors or Exelon Directors remaining on the board of directors, as applicable.

          (c)    Resignation.    Any director may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation.

          (d)    Classified Board of Directors.    The directors shall be classified with respect to the time for which they shall severally hold office as follows:

            (1)   The term of office of at least one class shall expire in each year.

            (2)   Except as otherwise provided in the terms of the Preferred Stock or in the articles, the members of each class shall be elected for a period of three years provided that the term of any director elected or appointed to fill a vacancy in any class shall expire at the end of the three-year term applicable to that class.

            (3)   The number of directors constituting each class shall be approximately equal in size.

        Section 4.04    Chairman of the Board; Vice Chairman of the Board.

          (a)    Office of the Chairman; Vice Chairman of the Board.    There shall be a chairman of the board of directors, which chairman may or may not be an officer of the corporation. Except as otherwise provided by these bylaws, the chairman of the board shall preside at all meetings of the board of directors and shall, in consultation with the chief executive officer, establish the agenda for meetings of the board of directors and each meeting of the board of directors will be conducted in accordance with such agenda unless otherwise determined by the board of directors. The chairman of the board shall perform such other duties as may from time to time be requested by the chief executive officer. In addition, the board of directors may designate by resolution a vice chairman of the board with such duties as may from time to time be requested by the board of directors.

          (b)    Transition Period.    Provided that Mr. James Ferland is a PSEG Director (as defined in Section 4.05(b)) and, if applicable, is elected as a director of the corporation by the shareholders of the corporation, during the period from the Effective Time through March 31, 2007, Mr. James

  Ferland shall be the chairman of the board and shall not be an officer of the corporation. As of April 1, 2007, Mr. Ferland shall no longer be the chairman of the board and he shall resign from the board of directors. Upon the earlier of April 1, 2007 and the date that Mr. Ferland is no longer the chairman of the board, the chief executive officer shall be the chairman of the board of directors and shall hold such position for the duration of the Transition Period.

        Section 4.05    Vacancies.

          (a)    General Rule.    Except as otherwise provided in the terms of the Preferred Stock or in these bylaws, vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term of the class for which such director has been chosen, and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

          (b)    Transition Period.    During the Transition Period, the board of directors (subject to the fiduciary duties of the directors in the case of approval of any individual and the rules of the New York Stock Exchange, the Exchange Act and the rules and regulations thereunder and any other applicable laws) shall take all action necessary to ensure that any vacancy of a position on the board of directors to be filled by the board (i) that was held by an Initial PSEG Director or any director appointed pursuant to this sentence (a "PSEG Director"), is filled promptly by a person nominated by the board of directors or the applicable committee thereof, and approved by a majority of the PSEG Directors remaining on the board of directors and (ii) that was held by a Continuing Exelon Director or any director appointed or nominated pursuant to this sentence (a "Exelon Director"), is filled promptly by a person nominated by the board of directors or the applicable committee thereof, and approved by a majority of the Exelon Directors remaining on the board of directors.

          (c)    Action by Resigned Directors.    Subject to Section 4.05(b), when one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

        Section 4.06    Removal of Directors.

          (a)    Removal by the Shareholders.    The entire board of directors, or any class of the board, or any individual director may be removed from office by vote of the shareholders entitled to vote thereon only for cause. In case the board or a class of the board or any one or more directors are so removed, new directors may be elected at the same meeting. The repeal of a provision of the articles or bylaws prohibiting, or the addition of a provision to the articles or bylaws permitting, the removal by the shareholders of the board, a class of the board or a director without assigning any cause shall not apply to any incumbent director during the balance of the term for which the director was selected.

          (b)    Removal by the Board.    The board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if, within 60 days after notice of his or her selection, the director does not accept the office either in writing or by attending a meeting of the board of directors.

        Section 4.07    Place of Meetings.    Meetings of the board of directors may be held at such place within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or as may be designated in the notice of the meeting.

        Section 4.08    Organization of Meetings and Executive Sessions of the Board of Directors.    At every meeting of the board of directors, the chairman of the board, if there be one, or, in the case of a vacancy in the office or absence of the chairman of the board, the chairman of the corporate governance committee, or, in the case of a vacancy in the office or absence of both the chairman of the board and the chairman of the corporate governance committee, one of the following officers present in the order stated: the chief executive officer, the president, the vice presidents in their order of rank and seniority, or a person chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of the secretary and the assistant secretaries, any person appointed by the chairman of the meeting, shall act as secretary of the meeting. Meetings of the independent directors held in executive session shall be presided over by a lead director appointed by the corporate governance committee after giving due consideration to all of the members of the board regardless of whether they are PSEG Directors or Exelon Directors.

        Section 4.09    Regular Meetings.    Regular meetings of the board of directors shall be held at such time and place as shall be designated from time to time by resolution of the board of directors.

        Section 4.10    Special Meetings.    Special meetings of the board of directors shall be held whenever called by the chief executive officer, if there be one, or by two or more of the directors.

        Section 4.11    Quorum of and Action by Directors.

          (a)    General Rule.    A majority of the directors in office of the corporation shall be necessary to constitute a quorum for the transaction of business and except as otherwise provided in these bylaws the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors.

          (b)    Action by Written Consent.    Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

          (c)    Notation of Dissent.    A director who is present at a meeting of the board of directors, or of a committee of the board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless the director files a written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the secretary, in writing, of the asserted omission or inaccuracy.

        Section 4.12    Committees of the Board.

          (a)    Establishment and Powers.    The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the corporation. Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have any power or authority as to the following:

            (1)   The submission to shareholders of any action requiring approval of shareholders under the Business Corporation Law.

            (2)   The creation or filling of vacancies in the board of directors.

            (3)   The adoption, amendment or repeal of these bylaws.

            (4)   The amendment or repeal of any resolution of the board that by its terms is amendable or repealable only by the board.

            (5)   Action on matters committed by a resolution of the board of directors to another committee of the board.

          (b)    Alternate Committee Members.    The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

          (c)    Transition Period.    During the Transition Period, a PSEG Director shall be the chairman of at least one committee of the board of directors as determined by the governance committee of the board of directors.

          (d)    Term.    Each committee of the board shall serve at the pleasure of the board.

          (e)    Committee Procedures.    The term "board of directors" or "board," when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to any executive or other committee of the board.

        Section 4.13    Compensation.    The board of directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the corporation.

ARTICLE V
Officers

        Section 5.01    Officers Generally.

          (a)    Number, Qualifications and Designation.    The officers of the corporation shall be a president, one or more vice presidents (which term shall include vice presidents, executive vice presidents and senior vice presidents), a secretary, a treasurer, and a chief executive officer, as the board of directors may designate by resolution, and such other officers as may be elected in accordance with the provisions of Section 5.03. Officers may but need not be directors or shareholders of the corporation. The president, secretary and treasurer shall be natural persons of full age. Any number of offices may be held by the same person.

          (b)    Bonding.    The corporation may secure the fidelity of any or all of its officers by bond or otherwise.

        Section 5.02    Election, Term of Office and Resignations.

          (a)    Election and Term of Office.    The officers of the corporation, except those elected by delegated authority pursuant to Section 5.03, shall be elected by the board of directors, and each such officer shall hold office at the discretion of the board until his or her death, resignation or removal with or without cause.

          (b)    Resignations.    Any officer may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as may be specified in the notice of resignation.

        Section 5.03    Subordinate Officers, Committees and Agents.    The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the corporation may require, including without limitation, one or more vice presidents, one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

        Section 5.04    Removal of Officers and Agents.    Any officer or agent of the corporation may be removed by the board of directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

        Section 5.05    Vacancies.    A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, may be filled by the board of directors or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 5.03, as the case may be, and if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

        Section 5.06    Authority.

          (a)    General Rule.    All officers of the corporation, as between themselves and the corporation, shall have such authority and perform such duties in the management of the corporation as may be provided by or pursuant to resolutions or orders of the board of directors or, in the absence of controlling provisions in the resolutions or orders of the board of directors, as may be determined by or pursuant to these bylaws.

          (b)    Chief Executive Officer.    The board of directors may designate from time to time by resolution a chief executive officer. Such chief executive officer may be, but need not be, the president or chairman of the board. For at least the pendency of the Transition Period, Mr. John Rowe shall be the President and Chief Executive Officer of the Corporation.

        Section 5.07    The Chief Executive Officer.    The chief executive officer, if there be one, may have general supervision over the business and operations of the corporation, subject however, to the control of the board of directors. Such chief executive officer may sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation; and, in general, may perform all duties incident to the office of chief executive officer and such other duties as from time to time may be assigned by the board of directors.

        Section 5.08    The President.    The president may have general supervision over the business and operations of the corporation, subject however, to the control of the board of directors and the chief executive officer, as applicable. The president may sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation; and, in general, may perform all duties incident to the office of president and such other duties as from time to time may be assigned by the board of directors and the chief executive officer, as applicable.

        Section 5.09    The Vice Presidents.    The vice presidents (which term shall include vice presidents, executive vice presidents and senior vice presidents) shall perform such duties as may from time to time be assigned to them by the board of directors or by the chief executive officer.

        Section 5.10    The Secretary.    The secretary or an assistant secretary shall attend all meetings of the shareholders and of the board of directors and shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the board of directors and of committees of the board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the corporation as required by law; shall be the custodian of the seal of the corporation and see that it is affixed to all documents to be executed on behalf of the corporation under its seal; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the board of directors or by the chief executive officer.

        Section 5.11    The Treasurer.    The treasurer or an assistant treasurer shall have or provide for the custody of the funds or other property of the corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the corporation; shall deposit all funds in his, or its custody as treasurer in such banks or other places of deposit as the board of directors may from time to time designate; shall, whenever so required by the board of directors, render an account showing all transactions as treasurer, and the financial condition of the corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the board of directors or by the chief executive officer.

        Section 5.12    Salaries.    The salaries of the officers elected by the board of directors shall be fixed from time to time by the board of directors or by such officer or committee as may be designated by resolution of the board. The salaries or other compensation of any other officers, employees and other agents shall be fixed from time to time by the officer or committee to which the power to elect such officers or to retain or appoint such employees or other agents has been delegated pursuant to Section 5.03. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE VI
Certificates of Stock, Transfer, Etc.

        Section 6.01    Share Certificates.

          (a)    Form of Certificates.    Certificates for shares of the corporation shall be in such form as approved by the board of directors, and shall state that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania, the name of the person to whom issued, and the number and class of shares and the designation of the series (if any) that the certificate represents. Certificates for shares of the corporation shall set forth upon the face or back of the certificate (or shall state on the face or back of the certificate that the corporation will furnish to any shareholder upon request and without charge), a full or summary statement of the designations, voting rights, preferences, limitations and special rights of the shares of each class or series authorized to be issued so far as they have been fixed and determined and the authority of the board of directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the classes and series of shares of the corporation.

          (b)    Share Register.    The share register or transfer books and blank share certificates shall be kept by the treasurer or by any transfer agent or registrar designated by the board of directors for that purpose.

        Section 6.02    Issuance.    The share certificates of the corporation shall be numbered and registered in the share register or transfer books of the corporation as they are issued. They shall be executed in such manner as the board of directors shall determine.

        Section 6.03    Transfer.    Transfers of shares shall be made on the share register or transfer books of the corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing, or, in the case of shares not represented by certificates, upon presentation of a duly executed instrument of assignment in form and substance satisfactory to the treasurer or any transfer agent or registrar for the corporation. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. §§ 8101 et seq., and its amendments and supplements.

        Section 6.04    Record Holder of Shares.    The corporation shall be entitled to treat the person in whose name any share or shares of the corporation stand on the books of the corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.

        Section 6.05    Lost, Destroyed or Mutilated Certificates.    The holder of any shares of the corporation shall immediately notify the corporation of any loss, destruction or mutilation of the certificate therefor, and the officers of the corporation may, in their discretion, cause a new certificate or certificates to be issued to such holder, in case of mutilation of the certificate, upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and, if such officers shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as any of them may direct.

ARTICLE VII
Indemnification of Directors, Officers and
Other Authorized Representatives

        Section 7.01    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted or required by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 of this Article VII with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

        Section 7.02    Right to Advancement of Expenses.    The right to indemnification conferred in Section 7.01 of this Article VII shall include the right to be paid by the corporation the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Business Corporation Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.02 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 7.01 and 7.02 of this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing. Each person who shall act as an indemnitee of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article.

        Section 7.03    Right of Indemnitee to Bring Suit.    If a claim under Section 7.01 or 7.02 of this Article VII is not paid in full by the corporation within 60 calendar days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Business Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the corporation.

        Section 7.04    Non-Exclusivity of Rights.    The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the articles, these bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

        Section 7.05    Insurance.    The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

        Section 7.06    Indemnification of Employees and Agents of the Corporation.    The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

        Section 7.07    Interpretation.    The provisions of this Article are intended to constitute bylaws authorized by Section 1746 of the Business Corporation Law.

ARTICLE VIII
Emergency Bylaws

        Section 8.01    Scope of Article.    This Article shall be applicable during any emergency resulting from a catastrophe as a result of which a quorum of the board of directors cannot readily be assembled. To the extent not in conflict with this Article, these bylaws shall remain in effect during the emergency.

        Section 8.02    Special Meetings of the Board.    A special meeting of the board of directors may be called by any director by means feasible at the time.

        Section 8.03    Emergency Committee of the Board.

          (a)    Composition.    The emergency committee of the board shall consist of nine persons standing highest on the following list who are available and able to act:

      The chief executive officer.

      Members of the board of directors.

      President.

      The individual who, immediately prior to the emergency, was the senior officer in charge of nuclear operations.

      The individual who, immediately prior to the emergency, was the senior officer in charge of other operations.

      The individual who, immediately prior to the emergency, was the senior officer in charge of finance operations.

      Other officers.

          Where more than one person holds any of the listed ranks, the order of precedence shall be determined by length of time in rank. Each member of the emergency committee thus constituted shall continue to act until replaced by an individual standing higher on the list. The emergency committee shall continue to act until a quorum of the board of directors is available and able to act. If the corporation has no directors, the emergency committee shall cause a special meeting of shareholders for the election of directors to be called and held as soon as practicable. Powers. The emergency committee shall have and may exercise all of the powers and authority of the board of directors, including the power to fill a vacancy in any office of the corporation or to designate a temporary replacement for any officer of the corporation who is unavailable, but shall not have the power to fill vacancies in the board of directors.

          (b)    Quorum.    A majority of the members of the emergency committee in office shall constitute a quorum.

          (c)    Status.    Each member of the emergency committee who is not a director shall during his or her service as such be entitled to the rights and immunities conferred by law, the articles and these bylaws upon directors of the corporation and upon persons acting in good faith as a representative of the corporation during an emergency.

ARTICLE IX
Miscellaneous

        Section 9.01    Corporate Seal.    The corporation may have a corporate seal in the form of a circle containing the name of the corporation, the year of incorporation and such other details as may be approved by the board of directors from time to time.

        Section 9.02    Checks.    All checks, notes, bills of exchange or other orders in writing shall be signed by such person or persons as the board of directors or any person authorized by resolution of the board of directors may from time to time designate.

        Section 9.03    Contracts.    Except as otherwise provided in the Business Corporation Law in the case of transactions that require action by the shareholders, the board of directors may authorize any officer or agent to enter into any contract or to execute or deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances.

        Section 9.04    Interested Directors or Officers; Quorum.

          (a)    General Rule.    A contract or transaction between the corporation and one or more of its directors or officers or between the corporation and another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if:

            (1)   the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

            (2)   the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or

            (3)   the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

          (b)    Quorum.    Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board which authorizes a contract or transaction specified in Subsection (a).

        Section 9.05    Deposits.    All funds of the corporation shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the board of directors shall from time to time determine.

        Section 9.06    Corporate Records.

          (a)    Required Records.    The corporation shall keep complete and accurate books and records of account, minutes of the proceedings of the incorporators, shareholders and directors and a share register giving the names and addresses of all shareholders and the number and class of shares held by each. The share register shall be kept at either the registered office of the corporation in the Commonwealth of Pennsylvania or at its principal place of business wherever situated or at the office of its registrar or transfer agent. Any books, minutes or other records may be in written form or any other form capable of being converted into written form within a reasonable time.

          (b)    Right of Inspection.    Every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to the interest of the person as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand shall be accompanied by a verified power of attorney or other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand shall be directed to the corporation at its registered office in the Commonwealth of Pennsylvania or at its principal place of business wherever situated.

        Section 9.07    Amendment of Bylaws.

          (a)    General Rule.    Except as otherwise provided in the express terms of any series of the shares of the corporation or as otherwise provided by Section 9.07(b), any one or more of the foregoing bylaws and, except as otherwise stated in this Section 9.07(a), any other bylaws made by the board of directors or shareholders may be altered or repealed by the board of directors. The shareholders or the board of directors may adopt new bylaws except that the board of directors may not adopt, alter or repeal bylaws that the Business Corporation Law specifies may be adopted only by shareholders, and the board of directors may not alter or repeal any bylaw adopted by the shareholders that presumes that such bylaw shall not be altered or repealed by the board of directors.

          (b)    Supermajority Vote.    Sections 1.02(a), 4.01(b), 4.03(a) and (b), 4.04, 4.05, 4.08 (but only with respect to the alteration or repeal of the last sentence thereof, or a change to the bylaws having substantially the same effect), 4.12(c), 5.01(a), 5.06(b), 5.07 and 5.08 and this Section 9.07(b) may be altered or repealed only by a vote of 80% of the Whole Board.

          (c)    Effective Date.    Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change.

As adopted [Effective Time].

Annex G

EXELON CORPORATION
BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

ORGANIZATION

Membership

        The Committee shall consist of three or more independent directors, as defined by the New York Stock Exchange's listing standards and the Board's Corporate Governance Principles. The Board of Directors, upon the recommendation of the Corporate Governance Committee, determines membership annually, and may change the membership at other times. In addition to satisfying the definition of "independent" set forth above, every Committee member shall be subject to the Special Requirements for Audit Committee set forth in the Board's Corporate Governance Principles. Accordingly, each member of the Committee shall be "financially literate", or shall become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee will have "accounting or related financial management expertise". Committee members may not receive any disallowed compensation, and Committee members may not serve on the audit committees of more than two other companies.

Meetings and Resources

        The Committee meets quarterly, or more frequently as circumstances require. Regular meetings are scheduled in accordance with the annual schedule approved by the Board. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Secretary or an Assistant Secretary of Exelon records minutes. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Committee. The Committee may also act by unanimous written consent without a meeting. The Chairman, the CEO, the other Senior Officers of the Company, the Internal Auditor and representatives of the Company's independent auditors attend meetings at the invitation of the Committee. The Committee shall periodically meet separately with representatives of management of the Company. The Committee shall have the authority to retain independent legal, accounting or other advisers, and may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee necessary or appropriate in carrying out its duties.

BASIC FUNCTION AND PURPOSE

        The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee and review (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence, and (d) the performance of the Company's internal audit function and independent auditors. The Committee must prepare the report that the Securities and Exchange Commission rules require be included in the Company's annual proxy statement. The Committee also reviews and makes recommendations to the Board on risk management policy. In addition, the Committee oversees and reviews officers' and directors' expenses, compliance with appropriate Company policies, and the Code of Business Conduct.

RESPONSIBILITIES

Independent Auditors and Financial Reporting

The Committee shall:

  1.
  Have the sole authority to appoint, retain or replace the independent auditor, subject to shareholder ratification. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditor shall report directly to the Committee. The Committee shall preapprove all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company and its subsidiaries by its independent auditor. The Committee may delegate authority to one or more members to grant preapproval of audit and permitted non-audit services, provided that decisions to grant preapprovals pursuant to the delegation shall be reported to the Committee at its next scheduled meeting.

  2.
  Consider, in consultation with the independent auditor and management, the planned scope of the annual audit of financial statements, including a review of staffing and coordination of audit efforts between the independent auditor and the internal auditor.

  3.
  Review and satisfy itself of the independence of the independent auditor, including a review of any out-of-scope services, and related compensation provided to the independent auditor. To that end, the Committee shall request that the independent auditor submit to the Committee on at least an annual basis a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. The Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may effect the objectivity and independence of the independent auditor, and for recommending that the Board take appropriate action to satisfy itself of the independent auditor's independence. The Committee shall ensure the rotation of the lead audit partner and the reviewing partner as required by law and regulation, and shall set clear hiring policies and monitor the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

  4.
  Review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, or by the public company accounting oversight board, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

  5.
  Consider and review with the independent auditor and management: a) the adequacy of the Company's internal controls; b) the Company's annual audited financial statements and quarterly financial statements and related footnotes, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board whether the audited financial statements and related footnotes should be included in the Company's Form 10-K; c) emerging accounting standards and issues affecting the Company; d) any significant and related findings and recommendations of the independent auditor, together with management's response. The Committee shall discuss with the independent auditor the auditor's judgments about the quality, not just the adequacy, of the Company's accounting principles as applied in its financial statements. This discussion, usually with management present, will include such matters as consistency, clarity and completeness of the disclosures, as well as items having a significant impact on the representational faithfulness, verifiability, neutrality and consistency of the accounting information. The Committee shall also discuss with the independent auditor and management significant financial reporting issues and judgments made in connection with the preparation of the Company's financial reports, including any significant changes in the Company's selection or application of accounting principles.

  6.
  Direct the independent auditor to conduct an SAS 71 interim review of quarterly financial statements prior to filing of the quarterly report on Form 10-Q with the Securities and Exchange Commission. The independent auditor and/or financial management will discuss prior to filing of the quarterly report or Form 10-Q, with the Committee, or in the event of the unavailability of the Committee, the Committee chair, the results of the SAS 71 review and any significant adjustments, accounting estimates, significant new accounting policies or disagreements with management. The Committee shall also discuss with the independent auditor the matters required to be discussed by SAS 61, SAS 71 and SAS 90 relating to the conduct of the audit.

  7.
  Review reports from the independent auditors on all critical accounting policies and practices; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

  8.
  Discuss with management the Company's earnings press releases, including the use of "pro forma" information, and financial information and earnings guidance provided to investors and rating agencies. Such discussions may be done generally as to the types of information disclosed and the types of presentations to be made, and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

  9.
  Review disclosures by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  10.
  At least quarterly, at a regularly scheduled meeting of the Committee, meet privately with the independent auditor without members of management in attendance.

Internal Auditing

The Committee shall:

  1.
  Consider and review with management the annual work plan and planned activities of the internal auditor, the budget and staffing for the internal audit function, the Charter of the internal auditor, and the degree of compliance of the internal audit function with the Standards for the Professional Practice of Internal Auditing (IIA). The Committee shall approve the hiring and firing of the internal auditor.

  2.
  Consider and review the coordination of audit efforts between the internal audit staff and the independent auditor to ensure completeness of coverage and efficient use of audit resources.

  3.
  Consider and review with management and the internal auditor significant internal auditing findings and recommendations related to the adequacy of internal controls, compliance with policies and procedures, and effective and efficient use of Company resources; also consider and review management's response to the audit recommendations.

  4.
  Meet privately with the internal auditor, as the Committee deems appropriate. At least quarterly, meet in executive session with the internal auditor at a regularly scheduled meeting of the Committee.

Risk Management Policy

        The Committee shall discuss guidelines and policies to govern the process of risk assessment and risk management. The Committee shall make recommendations to the Board on risk management policy. The Risk Oversight Committee, which oversees management's implementation of the guidelines and policies, shall report to the Audit Committee annually or more frequently as required.

Officers' and Directors' Expenses, Code of Business Conduct and Legal and Regulatory Compliance

The Committee shall:

  1.
  Review policies and procedures with respect to officers' and directors' expense accounts and perquisites, including their use of corporate assets; and consider the results of and reviews of officers and directors expenses and perquisites by the internal auditor or the independent auditor.

  2.
  Review policies and procedures with respect to prevention of illegal payments, conflicts of interest, or other questionable practices; and consider the results of monitoring of compliance with the Code of Business Conduct, particularly by officers and directors.

  3.
  Review significant legal matters, including the Company's compliance with applicable laws and regulations. Review the Company's use of outside counsel to provide legal services and the fees for those services.

  4.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Annual Assessment of Performance and Charter Review

        The Board of Directors shall approve the charter. The Committee shall annually assess its own performance and review the adequacy of its charter. The text of the charter will be included in the proxy statement at least once every three years and shall be posted on the Company's web site.

REPORTING RESPONSIBILITY

        All action taken by the Audit Committee and any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance or independence of the Company's independent auditors, or the performance of the internal audit function, shall be reported to the Board of Directors at its next regularly scheduled meeting.

        The Committee shall include in the annual proxy statement the report required by the rules of the Securities and Exchange Commission. This report includes disclosing whether the Committee has a charter that has been approved by the Board; the text of the charter will be included in the proxy statement every three years. The Committee's report will also disclose whether the discussions with management, the inside and independent auditors took place, and whether, based on its review of the financial statements, the Committee recommended to the Board that it include the financial statements in the annual report on Form 10-K.

Annex H

EXELON CORPORATION

2006 LONG-TERM INCENTIVE PLAN

I. INTRODUCTION

1.1    Purposes.    The purposes of the Exelon Corporation 2006 Long-Term Incentive Plan (this "Plan") are (i) to align the interests of the Company's stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining officers and other key management employees and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2    Certain Definitions.

        "Affiliate" shall mean any Person (including a Subsidiary) that directly or indirectly controls, is controlled by, or is under common control with, the Company. For purposes of this definition the term "control" with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

        "Agreement" shall mean the written agreement evidencing an award hereunder between the Company and the recipient of such award.

        "Beneficial Owner" shall mean such term as defined in Rule 13d-3 under the Exchange Act.

        "Board" shall mean the Board of Directors of the Company.

        "Cause" shall mean (a) with respect to an employee whose entitlement to severance benefits upon termination of employment is governed by an individual change in control agreement, the meaning of such term specified in such agreement, (b) with respect to an employee whose entitlement to severance benefits upon termination of employment is governed by the Exelon Corporation Senior Management Severance Plan or any other executive severance plan, as in effect from time to time, the meaning of such term specified in such plan, or (c) with respect to any other employee, the meaning of such term specified in the Exelon Corporation Severance Benefit Plan, as amended from time to time, or any successor plan thereto, regardless of whether such employee is eligible to participate in such plan.

        "Change in Control" shall have the meaning set forth in Section 5.8.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Committee designated by the Board, consisting of two or more members of the Board, each of whom may be (i) a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act, (ii) an "outside director" within the meaning of Section 162(m) of the Code and (iii) "independent" within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal national stock exchange on which the Common Stock is then traded.

        "Common Stock" shall mean the common stock, without par value, of the Company.

        "Company" shall mean Exelon Corporation, a Pennsylvania corporation, or any successor thereto.

        "Company Plan" shall have the meaning set forth in Section 5.8(b)(i).

        "Corporate Transaction" shall have the meaning set forth in Section 5.8(a).

        "Disability" shall have the meaning specified in any long term disability plan maintained by the Company in which the Employee is eligible to participate; provided that a Disability shall not be deemed to have occurred until the Company has terminated such Employee's employment in connection with such disability and the Employee has commenced the receipt of long-term disability benefits under such plan. If an Employee is not eligible to participate in a long-term disability plan maintained by the Company, then Disability shall mean a termination of such Employee's employment by the Company due to the inability of such Employee to perform the essential functions such Employee's position, with or without reasonable accommodation, for a continuous period of at least twelve months, as determined solely by the Committee.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" shall mean the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

        "Free-Standing SAR" shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

        "Good Reason" shall mean (i) with respect to an employee whose entitlement to severance benefits upon termination of employment is governed by an individual change in control agreement, the meaning of such term specified in such agreement, or (ii) with respect to a employee whose entitlement to severance benefits upon termination of employment is governed by the Exelon Corporation Senior Management Severance Plan or any other executive severance plan, as in effect from time to time, the meaning of such term specified in such plan.

        "Incentive Stock Option" shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

        "Incumbent Board" shall have the meaning set forth in Section 5.8(b)(ii).

        "Mature Shares" shall mean previously-acquired shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months (or such shorter period of time as the Committee may permit, provided that such shorter period will not require the Company to recognize an increased compensation expense under applicable accounting principles) or (ii) has purchased on the open market.

        "Nonqualified Stock Option" shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

        "Performance Measures" shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder's interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Unit Award, to the holder's receipt of the shares of Common Stock subject to such award or of payment with respect to such award. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, such criteria and objectives shall include one or more of the following measures, each of which may be based on absolute standards or peer industry group comparatives and may be applied at various organizational levels (e.g., corporate, business unit, division): (1) cumulative shareholder value added (SVA), (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share of Common Stock, (5) net income, (6) total shareholder return, (7) earnings before interest taxes (EBIT), (8) cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital, or any combination thereof, (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) completion of key projects, (31) dividend payout as percentage of net income, (32) earnings before interest, taxes, depreciation and amortization (EBITDA), or (33) any individual performance objective which is measured solely in terms of quantitative targets related to the Company, any Subsidiary or the Company's or Subsidiary's business. Such individual performance measures related to the Company, a Subsidiary or the Company's or Subsidiary's business may include: (A) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (B) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (C) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (D) relative performance against other similar companies in targeted areas. The measures may be weighted differently for holders of awards based on their management level and the extent to which their responsibilities are primarily corporate or business unit-related, and may be based in whole or in part on the performance of the Company, a Subsidiary, division and/or other operational unit under one or more of such measures. In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting principles.

        "Performance Option" shall mean an Incentive Stock Option or Nonqualified Stock Option, the grant of which or the exercisability of all or a portion of which is contingent upon the attainment of specified Performance Measures within a specified Performance Period.

        "Performance Period" shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

        "Performance Share Award" shall mean a Restricted Stock Award or Restricted Stock Unit Award, the vesting of which is subject to the attainment of specified Performance Measures within a specified Performance Period.

        "Performance Unit" shall mean a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period and the expiration of any applicable Restriction Period, a specified cash amount or, in lieu thereof, shares of Common Stock having a Fair Market Value equal to such cash amount.

        "Performance Unit Award" shall mean an award of Performance Units under this Plan.

        "Person" shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

        "Plan" shall have the meaning set forth in Section 1.1.

        "Prior Plan" shall mean the Exelon Long-Term Incentive Plan (As Amended and Restated effective January 28, 2002).

        "Restricted Stock" shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

        "Restricted Stock Award" shall mean an award of Restricted Stock under this Plan.

        "Restricted Stock Unit" shall mean a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

        "Restricted Stock Unit Award" shall mean an award of Restricted Stock Units under this Plan.

        "Restriction Period" shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

        "Restrictive Covenant" shall have the meaning set forth in Section 2.3(g).

        "Retirement" shall mean the retirement of a holder of an award from employment with the Company on or after attaining the minimum age specified for early or normal retirement in any then effective qualified defined benefit retirement plan of the Company in which such holder is a participant, provided that such holder has also attained age 50 and completed at least ten years of service with the Company and the Subsidiaries. For purposes of this definition, the holder's age and service shall be determined taking into account any deemed age or service awarded to the holder for benefit accrual purposes under any nonqualified defined benefit retirement plan of the Company in which the holder is a participant.

        "SAR" shall mean a stock appreciation right, which may be a Free-Standing SAR or a Tandem SAR.

        "SEC Person" shall mean any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than (i) the Company or an Affiliate, or (ii) any employee benefit plan (or any related trust) of the Company or any of its Affiliates.

        "Stock Award" shall mean a Restricted Stock Award or a Restricted Stock Unit Award, including any such award which is granted as a Performance Share Award.

        "Subsidiary" shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

        "Tandem SAR" shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

        "Tax Date" shall have the meaning set forth in Section 5.5.

        "Ten Percent Holder" shall have the meaning set forth in Section 2.1(a).

        "20% Owner" shall have the meaning set forth in Section 5.8(b)(i).

        "Voting Securities" shall mean with respect to a corporation, securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

1.3    Administration.    This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options (which may include Performance Options), (ii) SARs in the form of Tandem SARs or Free-Standing SARs, (iii) Stock Awards in the form of Restricted Stock or Restricted Stock Units (which may include Performance Share Awards) and (iv) Performance Units. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units and the number of Performance Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements of Section 162(m) of the Code and regulations thereunder in the case of an award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Performance Share Award or Performance Units shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

        The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to the Chief Executive Officer or other officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the Chief Executive Officer or other officer of the Company with regard to the grant of an award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at the time during the period an award hereunder to such employee would be outstanding, (ii) the Committee may not delegate its power and authority to the Chief Executive Officer or other officer of the Company with regard to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or whose title with the Company is "executive vice president" or higher, or decisions concerning the timing, pricing or amount of an award to such an officer or other person and (iii) the awards granted by the Chief Executive Officer pursuant to such delegation shall not exceed the limits set forth in Section 1.6(d) and 1.6(e).

        No member of the Board or Committee, and neither the Chief Executive Officer nor any other officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company's Articles of Incorporation and/or By-laws) and under any directors' and officers' liability insurance that may be in effect from time to time.

        A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4    Eligibility.    Participants in this Plan shall consist of such officers and other key management employees, and persons expected to become officers and other key management employees, of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary.

1.5    Shares Available.    Subject to adjustment as provided in Section 5.7, twenty-four million (24,000,000) shares of Common Stock shall be available under this Plan, increased by the number of shares of Common Stock which as of the effective date of this Plan remain available for future awards under the Prior Plan, and reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options, outstanding Free-Standing SARs and outstanding Stock Awards and delivered upon the settlement of Performance Units. To the extent that shares of Common Stock subject to an outstanding option, SAR or stock award granted under the Plan or the Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related tandem SAR or shares subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

1.6    Award Limits.

          (a)   Subject to adjustment as provided in Section 5.7, the aggregate number of shares of Common Stock available under this Plan for all Stock Awards granted pursuant to Article III and Performance Unit Awards granted pursuant to Article IV shall not exceed eight million (8,000,000) shares, increased by the number of shares of Common Stock which as of the effective date of this Plan remain available for future awards of restricted stock, performance shares, performance units and phantom stock under the Prior Plan.

          (b)   Subject to adjustment as provided in Section 5.7, no individual may be granted awards under the Plan during any calendar year that, in the aggregate, may be settled by delivery of more than two million (2,000,000) shares of Common Stock. In addition, with respect to awards the value of which is based on the Fair Market Value of Common Stock and that may be settled in cash (in whole or in part), no individual may be paid during any calendar year cash amounts relating to such awards that exceed the greater of the Fair Market Value of the number of shares of Common Stock set forth in the preceding sentence either at the date of grant or at the date of settlement. This Section 1.6(b) sets forth two separate limitations, so that awards that may be settled solely by delivery of Common Stock will not operate to reduce the amount or value of cash-only awards, and vice versa; nevertheless, awards that may be settled in Common Stock or cash must not exceed either limitation.

          (c)   With respect to awards, the value of which is not based on the Fair Market Value of Common Stock, no individual may receive during any calendar year cash or shares of Common Stock with a Fair Market Value at the date of settlement that, in the aggregate, exceeds five million dollars ($5,000,000).

          (d)   Subject to adjustment as provided in Section 5.7, the number of shares of Common Stock subject to options and SARs granted in any single year by the Chief Executive Officer, pursuant to a delegation by the Committee in accordance with Section 1.3 of this Plan, shall not exceed 1,200,000 in the aggregate or 40,000 with respect to any individual employee.

          (e)   Subject to adjustment as provided in Section 5.7, the number of shares of Common Stock subject to Stock Awards and Performance Units granted in any single year by the Chief Executive Officer, pursuant to a delegation by the Committee in accordance with Section 1.3 of this Plan, shall not exceed 600,000 in the aggregate or 20,000 with respect to any individual employee.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1    Stock Options.    The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. Each option shall be granted within 10 years of the effective date of this Plan. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

        Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

          (a)    Number of Shares and Purchase Price.    The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Nonqualified Stock Option or an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a "Ten Percent Holder"), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

          (b)    Option Period and Exercisability.    The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than 10 years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, determine that an option is to be granted as a Performance Option and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such option or to the exercisability of all or a portion of such option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

          (c)    Method of Exercise.    An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full, and without any extension of credit, either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Committee determines that such withholding of shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles, (D) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid.

2.2    Stock Appreciation Rights.    The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

        SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

          (a)    Number of SARs and Base Price.    The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

          (b)    Exercise Period and Exercisability.    The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than 10 years after its date of grant; and provided, further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to

  Section 3.2(d). Prior to the exercise of an SAR for shares of Common Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

          (c)    Method of Exercise.    A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.

2.3    Termination of Employment.

        (a)    Retirement or Disability.    Subject to Sections 2.3(e) and 2.3(g) below, and unless otherwise specified in the Agreement relating to an option or SAR, as the case may be, if the Company ceases to employ the holder of an option or SAR by reason of such holder's Retirement or Disability, each option and SAR held by such holder shall be fully exercisable, and may thereafter be exercised by such holder (or such holder's legal representative or similar person) until and including the earlier to occur of (i) the date which is five years after the effective date of such holder's termination of employment and (ii) the expiration date of the term of such option or SAR.

        (b)    Death.    Unless otherwise specified in the Agreement relating to an option or SAR, as the case may be, if the Company ceases to employ the holder of an option or SAR by reason of such holder's death, each option and SAR held by such holder shall be fully exercisable, and may thereafter be exercised by such holder's executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the date which is three years after the date of death and (ii) the expiration date of the term of such option or SAR.

        (c)    Cause.    If the Company ceases to employ the holder of an option or SAR due to a termination of employment by the Company for Cause, each option and SAR held by such holder shall be cancelled and cease to be exercisable as of the earlier to occur of (i) the effective date of such termination of employment and (ii) the date on which the holder first engaged in conduct giving rise to a termination for Cause, and the Company thereafter may require the repayment of any amounts received by such holder in connection with an exercise of such option or SAR following such cancellation date.

        (d)    Other Termination.    Subject to Sections 2.3(e), 2.3(f) and 2.3(g) below and unless otherwise specified in the Agreement relating to an option or SAR, as the case may be, if the Company ceases to employ the holder of an option or SAR for any reason other than as described in Section 2.3(a) through Section 2.3(c), then each option and SAR held by such holder shall be exercisable only to the extent that such option or SAR is exercisable on the effective date of such holder's termination of employment, and may thereafter be exercised by such holder (or such holder's legal representative or similar person) until and including the earlier to occur of (i) the date which is 90 days after the effective date of such holder's termination of employment and (ii) the expiration date of the term of such option or SAR.

        (e)    Death Following Termination of Employment.    Unless otherwise specified in the Agreement relating to an option or SAR, as the case may be, if the holder of an option or SAR dies during the applicable post-termination exercise period described in Section 2.3(d), each option and SAR held by such holder shall be exercisable only to the extent that such option or SAR, as the case may be, is exercisable on the date of such holder's death and may thereafter be exercised by the holder's executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the expiration date of the term of such option or SAR.

        (f)    Breach of Restrictive Covenant.    Notwithstanding Sections 2.3(a) through (e), if the holder of an option or SAR breaches his or her obligations to the Company or any of its affiliates under a noncompetition, nonsolicitation, confidentiality, intellectual property or other restrictive covenant (a "Restrictive Covenant"), each option and SAR held by such holder shall be cancelled and cease to be exercisable as of the date on which the holder first breached such Restrictive Covenant, and the Company thereafter may require the repayment of any amounts received by such holder in connection with an exercise of such option or SAR following such cancellation date.

        (g)    Certain Terminations After Change in Control.    Unless otherwise specified in, and subject to all conditions set forth in, the Agreement relating to an option or SAR, as the case may be, or any individual change in control agreement or severance plan, and notwithstanding any other provision of this Section 2.3, if within 24 months following a Change in Control, the Company ceases to employ the holder of an option or SAR due to a termination of employment (i) by the Company other than for Cause, or (ii) with respect to a holder whose position is at least salary band E09 (or its equivalent), by the holder for Good Reason, such holder's outstanding options shall immediately become fully exercisable and may thereafter be exercised by such holder (or such holder's legal representative or similar person) until and including the earlier to occur of (A) the date which is five years after the effective date of such holder's termination of employment and (B) the expiration date of the term of such option or SAR.

2.4    No Repricing.    Notwithstanding anything in this Plan to the contrary and subject to Section 5.7, without the approval of the stockholders of the Company the Committee will not amend or replace any previously granted option or SAR in a transaction that constitutes a "repricing," as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

III. STOCK AWARDS

3.1    Stock Awards.    The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or a Restricted Stock Unit Award. The Committee may, in its discretion, determine that a Restricted Stock Award or Restricted Stock Unit Award is to be granted as a Performance Share Award and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant or vesting of all or a portion of such award.

3.2    Terms of Restricted Stock Awards.    Restricted Stock Awards shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

        (a)    Number of Shares and Other Terms.    The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

        (b)    Vesting and Forfeiture.    The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) in the case of a Performance Share Award, if specified Performance Measures are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the

Company during the specified Restriction Period or (y) in the case of a Performance Share Award, if specified Performance Measures are not satisfied or met during a specified Performance Period.

        (c)    Stock Issuance.    During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder's name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company's right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

        (d)    Rights with Respect to Restricted Stock Awards.    Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3    Terms of Restricted Stock Unit Awards.    Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

        (a)    Number of Shares and Other Terms.    The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

        (b)    Vesting and Forfeiture.    The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) in the case of a Performance Share Award, if specified Performance Measures are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) in the case of a Performance Share Award, if specified Performance Measures are not satisfied or met during a specified Performance Period.

        (c)    Settlement of Vested Restricted Stock Unit Awards.    The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock, including Restricted Stock, or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a

Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.4    Termination of Employment.    All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award upon a termination of employment with the Company of the holder of such award, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

IV. PERFORMANCE UNIT AWARDS

4.1    Performance Unit Awards.    The Committee may, in its discretion, grant Performance Unit Awards to such eligible persons as may be selected by the Committee.

4.2    Terms of Performance Unit Awards.    Performance Unit Awards shall be subject to the following terms and conditions and shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

        (a)    Number of Performance Units and Performance Measures.    The number of Performance Units subject to a Performance Unit Award and the Performance Measures and Performance Period applicable to a Performance Unit Award shall be determined by the Committee.

        (b)    Vesting and Forfeiture.    The Agreement relating to a Performance Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Unit Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

        (c)    Settlement of Vested Performance Unit Awards.    The Agreement relating to a Performance Unit Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Unit Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Unit Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3    Termination of Employment.    All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Unit Award, or any forfeiture and cancellation of such award upon a termination of employment with the Company of the holder of such award, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

V. GENERAL

5.1    Effective Date and Term of Plan.    This Plan shall be submitted to the stockholders of the Company for approval at the Company's 2005 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at such annual meeting of stockholders, shall become effective as of January 1, 2006. This Plan shall terminate five (5) years after its effective date, unless terminated earlier by the Committee. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

        Awards hereunder may be made at any time prior to the termination of this Plan, provided that no award may be made later than five (5) years after the effective date of this Plan. In the event that this

Plan is not approved by the stockholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.

5.2    Amendments.    The Committee may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or, if the Common Stock is not listed on the New York Stock Exchange, any rule of the principal national stock exchange on which the Common Stock is then traded; provided, however, that no amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

5.3    Agreement.    Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.

5.4    Non-Transferability.    No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holders' family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder's lifetime only by the holder or the holder's legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

5.5    Tax Withholding.    The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6    Restrictions on Shares.    Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7    Adjustment.    (a)    In the event any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock (other than a regular cash dividend) occurs on or after the date this Plan is approved by the stockholders of the Company, the number and class of securities available for all awards under this Plan, the number and class of securities available for Stock Awards and Performance Unit Awards granted under this Plan, the maximum number of securities with respect to which awards may be granted during any year to any one person, the maximum number of shares subject to awards granted during any year by the Chief Executive Officer, the number and class of securities subject to each outstanding option and the purchase price per security, and the terms of each outstanding SAR, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award and Performance Unit Award, including the number and class of securities subject thereto, may be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.

        (b)   In addition to and not in limitation of Section 5.7(a), upon and subject to the consummation of the Merger contemplated by, and as such term is defined under, the Agreement and Plan of Merger between the Company and Public Service Enterprise Group Incorporated, dated as of December 20, 2004, as thereafter amended, the number of shares of Common Stock then available for all awards under this Plan (other than Incentive Stock Options), the number of shares of Common Stock then available for Stock Awards and Performance Unit Awards granted under this Plan and the maximum number of shares of Common Stock subject to awards granted during any year by the Chief Executive Officer shall be increased by multiplying each such number by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately following the consummation of the Merger and the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the consummation of the Merger.

5.8    Corporate Transactions; Change in Control.

        (a)   If the Company shall be a party to a reorganization, merger, or consolidation or sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) (a "Corporate Transaction"), the

Board (as constituted prior to any Change in Control resulting from such Corporate Transaction) may, in its discretion:

            (i)  require that (A) some or all outstanding options and SARs shall immediately become exercisable in full or in part, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, (C) the Performance Period applicable to some or all outstanding Performance Share Awards and Performance Unit Awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level;

           (ii)  require that shares of capital stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or

          (iii)  require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the number of shares of Common Stock then subject to the portion of such option or SAR surrendered, to the extent such option or SAR is then exercisable or becomes exercisable pursuant to clause (i), multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Corporate Transaction takes place, over the purchase price or base price per share of Common Stock subject to such option or SAR, (2) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, on such Stock Award has lapsed or will lapse pursuant to clause (i) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to clause (i), multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Corporate Transaction takes place, and (3) in the case of a Performance Unit Award, the number of Performance Units then subject to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to clause (i) and to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to clause (i); (B) shares of capital stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

        (b)   For purposes of Sections 2.3(f) and 5.8(a), "Change in Control" shall mean, except as otherwise provided below, the first to occur of any of the following events:

            (i)  any SEC Person becomes the Beneficial Owner of 20% or more of the then outstanding common stock of the Company or of Voting Securities representing 20% or more of the combined voting power of all the then outstanding Voting Securities of the Company (such an SEC Person, a "20% Owner"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (a "Company Plan"), or (4) any acquisition by any corporation pursuant to a transaction which complies with paragraphs (A), (B) and (C) of subsection (iii) of this definition; provided further, that for purposes of clause (2), if any 20%

  Owner of the Company other than the Company or any Company Plan becomes a 20% Owner by reason of an acquisition by the Company, and such 20% Owner of the Company shall, after such acquisition by the Company, become the Beneficial Owner of any additional outstanding common shares of the Company or any additional outstanding Voting Securities of the Company (other than pursuant to any dividend reinvestment plan or arrangement maintained by the Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

           (ii)  Individuals who, as of the effective date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)  Consummation of a Corporate Transaction by the Company; excluding, however, a Corporate Transaction pursuant to which:

            (A)  all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding common stock of Company and outstanding Voting Securities of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock of Company and outstanding Voting Securities of the Company, as the case may be;

            (B)  no SEC Person (other than the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such corporate Transaction, directly or indirectly, 20% or more of the outstanding common stock of the Company or the outstanding Voting Securities of the Company, as the case may be) becomes a 20% Owner, directly or indirectly, of the then-outstanding common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation; and

            (C)  individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (iv)  Approval by the Company's shareholders of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets of the Company by an affiliated company.

Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to an award if, in advance of such event, the holder of such award agrees in writing that such event shall not constitute a Change in Control.

5.9    Deferrals.    The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as shall be set forth in a deferral plan or program established by the Committee in its sole discretion.

5.10    No Right of Participation or Employment.    Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

5.11    Rights as Stockholder.    No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12    Designation of Beneficiary.    A holder of an award may file with the Committee a written designation of one or more persons as such holder's beneficiary or beneficiaries (both primary and contingent) in the event of the holder's death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Committee.

        Each beneficiary designation shall become effective only when filed in writing with the Committee during the holder's lifetime on a form prescribed by the Committee. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

        If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding option and SAR hereunder held by such holder, to the extent exercisable, may be exercised by such holder's executor, administrator, legal representative or similar person.

5.13    Governing Law.    This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Pennsylvania and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.14    Foreign Employees.    Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Annex I

EXELON CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

FOR UNINCORPORATED SUBSIDIARIES

(Effective April 1, 2005)

        1.    Establishment and Purpose.    The Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries(the "Plan") established by Exelon Corporation, a Pennsylvania corporation (the "Company"), is effective as of April 1, 2005 (the "Effective Date"), subject to the approval of the Company's shareholders. The Plan provides employees of Subsidiary Companies (as defined below) added incentive to remain employed by such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of common stock, no par value, of the Company ("Common Stock") at below-market prices. . For purposes of the Plan, the term "Subsidiary Companies" shall mean all subsidiaries of the Company which are not subsidiary corporations (within the meaning of Section 424(f) of the Code) and of which the Company is the common parent. The Subsidiary Companies that, from time to time, have been designated by the Plan Administrator as eligible to participate in the Plan with respect to their employees are hereinafter referred to collectively as the "Participating Companies."

        2.    Eligibility.    (a) Eligible Employee.    Participation in the Plan shall be limited to each employee of a Participating Company who satisfies all of the following conditions (an "Eligible Employee") as of the first day of the relevant Purchase Period (as defined in Section 3):

    (i)
    such employee's customary employment is for 20 or more hours per week; and

    (ii)
    such employee has been continuously employed by the Participating Companies for at least 3 consecutive calendar months.

        Notwithstanding the foregoing, an individual rendering services to a Participating Company pursuant to either of the following agreements shall not be considered an Eligible Employee with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an employee: (1) an agreement providing that such services are to be rendered as an independent contractor or (2) an agreement with an entity, including a leasing organization within the meaning of section 414(n)(2) of the Code, that is not a Participating Company.

        (b)    Limitations.    Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase Common Stock hereunder to the extent that (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under section 424(d) of the Code), or (ii) for any calendar year such right would permit such employee's aggregate rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Companies exercisable during such calendar year to accrue at a rate which exceeds $25,000 of fair market value of such stock for such calendar year. In addition, the number of shares of Common Stock which may be purchased by any Eligible Employee during any Purchase Period shall not exceed 155 (subject to adjustment pursuant to Section 12), or such other number as may be determined by the Plan Administrator (as defined in Section 11) and set forth in a written Appendix to the Plan.

        3.    Purchase Periods.    A "Purchase Period" shall consist of the three consecutive month period beginning on each January 1, April 1, July 1 and October 1 commencing on or after the effective date of the Plan and prior to its termination.

        4.    Participation.    (a)  Enrollment.    Each Eligible Employee shall be entitled to enroll in the Plan as of any Purchase Period which begins on or after such employee has become an Eligible Employee.

        To enroll in the Plan, an Eligible Employee shall make a request to the Company or its designated agent at the time and in the manner specified by the Plan Administrator (as defined in Section 11), specifying the amount of payroll deduction to be applied to the compensation paid to the employee by the employee's employer while the employee is a participant in the Plan. The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage amount, unless otherwise determined by the Plan Administrator, not to exceed 10%, or such lesser percentage as may be determined by the Plan Administrator, of the participant's regular base salary or wages (after applicable withholdings and deductions) paid to him or her during the Purchase Period by any of the Participating Companies. Subject to compliance with applicable rules prescribed by the Plan Administrator, the request shall become effective as of the Purchase Period following the day the Company or its designated agent receives such request.

        Payroll deductions shall be made for each participant in accordance with such participant's request until such participant's participation in the Plan terminates, such participant's request is revised or the Plan is suspended or terminated, all as hereinafter provided.

        (b)    Changes to Rate of Payroll Deduction.    A participant may change the amount of his or her payroll deduction under the Plan effective as of any subsequent Purchase Period by so directing the Company or its designated agent at the time and in the manner specified by the Plan Administrator. A participant may not change the amount of his or her payroll deduction effective as of any time other than the beginning of a Purchase Period, except that a participant may elect to suspend his or her payroll deduction under the Plan as provided in Section 7.

        (c)    Purchase Accounts.    Payroll deductions for each participant shall be credited to a purchase account established on behalf of the participant on the books of the participant's employer or such employer's designated agent (a "Purchase Account"). At the end of each Purchase Period, the amount in each participant's Purchase Account will be applied to the purchase of the number of whole and fractional shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section 5) for such Purchase Period. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant (except as required by local law as determined by the Plan Administrator).

        5.    Purchase Price.    The purchase price (the "Purchase Price") per share of Common Stock hereunder for any Purchase Period shall be 90% (or such higher percentage designated by the Administrator consistent with the price under the Company's tax-qualified employee stock purchase plan) of the lesser of (i) the closing price of a share of Common Stock on the New York Stock Exchange on the first day of such Purchase Period on which such exchange is open for trading or (ii) the closing price of a share of Common Stock on such exchange on the last day of such Purchase Period on which such exchange is open for trading. If such sum results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent.

        6.    Issuance of Stock.    The Common Stock purchased by each participant shall be issued in book entry form and shall be considered to be issued and outstanding to such participant's credit as of the end of the last day of each Purchase Period. A participant will be issued a certificate for his or her whole number of shares of Common Stock which have been held in book entry form for at least two years following the first day of the Purchase Period in which such shares were purchased, upon request of such participant or his or her legal representative or, if so directed by the Plan Administrator (as defined in Section 11), upon the termination of the Plan. In such event, the cash equivalent of any fractional shares shall also be distributed to such participant. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a share of Common Stock (determined as provided in Section 5) on the last day of the Purchase Period immediately preceding such issuance.

        The Plan Administrator may permit or require that shares be deposited directly with a broker designated by the Plan Administrator or to a designated agent of the Company, and the Plan Administrator may use electronic or automated methods of share transfer. The Plan Administrator may require that shares be retained with such broker or agent for a designated period of time, and may also impose a transaction fee with respect to a sale of shares of Common Stock issued to a participant's credit and held by such a broker or agent. The Plan Administrator may permit shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company, and establish a default method for the payment of dividends.

        After the close of each Purchase Period, information will be made available to each participant regarding the entries made to such participant's Purchase Account, the number of shares of Common Stock purchased and the applicable Purchase Price. In the event that the maximum number of shares of Common Stock are purchased by the participant for the Purchase Period and cash remains credited to the participant's Purchase Account, such cash shall be refunded to such participant. For purposes of the preceding sentence, the maximum number of shares of Common Stock that may be purchased by a participant for a Purchase Period shall be determined under Section 2.

        7.    Suspension of Payroll Deduction or Termination of Participation.

        (a)    Suspension of Payroll Deduction.    A participant may elect at any time and in the manner specified by the Plan Administrator (as defined in Section 11) to suspend his or her payroll deduction under the Plan, provided such election is received by the Company or its designated agent prior to the date specified by the Plan Administrator for suspension of payroll deduction with respect to a Purchase Period. If the election is not received by such date, such suspension of payroll deduction shall be effective as of the next succeeding Purchase Period. Upon a participant's suspension of payroll deduction, any cash credited to such participant's Purchase Account shall be refunded to such participant. A participant who suspends payroll deduction under the Plan shall be permitted to resume payroll deduction as of any Purchase Period following the Purchase Period in which such suspension was effective, by making a new request at the time and in the manner specified by the Plan Administrator.

        (b)    Termination of Participation.    If the participant dies, terminates employment with the Participating Companies for any reason, or otherwise ceases to be an Eligible Employee, such participant's participation in the Plan shall immediately terminate. Upon such terminating event, the cash credited to such participant's Purchase Account on the date of such termination shall be refunded to such participant or his or her legal representative, as the case may be.

        8.    Termination, Suspension or Amendment of the Plan.

        (a)    Termination.    The Company, by action of the Board of Directors of the Company (the "Board") or the Plan Administrator (as defined in Section 11), may terminate the Plan at any time, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

        Without any action being required, the Plan shall terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 12) has been purchased. Such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board or Plan Administrator may determine an equitable basis of apportioning available shares of Common Stock among all participants.

        At any time following the termination of the Plan, the Plan Administrator may direct that one or more certificates for the number of whole shares of Common Stock held for each participant's benefit and the cash equivalent of any fractional share so held shall be delivered to such participant. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a share of

Common Stock (determined as provided in Section 5) on the last day of the Purchase Period immediately preceding such termination. Except as otherwise provided in Section 15, the cash, if any, credited to each participant's Purchase Account shall be distributed to such participant as soon as practicable after the Plan terminates.

        (b)    Suspension or Amendment.    The Board or the Plan Administrator may suspend payroll deductions under the Plan or amend the Plan from time to time in any respect for any reason; provided, however, that no such suspension or amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the Purchase Period in which such amendment or suspension is adopted, (b) increase the maximum number of shares of Common Stock which may be purchased under the Plan or (c) decrease the Purchase Price of a share of Common Stock for any Purchase Period below the lesser of 85% of the fair market value thereof on the first day of such Purchase Period and 85% of such fair market value on the last day of such Purchase Period. If payroll deductions under the Plan are suspended pursuant to this Section, such payroll deductions shall resume as of the first Purchase Period commencing with or immediately following the date on which such suspension ends, in accordance with the participant's payroll deduction elections then in effect.

        9.    Non-Transferability.    Rights acquired under the Plan are not transferable and may be exercised only by a participant or his or her legal representative, as the case may be.

        10.    Shareholder's Rights.    No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until he or she shall acquire a share of Common Stock as herein provided.

        11.    Administration of the Plan.    The Plan shall be administered by the Treasurer of the Company (the "Plan Administrator"). In addition to the powers and authority specifically granted to the Plan Administrator pursuant to any other provision of the Plan, the Plan Administrator shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iii) designate which Subsidiary Companies shall participate in the Plan; (iv) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan. Decisions of the Plan Administrator shall be final, conclusive and binding upon all persons having an interest in the Plan.

        12.    Maximum Number of Shares.    The maximum number of shares of Common Stock which may be purchased under the Plan is five hundred thousand (500,000) shares, subject to adjustment as set forth below. Shares of Common Stock sold hereunder may be treasury shares, authorized and unissued shares, shares purchased for participants in the open market (on an exchange or in negotiated transactions) or any combination thereof. If the Company shall, at any time after the effective date of the Plan, change its issued Common Stock into an increased number of shares, with or without par value, through a stock dividend or a stock split, or into a decreased number of shares, with or without par value, through a combination of shares, then, effective with the record date for such change, the maximum number of shares of Common Stock which thereafter may be purchased under the Plan and the maximum number of shares which thereafter may be purchased during any Purchase Period shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan and under any Purchase Period proportionately increased, in case of such stock dividend or stock split, or proportionately decreased in case of such combination of shares. Each share issued under the Plan shall reduce, by one share, the number of shares authorized to be issued under the Exelon Corporation Employee Stock Purchase Plan (as amended and restated effective May 1, 2004).

        13.    Tax Withholding.    A Participating Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with a purchase hereunder. The Participating Company either shall (i) withhold such taxes from the participant's base salary or other wages or (ii) withhold shares of Common Stock which would otherwise be purchased after the close of a Purchase Period having an aggregate fair market value, determined as of the date the obligation to withhold arises, in the amount necessary to satisfy any such obligation.

        14.    Miscellaneous.    Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Employee or participant shall be transmitted or delivered to the Company or its designated agent and, subject to any limitations specified in the Plan, shall be effective when so delivered and (ii) any request, notice or other communication from the Company or its designated agent that is transmitted or delivered to Eligible Employees or participants shall be effective when so transmitted or delivered. The Plan, and the Company's obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

        15.    Change in Control.    In the event of any Change in Control of the Company, as defined below, the then current Purchase Period shall thereupon end, the Plan Administrator shall direct that the cash credited to all participants' Purchase Accounts shall be applied to purchase shares pursuant to Sections 4, 5 and 6 or refunded to participants, and the Plan shall immediately terminate. For purposes of this Section 15, the term "Change in Control" shall mean any of the following events:

          (a)   Any person, as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or group, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act (each such person or group, an "SEC Person"), becomes the beneficial owner, as defined in Rule 13d-3 promulgated under the Exchange Act (a "Beneficial Owner"), of 20% or more of the then outstanding common stock of the Company or of the securities of the Company entitled to vote generally in the election of directors ("Voting Securities") representing 20% or more of the combined voting power of all the then outstanding Voting Securities (such an SEC Person, a "20% Owner"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (a "Company Plan"), or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (2), if any 20% Owner of the Company other than the Company or any Company Plan becomes a 20% Owner by reason of an acquisition by the Company, and such 20% Owner of the Company shall, after such acquisition by the Company, become the beneficial owner of any additional outstanding common shares of the Company or any additional outstanding Voting Securities of the Company (other than pursuant to any dividend reinvestment plan or arrangement maintained by the Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

          (b)   Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

          (c)   Consummation of a reorganization, merger or consolidation ("Merger"), or the sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by the Company (such reorganization, merger, consolidation, sale or other disposition, a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which:

              (i)  all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding common stock of Company and outstanding Voting Securities of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock of Company and outstanding Voting Securities of the Company, as the case may be;

             (ii)  no SEC Person (other than the corporation resulting from such Corporate Transaction, and any person which beneficially owned, immediately prior to such corporate Transaction, directly or indirectly, 20% or more of the outstanding common stock of the Company or the outstanding Voting Securities of the Company, as the case may be) becomes a 20% Owner, directly or indirectly, of the then-outstanding common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation; and

            (iii)  individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (d)   Approval by the Company's shareholders of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets of the Company by an affiliated company.

        16.    Rules for Non-United States Jurisdictions.    The Plan Administrator may establish rules or procedures relating to the operation and administration of the Plan to accommodate specific requirements of applicable local laws and procedures, including, without limitation, rules and procedures governing payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

        17.    No Enlargement of Employee Rights.    Nothing contained in this Plan shall be deemed to give any Eligible Employee the right to continued employment with the Company or any Subsidiary Company or to interfere with the right of the Company or any Subsidiary Company to discharge any Eligible Employee at any time.

        18.    Governing Law.    This Plan, any related agreements (such as an enrollment form), and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the law of the United States, shall be governed by the laws of the Commonwealth of Pennsylvania and construed in accordance therewith without giving effect to principles of conflicts of law.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended ("the PBCL") contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact that he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending these actions if they are successful on the merits or otherwise in the defense of such actions.

        Section 1746 of the PBCL provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However, Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against such person and incurred by him or her in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D.

        Exelon's Amended and Restated Bylaws provide that it is obligated to indemnify directors and officers and other persons designated by the board of directors against any liability, including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys' fees and disbursements) in connection with any proceeding. Exelon's Amended and Restated Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from Exelon of a personal benefit to which the recipient is not legally entitled.

        As permitted by PBCL Section 1713, Exelon's Amended and Restated Bylaws provide that directors generally will not be liable for monetary damages in any action, whether brought by shareholders directly or in the right of Exelon or by third parties, unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the PBCL), and such failure constitutes self-dealing, willful misconduct or recklessness.

        Exelon has purchased directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  The following Exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Document
2.1*	Agreement and Plan of Merger, dated December 20, 2004, between Exelon Corporation and Public Service Enterprise Group Incorporated, which is attached to the joint proxy statement prospectus which forms a part of this registration statement as Annex A.
4.1	Amended and Restated Articles of Incorporation of Exelon Corporation, as amended (incorporated by reference to Exhibit 3.1 to Exelon's registration statement on Form S-4 (No. 333-37082).
4.2	Amendment to Amended and Restated Articles of Incorporation of Exelon (incorporated by reference to Exhibit 3.1 to Exelon's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.3*	Form of amendment to Amended and Restated Articles of Incorporation of Exelon, which is attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex E.
4.4*	Form of Amended and Restated By-Laws of Exelon, which is attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex F.
5+	Form of Opinion of Sidley Austin Brown & Wood LLP regarding the validity of the securities being registered.
8.1*	Form of Opinion of Sidley Austin Brown & Wood LLP regarding material federal income tax consequences relating to the merger.
8.2*	Form of Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding material federal income tax consequences relating to the merger.
23.1+	Consent of PricewaterhouseCoopers LLP.
23.2+	Consent of Deloitte & Touche LLP.
23.3+	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 5 to this registration statement).
23.4*	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).
23.5*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).
24*	Power of Attorney (included on the signature page to this registration statement filed on February 10, 2005).
99.1+	Preliminary Form of Exelon Corporation Proxy Card.
99.2.*	Preliminary Form of Public Service Enterprise Group Incorporated Proxy Card.
99.3+	Consent of J.P. Morgan Securities Inc.
99.4+	Consent of Lehman Brothers Inc.
99.5+	Consent of Morgan Stanley & Co. Incorporated.

+
Filed herewith

*
Previously filed

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)(1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (c)(2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on May 16, 2005.

EXELON CORPORATION (Registrant)
By:	* John W. Rowe President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* John W. Rowe	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 16, 2005
/s/ JOHN F. YOUNG John F. Young	Executive Vice President Finance and Markets (Principal Financial Officer)	May 16, 2005
/s/ J. BARRY MITCHELL J. Barry Mitchell	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	May 16, 2005
* Matthew F. Hilzinger	Vice President and Corporate Controller (Principal Accounting Officer)	May 16, 2005
* Edward A. Brennan	Director	May 16, 2005
* M. Walter D'Alessio	Director	May 16, 2005
* Nicholas DeBenedictis	Director	May 16, 2005
* Nelson A. Diaz	Director	May 16, 2005
* Bruce DeMars	Director	May 16, 2005

* Sue L. Gin	Director	May 16, 2005
* Rosemarie B. Greco	Director	May 16, 2005
* Edgar D. Jannotta	Director	May 16, 2005
* John M. Palms, Ph.D.	Director	May 16, 2005
William C. Richardson	Director
Thomas J. Ridge	Director
* John W. Rogers, Jr.	Director	May 16, 2005
* Ronald Rubin	Director	May 16, 2005
* Richard L. Thomas	Director	May 16, 2005

*
Randall E. Mehrberg hereby signs this Amendment No. 2 to the registration statement on behalf of each of the persons indicated for whom he is attorney-in-fact on May 16, 2005 pursuant to a power of attorney.

/s/ RANDALL E. MEHRBERG Randall E. Mehrberg Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document
2.1*	Agreement and Plan of Merger, dated December 20, 2004, between Exelon Corporation and Public Service Enterprise Group Incorporated, which is attached to the joint proxy statement prospectus which forms a part of this registration statement as Annex A.
4.1	Amended and Restated Articles of Incorporation of Exelon Corporation, as amended (incorporated by reference to Exhibit 3.1 to Exelon's registration statement on Form S-4 (No. 333-37082).
4.2	Amendment to Amended and Restated Articles of Incorporation of Exelon (incorporated by reference to Exhibit 3.1 to Exelon's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.3*	Form of amendment to Amended and Restated Articles of Incorporation of Exelon, which is attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex E.
4.4*	Form of Amended and Restated By-Laws of Exelon, which is attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex F.
5+	Form of Opinion of Sidley Austin Brown & Wood LLP regarding the validity of the securities being registered.
8.1*	Form of Opinion of Sidley Austin Brown & Wood LLP regarding material federal income tax consequences relating to the merger.
8.2*	Form of Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding material federal income tax consequences relating to the merger.
23.1+	Consent of PricewaterhouseCoopers LLP.
23.2+	Consent of Deloitte & Touche LLP.
23.3+	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 5 to this registration statement).
23.4*	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).
23.5*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).
24*	Power of Attorney (included on the signature page to this registration statement filed on February 10, 2005).
99.1+	Preliminary Form of Exelon Corporation Proxy Card.
99.2*	Preliminary Form of Public Service Enterprise Group Incorporated Proxy Card.
99.3+	Consent of J.P. Morgan Securities Inc.
99.4+	Consent of Lehman Brothers Inc.
99.5+	Consent of Morgan Stanley & Co. Incorporated.

+
Filed herewith

*
Previously filed

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TABLE OF CONTENTS
CHAPTER ONE THE INTRODUCTION QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETINGS
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE COMPANIES
CHAPTER TWO INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING THE EXELON ANNUAL MEETING
THE PSEG ANNUAL MEETING
CHAPTER THREE EXELON PROPOSAL 1 AND PSEG PROPOSAL 1: THE MERGER
THE MERGER AGREEMENT
PRO FORMA FINANCIAL INFORMATION
Exelon Unaudited Pro Forma Condensed Consolidated Financial Statements
Exelon Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2002 (in millions, except per share data)
Exelon Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2003 (in millions, except per share data)
Exelon Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2004 (in millions, except per share data)
Exelon Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2004 (in millions)
Exelon Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2004 (in millions)
Exelon and PSEG Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
COMPARISON OF EXELON/PSEG SHAREHOLDER RIGHTS
DESCRIPTION OF EXELON CAPITAL STOCK
CHAPTER FOUR OTHER MATTERS TO BE CONSIDERED AT THE EXELON ANNUAL MEETING EXELON PROPOSAL 2: ELECTION OF DIRECTORS
EXELON PROPOSAL 3: AMENDMENT TO EXELON CORPORATION'S AMENDED AND RESTATED ARTICLES OF INCORPORATION
EXELON PROPOSAL 4: RATIFICATION OF PRICEWATERHOUSECOOPERS AS EXELON'S INDEPENDENT ACCOUNTANTS FOR 2005
EXELON PROPOSAL 5: APPROVAL OF EXELON CORPORATION 2006 LONG-TERM INCENTIVE PLAN
EXELON PROPOSAL 6: APPROVAL OF EXELON CORPORATION EMPLOYEE STOCK PURCHASE PLAN FOR UNINCORPORATED SUBSIDIARIES
CHAPTER FIVE OTHER MATTERS TO BE CONSIDERED AT THE PSEG ANNUAL MEETING
PSEG PROPOSAL 2: ELECTION OF DIRECTORS
PSEG PROPOSAL 3: RATIFICATION OF DELOITTE & TOUCHE LLP
PSEG PROPOSAL 4: SHAREHOLDER PROPOSAL
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
  Annex A
  Annex B
  Annex C
  Annex D
  Annex E
  Annex F
  Annex G
  Annex H
  Annex I
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS